Registration No. 333-[       ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-4

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

GLOBAL FINTECH HOLDINGS LTD.

(Exact name of registrant as specified in its charter)

British Virgin Islands	7370	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Regus 100QRC

6th, 12th and 15th Floor

100 Queen’s Road Center

Central, Hong Kong

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

c/o Maples and Calder

PO Box 173

Road Town, Tortola VG1110

British Virgin Islands

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Richard Anslow, Esq. Jonathan Deblinger, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105-0302 (212) 370-1300	Kenneth Koch, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 666 Third Avenue New York, New York 10017 (212) 935-3000	Chris Newton, Esq. Maples and Calder PO Box 173, 5th Floor Ritter House Road Town, Tortola VG1110 British Virgin Islands (284) 852-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after (i) this Registration Statement is declared effective, and (ii) the satisfaction or waiver of all conditions under the Acquisition Agreement described in this proxy statement/prospectus.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth Company ☒

If an emerging growth company that prepared its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares(1)	156,389,260	$1.65	$258,042,279.00	$31,274.72
Ordinary Shares underlying Convertible Notes(2)	5,293,533	$1.65	$8,734,329.45	$1,058.60
Ordinary Shares underlying Warrants(3)	1,187,500	$2.00	$2,375,000	$287.85
Ordinary Shares underlying Options(4)	436,000	$4.30	$1,874,800	$227.23
Ordinary Shares underlying Options(5)	891,000	$1.32	$1,176,120	$142.55
Ordinary Shares underlying Options(6)	1,200,000	$1.65	$1,980,000	$239.98

Total	165,397,293		$274,182,528.45	$33,230.92

(1)	Includes (a) 86,382,373 ordinary shares to be issued to the equityholders of ParagonEx Ltd., (b) 58,958,810 ordinary shares to be issued to the equityholders of Brookfield Interactive (Hong Kong) Limited (including BNN Technology PLC), (c) 9,048,077 ordinary shares to be issued to the equityholders of MICT, Inc. (other than BNN Technology PLC), and (d) 2,000,000 ordinary shares to be issued upon closing of the Acquisition Agreement to certain founders of ParagonEx Ltd.
(2)	Consists of ordinary shares underlying an outstanding convertible note to be assumed by Global FinTech Holdings Ltd. upon the closing of the Acquisition Agreement.
(3)	Consists of ordinary shares underlying outstanding warrants of Global FinTech Holdings Ltd.
(4)	Includes ordinary shares underlying outstanding employee stock options of MICT exercisable at $4.30 per option.
(5)	Includes ordinary shares underlying outstanding employee stock options of MICT exercisable at $1.32 per option.
(6)	Includes ordinary shares underlying options to be issued to directors and officers of MICT prior to the closing of the Acquisition Agreement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”), or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. The Registrant may not issue the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED FEBRUARY 5, 2019

MICT, Inc.

28 West Grand Avenue, Suite 3

Montvale, NJ 07645

Prospectus for up to 156,389,260 ordinary shares, 5,293,533 ordinary shares underlying convertible notes, 1,187,500 ordinary shares underlying warrants and 2,527,000 ordinary shares underlying options.

To the Stockholders of MICT, Inc.:

On behalf of the board of directors of MICT, Inc. (“MICT”), we are pleased to enclose the proxy statement/prospectus relating to, amongst other proposals, the proposed business combinations (the “Business Combination”) consisting of (i) a merger between MICT and GFH Merger Subsidiary, Inc. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Global Fintech Holdings Ltd. (“GFH” or the “Registrant”), a company formed under the laws of the British Virgin Islands; and (ii) the acquisition of each of Brookfield Interactive (Hong Kong) Limited, a Hong Kong company (“BI China”), a subsidiary of BNN Technology PLC (“BNN”), and ParagonEX, Ltd., a British Virgin Islands company (“ParagonEx”), by GFH, pursuant to an acquisition agreement dated as of December 18, 2018 (as may be further amended or supplemented from time to time, the “Acquisition Agreement”) by and among GFH, MICT, BNN, BI China, ParagonEx and certain other parties.

Stockholders of MICT are cordially invited to attend the special meeting of the stockholders of MICT (the “Special Meeting”) to be held at ___ a.m. Eastern Time on _______________, 2019 at the offices of Ellenoff Grossman & Schole LLP, at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105. Only stockholders who held common stock of MICT at the close of business on ______, 2019 will be entitled to vote at the Special Meeting and at any adjournments and postponements thereof.

MICT’s common stock, par value $0.001 per share (the “MICT Common Stock”), are traded on The Nasdaq Capital Market (“Nasdaq”) under the symbol “MICT.” GFH has applied for the listing of GFH’s ordinary shares, par value $0.001 per share, on Nasdaq following the consummation of the Business Combination, under the symbol “GFH.”

At the Special Meeting, MICT’s Stockholders will be asked to vote on the following proposals, as defined and more fully described in the accompanying proxy statement/prospectus: (i) the Business Combination Proposal, (ii) the Golden Parachute Proposal and (iii) the Adjournment Proposal (collectively, the “Proposals”).

MICT’s board of directors has unanimously determined that the Proposals are advisable, fair to and in the best interests of MICT and its stockholders and unanimously recommends that MICT’s Stockholders vote “FOR” each of the Proposals.

Your vote is important. As a condition to the completion of the Business Combination, the affirmative vote of the holders of a majority of the voting power of the shares of MICT Common Stock entitled to vote on the Business Combination Proposal is required. Abstentions and broker non-votes will have the same effect as voting against the Business Combination Proposal. The affirmative vote of a majority of the voting power of the votes cast at the Special Meeting is required for the Golden Parachute Proposal and the Adjournment Proposal. Abstentions and broker non-votes will have no effect on the outcome of the Golden Parachute Proposal and the Adjournment Proposal.

The obligation of MICT to complete the Business Combination is subject to a number of conditions set forth in the Acquisition Agreement and are summarized in the accompanying proxy statement/prospectus. More information about MICT, the Special Meeting and the transactions contemplated by the Acquisition Agreement, is contained in the accompanying proxy statement/prospectus. You are encouraged to read the accompanying proxy statement/prospectus in its entirety, including the section entitled “Risk Factors” beginning on page 54.

Very truly yours,

David Lucatz
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated __________, 2019 and is first being mailed to the stockholders of MICT on or about ______________, 2019.

(ii)

ADDITIONAL INFORMATION

The accompanying document is the proxy statement of MICT for its Special Meeting of its stockholders, and the prospectus of GFH for the securities to be issued in the Business Combination. The accompanying proxy statement/prospectus incorporates by reference important business and financial information about MICT that is not included in or delivered with this proxy statement/prospectus. This information is available without charge to stockholders of MICT upon request. You can obtain the documents incorporated by reference into the accompanying proxy statement/prospectus through the Securities and Exchange Commission website at www.sec.gov (if publicly filed) or by requesting them in writing or by telephone at the address or telephone number below:

David Lucatz President and Chief Executive Officer MICT, INC.

28 West Grand Avenue, Suite 3, Montvale New Jersey, 07645 (201) 225 0190

In addition, if you have questions about the Business Combination or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact Morrow Sodali LLP, the proxy solicitor for MICT, toll-free at (800) 662-5200. You will not be charged for any of these documents that you request.

See the section entitled “Where You Can Find More Information” beginning on page 300 of the accompanying proxy statement/prospectus for further information.

Information contained on the MICT, BNN and ParagonEx websites are expressly not incorporated by reference into this proxy statement/prospectus.

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the applicable Special Meeting, or no later than ________________, 2019.

(iii)

NOTE ON PRESENTATION OF FINANCIAL STATEMENTS AND DISCLOSURE

IN THIS PROXY STATEMENT/PROSPECTUS

MICT’s audited financial statements as of and for the years ended December 31, 2017 and 2016 and unaudited financial statements as of and for the nine months period ended September 30, 2018 and 2017, and the data derived therefrom, included in this proxy statement/prospectus were prepared, as stated therein, in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”).

ParagonEx’s audited financial statements as of and for the years ended December 31, 2017 and 2016 included in this proxy statement/prospectus were prepared, as stated therein, in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and are presented in U.S. dollars. ParagonEx’s unaudited financial statements as of and for the six months period ended June 30, 2018 were prepared, as stated therein, in accordance with IAS 34 – Interim Financial Reporting and are presented in U.S. dollars.

BNN’s consolidated financial statements as of December 31, 2017 and 2016 and for each of the two years in the period ended December 31, 2017 included in this proxy statement/prospectus are prepared in accordance with IFRS as issued by the IASB and are presented in pounds sterling. BNN’s unaudited interim condensed consolidated financial statements as of June 30, 2018 and for each of the six-month periods ended June 30, 2018 and 2017, included in this proxy statement/prospectus are prepared in accordance with IAS 34 Interim Financial Reporting as issued by the IASB and are presented in pounds sterling.

GFH’s audited consolidated balance sheet as of December 31, 2018 and its audited consolidated statements of operations and changes in stockholders’ deficit for the period from October 2, 2018 (inception) through December 31, 2018, included in this proxy statement/prospectus were prepared, as stated therein, in accordance with IFRS as issued by the IASB.

As a result, MICT’s U.S. GAAP historical financial statements are not directly comparable to ParagonEx’s and BNN’s IFRS historical financial statements. Furthermore, the BNN financial statements are not directly comparable to any of the other financial statements included herein as they are stated in pounds sterling.

This proxy statement/prospectus also includes unaudited pro forma condensed combined financial information as of June 30, 2018 and for the six months ended June 30, 2018 and the year ended December 31, 2017 of ParagonEx to give effect to events that are directly attributable to the Transactions (as defined herein) and have a continuing impact on the operations of GFH (with respect to the unaudited pro forma condensed combined Statement of Operations for the periods presented) and are based on available data and certain assumptions that management believes are factually supportable. See “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.

Rounding

Rounding adjustments have been made in calculating some of the financial information included in this proxy statement/prospectus. As a result, figures shown as totals in some tables and elsewhere may not be exact arithmetic aggregations of the figures that precede them.

Percentages and amounts reflecting changes over time periods relating to financial and other data set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or the “Operating and Financial Review and Prospects” are calculated using the numerical data in the consolidated financial statements or the tabular presentation of other data (subject to rounding) contained in this proxy statement/prospectus, as applicable, and not using the numerical data in the narrative description thereof.

(iv)

MICT, Inc.

28 West Grand Avenue, Suite 3

Montvale, NJ 07645

NOTICE OF SPECIAL MEETING
OF STOCKHOLDERS
TO BE HELD ON ____________, 2019

TO THE STOCKHOLDERS OF MICT, INC.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of MICT, Inc. (“MICT”), a Delaware corporation, will be held at ___ a.m. Eastern Time, on __________, 2019 at the offices of Ellenoff Grossman & Schole LLP, at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105. You are cordially invited to attend the Special Meeting, which will be held for the following purposes:

(1)       The Business Combination Proposal — To consider and vote upon a proposal to approve the acquisition agreement dated as of December 18, 2018 (as amended or supplemented from time to time, the “Acquisition Agreement”) by and among MICT, Brookfield Interactive (Hong Kong) Limited, a Hong Kong company (“BI China”), a majority-owned subsidiary of BNN Technology PLC (“BNN”), BNN, ParagonEX, Ltd., a British Virgin Islands company (“ParagonEx”) and certain other parties thereto, and the transactions contemplated by the Acquisition Agreement, including the acquisition of all the outstanding securities of BI China and ParagonEx (collectively, the “Business Combination”), by Global Fintech Holdings Ltd. (“GFH,” or the “Registrant”) and the merger of MICT into a subsidiary of GFH with MICT continuing as the surviving entity and which will result in each of the then outstanding shares of MICT Common Stock to be exchanged for 0.93 Ordinary Shares of GFH. Pursuant to the Acquisition Agreement, MICT, BI China and ParagonEx will become wholly-owned subsidiaries of GFH as described in more detail in the attached proxy statement/prospectus. We refer to this proposal as the “Business Combination Proposal.” A copy of the Acquisition Agreement and certain other agreements entered into pursuant to the Acquisition Agreement are attached to the accompanying proxy statement/prospectus as Annex B.

(2)       The Golden Parachute Proposal — To consider and vote, on an advisory basis, upon a proposal to approve a “golden parachute” payment to David Lucatz, the Chief Executive Officer of MICT in connection with the Business Combination. We refer to this proposal as the “Golden Parachute Proposal.”

(3)       The Adjournment Proposal — To consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by MICT that more time is necessary or appropriate to approve one or more proposals presented at the Special Meeting. We refer to this proposal as the “Adjournment Proposal” and, together with the Business Combination Proposal and the Golden Parachute Proposal, as the “Proposals.”

The Proposals are described in the accompanying proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of common stock of MICT at the close of business on _______, 2019 are entitled to notice of the Special Meeting and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting.

(v)

After careful consideration, MICT’s board of directors has determined that the Proposals are fair to and in the best interests of MICT and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Golden Parachute Proposal and “FOR” the Adjournment Proposal, if presented.

The existence of any financial and personal interests of one or more of MICT’s directors may be argued to result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of MICT and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “Proposal 1: The Business Combination Proposal — Interests of MICT’s Directors and Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of this.

As a condition to the completion of the Business Combination, the affirmative vote of the holders of a majority of the shares of common stock of MICT, par value $0.001 per share (the “MICT Common Stock”), entitled to vote on the Business Combination Proposal is required. The affirmative vote of a majority of the votes cast at the Special Meeting is required for the Golden Parachute Proposal and the Adjournment Proposal.

All stockholders of MICT are cordially invited to attend the Special Meeting in person. To ensure your representation at the Special Meeting, however, you are urged to mark, sign and date the enclosed proxy card and return it as soon as possible in the pre-addressed postage paid envelope provided. If you are a stockholder of record of MICT Common Stock, you may also cast your vote in person at the Special Meeting. If your shares are held in an account at a brokerage firm or bank, or by a nominee, you must instruct your broker, bank or nominee on how to vote your shares or, if you wish to attend the Special Meeting and vote in person, obtain a proxy from your broker, bank or nominee. Abstentions and broker non-votes will have no effect on the outcome of the Golden Parachute Proposal and the Adjournment Proposal.

Whether or not you plan to attend the Special Meeting, we urge you to read the accompanying proxy statement/prospectus (and any documents incorporated into the accompanying proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors” in the accompanying proxy statement/prospectus.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please mark, sign and date the enclosed proxy card and return it as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of MICT, Inc.

David Lucatz, Chairman, President and Chief Executive Officer of MICT, Inc.

_____________, 2019

(vi)

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

This proxy statement/prospectus is dated ______________, 2019 and is first being mailed to the stockholders of MICT on or about ______________, 2019

(vii)

ANNEX A	Memorandum and Articles of Association of GFH

ANNEX B	Acquisition Agreement

ANNEX C	2019 Equity Incentive Plan

ANNEX D	Fairness Opinion of CoView Capital

ANNEX E	Forms of Employment Agreements

ANNEX F	Form of Lock-up Agreement

ANNEX G	Voting Agreement

ANNEX H	Form of Proxy for MICT, Inc. Special Meeting of Stockholders

SUMMARY OF THE MATERIAL TERMS OF THE PROPOSALS

The Business Combination Proposal

On December 18, 2018 the following parties entered into an acquisition agreement (the “Acquisition Agreement”): (i) MICT, Inc., a Delaware corporation (“MICT”), (ii) Global Fintech Holdings Ltd., a British Virgin Islands corporation (“GFH” or the “Registrant”), (iii) GFH Merger Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of GFH (“Merger Sub”) (iv) BNN Technology PLC, a United Kingdom private limited company (“BNN”), (v) Brookfield Interactive (Hong Kong) Limited, a Hong Kong company, and a majority-owned subsidiary of BNN (“BI China”), (vi) the shareholders of BI China who are signatories to the Acquisition Agreement (together with BNN, the “BI China Sellers”), (vii) ParagonEx LTD, a British Virgin Islands company (“ParagonEx”), (viii) certain holders of ParagonEx’s outstanding ordinary shares, par value $0.01 per share (the “ParagonEx Ordinary Shares” and each a “ParagonEx Ordinary Share”) named on Annex I of the Acquisition Agreement (collectively, the “ParagonEx Executing Shareholders”, and together with shareholders of ParagonEx that have not executed and delivered a counterpart signature page to the Acquisition Agreement the “ParagonEx Non-Executing Shareholders”) and the holders of certain ParagonEx options, the “ParagonEx Sellers”) and the 102 Trustee as registered holder on behalf of all ParagonEx Executing Shareholders who are beneficial owners of 102 Shares (collectively representing not less than 75% of the ParagonEx equity securities outstanding on a fully diluted basis), and (ix) Mark Gershinson, in the capacity as the representative for the ParagonEx Sellers in accordance with the terms and conditions of the Acquisition Agreement (the “ParagonEx Seller Representative”). MICT, GFH, Merger Sub, BNN, BI China, the BI China Sellers, ParagonEx, the ParagonEx Sellers and the ParagonEx Seller Representative are sometimes referred to herein individually as a “Party to the Acquisition Agreement” and, collectively, as the “Parties to the Acquisition Agreement.” GFH was formed on October 2, 2018 for purposes of effectuating the Acquisition Agreement and the business combination therein and related capital raising activities. Pursuant to the terms and subject to the conditions set forth in the Acquisition Agreement, at the closing of the transactions contemplated by the Acquisition Agreement (the “Closing”), GFH will acquire MICT (through Merger Sub), BI China and ParagonEx (the “Business Combination”) as described in more detail in the section entitled “The Acquisition Agreement and Related Agreements.”

The Acquisition Agreement contemplates various transactions to be completed amongst the parties, including: (1) a tender offer by BNN to purchase certain additional outstanding shares of common stock of MICT, par value $0.001 per share (the “MICT Common Stock”), as more fully described below (the “Offer”); (2) a merger between MICT and Merger Sub, with MICT continuing as the surviving entity (the “Merger”); (3) an acquisition by GFH of all the issued and outstanding Securities of BI China from BNN and the other BI China Sellers (the “BNN Acquisition”) in exchange for newly issued ordinary shares of GFH, par value $0.001 per share (the “GFH Ordinary Shares” and each a “GFH Ordinary Share”); (4) an acquisition by GFH of all the issued and outstanding ParagonEx Ordinary Shares from the ParagonEx Sellers in exchange for a combination of cash, notes and newly issued GFH Ordinary Shares (the “ParagonEx Acquisition”); and (5) a spin-off of MICT’s current business assets, including MICT’s interest in Micronet Ltd., a partially owned subsidiary, to MICT’s Stockholders who retain shares of MICT after the Offer (the “Spin-Off,” and together with the Offer, the Merger, the BNN Acquisition, the ParagonEx Acquisition and the other transactions contemplated by the Acquisition Agreement, (the “Transactions”). GFH will pay for the acquisitions of MICT, BI China and ParagonEx with proceeds received from a private placement offering conducted by GFH in the aggregate amount of approximately $23,500,000. The closing of such private placement is conditioned upon the satisfaction of numerous closing conditions, including the approval of the Acquisition Agreement and the Transactions.

For more information on the material terms of the Business Combination please refer to the section herein entitled “The Acquisition Agreement and Related Agreements.” Please also see the section entitled “Proposal 1: The Business Combination Proposal.”

1

The Golden Parachute Proposal

The purpose of the Golden Parachute Proposal is to approve, on an advisory basis, the golden parachute compensation that may be paid or become payable to David Lucatz, Chief Executive Officer of MICT, as disclosed in this proxy statement/prospectus. Please see the section entitled “Proposal 2: The Golden Parachute Proposal.”

The Adjournment Proposal

The Adjournment Proposal, if adopted, will allow the board of directors of MICT (the “MICT Board”) to adjourn the Special Meeting of stockholders to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to MICT’s Stockholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting to approve one or more of the proposals presented at such meeting.

Material Terms of the private placement offering by GFH to Qualified Investors

In December 2018, GFH conducted a private placement (the “GFH Private Placement”), in connection with which GFH entered into subscription agreements with certain investors (the “Private Placement Investors”) and pursuant to which such Private Placement Investors agreed to purchase an aggregate of approximately $23,500,000 in ordinary shares of GFH, the proceeds of which shall to be released to GFH immediately prior to the Closing, conditioned upon receipt of approval of the stockholders of MICT of the Transactions and satisfaction or waiver of the conditions to Closing set forth in Article XII of the Acquisition Agreement. See the section titled “Proposal 1: The Business Combination Proposal.”

Date, Time and Place of Special Meeting of MICT’s Stockholders

The Special Meeting will be held at _______ a.m. Eastern time, on ________, 2019, at the offices of Ellenoff Grossman & Schole LLP, at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105, or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Record Date; Outstanding Shares; Stockholders Entitled to Vote

MICT has fixed the close of business on _________, 2019, as the Record Date for determining MICT stockholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on _______, 2019, there were ___________ MICT Shares outstanding and entitled to vote. Each MICT Share is entitled to one vote per share at the Special Meeting.

BNN and BI China have received a voting and support agreement from David Lucatz, Chief Executive Officer of MICT, representing 1,234,000 shares of the issued and outstanding capital stock of MICT, to vote in favor of the Business Combination. BNN intends to vote its shares of MICT in favor of the Business Combination.

Proxy Solicitation

Proxies with respect to the Special Meeting may be solicited by telephone, by facsimile, by mail, on the Internet or in person. We have engaged Morrow Sodali LLP to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Special Meeting. A stockholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “Special Meeting of the Stockholders of MICT — Revoking Your Proxy and Changing Your Vote.”

2

Interests of MICT’s Directors and Officers in the Business Combination

Subject to, and upon Closing of, the Acquisition Agreement and the related Business Combination, MICT is permitted to issue to its directors/officers the following awards (i) to each of the members of the MICT Board, including its Chief Executive Officer, 300,000 options to purchase ordinary shares of GFH (1,200,000 options in the aggregate) with an exercise price of $1.65 per share (the “GFH Purchase Price Per Share”), which shall be granted as success bonuses under MICT’s existing Stock Incentive Plans or under the GFH Equity Plan (including the GFH Israeli Sub-Plan) and which shall be converted into MICT Replacement Options and which, for the avoidance of doubt, and notwithstanding the termination of the employment or directorship of the optionholder, shall expire on the 15-month anniversary of the Closing Date); and (ii) up to an additional 300,000 restricted shares of MICT Common Stock, to be issued to officers and service providers of MICT and to Mr. Jeffrey P. Bialos, a director of MICT, who shall be entitled to 80,000 restricted shares as consideration for certain special efforts and services performed by Mr. Bialos in connection with negotiations for the Business Combination and the transactions contemplated thereby. In addition, DL Capital Ltd. (“DL Capital”), an entity under the control of David Lucatz, is entitled to receive (i) an annual bonus of 3% of the amount by which the annual earnings before interest, tax, depreciation and amortization, or EBITDA, for such year exceeds the average annual EBITDA for 2011 and 2010, or $0, and (ii) a one-time bonus of 0.5% of the purchase price of any acquisition completed by MICT during the term of the agreement, or approximately $92,079, as a result of the Business Combination. Furthermore, following the Business Combination, the rights and obligations under the DPW Consulting Agreement will be assigned to Mr. Lucatz. Pursuant to the DPW Consulting Agreement (as defined herein), Coolisys Technologies Inc. will, for each of the next two years, pay Mr. Lucatz a consulting fee of $150,000 as well as issue Mr. Lucatz 150,000 restricted shares of DPW Class A common stock, which restricted shares are valued at $15,000 based on the closing stock price of DWP Class A common stock on February 1, 2019.

Under the Acquisition Agreement, it is stipulated that two (2) individuals who currently serve as directors of MICT as of the date of the Acquisition Agreement (the “Continuing Directors”) shall be selected by ParagonEx (subject to the agreement of such individuals to serve, and provided further that the selection shall be made prior to the mailing or distribution of this proxy statement to the stockholders of MICT) to serve as members of GFH Board until the earlier of the completion of the Spin-Off or 180 days after the closing of the Business Combination.

In addition, Mr. David Lucatz, CEO and Chairman of the MICT Board, has certain holdings through his affiliates which constitute approximately 13% of MICT’s outstanding common stock, not including options and restricted stock set forth above, as well as right to be assigned, upon the closing of the Business Combination, certain rights in connection with the Consulting Agreement entered into by and between MICT, Enertec Systems 2001 Ltd. (“Enertec”), Coolisys Technologies Inc., DPW Holdings, Inc. and Mr. Lucatz, pursuant to which MICT, via Mr. Lucatz, agreed to provide Enertec with certain consulting and transitional services over a three year period in exchange for an annual consulting fee of $150,000 plus certain issuances of restricted stock.  In connection with the Business Combination, all rights and obligations under such agreement shall be assigned to Mr. Lucatz, along with all equity issued pursuant thereto.

Recommendation to Stockholders of MICT

The MICT Board believes that the Proposals are in the best interest of MICT’s Stockholders and recommends that its stockholders vote “FOR” each of the Proposals.

The existence of any financial and personal interests of one or more of the MICT Board may be argued to result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of MICT and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “Summary of the Material Terms of the Proposals — The Business Combination Proposal — Interests of MICT’s Directors and Officers in the Business Combination” in this proxy statement/prospectus for a further discussion of this.

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Quorum and Vote of MICT Stockholders

A quorum of holders of MICT voting stock (the “MICT Stockholders”) is necessary to hold a valid meeting. The holders of a majority of the stock issued, outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders and shall be required for the transaction of business, except as otherwise provided by law, by the certificate of incorporation or the bylaws of MICT. If, however, such majority shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote at such meeting, present in person or by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting unless the adjournment is for more than thirty (30) days or after the adjournment a new record date is set, until the required amount of voting stock shall be present. At such adjourned meeting at which a quorum shall be present in person or by proxy, any business may be transacted that might have been transacted at the meeting originally called.

As of the Record Date for the Special Meeting, _______ shares of common stock would be required to achieve a quorum.

As a condition to the completion of the Business Combination, the affirmative vote of the holders of a majority of the voting power of the shares of MICT Common Stock entitled to vote on the Business Combination Proposal is required. The affirmative vote of a majority of the voting power of the votes cast at the Special Meeting is required for the Golden Parachute Proposal and the Adjournment Proposal, if presented.

Other Regulatory Requirements

Aside from regulatory approvals required under the U.S. federal securities laws, the approval of the Business Combination is not subject to any other regulatory approvals or requirements.

Appraisal Rights for MICT Stockholders

In accordance with Section 262 of the Delaware General Corporation Law, MICT Stockholders do not have appraisal rights in connection with the Business Combination.

Opinion of MICT’s Financial Advisor

In connection with the Business Combination, CoView Capital (“Coview”) was engaged by the MICT Board to evaluate the fairness, from a financial point of view, of the Business Combination and the transactions contemplated thereby, to the stockholders of MICT’s outstanding common stock (other than BNN) who have not participated in the tender offer conducted by BNN.

At MICT’s board meeting on November 14, 2018, representatives of CoView rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion to the MICT Board, dated November 14, 2018, as to the fairness of the transaction, as of such date, from a financial point of view, to the post-tender offer holders of MICT’s outstanding common stock (other than shareholders of BNN, the (“BNN Stockholders”)) pursuant to the Acquisition Agreement, based upon and subject to the qualifications, assumptions and other matters considered and described in connection with the preparation of its opinion. CoView subsequently updated its opinion as of December 17, 2018, and delivered such updated written opinion to MICT’s board of directors on December 17, 2018.

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The full text of the written opinion of CoView, dated December 17, 2018, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by CoView in connection with its opinion is attached with the consent of CoView as Annex D to this document (the “Fairness Opinion”). The summary of the opinion of CoView set forth in this document is qualified in its entirety by reference to the full text of such written opinion. Holders of MICT Common Stock are urged to read this opinion in its entirety. Terms not defined in this section shall have the meaning ascribed to them in the Fairness Opinion attached hereto as Annex D.

CoView provided its opinion for the information and assistance of the MICT Board (solely in each director’s capacity as such) in connection with and solely for the purpose of its consideration of whether the transaction was fair, from a financial point of view, to the post-tender stockholders of MICT Common Stock (excluding BNN Stockholders). The opinion of CoView does not address any other term or aspect of the Acquisition Agreement, the Business Combination or any other transaction contemplated thereby. CoView’s opinion does not constitute a recommendation to the MICT Board or to any holder of MICT Common Stock as to how the MICT Board, such stockholder or any other person should vote or otherwise act with respect to the Business Combination or any other matter.

In connection with the preparation of its opinion, CoView, among other things:

▪	reviewed the financial terms and conditions as stated in the draft of the Acquisition Agreement dated December 15, 2018, the most recent draft made available to CoView at such time;

▪	reviewed information provided in the Confidential Investor Information Package provided by Mirabaud & Cie to potential investors in GFH, dated October 8, 2018;

▪	reviewed certain information related to the operations, financial condition and prospects, of MICT, ParagonEx and BI China made available to CoView by each company, including, but not limited to, financial projections prepared management, as approved for CoView use by the management of each company (the “Projections”);

▪	reviewed financial, operating and other information regarding the industries in which BI China and ParagonEx operate;

▪	reviewed certain financial and stock market data of selected public companies that CoView deemed to be relevant;

▪	reviewed certain publicly available information concerning certain financial terms of selected transactions that CoView deemed to be relevant;

▪	performed a discounted cash flow analysis of BI China, ParagonEx and GFH based upon the Projections;

▪	reviewed current and recent market prices and trading volume for MICT’s common stock;

▪	conducted such other financial studies, analyses and inquiries, and considered such other information and factors, as CoView deemed appropriate; and

▪	met and discussed with certain members of senior management of BNN, ParagonEx and MICT certain information relating the aforementioned and other matters which CoView deemed relevant to its inquiry.

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With MICT’s consent, CoView assumed and relied upon the accuracy and completeness of all information that was publicly available or supplied or otherwise made available by MICT, BI China and ParagonEx, or otherwise reviewed by or discussed with CoView, and CoView did not undertake any duty or responsibility to (nor did CoView) independently verify any of such information. CoView did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of MICT, BI China or ParagonEx, nor was CoView furnished with any such evaluations or appraisals. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with CoView, CoView, with MICT’s consent, assumed that the Projections and such other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgements of management of BI China and ParagonEx or the party preparing such other information or data, that the forecasts will be realized in the amounts and time periods estimated and that they formed a reasonable basis upon which CoView could form its opinion. CoView relied upon MICT to advise CoView promptly if any information previously provided became inaccurate or was required to be updated during the period of its review and has assumed that all such information was complete and accurate in all material respects. CoView expressed no opinion with respect to the Projections or the assumptions on which they were based and does not in any respect assume any responsibility for the accuracy thereof. Furthermore, at MICT’s request and with MICT’s consent, CoView conducted certain analysis utilizing financial forecasts of BI China and ParagonEx prepared by their respective management. All such projected financial information were based upon numerous variables and assumptions and actual results could vary significantly from those set forth in such projected financial information. CoView relied upon, without independent verification, the assessment of management of BI China and ParagonEx, as provided to CoView and approved by MICT, as to the existing products and services of BI China and ParagonEx and the viability of, and risks associated with, the future products and services of BI China and ParagonEx (including without limitation, the development, testing and marketing of such products and services, the receipt of all necessary governmental and other regulatory approvals for the developments, and the life and enforceability of all relevant patents, licenses and intellectual and other property rights associated with such products and services).

The prospective financial information included in this document related to ParagonEx has been prepared by, and is the responsibility of, PargonEx’s management. PricewaterhouseCoopers LLC (“PwC”) has not audited, reviewed, examined, compiled, nor applied agreed-upon procedures with respect to the prospective financial information and, accordingly, PwC does not express an opinion or any other form of assurance with respect thereto. The PwC report included in this document relates to ParagonEx’s historical financial statements. It does not extend to the prospective financial information and not be read to do so.

CoView has assumed that the final form of the Acquisition Agreement will not differ in any material respect from the draft that CoView reviewed, and that the Business Combination will be consummated in accordance with the terms of the Acquisition Agreement without material waiver, amendment or delay of any terms or conditions thereto. Furthermore, CoView assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Agreement were true and correct and that each party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived, CoView relied upon and assumed, without independent verification, that (i) the Business Combination would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory or other consents and approvals necessary for the consummation of the Business Combination would be obtained and that no delay, limitations, restrictions or conditions would be material to its analysis or opinion or to contemplated benefits expected to be derived in the Business Combination. CoView has relied upon, without independent verification, the assessment by the managements of MICT, BI China and ParagonEx of: (i) the strategic, financial and other benefits expected to result from the Business Combination; and (ii) the timing and risks associated with the integration of MICT with the other entities involved in the Transactions following the consummation of the Business Combination.

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CoView expressed no view, and its opinion does not address the underlying business decision of MICT to effect the Business Combination or the structure or tax consequences of the Business Combination. In addition, CoView’s opinion does not address the relevant merits of the Business Combination as compared to any other alternative business transaction or other alternatives, or whether or not such alternatives could be achieved or are available. CoView did not recommend any specific amount of consideration for the Business Combination or that any specific consideration constituted the only appropriate consideration for the Business Combination. CoView’s opinion is limited to the fairness, from a financial point of view, as of this date, of the Transaction taken as a whole. Subsequent developments may affect the conclusions expressed in CoView’s opinion if such opinion had been rendered at a later date and CoView disclaims any obligation to advise any person of any change in any manner affecting its opinion that may come to its attention after the date of the opinion. CoView is not a legal, tax or regulatory advisor. CoView expressed no opinion with respect to any other reasons (legal, business, or otherwise) that may support the decision of the Board to approve or consummate the Business Combination. Furthermore, no opinion, counsel or interpretation was intended by CoView on matters that require legal, accounting or tax advice. CoView assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, CoView relied, with the consent of The MICT Board and without independent investigation, on the fact that MICT was assisted by legal, accounting, regulatory and tax advisors, and, with the consent of The MICT Board relied upon and assumed the accuracy and completeness of the assessments by MICT and its advisors, as to all legal, accounting, regulatory and tax matters with respect to MICT and the Business Combination.

In formulating its opinion, CoView considered only the Business Combination as set forth in the draft Agreement that it reviewed, and CoView did not consider, and its opinion did not address, the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors of employees of any party to the Business Combination, or such class of persons, in connection with the Business Combination whether relative to the proposed consideration or otherwise. CoView expressed no opinion as to the prices at which MICT shares will trade at any time or as to the impact of the Business Combination on the solvency or viability of MICT, or the ability of MICT, BI China or ParagonEx to pay their respective obligations when they come due. CoView’s opinion is necessarily based on financial, economic, market, tax and other conditions as in effect on, and the information made available to CoView as of, the date hereof. Events occurring after the date hereof may affect its opinion and the assumptions used in preparing it, and CoView does not assume any obligation to update, revise or reaffirm its opinion.

Financial Analyses

The following summarizes the financial analyses reviewed by CoView with the MICT Board at its meeting on November 14, 2018, and subsequently updated as of December 17, 2018, which was considered by CoView in rendering its opinion. Considering such data without the full narrative description of the financial analyses could create a misleading or incomplete view of CoView’s financial analyses.

In arriving at its opinion, CoView did not attribute any particular weight to any analysis or factor considered by it and the order of the analyses described below does not represent the relative importance or weight of any of these. Rather, CoView made qualitative judgements as to the significance and relevance of each analysis and factor. Accordingly, CoView believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

The description below explains CoView’s methodology for evaluating the fairness, from a financial point of view, of the Transactions as a whole. No company or transaction used in the analyses described below is identical or directly comparable to MICT, BI China, ParagonEx or the Business Combination and the summary set forth below does not purport to be a complete description of the analyses or data presented by CoView.

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MICT

Internal Valuation

CoView conducted an internal valuation of MICT to derive its value as close to the contemplated closing date as possible. This method looks at how the public market, post-announcement, valued MICT. To arrive at the internal valuation, CoView took MICT’s market capitalization as of December 15, 2018, and added net debt on the balance sheet. CoView then subtracted an amount equivalent to 50.07% of the current market capitalization of Micronet (TASE: MCRNL), therefore accounting for the spin-off of the Micronet assets to the post-tender offer, pre-Business Combination stockholders of MICT. The results obtained through this methodology were as follows:

Components of the Internal Valuation

In $000’s, other than share prices. Share prices as of 12/15/2018
MICT Stock Price (NASDAQ: MICT):	$0.37
MICT shares outstanding:	9,592
MICT Market Cap:	$3,549
MICT Net Debt:	$560
Micronet Stock Price (TASE:MCRNL):	$0.14
Micronet Shares Outstanding:	24,347
Micronet Market Cap:	$3,409
MICT Ownership in Micronet: (including ownership by David Lucatz or his affiliates)	50.07% or $1,707

Value of MICT as an Exchange-Listed Company – in $000’s

MICT Market Cap:	$3,549
(less) Market Value of MICT’s ownership in MCRNL:	$1,707
MICT Market Cap Post-Spin-Off of MCRNL:	$1,842
(plus) MICT Net Debt:	$560
Enterprise Value of MICT “Shell”:	$2,402

Comparable Transaction Analysis – Exchange-Listed Companies

CoView analyzed eight reverse merger transactions, looking at the value of exchange-listed companies at closing. The transactions included the following:

Closing Date	Target (Exchange-Listed Company)	Buyer
08/09/18	Leading Brands, Inc.	Liquid Media Group
03/26/18	EnerJex Resources, Inc.	AgEagle Aerial Systems, Inc.
01/30/18	WPCS International Incorporated	DropCar, Inc.
04/19/17	Dipexium Pharmaceuticals, Inc.	PLx Pharma Inc.
02/13/17	Signal Genetics, Inc.	Miragen Therapeutics, Inc.
10/26/16	Yuma Energy, Inc.	Yuma Energy, Inc.
08/25/16	Lucas Energy, Inc.	Camber Energy, Inc.
Pending	Apricus Bioscience, Inc.	Seelos Therapeutics

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CoView selected companies that were involved in a reverse merger regardless of the sectors in which they operated, as the sector was not relevant. CoView included companies trading on major US stock exchanges (NYSE, NASDAQ, and AMEX). In order to value the exchange-listed company, CoView started with the market capitalization of MICT at closing, added liabilities to the market capitalization and subtracted tangible assets (at orderly liquidation value), preferred equity and minority interests, thus arriving at the adjusted Enterprise Value of exchange-listed companies involved in reverse mergers. The results obtained through this methodology were as follows:

Comparable Transaction Analysis – Exchange-Listed Companies

In $000’s	Median	Mean
Adj. Enterprise Value of Shells	$6,573	$7,448

BI China

Comparable Company Analysis

CoView analyzed the relative valuation multiples of exchange-listed companies operating in the lottery and gaming industry, which included:

▪	500.com Limited

▪	888 Holdings plc

▪	International Game Technology

▪	Scientific Games Corporation

▪	The Stars Group, Inc.

CoView calculated the mean, median, 25th percentile and 75th percentile of the Enterprise Value/2019E EBITDA multiples of the selected companies and applied such multiples to BI China’s 2019E earnings before interest, tax, depreciation and authorization (“EBITDA”), deriving a range of Implied Enterprise Values for BI China. CoView also calculated a range of Implied Equity Values for BI China. To arrive at the range of Implied Equity Values, CoView added BI China’s net cash as per the Acquisition Agreement to the Enterprise Values previously calculated. The results obtained through this methodology were as follows:

BI China – Comparable Company Analysis

In $000’s	25th Perc.	Median	Mean	75th Perc.
Multiple	6.06x	6.78x	7.18x	7.89x
BI China Implied Enterprise Value	$146,296	$163,545	$173,219	$190,469
BI China Implied Equity Value	$158,642	$175,891	$185,565	$202,815

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Comparable Transaction Analysis

CoView analyzed publicly available information relating to selected majority acquisitions of companies operating in a similar sector and subject to similar risks as BI China announced in the last three years. CoView then prepared a summary of multiples paid in these transactions. The selected transactions used in the analysis included:

Closing Date	Target	Buyer
10/09/2018	GoldBet srl	Gamenet S.p.A.
07/10/2018	Sky Betting and Gaming	The Stars Group Inc.
06/05/2018	Snaitech S.p.A.	Pluto (Italia) S.p.A.
04/23/2017	William Hill Australia Trading	CrownBet Pty Limited
04/13/2018	Mars LLC	GVC Holdings PLC
03/28/2018	Ladbrokes Coral Group plc	GVC Holdings PLC
12/22/2017	Tatts Group Limited	Various Buyers
06/06/2017	32Red Plc	Kindred Group
06/01/2017	Double Down Interactive LLC	DoubleUGames Co.
03/21/2017	NetPlay TV Limited	Betsson AB
12/15/2016	Sisal Group S.p.A	CVC Capital Partners

CoView calculated the mean, median, 25th percentile and 75th percentile of the Implied Enterprise Value/EBITDA multiples of the targets at closing date and applied such multiples to BI China’s 2019E EBITDA to derive a range of Implied Enterprise Values for BI China. CoView also calculated a range of Implied Equity Values for BI China. To arrive at the range of Equity Values, CoView added BI China’s net cash as per the Acquisition Agreement to the Implied Enterprise Values previously calculated. The results obtained through this methodology were as follows:

BI China - Comparable Transaction Analysis

In $000’s	25th Perc.	Median	Mean	75th Perc.
Multiple	6.66x	7.09x	10.49x	15.64x
BI China Implied Enterprise Value	$160,568	$171,064	$253,075	$377,353
BI China Implied Equity Value	$172,768	$183,264	$265,275	$389,553

Discounted Cash Flow Analysis

CoView estimated a range of Enterprise Values for BI China based upon the present value of BI China’s estimated unlevered free cash flows for fiscal years ended December 31, 2019 through December 31, 2021. CoView used unlevered free cash flows defined as earnings before interest, after taxes, plus depreciation, plus amortization, less capital expenditures, less changes in net working capital. The discounted cash flow analysis was based on the Projections. Due to lack of management balance sheet projections, CoView utilized a combination of BI China’s historical financials and industry metrics to calculate changes in net working capital. In performing this analysis, CoView utilized discount rates ranging from 18% to 22%, representing the weighted average cost of capital calculated for BI China, plus a size premium and an “alpha factor”. BI China’s cost of equity was derived using the capital asset pricing model while its cost of debt was assumed to be the interest rate on BI China’s convertible notes. A size premium was added to the rate as BI China is significantly smaller than its peers in terms of market capitalization. An alpha factor was incorporated in the discount rate as several business specific risks associated with BI China are not shared with its peers and thus are not captured by the industry’s unlevered beta. Consistent with the periods included in the Projections, CoView used calendar year 2021 as the final year of the analysis and applied an Enterprise Value/EBITDA multiple ranging from 6x to 9x to BI China’s 2021 projected EBITDA to derive a range of terminal values for BI China in 2021. CoView then discounted the terminal value to present using BI China’s weighted average cost of capital and added the result to the present value of BI China’s unlevered free cash flows to derive a range of Implied Enterprise Values. The resulting range of Enterprise Values was adjusted by BI China’s net cash to arrive at a range of Implied Equity Values for BI China. The discounted cash flow analysis was based upon certain assumptions described above derived from the Projections and discussions held with BI China’s management.

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CoView reviewed the range of Implied Enterprise Values and Implied Equity Values derived through the discounted cash flow analysis to arrive at a range of values for BI China. CoView then compared this range of values for BI China to the consideration to be paid to BI China in accordance with the Acquisition Agreement. The results obtained through this methodology were as follows:

BI China Discounted Cash Flow Analysis

In $000’s	Low	High
BI China Implied Enterprise Value	$342,097	$508,901
BI China Implied Equity Value	$354,297	$521,101

ParagonEx

Comparable Company Analysis

CoView analyzed the relative valuation multiples of exchange-listed companies involved in online trading/market making activities, which included:

▪	Gain Capital Holdings, Inc.

▪	Virtu Financial, Inc.

▪	Plus500.com Ltd.

▪	CME Group Inc.

▪	IG Group Holdings plc

CoView reviewed the mean, median, 25th percentile and 75th percentile of the LTM Enterprise Value/EBITDA multiples of the selected companies and applied such multiples to ParagonEx’s 2018E EBITDA, as provided in the Projections, to derive a range of Implied Enterprise Values for ParagonEx. As ParagonEx is entering the transaction on a debt-free, cash-free basis, the Implied Enterprise Value of ParagonEx is equal to the Implied Equity Value. The results obtained through this methodology were as follows:

ParagonEx - Comparable Company Analysis

In $000’s	25th Perc.	Median	Mean	75th Perc.
Multiple	2.93x	5.74x	8.97x	9.04x
ParagonEx Implied Equity Value	$49,292	$96,603	$151,121	$152,248

Comparable Transaction Analysis

CoView analyzed publicly available information relating to selected majority acquisitions of companies operating in a similar sector and subject to similar risks as ParagonEx announced in the last three years. Due to the limited number of publicly-disclosed transactions within the online trading sector, some companies involved in these transactions may not be fully comparable to ParagonEx, but they all operate in the financial sector and are subject to similar risks as ParagonEx. The selected transactions used in the analysis included:

Closing Date	Target	Buyer
10/01/2018	Eze Software Group	SS&C Technologies Holdings
07/17/2018	Actian Corporation	HCL Technologies Limited and Sumeru Equity Partners
12/14/2017	Trayport Limited	TMX Group Limited
08/31/2017	The Yield Book Inc. and Citigroup Index	FTSE International Limited
02/28/2017	BATS Global Markets, Inc.	Cboe Holdings, Inc.
12/14/2015	Interactive Data Holdings	Intercontinental Exchange

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CoView calculated the mean, median, 25th percentile and 75th percentile of the Implied Enterprise Value/EBITDA multiples of the targets at closing and applied such multiples to ParagonEx’s 2018E EBITDA, to derive a range of Implied Enterprise Values for ParagonEx. As ParagonEx is entering the transaction on a debt-free, cash-free basis, the Implied Enterprise Value of ParagonEx is equal to the Implied Equity Value. The results obtained through this methodology were as follows:

ParagonEx - Comparable Transaction Analysis

In $000’s	25th Perc.	Median	Mean	75th Perc.
Multiple	13.30x	14.35x	15.18x	17.45x
ParagonEx Implied Equity Value	$224,038	$241,641	$255,691	$293,800

Discounted Cash Flow Analysis

CoView estimated a range of Enterprise Values for ParagonEx based upon the present value of ParagonEx’s estimated unlevered free cash flows for fiscal years ended December 31, 2019 through December 31, 2021. CoView used unlevered free cash flows, defined as earnings before interest, after taxes, plus depreciation, plus amortization, less capital expenditures, less net change in working capital. This discounted cash flow analysis was based on the Projections. In performing this analysis, CoView utilized discount rates ranging from 15.5% to 19.5%, representing the weighted average cost of capital of ParagonEx, plus a size premium and an “alpha factor”. ParagonEx does not carry any debt, thus the weighted average cost of capital is based solely on its cost of equity, which was derived using the capital asset pricing model. A size premium was added to the rate as ParagonEx is significantly smaller than its peers in terms of market capitalization. An “alpha factor” was incorporated in the discount rate as several business specific risks associated with ParagonEx are not shared with its peers and thus are not captured by the industry’s unlevered beta. CoView used calendar year 2021 as the final year of the analysis and applied an Enterprise Value/EBITDA multiple ranging from 6x to 9x to ParagonEx’s 2021 EBITDA to derive a range of terminal values for ParagonEx in 2021. CoView then discounted the terminal value to present using ParagonEx’s weighted average cost of capital and added the result to the present value of ParagonEx’s unlevered free cash flows to derive a range of Implied Enterprise Values. As ParagonEx is entering the transaction on a debt-free, cash-free basis, PargonEx’s Implied Enterprise Value is equal to its Implied Equity Value. The discounted cash flow analysis was based upon certain assumptions described above derived from the Projections and discussions held with ParagonEx’s management.

CoView reviewed the range of Implied Equity Values derived through the discounted cash flow analysis to arrive at a range of values for ParagonEx. The results obtained through this methodology were as follows:

ParagonEx – Discounted Cash Flow Analysis

In $000’s	Low	High
ParagonEx Implied Equity Value	$137,710	$203,122

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GFH

Discounted Cash Flow Analysis

CoView conducted a valuation of the entire enterprise arising after the Business Combination. As per the Projections, CoView took into account revenues of BI China, ParagonEx as well as other revenue streams that fall outside of the Projections for BI China and ParagonEx, including “Play for Fun”, Hong Kong trading income and commodities exchange. As the targets have not specifically been identified, CoView did not include revenues derived from acquisitions that GFH plans to execute after the Business Combination. CoView estimated a range of Enterprise Values for GFH based upon the present value of GFH’s estimated unlevered free cash flows for fiscal years ended December 31, 2019 through December 31, 2021. CoView used unlevered free cash flows defined as earnings before interest, after taxes, plus depreciation, plus amortization, less capital expenditures, less change in net working capital. The discounted cash flow analysis was based on the Projections. In performing this analysis, CoView utilized discount rates ranging from 16% to 20%, representing a hybrid rate of the weighted average cost of capital of BI China and ParagonEx, weighted by the percentage of total revenue of GFH generated by each revenue stream. In terms of the incremental revenue streams, CoView assigned to “Play for Fun” a discount rate equivalent to BI China’s discount rate and to “Hong Kong trading” and “commodities exchange” a discount rate equivalent to ParagonEx’s discount rate. Such rates were involved into the weighting scheme described above to arrive at a discount rate for GFH as a whole. Consistent with the periods included in the Projections, CoView used calendar year 2021 as the final year of the analysis and applied an Enterprise Value/EBITDA multiple ranging from 5x to 7x to GFH’s 2021 projected EBITDA to derive a range of terminal values for GFH in 2021. CoView then discounted the terminal value to present using GFH’s weighted average cost of capital and added the result to the present value of GFH’s unlevered free cash flows to derive a range of Implied Enterprise Values. The resulting range of Enterprise Values was adjusted by GFH’s net cash (taking into account transaction expenses) to arrive at a range of Implied Equity Values for GFH. The discounted cash flow analysis was based upon certain assumptions described above derived from the Projections and discussions held with BI China’s and ParagonEx’s management.

CoView reviewed the range of Implied Enterprise Values and Implied Equity Values derived through the discounted cash flow analysis to arrive at a range of values for GFH. The results obtained through this methodology were as follows:

GFH – Discounted Cash Flow Analysis

In $000’s	Low	High
GFH Implied Enterprise Value	$646,752	$889,072
GFH Implied Equity Value	$648,204	$890,525

CoView then multiplied the high and low end points of the range of Implied Equity Values for GFH to the percentage ownership to be retained by post-tender offer MICT Stockholders in GFH (excluding BNN Stockholders) post-transaction on a fully diluted basis to arrive at a range of values retained by MICT Stockholders. The results obtained through this methodology were as follows:

Value Retained by MICT Stockholders (excluding BNN Stockholders)

In $000’s	Low	High
GFH Implied Equity Value	$648,204	$890,525
Percentage to be retained by MICT Stockholders	3.51%	3.51%
Total Value of GFH retained by MICT Stockholders	$22,752	$31,257

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Sum-of-Parts Analysis

CoView also conducted a sum-of-parts analysis, only taking into account revenues generated by BI China and ParagonEx. This valuation is more conservative than the discounted cash flow analysis described above as it disregards revenues generated by incremental revenue streams such as “Play for Fun”, Hong Kong trading and commodities exchange. CoView took the low, midpoint and high Implied Equity Values for both BI China and ParagonEx derived through the comparable company analysis, comparable transaction analysis and discounted cash flow analysis and added each value together in order to arrive at a range of Implied Equity Values for GFH. The results obtained through this methodology were as follows:

GFH - Sum-of-Parts Analysis

In $000’s	Low	Midpoint	High
BI China Implied Equity Value	$158,642	$347,081	$521,247
ParagonEx Implied Equity Value	$49,292	$171,546	$293,800
GFH Implied Equity Value	$207,934	$518,627	$815,047

Based on the above, CoView multiplied the low, midpoint and high Implied Equity Values for GFH to the percentage ownership to be retained by post-tender offer MICT Stockholders in GFH (excluding BNN Stockholders) post-transaction on a fully diluted basis to arrive at a range of values retained by MICT Stockholders. The results obtained through this methodology were as follows:

Value Retained by MICT Stockholders (excluding BNN Stockholders)

In $000’s	Low	Midpoint	High
GFH Implied Equity Value	$207,934	$518,627	$815,047
Percentage to be retained by MICT Stockholders	3.51%	3.51%	3.51%
Total Value of GFH retained by MICT Stockholders	$7,298	$18,203	$28,608

Conclusion

Through an analysis of comparable exchange-listed companies, CoView arrived at mean and median values of $7.44 million and $6.57 million, respectively, for exchange-listed companies. CoView arrived at a value of $2.4 million based on an internal valuation of MICT.

MICT Exchange-Listed Company Valuation

(based on Comparable Reverse Merger Transactions and Internal Valuation)

In millions	Mean	Median
Comparable Exchange-Listed Valuation	$6.75	$7.45
MICT Internal Valuation	$2.4

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Employing various valuation methodologies, CoView arrived at a range of Implied Equity Values for GFH. By multiplying the low and high ends of this range by the percentage ownership to be retained by post-tender offer MICT Stockholders in GFH (excluding BNN Stockholders) post-transaction on a fully diluted basis (3.51%), CoView derived a range of values to be retained by MICT Stockholders ranging from $7.29 million to $31.26 million. CoView’s final results were as follows:

Value Retained by MICT Stockholders in GFH

In millions	Low	High
GFH: DCF Valuation	$22.75	$31.26
GFH: Sum-of-Parts Valuation	$7.29	$28.61

Thus CoView, based on the information provided by management of MICT, BNN and ParagonEx, without independent verification, is of the conclusion that the Transaction as a whole, from a financial point of view, is fair to the stockholders of MICT (other than BNN Stockholders).

MICT’s reasons for engaging in the Business Combination

An important reason that The MICT Board unanimously approved entering into the Acquisition Agreement is that it offers stockholders the option to either (i) cash out at a price of $1.65 per share (subject to a pro rata reduction if more shares were tendered than those offered to purchase by BNN in the Offer), which would allow such stockholders to sell their shares at a premium to the market (based both on the current share price, and as adjusted to give effect to the presumed reduction in the value of MICT’s stock price pursuant to the spin-off of MICT’s Tel Aviv Stock Exchange-listed subsidiary Micronet), or (ii) receive their pro rata portion of the shares of Micronet that would be spun out, which shares would represent all of MICT’s current value (other than the value of its listing on The Nasdaq Capital Market and certain other immaterial equity interests), and exchange their shares of MICT’s common stock for shares of the ultimate public company, thereby participating in the upside of the public company. Stockholders will also have the opportunity to reduce their risk and achieve some liquidity by tendering only a portion of their shares, while electing to receive shares of Micronet and shares of the ultimate public company in exchange for the shares of MICT’s common stock that they do not tender.

The MICT Board has not yet determined whether to recommend that MICT’s stockholders regarding whether to tender their shares pursuant to the Offer. The Acquisition Agreement requires that MICT file a Tender offer Solicitation/Recommendation Statement on Schedule 140-9 with respect to the offer no later than 10 Business Days after the offer Documents are first filed with the SEC, and MICT intends to make a recommendation to MICT’s stockholders at such time.

In approving the Business Combination and transactions contemplated thereby, including the Offer, and in considering whether to make a recommendation to MICT’s stockholders regarding whether to accept the offer and tender their shares pursuant to the offer, which it has determined not to do at this time, the MICT Board consulted with MICT’s senior management, its legal advisors, and CoView, and reviewed, evaluated and considered numerous factors and a wide range of information and data, including:

•	The MICT Board considered that the structure of the Business Combination and the transactions contemplated thereby, including the Offer, provided its stockholders with choices that would fit the individual circumstances of each stockholder. The board considered that each stockholder could make an independent judgment of whether to eliminate its interest in MICT by tendering any or all of its shares into the Offer (subject to a pro rata reduction if more shares were tendered than those offered to purchase by BNN in the Offer) or to maintain an interest in Micronet Ltd. and exchange its shares of MICT’s common stock for shares of the public company. Personal considerations the board believed may be relevant to an MICT stockholder’s decision included:

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o	the stockholder’s determination of the adequacy of the Offer Price in light of the stockholder’s own investment objectives;

o	the stockholder’s need for liquidity or diversification;

o	the stockholder’s views as to Micronet and the public company’s outlook, including the synergies that could result from the Business Combination;

o	other investment opportunities, including other types of investments, available to the stockholder;

o	whether the stockholder requires current income on its investment;

o	the stockholder’s assessment of the appropriateness for investing in equity securities generally in the current economic, business and political climate, with respect to which the stockholder should consult with competent investment professionals;

o	the tax consequences to the stockholder of participating in the Offer or of receiving shares of Micronet and the ultimate public company, for which the stockholder should consult with competent tax advisors; and

o	the other factors considered by the MICT Board described herein, and any other factors that the stockholder deems relevant to its investment decision.

•	The MICT Board received a fairness opinion from CoView, dated December 17, 2018, concluding that the Transactions are fair to the stockholders of MICT (other than BNN and its affiliates, regarding whom CoView had no opinion) from a financial point of view, as more fully described above under the caption “Opinion of MICT’s Financial Advisor.”

•	In addition to the fairness opinion, the MICT Board also considered that the Offer Price represents a premium to the market (based both on the current share price, and as adjusted to give effect to the presumed reduction in the value of MICT’s stock price pursuant to the spin-off of Micronet).

•	The MICT Board considered alternatives other than the Business Combination, including MICT’s prospects were it to continue as a stand-alone company, and concluded that none of these alternatives were reasonably likely to present opportunities for creating greater value for MICT’s Stockholders.

•	The MICT Board believes that, as a result of arm’s length negotiations with BNN and ParagonEx, MICT and its representatives negotiated the highest exchange ratio that BNN and ParagonEx were willing to agree to, and that the terms of the Acquisition Agreement and related agreements include the most favorable terms to MICT in the aggregate which BNN and ParagonEx were willing to agree to.

•	The MICT Board considered the public company’s outlook, including the synergies that could result from the Business Combination, as well as that the public company would be led by an experienced senior management team and board of directors.

•	The MICT Board considered that it can change its recommendation with respect to the Offer at a later time prior to the expiration of the Offer, including if there is a change of events or circumstances or additional information comes to the attention to The MICT Board.

•	The MICT Board considered that the possibility of the transactions contemplated by the Acquisition Agreement had been public since the LOI was announced on July 2, 2018, and that no alternative proposals had been put forward between such date and the date on which the Acquisition Agreement was executed.

•	The MICT Board considered the terms and conditions of the Acquisition Agreement and the transactions contemplated thereby, as well as the safeguards and protective provisions included therein to mitigate risk, including:

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o	the respective rights of, and limitations on, the parties to the Acquisition Agreement to pursue strategic alternatives, including the ability of MICT to terminate the Acquisition Agreement in order to participate in an alternative transaction;

o	the reasonableness of the potential termination fee of $1,800,000 (which would increase to $3,000,000 in certain situations) that could become payable to MICT if the Acquisition Agreement is terminated in certain circumstances;

o	the voting agreement, pursuant to which Mr. Lucatz agreed, solely in his capacity as a stockholder of MICT, to vote all of his shares of MICT in favor of the Business Combination;

o	the ability of MICT to incur up to $760,000 of indebtedness during the interim period which shall be reduced to no more than $560,000 prior to the completion of the spin-off of Micronet;

o	the increased protections MICT had negotiated for in the Acquisition Agreement, including the addition of a closing condition requiring ParagonEx to enter into a definitive agreement with UFX, the requirement that certain members of ParagonEx management enter into non-compete agreements in advance of closing, the inclusion of a covenant that ParagonEx would use its best efforts to complete the PX Exchange Ltd. (“PX Exchange”) acquisitions, and the inclusion of covenants to remedy certain of BNN’s share capital issues and concerns about governance controls and procedures; and

o	the belief that the terms of the Acquisition Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

•	In the course of its deliberations, The MICT Board also considered a variety of risks and other countervailing factors related to entering into the Acquisition Agreement, including:

o	the $900,000 termination fee payable by MICT upon the occurrence of certain events and the potential effect of such termination fee in deterring other potential acquirers from proposing an alternative transaction that may be more advantageous to MICT’s Stockholders;

o	the substantial expenses to be incurred in connection with the Business Combination and related transactions;

o	the possible volatility, at least in the short term, of the trading price of MICT’s common stock resulting from the announcement of the Business Combination and related transactions;

o	the risk that the Business Combination and related transactions might not be consummated in a timely manner or at all and the potential adverse effect of a failure to complete the Business Combination on the reputation of MICT;

o	the likely detrimental effect on MICT’s cash position, stock price and ability to successfully complete an alternative transaction should the Business Combination not be completed;

o	the risk that the synergies expected to result from the Business Combination would not come to fruition or that the performance of BNN and ParagonEx would not support the valuations ascribed to them in connection with the Business Combination; and

o	various other risks associated with the Business Combination, the related transactions and the public company, including those described in the section entitled “Risk Factors”.

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Accounting Treatment of the Business Combination

The financial statements of GFH have been prepared in accordance with IFRS as issued by the IASB.  The preparation of financial statements in accordance with IFRS requires management to make judgments, estimates and assumptions that affect the application of policies. The areas that require a high level of judgment or areas of judgment and estimation that are significant to GFH are disclosed in the notes accompanying its annual financial statements.

Under IFRS, the Transactions contemplated by the Acquisition Agreement will be accounted for as a business combination using the acquisition method in accordance with IFRS 3, Business Combinations, which requires that one of the companies in the Transactions be designated as the acquirer for accounting purposes, based on the evidence available. While GFH is the legal acquirer, ParagonEx is the accounting acquirer. ParagonEx has been deemed the accounting acquirer because its shareholders will have the majority shareholding between them after the transactions, and ParagonEx was the largest trading entity between the three parties. In GFH’s consolidated financial statements, the assets and liabilities of BI China will initially be recorded at fair value and the excess of the consideration paid to the BI China shareholders over the net fair value of its assets and liabilities will be recorded as goodwill. The historical results of operations of ParagonEx will be presented as the results of operations of GFH following the closing date of the Transactions.

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QUESTIONS AND ANSWERS FOR ALL MICT STOCKHOLDERS

Q.	Why am I receiving this proxy statement/prospectus?

A.	You are receiving this proxy statement/prospectus in connection with the Special Meeting of MICT Stockholders. MICT is holding the Special Meeting of its stockholders to consider and vote upon the following three proposals. Your vote is important. You are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

MICT’s Stockholders are being asked to consider and vote upon the Proposals, including the Business Combination Proposal which entails the Business Combination pursuant to the Acquisition Agreement by and among MICT, BI China, BNN, BNN, ParagonEX and certain other parties thereto, and certain other the transactions contemplated by the Acquisition Agreement, including the acquisition of BI China and ParagonEx by GFH and the merger of MICT into Merger Sub, with MICT continuing as a surviving entity. Pursuant to the Acquisition Agreement, BI China and ParagonEx will become wholly-owned subsidiaries of GFH as described in more detail in this proxy statement/prospectus. We refer to this proposal as the “Business Combination Proposal.” A copy of the Acquisition Agreement and certain other agreements to be entered into pursuant to the Acquisition Agreement are attached to this proxy statement/prospectus as Annex B and MICT encourages its stockholders to read it in its entirety. See the section entitled “Proposal 1: The Business Combination Proposal” and “Summary of the Material Terms of the Proposals — The Business Combination Proposal.”

MICT’s Stockholders are also being asked to approve the Golden Parachute Proposal which, on an advisory basis, provides for that certain “golden parachute” compensation to David Lucatz, Chief Executive Officer of MICT, in connection with the Business Combination. See the section entitled “Proposal 2: The Golden Parachute Proposal” and “Summary of the Material Terms of the Proposals — The Golden Parachute Proposal.”

MICT’s Stockholders are also being requested to consider and vote upon the Adjournment Proposal, which is a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if it is determined by MICT that more time is necessary or appropriate to consummate the Business Combination. See the section entitled “Proposal 3: The Adjournment Proposal” and “Summary of the Material Terms of the Proposals — The Adjournment Proposal.”

Q.	What constitutes a quorum?

A.	The presence, in person or by proxy, of MICT Stockholders representing a majority of the total votes of the MICT Common Stock issued and outstanding on the Record Date and entitled to vote on the resolutions to be considered at the Special Meeting will constitute a quorum for the Special Meeting.

Q.	What vote is required to approve each proposal at the Special Meeting?

A.

The affirmative vote of the holders of a majority of the voting power of the shares of MICT Common Stock entitled to vote on the Business Combination Proposal is required. The affirmative vote of a majority of the voting power of the votes cast at the Special Meeting is required for the Golden Parachute Proposal and the Adjournment Proposal. In connection with execution of the Acquisition Agreement, DL Capital, representing an aggregate of 1,234,000 shares of MICT Common Stock has entered into a voting and support agreement to vote in favor of the Business Combination Proposal. In addition, BNN intends to vote its shares of MICT in favor of the Business Combination. As of the Record Date, there were                   shares of MICT Common Stock outstanding.

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Q.	Why is MICT proposing the Business Combination?

A.	The MICT Board believes that the combination of MICT, ParagonEx and BI China will create a company with a strong business-to business (“B2B”) technology platform and operational know how that will enable GFH to present a leading global multifaceted platform for trading in digital assets.

Q.	How will GFH pay for the acquisitions of MICT, BI China and ParagonEx?

A.	As described above, GFH will pay for the acquisitions of MICT, BI China and ParagonEx with the proceeds received from the private placement offering conducted by GFH in the aggregate amount of approximately $23,500,000 of GFH Ordinary Shares. Such private placement is conditioned upon receipt of approval of the stockholders of MICT of the Transactions and satisfaction or waiver of the conditions to Closing set forth in Article XII of the Acquisition Agreement.

Q.	What equity stake will current MICT Stockholders hold in GFH immediately after the consummation of the Business Combination?

A.	Immediately following the consummation of the Business Combination, the current equityholders of MICT, including BNN, are expected to own approximately % of the outstanding GFH Ordinary Shares.

Q.	What conditions must be satisfied to complete the Business Combination?

A.	The Business Combination is subject to a number of conditions under the Acquisition Agreement, including, among others, (i) the approval by MICT Stockholders of the Business Combination Proposal included in this proxy statement/prospectus; and (ii) the declaration of effectiveness by the SEC of this proxy statement/prospectus.

Q.	When do you expect the Business Combination to be completed?

A.	It is currently expected that the Business Combination will be consummated on or before May 15, 2019. This date depends, among other things, on the approval of the Business Combination Proposal to be put to MICT Stockholders at the Special Meeting. However, such meeting could be adjourned if the Adjournment Proposal is adopted by our stockholders at the Special Meeting and MICT elects to adjourn the Special Meeting to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, each of the condition precedent proposals have not been approved.

Q.	When and where will the Special Meeting be held?

A.	The Special Meeting will be held at ____ a.m. Eastern Time on _______________, 2019 at the offices of Ellenoff Grossman & Schole LLP, at 1345 Avenue of the Americas, 11th Floor, New York, New York 10105. Only stockholders who held MICT common stock at the close of business on ______, 2019 will be entitled to vote at the Special Meeting and at any adjournments and postponements thereof.

Q.	Who is entitled to vote at the Special Meeting?

A.	MICT has fixed ______ as the record date. If you were a stockholder of MICT at the close of business on the record date, you are entitled to vote on matters that come before the Special Meeting. However, a stockholder may only vote his, her or its shares if he, she or it is present in person or is represented by proxy at the Special Meeting.

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Q.	How do I vote?

A.	If you are a record owner of your shares, there are two ways to vote your MICT Shares at the Special Meeting:

You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by MICT’s Board “FOR” each of the Proposals. Votes received after a matter has been voted upon at the Special Meeting will not be counted.

You Can Attend the Special Meeting and Vote in Person. When you arrive, you will receive a ballot that you may use to cast your vote.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way MICT can be sure that the broker, bank or nominee has not already voted your shares.

Q:	What if I do not vote my MICT Shares or if I abstain from voting?

A:	As a condition to the completion of the Business Combination, the affirmative vote of the holders of a majority of the voting power of the shares of MICT Common Stock entitled to vote on the Business Combination Proposal is required. The affirmative vote of a majority of the voting power of the votes cast at the Special Meeting is required for the Golden Parachute Proposal and the Adjournment Proposal. With respect to the Golden Parachute Proposal and the Adjournment Proposal, abstentions will not be counted as votes properly cast for purposes of the Proposals. As a result, if you abstain from voting on the Proposals, your MICT Shares will be counted as present for purposes of establishing a quorum (if so present in accordance with the terms of the articles of incorporation), but the abstention will have no effect on the outcome of Golden Parachute Proposal and Adjournment Proposal. Similarly, broker non-votes will have no effect on the outcome of the Golden Parachute Proposal and Adjournment Proposal. Abstentions and broker non-votes will, however, have the same effect as voting against the Business Combination Proposal.

Q:	What proposals must be passed in order for the Business Combination to be completed?

A:	The Business Combination will not be completed unless the Business Combination Proposal is approved.

Q:	What is “golden parachute” compensation and why I am being asked to vote on it?

A:	The SEC has adopted rules that require MICT to seek an advisory (non-binding) vote on “golden parachute” compensation. “Golden parachute” compensation is compensation that is tied to or based on the Business Combination and that will or may be paid by MICT to its Chief Executive Officer in connection with the Business Combination.

Q:	How does the Board recommend that I vote on the Proposals?

A:	The Board unanimously recommends that you vote as follows:

“FOR” approval of the Business Combination Proposal;

“FOR” approval of the Golden Parachute Proposal; and

“FOR” approval of the Adjournment Proposal.

Q:	How many votes do I have?

A:	MICT Stockholders have one vote per each share of MICT Common Stock held by them on the Record Date on each proposal to be voted upon.

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Q:	Will I have the same rights as a shareholder of GFH as I did in MICT?

A:	At the effective time of the Business Combination, you will become a shareholder of GFH, and as such, your rights under MICT’s Delaware Certificate of Incorporation and Bylaws will be replaced by your rights under the BVI Memorandum and Articles of Association of GFH at which time your rights will cease to be governed by Delaware law and will be governed by BVI law.

Q.	What happens if the Business Combination is not consummated?

A.	Under the terms of the Acquisition Agreement, if the Business Combination is not consummated by May 15, 2019, each of MICT, BI China or ParagonEx may terminate the Acquisition Agreement. The Acquisition Agreement contains certain termination rights and fees for each of the MICT, BNN, BI China and ParagonEx, and further provides that, upon termination of the Acquisition Agreement under specified circumstances, MICT may be required to pay to BNN and ParagonEx a termination fee of $900,000, and BNN and ParagonEx may be required to pay to MICT a base termination fee of $1.8 million, which shall increase to $3.0 million under certain specified circumstances. If the Acquisition Agreement is terminated, none of the Proposals will be implemented and you will continue to be a stockholder of MICT.

Q.	Do I have appraisal rights in connection with the Business Combination?

A.	In accordance with Section 262 of the Delaware General Corporation Law, MICT Stockholders do not have appraisal rights in connection with the Business Combination.

Q.	What are the U.S. federal income tax consequences of the Business Combination to me?

A.	It is intended that the Business Combination will qualify as a transaction described in Section 351 of the Code. Assuming this is the case, MICT Stockholders generally will not recognize gain or loss on the exchange of MICT shares for GFH Ordinary Shares and their tax basis in and holding periods for their MICT shares will generally carry over to GFH’s Ordinary Shares. For a more complete discussion of the U.S. federal income tax consequences of the Business Combination, see the section entitled “Proposal 1: The Business Combination Proposal — Material United States Federal Income Tax Considerations.”

Q.	What do I need to do now?

A.	MICT urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes and to consider how the Business Combination will affect you as a stockholder of MICT. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.	What happens if I sell my MICT shares before the Special Meeting?

A.	The Record Date for the Special Meeting is earlier than the date of the Special Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your MICT shares after the applicable Record Date, but before the Special Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such Special Meeting.

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Q.	May I change my vote after I have mailed my signed proxy card?

A.	Yes. Stockholders may send a later-dated, signed proxy card to MICT’s secretary at the address set forth below so that it is received by MICT’s secretary prior to the vote at the Special Meeting or attend the Special Meeting in person or by proxy and vote. Stockholders also may revoke their proxy by sending a notice of revocation to MICT’s secretary, which must be received by MICT’s secretary prior to the vote at the Special Meeting.

Q.	What happens if I fail to take any action with respect to the Special Meeting?

A.	Failure to take any action will be treated as a vote against the Business Combination. If you fail to take any action with respect to the Special Meeting and the Business Combination is approved by stockholders and the Business Combination is consummated, you will become a stockholder of GFH. If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will remain a stockholder of MICT.

Q.	What should I do if I receive more than one set of voting materials?

A.	MICT Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your MICT shares.

Q.	Who can help answer my questions?

A.	If you have any questions about how to vote or direct a vote in respect of your MICT shares, you may contact:

Morrow Sodali LLP

470 West Avenue

Stamford, CT 06902

Tel: (800) 662-5200 or banks and brokers can call (203) 658-9400

Email: MICT.info@morrowsodali.com

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OVERVIEW OF MICT’S BUSINESS

MICT, Inc. (formerly named Micronet Enertec Technologies, Inc.), is a U.S.-based Delaware corporation, formed on January 31, 2002. On March 14, 2013, it changed its name from Lapis Technologies, Inc. to Micronet Enertec Technologies, Inc. and on July 13, 2018, it changed its name from Micronet Enertec Technologies, Inc. to MICT, Inc.

MICT currently operates through its Israel-based partially owned subsidiary company, Micronet Ltd. (“Micronet”), in which it owns a controlling interest as of the date hereof. Micronet is a publicly traded company on the Tel Aviv Stock Exchange and operates in the growing commercial Mobile Resource Management (“MRM”) market.

Micronet through both its Israeli and U.S. operational offices designs, develops, manufactures and sells rugged mobile computing devices that provide fleet operators and field workforces with computing solutions in challenging work environments. Micronet’s vehicle portable tablets increase workforce productivity and enhance corporate efficiency by offering computing power and communication capabilities that provide fleet operators with visibility into vehicle location, fuel usage, speed and mileage. Micronet’s customers consist primarily of application service providers and solution providers specializing in the MRM market.

Pursuant to the Acquisition Agreement, subject to and upon closing of the Business Combination, it is contemplated that MICT shall spin-off its holdings in Micronet to MICT’s Stockholders who retain shares of MICT after the Offer.

On December 31, 2017, MICT, Enertec Systems 2001 Ltd. (“Enertec”), previously MICT’s wholly-owned subsidiary, and MICT Management Ltd. (then, Enertec Management Ltd.), entered into a Share Purchase Agreement (the “Share Purchase Agreement”), with Coolisys Technologies Inc. (“Coolisys”), a subsidiary of DPW Holdings, Inc. (“DPW”), pursuant to which MICT sold the entire share capital of Enertec to Coolisys.

On May 22, 2018, MICT closed on the sale of all of the outstanding equity of Enertec pursuant to the Share Purchase Agreement. As consideration for the sale of Enertec’s entire share capital, Coolisys paid, at the Closing, a purchase price of $4,772,521 following certain adjustments made in accordance with the provisions of the Share Purchase Agreement, and assumed $4,288,439 of Enertec debt. In addition, an amount equal to 10% of such cash consideration remain under the Share Purchase Agreement in escrow for a period of up to 14 months after the Closing to satisfy certain potential indemnification claims such as claims related to breach of representations and warranties by MICT, as customary in such transactions. MICT believes the sale represents a strategic shift in its business. Accordingly, its results of operations in the statement of operations and prior periods’ results have been reclassified as a discontinued operation. MICT’s capital gain from the sale of Enertec, based on MICT’s balance sheet at the closing date of the Enertec sale, was approximately $6,800.

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OVERVIEW OF BI CHINA’S BUSINESS

All references to “BI China” or the “Group” mean Brookfield Interactive (Hong Kong) Limited, a company organized under the laws of Hong Kong, and its subsidiaries and contractually controlled entities. BI China was formed on June 25, 2018 in connection with the Business Combination in order to acquire assets related to the lottery, gaming and sports business in China from BNN Technology PLC. References to the business of BI China in this proxy statement/prospectus refer to the business of the assets acquired by BI China. All references to “Chinese renminbi”, “Yuan” or “RMB” are to the currency of the People’s Republic of China (“PRC” or “China”).

Overview

BI China is a Chinese group and a leader in China’s rapidly evolving $65+ billion lottery market. Parts of the Group have been involved in and operating businesses in the Chinese lottery market for over 15 years and have developed deep relationships with some of China’s leading lottery centers, government agencies and portals.

The Group was positioned to achieve a leading role in China’s lottery market because of the versatile, robust and scalable B2B technology platforms and content it developed for the Chinese lottery, gaming and sports industries.

Since 2012, the Group has developed highly scalable B2B technology platforms for the lottery industry in China capable of processing millions of transactions a day. The Group’s B2B technology platforms were initially focused on the lottery market but have since expanded into new verticals (for more information see “Description of the Business of BI China — BI China-B2B Platforms”). Among such platforms, the Group has built and launched a B2C tele-draw lottery platform for the Shanghai and Guangxi Welfare lottery centers that allows mobile users to play digital games online through their mobile devices, call-center operator and SMS. The Group has also launched a B2B platform in Beijing that interfaces and processes transactions between lottery centers and the main Chinese portals such as Taobao (approximately 500 million active users and is owned by Alibaba), Tencent (approximately 1 billion active users), JD.com (approximately 300 million active users) and Netease (approximately 23 million active users). The Group also currently has a strategic joint venture with the Heilongjiang Sports Bureau, which is responsible for all sports lottery activities in Heilongjiang province of China. The Group believes this to be the only joint venture of its kind in China.

In addition to the Group’s B2B technology platform and content creation, the Group was a pioneer in the development of an earlier generation of Chinese self-service video lottery terminals (“Self-Service Terminals”) in 2011/2012, which it subsequently rolled out. Self-Service Terminals are a key component to the increase in Chinese lottery sales because they represent a solution to a problem that currently exists within the lottery industry in China: lottery players must claim their prizes in person at a lottery center. Currently, the Chinese lottery is under played by the middle classes because they live and work in areas where lottery centers previously did not exist. Looking to address the middle classes and remedy the collection of lottery winnings from a physical lottery center, the Group has begun to introduce Self-Service Terminals in conveniently located locations such as shopping malls, fast food restaurants and retail stores near to areas where the middle classes live, work and frequent. Additionally the new generation of Self-Service Terminals are contemplated to be rolled out are expected to offer a much more seamless experience to lottery players than the prior generation, since all electronic methods of payments are accepted. A lottery player can place a bet on his/her mobile device and settle the payment by e-wallet, Ali-pay or We-chat. The player can then validate and cash any prize he/she receives through the terminal instead of through a lottery center. We believe this solution addresses a main barrier to increase lottery ticket sales in China: the need to validate and cash out prizes in person at lottery centers. The new generation of Self-Service Terminals can also be produced at a fraction of the cost of production of the earlier generation of terminals. With better functionality and lower cost of production, BI China believes the new generation of Self-Service Terminals will be one of the main drivers of growth for the lottery industry in the years to come.

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The Group provides a one stop B2B technology solution for many of its lottery center clients, responsible for the operation of the lottery center websites, development and provision of cutting edge content, marketing and promotional activities as well as providing Self-Service Terminals. The Group’s strategy is to become the premiere lottery solution provider in China, capable of offering a full range of products and solutions to its clients all aimed at increasing sales, driving user play, and enhancing the ability for lottery centers to target new revenue opportunities while operating in a highly evolving regulated legal environment.

The current pillars of the Group’s strategy are to increase sales of lottery tickets and games by (i) the development of new lottery games and virtual games, particularly virtual sports high frequency lottery games and (ii) rolling out and promoting the use of Self-Service Terminals. High frequency games are played every few minutes and have a high percentage payout that is highly attractive to the lottery player. Self-Service Terminals are a key component to the increase in lottery sales because they will enable lottery players to claim their prizes at these terminals rather than in person at a lottery store/center.

The Group believes the new generation of Self-Service Terminals will become “AI lottery stores/centers” without operators and will eventually replace the old and high cost retail lottery stores/centers. Acting as a provider of the technology for this transformation, BI China believes it is well positioned to become a leader in this industry.

To achieve its strategy of developing new cutting edge content and games, the Group partnered with Kiron Interactive, a software company based in Johannesburg, South Africa, and the developer of “BetMan Online” to develop a new suite of virtual games. See “Description of the Business of BI China — Content Development — Kiron Interactive Partnership” for more information. BI China intends to become a major player in the provision of new games for the lottery industry in China.

The Group will continue to leverage its deep relationships with several lottery centers to implement its new strategy. The Group has provincial licenses with the following key provincial lottery centers in China:

•	Welfare lottery centers located in Beijing, Shanghai, Guangxi, Tianjin, Zhejiang, Shandong, Chongqing and Jiangxi.

•	Sports lottery centers are located in Heilongjiang, Zhejiang, Shandong, Gansu and Beijing.

While the lottery market is an anchor activity of the Group, the Group has identified additional business opportunities within China and in South East Asia that can utilize its versatile, robust and scalable B2B technology platform, including the following:

•	futures/commodities trading, financial “Play for Fun” games and new virtual multi-platform mobile lottery games;

•	utilize the Group’s trading platforms to enter other South East Asian markets via customers that will license the platform to address their own customer needs;

•	development of new sports initiatives aimed at supporting all sales channels as well as contributing meaningfully to the Group’s earnings; and

•	sports high frequency games.

BI China believes that regulatory changes expected to take place in the Chinese lottery, gaming and sports industry will create business opportunities to monetize in the future. The Group considers itself to be well positioned to take advantage of these opportunities by leveraging its robust B2B technology platforms in combination with its deep relationships within the Chinese market.

As of the date of this proxy statement/prospectus, BI China is a wholly-owned subsidiary of BNN and its operating activities are undertaken by its direct and indirect subsidiaries and affiliates. Prior to completion of the Business Combination, it is proposed that BI China will undertake a series of internal steps to (a) issue shares to key members of its management team pursuant to existing commitments in recognition of their past services and to incentivize their future performance, (b) issue shares to new investors in BI China who have agreed to subscribe for equity in BI China to help fund future growth opportunities for the combined business following completion of the Business Combination as identified by BI China management  and (c) issue shares to key joint venture partners in PRC which have been identified by BI China management as adding future value to the combined business. As a result of these steps, BNN will hold 51.7% of BI China’s share capital as at completion, BI China management will hold 10.36%, external investors 34.44% and joint venture partners 3.5%. This reorganization will have no impact on the operational assets of BI China which will continue to be held by BI China.

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OVERVIEW OF PARAGONEX’S BUSINESS

Overview

ParagonEx Ltd. (“ParagonEx”) is a developer and global provider of software solutions and related services for online trading in contracts-for-difference (“CFDs”). A CFD is a contract between a buyer and a seller, stipulating that the seller will pay to the buyer the difference between the current value of an asset and its value at contract time (or, if the difference is negative, that the buyer pay instead to the seller). In effect, CFDs are derivatives that allow traders to enter leveraged positions, both long and short, on practically all underlying financial instruments available in the global markets, such as shares, indices, commodities and currency pairs, without having to directly deal with the underlying assets themselves. CFDs most resemble futures and options, though with the advantage of (a) having no expiry date, so no time decay, (b) having small minimum contract sizes, allowing for a low entry threshold, (c) being traded on margin, thereby magnifying potential returns (as well as risks) through significant leveraging ratios, and (d) enabling the easy configuration of new instruments which are not restricted to exchange definitions or jurisdictional boundaries, thereby offering a very wide variety of underlying instruments for trading. Currently, trading in CFDs comprises a large portion of the total worldwide financial trading activity.

ParagonEx has invested around $50 million since inception in research and development (“R&D”) to build a proprietary, technologically-advanced and easily-configurable platform and user-interface that enables trading in CFDs over more than 500 different underlying global financial instruments comprising stocks, indices, commodities, cryptocurrencies, exchange-traded funds and foreign exchange (“Forex”) pairs. ParagonEx refers to this platform and user-interface as ParagonEx Platform as a Service (“PaaS”) offering. The PaaS offering allows trading in a seamless fashion and is specifically tailored for the layman trader and accessible through multiple channels, applications and operating systems. ParagonEx’s PaaS offering is designed to service businesses in the online trading industry, particularly operators of consumer-facing CFD and Forex trading offerings, which it refers to as business-to-business (or “B2B”) customers. Although ParagonEx’s PaaS offering is geared to the CFD market, its architecture is in fact product agnostic and can be scaled into other verticals and sectors of digital products in a seamless manner.

The trading platform is supplemented by a full suite of front-end and back-office services and tools which equip ParagonEx’s B2B customers with capabilities across the entire trading value chain, providing them with a turn-key solution complete with liquidity and risk management, compliance and fraud prevention, marketing, End User acquisition, conversion and retention, technical support, payment processing, live-news feed and various other components. As such, ParagonEx is a B2B company, and its B2B customers, in turn, use its platform to provide an online trading channel to their retail clients, which ParagonEx refers to as “End Users.” ParagonEx receives trades transmitted by its B2B customers for execution on its platform and provides the liquidity necessary to execute the trades.

Paragonex generates most of its revenues by sharing in the net revenue that its B2B customers generate from their End Users’ use of the PaaS offering, which net revenue is derived from fees or commissions which the B2B customers charge their End Users and which are calculated on the basis of their trading volume. On average, ParagonEx retains approximately 23% of the net trading fees charged to the End Users on all transactions executed on its platform, after deducting rebates owed to the B2B customer that generated the transactions. These 23% of the net trading fees charged by the B2B customers to their End Users for the PaaS offering account for about 40% of ParagonEx’s total revenues, while the vast majority of the remaining 60% of ParagonEx’s revenues are derived from support services provided to its B2B customers, that include a comprehensive suite of marketing, sales and other support services that are aimed to help its B2B customers attract new End Users, enhance End User experience and increase their life time value to the B2B customers. ParagonEx had revenues of $62.1 million and $31.9 million for the year ended December 31, 2017 and the six-month period ended June 30, 2018, respectively.

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ParagonEx services B2B customers in four countries, and End Users in more than 144 countries access its trading platform. In terms of revenue generation, the Middle East and Europe (particularly Eastern Europe) are the main geographical locations of the End Users of ParagonEx’s B2B customers, followed by Asia. ParagonEx does not currently conduct any business in the U.S. nor does it expect to enter the U.S. market.

ParagonEx conducts business from its offices in the Isle of Man and has subsidiaries located in the UK, Poland, Israel (Tel Aviv and Haifa), Belize, China and Ukraine.

ParagonEx’s substantial investment in the development of its PaaS offering has led to the constant enhancement of the platform’s efficiency, functionality, reliability and security. This enables ParagonEx to provide its B2B customers with improved End User acquisition capabilities as well as market and credit risk management associated with the trading activities of the End Users, while providing the End Users with advanced price discovery, trade execution and order management functions, among other things. Today, the End Users of ParagonEx’s PaaS offering can trade through web-based and mobile trading platforms and have access to innovative trading tools to assist them with research, analysis and automated trading. ParagonEx further offers its B2B customers with compliance services relating to such customers’ End Users, as required by the terms of the regulatory licenses under which such customers operate.

Through the PaaS offering, End Users trade CFDs and Forex pairs in which ParagonEx, through its beneficially-owned subsidiary PX Exchange, acts as the liquidity provider. These financial instruments are designed such that each party will pay to the other the difference between the value of an underlying asset upon settlement of the relevant contract or position at a specified time. In order to limit its exposure as a counterparty to the CFDs and Forex pairs offered by its B2B customers to their End Users, ParagonEx, through PX Exchange, centrally manages and internally offsets End User trades with each other. PX Exchange may then hedge the net balance of the trades by entering into back-to-back opposite transactions as principal in the wholesale market, if and to the extent that PX Exchange finds such discretionary hedging to be prudent based on its risk assessment in each case. PX Exchange acts as a market maker in connection with the transactions and positions entered into by the End Users and holds an appropriate license issued by the Belize International Financial Services Commission. For more information on the PX Exchange, see below under the section titled “Description of the Business of ParagonEx — Corporate Information”.

As a global provider of online trading services, ParagonEx’s results of operations are impacted by a number of external factors, including market volatility, competition, the regulatory environment in the various jurisdictions and markets in which its B2B customers operate and in which they offer their services, the financial condition of the B2B customers to whom it provides services, the financial condition of the End Users served by such B2B customers and the regulatory landscape applicable to them, and the availability of third party services necessary for the B2B customers to offer their services, such as payment processing. Furthermore, these factors are not the only factors that impact ParagonEx’s results of operations, and additional factors may have a significant impact on its results of operations in future periods. Please refer to the section titled “Risk Factors Related to ParagonEx” for a discussion of other factors that may impact its business. Please refer to the section titled “Description of the Business of ParagonEx” for a complete description of the business of ParagonEx.

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OVERVIEW OF GFH’S BUSINESS

Global Fintech Holdings Ltd. (“GFH” or the “Registrant”), a company formed under the laws of the British Virgin Islands, will be the parent company of MICT, ParagonEx and BI China businesses.

Overview

We believe the combination of MICT, ParagonEx and BI China will create a company with a strong B2B technology platform and operational know how that will enable GFH to present a leading global multifaceted platform for trading in digital assets. ParagonEx’s and BI China’s assets and technology are anticipated to be complimentary and it is intended that they will enable GFH to monetize BI China’s opportunities within China as well as expedite the growth plan of ParagonEx. GFH believes it will be able to readily integrate ParagonEx’s and BI China’s technology platforms. It is intended that the combination of these entities will allow GFH to capitalize on ParagonEx’s technology, and BI China’s market relationships and technology via a public market platform with access to the capital markets to become a leading technology provider for the online lottery, sports content and other gaming verticals with a unique position in the Chinese market. The strengths and competencies of GFH are expected to include:

•	a premier digital assets trading platform, also known as a PaaS offering, that is product-agnostic and can be scaled into many different verticals;

•	access to the Chinese market through BI China to monetize the lottery, sports, gaming and other markets using GFH’s technology solutions;

•	access to capital through its Nasdaq listing; and

•	the potential to capitalize on its access to the financial markets and take advantage of industry consolidation driven by regulatory changes by acquiring smaller companies with proven and sustainable free cash flow at attractive and accretive acquisition multiples.

By leveraging these characteristics, it is intended GFH will be able to monetize its technology and market relationships by combining ParagonEx’s PaaS offering with the comprehensive knowledge and connections in the Chinese market that have been developed by BI China. BI China’s credibility, developed over 15 years of operation with major provinces and government agencies, are expected to assist GFH in addressing the Chinese markets for its PaaS offering. GFH sees future growth being delivered by the combination and penetration of existing products and platforms into new and emerging markets while capitalizing on acquisition opportunities in a consolidating market.

Please refer to “Risk Factors related to the Business Combination and the Combined Business” for a discussion of other factors that may impact its business. Please refer to “Description of the Business of GFH” for a complete description of the business of GFH.

29

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF MICT

The following selected historical consolidated financial and other data should be read together with MICT’s consolidated financial statements and accompanying notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) of MICT” herein. MICT’s financial statements, and the data derived therefrom, included in this proxy statement/prospectus were prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) and presented in U.S. dollars. MICT’s U.S. GAAP historical financial statements and information are not comparable to ParagonEx’s and BNN’s IFRS historical financial statements and information or the pro forma financial information included in this proxy statement/prospectus.

The consolidated statements of operations data for the years ended December 31, 2017 and 2016 and the consolidated balance sheet data as of December 31, 2017 and 2016 are derived from MICT’s audited consolidated financial statements appearing elsewhere herein. The consolidated statements of operations data for the nine months ended September 30, 2018 and 2017 and the consolidated balance sheet data as of September 30, 2018 are derived from MICT’s unaudited interim consolidated financial statements appearing elsewhere herein. Balance sheet data for the period ended September 30, 2017 has been derived from management accounting information. MICT’s unaudited interim consolidated financial statements were prepared on a basis consistent with its audited consolidated financial statements and include, in management’s opinion, all adjustments, consisting only of normal recurring adjustments, that MICT considers necessary for a fair presentation of the financial information set forth in those statements included elsewhere in this proxy statement/prospectus. MICT’s historical results are not necessarily indicative of the results that may be expected in any future period, and interim financial results are not necessarily indicative of the results that may be expected for the full year.

	As of December 31,
Balance Sheet Data (in thousands)	2017	2016

Total assets	$29,732	$31,916
Total liabilities	$23,758	$20,958
Net assets	$5,974	$10,958
Share capital(a)	$10,889	$8,754
Number of ordinary shares	8,646	6,385

	As of September 30,
Balance Sheet Data (in thousands)	2018	2017
	(Unaudited)	(Unaudited)
Total assets	$14,723	$32,935
Total liabilities	$9,813	$23,610
Net assets	$4,910	$9,325
Share capital(a)	$11,875	$10,135
Number of ordinary shares	9,342	7,706

(a)	Comprised of common stock and additional paid – in capital

30

	For the twelve months ended December 31,
Statement of Operations Data (in thousands)	2017	2016

Revenue	$18,366	$13,284
Net loss from continuing operations	$(5,060)	$(6,262)
Basic and diluted loss per common share from continuing operations	$(0.70)	$(0.76)

	For the nine months ended September 30,
Statement of Operations Data (in thousands)	2018	2017
	(Unaudited)	(Unaudited)
Revenue	$12,897	$11,937
Net loss from continuing operations	$(6,610)	$(4,104)
Basic and diluted loss per common share from continuing operations	$(0.54)	$(0.37)

31

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF BNN

The following selected historical consolidated financial in thousands pounds sterling and other data should be read together with BNN’s consolidated financial statements and accompanying notes and the section entitled “Operating and Financial Review and Prospects of BNN” appearing elsewhere herein. BNN’s consolidated financial statements, and the data derived therefrom, included in this proxy statement/prospectus were prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). BNN’s IFRS historical financial statements and information are not comparable to MICT’s U.S. GAAP historical financial statements and information included in this proxy statement/prospectus. Furthermore, because BNN’s consolidated financial statements and information are in pounds sterling and not in U.S. dollar, they are not directly comparable to the other financial statements and information included in this proxy statement/prospectus.

Although no longer in the development stage, the Company continues to be subject to risks and challenges similar to other companies in a comparable stage of development. These risks include, but are not limited to, dependence on key individuals, successful development, marketing and branding of services, the ability to obtain adequate financing to support growth, and competition from larger companies with greater financial, technical, management and marketing resources.

The Group has incurred substantial and negative cash flows from operations in every fiscal period since inception. For the year ended December 31, 2017, the Group incurred a loss for the year of £31.9 million (2016: £22.0 million) and negative cash flows from operations of £23.5 million (2016: £16.8 million). As of December 31, 2017, the Group had an accumulated deficit of £79.6 million (2016: £48.7 million).

During 2018, the management team presented short-term and medium-term plans which included the reduction in the previous heavy cost of technology investment; a refocus of the business on its significant core strengths; and, and a strategy to grow revenue streams more quickly at higher margins and on a lower cost base.

The new short-term strategy to increase shareholder value and significantly improve the return on capital employed focused on the following key areas:

•	Concentrating on the Group’s core lottery business; particularly in relation to developing revenue opportunities based on the Group’s leading-edge technology and content provision in the sector, the key benefits of which are beginning to crystallize in the second half of 2018.

•	Headcount has been reduced in the Chinese operation from 400 to 120 in 2018, and the benefits of this and other cost reduction measures are becoming evident in the second half of 2018 and will fully crystallize by Q4 2018.

•	As well as reducing the cost base of operations in China, the Board has also terminated the Company’s funding of non-core activities and entities in China. The level of operating cash flows from discontinued operations were £4,221 thousand in 2017 and £7,258 thousand in 2016.

•	Identify acquisition targets that could meet the Group’s current and anticipated data technology requirements and therefore accelerate its growth and expansion, on December 18, 2018 the Group entered into a conditional agreement to enter into a business combination with MICT Inc. and ParagonEx Limited, which upon completion management believes will substantially improve the financial health of the business.

•	As part of the transaction the board have had discussions with the holders of the £6.0 million convertible notes who have agreed to defer the repayment of the notes to January 14, 2021. It is a condition of such deferral that on completion of the corporate transaction, the Group will novate the convertible notes to the acquiring company.

•	On October 23, 2018, BNN Technology plc. repaid the Everbright bank loan plus interest of £7.6 million. As a result, restricted cash balance of £7.6 million which was held as a security by Everbright bank in Hong Kong has been released.

•	The Board has significantly reduced the UK cost base in the second half of financial year 2018 by reducing head-count and controlling the cost base. This includes exiting leases for serviced offices where possible. No cancellation fees were payable and no dilapidation costs were incurred.

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Management believes that significant progress has been made during 2018 and 2019 given the savings made after the year end through the initiatives detailed above. The Company, however, continues to face significant risks associated with successful execution of its strategy. These risks include, but are not limited to technology and development, Chinese lottery regulations and market acceptance of new services, changes in the marketplace, liquidity, competition from existing and new competitors which may enter the marketplace and retention of key personnel.

The Company may need additional funds for promoting new services and working capital required to support increased sales.

There can be no assurance, however, that such financing would be available when needed, if at all, or on favorable terms and conditions. If results of operations for 2018 and 2019 do not meet management’s expectations, or additional capital is not available, or management are unable to close the proposed transaction successfully, then management believes it has the ability to continue to reduce certain expenditures.

The precise amount and timing of the funding needs cannot be determined accurately at this time, and will depend on a number of factors, including the market demand for the Company’s services, the quality of development efforts, management of working capital, and continuation of normal payment terms and conditions for purchase of services. The Company is uncertain whether its cash balances and cash flow from operations will be sufficient to fund its operations for the next twelve months from the date of approval of these financial statements. If the Company is unable to substantially increase revenues, reduce expenditures, or otherwise generate cash flows for operations, then the Company will need to raise additional funding to continue as a going concern.

The Board of Directors have concluded that the Company should restate its historical financial statements in respect of the fiscal year 2016 (collectively, the “Restatement Period”). The directors have assessed the accounting policies as well as the presentation and accounting for certain transactions in the financial statements and has concluded that it was necessary to restate previously issued financial statements for the correction of errors and certain other reclassifications in accordance with IAS 8 - Accounting Policies, Changes in Accounting Estimates and Errors, as well as relating to discontinued operations that occurred in 2017 and 2018.

The 2016 financial statements, including opening balances, are therefore being restated for the correction of the following errors:

•	Hangzhou consolidation

•	Payroll Taxes provision

•	Xinhua accrual

•	Director Bonus

•	Input sales tax provision

•	Settlement of Contingent Consideration

In addition, the Company during 2017 evaluated the Xinhau News Mobile App and related business channels and concluded that the business line no longer coincided with the strategic direction of the Company, and terminated all contracts with Xinhau, which has been deemed by management to be a discontinued operation. Such comparative amounts for financial year 2016 have therefore also been reclassified to disclose such amounts in accordance with IFRS 5 Non-current Assets Held for Sale and Discontinued Operations.

In addition, during the first six-months of 2018 the Company disposed of its interest in three entities:

A.	Beijing Hulian YiCai Technology Development Co., Limited

B.	Hulian Xincai Information Technology Co. Ltd.

C.	Hulian Xincai Hangzhou Sport Culture Communication Ltd.

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From April 4, 2018 the Group’s proportion of ownership interest held and voting power held in all above companies is 0%.

These were deemed to meet the definition of discontinued operations under IFRS 5 as they all were separate major line of business and operated within their own geographical area.

As these special purpose financial statements are being included in a filing with the United States Securities and Exchange Commission, retrospective reclassification of all prior periods to be reported in the filing is required to reflect the impact of the results of the component as discontinued operations, which is also being disclosed in the separately presented interim financial statements as of June 30, 2018 in the filing.

In addition to the above, the Company has chosen to reclassify certain expenses from administrative expenses to research and development expenses and sales and marketing expenses to better represent certain costs on the income statement. For the year ended December  31, 2017, this has led to the inclusion of research and development expense of £1,358 thousand (2016: £608 thousand) and sales and marketing expenses of £1,553 thousand (2016: £348 thousand) with no impact on previously reported operating loss, loss for the year, financial positions or cash flows.

The restatements and reclassifications are presented and described in further detail in Note 5 to the consolidated financial statements.

The consolidated income statement for the years ended December 31, 2017 and 2016 and the consolidated balance sheet data as of December 31, 2017 and 2016 are derived from BNN’s audited consolidated financial statements appearing elsewhere herein. The consolidated income statement data for the six months ended June 30, 2018 and 2017 and the consolidated balance sheet data as of June 30, 2018 are derived from BNN’s unaudited interim condensed consolidated financial statements appearing elsewhere herein. Balance sheet data as of June 30, 2017 has been derived from internal management accounting information. BNN’s unaudited interim condensed consolidated financial statements were prepared in accordance with IAS 34 Interim Financial Reporting and include, in management’s opinion, all adjustments, consisting only of normal recurring adjustments, that BNN considers necessary for a fair presentation of the financial information set forth in those statements included elsewhere in this proxy statement/prospectus. BNN’s historical results are not necessarily indicative of the results that may be expected in any future period, and interim financial results are not necessarily indicative of the results that may be expected for a full year.

	As of December 31,
Balance Sheet Data (in thousands)	2017	2016

Total assets	£50,741	£64,183
Total liabilities	£19,457	£27,075
Net assets	£31,284	£37,108
Share capital	£23,861	£20,527
Number of ordinary shares	238,613	205,273

	As of June 30,
Balance Sheet Data (in thousands)	2018	2017
	(Unaudited)	(Unaudited)
Total assets	£33,836	£76,898
Total liabilities	£14,535	£29,425
Net assets	£19,301	£47,473
Share capital	£23,861	£23,861
Number of ordinary shares	238,613	238,613

	For the twelve months ended December 31,
Statement of Operations (in thousands)	2017	2016

Revenue	£7,137	£2,164
Net (loss) for the year	£(31,905)	£(22,020)

	For the six months ended June 30,
Statement of Operations (in thousands)	2018	2017
	(Unaudited)	(Unaudited)
Revenue	£3,278	£4,262
Net (loss) for the period	£(13,373)	£(15,648)

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SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA OF PARAGONEX

The following selected historical consolidated financial and other data should be read together with ParagonEx’s consolidated financial statements and accompanying notes and the section entitled “Operating and Financial Review and Prospects of ParagonEx Ltd.” appearing elsewhere herein. ParagonEx’s financial statements included in this proxy statement/prospectus were prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and presented in U.S. dollars. ParagonEx’s IFRS as issued by the IASB historical financial statements are not comparable to MICT’s U.S. GAAP historical financial statements included in this proxy statement/prospectus.

The selected statement of comprehensive income data for the years ended December 31, 2017 and 2016 and the selected consolidated statement of financial position data as of December 31, 2017 and 2016 are derived from ParagonEx’s audited consolidated financial statements appearing elsewhere herein. The selected statement of comprehensive income data for the six months ended June 30, 2018 and 2017 and the selected statement of financial position data as of June 30, 2018 are derived from ParagonEx’s unaudited interim consolidated financial statements appearing elsewhere herein, and the selected statement of financial position data as of June 30, 2017 has been derived from ParagonEx’s accounting records.

ParagonEx’s financial data presented as of and for June 30, 2018 and 2017 were prepared on a basis consistent with its audited consolidated financial statements and include, in management’s opinion, all adjustments, consisting only of normal recurring adjustments, that ParagonEx considers necessary for a fair presentation of the financial information set forth in those statements included elsewhere in this proxy statement/prospectus. ParagonEx’s historical results are not necessarily indicative of the results that may be expected in any future period, and interim financial results are not necessarily indicative of the results that may be expected for the full year. The profit per share data is calculated based on net profit divided by the number of ordinary shares listed on the statement of financial position. The diluted profit per share data is calculated based on net profit divided by the number of ordinary shares as for basic profit (loss) per share, adjusted for the dilutive impact of share options and warrants in issue at the statement of financial position sheet date.

	As of December 31,
Balance Sheet Data (in thousands, other than number of shares)	2017	2016

Total assets	$39,479	$35,310
Total liabilities	$8,836	$11,292
Net assets	$30,643	$24,018
Share capital	$4,505	$4,446
Number of ordinary shares	44,047	43,534

	As of June 30,
Balance Sheet Data (in thousands, other than number of shares)	2018	2017

Total assets	$43,719	$42,101
Total liabilities	$5,153	$11,641
Net assets	$38,566	$30,460
Share capital	$4,505	$4,493
Number of ordinary shares	44,132	43,914

35

	For the twelve months ended December 31,
Statement of Operations (in thousands, other than per share data)	2017	2016

Revenue	$62,130	$69,507
Net profit for the period	$18,321	$15,971
Basic profit per share	$415.94	$366.86
Diluted profit per share	$396.91	$347.22

	For the six months ended June 30,
Statement of Operations (in thousands, other than per share data)	2018	2017

Revenue	$31,950	$33,479
Net profit for the period	$8,342	$12,129
Basic profit per share	$189.02	$276.20
Diluted profit per share	$179.10	$263.52

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

ParagonEx Limited

The unaudited pro forma condensed combined balance sheet as of June 30, 2018 and the unaudited pro forma condensed combined statements of operations for each of the six months ended June 30, 2018 and for the year ended December 31, 2017 combine the financial statements of, ParagonEx Limited (“PGX”), BNN Technology Plc (“BNN”) and MICT, Inc. (“MICT”), giving effect to the Transactions described in the Acquisition Agreement, as if they had occurred on January 1, 2017 in respect of the unaudited pro forma condensed combined statements of operations and on June 30, 2018 in respect of the unaudited pro forma condensed combined balance sheet. Global FinTech Holdings Ltd. (“GFH”) was formed subsequent to June 30, 2018 and its subsequent share offering is presented as a pro forma adjustment to the pro forma balance sheet.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	PGX’s consolidated financial statements as well as the related “Operating and Financial Review and Prospects of ParagonEx LTD” contained elsewhere herein;

•	BNN’s consolidated financial statements, as well as the related “Operating and Financial Review and Prospects of BNN Technology Plc.” contained elsewhere herein;

•	MICT’s consolidated financial statements, as well as the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein; and

•	the other information contained in or incorporated by reference into this proxy statement/prospectus.

The consolidated financial statements of PGX and BNN were prepared in accordance with IFRS as issued by the IASB. The consolidated financial statements of MICT were prepared in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information includes adjustments to convert the financial information of MICT from U.S. GAAP to IFRS as issued by the IASB, as well as reclassifications to conform MICT’s historical accounting presentation to PGX’s accounting presentation.

In addition, the consolidated financial statements of PGX and MICT are presented in US dollars (“USD”) whereas, the consolidated financial statements of BNN are presented in British pounds (“GBP”). Therefore the unaudited pro forma condensed combined financial information includes adjustments to convert BNN’s financial information from GBP to USD.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with IFRS 3, Business Combinations, which requires that one company is designated as the acquirer for accounting purposes. While GFH is the legal acquirer, PGX is the accounting acquirer. Accordingly, the assets acquired, and liabilities assumed of Brookfield Interactive (Hong Kong) Limited (“BI China”), the subsidiary of BNN being acquired, are recorded based on preliminary estimates of fair value, using fair value concepts defined in IFRS 13, Fair Value Measurement. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed is recognized as goodwill.

The final purchase consideration and the allocation of the purchase consideration may materially differ from that reflected in the unaudited pro forma condensed combined financial information after final valuation procedures are performed and amounts are finalized following the completion of the acquisition.

The unaudited pro forma adjustments give effect to events that are directly attributable to the Transactions and are based on available data and certain assumptions that management believes are factually supportable. In addition, with respect to the unaudited pro forma condensed combined statement of operations, the unaudited pro forma adjustments are expected to have a continuing impact on the combined results.

37

The unaudited pro forma condensed combined financial information is presented for informational purposes only and to aid you in your analysis of the financial aspects of the Transactions described in the Acquisition Agreement. The unaudited pro forma condensed combined financial information described above has been derived from the historical financial statements of PGX, BNN and MICT and the related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information is based on PGX’s accounting policies. Further review may identify additional differences between the accounting policies of PGX, BNN and MICT. The unaudited pro forma adjustments and the unaudited pro forma condensed combined financial information don’t reflect the impact of synergies or post-transaction management actions and are not necessarily indicative of the financial position or results of operations that may have actually occurred had the Transaction taken place on the dates noted, or of PGX’s future financial position or operating results.

38

ParagonEx Limited

Unaudited Pro Forma Condensed Combined Balance Sheet

June 30, 2018

(USD 000’s)

				Pro Forma Adjustments
	PGX (IFRS)	BNN (IFRS)	MICT (IFRS)	GFH Share Offering	BNN Tender Offer for MICT Shares	PGX Excluded Entity	BNN Related Adjustments	MICT Spin-Off and Other	PGX Share Exchange	BI China Share Exchange	MICT Share Exchange	Additional Merger Expenses	Pro Forma Combined
	Note A	Note B	Note C	Note D	Note E	Note F	Note G	Note H	Note I	Note J	Note K	Note L	Note M

Assets

Current assets:
Cash and cash equivalents	$7,131	$12,792	$3,898	$23,500	$(3,165)	$(44)	$-	$(3,898)	$(25,000)	$-	$-	$-	$15,214
Current income tax assets	246	-	-	-	-	-	-	-	-	-	-	-	246
Trade and other receivables	24,665	2,180	4,464	-	-	(128)	-	(4,464)	-	-	-	-	26,717
Restricted cash	-	10,034	564	-	-	-	(10,034)	(564)	-	-	-	-	-
Inventories	-	411	4,800	-	-	-	-	(4,800)	-	-	-	-	411

Total current assets	32,042	25,417	13,726	23,500	(3,165)	(172)	(10,034)	(13,726)	(25,000)	-	-	-	42,588

Non-current assets:
Property and equipment	3,469	568	1,060	-	-	(17)	-	(1,060)	-	-	-	-	4,020
Intangible assets	7,524	459	875	-	-	-	-	(875)	-	11,558	-	-	19,541
Long-term deposits	351	-	36	-	-	-	-	(36)	-	-	-	-	351
Goodwill	-	5,397	1,466	-	-	-	-	(1,466)	-	66,992	-	-	72,389
Investment in MICT	-	2,790	-	-	3,165	-	-	-	-	(5,955)	-	-	-
Investments in associates	-	10,045	-	-	-	-	-	-	-	-	-	-	10,045
Restricted cash - escrow	-	-	477	-	-	-	-	-	-	-	-	-	477
Deferred tax assets	333	-	515	-	-	-	-	(515)	-	-	-	-	333

Total non-current assets	11,677	19,259	4,429	-	3,165	(17)	-	(3,952)	-	72,595	-	-	107,156

Total assets	$43,719	$44,676	$18,155	$23,500	$-	$(189)	$(10,034)	$(17,678)	$(25,000)	$72,595	$-	$-	$149,744

Liabilities and shareholders’ equity

Current liabilities:
Accounts payable	$4,378	$2,469	$4,187	$-	$-	$(175)	$-	$(4,187)	$-	$-	$-	$7,000	$13,672
Short-term debt	-	16,724	2,585	-	-	-	(16,724)	(1,548)	-	-	-	-	1,037
Short-term loans payable	-	-	-	-	-	-	-	-	5,000	-	-	-	5,000
Other current liabilities	95	-	-	-	-	-	-	-	-	-	-	-	95
Total current liabilities	4,473	19,193	6,772	-	-	(175)	(16,724)	(5,735)	5,000	-	-	7,000	19,804

Non-current liabilities:
Non-current loans	-	-	2,636	-	-	-	-	(1,286)	-	-	(1,350)	-	-
Deferred tax liability	-	-	-	-	-	-	-	-	-	3,004	-	-	3,004
Long-term notes payable	-	-	-	-	-	-	6,574	-	5,000	-	-	-	11,574
Other long-term liabilities	679	-	717	-	-	-	-	(240)	-	-	-	-	1,156

Total non-current liabilities	679	-	3,353	-	-	-	6,574	(1,526)	5,000	3,004	(1,350)	-	15,734

Total liabilities	5,152	19,193	10,125	-	-	(175)	(10,150)	(7,261)	10,000	3,004	(1,350)	7,000	35,538

Shareholders’ equity:
Ordinary share capital	1	31,503	9	15	-	-	-	-	87	(31,445)	1	-	171
Share premium	5,595	115,037	11,301	23,485	-	-	1,618	(5,375)	(35,062)	(21,523)	(6,973)	(7,000)	81,103
Treasury stock	(32)	-	-	-	-	-	-	-	32	-	-	-	-
Retained earnings (accumulated deficit)	32,946	(120,867)	(7,544)	-	-	(14)	(1,502)	-	-	122,369	7,544	-	32,932
Accumulated other comprehensive loss	-	-	(504)	-	-	-	-	-	-	-	504	-	-
Reserve accounts	57	(293)	(274)	-	-	-	-	-	(57)	293	274	-	-
Non-controlling interests	-	103	5,042	-	-	-	-	(5,042)	-	(103)	-	-	-

Total shareholders’ equity	38,567	25,483	8,030	23,500	-	(14)	116	(10,417)	(35,000)	69,591	1,350	(7,000)	114,206

Total liabilities and shareholders’ equity	$43,719	$44,676	$18,155	$23,500	$-	$(189)	$(10,034)	$(17,678)	$(25,000)	$72,595	$-	$-	$149,744

See notes to the unaudited pro forma condensed combined financial information

39

ParagonEx Limited

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2018

(USD 000’s except for shares and per share amounts)

				Pro Forma Adjustments
	PGX (IFRS)	BNN (IFRS)	MICT (IFRS)	PGX Excluded Entity	BNN Related Adjustments	MICT Spin-Off	PGX Share Exchange	BI China Share Exchange	Eliminate Merger Expense	Pro Forma Combined
	Note A	Note B	Note C	Note D	Note E	Note F	Note G	Note H	Note I	Note J
Revenue
Revenues	$31,950	$4,510	$10,681	$(171)	$-	$(10,681)	$-	$-	$-	$36,289
Cost of revenue	-	(3,346)	(7,588)	-	-	7,588	-	-	-	(3,346)
Gross profit	31,950	1,164	3,093	(171)	-	(3,093)	-	-	-	32,943
Operating expenses	(22,798)	(13,150)	(4,679)	165	-	4,679	-	(979)	1,589	(35,173)
Operating profit (loss)	9,152	(11,986)	(1,586)	(6)	-	1,586	-	(979)	1,589	(2,230)
Share of results of associates	-	(135)	-	-	-	-	-	-	-	(135)
Finance income (costs), net	(270)	(471)	(852)	(20)	(405)	815	(500)	-	-	(1,703)
Profit (loss) before taxes	8,882	(12,592)	(2,438)	(26)	(405)	2,401	(500)	(979)	1,589	(4,068)
Income tax (provision) benefit	(541)	-	(4)	4	-	4	-	245	-	(292)
Net income (loss) from continuing operations	$8,341	$(12,592)	$(2,442)	$(22)	$(405)	$2,405	$(500)	$(734)	$1,589	$(4,360)
Earnings (loss) per share from continuing operations:
Basic-	$189.02									$(0.03)
Diluted-	$179.10									$(0.03)
Number of common shares outstanding:
Basic-	44,132									171,540,775
Diluted-	46,577									171,540,775

See notes to the unaudited pro forma condensed combined financial information

40

ParagonEx Limited

Unaudited Pro Forma Condensed Combined Statement of Operations

For The Year Ended December 31, 2017

(USD 000’s except for shares and per share amounts)

				Pro Forma Adjustments
	PGX (IFRS)	BNN (IFRS)	MICT (IFRS)	PGX Excluded Entity	BNN Related Adjustments	MICT Spin-Off	PGX Share Exchange	BI China Share Exchange	Pro Forma Combined
	Note A	Note B	Note C	Note D	Note E	Note F	Note G	Note H	Note I
Revenue
Revenues	$62,130	9,196	$18,366	$(511)	$-	$(18,366)	$-	$-	$70,815
Cost of revenue	-	(6,896)	(14,441)	-	-	14,441	-	-	(6,896)
Gross profit	62,130	2,300	3,925	(511)	-	(3,925)	-	-	63,919
Operating expenses	(43,664)	(30,066)	(8,524)	485	-	8,524	-	(1,958)	(75,203)
Operating profit (loss)	18,466	(27,766)	(4,599)	(26)	-	4,599	-	(1,958)	(11,284)
Share of results of associates	-	(451)	-	-	-	-	-	-	(451)
Finance income (costs), net	33	(3,136)	(401)	30	(809)	327	(1,000)	-	(4,956)
Profit (loss) before taxes	18,499	(31,353)	(5,000)	4	(809)	4,926	(1,000)	(1,958)	(16,691)
Income tax (provision) benefit	(178)	-	10	10	-	(10)	-	490	322
Net income (loss) from continuing operations	$18,321	$(31,353)	$(4,990)	$14	$(809)	$4,916	$(1,000)	$(1,468)	$(16,369)
Earnings (loss) per share from continuing operations
Basic-	$415.94								$(0.10)
Diluted-	$396.91								$(0.10)
Number of common shares outstanding
Basic-	44,047								171,540,775
Diluted-	46,159								171,540,775

See notes to the unaudited pro forma condensed combined financial information

41

ParagonEx Limited

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(USD and shares in 000’s except for per share amounts)

Basis of Presentation

The unaudited pro forma condensed combined financial information set forth herein is based upon the consolidated financial statements of PGX, BNN and MICT. The unaudited pro forma condensed combined financial information is presented as if the Transactions had been completed on January 1, 2017 with respect to the unaudited pro forma condensed combined statement of operations for each of the six months ended June 30, 2018 and for the year ended December 31, 2017 and on June 30, 2018 in respect of the unaudited pro forma condensed combined balance sheet.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations had the Transactions occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that the combined company will experience after the completion of the Transactions.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with IFRS 3, Business Combinations, which requires that one company is designated as the acquirer for accounting purposes. While GFH is the legal acquirer, PGX is the accounting acquirer. Accordingly, the assets acquired and liabilities assumed of Brookfield Interactive (Hong Kong) Limited (“BI China”), the subsidiary of BNN being acquired, are recorded based on preliminary estimates of fair value, using fair value concepts defined in IFRS 13, Fair Value Measurement. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed is recognized as goodwill.

PGX’s consolidated financial information was prepared in accordance with IFRS as issued by the IASB and is presented in US dollars (“USD”). Any entity historically presented otherwise has been converted for the purpose of this unaudited pro forma condensed consolidated financial information.

Pro forma adjustments reflected in the unaudited pro forma condensed combined balance sheet are based on items that are factually supportable and directly attributable to the Transactions. Pro forma adjustments reflected in the pro forma condensed combined statement of operations are based on items that are factually supportable, directly attributable to the Transactions and expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information does not reflect the cost of any integration activities or benefits from the Transactions, including potential synergies that may be generated in future periods.

The unaudited pro forma condensed combined financial information does not reflect any pro forma adjustments for the Golden Parachute Proposal as described in this proxy statement/prospectus as the financial impact is not material.

All Monetary Amounts Other Than Per Share Information Are Presented in 000’s Unless Otherwise Indicated

Pro Forma Adjustments

The following pro forma adjustments give effect to the Transactions.

Unaudited Pro Forma Condensed Combined Balance Sheet – As of June 30, 2018

Note A	Derived from the unaudited condensed consolidated financial statements of PGX as of June 30, 2018 included elsewhere in this proxy statement/prospectus. The table below presents a reconciliation between the impacted line items within the historical financial statements and the unaudited pro forma condensed combined financial information, showing a condensed presentation.

42

Reserves:

(000’s) USD
June 30, 2018
PGX
Currency translation reserve	$(25)
Other reserves	82
Reserve accounts	$57

Note B	Derived from the unaudited interim condensed consolidated financial statements of BNN as of June 30, 2018 included elsewhere in this proxy statement/prospectus and translated from British pounds (“GBP”) to USD. The indicated exchange rate used to translate GBP to USD at June 30, 2018 was the rate of 1.32 as set out in the table below.

GBP to USD Translation:

	BNN	EXCHANGE RATE	BNN
	(£000)	1.3203	($000)

Assets

Current assets:
Cash and cash equivalents	9,689		12,792
Trade and other receivables	1,650		2,180
Restricted cash	7,600		10,034
Inventories	311		411

Total current assets	19,250		25,417

Non-current assets:
Property and equipment	430		568
Intangible assets	348		459
Goodwill	4,087		5,397
Investment in MICT	2,112		2,790
Investments in associates	7,609		10,045

Total non-current assets	14,586		19,259

Total assets	33,836		44,676

Liabilities and shareholders’ equity

Current liabilities:
Accounts payable	1,869		2,469
Short-term debt	12,666		16,724

Total current liabilities	14,535		19,193

Total liabilities	14,535		19,193

Shareholders’ equity:
Ordinary share capital	23,861		31,503
Share premium	87,130		115,037
Accumulated deficit	(91,546)		(120,867)
Reserve accounts	(222)		(293)
Non-controlling interests	78		103

Total shareholders’ equity	19,301		25,483

Total liabilities and shareholders’ equity	33,836		44,676

43

Note C	Derived from the unaudited interim condensed consolidated financial statements of MICT, Inc. as of June 30, 2018, prepared in accordance with US GAAP and adjusted to conform with IFRS, as issued by the IASB. The table below provides a reconciliation between the historical financial statements and the unaudited pro forma condensed combined financial information.

US GAAP to IFRS Adjustments:

	MICT (US GAAP) ($000)	IFRS Adjustments		MICT (IFRS) ($000)
Assets

Current assets:
Cash and cash equivalents	3,898	-		3,898
Trade and other receivables	4,464	-		4,464
Restricted cash	564	-		564
Inventories	4,800	-		4,800

Total current assets	13,726	-		13,726

Non-current assets:
Property and equipment	870	190	(a)	1,060
Intangible assets	1,065	(190	)(a)	875
Long-term deposits	36	-		36
Goodwill	1,466	-		1,466
Restricted cash - escrow	477	-		477
Deferred tax assets	515	-		515

Total non-current assets	4,429	-		4,429

Total assets	18,155	-		18,155

Liabilities and shareholders’ equity

Current liabilities:
Accounts payable	3,985	202	(c)	4,187
Short-term debt	2,585	-		2,585

Total current liabilities	6,570	202		6,772

Non-current liabilities:
Non-current loans	2,636	-		2,636
Other long-term liabilities	602	115	(b)(c)	717

Total non-current liabilities	3,238	115		3,353

Total liabilities	9,808	317		10,125

Shareholders’ equity:
Ordinary share capital	9	-		9
Share premium	11,301	-		11,301
Accumulated deficit	(7,501)	(43)		(7,544)
Accumulated other comprehensive loss	(504)	-		(504)
Reserve accounts	-	(274)		(274)
Non-controlling interests	5,042	-		5,042

Total shareholders’ equity	8,347	(317)		8,030

Total liabilities and shareholders’ equity	18,155	-		18,155

44

a)	Prepaid lease expense of $190 under US GAAP was reclassified from intangible assets to property and equipment as this prepaid lease qualified as a finance lease under IFRS as issued by the IASB.

b)	In MICT’s financial statements, there is a $125 liability balance related to severance pay. Under U.S. GAAP, MICT initially measured the liability using the lump sum payments and the present value of all future expected payments. However, when converting to IFRS, the company is required to apply an actuarial valuation method when measuring the liability pursuant to IAS 19. Management recorded an additional $90 (included within other long-term liabilities) as of June 30, 2018 related to the revaluation of this liability.

c)	MICT receives various government grants. These grants contain clauses that state that the company must remit royalties based on a certain percentage of product sales generated from the grant funded projects. Under U.S. GAAP reporting requirements, royalty expenses on product sales are recognized and accrued for in the period the sale is made. When transitioning from U.S. GAAP to IFRS, these clauses qualify as provisions under IAS 20, whereby a provision is defined as a “liability of uncertain timing or amount”. Provisions differ from other liabilities in the degree of certainty about the amount or the timing of the payment. Accordingly, there is a distinction between provisions and other liabilities such as trade payables and accruals. Pursuant to IAS 20, management has recorded an increase to liabilities of $227 ($202 included within other accounts payable and $25 included within other long-term liabilities) as of June 30, 2018.

Pro Forma Adjustments:

Note D	To record the approximately $23,500 of investor deposits received from the share offering in exchange for 14,203,636 shares of common stock in GFH at a price per share of $1.65. This share offering will close at the time of acquisition. This offering is for up $25,000; however, the current pro-forma is limited to deposits received as of the date of this filing. While management estimates that the aggregate placement agent compensation could be up to approximately $1,500 of cash (to be paid by BNN), plus warrants to purchase 1,100,000 GFH ordinary shares at an exercise price of $1.65 per share, this compensation isn’t reflected in the unaudited pro forma condensed combined financial information because no final arrangement is in place as of the date of this filing, therefore such compensation isn’t factually supportable.

Note E	To record the purchase of up to 20% of MICT’s outstanding shares via tender offer by BNN (1,918,423 pre-merger shares times $1.65 per share) that will be exchanged for 1,784,133 shares in GFH at the time of the merger.

Note F	To exclude one PGX subsidiary not included in the acquisition pursuant to the Acquisition Agreement, which will be sold for nominal consideration prior to the closing of the Transactions.

Note G	Subsequent to June 30, 2018, BNN repaid $8,532 of short-term debt and $1,502 of interest which resulted in the release $10,034 of restricted cash. Convertible notes (short-term debt) of $8,192 were reclassified to long-term notes payable due to BNN management’s commitment to issue 15,410 ordinary shares in BI China, valued at $1,618, in exchange for the note holder’s extension of the note term to January 2021. Such debt issue costs have been recorded as a direct deduction from the face amount of the convertible note in the unaudited pro forma condensed combined balance sheet.

Note H	To adjust for the spin-off of Micronet Ltd’s business assets and liabilities to the pre-transaction shareholders of MICT pursuant to the Acquisition Agreement and certain pre-spin-off activities.

Note I	In addition to recording the exchange of all PGX shareholder outstanding shares for 88,382,373 shares of GFH, PGX shareholders will also receive an aggregate cash distribution of $25,000 and GFH will issue former PGX shareholders a $10,000 note payable plus $2,000 of interest over two years or $10,000 in additional cash as per the Acquisition Agreement.

Note J	To record the exchange of all BI China outstanding shares for 57,691,220 shares of GFH, which were valued at $1.65 per share or $95,190 (the “Purchase Consideration”). The following table summarizes the allocation of the preliminary purchase price as of the acquisition date.

45

BI China Purchase Price Allocation
(000’s) USD

Purchase Consideration	$95,190

Less:

Net working capital(1)	$9,749
Property and equipment	568
Investments in unconsolidated associates	10,045
Trade name/ trademarks(2)	4,450
Developed technology(2)	7,567
Convertible notes	(6,574)
Deferred tax liability(3)	(3,004)
Fair value of net assets acquired	$22,801

Goodwill value	$72,389

(1)	Gives effect to (a) BNN’s purchase of 1,918,423 shares of MICT for $3,165 of cash; (b) the use of $1,502 of working capital from the pay down of $8,532 of short-term debt while utilizing $10,034 of restricted cash (includes $1,502 of interest); and (c) the reclassification of $8,192 of short-term debt to long-term notes payable due to the extension of the note term.

(2)	The trade name/trademarks and developed technology are currently presumed to have an estimated useful life of ten and five years, respectively.

(3)	Represents the income tax effect of the $12,017 difference between the accounting and income tax bases of the identified intangible assets, using an assumed income tax rate of 25%.

Note K	To record the exchange of all outstanding shares of MICT and approximately $1,350 of debt for 10,315,667 shares of GFH. Given that GFH is not purchasing the business assets and liabilities of MICT, (they are being spun-out within 60 days after the close of the transaction), the value of the GFH shares were recorded as a merger expense.

Note L	To recognize the impact of estimated merger expenses of $7,000 incurred subsequent to June 30, 2018 through the closing date of the transaction.

46

Unaudited Pro Forma Condensed Combined Statement of Operations -For The Six Months Ended June 30, 2018

Note A	Derived from the unaudited condensed consolidated financial statements of PGX for the six months ended June 30, 2018 included elsewhere in this proxy statement/prospectus.

Note B	Derived from the unaudited interim condensed consolidated financial statements of BNN for the six months ended June 30, 2018 included elsewhere in this proxy statement/prospectus and translated from GBP to USD. The average exchange rate used to translate GBP to USD for the six months ended June 30, 2018 was the rate of 1.38 as set out in the table below.

GBP to USD Translation:

	BNN	EXCHANGE RATE	BNN
	(£000)	1.3758	($000)
Revenue
Revenues	3,278		4,510
Cost of revenues	(2,432)		(3,346)
Gross profit	846		1,164
Operating Expenses	(9,558)		(13,150)
Operating loss	(8,712)		(11,986)
Share of results of associates	(98)		(135)
Finance costs	(342)		(471)

Net loss from continuing operations	(9,152)		(12,592)

Note C	Derived from the unaudited condensed consolidated financial statements of MICT for the six months ended June 30, 2018, prepared in accordance with US GAAP and adjusted to conform with IFRS as issued by the IASB. The table below provides a reconciliation between US GAAP and IFRS as issued by the IASB financial information.

47

US GAAP to IFRS Adjustments:

	MICT (US GAAP) ($000)	IFRS Adjustments		MICT (IFRS) ($000)

Revenue
Revenues	10,681	-		10,681
Cost of revenue	(7,427)	(161	)(a)(b)	(7,588)
Gross profit	3,254	(161	)(a)(b)(c)	3,093
Operating expenses	(4,830)	151		(4,679)
Operating loss	(1,576)	(10)		(1,586)
Finance costs	(852)	-		(852)
Loss before taxes	(2,428)	(10)		(2,438)
Income tax provision	(4)	-		(4)

Net loss from continuing operations	(2,432)	(10)		(2,442)

a)	The company reclassified $165 of amortization of intangible assets (an operating expense) into cost of revenues. Under IFRS the amortization of intangible assets used in the production process of inventory is to be included within the carrying amounts of inventories and once subsequently sold, should be included within cost of sales.

b)	Additionally, the company reduced cost of sales by $4 related to severance pay adjustments.

c)	The company also recorded an additional $10 of royalty expenses due to the timing difference of recognition of royalty expenses under IFRS which were included within operating expenses.

Pro Forma Adjustments:

Note D	To adjust for the one PGX subsidiary not included in the acquisition pursuant to the Acquisition Agreement, which will be sold for nominal value prior to the closing of the Transactions.

Note E	To adjust for amortization of debt issue costs associated with the BNN convertible note with the term extended to January 2021, as a consequence of the Transactions. Such amounts are being amortized on a straight-line basis of two years, the term of the extension. No adjustments have been made to reflect the UK and Hong Kong BNN subsidiaries that are not being acquired pursuant to the Acquisition Agreement as all activity within these entities are related to the on-going operations of BI China.

Note F	To adjust for the spin-off of Micronet Ltd to the pre-Transaction shareholders of MICT pursuant to the Acquisition Agreement. All costs (except a small amount of financing cost) of the remaining MICT holding companies were deemed to be head office costs supporting MICT’s operating businesses and were adjusted as part of the spin-off.

Note G	To record six months of interest expense or $500 related to the $10,000 note payable to the ParagonEx shareholders, as per Note I on the June 30, 2018 unaudited pro forma condensed combined balance sheet.

Note H	To record the amortization of fair value of internally developed software with a useful life of 5 years plus tradenames and trademarks with a useful life of 10 years and the corresponding deferred tax benefit.

Note I	To remove the effect of one-time merger expenses totaling $1,589 related to the Transactions.

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Note J	The post transaction final capitalization is described in detail in the table below:

	Shareholder Group	Number of Shares	Percentage
(A)	BNN	57,691,220	34%
	PGX	88,382,373	52%
(B)	MICT	10,315,667	6%
	GFH investors	15,151,515	9%
	Total Shares	171,540,775	100%

(a)	Does not include up to approximately 3,050,000 shares to be received by BNN in its capacity as a MICT shareholder.

(b)	Includes up to approximately 3,050,000 shares to be received by BNN in its capacity as a MICT shareholder

The diluted profit per share data is calculated based on net profit divided by the number of ordinary shares for basic profit (loss) per share, adjusted for the dilutive impact of share options and warrants in issue at the statement of financial position sheet date.

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Unaudited Pro Forma Condensed Combined Statement of Operations - For The Year Ended December 31, 2017

Note A	Derived from the audited financial statements of PGX for the year ended December 31, 2017 included elsewhere in this proxy statement/prospectus.

Note B	Derived from the audited financial statements of BNN for the year ended December 31, 2017 included elsewhere in this proxy statement/prospectus and translated from GBP to USD. The average exchange rate used to translate GBP to USD for the year ended December 31, 2017 was the rate of 1.29 as set out in the table below.

GBP to USD Translation:

	BNN	EXCHANGE RATE	BNN
	(£000)	1.2885	($000)
Revenue
Revenues	7,137		9,196
Cost of revenues	(5,352)		(6,896)
Gross profit	1,785		2,300
Operating Expenses	(23,334)		(30,066)
Operating loss	(21,549)		(27,766)
Share of results of associates	(350)		(451)
Finance costs	(2,434)		(3,136)

Net loss from continuing operations	(24,333)		(31,353)

Note C	Derived from the audited financial statements of MICT for the year ended December 31, 2017, prepared in accordance with US GAAP and adjusted to conform with IFRS as issued by the IASB. The table below provides a reconciliation between US GAAP and IFRS as issued by the IASB financial information.

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US GAAP to IFRS Adjustments:

	MICT (US GAAP) ($000)	IFRS Adjustments		MICT (IFRS) ($000)

Revenue
Revenues	18,366	-		18,366
Cost of revenue	(14,094)	(347	)(a)(b)	(14,441)
Gross profit	4,272	(347)		3,925
Operating expenses	(8,941)	417	(a)(b)(c)	(8,524)
Operating loss	(4,669)	70		(4,599)
Finance costs	(401)	-		(401)
Loss before tax	(5,070)	70		(5,000)
Income tax benefit	10	-		10

Net loss from continuing operations	(5,060)	70		(4,990)

a)	The company reclassed $359 of amortization of intangible assets (an operating expense) into cost of revenues. Under IFRS the amortization of intangible assets used in the production process of inventory is to be included within the carrying amounts of inventories and once subsequently sold, should be included within cost of sales.

b)	Additionally, the company reclassified cost of sales by $12 to operating expenses related to severance pay adjustments and the company reduced research and development expenses by $3 related to severance pay adjustments.

c)	The company also recorded a reduction of $70 of royalty expenses due to the timing difference of recognition of royalty expenses under IFRS which were included within operating expenses.

Pro Forma Adjustments:

Note D	To adjust for the one PGX subsidiary not included in the acquisition, which will be sold for nominal consideration prior to the closing of the Transactions.

Note E	To adjust for amortization of debt issue costs associated with the BNN convertible note with the term extended to January 2021, as a consequence of the Transactions. Such amounts are being amortized on a straight-line basis of two years, the term of the extension. No adjustments have been made to reflect the UK and Hong Kong BNN subsidiaries that are not being acquired pursuant to the Acquisition Agreement as all activity within these entities are related to the on-going operations of BI China.

Note F	To adjust for the spin-off of Micronet Ltd to the pre-Transaction shareholders of MICT pursuant to the Acquisition Agreement. All costs (except a small amount of financing cost) of the remaining MICT holding companies were deemed to be head office costs supporting MICT’s operating businesses and were adjusted as part of the spin-off.

Note G	To record a full year of interest expense or $1,000 related to the $10,000 note payable to the ParagonEx shareholders, as per Note I on the June 30, 2018 unaudited pro forma condensed combined balance sheet.

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Note H	To record the amortization of the fair value of internally developed software with a useful life of 5 years plus the trade names and trademarks with a useful life of 10 years, and the corresponding deferred tax benefit.

Note I	The post transaction final capitalization is described in detail in the table below:

	Shareholder Group	Number of Shares	Percentage
(A)	BNN	57,691,220	34%
	PGX	88,382,373	52%
(B)	MICT	10,315,667	6%
	GFH investors	15,151,515	9%
	Total Shares	171,540,775	100%

(A)	Does not include up to approximately 3,050,000 shares to be received by BNN in its capacity as a MICT shareholder.

(B)	Includes up to approximately 3,050,000 shares to be received by BNN in its capacity as a MICT shareholder

The diluted profit per share data is calculated based on net profit divided by the number of ordinary shares for basic profit (loss) per share, adjusted for the dilutive impact of share options and warrants in issue at the statement of financial position sheet date.

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MARKET PRICE AND DIVIDEND INFORMATION

MICT

Market Price of MICT Common Stock

MICT’s common stock is traded on the Nasdaq under the symbol “MICT”.

On February 1, 2019, 1,187,500 unregistered warrants to purchase MICT’s common stock were outstanding.

In connection with the closing of the Business Combination, MICT’s common stock, and options and warrants to purchase shares of MICT’s Common Stock, will be automatically converted into GFH Ordinary Shares (and options and warrants to purchase the same). It is intended that, following the closing of the Business Combination, GFH Ordinary Shares will be traded on Nasdaq under the symbol “GFH.”

The table below sets forth the high and low sales prices of MICT’s common stock as reported on The Nasdaq Capital Market, for each full quarterly period within the two most recent fiscal years and the first quarter of 2019 through February 1, 2019.

	Common Stock
Quarter	High	Low
First quarter of 2019 (through February 1, 2019)	$1.15	0.68
First quarter of 2018	$1.48	$0.96
Second quarter of 2018	$1.599	$1.13
Third quarter of 2018	$1.65	$1.11
Fourth quarter of 2018	$1.19	$0.309
First quarter of 2017	$1.41	$1.17
Second quarter of 2017	$1.30	$0.99
Third quarter of 2017	$1.07	$0.76
Fourth quarter of 2017	$1.41	$0.68

On February 1, 2019, MICT’s common stock had a closing price of $1.10.

Holders of MICT Common Stock should obtain current market quotations for their securities. The market price of MICT Common Stock could vary at any time before the Business Combination.

Holders

As of the Record Date, there were 11 holders of record of MICT’s common stock.

GFH

GFH is a BVI business company formed under the laws of the British Virgin Islands for purposes of consummating the Business Combination. GFH has no trading history. GFH conducted a private placement offering to institutional investors pursuant to Section 4(a)(2) of the Securities Act.

Dividends

MICT

MICT has not paid any cash dividends on its shares in 2018 and 2017. The payment of cash dividends in the future will be dependent upon its revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of a business combination. As described below, the payment of any cash dividends subsequent to completion of the Business Combination, will be within the discretion of the MICT Board at such time (subject to BNN and ParagonEx’s prior written consent). In addition, the MICT Board is not currently contemplating and does not anticipate declaring any share dividends in the foreseeable future. Further, if MICT incurs any indebtedness, its ability to declare dividends may be limited.

Dividend Policy of GFH Following the Business Combination

Following completion of the Business Combination, GFH’s board of directors will consider whether or not to institute a dividend policy. It is the present intention of GFH to assess its ability to declare dividends in light of its capital structure and earnings immediately following the closing.

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RISK FACTORS

You should carefully consider all the following risk factors, together with all of the other information included or incorporated by reference in this proxy statement/prospectus, including the financial information, before deciding whether or how to vote or instruct your vote to be cast to approve the Proposals described in this proxy statement/prospectus.

The value of your investment following consummation of the Business Combination will be subject to significant risks affecting, among other things, GFH’s business, financial condition or results of operations. If any of the events described below occur, GFH’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of GFH Ordinary Shares and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of MICT, BI China and ParagonEx.

Risks Related to the Business Combination and the Combined Business

GFH may be unable to successfully execute its growth strategy.

One of GFH’s strategies is to pursue organic growth by increasing product offerings, expanding into new verticals and new markets such as China. GFH also intends to continue to expand and upgrade the reliability and scalability of the PaaS offering and other aspects of its proprietary technology. GFH may not be able to successfully execute all or any of these initiatives, and the results may vary from the expectations of GFH or others. Further, even if these initiatives are successful, GFH may not be able to expand and upgrade its technology systems and infrastructure to accommodate increases in the business activity in a timely manner, which could lead to operational breakdowns and delays, loss of customers, a reduction in the growth of its customer base, increased operating expenses, financial losses, increased litigation or customer claims, regulatory sanctions or increased regulatory scrutiny. In addition, GFH will need to continue to attract, hire and retain highly skilled and motivated executives and employees to both execute the growth strategy and to manage the resulting growth effectively.

GFH may be unable to integrate the businesses of ParagonEx and BI China successfully.

ParagonEx and BI China are independent companies that have never operated as a combined entity before. Until now, each of ParagonEx and BI China has pursued its own separate businesses in different geographic locations. Upon consummation of the Business Combination, GFH will need to integrate the operations of these two companies that currently operate in different industries and geographic locations into a single operation. Although we believe the business of ParagonEx and BI China are complementary and there will be synergies from the integration of the two companies, we cannot assure you that the Business Combination will produce the expected or intended results. The failure to address problems encountered in connection with such integration could cause GFH to fail to realize the anticipated benefits or incur unanticipated liabilities, any of which could have a materially adverse effect on the business, financial condition, results of operations and cash flows of GFH, which could negatively impact its stock price.

GFH’s acquisition strategy may result in significant transaction expenses, integration and consolidation risks and risks associated with entering new markets, and GFH may be unable to profitably operate the consolidated company.

One of GFH’s strategies is to pursue growth through acquisitions of smaller players in the industry. Such acquisitions involve significant transaction expenses, including, but not limited to, fees paid to legal, financial, tax and accounting advisors, filing fees and printing costs. Acquisitions also present risks associated with offering new products or entering new markets and integrating the acquired companies.

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Other areas where GFH may face risks include:

•	diversion of management time and focus from operating the business of GFH to address challenges that may arise in integrating the acquired business;

•	transition of operations, users and user accounts onto existing platforms or onto platforms of the acquired company;

•	failure to successfully further develop the acquired business;

•	failure to realize anticipated operational or financial synergies;

•	implementation or remediation of controls, procedures, and policies at the acquired company;

•	the need to integrate operations across different cultures and languages and to address the particular economic, currency, political, and regulatory risks associated with specific countries;

•	liability for activities of the acquired company before the acquisition, such as violations of laws and regulatory requirements, commercial disputes, tax liabilities, infringement of third-party rights in intellectual property and other known and unknown liabilities; and

•	integration of the acquired business’ accounting, human resource and other administrative systems, and coordination of trading and sales and marketing functions.

Future acquisitions could also result in dilutive issuances of the equity securities of GFH, the incurrence of debt, amortization expenses, impairment of goodwill and purchased long-lived assets, and restructuring charges, any of which could harm the financial condition or results of operations and cash flows of GFH. Additionally, any new businesses that may be acquired by GFH, once integrated with the existing operations, may not produce expected or intended results. The failure to address these risks or other problems encountered in connection with future acquisitions could cause GFH to fail to realize the anticipated benefits of such acquisitions or incur unanticipated liabilities, any of which could have a materially adverse effect on the business, financial condition, results of operations and cash flows of GFH.

None of GFH, BI China or ParagonEx have any formal risk management policies or procedures and those applied by them may not be effective and may leave them exposed to unidentified or unexpected risks.

GFH, BI China and ParagonEx are dependent on the professional expertise and experience of their management and staff to assess risks. GFH, BI China and ParagonEx do not have any formal written policies or procedures for identifying, monitoring or controlling risks, including risks related to human error, customer defaults, market movements, technology, fraud or money-laundering, and such risks are evaluated by their respective management teams and boards of directors on an ad-hoc basis. Such practices and methods used by GFH, BI China and ParagonEx for managing risk are discretionary by nature and are based on internally developed controls and observed historical market behavior, and also involve reliance on standard industry practices. These methods may not adequately prevent losses, particularly as they relate to extreme market movements, which may be significantly greater than historical fluctuations in the market. The risk-management methods utilized by GFH, BI China and ParagonEx also may not adequately prevent losses due to technical errors if their testing and quality control practices are not effective in preventing failures. In addition, GFH, BI China and ParagonEx may elect to adjust their risk-management policies to allow for an increase in risk tolerance, which could expose it to the risk of greater losses. The risk-management methods used by GFH, BI China and ParagonEx rely on a combination of technical and human controls and supervision that are subject to error and failure. These methods may not protect GFH, BI China and ParagonEx against all risks or may protect them less than anticipated, in which case the business, financial condition and results of operations and cash flows of GFH, BI China and ParagonEx may be materially adversely affected.

GFH shareholders may be unable to ascertain the merits or risks of BI China’s and ParagonEx’s operations and the business of these companies are outside of MICT management’s area of expertise.

To the extent we complete the initial Business Combination, we will be affected by numerous risks inherent in both BI China’s and ParagonEx’s business operations. Furthermore, after completion of the Business Combination, the business of GFH will be entirely different from MICT’s business. Although MICT’s management has endeavored to evaluate the risks inherent in the proposed Business Combination, MICT cannot assure you that it can adequately ascertain or assess all of the significant risk factors.

Subsequent to the completion of the Business Combination, GFH may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.

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MICT cannot assure you that the due diligence MICT has conducted on BI China and ParagonEx has revealed all material issues that may be present with regard to BI China and ParagonEx, or that it would be possible to uncover all material issues through a customary amount of due diligence or that risks outside of MICT’s control will not later arise. Both BI China and ParagonEx are privately held companies and MICT therefore has made its decision to pursue the Business Combination on the basis of limited information, which may result in a business combination that is not as profitable as expected, if at all. As a result of these factors, GFH may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if MICT’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with MICT’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on GFH’s liquidity, the fact that GFH reports charges of this nature could contribute to negative market perceptions about GFH or GFH’s securities. Accordingly, we cannot predict the impact that the Business Combination will have on GFH’s securities.

Furthermore, the Acquisition Agreement by which GFH will be acquiring BI China and ParagonEx stipulates that all representations and warranties provided by such companies and their shareholders with regard to their respective businesses, both toward each other and toward GFH, will expire upon completion of the acquisition. Consequently, GFH and MICT will be limited in their ability to pursue a claim against either BI China’s or ParagonEx’s previous shareholders for breach of any of their representations and warranties that is discovered after the completion date, unless GFH is able to prove that such breach amounted to fraudulent misrepresentation or resulted from a similar act of malicious intent.

GFH’s ability to be successful following the Business Combination will be dependent upon the efforts of GFH’s Board of Directors and key personnel and the loss of such persons could negatively impact the operations and profitability of GFH’s post-combination business.

GFH’s ability to be successful following the Business Combination will be dependent upon the efforts of GFH’s Board of Directors and key personnel. Furthermore, the business of GFH following the Business Combination will be entirely different from MICT’s business. It is only contemplated that MICT’s Continuing Directors (as defined below) will serve on the GFH Board for a limited period of time, and MICT cannot assure you that GFH’s Board of Directors and key personnel will be effective or successful or remain with GFH. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause GFH’s management to have to expend time and resources helping them become familiar with such requirements.

It is estimated that, pursuant to the Acquisition Agreement, MICT’s public stockholders will only own a minimal interest of GFH. Accordingly, the future performance of GFH will depend upon the quality of the post-Business Combination Board of Directors, management and key personnel of GFH and the GFH’s ability to retain such managers and key personnel over time.

Failure to complete the Business Combination may result in MICT, BNN, BI China and/or ParagonEx paying a termination fee or expenses to the other parties and could harm the price of MICT’s common stock and the future business and operations of each company.

The Acquisition Agreement contains certain termination rights and fees for each of the MICT, BNN, BI China and ParagonEx, and further provides that, upon termination of the Acquisition Agreement under specified circumstances, MICT may be required to pay to BNN and ParagonEx a termination fee of $900,000, and BNN and ParagonEx may be required to pay to MICT a base termination fee of $1.8 million, which shall increase to $3.0 million under certain specified circumstances. In addition, if the Acquisition Agreement is terminated and the board of directors of the respective parties determine to seek another business combination, there can be no assurance that either MICT, BNN, BI China or ParagonEx will be able to find a partner willing to provide equivalent or more attractive consideration than the consideration to be provided in connection with the Business Combination.

Some of MICT’s officers and directors have interests in the Business Combination that are different from yours and that may influence them to support or approve the Business Combination without regard to your interests.

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Certain officers and directors of MICT, like those of other companies, participate in compensation arrangements that provide them with interests in the Business Combination that are different from yours, including, among others, the continued service as an officer or director of the combined organization for some limited period of time, severance benefits and the potential ability to sell an increased number of shares of common stock of the combined organization in accordance with Rule 144 under the Securities Act. For example, such officers and directors may receive compensation for their services generally, as well as in connection with the Business Combination, and subject to and upon the consummation of the Business Combination, MICT will issue to each of MICT’s Board members, including its Chief Executive Officer, 300,000 options to purchase MICT Common Stock (1,200,000 options in the aggregate) with an exercise price equal to the GFH Purchase Price Per Share, which shall be granted as success bonuses under MICT’s existing Stock Incentive Plans or under the GFH Equity Plan (including the GFH Israeli Sub-Plan) and which shall be, converted into MICT Replacement Options. For more information, see the section entitled “Proposal 1: The Business Combination Proposal — Interests of MICT’s Directors and Officers in the Business Combination” in this proxy statement/prospectus.

The securityholders of MICT, BNN, BI China and ParagonEx will have a reduced ownership and voting interest in, and will exercise less influence over the management of, the combined organization following the completion of the Business Combination as compared to their current ownership and voting interests in the respective companies.

After the completion of the Business Combination, the current stockholders of MICT, BNN, BI China and ParagonEx will own a smaller percentage of the combined organization than their ownership of their respective companies prior to the Business Combination. Immediately after the closing of the Business Combination, it is anticipated that MICT Stockholders will own approximately 5.27% of the ordinary shares GFH, BNN Stockholders will own approximately 17.77% of the ordinary shares of GFH, BI China stockholders (excluding BNN) will own approximately 16.60% of the ordinary shares of GFH and ParagonEx stockholders will own approximately 51.53% of the ordinary shares of GFH. These estimates are subject to adjustment.

During the pendency of the Business Combination, MICT, BNN, BI China and ParagonEx may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Acquisition Agreement, which could adversely affect their respective businesses.

Covenants in the Acquisition Agreement impede the ability of MICT, BNN, BI China and ParagonEx to make acquisitions, subject to certain exceptions relating to fiduciary duties, as set forth below, or to complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, if the Business Combination is not completed, the parties may be at a disadvantage to their competitors during such period. In addition, while the Acquisition Agreement is in effect, each party is generally prohibited during the interim period from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as merger, sale of assets or other business combination outside the ordinary course of business with any third party, subject to certain exceptions relating to fiduciary duties, as set forth below. Any such transactions could be favorable to such party’s stockholders.

Certain provisions of the Acquisition Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Acquisition Agreement.

The terms of the Acquisition Agreement prohibit each of MICT, BNN, BI China and ParagonEx from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances when such party’s board of directors determines in good faith that an unsolicited alternative takeover proposal is or is reasonably likely to be inconsistent with the board’s fiduciary duties.

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The market price of GFH’s ordinary shares is expected to be volatile, and the market price of the common stock may drop following the Business Combination.

The market price of GFH’s ordinary shares following the Business Combination could be subject to significant fluctuations. Some of the factors that may cause the market price of the ordinary shares of GFH to fluctuate include:

•	changes in laws or regulations applicable to GFH’s business and operations;

•	introduction of new products, services or technologies by GFH’s competitors;

•	failure to meet or exceed financial and development projections GFH may provide to the public;

•	failure to meet or exceed the financial and development projections of the investment community;

•	announcements of significant acquisitions, strategic collaborations, joint ventures or capital commitments by GFH or its competitors;

•	additions or departures of key personnel;

•	significant lawsuits, including patent or stockholder litigation;

•	if securities or industry analysts do not publish research or reports about GFH’s business, or if they issue an adverse or misleading opinions regarding its business and stock;

•	general market or macroeconomic conditions;

•	sales of its common stock by GFH or its shareholders in the future;

•	trading volume of GFH’s ordinary shares; and

•	period-to-period fluctuations in GFH’s financial results

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of GFH’s ordinary shares.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm GFH’s profitability and reputation.

An active market for GFH’s securities may not develop, which would adversely affect the liquidity and price of GFH’s securities.

The price of GFH’s securities may vary significantly due to factors specific to GFH as well as to general market or economic conditions. Furthermore, an active trading market for GFH’s securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

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Nasdaq may delist GFH’s securities from trading on its exchange, which could limit investors’ ability to make transactions in GFH’s securities and subject GFH to additional trading restrictions.

MICT’s securities are currently listed on Nasdaq and it is anticipated that, following the Business Combination, GFH’s securities will be listed on Nasdaq. However, MICT cannot assure you that GFH’s securities will continue to be listed on Nasdaq in the future. In order to continue listing its securities on Nasdaq, GFH must maintain certain financial, distribution and share price levels. Generally, GFH must maintain a minimum amount in shareholders’ equity (generally $2,500,000) and a minimum number of holders of its securities (generally 300 public holders). Additionally, in connection with the initial business combination, GFH will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements, in order to continue to maintain the listing of our securities on Nasdaq. For instance, GFH’s share price would generally be required to be at least $4 per share and its shareholders’ equity would generally be required to be at least $5 million and GFH will be required to have a minimum of 300 public holders. MICT cannot assure you that GFH will be able to meet those initial listing requirements at that time.

If Nasdaq delists GFH’s securities from trading on its exchange and GFH is not able to list its securities on another national securities exchange, MICT expects GFH’s securities could be quoted on an over-the-counter market. If this were to occur, GFH could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;

•	reduced liquidity for its securities;

•	a determination that the GFH Ordinary Shares are a “penny stock” which will require brokers trading in the GFH Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for GFH’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The unaudited pro forma condensed combined financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of GFH’s results if the Business Combination is consummated and accordingly, you will have limited financial information on which to evaluate the financial performance of GFH and your investment decision.

MICT, ParagonEx and BI China currently operate as separate companies. GFH has had no prior history as a combined entity and its operations have not previously been managed on a combined basis. The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of GFH. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma condensed combined financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of current market conditions on revenues or expenses. The unaudited pro forma condensed combined financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from MICT’s, GFH’s BI China’s and ParagonEx’s historical financial statements and related notes contained elsewhere within this proxy statement/prospectus and certain adjustments and assumptions have been made regarding the combined organization after giving effect to the transaction. Differences between preliminary estimates in the unaudited pro forma condensed combined financial information and the final acquisition accounting may occur and could have an adverse impact on the unaudited pro forma condensed combined financial information and GFH’s financial position and future results of operations.

In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial information may not prove to be accurate and other factors may affect GFH’s financial condition or results of operations following the Closing. Any potential decline in GFH’s financial condition or results of operations may cause significant variations in the share price of GFH.

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The market price of the GFH Ordinary Shares may decline as a result of the Business Combination.

The market price of the GFH Ordinary Shares may decline as a result of the Business Combination for a number of reasons including if:

•	investors react negatively to the prospects of GFH’s business and the prospects of the Business Combination;

•	the effect of the Business Combination on GFH’s business and prospects is not consistent with the expectations of financial or industry analysts; or

•	GFH does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial or industry analysts.

MICT’s Stockholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with the Business Combination.

If GFH is unable to realize the full strategic and financial benefits currently anticipated from the Business Combination, MICT’s Stockholders will have experienced substantial dilution of their ownership interests in MICT without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent GFH is able to realize only part of the strategic and financial benefits currently anticipated from the Business Combination.

During the pendency of the Business Combination, MICT, BI China and ParagonEx may not be able to enter into a business combination with another party because of restrictions in the Acquisition Agreement, which could adversely affect their respective businesses. Furthermore, certain provisions of the Acquisition Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Acquisition Agreement.

Covenants in the Acquisition Agreement impede the ability of MICT, BI China and ParagonEx to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, MICT may be at a disadvantage to its competitors during that period, which disadvantage will remain uncompensated if the Business Combination is not completed and MICT is unable to reap any of its anticipated rewards from such transaction.

If the conditions to the Business Combination are not met, the Business Combination may not occur.

In addition to approval by the stockholders of MICT, specified conditions must be satisfied or waived to complete the Business Combination. These conditions, described in detail in the Acquisition Agreement, include, in addition to shareholder consent and among other requirements: (i) the expiration or termination of any waiting period, and extension thereof, applicable under any Antitrust Laws, (ii) receipt or filing of any and all required consents from all applicable Government Authorities or third person, (iii) no law or order preventing the transactions by any applicable Governmental Authority shall have been issued, enforced or in effect, (iv) no pending litigation to enjoin or restrict the Closing, as defined in the Acquisition Agreement, by any non-affiliated third-party, (v) the declaration of the effectiveness of the Registration Statement by the SEC, and its remaining effective as of the Closing, (vi) each party’s representations and warranties are true and correct as of the date of the Acquisition Agreement and as of the Closing, (vii) each party’s compliance in all material respects with its covenants and agreements, (viii) no Material Adverse Effect with respect to a party since the date of the Acquisition Agreement which remains continuing and uncured, (ix) the delivery by each applicable party of each of the required Closing deliveries, (x) the voting agreement and lock-up agreements being in full force and effect, and (xi) the lack of indebtedness of MICT other than $760,000. See the section titled “The Acquisition Agreement and Related Agreements — General Description of the Acquisition Agreement — Conditions to Consummation of the Transactions” below for a more complete summary. MICT, ParagonEx and BI China cannot assure you that all of the conditions will be satisfied. If the conditions are not satisfied or waived, the Business Combination may not occur, or may be delayed. Such delays may cause MICT, ParagonEx and/or BI China to each lose some or all of the intended benefits of the Business Combination.

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Following the Business Combination, if securities or industry analysts do not publish or cease publishing research or reports about GFH, its business, or its market, or if they change their recommendations regarding the GFH Ordinary Shares adversely, the price and trading volume of the GFH Ordinary Shares could decline.

The trading market for the GFH Ordinary Shares will be influenced by the research and reports that industry or securities analysts may publish about GFH, its business, its market, or its competitors. Securities and industry analysts do not currently, and may never, publish research on GFH. If no securities or industry analysts commence coverage of GFH, GFH’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover GFH change their recommendation regarding GFH’s share adversely, or provide more favorable relative recommendations about our competitors, the price of the GFH Ordinary Shares would likely decline. If any analyst who may currently cover MICT were to cease coverage of GFH or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause GFH’s share price or trading volume to decline.

Future sales of shares by existing shareholders could cause the GFH’s share price to decline.

If existing stockholders of MICT, BNN, BI China and ParagonEx sell, or indicate an intention to sell, substantial amounts of GFH’s ordinary shares in the public market after legal restrictions on resale discussed in this proxy statement/prospectus lapse, the trading price of the ordinary shares of GFH could decline. Based on shares outstanding as of the date of this proxy statement/prospectus, and shares expected to be issued upon completion of the Business Combination, GFH is expected to have outstanding a total of approximately 171,540,775 ordinary shares immediately following the completion of the Business Combination. Of the 171,540,775 ordinary shares, approximately 86,382,373 ordinary shares will be available for sale in the public market beginning 180 days after the closing of the Business Combination, and approximately 30,481,705 ordinary shares will be available for sale in the public market beginning 12 months after the closing of the Business Combination as a result of the expiration of lock-up or similar agreements between the parties to the Acquisition Agreement. All other outstanding shares of common stock will be freely tradable, without restriction, in the public market. If these shares are sold, the trading price of the GFH’s ordinary shares could decline.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because GFH is a BVI company.

While MICT is currently a Delaware corporation, GFH is a BVI company. Upon consummation of the transactions contemplated by the Acquisition Agreement, all outstanding common stock of MICT will be converted into shares of GFH, thereby converting ownership by MICT Stockholders in a Delaware corporation into ownership of shares of a BVI company. As a company limited by shares incorporated under the laws of the British Virgin Islands, GFH’s corporate affairs are governed by its memorandum and articles of association, the BVI Business Companies Act (the “Companies Act”) and the common law of the British Virgin Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under British Virgin Islands law are governed by the Companies Act and the common law of the British Virgin Islands. The common law of the British Virgin Islands is derived from English common law, and while the decisions of the English courts are of persuasive authority, they are not binding on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law. In addition, while statutory provisions do exist in BVI law for derivative actions to be brought in certain circumstances, shareholders in BVI companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available with respect to any such action, may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred.

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The British Virgin Islands courts are also unlikely:

•	to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

•	to impose liabilities against us, in original actions brought in the British Virgin Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary provided that the U.S. judgment:

•	the U.S. court issuing the judgment had jurisdiction in the matter and GFH either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

•	is final and for a liquidated sum;

•	the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of GFH;

•	in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the U.S. court;

•	recognition or enforcement of the judgment would not be contrary to public policy in the British Virgin Islands; and

•	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public stockholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act and the laws applicable to companies incorporated in the United States and their stockholders, see the section titled “Proposal 1: The Business Combination Proposal.”

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Judgments obtained against GFH by stockholders may not be enforceable.

GFH is a British Virgin Islands company. All of its assets will be located outside of the United States and its business will be operated outside the United States. In addition, a majority of GFH’s directors and officers will be nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against GFH or against these individuals in the United States in the event that you believe that your rights have been infringed under the United States federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the British Virgin Islands and the other jurisdictions where GFH will have operations may render you unable to enforce a judgment against GFH’s assets or the assets of its directors and officers. For more information regarding the relevant laws of the British Virgin Islands, see the section entitled “Enforceability of Civil Liabilities.”

GFH is expected to be a foreign private issuer within the meaning of the rules under the Exchange Act, and as such it will be exempt from certain provisions applicable to U.S. domestic public companies.

GFH is expected to qualify as a foreign private issuer under the Exchange Act and, if it so qualifies, it will be exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers (such as MICT), including:

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

GFH will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, GFH intends to publish its results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information GFH will be required to file with or furnish to the SEC will be less extensive and less timely as compared to that required to be filed with the SEC by U.S. domestic issuers, such as MICT. As a British Virgin Islands company listed on Nasdaq, GFH will be subject to the Nasdaq corporate governance listing standards. However, Nasdaq rules permit a foreign private issuer like GFH to follow the corporate governance practices of its home country. Certain corporate governance practices in the British Virgin Islands, which will be GFH’s home country, may differ significantly from the Nasdaq corporate governance listing standards. Although GFH does not currently plan to utilize the home country exemption for corporate governance matters, to the extent that it chooses to do so in the future, its stockholders may be afforded less protection than they otherwise would under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which were available to you as a stockholder of MICT, a U.S. domestic issuer.

GFH will qualify as an emerging growth company, and the reduced reporting requirements applicable to emerging growth companies may make our common stock less attractive to investors.

GFH will be an “emerging growth company,” as defined in the JOBS Act, and it may take advantage of certain exemptions from various requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of Sarbanes-Oxley Act of 2002 for so long as it is an emerging growth company. As a result, if GFH elects not to comply with such auditor attestation requirements, you may not have access to certain information that was available to you as a stockholder of MICT.

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The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. GFH may take advantage of the extended transition period. If GFH elects to do so, its financial statements may not be comparable to other public companies that comply with the public company effective dates for these new or revised accounting standards. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

If GFH is classified as a passive foreign investment company, United States taxpayers who own GFH Ordinary Shares may have adverse United States federal income tax consequences.

A non-U.S. corporation such as GFH will be classified as a passive foreign investment company, which is known as a passive foreign investment company (a “PFIC”), for any taxable year if, for such year, either

•	At least 75% of GFH’s gross income for the year is passive income; or

•	The average percentage of GFH’s assets (determined at the end of each quarter) during the taxable year which produce passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

If GFH is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds GFH Ordinary Shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of cash GFH raises in connection with the transactions described in this proxy statement/prospectus, including without limitation the GFH Private Placement, together with any other assets held for the production of passive income, it is possible that, for its current taxable year or for any subsequent year, more than 50% of GFH’s assets may be assets which produce passive income. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value. Therefore, the income and assets of BI China and ParagonEx should be included in the determination of whether or not GFH is a PFIC in any taxable year.

For a more detailed discussion of the application of the PFIC rules to GFH and the consequences to U.S. taxpayers if GFH were determined to be a PFIC, see “Proposal 1: The Business Combination Proposal — Material United States Federal Income Tax Considerations — U.S. Federal Income Tax Considerations of Owning GFH Ordinary Shares — Passive Foreign Investment Company.”

Risks related to recent and potential changes to regulatory legislation in the British Virgin Islands could lead to increased costs of GFH in complying with additional regulatory and reporting requirements.

As the global regulatory and tax environment evolves, GFH may be subject to new or different statutory and regulatory requirements (for example, on 1 January, 2019 the Economic Substance (Companies and Limited Partnerships) Act, 2018 of the British Virgin Islands (the “Economic Substance Act”) came into force and related regulations and guidance are anticipated in due course). It is difficult to predict what impact the adoption of these laws or regulations, or changes in the interpretation of existing laws or regulations could have on GFH, however, compliance with various additional obligations may create significant additional costs that may be borne by GFH or otherwise affect the management and operation of GFH.

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Risk Factors Related to MICT

Risks Related to MICT’s Business and Industry

The Business Combination may not be consummated or may not deliver the anticipated benefits MICT expects.

MICT is devoting substantially all of its time and resources to consummating the Business Combination; however, there can be no assurance that such activities will result in the consummation of the Business Combination and the transactions contemplated thereby or that such transaction will deliver the anticipated benefits or enhance stockholder value. MICT cannot assure you that MICT will complete the Business Combination in a timely manner or at all. The Acquisition Agreement is subject to many closing conditions and termination rights. If the Business Combination does not occur, the MICT Board may elect to attempt to complete an alternative strategic transaction similar to the Business Combination. Attempting to complete an alternative strategic transaction will be costly and time-consuming, and MICT cannot make any assurances that a future strategic transaction will occur on terms that provide the same or greater opportunity for potential value to MICT’s Stockholders, or at all. If MICT is unable to close another strategic transaction, the MICT Board may determine to sell or otherwise dispose of MICT’s various assets, and distribute any remaining cash proceeds to MICT’s Stockholders. In that event, MICT would be required to pay all of its debts and contractual obligations, and to set aside certain reserves for potential future claims, so MICT would not be able to provide any assurances as to the amount or timing of available cash or assets available for distribution remaining to distribute to stockholders after paying its obligations and setting aside funds for reserves.

If MICT does not successfully consummate the Business Combination, the MICT Board may decide to pursue a dissolution and liquidation of MICT. In such an event, the amount of cash available for distribution to MICT’s Stockholders will depend heavily on the timing of such liquidation as well as the amount of cash that will need to be reserved for commitments and contingent liabilities.

There can be no assurance that MICT can successfully consummate the Business Combination. If the transaction is not completed, the MICT Board may decide to pursue a dissolution and liquidation of MICT. In such an event, the amount of cash available for distribution to MICT’s Stockholders will depend heavily on the timing of such decision and, ultimately, such liquidation, because the amount of cash available for distribution continues to decrease as MICT funds its operations. Further, the Acquisition Agreement contains certain termination rights for each party thereto, and provides that, upon termination under specified circumstances, MICT may be required to pay BNN and/or ParagonEx a termination fee of $900,000, which would further decrease MICT’s available cash resources. If the MICT Board were to approve and recommend, and MICT’s Stockholders were to approve, a dissolution and liquidation of MICT, MICT would be required under Delaware corporate law to pay MICT’s outstanding obligations, as well as to make reasonable provision for contingent and unknown obligations, prior to making any distributions in liquidation to MICT’s Stockholders. As a result of this requirement, a portion of MICT’s assets may need to be reserved pending the resolution of such obligations. In addition, MICT may be subject to litigation or other claims related to a dissolution and liquidation of MICT. If a dissolution and liquidation were pursued, the MICT Board, in consultation with its advisors, would need to evaluate these matters and make a determination about a reasonable amount to reserve. Accordingly, holders of MICT Common Stock could lose all or a significant portion of their investment in the event of a liquidation, dissolution or winding up of MICT.

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MICT is substantially dependent on its remaining employees to facilitate the consummation of the Business Combination.

MICT’s ability to successfully complete the Business Combination, or if the Business Combination is not completed, another potential strategic transaction, depends in large part on its ability to retain certain of its remaining personnel, particularly David Lucatz, MICT’s Chairman and Chief Executive Officer and Micronet’s Chairman and President. Despite MICT’s efforts to retain Mr. Lucatz and other key employees, one or more may terminate their employment on short notice. The loss of the services of any of these employees could potentially harm MICT’s ability to complete the Business Combination, evaluate and pursue strategic alternatives, as well as fulfill its reporting obligations as a public company.

Potential political, economic and military instability in Israel could adversely affect operations.

Certain of MICT and Micronet’s principal offices and operating facilities are located in Israel. Accordingly, with respect to such Israeli facilities, political, economic and military conditions in Israel directly affect the operations of MICT and Micronet. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. A state of hostility varying in degree and intensity has led to security and economic problems for Israel. Since October 2000, there has been an increase in hostilities between Israel and Palestinians, which has adversely affected the peace process and has negatively influenced Israel’s relationship with its Arab citizens and several Arab countries, including the Gaza Strip, the West Bank, Lebanon and Syria. Such ongoing hostilities may hinder Israel’s international trade relations and may limit the geographic markets where Micronet can sell its products and solutions. Hostilities involving or threatening Israel, or the interruption or curtailment of trade between Israel and its present trading partners, could materially and adversely affect operations.

In addition, Israel-based companies and companies doing business with Israel have been subject to an economic boycott by members of the Arab League and certain other predominantly Muslim countries since Israel’s establishment, along with other private organizations around the world. Although Israel has entered into various agreements with certain Arab countries and the Palestinian Authority, and various declarations have been signed in connection with efforts to resolve some of the economic and political problems in the Middle East, whether or in what manner these problems will be resolved is unpredictable. Wars and acts of terrorism have resulted in significant damage to the Israeli economy, including reducing the level of foreign and local investment.

Furthermore, certain of MICT and Micronet’s officers and employees may be obligated to perform annual reserve duty in the Israel Defense Forces and are subject to being called up for active military duty at any time. All Israeli male citizens who have served in the army are subject to an obligation to perform reserve duty until they are between 40 and 49 years old, depending upon the nature of their military service.

Micronet is unable to develop new products and maintain a qualified workforce it may not be able to meet the needs of customers in the future.

Virtually all of the products produced and sold by MICT, through its subsidiary, Micronet are highly engineered and require employees with sophisticated manufacturing and system-integration techniques and capabilities. The markets and industry in which Micronet operates are characterized by rapidly changing technologies. The products, systems, solutions and needs of Micronet customers change and evolve regularly. Accordingly, the future performance of Micronet depends on its ability to develop and manufacture competitive products and solutions, and bring those products to market quickly at cost-effective prices. In addition, because of the highly specialized nature of Micronet’s business, the hiring and retention of skilled and qualified personnel is necessary to perform the services required by customers. If MICT through its subsidiary, Micronet is unable to develop new products that meet customers’ changing needs or successfully attract and retain qualified personnel, its future revenues and earnings may be adversely affected.

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MICT is dependent on the services of its executive officers, whose potential conflicts of interest may not permit MICT to effectively execute its business strategy.

MICT is currently dependent on the continued services and performance of its executive officers, particularly David Lucatz, MICT’s Chairman and Chief Executive Officer and Micronet’s Chairman and President. Mr. Lucatz also serves as the President, Chairman and Chief Executive Officer of D.L. Capital Ltd., or DLC, the primary asset of which is its ownership of shares of MICT Common Stock. See the section entitled “Proposal 1: The Business Combination Proposal – Interests of MICT’s Directors and Officers in the Business Combination” in this proxy statement/prospectus.

Developing new technologies entails significant risks and uncertainties that may cause MICT, through its subsidiary Micronet to incur significant costs and could have a material adverse effect on operating results, financial condition, and/or cash flows.

A significant portion of MICT’s business conducted through its subsidiary, Micronet, relates to developing sophisticated products and applications. New technologies may be untested or unproven. In addition, significant liabilities that are unique to such Micronet products and services may be incurred. While insurance is maintained for some business risks, it is not practicable to obtain coverage to protect against all operational risks and liabilities. In addition, MICT may seek to limit potential liability related to the sale and use of such Micronet products and systems. MICT may also elect to provide through its subsidiary, Micronet, products or services even in instances where it is unable to obtain such indemnification or qualification. Accordingly, MICT through its subsidiary, Micronet, may be forced to bear substantial costs resulting from risks and uncertainties of products and products under development, which could have a material adverse effect on operating results, financial condition and/or cash flows.

If MICT is unable to effectively protect proprietary technology (either its own, or that of its subsidiary, Micronet), its business and competitive position may be harmed.

MICT’s success and ability to compete, through its subsidiary, Micronet, are dependent on its proprietary technology. The steps Micronet has taken to protect its proprietary rights may not be adequate and Micronet may not be able to prevent others from using its proprietary technology. The methodologies and proprietary technology that constitute the basis of Micronet’s solutions and products are not protected by patents. Existing trade secret, copyright and trademark laws and non-disclosure agreements to which Micronet is a party offer only limited protection. Therefore, others, including Micronet’s competitors, may develop and market similar solutions and products, copy or reverse engineer elements of Micronet’s production lines, or engage in the unauthorized use of Micronet’s intellectual property. Any misappropriation of Micronet’s proprietary technology or the development of competitive technology may have a significant adverse effect on Micronet’s ability to compete and may harm MICT’s business and financial position.

Substantial costs as a result of litigation or other proceedings relating to intellectual property rights may be incurred.

Third parties may challenge the validity of Micronet’s intellectual property rights or bring claims regarding Micronet’s infringement of a third party’s property rights. This may result in costly litigation or other time-consuming and expensive judicial or administrative proceedings, which could deprive MICT and/or Micronet of valuable rights, cause them to incur substantial expenses and cause a diversion for technical and management personnel. An adverse determination may subject MICT through its subsidiary, Micronet to significant liabilities or require it to seek licenses that may not be available from third parties on commercially favorable terms, if at all. Further, if such claims are proven valid, through litigation or otherwise, MICT through its subsidiary, Micronet may be required to pay substantial financial damages or be required to discontinue or significantly delay the development, marketing, sale or licensing of the affected products and intellectual property rights.

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Earnings and margins may be negatively impacted if MICT unable to perform under its contracts.

When agreeing to contractual terms, MICT’s and/or Micronet’s management makes assumptions and projections about future conditions or events. These projections assess:

•	the productivity and availability of labor;

•	the complexity of the work to be performed;

•	the cost and availability of materials;

•	the impact of delayed performance; and

•	the timing of product deliveries.

If there is a significant change in one or more of these circumstances or estimates, or if faced with unexpected contract costs, the profitability of one or more of these contracts may be adversely affected and could affect, among other things, earnings and margins, due to the fact that Micronet’s contracts are often made on a fixed-price basis.

Earnings and margins could be negatively affected by deficient subcontractor performance or the unavailability of raw materials or components.

MICT, in connection with Micronet’s operations, relies on other companies to provide raw materials, major components and subsystems for its products. Subcontractors perform some of the services that provided by MICT through its subsidiary, Micronet to its customers. MICT, in connection with Micronet’s operations, depends on these subcontractors and vendors to meet contractual obligations in full compliance with customer requirements. Occasionally, MICT, in connection with Micronet’s operations, relies on only one or two sources of supply that, if disrupted, could have an adverse effect on MICT’s ability to meet commitments to customers. Micronet’s ability to perform its obligations as a prime contractor may be adversely affected if one or more of these suppliers is unable to provide the agreed-upon supplies or perform the agreed-upon services in a timely and cost-effective manner. Further, deficiencies in the performance of subcontractors and vendors could result in a customer terminating a contract for default. A termination for default could expose MICT through its subsidiary, Micronet to liability and adversely affect financial performance and Micronet’s ability to win new contracts.

Micronet is dependent on major customers for a significant portion of revenues, and therefore, future revenues and earnings could be negatively impacted by the loss or reduction of the demand for Micronet’s products or services by such customers.

A significant portion of MRM annual revenues derived from a few leading customers. As of December 31, 2017, the MRM division had five customers that combined accounted for approximately 75% of its revenues.

Most of Micronet’s major customers do not have any obligation to purchase additional products or services from it. Therefore, there can be no assurance that any of Micronet’s leading customers will continue to purchase solutions, products or services at levels comparable to previous years. A substantial loss or reduction in Micronet’s existing programs could adversely affect future revenues and earnings.

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MICT, through its subsidiary, Micronet operates in a highly competitive and fragmented market and may not be able to maintain a competitive position in the future.

A number of larger competitors have recently entered the MRM market in which Micronet operates. These large companies have far greater development and capital resources than Micronet. Further, there are competitors of Micronet that offer solutions, products and services similar to those offered by Micronet. If they continue, these trends could undermine Micronet’s competitive strength and position and adversely affect earnings and financial condition.

Micronet may cease to be eligible for, or receive reduced, tax benefits under Israeli law, which could negatively impact profits in the future.

Micronet currently receives certain tax benefits under the Israeli Law Encouragement of Capital Investments of 1959, as a result of the designation of its production facility as an “Approved Enterprise.” To maintain their eligibility for these tax benefits, Micronet must continue to meet several conditions including, among others, generating more than 25% of its gross revenues outside the State of Israel and continuing to qualify as an “Industrial Company” under Israeli tax law. An Industrial Company, according to the applicable Israeli law (Law for the Encouragement of Industry (Taxes), 1969), is a company that resides in Israel (either incorporated in Israel or managed and controlled from Israel) that, during the relevant tax year, derives at least 90% of its income from an Industrial Factory. An Industrial Factory means a factory that is owned by an Industrial Company and where its manufacturing operations constitute a vast majority of the factory’s total operations/business. The tax benefits of qualifying as an Industrial Company include a reduction of the corporate tax from 24% for “Regular Entities” and 16% or 7.5% for “Preferred Enterprises” (depending on the location of industry) in 2017. In addition, in recent years the Israeli government has reduced the benefits available under this program and has indicated that it may further reduce or eliminate benefits in the future. There is no assurance that Micronet will continue to qualify for these tax benefits or that such tax benefits will continue to be available. The termination or reduction of these tax benefits would increase the amount of tax payable by Micronet and, accordingly, reduce MICT’s net profit after tax and negatively impact profits.

Because almost all of MICT’s officers and directors are located in non-U.S. jurisdictions, you may have no effective recourse against management for misconduct.

Currently, a majority of MICT’s directors and officers are or will be nationals and/or residents of countries other than the United States, and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against such officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any U.S. state. Additionally, it may be difficult to enforce civil liabilities under U.S. securities law in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to hear the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

MICT’s financial results may be negatively affected by foreign exchange rate fluctuations.

MICT’s revenues are mainly denominated in U.S. Dollars and costs are mainly denominated in New Israeli Shekels (NIS). Where possible, MICT matches sales and purchases in these and other currencies to achieve a natural hedge. Currently, Micronet does not have a policy with respect to the use of derivative instruments for hedging purposes, except that Micronet will consider engaging in such hedging activities on a case by case basis. To the extent MICT is unable to fully match sales and purchases in different currencies, its business will be exposed to fluctuations in foreign exchange rates.

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If MICT’s beneficial ownership of Micronet’s ordinary shares declines, it may not be able to treat Micronet as its subsidiary, which may adversely affect MICT’s financial condition and results of operations.

MICT, through its subsidiary, MICT Telematics Ltd. (formerly Enertec Electronics), and David Lucatz or his affiliates currently hold and/or control in the aggregate, 50.07% of Micronet’s outstanding ordinary shares, par value $0.133 per share. If MICT is unable to consider Micronet as a consolidated subsidiary, the financial condition and results of operations of MICT may be adversely affected and may cause interest in or the market price of its securities to decline.

Cybersecurity disruptions may impact MICT’s business operations if it becomes a target for such activities.

MICT and/or its subsidiary, Micronet, may be subject to attempted cybersecurity disruptions from a variety of threat actors. If systems for protecting against cybersecurity disruptions prove to be insufficient, MICT and Micronet, and their customers, employees or third parties could be adversely affected. Such cybersecurity disruptions could cause physical harm to people or the environment; damage or destroy assets; compromise business systems; result in proprietary information being altered, lost or stolen; result in employee, customer or third party information being compromised; or otherwise disrupt business operations. Significant costs to remedy the effects of such a cybersecurity disruption may be incurred by MICT and Micronet, as well as in connection with resulting regulatory actions and litigation, and such disruption may harm relationships with customers and impact MICT’s and Micronet’s business reputation.

Those holders who do not tender their shares of common stock of MICT in the Offer will continue to be minority shareholders of MICT and will ultimately become minority shareholders in GFH. The value of any shares of common stock of MICT not tendered in the Offer could decrease, and there may not be a liquid market for the shares of common stock of MICT following the completion of the Offer, or of GFH following the completion of the Business Combination.

Following the completion of the Offer, those holders who do not tender their shares of common stock of MICT will continue to be minority shareholders in MICT, and will ultimately become minority shareholders in GFH with a limited (if any) ability to influence the outcome of any matters that are or can be subject to shareholder approval.. Furthermore, the market for MICT common stock may become illiquid after the Offer, and the market for the ordinary shares of GFH may be illiquid following the Business Combination. As a result, any future sale of the MICT common stock and/or ordinary shares of GFH could be at a price per share significantly less than the offer price in the Offer. In addition, the potential lack of market liquidity could also increase the difficulty of selling MICT common stock and/or ordinary shares of GFH in large blocks without adversely affecting their price.

It is possible that after completion of the Offer, the MICT common stock will fail to meet the criteria for continued listing on Nasdaq. If this were to happen, the MICT common stock could be delisted from Nasdaq. It is also possible that the ordinary shares of GFH will fail to meet the initial listing requirements of Nasdaq.

In the event shares of MICT common stock are s delisted, the value of any MICT common stock not tendered in the Offer could decrease to a price per share significantly less than the consideration offered in the Offer. Similarly, in the event that the ordinary shares of GFH do not qualify for a Nasdaq listing, the price of each ordinary share of GFH could be significantly less than the consideration offered in the Offer.

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Risks Related to the Spin-Off

The Spin-Off could give rise to disputes or other unfavorable effects, which could materially and adversely affect our business, financial position or results of operations.

The Spin-Off may lead to increased operating and other expenses, of both a nonrecurring and a recurring nature, and to changes to certain operations. Disputes with third parties could also arise out of these transactions. These increased expenses, changes to operations, disputes with third parties, or other effects could materially and adversely affect our business, financial position or results of operations.

The Spin-Off may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws.

A court could deem the Spin-Off of Micronet common stock or certain internal restructuring transactions undertaken by MICT in connection therewith to be a fraudulent conveyance or transfer. Fraudulent conveyances or transfers are defined to include transfers made or obligations incurred with the actual intent to hinder, delay or defraud current or future creditors or transfers made or obligations incurred for less than reasonably equivalent value when the debtor was insolvent, or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due. In such circumstances, a court could void the transactions or impose substantial liabilities upon us, which could adversely affect our financial condition and our results of operations. Whether a transaction is a fraudulent conveyance or transfer will vary depending upon the jurisdiction whose law is being applied.

MICT may sell certain of its shares of Micronet in advance of the completion of the Spin-off.

The Acquisition Agreement provides that MICT may sell certain of its shares of Micronet during the interim period if such sales are necessary to complete the transactions contemplated by the Acquisition Agreement, including the Spin-off, and accordingly, there is no way for MICT’s stockholders to determine at this time how many shares of Micronet will be distributed or the number of shares of Micronet they will be entitled to upon the completion of the Spin-off.

Micronet may be required to obtain additional financing.

Micronet anticipates that it will be required to obtain, and it is currently in the process of seeking, additional financing, which is likely to be dilutive to Micronet’s stockholders, due to an increase in cash flow needs on the one hand, and the utilization of most of its existing resources on the other. Such increase in cash flow needs is due to both a significant decrease in Micronet’s recent sales results, and a lower sales forecast than in previous years.

Given the uncertainty as to the number of shares of Micronet to be distributed, Micronet’s need for financing, and the difficult position Micronet currently is in, MICT’s stockholders should not ascribe significant value to the Spin-off in determining whether or not to participate in the Offer.

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Risks Related to Ownership of MICT Securities

Your ability to influence corporate decisions may be limited because ownership of MICT Common Stock is concentrated.

As of the date of this proxy statement/prospectus, Mr. Lucatz, the MICT Chairman, Chief Executive Officer and President, beneficially owned 1,234,200 shares, or approximately 13.21% (and 15.76% on a fully diluted basis) of MICT’s outstanding common stock. As a result, Mr. Lucatz, may exercise significant control over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership could also have the effect of delaying or preventing a change in control of MICT, which could have a material adverse effect on the trading price of its common stock.

Provisions in MICT’s certificate of incorporation and under Delaware law could make an acquisition of MICT, which may be beneficial to stockholders, more difficult and may prevent attempts by MICT Stockholders to replace or remove the current management.

Provisions in MICT’s certificate of incorporation, as amended, and MICT’s amended and restated bylaws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for MICT Common Stock. These provisions could also limit the price that investors might be willing to pay in the future for MICT securities, thereby depressing the market price of MICT’s securities. In addition, these provisions may frustrate, deter or prevent any attempts by MICT Stockholders to replace or remove current management by making it more difficult for stockholders to replace members of the MICT Board. Because the board of directors is responsible for appointing the members of the MICT management team, these provisions could in turn affect any attempt by stockholders to replace current members of the MICT management team.

Moreover, because MICT is incorporated in Delaware, it is governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware, or the DGCL, which prohibits a person who owns in excess of 15% of outstanding voting stock from merging or combining with MICT for a period of three years after the date of the transaction in which the person acquired in excess of 15% of outstanding voting stock, unless the merger or combination is approved in a prescribed manner. MICT has not opted out of the restrictions under Section 203.

MICT Stockholders may experience significant dilution as a result of any additional financing that results in the issuance of MICT equity securities and/or debt securities.

To the extent that additional funds are raised by issuing equity securities, including through convertible debt securities, MICT Stockholders may experience significant dilution. Sales of additional equity and/or convertible debt securities at prices below certain levels will trigger anti-dilution provisions with respect to certain securities which have been previously issued. If additional funds are raised through a credit facility, or the issuance of debt securities or preferred stock, lenders or holders of these debt securities or preferred stock would likely have rights that are senior to the rights of holders of common stock, and any credit facility or additional securities could contain covenants that would restrict operations.

If the price of MICT’s common stock is volatile, purchasers of its common stock could incur substantial losses.

The price of MICT’s common stock has been and may continue to be volatile. The market price of MICT’s Common Stock may be influenced by many factors, including but not limited to the following:

•	developments regarding the Business Combination and the transactions contemplated thereby;

•	announcements of developments related to MICT’s business;

•	quarterly fluctuations in actual or anticipated operating results;

•	announcements of technological innovations;

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•	new products or product enhancements introduced by Micronet or its competitors;

•	developments in patents and other intellectual property rights and litigation;

•	developments in relationships with third party manufacturers and/or strategic partners;

•	developments in relationships with customers and/or suppliers;

•	regulatory or legal developments in the United States, Israel and other countries;

•	general conditions in the global economy; and

•	the other factors described in this “Risk Factors” section.

For these reasons and others, you should consider an investment in MICT Common Stock as risky and invest only if you can withstand a significant loss and wide fluctuations in the value of such investment.

A sale by MICT of a substantial number of shares of MICT’s common stock or securities convertible into or exercisable for common stock may cause the price of MICT’s common stock to decline and may impair the ability to raise capital in the future.

MICT’s common stock is traded on Nasdaq and despite certain increases of trading volume from time to time, there have been periods when it could be considered “thinly-traded,” meaning that the number of persons interested in purchasing MICT Common Stock at or near bid prices at any given time may have been relatively small or non-existent. Financing transactions resulting in a large amount of newly-issued securities, or other events that cause current stockholders to sell shares, could place downward pressure on the trading price of MICT Common Stock. In addition, the lack of a robust resale market may require a stockholder who desires to sell a large number of shares of common stock to sell those shares in increments over time to mitigate any adverse impact of the sales on the market price of MICT stock. If MICT Stockholders sell, or the market perceives that its stockholders intend to sell for various reasons, including the ending of restriction on resale, substantial amounts of common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of MICT Common Stock could fall. Sales of a substantial number of shares of MICT Common Stock may make it more difficult for MICT to sell equity or equity-related securities in the future at a time and price that MICT deems reasonable or appropriate. Moreover, MICT may become involved in securities class action litigation arising out of volatility resulting from such sales that could divert management’s attention and harm MICT’s business.

If securities or industry analysts do not publish research or reports or publish unfavorable research about MICT’s business, the price of its common stock could decline.

MICT does not currently have any significant research coverage by securities and industry analysts and may never obtain such research coverage. If securities or industry analysts do not commence or maintain coverage of MICT, the trading price for its common stock might be negatively affected. In the event such securities or industry analyst coverage is obtained, if one or more of the analysts who covers MICT or will cover MICT downgrades its securities, the price of MICT Common Stock would likely decline. If one or more of these analysts ceases to cover MICT or fails to publish regular reports on it, interest in the purchase of MICT Common Stock could decrease, which could cause the price of MICT Common Stock and trading volume to decline.

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If MICT continues to fail to meet all applicable Nasdaq requirements, Nasdaq may delist its common stock, which could have an adverse impact on its liquidity and market price.

MICT Common Stock is currently listed on Nasdaq, which has qualitative and quantitative listing criteria. If MICT continues to be unable to comply with Nasdaq listing requirements, including, for example, if the closing bid price for MICT Common Stock continues to fall below $1.00 per share, Nasdaq could determine to delist the MICT Common Stock which could adversely affect its market liquidity market price. In that regard, on September 1, 2017, MICT received a written notice from Nasdaq indicating that it was not in compliance with Nasdaq Listing Rule 5550(a)(2), as the closing bid price for MICT’s common stock was below $1.00 per share for the preceding 30 consecutive business days. On January 8, 2018, MICT received a written notice from Nasdaq that for at least 10 consecutive business days, from December 20, 2017 to January 5, 2018, the closing bid price of MICT Common Stock had been at $1.00 or greater and, as a result, had regained compliance with Nasdaq Listing Rule 5550(a)(2). On December 12, 2018, MICT received a new written notice from Nasdaq indicating that it was not in compliance with Nasdaq Listing Rule 5550(a)(2), as the closing bid price for MICT’s common stock was below $1.00 per share for the preceding 30 consecutive business days. Accordingly, Nasdaq provided MICT a period of 180 calendar days, until June 10, 2019, to regain compliance by maintaining a minimum closing bid price of at least $1.00 for a minimum of ten (10) consecutive trading days. If the closing bid price of MICT Common Stock remains below $1.00 until June 10, 2019 MICT Common Stock may be subject to delisting. There can be no assurance, that MICT will be able to regain compliance with Nasdaq’s minimum bid price requirement. If MICT regains compliance with the Nasdaq’s minimum bid price requirement, there can be no assurance that MICT will be able to maintain compliance with the Nasdaq listing requirements, or that MICT’s common stock will not be delisted from The Nasdaq Capital Market in the future. Such delisting could adversely affect the ability to obtain financing for the continuation of MICT’s operations and could result in the loss of confidence by investors, customers and employees.

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RISK FACTORS RELATED TO BI CHINA

Risks Related to BI China’s Business and Industry

BI China is engaging in new business ventures in China and it cannot guarantee the level of future earnings from these ventures.

From its inception through 2015, BI China was primarily a lottery business and its revenues were primarily generated by online lottery. Since the suspension of online lottery licenses by the Chinese government in March 2015, BI China has re-focused its business model to explore new ventures and new revenue streams. Some of the products central to the new business model of BI China, such as “play for fun” games and other virtual and high frequency games, are still under development. Furthermore, regulatory changes in China will need to occur before BI China can fully take advantage of some of the business ventures it is currently engaged in. BI China cannot assure you that such regulatory changes will take place in the near future or at all. BI China also cannot guarantee that the new products and ventures will be successful and widely adopted by the Chinese population. Because these new ventures represent a new business model for BI China, the level of future earnings from these ventures cannot be guaranteed.

BI China is dependent on PRC government agencies on both the national and provincial level for the execution of its new business model. The contracts entered into with such government agencies also exposes BI China to additional business risks and compliance obligations.

The new business model is highly dependent on the successful cooperation with a number of provinces and government agencies in China. Future business generated from contracts with the Welfare Lottery Centers and other provinces and government agencies in China may be materially adversely affected if:

•	BI China’s reputation or relationship with government agencies is impaired;

•	BI China is suspended or otherwise prohibited from contracting with any significant government agency;

•	levels of government expenditures and authorizations decrease or shift to other areas;

•	BI China is prevented from entering into new government contracts or extending existing government contracts based on violations or suspected violations of laws or regulations; or

•	there is a change in political climate that adversely affects existing or prospective relationships.

In addition, BI China must comply with PRC laws and regulations relating to the formation, administration, and performance of contracts with governmental agencies. These laws and regulations affect how business is conducted with government agencies in the PRC. Contracts with governmental agencies may contain, or under applicable law, may be deemed to contain, provisions not typically found in private commercial contracts, including provisions in BI China’s current contracts with provincial agencies enabling the respective agency to terminate the contract in case of force majeure, including change in political climate, or if a failure to pay an initial minimum guarantee payment before a certain date.

If a government customer terminates a contract, BI China may not recover the incurred or committed costs, receive any settlement of expenses, or earn a profit on work completed prior to the termination. Further, an agency within a government may share information regarding such a termination with other agencies. As a result, BI China’s ongoing or prospective relationships with other government agencies could be impaired.

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BI China has reported losses in each of the last five years and its business model is subject to uncertainties, which makes it difficult to evaluate its business.

BI China has a new business model in an emerging and rapidly evolving market. This makes it difficult for you to evaluate the business, financial performance and prospects of BI China. Its historical growth rate may not be indicative of its future performance. BI China has not achieved profitability, including in the period immediately prior to the date that the lottery was suspended. There can be no assurance that BI China will be able to achieve profitability or growth in the future. BI China may not be able to achieve or sustain profitability on a quarterly or annual basis. You should consider the risks and uncertainties that fast-growing companies in a rapidly evolving market may encounter.

The impact of the suspension of online lottery sales since March 2015 has significantly impacted BI China’s financial results and BI China has not been able to re-gain profitability since then.

Interim net revenues and operating results may fluctuate, which makes BI China’s results of operations difficult to predict and may cause interim results of operations to fall short of expectations.

BI China’s interim revenues and operating results have fluctuated in the past and may continue to fluctuate depending upon a number of factors, many of which are out of its control. For these reasons, comparing BI China’s operating results on a period-to-period basis may not be meaningful, and you should not rely on past results as an indication of future performance. Interim and annual net revenues, costs and expenses as a percentage of net revenues may be significantly different from historical or projected rates. Operating results in future periods may fall below expectations. Any of these events could cause the value of BI China’s business to fall. Other factors that may affect BI China’s financial results include, among others:

•	its ability to successfully implement the new business strategies in the China lottery and gaming industry;

•	changes in government policies or regulations, or their enforcement;

•	economic conditions in China and worldwide; and

•	geopolitical events or natural disasters such as war, threat of war, earthquake or epidemics.

The successful operation of the BI China business depends upon the performance and reliability of the Internet infrastructure in China.

The BI China business depends on the performance and reliability of the Internet infrastructure in China. Almost all access to the Internet is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the Ministry of Industry and Information Technology of China. In addition, the national networks in China are connected to the Internet through state-owned international gateways, which are the only channels through which a domestic user can connect to the Internet outside of China. BI China may not have access to alternative networks in the event of disruptions, failures or other problems with China’s Internet infrastructure. In addition, the Internet infrastructure in China may not support the demands associated with continued growth in Internet usage.

The failure of telecommunications network operators to provide BI China with the requisite bandwidth could also interfere with the speed and availability of its websites and online products. BI China has no control over the costs of the services provided by the national telecommunications operators. If the prices that BI China pays for telecommunications and Internet services rise significantly, gross margins could be adversely affected. In addition, if Internet access fees or other charges to Internet users increase, user traffic may decrease, which in turn may significantly decrease BI China’s revenues.

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Customer growth and activity on mobile devices depend upon effective use of mobile operating systems, networks and standards that BI China does not control.

The success of the new gaming products being developed by BI China depend, in part, on the utilization of mobile devices by users of these products. As new mobile devices and platforms are released, it is difficult to predict the problems that may be encountered in supporting applications for these alternative devices and platforms, and therefore, BI China may need to devote significant resources to the development, support and maintenance of such applications. In addition, future growth and results of operations could suffer if BI China experiences difficulties in the future with its relationships with providers of mobile operating systems or mobile application download stores. BI China is further dependent on the interoperability of its platform with popular mobile operating systems that it does not control, such as iOS and Android, and any changes in such systems that degrade the functionality of the BI China platform or gives preferential treatment to competitive products could adversely affect the usage of the BI China platform on mobile devices. In the event that it is more difficult for BI China’s customers to use the new products via their mobile devices, or if customers choose not to access or to use any app developed by BI China, customer growth could be harmed and the BI China business, financial condition and operating results may be adversely affected.

BI China depends on its technology and advanced information systems, which may fail or be subject to disruption.

BI China is dependent on its IT systems for its business. The efficiency and reliability of the BI China systems are in turn dependent on the functionality and stability of the underlying technical infrastructure. The functionality of the servers used by BI China and the related hardware and software infrastructure are of considerable significances to the BI China business, reputation and ability to attract business partners and users. BI China’s IT systems may be damaged or interrupted by increases in usage, human errors, unauthorized access, destruction of hardware, power cuts not covered by backup facilities, system crashes, software problems, virus attacks, natural hazards or disasters, or similar disruptions or disruptive events. Furthermore, current IT systems used by BI China may be unable to support a significant increase in online traffic or increased number of users, whether as a result of organic or inorganic growth of the business. BI China has in place business continuity procedures, disaster recovery systems and security measures to protect against network or technical failures or disruptions. Despite such procedures, failures in computer processing and weakness in the existing software and hardware cannot be completely prevented or eliminated. Any failure of BI China’s IT system and infrastructure could lead to significant costs and disruptions that could reduce revenues, harm BI China’s reputation and/or have a material adverse effect on its operations.

In addition, BI China relies on bandwidth providers, communications carriers, data centers and other third parties for key aspects of the process in providing services to its users. Any failure or interruption in the services and products provided by these third parties could limit BI China’s ability to operate certain of its businesses, which could in turn have a material adverse effect on the BI China business and financial condition.

If BI China is unable to continue to innovate or if it fails to adapt to changes in BI China’s industry, its business, financial condition and results of operations would be materially and adversely affected.

The Internet industry is characterized by rapidly changing technology, evolving industry standards, new service and product introductions and changing customer demands. Furthermore, competitors are constantly developing innovations in Internet search, online marketing, communications, social networking and other services to enhance users’ online experience. While BI China will continue to invest significant resources in infrastructure, research and development and other areas in order to enhance the BI China platform technology, existing products and services and to introduce new high quality products and services that will attract more participants to BI China apps and platforms.

The changes and developments taking place in the BI China industry may also require BI China to re-evaluate its business model and adopt significant changes to its long-term strategies and business plan. BI China’s failure to innovate and adapt to these changes would have a material adverse effect on its business, financial condition and results of operations.

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BI China relies on senior management and key personnel.

BI China’s success will depend to a significant extent upon the experience of executive directors and senior management whose continued service may not be guaranteed. The departure of one or more key executives or senior management could have a material and adverse effect on BI China’s performance. In addition, BI China’s expansion may require the recruitment of additional skilled personnel, the unavailability of which may have an adverse effect on operations.

The success of the BI China business depends on its ability to maintain and enhance the BI China reputation and brand.

BI China believes that its reputation in the industry, particularly underpinning relationships with government departments and with commercial partners as a leading, reliable and trustworthy service provider is of significant importance to the success of BI China’s business. Since the online gaming and lottery market is highly competitive, the ability to succeed in these markets depends largely on maintaining and enhancing the BI China reputation and brand, which may be difficult and expensive.

BI China has developed a reputation by providing users with what they believe are superior and trustworthy services. BI China has conducted, and may continue to conduct, various marketing and promotion activities. It cannot be assured, however, that these marketing efforts and promotions will be successful. In addition, any negative publicity in relation to BI China’s services or products, regardless of its veracity, could harm its reputation and, in turn, have adverse effects on customer loyalty. If BI China fails to maintain and enhance its reputation, or if BI China incurs excessive expenses in efforts to do so, its business, financial condition and results of operations may be materially and adversely affected.

The failure to manage the growth of the BI China business and operations could harm BI China.

BI China’s business has become increasingly complex, both in the types of businesses which BI China operates and their scale. BI China may need to expand its headcount, office facilities and infrastructure if its new business ventures become successful. This expansion will increase the complexity of operations and place a significant strain on management, operational and financial resources. BI China must continue to effectively hire, train and manage new employees. If new hires perform poorly or if it is unsuccessful in hiring, training, managing and integrating new employees, BI China’s business, financial condition and results of operations may be materially harmed.

Current and planned personnel, systems, procedures and controls may not be adequate to support future operations. To effectively manage the expected growth of operations and personnel, BI China will need to continue to improve transaction processing, operational and financial systems, procedures and controls, which could be particularly challenging. These efforts will require significant managerial, financial and human resources. It cannot be assured that BI China will be able to effectively manage such growth or to implement all these systems, procedures and control measures successfully. If BI China is unable to manage such growth effectively, its business and prospects may be materially and adversely affected.

Future strategic acquisitions may have a material adverse effect on the BI China business, reputation and results of operations.

BI China may acquire additional assets, products, technologies or businesses that are complementary to its existing business if such opportunities are presented. Future acquisitions and subsequent integration of newly acquired assets and businesses into BI China would require significant attention from management and could result in a diversion of resources from BI China’s existing business, which in turn could have an adverse effect on business operations. Acquired assets or businesses may not generate the financial results expected. In addition, acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, the occurrence of significant goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the cost of identifying and consummating acquisitions may be significant. In addition to possible shareholders’ approval, approvals and licenses from the relevant government authorities in the PRC for the acquisitions may be required to be obtained and compliance with any applicable PRC laws and regulations could result in increased cost and delay.

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BI China may not be able to recoup the investments made to expand and upgrade facilitation and technology capabilities.

BI China has invested and will continue to invest significant sums in upgrading its technology platform and databases. Heavy investment in technology capabilities is expected to continue for a number of years. Such costs associated with these investments are expected to be recognized earlier than some of the anticipated benefits, and the return on these investments may be lower, or may develop more slowly, than expected. Such capital expenditures or investments may not be recoverable, in part or in full, or the recovery of these capital expenditures or investments may take longer than expected, which could adversely affect the financial condition and results of operation of BI China.

If BI China is unable to recruit, train and retain qualified personnel or sufficient workforce while controlling labor costs, BI China’s business may be materially and adversely affected.

BI China intends to hire additional qualified employees to support its business operations and planned expansion. The future success of BI China depends, to a significant extent, on its ability to recruit, train and retain qualified personnel, particularly technical, fulfillment, marketing and other operational personnel with experience in the online, gaming and digital technology industry. Current experienced mid-level managers are instrumental in implementing BI China’s business strategies, executing business plans and supporting business operations and growth. The effective operation of managerial and operating systems, fulfillment infrastructure, customer service center and other back office functions also depends on the hard work and quality performance of management and employees. Since BI China’s industry is characterized by high demand and intense competition for talent and labor, no assurance can be provided that attraction or retention of qualified staff or other highly skilled employees necessary to achieve its strategic objectives can or will be maintained. Recent tightening of the labor market and an emerging trend of shortage of labor supply has been observed. Labor costs in China have increased with China’s economic development, particularly in the large cities where BI China’s headquarters are operated. In addition, the ability to train and integrate new employees into BI China’s operations may also be limited and may not meet the demand for business growth on a timely fashion, or at all, and such rapid expansion may impair the ability to maintain corporate culture.

The proper functioning of BI China’s technology platform is essential to its business, therefore any failure to maintain the satisfactory performance of the BI China websites and systems could materially and adversely affect BI China’s business and reputation.

The satisfactory performance, reliability and availability of BI China’s technology platform are critical to the success and ability of BI China to attract and retain customers and provide quality customer service. Any system interruptions caused by telecommunications failures, computer viruses, hacking or other attempts to harm systems that result in the unavailability or slowdown of the BI China platform could reduce the volume of payments facilitated and the amount of traffic to BI China’s applications. The BI China servers may also be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to system interruptions, platform slowdown or unavailability, delays or errors in transaction processing or the loss of data.

Security breaches, computer viruses and hacking attacks have become more prevalent in BI China’s industry. No assurances can be provided that current security mechanisms will be sufficient to protect IT systems from any third-party intrusions, viruses or hacker attacks, information or data theft or other similar activities. Any such future occurrences could reduce customer satisfaction, damage BI China’s reputation and result in a material decrease in BI China’s revenue.

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Additionally, upgrades and improvements to BI China’s technology platform must continue in order to support its business growth. Failure to do so could impede such potential growth. However, there can be no assurances that BI China will be successful in executing these system upgrades and improvement strategies. In particular, the BI China systems may experience interruptions during upgrades, and the new technologies or infrastructures may not be fully integrated with the existing systems on a timely basis, or at all. In addition, BI China may experience surges in online traffic, which can put additional demands on technology platforms at specific times. If existing or future technology platforms do not function properly, it could cause system disruptions and slow response times, affecting data transmission, which in turn could materially and adversely affect the business, financial condition and results of operations of BI China.

BI China is exposed to potential contractual claims by third parties arising from regulatory actions, which could damage the BI China reputation and results of operations.

BI China has entered into various service and other contracts with a number of third parties. Many of these agreements contain warranties, indemnities and termination provisions in which BI China makes representations and warranties to the counterparties as to the legitimacy of BI China’s operations and compliance with relevant laws and regulations. If a claim or regulatory action is brought against BI China’s counterparties alleging that BI China’s historical business conduct breached such provisions on which such counterparties have relied, whether as a result of judicial proceedings or a change of law or otherwise, BI China may face material claims or regulatory actions and may owe damages to the relevant third parties. Liability may also remain for any outstanding fees payable to the counterparty of an agreement which has been terminated.

Failure to adequately protect user account information could have a material adverse effect.

BI China processes its users’ personal data (including name, address, age, bank details and user history) as part of its business and therefore must comply with data protection laws in China. Data protection laws restrict the ability to collect and use personal information relating to BI China’s users and potential users. Notwithstanding BI China’s IT and data security and other systems, BI China may not be effective in detecting any intrusion or other security breaches, or safeguarding against sabotage, hackers, viruses and cyber-crime. BI China is exposed to the risk that personal data could be wrongfully accessed and/or used, whether by employees, users or other third parties, or otherwise lost or disclosed or processed in breach of data protection laws. If BI China or any of the third party service providers upon whom it relies fails to transmit users information and payment details online in a secure manner or if any such theft or loss of personal users data were to otherwise occur, BI China could be subjected to liabilities under the data protection laws or result in the loss of the goodwill of users.

BI China does not have any insurance coverage against product liability claims or business interruptions.

As the insurance industry in China is still in an early stage of development, insurance companies in China currently offer limited business insurance products. As a result, BI China does not have any product liability insurance or business interruption insurance covering its Chinese operations. As the number of products and services BI China offers continues to increase, BI China may be increasingly exposed to claims related to such products and services. Any such claims, business disruption, or natural disaster could result in the incurrence of substantial costs and a diversion of resources away from BI China’s business, which would have an adverse effect on BI China’s business and results of operations.

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BI China may be unable to adequately protect its intellectual property rights.

BI China’s trademarks, software, technology know-how and other intellectual property is designed to provide competitive advantages to it, which are important to its achievements to date and its future success. It cannot be assured that steps taken to protect its intellectual property rights will be sufficient to prevent infringement of its intellectual property rights. BI China’s failure to adequately protect its intellectual property rights, including rights in its trademarks and know-how, could have a material adverse effect on operations.

The validity, enforceability and scope of protection available under intellectual property laws with respect to the Internet industry in China are uncertain and evolving. Implementation and enforcement of PRC intellectual property-related laws have historically been deficient and ineffective. Accordingly, protection of intellectual property rights in China may not be as effective as in the United States or other western countries. Furthermore, policing unauthorized use of proprietary technology is difficult and expensive, and resorting to litigation to enforce or defend copyrights or other intellectual property rights or to determine the enforceability, scope and validity of proprietary rights or those of others may be necessary. Such litigation and any adverse determination thereof could result in substantial costs and diversion of resources and management attention away from BI China’s business.

BI China may be subject to allegations or liabilities for infringement of third-party intellectual property rights based on the content available on BI China websites or information services.

BI China provides its users with real-time news, data, analyses, real-time match scores and other contents on its information platform. Such contents are obtained from a third-party professional sports information agency as well as publicly available sources. The user forum of BI China websites also hosts a significant amount of content generated by its users. It cannot be assured that BI China will not be subject to allegations, claims or lawsuits by third parties regarding the use of sports related information or any other content on BI China websites, which may infringe upon the intellectual property rights of such third parties. If such claims are found valid by the courts and their removal is ordered from BI China websites, BI China’s information platform will become less attractive and its user experience and satisfaction will be adversely affected. Even if BI China successfully defends itself against such claims or allegations, considerable costs in such defense may be incurred or reputational damage may be suffered due to the negative publicity associated with such claims or allegations.

Risks Related to BI China’s Corporate Structure

If the PRC government finds that the agreements that establish the structure for operating BI China’s businesses in China do not comply with PRC governmental restrictions on foreign investment in the Internet, gaming and the lottery business, or if these regulations or the interpretation of existing regulations change in the future, BI China could be subject to severe penalties or be forced to relinquish interests in those operations.

Current PRC laws and regulations place certain restrictions on foreign ownership of companies that engage in the Internet, gaming and lottery businesses. Therefore, BI China conducts operations in China principally through contractual arrangements among its wholly-owned PRC subsidiary, Beijing Brookfield Interactive Science & Technology Development Co. Limited (“Beijing Brookfield”), BI China’s contractually controlled entities in the PRC and their respective shareholders, by entering into a set of variable interest entities agreements, including exclusive option agreements, shareholder voting rights delegation agreements, exclusive business cooperation agreements, equity pledge agreements and loan agreements. These contractual arrangements (i) enable BI China to exercise effective control over these entities, and (ii) economically obligates BI China to absorb the losses and provide the right to receive the benefits of these entities, requiring BI China to treat them as BI China’s contractually controlled entities and to consolidate their operating results. For a detailed discussion of these contractual arrangements, see “Description of the Business of BI China — Business Model — Group Structure and Recent Restructuring.”

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Although it is believed by BI China, based on the opinion of Global Law Office, its PRC counsel, that BI China is compliant with current PRC regulations, PRC laws and regulations governing the validity of these contractual arrangements are open to varying interpretations and the relevant government authorities have broad discretion in interpreting these laws and regulations. It cannot be assured that BI China will have the ability to enforce these contracts or that the PRC government would agree that these contractual arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future.

If the PRC government determines that BI China is not in compliance with applicable laws and regulations, it could revoke business and operating licenses, require BI China to discontinue or restrict operations, restrict BI China’s right to collect revenues, block websites, require the restructuring of operations, impose additional conditions or requirements with which BI China may be unable to comply with, or take other regulatory or enforcement actions against BI China that could be harmful to its business. The imposition of any of these penalties would result in a material and adverse effect on BI China’s ability to conduct business.

Any failure by contractually controlled entities or their respective shareholders to perform contractual obligations may have a material adverse effect on the BI China business.

Despite their contractual obligations to do so, BI China’s contractually controlled entities and their respective shareholders may fail to take certain actions required for BI China’s business or fail to follow BI China’s instructions. If they fail to perform their obligations under their respective agreements, BI China may have to rely on legal remedies under PRC laws, including seeking specific performance or injunctive relief, which may not be effective.

All of these contractual arrangements are governed by PRC laws and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as compared to certain other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit the ability to enforce these contractual arrangements, which may make it difficult to exert effective control over these contractually controlled entities, and BI China’s ability to conduct business may be adversely affected.

The shareholders of contractually controlled entities have potential conflicts of interest with BI China, which may adversely affect the BI China business.

BI China has designated individuals who are PRC nationals to be the shareholders of contractually controlled entities, Hulian Xincai and NewNet. These current shareholders of the contractually controlled entities are relied upon to fulfill their fiduciary duties and abide by the PRC laws and act in BI China’s best interests. The interests of these individuals may differ from the interests of BI China. These shareholders may breach, or cause the contractually controlled entities to breach, or refuse to renew, the existing contractual arrangements with them and Hulian Xincai or NewNet, which would have a material and adverse effect on the ability to effectively control Hulian Xincai and NewNet. When conflicts of interest arise, it cannot be assured that any or all of these shareholders will act in the best interests of BI China or such conflicts will be resolved in BI China’s favor.

Currently, BI China does not have any arrangements to address potential conflicts of interest between it and these shareholders, except that BI China may exercise its purchase option under the purchase option agreements with these shareholders to request them to transfer all of their equity ownership in Hulian Xincai or NewNet to one or more individuals which designated by BI China. BI China relies on the shareholders, particularly Mr. Wei Qi as a director, to abide by PRC law, which provides that directors owe a fiduciary duty to BI China. Such fiduciary duties require directors to act in good faith and in the best interests of BI China and not to use their positions for personal gains. If conflicts of interest or disputes between BI China and the shareholders of Hulian Xincai or NewNet cannot be resolved, BI China would have to rely on legal proceedings, which could result in disruption of business, and which carries a substantial uncertainty as to the outcome of any such legal proceedings.

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Contractual arrangements with contractually controlled entities may result in adverse tax consequences.

Under applicable PRC tax laws and regulations, arrangements and transactions among related parties may be subjected to audit or scrutiny by the PRC tax authorities within ten (10) years after the taxable year when the arrangements or transactions are conducted. BI China could face material and adverse tax consequences if the PRC tax authorities were to determine that the contractual arrangements among Beijing Brookfield, BI China’s contractually controlled entities in China and their respective shareholders were not entered into on an arm’s-length basis and therefore constituted unfavorable transfer pricing arrangements. Unfavorable transfer pricing arrangements could, among other things, result in an upward adjustment of income subject to taxation. In addition, the PRC tax authorities may impose interest on late payments on contractually controlled entities for the adjusted but unpaid taxes. BI China’s results of operations may be materially and adversely affected if these contractually controlled entities’ tax liabilities increase significantly or if they are required to pay interest on late payments.

PRC laws and regulations limit the ability of BI China’s PRC subsidiaries to pay dividends to BI China.

Under PRC laws and regulations, Beijing Brookfield, as a wholly foreign-owned enterprise in the PRC, may pay dividends only out of its accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise such as Beijing Brookfield is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund a statutory reserve fund, until the aggregate amount of such a fund reaches 50% of its registered capital. At its discretion, it may allocate a portion of its after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends. Furthermore, if Beijing Brookfield incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to BI China. In addition, the PRC tax authorities may require an adjustment to taxable income under the contractual arrangements Beijing Brookfield currently has in place with BI China’s contractually controlled entities in a manner that would materially and adversely affect its ability to pay dividends and other distributions.

Any limitation on the ability of Beijing Brookfield to pay dividends or make other distributions to BI China could limit the ability of BI China to use such dividends as a source of financing.

PRC regulation of loans to, and direct investment in, PRC entities by offshore companies and governmental control of currency conversion may limit BI China’s ability to fund expansion or operations.

Under PRC laws and regulations, BI China is permitted to utilize the proceeds from any future offering to fund its PRC subsidiaries by making loans to such PRC subsidiaries or additional capital contributions to Beijing Brookfield, subject to applicable government registration and approval requirements.

Any loans to BI China’s PRC subsidiaries, which are treated as foreign-invested enterprises under PRC laws, are subject to PRC regulations and foreign exchange loan registrations. For example, loans to BI China’s PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of the State Administration of Foreign Exchange (“SAFE”). The statutory limit for the total amount of foreign debts of a foreign-invested company is the difference between the amount of total investment, as approved by the Ministry of Commerce (the “MOC”) or its local counterpart, and the amount of registered capital of such foreign-invested company.

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BI China may also decide to finance Beijing Brookfield by means of capital contributions. These capital contributions must be approved by the MOC or its local counterpart. In addition, SAFE issued a circular in September 2008, SAFE Circular 142, regulating the conversion by a foreign-invested enterprise of foreign currency registered capital into RMB by restricting how the converted RMB may be used. SAFE Circular 142 provides that the RMB capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable government authority, and unless otherwise provided by law, may not be used for equity investments within the PRC. Although on July 4, 2014, the SAFE issued the Circular of the SAFE on Relevant Issues Concerning the Pilot Reform in Certain Areas of the Administrative Method of the Conversion of Foreign Exchange Funds by Foreign-invested Enterprises, or SAFE Circular 36, which launched a pilot reform of the administration of the settlement of the foreign exchange capitals of foreign-invested enterprises in certain designated areas from August 4, 2014 and some of the restrictions under SAFE Circular 142 will not apply to the settlement of the foreign exchange capitals of the foreign-invested enterprises established within the designated areas and such enterprises are allowed to use their RMB capital converted from foreign exchange capitals to make equity investment, BI China’s PRC subsidiaries are not established within the designated areas. On March 30, 2015, SAFE promulgated Circular 19, to expand the reform nationwide.

Circular 19 came into force and replaced both Circular 142 and Circular 36 on June 1, 2015. Circular 19 allows foreign-invested enterprises to make equity investments by using RMB fund converted from foreign exchange capital. However, Circular 19 continues to prohibit foreign-invested enterprises from, among other things, using RMB fund converted from its foreign exchange capitals for expenditure beyond its business scope, providing entrusted loans or repaying loans between non-financial enterprises. In addition, SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of a foreign-invested company. The use of such RMB capital may not be altered without SAFE’s approval, and such RMB capital may not in any case be used to repay RMB loans if the proceeds of such loans have not been used. Violations of these circulars could result in severe monetary or other penalties. These circulars may significantly limit the ability to use RMB converted from the net proceeds of this offering to fund the establishment of new entities in China by BI China’s PRC subsidiaries, to invest in or acquire any other PRC companies through such PRC subsidiaries, or to establish new contractually controlled entities in the PRC.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, BI China’s ability to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to Beijing Brookfield or future capital contributions by BI China to its PRC subsidiaries, cannot be assured. If BI China fails to complete such registrations or obtain such approvals, its ability to capitalize or otherwise fund PRC operations may be negatively affected, which could materially and adversely affect BI China’s liquidity and ability to fund and expand its business.

Risks Related to Doing Business in China

The PRC legal system embodies uncertainties which could limit the legal protections available to investors and BI China.

As its main operating entities and a majority of its assets are located in China, PRC laws and the PRC legal system in general may have a significant impact on BI China’s business operations. Although China’s legal system has developed over the last several decades, PRC laws, regulations and legal requirements remain underdeveloped relative to the United States of America. Moreover, PRC laws and regulations change frequently and their interpretation and enforcement involve uncertainties. For example, the interpretation or enforcement of PRC laws and regulations may be subject to government rules or policies, some of which are not published on a timely basis or at all. In addition, the relative inexperience of China’s judiciary system in some cases may create uncertainty as to the outcome of litigation. These uncertainties could limit BI China’s ability to enforce its legal or contractual rights or otherwise adversely affect its business and operations.

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Furthermore, due to the existence of unpublished rules and policies, and since newly issued PRC laws and regulations may have expected and unexpected retrospective effects, BI China may not be aware of a violation of certain PRC laws, regulations, policies or rules until after the event.

The complexities, uncertainties and rapid changes in PRC regulation of the Internet, gaming and lottery businesses and companies require significant resources for compliance.

The PRC government extensively regulates the Internet, gaming and lottery industries, including foreign ownership of, and the licensing and permit requirements pertaining to, companies doing business in these industries. These laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainty. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations. Issues, risks and uncertainties relating to PRC regulation of these businesses include, but are not limited to, the following:

There are uncertainties relating to the regulation of the Internet, lottery and gaming businesses in China, including evolving licensing practices. This means that permits, licenses or operations at some of BI China’s controlled entities and subsidiaries may be subject to challenge, or BI China, its controlled entities or its subsidiaries may fail to obtain permits or licenses that may be deemed necessary for operations or BI China may be unable to obtain or renew certain permits or licenses.

New laws and regulations that regulate Internet activities and the lottery and gaming industries, including online lottery services, may be promulgated. If these new laws and regulations are promulgated, additional licenses may be required for operations. If BI China’s operations do not comply with these new regulations after they become effective, or if it fails to obtain any licenses required under these new laws and regulations, BI China could be subject to penalties.

BI China only has contractual control over its operating websites and does not directly own the websites due to the restriction of foreign investment in businesses providing value-added telecom services in China, including Internet content provision services. If the authorities challenge BI China’s corporate structure or rights to its websites, it could significantly disrupt BI China’s business, subject BI China to sanctions, compromise enforceability of related contractual arrangements, or have other adverse effects.

The interpretation and application of existing PRC laws, regulations and policies and any new laws, regulations or policies relating to the Internet, gaming and lottery industries have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of companies in these industries, including BI China’s business. BI China cannot assure you that it has obtained all the permits or licenses required for conducting its business in China or will be able to maintain existing licenses or obtain any new licenses required under any new laws or regulations. There are also risks associated with being found in violation of existing or future laws and regulations given the uncertainty and complexity of China’s regulation of these businesses.

In addition, new laws and regulations applicable to the Internet, lottery and gaming industries could be issued at the national or provincial level, or existing regulations could be interpreted more strictly. No assurance can be given that business on these industries in general or BI China’s products and services in particular will not be adversely impacted by further regulations. In particular, technical limitations on Internet use can also be developed or implemented. For example, restrictions can be implemented on personal Internet use in the workplace in general or access to BI China’s sites in particular. All such regulations, restrictions and limitations could lead to a reduction of user activities or a loss of users, and restrict the types of products and services BI China may be able to offer in China, which in turn could have a material adverse effect on BI China’s financial condition and results of operations.

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Substantial uncertainties exist with respect to the enactment timetable, interpretation and implementation of draft PRC Foreign Investment Law and how it may impact the viability of the current corporate structure, corporate governance and business operations of BI China.

The Ministry of Commerce published a discussion draft of the proposed Foreign Investment Law in January 2015 aiming to, upon its enactment, replace the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The draft Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. The draft Foreign Investment Law, if enacted as proposed, may materially impact the viability of the current corporate structure, corporate governance and business operations of BI China in many aspects.

Among other things, the draft Foreign Investment Law expands the definition of foreign investment and introduces the principle of “actual control” in determining whether a company should be treated as a foreign-invested enterprise, or an FIE. According to the definition set forth in the draft Foreign Investment Law, FIEs refer to enterprises established in China pursuant to PRC law that are solely or partially invested by foreign investors. The draft Foreign Investment Law specifically provides that entities established in China (without direct foreign equity ownership) but “controlled” by foreign investors, through contract or trust for example, will be treated as FIEs. Once an entity falls within the definition of FIE, it may be subject to foreign investment “restrictions” or “prohibitions” set forth in a “negative list” to be separately issued by the State Council later. If an FIE proposes to conduct business in an industry subject to foreign investment “restrictions” in the “negative list,” the FIE must go through a market entry clearance by the Ministry of Commerce before being established. If an FIE proposes to conduct business in an industry subject to foreign investment “prohibitions” in the “negative list,” it must not engage in the business. However, an FIE, during the market entry clearance process, may apply in writing to be treated as a PRC domestic enterprise if its foreign investor(s) is/are ultimately “controlled” by PRC government authorities and its affiliates and/or PRC citizens. In this connection, “control” is broadly defined in the draft law to cover the following summarized categories: (i) holding 50% of more of the voting rights of the subject entity; (ii) holding less than 50% of the voting rights of the subject entity but having the power to secure at least 50% of the seats on the board or other equivalent decision making bodies, or having the voting power to exert material influence on the board, the shareholders’ meeting or other equivalent decision making bodies; or (iii) having the power to exert decisive influence, via contractual or trust arrangements, over the subject entity’s operations, financial matters or other key aspects of business operations.

The structure adopted by BI China, has been adopted by many PRC-based companies, to obtain necessary licenses and permits in the industries that are currently subject to foreign investment restrictions in China. See “Risk Factors — Risk Factors Related to BI China — Risks Related to BI China’s Corporate Structure” and “Description of the Business of BI China — Business Model — Group Structure and Recent Restructuring.” Under the draft Foreign Investment Law, entities that are controlled via contractual arrangement would also be deemed as FIEs, if they are ultimately “controlled” by foreign investors. Therefore, for any companies with such a structure in an industry category that is included in the “negative list” as restricted industry, the structure may be deemed legitimate only if the ultimate controlling person(s) is/are of PRC nationality (either PRC government authorities and its affiliates or PRC citizens). Conversely, if the actual controlling person(s) is/are of foreign nationalities, then the contractually controlled entities will be treated as FIEs and any operation in the industry category on the “negative list” without market entry clearance may be considered as illegal.

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The draft Foreign Investment Law has not taken a position on what actions shall be taken with respect to the existing companies with such a structure, whether or not these companies are controlled by Chinese parties. Moreover, it is uncertain whether the internet and online sales of lottery products, in which BI China’s entities operate, will be subject to the foreign investment restrictions or prohibitions set forth in the “negative list” to be issued. If the enacted version of the Foreign Investment Law and the final “negative list” mandate further actions, such as Ministry of Commerce market entry clearance, to be completed by companies with existing structures, BI China will face uncertainties as to whether such clearance can be timely obtained, or at all.

The draft Foreign Investment Law, if enacted as proposed, may also materially impact the corporate governance practice and increase BI China’s compliance costs. For instance, the draft Foreign Investment Law imposes stringent ad hoc and periodic information reporting requirements on foreign investors and the applicable FIEs. Aside from investment implementation report and investment amendment report that are required at each investment and alteration of investment specifics, an annual report is mandatory, and large foreign investors meeting certain criteria are required to report on a quarterly basis. Any company found to be non-compliant with these information reporting obligations may potentially be subject to fines and/or administrative or criminal liabilities, and the persons directly responsible may be subject to criminal liabilities.

The 2006 M&A Rules establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it difficult for BI China to pursue growth through acquisitions in China.

The 2006 M&A Rules include provisions that purport to require approval of the Ministry of Commerce for acquisitions by offshore entities established or controlled by domestic companies, enterprises or natural persons of onshore entities that are related to such domestic companies, enterprises or natural persons, and prohibit offshore entities from using their foreign-invested subsidiaries in China, or through “other means,” to circumvent such requirement. As part of BI China’s growth strategy, it obtained control over Hulian Xincai and NewNet by entering into contractual arrangements with PRC nationals to create the wholly foreign-owned enterprise (“WFOE”) legal structure. BI China did not seek the approval of the Ministry of Commerce for those transactions based on the legal advice obtained from PRC legal counsel in those transactions that such approval was unnecessary. However, the 2006 M&A Rules also prohibit companies from using any “other means” to circumvent the approval requirement set forth therein and there is no clear interpretation as to what constitutes “other means” of circumvention of the requirement under the 2006 M&A Rules. The Ministry of Commerce and other applicable government authorities would therefore have broad discretion in determining whether an acquisition is in violation of the 2006 M&A Rules. If PRC regulatory authorities take a view that is contrary to that of BI China, severe penalties may be imposed. In addition, BI China may grow its business, in part, by acquiring complementary businesses in China. If required to obtain the approval from the Ministry of Commerce, completion of such transaction may be delayed or even inhibited. The ability to expand BI China’s business or maintain or expand market share through future acquisitions would as such be materially and adversely affected.

In addition, in August 2011 the Ministry of Commerce issued the Rules of Ministry of Commerce on Implementation of Security Review System of Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the MOFCOM Security Review Rules. The MOFCOM Security Review Rules, effective from September 1, 2011, require certain merger and acquisition transactions to be subject to merger control review or security review. The MOFCOM Security Review Rules further provide that, when deciding whether a specific merger or acquisition of a PRC enterprise by foreign investors is subject to the security review by the Ministry of Commerce, the principle of substance over form should be applied and foreign investors are prohibited from bypassing the security review requirement by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions. There is no explicit provision in the MOFCOM Security Review Rules stating that BI China’s business falls into the scope subject to the security review. However, as these rules are relatively new and there is a lack of clear statutory interpretation on the implementation of these new rules, there can be no assurance that the Ministry of Commerce will not apply these rules to the contractual arrangements with Hulian Xincai and NewNet.

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If found to be in violation of the MOFCOM Security Review Rules, or upon a failure to obtain any required approvals, the relevant regulatory authorities would have broad discretion in dealing with such violations against BI China, including levying fines, confiscating income, revoking BI China’s PRC contractually controlled entities’ business or operating licenses or requiring BI China to restructure or unwind the relevant ownership structure or operations. Any of these actions could cause significant disruption to BI China’s business operations and may materially and adversely affect its business, financial condition and results of operations. Further, if the business of any target company being sought for acquisition in the future falls into the ambit of security review, complying with the requirements of the relevant rules could be prohibitively time consuming or legally prohibited, either by equity or asset acquisition, capital contribution or through any contractual arrangement, which could have a material and adverse impact on the ability to expand BI China’s business or maintain its market share.

Governmental control of currency conversion may affect the value of BI China’s business.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of foreign currency out of China. All of BI China’s revenues are received in Renminbi. Going forward, under the current corporate structure, BI China’s principal source of income is expected to be from dividend payments to BI China from Beijing Brookfield. Shortages in the availability of foreign currency may restrict the ability of Beijing Brookfield to remit sufficient foreign currency to pay dividends or other payments, or otherwise satisfy their foreign currency-denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade related transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, approval from SAFE or its local branch is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents BI China from obtaining sufficient foreign currency to satisfy its currency demands, wit may be unable to pay dividends in foreign currencies to BI China shareholders.

Fluctuations in exchange rates of the Renminbi could materially affect financial results.

The exchange rates between the Renminbi and the British pound and other foreign currencies are affected by, among other things, changes in China’s political and economic conditions. The People’s Bank of China regularly intervenes in the foreign exchange market to limit fluctuations in Renminbi exchange rates and achieve policy goals.

As BI China may rely on dividends and other fees paid to it by Beijing Brookfield and affiliated consolidated entities in China, any significant revaluation of the Renminbi may materially and adversely affect cash flows, net revenues, earnings and the financial position, and the value of BI China.

BI China’s results or financial performance may be adversely affected by inflation in China.

In the past China has experienced substantial rates of inflation. Inflation and rapid fluctuations in inflation rates have had, and may continue to have, negative effects on the economies and securities markets in China. Furthermore, in an attempt to stabilize inflation, China has previously imposed price controls. Past governmental efforts to curb inflation have also involved more drastic economic measures which had a materially adverse effect on the level of economic activity. There can be no assurance that the PRC will be able to continue to exercise effective control over inflation rates or that a high rate of inflation will not have a materially adverse effect on results or financial performance.

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BI China’s operations may be adversely affected by changes in China’s political, economic and social conditions.

Substantially all of BI China’s assets and operations are located in China. Accordingly, its business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally and by continued economic growth in China as a whole.

The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industrial development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decade, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on BI China. For example, the financial condition and results of operations of BI China may be adversely affected by government control over capital investments or changes in tax regulations. In the past the Chinese government has implemented certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity in China, which may adversely affect BI China’s business and operating results. Any significant increase in China’s inflation rate could increase costs and have a negative impact on operating margins. In addition, any sudden changes to China’s political system or the occurrence of widespread social unrest could have negative effects on BI China’s business and results of operations.

Regulation and censorship of information disseminated over the internet in China may adversely affect BI China’s business, and may cause liability for content that is displayed on any of its websites.

China has enacted laws and regulations governing internet access and the distribution of products, services, news, information, audio-video programs and other content through the internet. In the past, the PRC government has prohibited the distribution of information through the internet that it deems to be in violation of PRC laws and regulations. If any of BI China’s internet information were deemed by the PRC government to violate any content restrictions, BI China would not be able to continue to display such content and could become subject to penalties, including confiscation of income, fines, suspension of business and revocation of required licenses, which could materially and adversely affect the business, financial condition and results of operations of BI China. BI China may also be subjected to liability for any unlawful actions of its customers or users of its website or for content distributed by BI China that is deemed inappropriate. It may be difficult to determine the type of content that may result in liability, and if BI China is found to be liable, it may be prevented from operating any of its website in China.

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Discontinuation of preferential tax treatments currently enjoyed or other unfavorable changes in tax law could result in additional compliance obligations and costs.

Operating in the high-technology and software industry, one of BI China’s operating entities in China enjoys the preferential tax treatment according to the prevailing PRC tax laws. Such PRC subsidiaries may, if the relevant requirements are met, qualify for high and new technology enterprises specially supported by the PRC. For a qualified high and new technology enterprise, the applicable enterprise income tax rate is 15%. The high and new technology enterprise qualification is re-assessed by the relevant authorities every three years. The discontinuation of the preferential tax treatment currently enjoyed could materially and adversely affect the financial condition and results of operations of BI China.

Under the EIT Law, BI China may be classified as a “resident enterprise” of China. Such classification would likely result in unfavorable tax consequences.

Under the enterprise income tax law (“EIT Law”), which has been revised effective as of February 24, 2017, and its implementation rules, (the “Implementation Rules”), which became effective on January 1, 2008, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered a resident enterprise and is subject to enterprise income tax, or EIT, at the rate of 25% on its global income. The Implementation Rules define the term “de facto management bodies” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise.” The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides that a foreign enterprise controlled by a PRC company or a PRC company group will be classified as a “resident enterprise” with its “de facto management bodies” located within China if the following criteria are satisfied: (i) the place where the senior management and core management departments that are in charge of its daily operations perform their duties is mainly located in the PRC; (ii) its financial and human resources decisions are made by or are subject to approval by persons or bodies in the PRC; (iii) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and (iv) more than half of the enterprise’s directors or senior management with voting rights frequently reside in the PRC.

Currently, it is not believed that either BI China (Brookfield Interactive (Hong Kong) Limited) or Beijing Brookfield (Beijing Brookfield Interactive Science & Technology Co. Limited) meets all of the criteria above. While, based on the opinion of BI China’s PRC counsel, Global Law Office, BI China has been advised that none of its entities incorporated outside of China is a PRC resident enterprise for PRC tax purposes, if the PRC authorities were to subsequently determine that BI China should be so treated, a 25% EIT on BI China’s global income could significantly increase BI China’s tax burden and materially and adversely affect its financial condition and results of operations.

Pursuant to the EIT Law, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in China to its foreign investors will be subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement and provided that relevant tax authorities approved the foreign investors as the beneficial owners of such dividends under applicable tax regulations. Substantially all of BI China’s income may come from dividends from Beijing Brookfield, through its holding company incorporated under the laws of Hong-Kong, Brookfield Interactive (Hong Kong) Limited. In accordance with Announcement of the State Administration of Taxation on the Entry into Force and Implementation of the Agreement between the Government of the People’s Republic of China and the Government of the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital Gains and the Protocol thereto entered into in June 2011, or the Double Tax Avoidance Arrangement, and other applicable PRC laws, if a U.K. resident enterprise is determined by the relevant PRC tax authority to have satisfied the relevant conditions and requirements under the Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends the U.K. resident enterprise receives from a PRC resident enterprise may be reduced to 5%. To the extent dividends paid by Beijing Brookfield to Brookfield Interactive (Hong Kong) Limited are subject to withholding tax, the amount of funds available to BI China to meet cash requirements will be reduced.

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Furthermore, the State Administration of Taxation promulgated the Announcement of the State Administration of Taxation on Issues concerning “Beneficial Owners” in Tax Treaties in February 2018, or Beneficial Owners Announcement, which provides guidance for determining whether a resident of a contracting state is the “beneficial owner” of an item of income under China’s tax treaties and tax arrangements. According to the Beneficial Owners Announcement, a beneficial owner generally must be engaged in substantive business activities. An agent or designated payees will not be regarded as a beneficial owner and, therefore, will not qualify for treaty benefits. If BI China and Beijing Brookfield are not considered resident enterprises, there is no assurance that dividends distributed to Brookfield Interactive (Hong Kong) Limited will be eligible for a reduced withholding tax rate under the applicable treaty.

Dividends payable to BI China’s foreign parent company after the Business Combination may become subject to taxes under PRC tax laws.

Under the EIT Law and its implementation regulations issued by the State Council, a 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. Furthermore, if BI China is deemed a PRC resident enterprise, dividends payable to a parent company that is not a PRC entity may be subject to PRC tax at a rate of 10%, subject to any reduction or exemption set forth in applicable tax treaties. If dividends payable to BI China’s non-PRC parent company after the Business Combination are subject to PRC tax, the value of an investment in BI China may be reduced.

BI China faces uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by its non-PRC holding companies.

The PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of certain taxable assets, including, in particular, equity interests in a PRC resident enterprise, by a non-resident enterprise by promulgating and implementing Circular 59 and Circular 698, which became effective in January 2008, and a Circular 7 in replacement of some of the existing rules in Circular 698, which became effective in February 2015.

Under Circular 698, where a non-resident enterprise conducts an “indirect transfer” by transferring the equity interests of a PRC “resident enterprise” indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, may be subject to PRC enterprise income tax, if the indirect transfer is considered to be an abusive use of company structure without reasonable commercial purposes. As a result, gains derived from such indirect transfer may be subject to PRC tax at a rate of up to 10%. Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

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In February 2015, the State Administration of Taxation issued Circular 7 to replace the rules relating to indirect transfers in Circular 698. Circular 7 has introduced a new tax regime that is significantly different from that under Circular 698. Circular 7 extends its tax jurisdiction to not only indirect transfers set forth under Circular 698 but also transactions involving transfer of other taxable assets, through the offshore transfer of a foreign intermediate holding company. In addition, Circular 7 provides clearer criteria than Circular 698 on how to assess reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. Circular 7 also brings challenges to both the foreign transferor and transferee (or other person who is obligated to pay for the transfer) of the taxable assets. Where a non-resident enterprise conducts an “indirect transfer” by transferring the taxable assets indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise being the transferor, or the transferee, or the PRC entity which directly owned the taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise.

BI China faces uncertainties on the reporting and consequences on future private equity financing transactions, share exchange or other transactions involving the transfer of shares in BI China by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-resident enterprises with respect to a filing or the transferees with respect to withholding obligation, and request BI China’s PRC subsidiaries to assist in the filing. As a result, BI China and non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed, under Circular 59 or Circular 698 and Circular 7, and may be required to expend valuable resources to comply with Circular 59, Circular 698 and Circular 7 or to establish that they should not be taxed under these circulars, which may have a material adverse effect on their financial condition and results of operations.

The PRC tax authorities have the discretion under SAT Circular 59, Circular 698 and Circular 7 to make adjustments to the taxable capital gains based on the difference between the fair value of the taxable assets transferred and the cost of investment. While currently, BI China has no plans to pursue any acquisitions in China or elsewhere in the world, it may seek to pursue acquisitions in the future that may involve complex corporate structures. If BI China is considered a non-resident enterprise under the PRC Enterprise Income Tax Law and if the PRC tax authorities make adjustments to the taxable income of the transactions under SAT Circular 59 or Circular 698 and Circular 7, BI China’s income tax costs associated with such potential acquisitions will be increased, which may have an adverse effect on its financial condition and results of operations.

A failure by shareholders or beneficial owners who are PRC citizens or residents in China to comply with certain PRC foreign exchange regulations could restrict BI China’s ability to distribute profits, restrict overseas and cross-border investment activities or subject it to liability under PRC laws, which could adversely affect its business and financial condition.

In July 2014, SAFE, issued the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Overseas Investment Financing and Roundtrip Investments via Overseas Special Purpose Companies, or SAFE Circular 37, which annulled the previously applicable Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purpose Vehicles, or SAFE Circular 75. SAFE Circular 37 states that the PRC institutes, citizens or residents must register with the relevant local SAFE branch or central SAFE in connection with their direct establishment or indirect control of an offshore entity established with their domestic enterprise’s legal assets or equity or overseas legal assets or equity for the purpose of investment and financing, and in connection with a roundtrip investment, whereby the PRC institutes, citizens or residents engage in direct investment activities domestically through the offshore entity directly or indirectly, that is establishment of foreign investment enterprises or projects domestically through setting up new enterprise or merger and acquisition and obtain the ownership, right of control and right of operation and management and other rights and interests. In addition, such PRC institutes, citizens or residents must apply for the registration of the overseas investment foreign exchanges before they invest in the special purpose companies with their domestic legal assets and interests, and amend their SAFE registrations when the offshore special purpose companies undergoes material events, such as the change of their shareholders, names, operation period and other basic information, or their increases or decreases in investment amount, transfers or exchanges of shares, mergers or divisions, or other material events, or offering equity incentive to the directors, supervisors, senior management and other employees with the equity or option of the non-listed special purpose companies, or obtaining the profit, dividend from the special purpose companies or no-longer holding the rights and interests of the special purpose companies due to share transfer, bankruptcy, dissolution, liquidation, expiration of the operation period, change of identity and other reasons or transferring the financing fund back inland after the special purpose companies has completed the overseas financing.

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BI China is committed to complying, and to ensuring that its shareholders and beneficial owners who are PRC citizens or residents comply, with SAFE Circular 37 requirements and has requested that its beneficial owners who are PRC residents to complete the registration under SAFE Circular 37, if applicable. However, BI China may not be fully informed of the identities of all its beneficial owners who are PRC citizens or residents, and therefore will not have the ability to compel beneficial owners to comply with SAFE Circular 37 requirements. As a result, it cannot be assured that all BI China shareholders or beneficial owners who are PRC citizens or residents have complied with, and will in the future make or obtain any applicable registrations or approvals required by, SAFE Circular 37 or other related regulations. Failure by such shareholders or beneficial owners to comply with SAFE Circular 37, or failure by BI China to amend the foreign exchange registrations of its PRC subsidiaries, could subject BI China to fines or legal sanctions, restrict its overseas or cross-border investment activities, limit the ability of Beijing Brookfield to make distributions or pay dividends or affect the BI China ownership structure, which could adversely affect its business and prospects.

A failure to comply with PRC regulations regarding the registration of shares and share options held by BI China employees who are PRC citizens may subject such employees and/or BI China to fines, legal and administrative sanctions.

BI China intends to establish a share incentive scheme which would make grants to BI China employees who are residents of the PRC. BI China is aware that on February 15, 2012, SAFE promulgated the Notices on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in Share Incentive Plans of Overseas Publicly-Listed Companies, or the Share Option Rules, which replaced the Application Procedures of Foreign Exchange Administration for Domestic Individuals Participating in Employee Share Ownership Plans or Share Option Plans of Overseas Publicly-Listed Companies issued by SAFE on March 28, 2007. Under the Share Option Rules and other relevant rules and regulations, PRC residents who participate in share incentive plan in an overseas publicly-listed company are required to register with SAFE or its local branches and complete certain other procedures. Participants of a share incentive plan who are PRC residents must retain a qualified PRC agent, which could be a PRC subsidiary of such overseas publicly listed company or another qualified institution selected by such PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the share incentive plan on behalf of its participants. Such participants must also retain an overseas entrusted institution to handle matters in connection with their exercise of share options, the purchase and sale of corresponding shares or interests and fund transfers. In addition, the PRC agent is required to amend the SAFE registration with respect to the share incentive plan if there is any material change to the share incentive plan, the PRC agent or the overseas entrusted institution or other material changes. As of the date of this registration statement, BI China is discussing with its legal representatives the proper way to apply for registration with the Beijing branch of SAFE pursuant to the Share Option Rules. See “Description of the Business of BI China — Regulation — Regulations on Foreign Exchange.”

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Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject BI China to penalties.

Companies operating in China are required to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of BI China employees up to a maximum amount specified by the local government from time to time at locations where BI China operates. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. BI China’s PRC operating entities incorporated in various locations in China have not made adequate employee benefit payments and BI China has recorded accruals for estimated underpaid amounts in its financial statements. It may be required to make up the contributions for these plans as well as to pay late fees and fines. If BI China is subject to late fees or fines in relation to the underpaid employee benefits, its financial condition and results of operations may be adversely affected.

BI China could be adversely affected by violations of applicable anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010.

Anti-corruption laws, such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, generally prohibit directly or indirectly giving, offering, or promising anything of value to improperly induce the recipient to act, or refrain from acting, in a manner that would confer a commercial advantage. The anti-bribery provisions of the U.S. Foreign Corrupt Practices Act generally prohibit directly or indirectly giving, offering or promising an inducement to a public official (broadly interpreted) to corruptly influence the official’s actions in order to obtain a commercial advantage. The U.K. Bribery Act of 2010 prohibits both domestic and international bribery, as well as bribery in both the private and public sectors. In addition, an organization that “fails to prevent bribery” by anyone associated with the organization may be charged under the U.K. Bribery Act unless the organization can establish the defense of having implemented “adequate procedures” to prevent bribery. BI China has adopted and implemented policies and procedures designed to ensure that those involved in the marketing, sale, and distribution of its products are both aware of these legal requirements and committed to complying therewith. However, it cannot be assured that these policies and procedures will protect BI China from potentially illegal acts committed by individual employees or agents. If BI China is found to be liable for anti-corruption law violations, it could be subject to criminal or civil penalties or other consequences that could have a material adverse effect on its business and financial condition.

We identified material weaknesses in connection with our internal control over financial reporting. Although we are taking steps to remediate these material weaknesses, we may not be successful in doing so in a timely manner, or at all, and we may identify other material weaknesses.

In connection with the audits of our consolidated financial statements for the years ended December 31, 2017 and 2016, our management and independent auditors identified material weaknesses in our internal control over financial reporting. The material weaknesses related to (i) our lack of a sufficient number of personnel with an appropriate level of knowledge and experience in the application of International Financial Reporting Standards as issued by the International Accounting Standards Board, commensurate with our financial reporting requirements and (ii) the fact that policies and procedures with respect to the review, supervision and monitoring of our accounting and reporting functions were either not designed and in place or not operating effectively. As a result, numerous adjustments to our consolidated financial statements were identified and made during the course of the audit.

We are currently not required to comply with Section 404 of the Sarbanes-Oxley Act as a private company, and are therefore not required to make an assessment of the effectiveness of our internal control over financial reporting. Further, our independent auditor has not been engaged to express, nor have they expressed, an opinion on the effectiveness of our internal control over financial reporting. Had we and our independent auditor performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional control deficiencies may have been identified by our management or independent auditor, and those control deficiencies could have also represented one or more material weaknesses. In an effort to remediate the material weakness, we plan to combine our finance and accounting personnel with the other parties in the transaction, and as part of that combined business will have in place a Chief Financial Officer with public company experience.

Assessing our procedures to improve our internal control over financial reporting is an ongoing process. We can provide no assurance that our remediation efforts described herein will be successful and that we will not have material weaknesses in the future. Any material weaknesses we identify could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our consolidated financial statements.

BNN’s independent auditor’s report contains an explanatory paragraph that expresses substantial doubt about BNN’s ability to continue as a “going concern.”

As of June 30, 2018, BNN had incurred a loss for the period of £9.2 million, had negative cash flows from operations of £14.4 million, and an accumulated deficit of £91.5 million. Cash and cash equivalents was £9.7 million at June 30, 2018. Further, BNN has incurred and expects to continue to incur significant costs in pursuit of its operating plans. BNN management’s plans to address this need for capital are discussed in the section of this report titled “Operating and Financial Review and Prospects of BNN” and Note 2 to its interim condensed consolidated financial statements as at and for the six month period ended June 30, 2018.  BNN cannot assure you that its plans will be successful. These factors, among others, raise substantial doubt about BNN’s ability to continue as a going concern. The financial statements contained elsewhere in this report do not include any adjustments that might result from BNN’s inability to continue as a going concern.

RISK FACTORS RELATED TO PARAGONEX

Risks Related to the ParagonEx Business

The revenue and profitability of ParagonEx are influenced by trading volume and currency volatility, which are directly impacted by domestic and international market and economic conditions that are beyond the control of ParagonEx.

During recent years, there has been significant disruption and volatility in the global financial markets. ParagonEx’s revenue is influenced by the general level of trading activity in the global financial markets. Its revenue and operating results may vary significantly from period to period due primarily to movements and trends in the world’s financial markets and to fluctuations in trading levels. ParagonEx has generally experienced greater trading volume in periods of volatile markets. In the event ParagonEx experiences lower levels of market volatility, its revenue and profitability will likely be negatively affected. In addition, the End Users of the brokerage firms which operate and offer ParagonEx’s trading platform (which ParagonEx refers to as its B2B customers) are primarily individual retail customers who view trading in the markets which ParagonEx offers as an alternative investment class. If global economic conditions limit the disposable income of its customers, the business of ParagonEx could be materially adversely affected as its customers may choose to curtail their trading, which could result in reduced customer trading volume and trading revenue.

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Like other financial services firms, the business and profitability of ParagonEx are directly affected by elements that are beyond its control, such as economic and political conditions, broad trends in business and finance, changes in the volume of market transactions, changes in supply and demand for currencies, movements in currency exchange rates, changes in the financial strength of market participants, legislative and regulatory changes, changes in the markets in which such transactions occur, changes in how such transactions are processed and disruptions due to terrorism, war or extreme weather events. Any one or more of these factors, or other factors, may adversely affect the business and results of operations and cash flows of ParagonEx. A weakness in equity markets could result in reduced trading activity by ParagonEx’s B2B customers and their End Users and, therefore, could have a material adverse effect on its business, financial condition and results of operations and cash flows. As a result, period-to-period comparisons of operating results may not be meaningful and the future operating results of ParagonEx may be subject to significant fluctuations or declines.

The trading activities of ParagonEx involve significant risks and unforeseen events that could have a material adverse effect on its business, financial condition, results of operations and cash flows.

ParagonEx offers the End Users of its B2B customers access to a wide array of products, including Forex, CFDs, spread bets, futures, commodities, stocks, OTC currency derivatives and gold and silver spot trading products. The trading activities by ParagonEx in these various products involve significant risks.

The principal sources of revenues and profits of ParagonEx arise from the difference between the prices at which it buys and sells, or sells and buys, the assets underlying its trading products. ParagonEx may incur trading losses for a variety of reasons, including:

•	price changes;

•	lack of liquidity in the underlying asset in which ParagonEx has positions; and

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•	inaccuracies in the ParagonEx proprietary pricing mechanism, or rate engine, which evaluates, monitors and assimilates market data and reevaluates its outstanding quotes, and is designed to publish prices reflective of prevailing market conditions throughout the trading day.

These risks may affect the prices at which ParagonEx is able to sell or buy such assets or may limit or restrict its ability to either resell an asset that it has purchased or repurchase an asset that it has sold.

In addition, competitive forces often require ParagonEx to match the breadth of quotes which competitors display and to hold varying amounts and types of assets at any given time. By having to maintain positions in certain assets, ParagonEx is subjected to a high degree of risk. ParagonEx may not be able to manage such risk successfully and may experience significant losses from such activities, which could have a material adverse effect on its business, financial condition, results of operations and cash flows.

These risks include market risk, counterparty risk, liquidity risk, technology risk, third-party risk and risk of human error. In addition, unexpected events can occur that can result in great financial loss to ParagonEx, including its inability to effectively integrate new products into existing trading platforms or the failure by ParagonEx to properly manage the market risks associated with making markets for new products. The profit margins for these products may not be similar to the profit margins historically realized with respect to forex trading.

Furthermore, the consideration payable to ParagonEx for trading on its software platform and supply of its ancillary services is dependent upon the B2B customers’ ability to pay this consideration from its End Users – further exposing ParagonEx to the credit risks of each such B2B customer.

Closure of a major B2B customer due to regulatory or other reasons will likely have a material adverse effect on ParagonEx’s business, financial condition, results of operation and cash flow.

ParagonEx’s is reliant on a relatively small number of major B2B customers from which it derives the vast majority of its revenue and net income. The shutdown or suspension of operations of any one or more such major B2B customer, whether due to regulatory or other reasons, will therefore likely have a material adverse effect on ParagonEx’s business, financial condition, results of operation and cash flow.

Any disruption or corruption of the proprietary technology belonging to ParagonEx could have a material adverse effect on its business, financial condition and results of operations and cash flows.

ParagonEx relies on its proprietary technology to receive and properly process internal and external data. Any disruption in the proper functioning or any corruption of ParagonEx software or erroneous or corrupted data may cause it to make erroneous trades or require ParagonEx to suspend services, any of which could have a material adverse effect on the business, financial condition and results of operations and cash flows of ParagonEx.

Systems failures could cause interruptions in ParagonEx services or decreases in the responsiveness of ParagonEx services, which could harm its business.

If the ParagonEx systems fail to perform, ParagonEx could experience disruptions in operations, slower response times or decreased customer satisfaction. The ability of ParagonEx to facilitate transactions successfully and provide high quality customer service depends on the efficient and uninterrupted operation of its computer and communications hardware and software systems. These systems have historically experienced periodic interruptions and disruptions in operations, which is believed to continue to occur from time to time. The ParagonEx systems are also vulnerable to damage or interruption from human error, natural disasters, power loss, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. ParagonEx does not have fully redundant capabilities nor does it maintain an alternative disaster-recovery site. While ParagonEx currently maintains a disaster recovery plan (“DRP”), which is intended to minimize service interruptions and secure data integrity, the DRP may not work effectively during an emergency. Any systems failure that causes an interruption in ParagonEx’s services or decreases the responsiveness of ParagonEx’s services could impair its reputation, damage its brand name and materially adversely affect ParagonEx’s business, financial condition and results of operations and cash flows.

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ParagonEx may not be able to develop and adopt new technologies in a timely fashion, which could adversely impact its ability to compete in the markets in which ParagonEx operates.

The success of ParagonEx in the past has largely been attributable to its proprietary technology that has taken many years to develop. If competitors develop more advanced technologies, ParagonEx may be required to devote substantial resources to the development of more advanced technology to remain competitive. The industry within which ParagonEx operates is characterized by rapidly changing technology, evolving industry standards and changing trading systems, practices and techniques. ParagonEx may not be able to keep up with these rapid changes in the future, develop new technology, realize a return on amounts invested in developing new technologies or remain competitive in the future.

Security breaches and other disruptions could compromise information and cause exposure to potential liability, which would cause the business and reputation of ParagonEx to suffer.

In the ordinary course of its business, ParagonEx collects and stores sensitive data, including intellectual property, proprietary business and customer information, and personally identifiable information of B2B customers, End Users and employees, in data centers and on ParagonEx networks. Therefore, it must comply with data protection laws and regulations applicable to its activities, and may be subject to data protection authorities seeking to assert authority over it if such authorities deem such activities to be taking place within their jurisdiction. In addition, the secure processing, maintenance and transmission of this information is critical to the operations of ParagonEx. Despite its security measures, ParagonEx has, from time to time, experienced third-party cyberattacks as well as unintentional errors that can damage ParagonEx’s systems or expose sensitive information. Further, ParagonEx information technology and infrastructure may be vulnerable to future attacks by hackers or compromised due to employee error, malfeasance or other disruptions, such as “distributed denial of service” or similar cyberattacks. Any such event could compromise ParagonEx’s networks and the information stored there could be accessed, publicly disclosed, lost or stolen.

While liability for known past events has not been material to ParagonEx’s business, financial condition, results of operations or cash flows, any such access, disclosure or other loss of information could result in future legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, disruption of operations and services provided to customers, damage to the ParagonEx reputation or a loss of confidence in its products and services, any of which could adversely affect the business, financial condition, results of operations and cash flows of ParagonEx. ParagonEx does not currently maintain cyber risk insurance, and even if such insurance is obtained following the completion of the transactions contemplated by this registration statement it may not be sufficient to cover all losses from any future breaches of ParagonEx systems.

Products linked to cryptocurrencies could expose ParagonEx to technology, regulatory and financial risks.

ParagonEx has recently begun offering derivative products linked to Bitcoin and other cryptocurrencies in certain jurisdictions, and intends to expand the types of products offered, the associated types of cryptocurrencies and the jurisdictions in which the products are offered. The distributed ledger technology underlying cryptocurrencies and other similar financial assets is evolving at a rapid pace and may be vulnerable to cyberattacks or have other inherent weaknesses that are not yet apparent. ParagonEx may be, or may become, exposed to risks related to cryptocurrencies or other financial products that rely on distributed ledger technology through the facilitation of clients’ activities involving such financial products linked to distributed ledger technology.

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There is currently no broadly accepted regulatory framework for Bitcoin or other cryptocurrencies, and the regulation of cryptocurrencies is developing and changing rapidly in the United States and other countries around the world. For example, in the United States, it is unclear whether many cryptocurrencies are “securities” under federal securities laws, and the implications for ParagonEx if any of ParagonEx’s products are linked to cryptocurrencies that are determined to be securities could be significant and adverse. In addition, some market observers have asserted that recent price increases in many cryptocurrency markets, such as that for Bitcoin, indicate the existence of a “bubble,” and if markets for any cryptocurrencies linked to products suffer severe declines, ParagonEx’s B2B customers and End Users could experience significant losses and their business could be lost.

ParagonEx may not be able to protect its intellectual property rights or may be prevented from using intellectual property necessary for its business.

ParagonEx relies on a combination of copyright and trade secrets in jurisdictions in which ParagonEx operates to protect proprietary technology and intellectual property rights belonging to ParagonEx. ParagonEx does not have any patents or registered trademarks, which might adversely affect its ability to defend against technologies that mimic the features and functionality of ParagonEx proprietary platform as well as to protect its brands. While access to proprietary technology is rigorously controlled, and confidentiality and invention assignment agreements with ParagonEx employees, consultants and other third parties are entered into, it is possible that third parties may copy or otherwise obtain and use proprietary technology belonging to ParagonEx without authorization or otherwise infringe on the rights of ParagonEx. Such unauthorized use and infringement would undermine the competitive benefits offered by this proprietary technology and could adversely impact the business and results of operations and cash flows of ParagonEx.

ParagonEx also licenses or is permitted to use intellectual property, data or technologies owned by others, including stock exchanges. There is no assurance that these intellectual property rights, data or technologies will continue to be available on the same or commercially reasonable terms. Additionally, in the event such intellectual property or technology becomes material to the ParagonEx business, the loss of such licenses or the inability of ParagonEx to otherwise continue to use such technologies would have a material adverse effect on the ParagonEx business. ParagonEx may also face claims of infringement that could interfere with its ability to use technology that is material to its business operations.

ParagonEx may face claims of infringement or misappropriation of intellectual property rights of third parties, which could expose ParagonEx to significant litigation expenses, losses or licensing expenses.

ParagonEx did not conduct patent searches in order to ensure that it does not infringe any patents of third parties nor can it ensure that all its software developers did not infringe third parties’ intellectual property rights while developing ParagonEx’s proprietary platform. Intellectual property infringement claims might result in costly and time-consuming litigation, expose ParagonEx to substantial damages or license fees with respect to the infringed rights and ultimately even require ParagonEx to cease using some or all of its proprietary platform or redesign it.

ParagonEx has incorporated certain software components into its mobile applications that are subject to open source licenses and might require it to disclose certain proprietary source code.

ParagonEx’s mobile applications include software components licensed under open source licenses. Some open source licenses could require ParagonEx, under certain circumstances, to license or disclose code or inventions that are included in the mobile applications and may also expose ParagonEx to increased litigation risk.

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The requirements of the new European Union General Data Protection Regulations (GDPR) came into force in May 2018. If ParagonEx fails to comply with such regulations, it may be unable to offer its services to End Users in the European Union.

The requirements of the new General Data Protection Regulations (“GDPR”) of the European Union (“EU”) came into force in May 2018. Data ‘controllers’ and ‘processors’, as defined by the GDPR, who process personal data of subjects in the EU, regardless of where the data is held or processed, will have to comply with these regulations. The GDPR has a significant effect on a company’s privacy and data protection practices, as it introduces various changes to how personal information should be collected, maintained, processed and secured. Non-compliance with the GDPR may result in fines of up to €20 million or 4% of ParagonEx’s annual global turnover, and ParagonEx will be particularly exposed to enforcement action in light of the amount of End User data it holds and processes. A company could also be subject to private litigation and loss of customer goodwill and confidence.

In its B2B operations, ParagonEx primarily acts as a ‘data processor’ and relies on its B2B customers to collect personal data from its End Users only in accordance with applicable consents or other lawful grounds. In its capacity as a data processor, ParagonEx processes a large quantity of personal End User data, including sensitive data such as name, address, age, bank details and trading history. Such data could be wrongfully accessed or used by employees, customers, suppliers of third parties, or lost, disclosed or improperly processed in breach of data protection regulations.

ParagonEx has undergone a robust and risk-oriented GDPR-preparation project, pursuant to a designated GDPR gap analysis that was prepared for that purpose. As part of such project, ParagonEx mapped the personal data lifecycle of the organization, including how personal data of EU-based End Users and EU employees is collected, stored, secured and shared with third parties. ParagonEx subsequently drafted applicable internal policies and procedures to address the various GDPR requirements, reviewed necessary product and IT implementations, put in place adequate contractual measures with respect to sharing data with third parties, appointed an external data protection officer, and more.

However, GDPR requires compliance with various national data protection laws governing the collection, use and disclosure of personal data in all countries in which ParagonEx’s B2B customers operate, and ParagonEx’s endeavors in the matter, despite being comprehensive and systematic, may not be completely successful. If ParagonEx is not fully compliant with the new EU GDPR, it may have a material adverse effect on its long-term success.

Attrition of customer accounts and failure to attract new accounts in a cost-effective manner could have a material adverse effect on the business, financial condition and results of operations and cash flows of ParagonEx.

The ParagonEx customer base is comprised of a few B2B customers that account for the generation of substantially all trading activity on ParagonEx’s platform. Although products and tailored services designed to enable B2B customers to educate, support and retain End Users are offered, efforts to attract new B2B customers and to support its existing B2B customer in reducing the attrition rate of their existing End Users may not be successful. If ParagonEx’s B2B customers are unable to maintain or increase End User retention rates or generate a substantial number of new End Users in a cost-effective manner, ParagonEx’s business, financial condition and results of operations and cash flows would likely be adversely affected. Although significant financial resources on sales and marketing expenses and related expenses have been expended and ParagonEx plans to continue to do so, these efforts may not be cost-effective at attracting new B2B customers. In particular, ParagonEx believes that rates for desirable advertising and marketing placements, including online, search engine, print and television advertising, are likely to increase in the foreseeable future, possibly placing ParagonEx’s B2B customers at a disadvantage relative to its larger competitors in its ability to expand or maintain advertising and marketing commitments. If ParagonEx’s B2B customers do not achieve their advertising objectives, ParagonEx’s profitability and growth may be materially adversely affected.

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ParagonEx is subject to litigation risk which could adversely affect ParagonEx’s reputation, business, financial condition and results of operations and cash flows. ParagonEx’s inactive Romanian subsidiary is under scrutiny as part of an industry-wide investigation held by Romanian law enforcement agencies. A class action has recently been filed against ParagonEx’s Israeli subsidiary, Toyga, regarding supposed deficiencies in its disbursements toward employee pension funds.

Although most of ParagonEx’s business is not subject to regulatory oversight, many aspects of the business of ParagonEx involve risks that expose ParagonEx to potential liability in the jurisdictions in which it operates, as well as the rules and enforcement efforts of regulators and self-regulatory organizations worldwide. These risks include, among others, new or existing requirements made by regulators which ParagonEx fails to meet, disputes over trade terms with B2B customers and other market participants, End User losses (and consequently B2B customer losses) resulting from system delay or failure and End User and customer claims that ParagonEx employees executed unauthorized transactions, made materially false or misleading statements or lost or diverted End User assets in ParagonEx’s custody. ParagonEx may also be subject to regulatory investigation and enforcement actions by regulators seeking to impose significant fines or other sanctions in the jurisdictions in which ParagonEx and its B2B customers operate or in which any End Users are located, which in turn could also trigger civil litigation for previous operations that may be deemed to have violated applicable rules and regulations in one or more jurisdictions.

The volume of claims and the amount of damages and fines claimed in litigation and regulatory proceedings against financial services firms has been increasing and may continue to increase. The amounts involved in the trades executed by ParagonEx, together with rapid price movements in its currency pairs, can result in potentially large damage claims in any litigation resulting from such trades. Dissatisfied End Users (directly or indirectly by bringing claims against the relevant B2B customers with whom they engaged), regulators or self-regulatory organizations may make claims against ParagonEx regarding the quality of trade execution, improperly settled trades, failure to obtain required regulatory approvals or licenses, mismanagement or even fraud, and these claims may increase as the ParagonEx business expands.

ParagonEx is already facing such risk in Romania, where it has come to ParagonEx’s attention that its now-defunct subsidiary, Urom Support Srl (“Urom”), is apparently under investigation as part of a broad inquiry launched by Romanian law enforcement agencies across the entire online financial trading industry in the country. Thus far, no formal charges have been brought against Urom or, to ParagonEx’s knowledge, against any of its officers, directors or affiliates. However, ParagonEx does not know the exact scope, extent, timeframe or objectives of the inquiry. If any further actions were to be taken as part of such inquiry or if its scope extends beyond the confines of the Romanian subsidiary, it might have a material adverse effect on ParagonEx or its affiliates despite Urom’s impending expulsion from ParagonEx’s corporate group.

Litigation may also arise from disputes over the exercise of the rights of ParagonEx with respect to B2B and End User customer accounts and collateral. Although ParagonEx agreements generally provide that ParagonEx may exercise rights with respect to B2B and End User customer accounts and collateral as ParagonEx deems reasonably necessary for its protection, the exercise of these rights may lead to claims by customers that such rights were exercised improperly.

Litigation may also arise from various other corporate, commercial or employment disputes in which ParagonEx or its subsidiaries are or may become involved, including class actions which may be brought against them in Israel or abroad. Such risk recently materialized when a motion to approve a class action was filed with the Israeli regional labor court in Tel Aviv against Toyga Media Ltd. (“Toyga”), one of ParagonEx’s Israeli subsidiaries, by a former employee of ParagonEx who served as a customer retention representative. The motion asserts that since August 2011, Toyga has been making insufficient contributions to its employees’ pension funds by starting such contributions only after a certain period of time rather than from the first day of employment, and that Toyga further failed to make such contributions at the higher rates stipulated by a certain governmental extension order which allegedly applies to it. The motion further asserts that Toyga failed to consider sales commissions as part of the employees’ wages for purposes of calculating the pension contributions, resulting in an additional deficiency in such contributions. The class action is for a total amount of NIS 46,802,700, or approximately $13.0 million as of December 31, 2018. Toyga has been granted an extension to file its response to the motion to allow the parties to exhaust discussions regarding a possible settlement, and a preliminary hearing in the case is set for April 11, 2019.

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ParagonEx may also have to rely on litigation to enforce intellectual property rights, protect trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. Even if ParagonEx prevails in any litigation or enforcement proceedings against it, ParagonEx could incur significant legal expenses defending against the claims, even those without merit. Moreover, because even claims without merit can damage ParagonEx’s reputation or raise concerns among ParagonEx’s B2B customers and End Users, ParagonEx may feel compelled to settle claims at significant cost. The initiation of any claim, proceeding or investigation against ParagonEx, or an adverse resolution of any such matter, could have a material adverse effect on the ParagonEx reputation, business, financial condition and results of operations and cash flows.

ParagonEx may be subject to customer litigation, financial losses, regulatory sanctions and harm to its reputation as a result of employee misconduct or errors that are difficult to detect and deter.

There have been a number of highly publicized cases involving fraud or other misconduct by financial services firms and their employees in recent years. ParagonEx employees could open new accounts without following appropriate proceedings, execute unauthorized transactions for End Users of ParagonEx’s B2B customers, use their assets improperly or without authorization, carry out improper activities on behalf of such customers, make false or partial representations to End Users, provide services to End Users in a manner that is prohibited or without the appropriate licenses, or use confidential customer or company information for personal or other improper purposes, as well as improperly record or otherwise try to hide improper activities from ParagonEx. Further, in instances where ParagonEx B2B customers fail to comply with applicable regulation, regulators and End Users may attempt to make a claim against ParagonEx for providing the platform for execution of transactions that caused such violations. ParagonEx cannot assure you that ParagonEx would not be held responsible for breaches or violations by its B2B customers. Employees’ misconduct exposes ParagonEx to the risk of material losses and regulatory sanctions.

In addition, employee errors, including mistakes in executing, recording or reporting transactions for End Users, may cause ParagonEx to enter into transactions that End Users disavow and refuse to settle. Employee errors expose ParagonEx to the risk of material losses until the errors are detected and the transactions are unwound or reversed. The risk of employee error or miscommunication may be greater for products that are new or have non-standardized terms. Further, such errors may be more likely to occur following any acquisitions during the integration of or migration from technological systems. Misconduct by ParagonEx employees or former employees could subject ParagonEx to financial losses or regulatory sanctions and seriously harm ParagonEx’s reputation.

It may not be possible to detect or deter employee misconduct, and the precautions taken to prevent and detect this activity may not be effective in all cases. ParagonEx’s employees may also commit good faith errors that could subject ParagonEx to financial claims for negligence or otherwise, as well as regulatory actions.

Misconduct by employees of ParagonEx’s B2B customers can also cause exposure to claims for financial losses or regulatory proceedings when it is alleged ParagonEx or its employees knew or should have known that an employee of a ParagonEx B2B customer was not authorized to undertake certain transactions or made false representations to End Users. Dissatisfied End Users or B2B customers can make claims against ParagonEx, including claims for negligence, fraud, unauthorized trading, failure to supervise, breach of fiduciary duty, employee errors, intentional misconduct, unauthorized transactions by persons associated with ParagonEx or failures in the processing of transactions.

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End User accounts may be vulnerable to identity theft and credit card fraud.

Credit card issuers have adopted credit card security guidelines as part of their ongoing efforts to prevent identity theft and credit card fraud. ParagonEx continues to work with credit card issuers to ensure that ParagonEx services, including End User account maintenance, comply with these rules. When there is unauthorized access to credit card data that results in financial loss, there is the potential that ParagonEx could experience reputational damage and parties could seek damages.

If ParagonEx reputation is harmed, or the reputation of the online financial services industry as a whole is harmed, the business, financial condition and results of operations and cash flows of ParagonEx may be materially adversely affected.

The ability of ParagonEx to attract and retain employees and B2B customers and the ability of its B2B customers to attract and retain End Users may be adversely affected if ParagonEx’s reputation is damaged. If ParagonEx fails, or appears to fail, to deal with issues that may give rise to reputation risk, the business prospects of ParagonEx could be materially adversely affected. These issues include, but are not limited to, appropriately dealing with potential conflicts of interest, legal and regulatory requirements, ethical issues, money-laundering, privacy, client data protection, record keeping, sales and trading practices, and the proper identification of the legal, credit, liquidity, and market risks inherent in ParagonEx’s business. Failure to appropriately address these issues could also give rise to additional legal risk, which could, in turn, increase the size and number of claims and damages asserted against ParagonEx or subject it to regulatory enforcement actions, fines and penalties. Any such sanctions could materially adversely affect ParagonEx’s reputation, thereby reducing the ability of ParagonEx to attract and retain employees and B2B customers and, in turn, the ability of its B2B customers to retain End Users.

In addition, ParagonEx’s ability to attract and retain B2B customers and the ability of such B2B customers to attract and retain End Users may be adversely affected if the reputation of the online financial services industry as a whole or the CFD trading industry is damaged. In recent years, a number of financial services firms have suffered significant damage to their reputations from highly publicized incidents that in turn resulted in significant and in some cases irreparable harm to their business. A perception of instability within the online financial services industry also could materially adversely affect the ability of ParagonEx to attract and retain B2B customers and the ability of such B2B customers to attract and retain End Users.

The loss of key ParagonEx employees could materially adversely affect its business, including the ability to grow the business.

ParagonEx key executives and employees have significant experience in the CFD trading industry and have made significant contributions to the business of ParagonEx. In addition, other senior ParagonEx employees have made significant contributions to ParagonEx’s business. The continued success of ParagonEx is dependent upon the retention of these and other key ParagonEx executive officers and employees, as well as the services provided by the trading staff, technology and programming specialists and a number of other key managerial, marketing, planning, financial, technical and operations personnel employed by ParagonEx. The loss of such key personnel could have a materially adverse effect on ParagonEx’s business. In addition, the ability of ParagonEx to grow its business is dependent, to a large degree, on its ability to retain such executives and employees.

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The industries in which ParagonEx operates are highly competitive, which may adversely affect ParagonEx if it is unable to compete effectively.

The CFD trading market served by ParagonEx and the PaaS offering is rapidly evolving and characterized by intense competition and evolving domestic and global regulatory oversight and rules. Tighter spreads and increased competition could make the business of ParagonEx less profitable. The prospects of ParagonEx’s success may be materially adversely affected by its inability to adapt to these changes and effectively manage the risks, expenses and difficulties frequently encountered in the operation of a business in a rapidly evolving industry.

In addition, competitors of ParagonEx include sophisticated institutions which have larger customer bases, more established name recognition and substantially greater financial, marketing, technological and personnel resources than ParagonEx does. These advantages may enable them to, among other things:

•	develop products and services that are similar to those of ParagonEx, or that are more attractive to existing and prospective B2B customers and End Users in one or more markets in which ParagonEx does business;

•	provide products and services not offered by ParagonEx;

•	provide execution and clearing services that are more rapid, reliable, efficient or less expensive;

•	offer products and services at prices below those of ParagonEx to gain market share and to promote other businesses, such as forex options, futures, listed securities, CFDs, precious metals and OTC derivatives;

•	adapt at a faster rate to market conditions, new technologies and customer demands;

•	offer better, faster and more reliable technology;

•	outbid ParagonEx for desirable acquisition targets;

•	more efficiently engage in and expand existing relationships with strategic alliances;

•	market, promote and sell their products and services more effectively; and

•	develop stronger relationships with B2B customers.

These competitors, including commercial and investment banking firms, may have access to capital in greater amounts and at lower costs than ParagonEx does, and, therefore, may be better able to respond to changes in the industries in which ParagonEx operates, to compete for skilled professionals, to finance acquisitions, to fund internal growth and to compete for market share generally. Among other things, access to capital determines creditworthiness, which if perceived negatively in the market could materially impair the ability of ParagonEx to attract customer assets. Access to capital also determines the degree to which ParagonEx can expand its operations. Therefore, if ParagonEx is not able to maintain or increase capital on competitive terms, it could be at a significant competitive disadvantage, and the ability of ParagonEx to maintain or increase revenue and earnings could be materially impaired. Also, new or existing competitors in certain markets could make it difficult for ParagonEx to maintain current market share or increase it in desirable markets. Increased competition could also result in narrowing bid/offer spreads, which could materially adversely affect the business, financial condition and results of operations and cash flows of ParagonEx. Any reduction in revenues without a commensurate reduction in expenses would decrease profitability. ParagonEx may not be able to compete effectively against these firms, particularly those with greater financial resources, and failure to do so could materially and adversely affect the business, financial condition and results of operations and cash flows of ParagonEx.

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ParagonEx may be unable to respond to its B2B customers’ demands for new services and products and its business, financial condition and results of operations and cash flows may be materially adversely affected.

The market for Internet-based and mobile trading is characterized by:

•	changing End User demands;

•	the need to enhance existing services and products or introduce new services and products;

•	evolving industry practices; and

•	rapidly evolving technology solutions.

New services and products provided by competitors of ParagonEx may render existing services and products less competitive. The future success of ParagonEx will depend, in part, on its ability to respond to its existing and prospective B2B customers’ demands (and the demands of such B2B customers’ existing and prospective End Users) for new services and products on a timely and cost-effective basis and to adapt to address the increasingly sophisticated requirements and varied needs of ParagonEx’s existing and prospective B2B customers and the needs of such B2B customers’ existing and prospective End Users. ParagonEx may not be successful in developing, introducing or marketing new services and products. In addition, the new service and product enhancements offered by ParagonEx may not achieve market acceptance. Any failure on the part of ParagonEx to anticipate or respond adequately to customer requirements or changing industry practices, or any significant delays in the development, introduction or availability of new services, products or service or product enhancements could have a material adverse effect on the business, financial condition and results of operations and cash flows of ParagonEx.

The international nature of ParagonEx operations presents special challenges and the failure to adequately address such challenges or compete in these markets, either directly or through joint ventures with local firms, could have a material adverse effect on the business, financial condition and results of operations and cash flows of ParagonEx.

In 2017, ParagonEx generated its revenues from B2B customers and End Users located in approximately 150 countries. Moreover, expanding the ParagonEx business into new markets, such as China, is an important part of the growth strategy of ParagonEx. Due to certain cultural, regulatory and other challenges relevant to those markets, however, ParagonEx may be at a competitive disadvantage in those regions relative to local firms or to international firms that have a well-established local presence. These challenges include:

•	less developed or mature local technological infrastructure and higher costs, which could make ParagonEx products and services less attractive or accessible in emerging markets;

•	Exposure to potential diverse regulatory requirements of multiple jurisdictions, which may be more burdensome, not clearly defined and subject to unexpected changes, potentially exposing ParagonEx to significant compliance costs and regulatory penalties;

•	less developed and established local financial and banking infrastructure, which could make ParagonEx’s products and services less accessible;

•	reduced protection of intellectual property rights;

•	inability to enforce contracts;

•	difficulties and costs associated with staffing and managing foreign operations, including reliance on newly hired local personnel;

•	tariffs and other trade barriers;

•	currency and tax laws that may prevent or restrict the transfer of capital and profits among the various ParagonEx operations around the world; and

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•	time zone, language and cultural differences among personnel in different areas of the world.

In addition, in order to be competitive in these local markets, or in some cases because of restrictions on the ability of foreign firms to do business locally, ParagonEx may seek to operate through joint ventures with local firms. Doing business through joint ventures may limit the ability to control the conduct of the business and could expose ParagonEx to reputational and greater operational risks. ParagonEx may also face intense competition from other international firms over relatively scarce opportunities for market entry. Given the intense competition from other international brokers also seeking to enter these new markets, ParagonEx may have difficulty finding suitable local firms willing to enter into the kinds of relationships with it needed to gain access to these markets. This competition could make it difficult for ParagonEx to expand its business internationally as planned.

If the operating subsidiaries of ParagonEx are unable to pay it fees or dividends when needed, ParagonEx may be unable to satisfy its obligations when they arise.

As a holding company, nearly all of the funds of ParagonEx are generated by its operating subsidiaries. Historically, ParagonEx has accessed these funds through receipt of dividends from these subsidiaries, or, in the case of its Belize subsidiary — by charging it a license fee. The subsidiary in Belize is further subject to regulation and requirements of regulatory bodies in Belize relating to liquidity and capital standards, which may have the effect of limiting funds available for the payment of license fees or dividends to ParagonEx. Accordingly, if ParagonEx subsidiary in Belize is unable to pay fees or dividends and make other payments to ParagonEx when needed, due to regulatory restrictions or otherwise, ParagonEx may be unable to satisfy obligations when they arise.

ParagonEx depends on one major B2B customer for a significant portion of its revenues, and its future revenues and earnings could be negatively impacted by the loss or reduction of the demand for services by such customer.

A significant portion of ParagonEx’s annual revenues in the past two years were derived from one leading B2B customer, namely UFX, which operates two regulated companies. As of December 31, 2017, the revenues from UFX accounted for approximately 93% of ParagonEx’s revenues. Any disruption in the business operations of UFX, including as a result of regulatory or banking restrictions, would likely result in a substantial reduction or complete loss of the revenue and income generated by such customer, which would have a material adverse impact on ParagonEx’s financial condition and performance.

The services provided by ParagonEx to several of its main B2B customers are comprehensive, which may cause such customers to be considered operationally dependent on ParagonEx.

As part of its business development strategy, ParagonEx has supported the founders of several of its major B2B customers in the incorporation or acquisition of their companies, as well as in obtaining and renewing their regulatory licenses. ParagonEx further provides several of these B2B customers with comprehensive services which cover a considerable portion of the overall scope of such B2B customers’ operations and which they receive exclusively from ParagonEx, possibly causing such B2B customers to be operationally dependent on ParagonEx. Consequently, such B2B customers may be regarded as related parties of ParagonEx or as having a connection to ParagonEx for various accounting, tax and corporate purposes, and certain transactions between the parties may not be regarded as having been conducted at arm’s-length or on fair market terms.

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Recent and potential changes to rules regarding cross-border taxation, the revised interpretation of existing tax rules or increased scrutiny of existing structures, could increase the tax liability of ParagonEx.

ParagonEx aims to ensure that each legal entity within its group is a tax resident of the jurisdiction in which it is incorporated or registered and has no taxable presence in any other jurisdiction, and that the pricing of any arrangements between group companies, such as intra-group provision of services, are established on an arm’s-length basis. However, if any group company is found to have a taxable presence elsewhere, whether on the basis of existing law or the current practice of any tax authority or by reason of a change in law or practice, or if tax authorities in relevant jurisdictions do not regard the arrangements between any of the group companies as being made at arm’s-length or insofar as changes occur in transfer pricing regulations or in the interpretation of existing transfer pricing regulations, this may have a material adverse effect on the amount of tax payable. Heightened attention has been given at national and supranational levels, particularly through the G20/OECD Base Erosion and Profit Shifting program (“BEPS”), as well as in other public forums and the media, with regard to matters of cross-border taxation, and in particular, to taxation of the digital economy.

In this context, ParagonEx expects to be subject to increased reporting requirements regarding its international tax structure. In addition, changes are expected to the definition of the “permanent establishment” concept under bilateral tax treaties or a multilateral instrument, and to the manner in which the existing “permanent establishment” concept is interpreted by tax authorities, such that ParagonEx may be subject to corporate tax with regard to profits attributed to additional jurisdictions in which it does not currently have a taxable presence under the rules as currently interpreted. Furthermore, the Isle of Man government is in the process of introducing rules aimed at bolstering its compliance with EU and international obligations in the context of which minimum requirements with regard to the substance and activities of locally registered companies are expected to be introduced. Any changes in the rules regarding cross-border taxation or the revised interpretation of existing tax rules could increase the tax liability of ParagonEx and have a material adverse effect on its business, results of operations, financial condition and prospects.

The Israeli tax authority (ITA) is reviewing ParagonEx’s tax position.

The Israeli tax authority (the “ITA”) is in the process of reviewing ParagonEx’s tax position and has initiated an audit of ParagonEx’s tax filings in Israel. The ITA is asserting that ParagonEx is effectively controlled and managed from Israel, and should therefore be subject to Israeli taxation on its entire global income in accordance with the local tax ordinance. Consequently, ParagonEx has been issued with a demand from the ITA, requiring it to pay the minimum tax advancements that are levied on all new businesses registering in Israel. Although ParagonEx has presented the ITA with documentation and other evidence supporting its position that it is not controlled or managed from Israel and that it has acted in accordance with all applicable tax laws and regulations, there remains a risk that the ITA may reject such position and tax ParagonEx’s past and future earnings under Israeli law. Furthermore, even if the ITA were to accept ParagonEx’s position that it is neither controlled or managed from Israel nor has a permanent establishment in Israel, it may still challenge the transfer pricing between the Israeli and non-Israeli entities within the ParagonEx corporate group and determine that a larger portion of ParagonEx’s overall income should be attributed to its Israeli subsidiaries and taxed accordingly. Since ParagonEx has thus far benefited from a zero corporate tax rate in the Isle of Man, a determination by the ITA subjecting ParagonEx to Israeli taxation, whether fully or partially, will likely impose a material tax liability with regard to ParagonEx past operations and further impact its net earnings going forward. ParagonEx’s management considers the probability of such an outcome to be remote.

The ITA is presently conducting a civil tax audit of certain of the Israeli subsidiaries of ParagonEx, and has requested certain information and documentation regarding those Companies. In November 2018, Toyga Media Ltd. received a formal notification that its file was transferred from the ITA to the District Attorney’s Office

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ParagonEx’s major shareholders and employees, as well as the shareholder of UFX, were exposed in the ‘Panama papers’.

The publication of the ‘Panama papers’ exposed, among other things, the breakdown of the shareholdings in ParagonEx as well as the shareholdings in UFX. This exposure gives rise to potential tax, regulatory and banking risks which are currently difficult to assess.

ParagonEx’s subsidiary in Belize may not be able to provide liquidity services due to regulatory limitations.

The regulatory authority which oversees the operations of ParagonEx’s subsidiary in Belize has recently been viewed as unreliable by the Cyprus Securities Exchange Commission (“CySec”), which is the regulator of two of ParagonEx’s main B2B customers, due, among other things, to the Belize regulator’s disregard of CySec’s circular on the implications of the Negative Balance Protection (“NBP”) requirement and the Adequacy of Risk Transferring Arrangements. While ParagonEx plans to establish a substitute liquidity-providing subsidiary and have it obtain a license in a reputable jurisdiction that will be acceptable to CySec, or engage with a third party entity licensed in such a jurisdiction, it cannot be certain that such a license will be granted or that such third party arrangement will be acceptable to CySec. Furthermore, ParagonEx expects to incur increased expenses in connection with regulatory compliance, as well as increased operational and tax expenses in connection with its need to immediately implement certain remedial measures to ensure its ongoing operations.

Risks Related to Regulation Applicable to ParagonEx B2B Customers

Failure by ParagonEx B2B customers to comply with the rapidly evolving laws and regulations governing their businesses could potentially result in regulatory agencies taking action against ParagonEx, which could significantly harm its business.

The operations of ParagonEx’s B2B customers are generally regulated by governmental bodies or self-regulatory organizations. Among other things, ParagonEx B2B customers are subject to regulation concerning:

•	sales and marketing activities, including interaction with, and solicitation of, customers;

•	trading practices, including leverage and the types of investment products offered or to be offered; the types of End Users that may make use of the services;

•	the methods by which customers can fund accounts;

•	treatment of customer assets, including custody, control, safekeeping and, in certain countries, segregation of customer funds and securities;

•	maintaining specified minimum amounts of capital and limiting withdrawals of funds;

•	continuing education requirements for employees;

•	Know-your-client and anti-money laundering practices;

•	record keeping and reporting; and

•	supervision regarding the conduct of directors, officers and employees.

Though ParagonEx conducts its business in a manner which it believes to be compliant with applicable local law, regulators may attempt to assert authority over ParagonEx’s activities that they deem to take place within the jurisdiction they regulate, including solely by virtue of the presence of End Users within the jurisdiction. In addition, new laws, rules or regulations may be enacted that change the regulatory landscape and result in new, or clarify preexisting, registration or licensing requirements. As a result, a regulator overseeing the activities of a ParagonEx’s B2B customer may attempt to assert authority over ParagonEx.

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Regulators and self-regulatory organizations (including those in the jurisdictions in which End Users are present) broadly oversee the conduct of the business of ParagonEx B2B customers and several perform regular examinations of their operations to monitor compliance with applicable laws and regulations. If a regulator finds that a ParagonEx B2B customer has failed to comply with applicable rules and regulations using ParagonEx trading platform, the regulator may potentially subject ParagonEx to censure, fines, cease-and-desist orders, suspension of business operations, removal of personnel, civil litigation or other sanctions. Further, in instances where a ParagonEx B2B customer is servicing End Users, such End Users may make a claim, or claims, against ParagonEx for non-compliance with laws or regulations in that jurisdiction, including a claim that ParagonEx is required to be regulated as a Business to Consumer (“B2C”) type of business. ParagonEx could incur significant legal expenses in defending itself against, and resolving actions or investigations by, such regulatory agencies. An adverse resolution of any future actions or investigations by such regulatory agencies could result in a negative perception of ParagonEx, which in turn could have a materially adverse effect on the business, financial condition, and results of operations and cash flows of ParagonEx.

ParagonEx subsidiary in Belize is required to maintain high levels of capital, which could constrain its growth and subject it to regulatory sanctions.

The regulators of ParagonEx’s subsidiary in Belize have stringent rules requiring that it maintains specific minimum levels of regulatory capital. As of June 30, 2018, ParagonEx’s subsidiary in Belize was required to maintain approximately $500,000 in minimum capital. Additional revisions to the existing rules or new capital adequacy rules applicable to ParagonEx’s subsidiary in Belize may be proposed and ultimately adopted, which could further increase the minimum capital requirements in the future.

Even if regulators do not change existing regulations or adopt new ones, the minimum capital requirements will generally increase in proportion to the size of the business conducted by the regulated ParagonEx subsidiary. As a result, ParagonEx may need to increase regulatory capital in order to expand operations and increase revenue. The inability to increase capital on a cost-efficient basis could constrain the growth of ParagonEx. In addition, in many cases, ParagonEx is not permitted to withdraw regulatory capital maintained by ParagonEx’s subsidiary in Belize without prior regulatory approval or notice, which could constrain the ability to allocate capital resources most efficiently throughout the global operations of ParagonEx. In particular, these restrictions could adversely affect the ability of ParagonEx to withdraw funds needed to satisfy ongoing operating expenses, debt service and other cash needs. While it is expected that the current amount of regulatory capital will be sufficient to meet anticipated short-term increases in requirements, any failure to maintain the required levels of regulatory capital, or to report any capital deficiencies or material declines in capital could result in severe sanctions, including fines, censure, restrictions on the ability of ParagonEx’s subsidiary in Belize to conduct business and revocation of registrations. The imposition of one or more of these sanctions could ultimately lead to the liquidation of ParagonEx’s subsidiary in Belize.

Servicing customers via the Internet may require ParagonEx to comply with the laws and regulations of each country in which it is deemed to conduct business. Failure to comply with such laws may negatively impact financial results.

Since ParagonEx’s services and PaaS offerings are available over the Internet in foreign countries and ParagonEx’s B2B customers and their End User clients are located or reside in foreign countries, foreign jurisdictions may require ParagonEx to qualify to do business in their country. ParagonEx may be required to comply with the laws and regulations of each country in which business is conducted, including laws and regulations currently in place or which may be enacted related to Internet services available to the residents of each country from service providers located elsewhere. Any failure to develop effective compliance and reporting systems could result in regulatory penalties in the applicable jurisdiction, which could have a material adverse effect on the business, financial condition and results of operations and cash flows of ParagonEx.

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Risks Related to ParagonEx Counterparties

If ParagonEx loses access to prime brokers and other liquidity providers it may be unable to provide competitive trading services, which will materially adversely affect the business, financial condition and results of operations and cash flows of ParagonEx.

ParagonEx engages third-party financial institutions to provide it with market liquidity. ParagonEx maintains relationships with a large network of liquidity providers, including established global prime brokers such as JFD. ParagonEx maintains these relationships on an as-needed basis, particularly those with prime brokers, for access to a pool of liquidity to ensure that the ability to execute trades in the products offered at the notional amounts requested by End Users. These liquidity providers, although under contract with ParagonEx, may terminate the arrangements at any time. If ParagonEx were to experience a disruption in the services provided by a liquidity provider, particularly a prime broker, due to a financial, technical or other adverse development, the business of ParagonEx could be adversely affected to the extent that it is unable to transfer positions and margin balances to another liquidity provider that allows ParagonEx to offer competitive trading services in a timely fashion. In the event of the insolvency of one or more prime brokers or other liquidity providers, ParagonEx may not be able to recover any or all of the funds deposited with such entity as ParagonEx will be among the entity’s unsecured creditors. In the event that ParagonEx no longer has access to the current levels of liquidity, ParagonEx may be unable to provide competitive trading services, which would materially adversely affect the business, financial condition and results of operations and cash flows of ParagonEx.

A systemic market event that impacts the various market participants with whom ParagonEx interacts could have a material adverse effect on the business, financial condition and results of operations and cash flows of ParagonEx.

ParagonEx interacts with various third parties through relationships with liquidity providers and introducing brokers. Some of these market participants could be overleveraged. In the event of sudden, large market price movements, such market participants may not be able to meet their obligations to brokers who, in turn, may not be able to meet their obligations to their counterparties. As a result, a systemic collapse in the financial markets could occur, which would have a material adverse effect on the business, financial condition and results of operations and cash flows of ParagonEx.

ParagonEx is subject to risk of default by financial institutions that hold ParagonEx funds and the funds of ParagonEx B2B customers.

ParagonEx has significant deposits of its own funds and funds belonging to its B2B customers and their End Users with banks and other financial institutions, including liquidity providers. In the event of the insolvency of one of these financial institutions, ParagonEx might not be able to fully recover the deposited assets since ParagonEx will be among the institution’s unsecured creditors. As a result, ParagonEx’s business could be materially adversely affected by the loss of these funds.

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ParagonEx is subject to credit risk in that an End User’s losses may exceed the amount of cash in their account. ParagonEx faces further credit risk from its inability to collect payments from its B2B customers due to regulatory constraints.

The trading operations of ParagonEx requires a commitment of capital and involves risks of loss because of the potential that an End User’s losses may exceed the amount of cash in their account. The ParagonEx margin policy allows End Users to leverage their account balances by trading notional amounts that may be significantly larger than their cash balances. ParagonEx marks End Users’ accounts to market each time a price in their portfolio changes. While this allows ParagonEx to closely monitor each End User’s exposure, it does not guarantee the ability to eliminate negative End User account balances prior to an adverse price change or other market events. Although ParagonEx has the ability to alter margin requirements without prior notice to End Users, this may not eliminate the risk that access to liquidity becomes limited or market conditions, including price volatility and liquidity constraints, change faster than the ability of ParagonEx to modify its margin requirements. Changes in market conditions or unforeseen extreme market events could result in End Users experiencing losses in excess of deposited funds. In such an event, ParagonEx may not be able to recover the negative client equity from End Users, which may result in incurring a bad debt expense. In addition, if ParagonEx cannot collect funds from its B2B customers due to regulatory constraints. ParagonEx may nonetheless be required to fund positions held with liquidity providers or other third parties and face further write-offs on account of bad debt. Any of the foregoing events could have a material adverse effect on the business, financial condition, results of operations and cash flows of ParagonEx.

Failure of third-party systems or third-party service and software providers upon which ParagonEx relies could adversely affect the business of ParagonEx.

ParagonEx relies on certain third-party computer systems or third-party service and software providers, including trading platforms, back-office systems, Internet service providers, and software development partners and communications facilities. Any interruption in these third-party services, or deterioration in their performance or quality, could adversely affect the business of ParagonEx. If the arrangements with any such third party is terminated, ParagonEx may be unable to find alternative systems or service providers on a timely basis or on commercially reasonable terms. This could have a material adverse effect on the business, financial condition and results of operations and cash flows of ParagonEx.

Failure to maintain relationships with introducing brokers who direct new End Users to ParagonEx’s B2B customers could have a material adverse effect on the business, financial condition and results of operations and cash flows of ParagonEx.

ParagonEx B2B customers have relationships with introducing brokers who direct new End Users to them and provide marketing and other services for these End Users. In certain jurisdictions, ParagonEx’s B2B customers can only provide services through introducing brokers. For the year ended December 31, 2017, approximately 13% of retail trading volume on ParagonEx’s trading platform was derived from End Users referred by introducing brokers. Many relationships with introducing brokers are nonexclusive or may be terminated by the brokers on short notice. In addition, under the agreements with introducing brokers, they have no obligation to provide ParagonEx’s B2B customers with new End Users or minimum levels of transaction volume. The failure of ParagonEx’s B2B customers to maintain these relationships with introducing brokers, the failure of the introducing brokers to provide new End Users to such B2B customers or the failure to create new relationships with introducing brokers would result in a loss of revenue, which could have a material adverse effect on the business, financial condition and results of operations and cash flows of ParagonEx. To the extent any competitor of ParagonEx’s B2B customers offers more attractive compensation terms to one or more introducing brokers, that brokers’ services could be lost or ParagonEx’s B2B customers could be required to increase the compensation paid to retain the brokers, which will likely be offset from the amounts payable to ParagonEx by its B2B customers, back-to-back. In addition, ParagonEx’s B2B customers may agree to set the compensation for one or more introducing brokers at a level where, based on the transaction volume generated by End Users directed to ParagonEx’s B2B customers by such brokers, it would have been more economically attractive to seek to acquire the End Users directly rather than through the introducing broker.

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The ParagonEx business or reputation could be harmed by the misconduct or errors of brokers who are B2B customers or introducing brokers that are difficult to detect and deter.

ParagonEx may be perceived as responsible for improper conduct by the brokers who are its B2B customers and introducing brokers, even though it does not control their activities. Many of CFD brokers or introducing brokers operate websites and telemarketing centers, which are used to advertise and promote services or direct End Users to ParagonEx’s PaaS offering. It is difficult to closely monitor the contents of these websites and the activities conducted by such telemarketing centers to ensure that the statements they make and the activities they conduct in relation to ParagonEx’s PaaS offerings are accurate and comply with applicable rules and regulations. Any disciplinary action taken against a CFD broker who is a ParagonEx customer or any introducing brokers could have a material adverse effect on ParagonEx’s reputation, damage its brand name and materially adversely affect the business, financial condition and results of operations and cash flows of ParagonEx.

ParagonEx is exposed to closure of bank accounts and disengagement of payment processors.

In recent years, many of the bank accounts of ParagonEx and its B2B customers have been closed due to internal risk management policies of banks and their growing reluctance to deal with funds derived from trading in Forex, CFDs, cryptocurrencies and other financial instruments. ParagonEx’s Israeli subsidiary, Toyga Online Ltd., is a party to litigation against a local bank in Israel in this regard – see “Description of the Business of ParagonEx — Business — Legal Proceedings.” Similarly, ParagonEx’s business model is highly dependent on its B2B customers’ relationships with payment processing service providers, through which essentially all End User deposits are funneled. ParagonEx’s ability to maintain bank accounts and gateways to major credit card and e-payment facilities is vital for its operation as a going concern, and if no banking and payment processing solutions remain available to it, ParagonEx may be forced to severely reduce its business activities or suspend them altogether. While ParagonEx continues to seek alternative banking and payment processing solutions, it is already suffering from increased banking and payment processing commissions and legal fees as a result of these obstacles.

Risks Related to ParagonEx’s Operations in Israel

Potential political, economic and military instability in Israel could adversely affect ParagonEx’s operations.

Several of ParagonEx’s offices and operating facilities are located in Israel. Accordingly, with respect to its Israeli facilities, political, economic and military conditions in Israel directly affect ParagonEx’s operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Since October 2000 there has been an increase in hostilities between Israel and the Palestinians, including the Israel-Gaza conflict, which has adversely affected the peace process and has negatively influenced Israel’s relationship with its Arab citizens and several Arab countries. Such ongoing hostilities may hinder Israel’s international trade relations and may limit the geographic markets where ParagonEx can sell its products and solutions. Hostilities involving or threatening Israel, or the interruption or curtailment of trade between Israel and its present trading partners, could materially and adversely affect ParagonEx’s operations.

In addition, since Israel’s establishment, companies based in Israel and companies doing business with Israel have been the subject of an economic boycott by members of the Arab League and certain other predominantly Muslim countries. Although Israel has entered into various agreements with certain Arab countries and the Palestinian Authority, and various declarations have been signed in connection with efforts to resolve some of the economic and political problems in the Middle East, ParagonEx cannot predict whether or in what manner these problems will be resolved. Wars and acts of terrorism have resulted in significant damage to the Israeli economy, including reducing the level of foreign and local investment.

Furthermore, certain of ParagonEx’s officers and employees may be obligated to perform annual reserve duty in the Israel Defense Forces and are subject to being called up for active military duty at any time. All Israeli male citizens who have served in the army are subject to an obligation to perform reserve duty until they are between 40 and 49 years old, depending upon the nature of their military service.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

MICT believes that some of the information in this proxy statement/prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) that are intended to identify forward-looking statements. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

MICT believes it is important to communicate its expectations to its stockholders. However, there may be events in the future that MICT is not able to predict accurately or over which it has no control. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by MICT in such forward-looking statements, including among other things:

•	our history of losses;
•	disruption or corruption of ParagonEx’s and BI China’s technology and information systems, including any security breaches;
•	litigation;
•	the effect of government regulation and taxation on our business, including regulatory developments related to cryptocurrencies and national and provincial regulations in China;
•	potential infringements on ParagonEx’s and BI China’s intellectual property;
•	political and economic conditions affecting countries in which we currently do business or into which we may expand;
•	reduction in demand for services affecting future revenues;
•	loss of key personnel and ability to attract qualified personnel;
•	our ability to compete for acquisition opportunities and our ability to integrate and operate acquired businesses;
•	integration of the business of ParagonEx and BI China; and
•	other factors.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

All forward-looking statements included herein attributable to any of MICT or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, MICT undertakes no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Before a stockholder grants its proxy or instructs how its vote should be cast or vote on the Proposals, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect MICT and GFH.

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THE ACQUISITION AGREEMENT AND RELATED AGREEMENTS

The Acquisition Agreement

This section is a summary description of the material provisions of that certain acquisition agreement entered into on December 18, 2018 by the Parties (as defined below) (the “Acquisition Agreement”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the Acquisition Agreement, a copy of which is attached hereto as Annex B. All interested parties are strongly urged to read the Acquisition Agreement, along with the related agreements and documents, in their entirety, as this summary should not be relied upon to provide all the terms and conditions of the Acquisition Agreement that may be material to you.

General Description of the Acquisition Agreement

On December 18, 2018 the following parties entered into the Acquisition Agreement: (i) MICT, (ii) GFH (iii) Merger Sub, (iv) BNN, (v) BI China, (vi) the BI China Sellers, (vii) ParagonEx, (viii) the ParagonEx Executing Shareholders and the 102 Trustee as registered holder on behalf of all ParagonEx Executing Shareholders who are beneficial owners of 102 Shares (collectively representing not less than 75% of the ParagonEx equity securities outstanding on a fully diluted basis) and (ix) the ParagonEx Seller Representative. MICT, GFH, Merger Sub, BNN, BI China, the BI China Sellers, ParagonEx, the ParagonEx Sellers and the ParagonEx Seller Representative are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties to the Acquisition Agreement.” The following is a summary of the key terms of the Acquisition Agreement.

The Acquisition Agreement contemplates a business combination consisting of: (1) a tender offer by BNN for shares of MICT, as more fully described below (the “Offer”); (2) a merger between MICT and Merger Sub, with MICT continuing as the surviving entity, and as a result of which each issued and outstanding share of common stock of MICT will be converted automatically into 0.93 GFH Ordinary Shares (the “Merger”); (3) an acquisition by GFH of all the issued and outstanding securities of BI China from BNN and the other BI China Sellers in exchange for newly issued GFH Ordinary Shares (the “BNN Acquisition”); (4) an acquisition by GFH of all the issued and outstanding ParagonEx Ordinary Shares from the ParagonEx Sellers in exchange for a combination of cash, notes and newly issued GFH Ordinary Shares (the “ParagonEx Acquisition”); and (5) a spin-off of MICT’s current business assets, including MICT’s interest in Micronet, a partially owned subsidiary, to MICT’s Stockholders who retain shares of MICT after the Offer, provided that seven percent (7%) of the shares of Micronet, otherwise distributable to stockholders of MICT will be held back for issuance to Sunrise Securities, Trump Securities or their Affiliates, as payment for any claims for compensation under the Sunrise Agreement (the “Spin-Off,” and together with the Offer, the Merger, the BNN Acquisition, the ParagonEx Acquisition and the other transactions contemplated by the Acquisition Agreement, the “Transactions”).

In addition, in December 2018, GFH conducted a private placement (the “GFH Private Placement”), in connection with which GFH entered into subscription agreements with certain investors (the “Private Placement Investors”) pursuant to which such Private Placement Investors agreed to purchase an aggregate of $23,500,000 in ordinary shares of GFH, the proceeds from which shall be released to GFH immediately prior to the Closing, conditioned upon receipt of approval of the stockholders of MICT to the Transactions and satisfaction or waiver of the conditions to Closing set forth in Article XII of the Acquisition Agreement. The proceeds of the GFH Private Placement, plus any funds contributed by BI China to cover any shortfall of the GFH Private Placement, along with senior unsecured promissory notes in a total principal amount of (i) $10,000,000 if paid in a single lump sum, or (ii) $12,000,000 payable in eight equal installments over a period of 22 months, at GFH’s sole discretion, to the ParagonEx Sellers as partial consideration for the ParagonEx Ordinary Shares to be acquired by GFH in the ParagonEx Acquisition.

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At Closing, GFH shall assume, pay, perform, and discharge all the obligations of BNN under an unsecured convertible loan note with a currently outstanding principal balance of Six Million Pounds (£6,000,000) (the “BNN Convertible Note”), convertible into GFH shares at a conversion price of $1.65 per share and with a term of two (2) years from the Closing. Interest on the BNN Convertible Note will accrue at a rate of 6% per annum and will be payable semi-annually.

Tender Offer

BNN will commence the Offer for up to approximately 20% of the outstanding shares of MICT Common Stock, from the public stockholders of MICT, at a price per share of $1.65 net to the seller in cash (the “Offer Price”), without interest, and upon the terms and conditions of the Acquisition Agreement. The initial expiration date of the Offer is a minimum of twenty (20) Business Days following the commencement of the Offer (the “Expiration Time”). BNN expressly reserves the right (i) to increase the Offer Price and (ii) to waive any condition to the Offer or modify the terms of the Offer, except that, without the prior written consent of MICT, BNN shall not (a) reduce the number of shares of MICT Common Stock subject to the Offer, (b) reduce the Offer Price to be paid pursuant to the Offer, (c) add to the Tender Offer Conditions (as defined in the Acquisition Agreement) or amend or modify any Tender Offer Condition in any manner adverse to the holders of shares of MICT Common Stock, (d) except as otherwise provided in Section 1.1 of the Acquisition Agreement, extend the Expiration Time, or (e) change the form of consideration payable in the Offer, provided that nothing in this clause shall limit BNN’s ability to provide additional cash consideration in addition to the Offer Price.

If the Offer is terminated, withdrawn or otherwise not consummated due to the failure of the condition in the Tender Offer Conditions that the Offer shall not have caused the shares to be held of record by fewer than 300 round lot holders or require pursuant to one or more Nasdaq rules or regulations that the Company obtain stockholder approval in connection therewith, then MICT shall have the option to either (i) terminate this Agreement and receive the Target Termination Fee contemplated by Section 13.3(b) of the Acquisition Agreement, or (ii) not to terminate the Acquisition Agreement and to continue to seek to consummate the transactions contemplated thereby.

The Spin-Off

Pursuant to the Acquisition Agreement, and subject to the closing of the Business Combination, it is contemplated that MICT shall spin-off its holdings in Micronet to MICT’s stockholders who retain shares of MICT after the Offer, provided that seven percent (7%) of the shares of Micronet otherwise distributable to MICT’s stockholders will be held back for potential issuance to Sunrise Securities, Trump Securities or their Affiliates as payment for any claims for transaction fee payable to Sunrise under the Sunrise Agreement. See the section entitled “Description of the Business of MICT — Legal Proceedings.”

Micronet is a publicly traded company on the Tel Aviv Stock Exchange that operates in the Mobile Resource Management market and designs, develops, manufactures and sells rugged mobile computing devices that provide fleet operators and field workforces with computing solutions in challenging work environments. For a more complete discussion of Micronet’s business, see Micronet’s public filings in connection with its listing on the Tel Aviv Stock Exchange. Following the Spin-Off, the shares of Micronet that are spun-off to MICT’s stockholders who retain shares of MICT after the Offer are expected to continue to trade on the Tel Aviv Stock Exchange, and it is not contemplated that such shares will be listed on any U.S. exchange. Further, the Acquisition Agreement provides that MICT may sell certain of its shares of Micronet during the interim period if such sales are necessary to complete the transactions contemplated by the Acquisition Agreement, including the Spin-Off, and accordingly, there is no way for MICT’s stockholders to determine at this time how many shares of Micronet will be distributed or the number of shares of Micronet they will be entitled to upon the completion of the Spin-Off.

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Moreover, Micronet anticipates that it will be required to obtain, and it is currently in the process of seeking, additional financing, which is likely to be dilutive to Micronet’s stockholders, due to an increase in cash flow needs on the one hand, and the utilization of most of its existing resources on the other. Such increase in cash flow needs is due to both a significant decrease in Micronet’s recent sales results, and a lower sales forecast than in previous years. This recent decline in Micronet’s sales forecast is primarily due to a number of factors, including a decrease in the rate of sales of Micronet’s customers to end customers, delays in the launch of the new generation of products, and a decrease in demand due to delays in the implementation of the Electronic Logging mandate. These factors are expected to result in significant cash flow deficits through 2019.

Given the uncertainty as to the number of shares of Micronet to be distributed, Micronet’s need for financing, and the difficult position Micronet currently is in, MICT’s stockholders should not ascribe significant value to the Spin-Off in determining whether or not to participate in the Offer.

The fair market value of the Micronet shares that stockholders receive in connection with the Spin-Off (including the amount of any taxes withheld therefrom) will generally be includable in such stockholders’ gross income as dividend income on the date of receipt, to the extent that the distribution is paid out of MICT’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). For a more complete discussion of the U.S. federal income tax consequences of the Business Combination, see the section entitled “Proposal 1: The Business Combination Proposal — Material United States Federal Income Tax Considerations.”

Merger

Subject to the approval by the holders of MICT Common Stock (the “MICT Stockholders”), MICT and Merger Sub shall consummate the Merger, pursuant to which, among other things, (a) Merger Sub will merge with and into MICT, following which MICT will continue as the surviving corporation; (b) the board of directors and executive officers of Merger Sub will each hold office in MICT as the Surviving Corporation; and (c) every issued and outstanding share of MICT Common Stock, subject to the limitations set forth in the Acquisition Agreement, will be converted automatically into 0.93 GFH Ordinary Shares (the “Conversion Ratio”), following which all shares of MICT Common Stock will automatically be canceled and cease to exist, provided that, if the Parties mutually agree, for Nasdaq listing purposes, the Conversion Ratio may be a ratio other than 0.93 for one (but in no event will the Conversion Ratio be in excess of one (1) share of MICT Common Stock for five (5) shares of GFH Ordinary Shares); (d) all MICT Options that are outstanding and unexercised immediately prior to the Effective Time will survive the Closing and will be converted into and become an option to purchase GFH Ordinary Shares (the “MICT Replacement Option”), with (i) the per share price for the GFH Ordinary Shares issuable upon exercise of each MICT Replacement Option will be the same as the per share exercise price for the applicable MICT Option immediately before the Merger and (ii) each MICT Replacement Option subject to expiration on the fifteen (15) month anniversary of the Closing Date; (e) GFH will assume MICT’s 2012 Stock Incentive Plan and 2014 Stock Incentive Plan; and (f) each outstanding MICT Warrant shall be canceled and replaced with an MICT Replacement Warrant to purchase GFH Ordinary Shares, with substantially the same terms and conditions as the original MICT Warrant, except that (i) the number of GFH Ordinary Shares which can be purchased with each MICT Replacement Warrant shall be adjusted by the Conversion Ratio and (ii) the exercise price for each MICT Replacement Warrant shall be adjusted by the Conversion Ratio.

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Share Exchange

At Closing, BNN and the other BI China Sellers will sell to GFH all of the issued and outstanding BI China Securities (the “BI China Purchased Securities”). As full consideration for the BI China Purchased Securities, GFH will issue to the BI China Sellers (including BNN) an aggregate number of GFH Ordinary Shares equal to the number of shares to be issued to the BI China Sellers in accordance with the capitalization table attached as Schedule 3.2(d) to the Acquisition Agreement.

At Closing, GFH will purchase the ParagonEx Purchased Securities of the ParagonEx Sellers, and as consideration, the ParagonEx Sellers will receive the following: (a) the Cash Payment from the GFH Private Placement and funds received from BI China pursuant to the GFH Private Placement shortfall, if applicable; (b) the ParagonEx Notes which entitle the ParagonEx Sellers to receive, at GFH’s sole discretion, either (i) the full principal amount of the ParagonEx Notes in a single lump-sum payment upon Closing or (ii) an aggregate amount of $12,000,000 payable in eight equal installments over a twenty-two (22) month period; and (c) an aggregate number of GFH Ordinary Shares (the “ParagonEx Exchange Shares”) equal to the number of shares to be issued to the ParagonEx Sellers. In addition, as a separate transaction and not as consideration for the ParagonEx Purchased Securities, GFH shall issue and deliver to each of Saar Pilosof and Haim Toledano (in addition to the ParagonEx Exchange Shares issued to them in their capacity as ParagonEx Sellers) an aggregate of Two Million (2,000,000) shares of GFH Ordinary Shares (the “ParagonEx Founders’ Additional Shares”).

Any ParagonEx Non-Executing Shareholder as of the Closing shall become a ParagonEx Seller by virtue of the provisions of Section 3.13 in the Acquisition Agreement, whereby ParagonEx Executing Shareholders, who collectively hold 75% of the issued and outstanding share capital and voting power of ParagonEx, are deemed to have accepted an offer by GFH to purchase all of their securities in ParagonEx in accordance with the terms set forth and conditions in the Merger Agreement, which offer is conditioned upon the sale of all of the outstanding shares of ParagonEx on a fully diluted basis.

Subject to the terms and conditions of the Acquisition Agreement, and assuming that none of the shares of MICT’s common stock are purchased by BNN in connection with the Offer, MICT’s Stockholders will own approximately 5.27% of GFH after giving effect to the transactions contemplated by the Acquisition Agreement.

Representations and Warranties

The Acquisition Agreement contains a number of representations and warranties made by each of MICT, BNN, BI China, ParagonEx, the ParagonEx Sellers, GFH, and the BI China Sellers, which in certain cases are subject to specified exceptions and materiality, Material Adverse Effect, knowledge and other qualifications contained in the Acquisition Agreement or in information provided pursuant to certain disclosure schedules to the Acquisition Agreement. “Material Adverse Effect” as used in the Acquisition means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries (excluding, with respect to MICT, its Subsidiaries or assets to be spun-off in connection with the Spin-Off), taken as a whole, or (b) the ability of such Person or any of its Subsidiaries (excluding, with respect to MICT, its Subsidiaries to be spun-off in connection with the Spin-Off) on a timely basis to consummate the transactions contemplated by this Acquisition Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder, in each case subject to certain customary exceptions.

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Certain of the representations and warranties are subject to specified exceptions and qualifications contained in the Acquisition Agreement or in information provided pursuant to certain disclosure schedules to the Acquisition Agreement.

In the Acquisition Agreement, MICT made certain customary representations and warranties to GFH, BNN, BI China, ParagonEx and the ParagonEx, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Acquisition Agreement and certain Ancillary Documents; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) SEC filings and financial statements; (7) absence of certain changes; (8) compliance with laws; (9) actions, orders and permits; (10) taxes and returns; (11) employee matters and benefit plans; (12) real property; (13) personal property; (14) title to and sufficiency of assets; (15) material contracts; (16) transactions with affiliates; (17) Investment Company Act of 1940; (18) finders and brokers; (19) certain business practices; (20) insurance; (21) subsidiaries; (22) information supplied; (23) waiver of Section 203 of the Delaware General Corporation Law (the “DGCL”); and (24) disclosure.

In the Acquisition Agreement, BNN and BI China jointly and severally made certain customary representations and warranties to MICT and the ParagonEx Sellers, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Acquisition Agreement and certain Ancillary Documents; (3) capitalization; (4) subsidiaries; (5) approvals; (6) non-contravention; (7) financial statements; (8) absence of certain changes; (9) compliance with laws; (10) permits; (11) litigation; (12) material contracts; (13) intellectual property; (14) taxes and returns; (15) real property; (16) personal property; (17) title to and sufficiency of assets; (18) employee matters; (19) benefit plans; (20) environmental matters; (21) transactions with related persons; (22) insurance; (23) top customers and suppliers; (24) certain business practices; (25) Investment Company Act of 1940; (26) finders and brokers; (27) ownership; (28) information supplied; and (29) disclosure.

In the Acquisition Agreement, ParagonEx made certain customary representations and warranties to GFH, MICT and BNN, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Acquisition Agreement and certain Ancillary Documents; (3) capitalization; (4) subsidiaries; (5) governmental approvals; (6) non-contravention; (7) financial statements; (8) absence of certain changes; (9) compliance with laws; (10) permits; (11) litigation; (12) material contracts; (13) intellectual property; (14) taxes and returns; (15) real property; (16) personal property; (17) title to and sufficiency of assets; (18) employee matters; (19) benefit plans; (20) environmental matters; (21) transactions with related persons; (22) insurance; (23) top customers and suppliers; (24) certain business practices; (25) Investment Company Act of 1940; (26) finders and brokers; (27) information supplied; and (28) disclosure.

In the Acquisition Agreement, each of the ParagonEx Sellers severally and not jointly made certain customary representations and warranties to GFH, MICT and BNN, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Acquisition Agreement and certain Ancillary Documents; (3) ownership; (4) governmental approvals; (5) non-contravention; (6) litigation; (7) finders and brokers; (8) information supplied; and (9) percentage of ParagonEx Executing Shareholders.

In the Acquisition Agreement, GFH made certain customary representations and warranties to MICT, BNN and ParagonEx, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Acquisition Agreement and certain Ancillary Documents; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) finders and brokers; (7) ownership of exchange shares; and (8) activities of GFH and Merger Sub.

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In the Acquisition Agreement, each of the BI China Sellers severally and not jointly made certain customary representations and warranties to GFH, MICT and ParagonEx, including among others, related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Acquisition Agreement and certain Ancillary Documents; (3) ownership; (4) governmental approvals; (5) non-contravention; (6) litigation; (7) finders and brokers; and (8) information supplied.

Covenants of the Parties

Each Party agreed in the Acquisition Agreement to use its commercially reasonable efforts to effect the Closing. The Acquisition Agreement also contains certain customary covenants by the Parties during the period between the date of the Acquisition Agreement and the earlier of the Closing or the termination of the Acquisition Agreement in accordance with its terms (the “Interim Period”). Such customary covenants, include without limitation, (1) that access to the properties, books and personal will be given (a) by BI China and GFH to MICT and ParagonEx, (b) by ParagonEx to MICT, BNN and BI China certain Access Rights, and (c) by MICT to GFH, BNN, BI China and ParagonEx; (2) BI China, ParagonEx, and MICT will operate their respective businesses in the ordinary course of business; (3) MICT, BNN and ParagonEx will procure audited consolidated financial statements for fiscal years ended December 31, 2017 and 2016; (4) MICT will keep current and timely all of its public filings; (5) no insider trading; (6) notification of certain breaches, consent requirements or other matters; (7) efforts to consummate the Closing and obtain third party and regulatory approvals; (8) further assurances; ((9) public announcements; (10) confidentiality; (11) retention of documents and information; (12) indemnification of directors and officers; (13) satisfaction of the reporting requirements of Section 16(a) of the Exchange Act; and (14) GFH shall be entitled to place legends on book entries and certificates evidencing GFH Ordinary Shares. In addition to the forgoing, the Acquisition Agreement also contains a number of transaction specific covenants as described herein below.

The Acquisition Agreement and the consummation of the transactions contemplated thereby requires the approval of MICT’s stockholders. MICT and GFH agreed, as promptly as practicable after the date of the Acquisition Agreement, to prepare, with the reasonable assistance of BI China and ParagonEx and file with the SEC, a registration statement on Form F-4 (as amended or supplemented from time to time, and including the joint proxy statement/prospectus contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the issuance of shares of GFH Ordinary Shares to the holders of MICT’s securities, BI China’s securities, ParagonEx’s securities, the ParagonEx Founders’ Additional Shares and the shares issuable to the Private Placement Investors and containing a proxy statement for the purpose of soliciting proxies from the MICT stockholders to approve the Acquisition Agreement, the transactions contemplated thereby and related matters (the “MICT Stockholder Approval”).

Each of the Parties also agreed not to solicit or enter into any alternative competing transactions during the Interim Period without the prior written consent of BNN and ParagonEx, on the one hand and MICT on the other hand, as applicable; provided, that prior to obtaining the MICT Stockholder Approval, MICT’s board of directors may, directly or indirectly, through any representative, with respect to any third party (and its representatives) that has made an acquisition proposal after the date of the Acquisition Agreement that was not solicited in violation of the Acquisition Agreement and that MICT’s board of directors determines in good faith (after consultation with its financial advisor and its outside legal counsel) either constitutes or is reasonably expected to lead to a superior proposal, engage or participate in discussions or negotiations with such third-party (and its representatives) and MICT may furnish non-public information relating to MICT and its subsidiaries to such third-party. MICT agreed that its board of directors would recommend that MICT’s stockholders approve the Merger and that it would not fail to make, withdraw, amend or modify such recommendation unless prior to the MICT Stockholder Approval it receives an unsolicited alternative transaction proposal after the date of the Acquisition Agreement that it determines in good faith to be superior to the transactions contemplated by the Acquisition Agreement and that the failure to take such action would reasonably be expected to be inconsistent with the board of director’s fiduciary duties. In such case MICT’s board of directors is entitled to change its recommendation prior to the Special Meeting (a “Change in Recommendation”). Prior to such Change in Recommendation, if requested by either BI China or ParagonEx, BI China and ParagonEx, as the case may be, shall have a five business day period to negotiate modifications to the Acquisition Agreement with MICT in order to obviate the need for the Change in Recommendation.

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The Parties each agreed to take all necessary action, including causing the directors of GFH to resign, so that effective as of the Closing, GFH’s board of directors (the “Post-Closing GFH Board”) will consist of up to nine (9) individuals; provided that two (2) individuals who serve as directors of MICT as of the date of the Acquisition Agreement (the “Continuing Directors”), which Continuing Directors shall be selected by ParagonEx, shall serve as members of the Post-Closing GFH Board until the earlier of the completion of the Spin-Off or 180 days after the Closing. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the initial Post-Closing GFH Board (i) up to seven (7) persons that are designated by BNN and ParagonEx prior to the Closing (three (3) of whom shall be appointed by BNN and four (4) by ParagonEx).

The Parties agreed that ten (10) Business Days prior to the designated Closing Date or such other date as the Parties shall mutually agree, each of GFH, BI China and ParagonEx shall prepare and deliver to the other Parties a statement (each a “Pre-Closing Statement”) setting forth, as of the end of the calendar month immediately preceding the month in which the Closing is designated to take place, such Party’s determination of its net working capital (which net working capital in the case of BI China shall include the amount of any prepayment by BNN to ParagonEx for working capital under their Prepayment Agreement).

MICT and GFH agreed that promptly after the Closing (and in any event within 60 days of the record date for the Spin-Off), they would complete the Spin-Off.

BNN agreed that within fifteen (15) Business Days after the date of the Acquisition Agreement, BNN shall take all necessary actions under its articles of association to reduce the drag-along threshold in its governing documents to 55% and thereafter use the drag-along provision to cause the other equity holders of BI China to transfer their BI China shares to GFH.

BNN also agreed to amend the outstanding BNN Convertible Note in a form reasonably satisfactory to ParagonEx to provide that the ParagonEx Notes shall rank senior to the BNN Convertible Note.

Non-Survival of Representations, Warranties, Covenants and Agreements

The representations, warranties, covenants and agreements made by the Parties do not survive the Effective Time, except for (a) those covenants and agreements contained therein that by their terms apply or are to be performed in whole or in part after the Effective Time, (b) those covenants and agreements set forth in Article XIV of the Agreement, and (c) a valid fraud claim with respect to the negotiation and execution of the Acquisition Agreement and the Ancillary Documents.

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Conditions to Consummation of the Transactions

The obligations of the each Party to consummate the Transactions are subject to various conditions, including the following mutual conditions of the parties unless waived: (1) the approval of MICT Stockholder Matters; (2) expiration of the waiting period under Antitrust Laws; (3) receipt of the requisite regulatory approvals; (4) requisite consents; (5) no law or order preventing or prohibiting the transactions contemplated by the Acquisition Agreement; (6) no pending litigation to enjoin or restrict the consummation of the Closing; (7) the election or appointment of the members of the board of directors of GFH post-closing; (8) the effectiveness of the Registration Statement; and (9) the approval of the GFH Ordinary Shares, the BI China Exchange Shares and the ParagonEx Exchange Share for listing on Nasdaq.

Unless waived by BNN and BI China, the obligations of GFH, BNN, BI China and the BI China Sellers to consummate the Transactions are subject to the satisfaction of the following closing conditions, in addition to the receipt of customary certificates and other closing deliveries: (1) the representations and warranties of MICT, ParagonEx and the ParagonEx Seller are true and correct as of the date of the Acquisition Agreement and on and as of the Closing (subject to Material Adverse Effect and exceptions for other dates); (2) MICT and ParagonEx have performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Acquisition Agreement required to be performed or complied with on or prior the date of the Closing; (3) the absence of any Material Adverse Effect with respect MICT since the date of the Acquisition Agreement which is continuing and uncured; and (4) closing deliverables are made, including those related to (a) the resignations of certain MICT directors and officers, (b) the approvals from ParagonEx Optionholder Instruments, (c) the filing of the GFH Equity Plan and GFH Israeli Sub-Plan, (d) the receipt of share certificates and (d) confirmation of the registered agent filing for Maples Corporate Services (BVI) Limited.

Unless waived by ParagonEx, the obligations of ParagonEx to consummate the Transactions are subject to the satisfaction of the following closing conditions, in addition to the receipt of customary certificates and other closing deliveries: (1) the representations and warranties of MICT, GFH, BNN and BI China are true and correct as of the date of the Acquisition Agreement and on and as of the Closing (subject to Material Adverse Effect and exceptions for other dates); (2) MICT, GFH, BNN and BI China have performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Acquisition Agreement required to be performed or complied with on or prior the date of the Closing; (3) the absence of any Material Adverse Effect with respect MICT since the date of the Acquisition Agreement which is continuing and uncured; and (4) closing deliverables are made, including those related to (a) the resignations of certain MICT directors and officers and (b) the termination of certain contracts.

Unless waived by MICT, the obligations of MICT to consummate the Transactions are subject to the satisfaction of the following closing conditions, in addition to the receipt of customary certificates and other closing deliveries: (1) the representations and warranties of BI China, BNN, ParagonEx or any ParagonEx Seller are true and correct as of the date of the Acquisition Agreement and on and as of the Closing (subject to Material Adverse Effect and exceptions for other dates); (2) BNN, BI China, ParagonEx and each ParagonEx Seller have performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Acquisition Agreement required to be performed or complied with on or prior the date of the Closing; (3) the absence of any Material Adverse Effect with respect to BI China or its subsidiaries or ParagonEx or its subsidiaries since the date of the Acquisition Agreement which is continuing and uncured; (4) the transfer of Excluded ParagonEx Target Companies Share Capital; (5) the termination of UB2000 contract; (6) the execution of the UFX agreement; (7) WFOE to have completed the proper amendment of the registration forms for certain loans; (8) BNN to have completed the registration of pledges; (9) the controlling stockholders of ParagonEx have entered into a confidentiality, IP and non-compete agreements; and (10) closing deliverables are made.

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Termination and Termination Fee

The Acquisition Agreement may be terminated under certain circumstances at any time prior the Closing, including, among other reasons: (a) by mutual written consent of MICT, BNN, BI China and ParagonEx; (b) by written notice by MICT, BNN, BI China and ParagonEx if the any of the closing conditions have not been satisfied or waived by May 15, 2019 (unless there’s a breach on the part of the terminating party); (c) by written notice by any of MICT, BNN, BI China or ParagonEx if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable; (d) by written notice by BNN or BI China for MICT’s breach, such that (i) the breach is material and results in a failure of certain closing conditions or (ii) the breach remains uncured; (e) by written notice by ParagonEx for MICT’s breach, such that (i) the breach is material and results in a failure of certain closing conditions or (ii) the breach remains uncured; (f) by written notice by MICT for BNN’s, BI China’s, PargonEx’s or any Major ParagonEx Seller’s breach, such that (i) the breach is material and results in a failure of certain closing conditions or (ii) the breach remains uncured; (g) by written notice by either BNN, BI China or ParagonEx, if (i) MICT’s board of directors (or any committee thereof) shall have effected a MICT Board Recommendation Change or (ii) MICT has entered into binding Superior Proposal; (h) by written notice by MICT, if BNN with respect to any BI China Target Company or any ParagonEx Target Company has entered into binding Superior Proposal; (i) by written notice by either BNN and BI China, on the one hand and ParagonEx on the other hand, if either BNN or BI China, in the case of notice from ParagonEx or ParagonEx, in the case of notice from either BI China or BNN is in material breach of the Acquisition Agreement and such breach remains uncured; (j) by written notice by MICT, if there shall have been an uncured and continuing Material Adverse Effect on the BI China Target Companies or the ParagonEx Target Companies, taken as a whole; (k) by written notice by BI China, if there shall have been a Material Adverse Effect with respect to MICT or the ParagonEx Target Companies, taken as a whole; (l) by written notice by ParagonEx, if there shall have been a Material Adverse Effect on MICT or the BI China Target Companies, taken as a whole; (m) by written notice by either MICT or BNN if the Required Stockholder Approval was not obtained; (n) by written notice by MICT if MICT enters into a Superior Offer; (o) by written notice by MICT if the holders of all of the equity interests in BI China do not to agree to transfer all of their ownership interests in BI China to GFH at least three (3) Business Days prior to the Outside Date; (p) by written notice by any of BNN, BI China or ParagonEx, in the event that Sunrise Securities or any affiliate thereof seeks and obtains from a governmental authority a permanent injunction or other order that has become final and nonappealable preventing the Closing; or (q) if the Offer is not consummated due to the failure of the Tender Offer Conditions that the Offer shall not have caused the shares to be held of record by fewer than 300 round lot holders or require pursuant to one or more Nasdaq rules or regulations that the Company obtain stockholder approval in connection therewith.

The Acquisition Agreement contains certain termination fees for each of MICT, BNN, BI China and ParagonEx, and further provides that, if BI China, PargaonEx or MICT terminate the Acquisition Agreement under specified circumstances, then MICT may be required to pay to BI China and ParagonEx a termination fee of Nine Hundred Thousand U.S. Dollars ($900,000). BNN and ParagonEx jointly and severally may be required to pay to MICT a base termination fee of One Million Eight Hundred Thousand U.S. Dollars ($1,800,000) (the “Target Termination Fee”) if the Acquisition Agreement is terminated under specified circumstances. Further, the Target Termination Fee shall increase to Three Million U.S. Dollars ($3,000,000) in the event that the Acquisition Agreement is terminated by either MICT or BNN as a result of the failure of MICT to obtain the Required Stockholder Approval and BNN did not vote in favor of the Transactions. Concurrently with the signing of the Acquisition Agreement, BNN and MICT entered into the Termination Fee Escrow Agreement whereby BNN deposited with the Escrow Agent Nine Hundred Thousand U.S. Dollars ($900,000) and the BNN Current Shares as collateral and security for the payment of the Target Termination Fee.

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Further, in the event the Acquisition Agreement is terminated by BI China or ParagonEx due to material breach of the agreement by the other party, then within three (3) Business Days after such termination, the breaching party shall pay to the non-breaching party an aggregate amount of cash equal to the amount of the costs and expenses, including legal and professional fees, incurred by the non-breaching party in connection with the negotiation and execution of the Acquisition Agreement and the other Ancillary Documents incurred, which amount shall in no event exceed One Million U.S. Dollars ($1,000,000).

Voting Agreement

In connection with the execution and delivery of the Acquisition Agreement, David Lucatz, on behalf of his affiliates that are stockholders of MICT (the “Stockholder”), entered into a voting agreement (the “Voting Agreement”) pursuant to which, during the term of such agreement, the Stockholder has agreed to certain actions in support of the transactions contemplated by the Acquisition Agreement and will, at every meeting of the stockholders of MICT called for such purpose, and at every adjournment or postponement thereof (or in any other circumstances upon which a vote, consent or approval is sought, including by written consent), not vote any of his shares of MICT’s common stock at such meeting in favor of, or consent to, and will vote against and not consent to, the approval of any alternative proposal that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay or adversely affect in any material respect the transactions contemplated by the Acquisition Agreement. The Voting Agreement shall terminate, among other reasons, upon the termination of the Acquisition Agreement and if the Offer is terminated, withdrawn or otherwise not consummated.

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the Voting Agreement which is attached hereto as Annex G.

Lock-Up Agreements

Concurrently with the signing of the Acquisition Agreement, the stockholders of MICT who own in excess of 3% of the issued and outstanding GFH Ordinary Shares after consummation of the Transactions have entered into lock-up agreements (the “MICT Lock-Up Agreements”). Pursuant to the Lock-Up Agreements these stockholders are prohibited from selling or transferring the GFH Ordinary Shares they received for the period ending on the earlier of twelve (12) months following the Closing Date or the date such stockholders own less than three percent (3%) of the issued and outstanding GFH Ordinary Shares as a result of dilution of their ownership interest. Further, officers and directors of GFH who have entered into a Lock-Up Agreement also must no longer be serving as an officer or director of GFH or any of its Subsidiaries at such time.

BNN has and the ParagonEx Sellers shall enter into lock-up agreements with substantially the same terms and conditions as the MICT Lock-Up Agreements, except that the lock-up period for the ParagonEx Sellers shall be six (6) months.

The foregoing description of the Lock-Up Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Lock-Up Agreement which is attached hereto as Annex F.

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Prepayment Agreement

Concurrently with the execution of the Acquisition Agreement, on December 18, 2018, BNN and ParagonEx entered into that certain Prepayment Agreement (the “Prepayment Agreement”), which provides that irrespective of the Closing of the Acquisition Agreement, BNN and ParagonEx wish to collaborate in the development and offering of an online commodities exchange in China and other markets worldwide, based on ParagonEx’s proprietary software platform and user interface for online trading in contracts-for-difference, and in order to induce ParagonEx to immediately begin such development and adaptation project and supply the working capital necessary for it, BNN will provide ParagonEx $5,000,000 in cash no later than January 25, 2019, which amount shall either be considered part of the net working capital of BI China and of the net cash of GFH upon Closing of the Acquisition Agreement or converted into an equity investment in ParagonEx if the Acquisition Agreement is terminated for any reason.

Organization Structures of the Parties Following Consummation of the Transactions

Shareholder	No. of Shares	Percent Holdings

MICT Stockholders excl. escrow and BNN as MICT shareholder	9,048,077	5.27%
BNN (as a BI China Seller)	30,481,705	17.77%
BI China Sellers Other than BNN	28,477,105	16.60%
ParagonEx Sellers	86,382,373	50.36%
Private Placement Investors	15,151,515	8.83%
ParagonEx Founders Additional Shares	2,000,000	1.17%
Total	171,540,775	100.00%

Notes to capitalization table:

1.	Shares issued to BNN as a result of BNN’s shareholding in MICT are included under BNN in the table. Consequently the total number of issued MICT shares at closing shall not exceed 11,092,115 shares. Subject to note 3 below, this includes any and all issued shares, and without derogating from the generality of the aforesaid, it includes MICT shares currently held by BNN, shares issued as a result of the agreed partial conversion of the Yorkville debt into 1,000,000 shares, and any other share issuance until closing (excluding any shares issues as a result of the exercise of any of the options or warrants mentioned in Note 3 below).

2.	The number of shares of BNN may increase as a result of BNN buying further shares in the Tender Offer.

3.	The number of shares in the above table is subject to potential dilution by the following:

a.	Current MICT 1,327,000 employee stock options, out of which 436,000 at an exercise price of $4.30 per share and 891,000 at $1.32, all of which exercise period shall end 15 months after closing.

b.	1,187,500 warrants currently held by Yorkville, at an exercise price of $2.00.

c.	1,200,000 options to MICT directors, management and employees at $1.65 per share with an exercise period ending 15 months after closing.

d.	Up to 1,100,000 warrants to be issued to placement agents of the GFH Private Placement at an exercise price of $1.65 per share.

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e.	The BNN Convertible Note, with a principal amount of £6,000,000, convertible into GFH shares at a conversion price of $1.65 per share.

f.	LTIP of 7,575,757 shares to align management and shareholder interests, recruit and retain key management, so as to facilitate the delivery of the company’s objectives and positively impact shareholder value.

g.	A GFH stock option plan, which may result in up to 15% additional share issuance at exercise prices to be determined by the Board, in line with applicable laws and regulations.

h.	Potential issuance of up to 755,448 shares (being 7% of the expected share consideration to MICT’s Stockholders) to Sunrise Securities/Trump Securities to satisfy MICT’s obligation. In the event that the total number of shares at closing shall fall below 11,092,115 as a result of a lower share issuance between signing and closing, the 7% holdback will be reduced as per the actual number of shares at closing, and the difference shall be issued and allocated pro rata between the MICT Stockholders (direct stockholders and BNN). See section titled “Description of the Business of MICT — Legal Proceedings.”

In case of a reverse stock split, as permitted in Section 11.6 of the Acquisition Agreement, to satisfy Nasdaq’s listing qualification, the capitalization table shall automatically be deemed to be modified to reflect such adjustment.

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SPECIAL MEETING OF THE STOCKHOLDERS OF MICT

General

MICT is furnishing this proxy statement to its stockholders as part of the solicitation of proxies by its board of directors for use at the Special Meeting to be held on ____________, and at any adjournment or postponement thereof. This proxy statement is first being furnished to MICT Stockholders on or about _______. This proxy statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the Special Meeting. In connection with the Special Meeting, we are also providing you with our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which includes MICT’s financial statements for the year ended December 31, 2017 and MICT Management’s Discussion and Analysis of Financial Condition and Results of Operation.

Date, Time and Place of Special Meeting

The Special Meeting will be held at ___ a.m. Eastern time, on _______, 2019, at the offices of Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, 11th Floor, New York, New York, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of MICT Common Stock at the close of business on _______, which is the record date for the Special Meeting. You are entitled to one vote for each share of MICT Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were __________ shares of MICT Common Stock outstanding.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of MICT Stockholders is necessary to hold a valid meeting. The holders of a majority of the stock issued, outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders and shall be required for the transaction of business, except as otherwise provided by law, by the Certificate of Incorporation, or Bylaws. If, however, such majority shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote at such meeting, present in person or by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting unless the adjournment is for more than thirty (30) days or after the adjournment a new record date is set, until the required amount of voting stock shall be present. At such adjourned meeting at which a quorum shall be present in person or by proxy, any business may be transacted that might have been transacted at the meeting originally called.

As a condition to the completion of the Business Combination, the affirmative vote of the holders of a majority of the voting power of the shares of MICT Common Stock entitled to vote on the Business Combination Proposal is required. The affirmative vote of a majority of the voting power of the votes cast at the Special Meeting is required for the Golden Parachute Proposal and the Adjournment Proposal. Accordingly, abstentions and broker non-votes will have no effect on the outcome of any vote on the Golden Parachute Proposal and the Adjournment Proposal, respectively. Abstentions and broker non-votes will, however, have the same effect as voting against the Business Combination Proposal.

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Recommendation to MICT Stockholders

The MICT Board believes that each of the Business Combination Proposal and the Golden Parachute Proposal to be presented at the Special Meeting is in the best interests of MICT and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the Proposals.

When you consider the recommendation of the MICT Board in favor of approval of the Business Combination Proposal, you should keep in mind that its directors and officers may have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

Subject to, and upon Closing of, the Business Combination, MICT will issue to its directors/officers the following awards (i) to each of MICT’s Board member, 300,000 options to purchase MICT Common Stock (and the shares issuable upon the exercise thereof) (and in the aggregate, 1,200,000 options) with an exercise price equal to the GFH Purchase Price Per Share which are granted as success bonuses under MICT’s 2012 Stock Incentive Plan or under the GFH Equity Plan (including the GFH Israeli Sub-Plan) and which shall be, converted into MICT Replacement Options (as described in Section 2.6(b) of the Acquisition Agreement) and which, for the, avoidance of doubt, and notwithstanding the termination of directorship of the optionholder, shall expire on the 15 month anniversary of the Closing Date); and (ii) up to an additional, 300,000 restricted shares of MICT Common Stock, to be issued to officers and service providers of MICT and to Mr. Jefffrey P. Bialos, a director of MICT, who shall be entitled to 80,000 restricted shares as consideration for his special efforts and services in actively managing the negotiations and supporting the Business Combination transaction, including the Acquisition Agreement. In addition, DL Capital Ltd. (“DL Capital”), an entity under the control of David Lucatz, is entitled to receive (i) an annual bonus of 3% of the amount by which the annual earnings before interest, tax, depreciation and amortization, or EBITDA, for such year exceeds the average annual EBITDA for 2011 and 2010, or $0, and (ii) a one-time bonus of 0.5% of the purchase price of any acquisition completed by MICT during the term of the agreement, or approximately $92,079, as a result of the Business Combination. Furthermore, following the Business Combination, the rights and obligations under the DPW Consulting Agreement will be assigned to Mr. Lucatz. Pursuant to the DPW Consulting Agreement (as defined herein), Coolisys Technologies Inc. will, for each of the next two years, pay Mr. Lucatz a consulting fee of $150,000 as well as issue Mr. Lucatz 150,000 restricted shares of DPW Class A common stock, which restricted shares are valued at $15,000 based on the closing stock price of DWP Class A common stock on February 1, 2019.

Under the Acquisition Agreement it is stipulated that the Continuing Directors shall be selected by ParagonEx (subject to the agreement of such individuals to serve, and provided further that the selection shall be made prior to the mailing or distribution of the Proxy Statement to the stockholders of MICT), and shall serve as members of GFH Board until the earlier of the completion of the Spin-Off or 180 days after the closing of the Business Combination Transaction.

In addition, Mr. David Lucatz, CEO and Chairman of the Board of MICT may be considered as having an interest in the Business Combination Transaction by virtue of (i) his holdings in MICT through DL Capital Ltd. to the date hereof, which constitutes approximately 13% of the issued Common Stock of MICT, and (ii) his right to be assigned, upon the change of control in MICT to occur upon closing of the Business Combination, with the rights and obligations under the Consulting Agreement entered into by and between MICT, Enertec, Coolisys, DPW and Mr. David Lucatz, in conjunction with, and as a condition to, the closing of the Share Purchase Agreement (as defined below).

Broker Non-Votes and Abstentions

Under the rules of various national and regional securities exchanges your broker, bank or nominee cannot vote your shares with respect to non-routine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. MICT believes the proposals presented to its stockholders will be considered non-routine and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

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Abstentions are considered present for the purposes of establishing a quorum and will have no effect on the Golden Parachute Proposal, or the Adjournment Proposal. Broker non-votes will have no effect on the Golden Parachute Proposal or the Adjournment Proposal. Abstentions and broker non-votes will, however, have the same effect as voting against the Business Combination Proposal.

Voting Your Shares

Each share of MICT Common Stock that you own in your name entitles you to one vote on each of the proposals for the Special Meeting. Your one or more proxy cards show the number of shares of MICT Common Stock that you own. There are several ways to have your shares voted:

●	You can submit your vote by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of MICT Common Stock will be voted, as recommended by the MICT Board. Our board of directors recommends voting “FOR” the Business Combination Proposal, “FOR” the Golden Parachute Proposal and “FOR” the Adjournment Proposal.

●	You can attend the Special Meeting and vote in person even if you have previously voted by submitting a proxy. You will be given a ballot when you arrive. However, if your shares of common stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of common stock.

Revoking Your Proxy and Changing Your Vote

If you give a proxy, you may revoke it at any time before the Special Meeting, or at such meeting by doing any one of the following:

●	you may send another proxy card with a later date;

●	you may notify MICT’s Secretary, in writing before the Special Meeting that you have revoked your proxy; or

●	you may attend the Special Meeting, revoke your proxy, and vote in person, as indicated above.

Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called to consider the approval of the Business Combination Proposal, the Golden Parachute Proposal, and the Adjournment Proposal. The stockholder may also consider and transact such other procedural matters as may properly come before the Special Meeting.

Who Can Answer Your Questions about Voting

If you have any questions about how to vote or direct a vote in respect of your shares of MICT Common Stock, you may call Morrow Sodali LLP, MICT’s proxy solicitor, at (800) 662-5200 or banks and brokers can call (203) 658-9400.

Appraisal Rights

Appraisal rights are not available to holders of shares of MICT Common Stock in connection with the Transaction.

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BACKGROUND OF THE TRANSACTIONS

Background of the Business Combination and Related Transactions

The terms of the Acquisition Agreement are the result of extensive arm’s-length negotiations among the management teams of MICT, BNN and ParagonEx, along with their respective advisors and under the guidance of each company’s board of directors. MICT followed a careful process assisted by experienced outside financial and legal advisors to rigorously examine potential transactions and transaction candidates. The following is a summary of the background of the events leading up to the decision by MICT to engage in the Business Combination and the negotiation of the Acquisition Agreement with BNN and ParagonEx.

On March 13, 2017, MICT entered into an engagement letter with Trump Securities, LLC and Sunrise Securities LLC (“Sunrise”) to act as a non-exclusive advisor to provide a range of investment banking services. In connection therewith, Sunrise compiled a list of, and engaged in discussions with, potential counterparties for a strategic transaction with MICT.

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In January 2018, BNN approached Mr. Lucatz through Amnon Mandelbaum of Sunrise about potentially purchasing Mr. Lucatz’ equity in MICT. This evolved in February 2018 into a discussion as to the possibility of BNN and ParagonEx doing a transaction directly with MICT. Those discussions culminated in a confidentiality and exclusivity agreement being executed on April 23, 2018.

In connection with the transactions contemplated by the confidentiality and exclusivity agreement executed on April 23, 2018, BNN referred to its valuation immediately prior to its delisting from the UK Alternative Investment Market (“AIM”) as being indicative of its current valuation. Discussions concerning MICT’s valuation were mostly based on some premium to market.

After some discussion, it appears that the parties were not close on relative valuations, and the exclusivity agreement was terminated on May 8, 2018, as were all negotiations regarding any contemplated transaction.

In mid-June 2018, BNN reached out to David Lucatz with a view to acquiring a portion of Mr. Lucatz’ equity in MICT. This culminated in the purchase by BNN of 1,363,000 of Mr. Lucatz’ shares on June 21, 2018 at a price for $1.65 per share, which represented a 14.89% stake in MICT. Such purchase contemplated that BNN would subsequently launch a tender offer for MICT’s common stock, thereby providing MICT’s Stockholders with the option to cash out at a price of $1.65 per share (subject to a pro rata reduction if more shares were tendered than those BNN offered to purchase in the tender offer), and that the MICT Board would engage in subsequent discussions about a larger series of transactions with BNN and ParagonEx.

Following such purchase, MICT’s management and board of directors engaged in discussions regarding renewed negotiations with BNN and ParagonEx, including the potential that BNN might launch a tender offer for MICT’s common stock, and on July 1, 2018, the MICT Board approved a non-binding letter of intent with BNN, which was executed on July 2, 2018 (the “LOI”). A Current Report on Form 8-K disclosing the LOI was filed by MICT on July 2, 2018.

In early July 2018, MICT, BNN and ParagonEx exchanged due diligence request lists, and data room access as to BNN and ParagonEx was provided to certain members of the MICT due diligence team on July 19, 2018. In connection with such diligence processes, certain preliminary financial data concerning BNN and ParagonEx, as well as information concerning the general field of operations of each such company, was disclosed to Mr. Lucatz, who subsequently relayed such information to the MICT Board.

In mid-July 2018, MICT began the process of interviewing investment bankers for the purpose of analyzing the transactions contemplated to be entered into and advising the MICT Board as to the fairness of such transactions to the MICT’s stockholders.

On July 25, 2018, Mr. Lucatz, Mr. Bialos of the MICT Board, Mr. Mandelbaum and representatives from Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC (“Mintz”) met with representatives from BNN, BNN’s financial advisor Maxim Group LLC (“Maxim”), and ParagonEx in order to discuss the transactions contemplated to be entered into. Such discussions included but were not limited to matters involving the tender offer price and relative valuations, fiduciary-out provisions in the forthcoming draft of the Acquisition Agreement, termination fees, and transaction expenses.

On July 26, 2018, tax counsel from Mintz provided a preliminary analysis to MICT’s management in connection with the contemplated spin-off which indicated that the spin-off would be a taxable event to MICT’s Stockholders. Also on July 26, 2018, representatives from Elenoff Grossman & Schole LLP, counsel to BNN (“EGS”), provided to Mintz a draft Structuring Steps Paper which outlined their proposed mechanics of the transactions contemplated to be entered into.

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On July 27, 2018, EGS provided to Mintz an initial draft of the Acquisition Agreement.

Throughout early August 2018, representatives from Mintz and EGS communicated by conference call and email regarding certain of the open issues in the initial draft of the Acquisition Agreement. Such matters included but were not limited to voting agreement thresholds, fiduciary-out provisions, termination fees, D&O insurance for current directors and officers of MICT, the removal of Micronet from certain of MICT’s representations, warranties and covenants (given that it was being spun off), and tax matters in connection with the inversion that was initially contemplated to be completed in connection with the Business Combination (but which was not ultimately completed due to certain structural changes).

On August 3, 2018, ParagonEx executed a joinder to the confidentiality agreement previously entered into between MICT and BNN on April 23, 2018.

On August 5, 2018, the MICT Board held a telephonic meeting. At such meeting, representatives from Mintz provided an update regarding the status of the negotiations with BNN and ParagonEx, and Mr. Lucatz provided an update on the legal, financial and business due diligence being conducted by MICT. In addition to an overview of the terms of the contemplated transactions, the MICT Board discussed certain potential merits of the contemplated transactions, including that, in connection with the tender offer, MICT’s Stockholders would be provided with the option to either (i) cash out at a price of $1.65 per share (subject to a pro rata reduction if more shares were tendered than those offered to purchase by BNN in the tender offer), which would allow such stockholders to sell their shares at a premium to the market (based both on the current share price, and as adjusted to give effect to the presumed reduction in the value of MICT’s stock price pursuant to the spin-off of MICT’s Tel Aviv Stock Exchange-listed subsidiary Micronet), or (ii) receive their pro rata portion of the shares of Micronet that would be spun out, which shares would represent all of MICT’s current value (other than the value of its listing on The Nasdaq Capital Market and certain other immaterial equity interests), and exchange their shares of MICT’s common stock for shares of the ultimate public company. The MICT Board also discussed the respective businesses of BNN and ParagonEx and the synergies that could result from the Business Combination. Additionally, Mr. Bialos led a discussion about BNN’s prior delisting from AIM.

During July and August of 2018, MICT’s management and the MICT Board engaged in discussions with multiple investment banking firms regarding a potential engagement, and based on these discussions, on September 17, 2018, Coview was engaged by MICT for the purpose of analyzing the transactions contemplated to be entered into and advising the MICT Board as to the fairness of such transactions to MICT’s stockholders from a financial point of view.

On August 7, 2018, a conference call was held among representatives from Mintz and MICT’s management and board of directors to discuss the open issues in the initial draft of the Acquisition Agreement.

On August 8, 2018, Mintz provided to EGS a revised draft of the Acquisition Agreement. In connection with ongoing discussions regarding BNN’s willingness to proceed with the tender offer, representatives from Mintz reiterated to EGS and BNN that the tender offer was important to the MICT Board and that it should remain as part of the contemplated transactions. Conversations about whether BNN would be willing to complete the tender offer continued throughout August 2018.

On August 13, 2018, the MICT Board held a special meeting. At such meeting, the MICT Board received from Mr. Luctaz an update regarding the status of the negotiations with BNN and ParagonEx, and an update on the legal, financial and business due diligence being conducted by MICT. It was further determined by the MICT Board to further negotiate several commercial issues related to, among other things, employee options, escrow deposit and closing conditions for the Business Combination, including termination fees payable during the interim period.

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Following such meeting, and pursuant to the direction of the MICT Board, on August 13, 2018, Mr. Bialos reached out to Darren Mercer, BNN’s Chief Executive Officer, in order to seek additional information about BNN’s prior delisting from AIM and the internal investigation related thereto conducted by Price Waterhouse Coopers (“PwC”). Discussions about this matter ensued among representatives from the MICT Board, representatives from Mintz, Mr. Mercer, representatives from EGS, and representatives from Gateley PLC, which firm had served as personal counsel to Mr. Mercer.

Also on August 13, 2018, EGS provided to Mintz a revised draft of the Acquisition Agreement, as well as drafts of the subscription materials contemplated to be used by BNN in connection with the GFH Private Placement.

On August 16, 2018, in connection with MICT’s due diligence efforts, representatives from Mintz requested from EGS financial projections for BNN and ParagonEx and an outline describing BNN’s business strategy going forward, as well as additional information regarding BNN’s proposed expansion of ParagonEx’s trading platform.

On August 17, 2018, Mintz sent to EGS certain comments on the subscription materials contemplated to be used by BNN in connection with the GFH Private Placement.

On August 21, 2018, EGS provided to Mintz a revised draft of the Acquisition Agreement, and on August 22, 2018, EGS communicated to Mintz that BNN and ParagonEx agreed to have two continuing MICT directors remain on the public company’s board for some limited period of time.

On August 28, 2018, a conference call was held among representatives from Mintz, MICT’s management and board of directors and EGS to discuss certain open issues in the latest draft of the Acquisition Agreement. Such issues included but were not limited to the respective valuations of MICT, BNN and ParagonEx, termination fees and related escrow arrangements, transaction structure (i.e. the use of a BVI entity as the public company), the size of the GFH Private Placement, closing conditions, transaction expenses, and D&O insurance for current directors and officers of MICT.

On September 5, 2018, Mintz provided to EGS a revised draft of the Acquisition Agreement, and on September 6, 2018, EGS provided to Mintz a revised draft of the same.

Also on September 6, 2018, in connection with MICT’s due diligence efforts, representatives from Mintz and the MICT Board attended a meeting at the offices of EGS with Mr. Mercer and Mark Hanson, BNN’s Chairman, to discuss BNN’s delisting and to review materials from the internal investigation conducted by PwC at BNN’s request in connection therewith. A telephonic meeting of the MICT Board was also held to discuss the same topic.

On September 7, 2018, representatives from Mintz and MICT’s management, EGS and BNN’s management attended a meeting at the offices of EGS to discuss certain open issues in the latest draft of the Acquisition Agreement. The primary items discussed involved the termination fee, closing conditions, and certain other legal issues that the parties viewed as material to the contemplated transactions. Subsequent conversations transpired among representatives from Mintz and the MICT Board concerning due diligence matters, open issues in the latest draft of the Acquisition Agreement, and the question of whether to negotiate for a higher price for the tender offer.

On September 17, 2018, the MICT Board held a special meeting. At such meeting, the MICT Board discussed, among other things, the internal investigation, and it was agreed to seek further assurances from BNN in the form of a representation by BNN or a director thereof pertaining thereto.

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Also on September 17, 2018, in connection with MICT’s due diligence efforts, representatives from Mintz and EGS discussed MICT’s requests for financial statements of BNN and ParagonEx, and representatives from Mintz also conveyed to representatives from EGS MICT’s intention to seek further assurances from BNN regarding the internal investigation. ParagonEx’s financials were provided to MICT on October 2, 2018, and BNN’s financials, which encompassed BI China’s financials, were provided to MICT on October 9, 2018.

Also on September 17, 2018, EGS provided to Mintz initial drafts of the form of voting agreement and lock-up agreements. Subsequent drafts of such agreements were circulated between EGS and Mintz in the following months, which were finalized and executed by the relevant parties simultaneously with the Acquisition Agreement on December 18, 2018.

On October 1, 2018, principals of BNN and MICT attended a meeting at the offices of EGS to discuss certain material terms of the Acquisition Agreement.

On October 3, 2018, MICT and ParagonEx received a formal due diligence report from Hogan Lovells LLP (“HL”), which law firm was engaged to act as joint due diligence counsel to MICT and ParagonEx with respect to BNN’s Chinese operations.

On October 9, 2018, Mintz sent a draft agreement to representatives from YA II PN, Ltd. (“Yorkville”) in connection with the amendment of certain convertible debentures and warrants in MICT held by Yorkville (the “Yorkville Agreement”). Yorkville sent a revised draft of the Yorkville Agreement to Mintz on October 10, 2018, and negotiations regarding the same continued through early December, 2018. Following such negotiations and comments from BNN and EGS, the Yorkville Agreement was finalized on December 8, 2018 and executed on December 17, 2018.

On October 16, 2018, EGS provided to Mintz a revised draft of the Acquisition Agreement.

On October 17, 2018, a conference call was held among representatives from Mintz, MICT’s management, EGS, representatives from BNN’s management, and representatives from ParagonEx to discuss the termination fees to which the parties to the Acquisition Agreement would be entitled in the event that the Business Combination did not close.

On October 30, 2018, representatives from Mintz, MICT’s management, MICT’s Israeli counsel Naschitz, Brandes, Amir & Co. (“NB”), EGS, BNN’s management, Maxim and ParagonEx attended a meeting at the offices of EGS to discuss certain open issues in the latest draft of the Acquisition Agreement, as well as mechanics for the contemplated transactions and other matters. At this meeting, BNN and ParagonEx agreed to pay to MICT a base termination fee of $1,800,000, which would increase to $3,000,000 under certain specified circumstances. BNN also agreed to deposit $900,000 and 1,363,000 shares of MICT’s common stock into escrow as security for MICT in connection with such termination fee.

On November 1, 2018, EGS provided to Mintz a revised draft of the Acquisition Agreement, which incorporated the revised termination fee, as well as other material changes.

On November 6, 2018, a conference call was held among representatives from Mintz and EGS to discuss the conditions to the tender offer that would be included in the Acquisition Agreement, as well as other items that remained open in the Acquisition Agreement.

On November 7, 2018, a conference call was held among representatives from NB and HL to discuss the due diligence report concerning BNN’s Chinese operations.

On November 10, 2018, Mintz provided to EGS a revised draft of the Acquisition Agreement, which was supplemented on November 12, 2018 with additional comments from NB regarding certain of the representations, warranties, and closing conditions for BNN and ParagonEx.

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On November 12, 2018, EGS provided to Mintz a revised draft of the conditions to the tender offer that would be included in the Acquisition Agreement, which incorporated a new condition that BNN not be required to complete the tender offer in the event that MICT failed to satisfy any of the initial or continued listing standards of The Nasdaq Capital Market.

Also on November 12, 2018, in light of certain issues that had arisen in connection with MICT’s due diligence efforts, representatives from NB, Mintz and MICT’s management had discussions about the inclusion of additional protective mechanisms in the Acquisition Agreement and/or negotiating for a more favorable price for MICT’s Stockholders. Other open items were discussed as well, including due diligence surrounding BNN’s prior delisting from AIM, MICT, BNN and ParagonEx’s respective disclosure schedules, the status of CoView’s fairness opinion, and the request by ParagonEx that certain members of its current management receive an equity position in the public company resulting from the Business Combination.

On November 13, 2018, the MICT Board held an extended meeting to review the status of and open issues relating to the proposed transaction. Mr. Koch provided an overview of the latest drafts of the Acquisition Agreement and the ancillary documents, copies of which had been provided to the MICT Board in advance of the meeting, as well as the valuations currently attributed to BNN and ParagonEx. Mr. Koch also reviewed the MICT Board’s fiduciary duties and other legal aspects of the transaction. Representatives from NB, HL and other advisors also made presentations as to MICT’s legal and financial due diligence regarding BNN and ParagonEx. On the basis of due diligence report, the MICT Board noted several issues that it directed be discussed with BNN and ParagonEx in order to mitigate potential risks. These included but were not limited to the absence of non-compete agreements with members of ParagonEx management, the absence of definitive agreements between ParagonEx and any of its major customers under the UFX brand, the need by ParagonEx to complete the acquisition of the share capital of PX Exchange Limited, certain issues regarding BNN’s share capital of its Chinese subsidiaries, and certain weaknesses in BNN and its subsidiaries’ governance controls and procedures. The MICT Board also addressed MICT’s prospects were it to continue as a stand-alone company, which presentation considered the Company’s current cash burn, its outstanding debt, and certain other challenges. The MICT Board also considered that the transactions contemplated by the Acquisition Agreement had been public since the LOI was announced on July 2, 2018, and that no alternative proposals had been put forward between such date and the date on which the Acquisition Agreement was executed. The members the MICT Board were given the opportunity to ask questions of Mr. Koch, Guy Eyal from NB, and the other advisors who were present.

On November 14, 2018, the MICT Board held another substantial a meeting to continue its in-depth review of the Business Combination and the transactions contemplated thereby. At such meeting, representatives from CoView provided a detailed presentation regarding the fairness of the Business Combination to MICT’s stockholders. Representatives from BNN and ParagonEx were also present at the meeting, and the members of the MICT Board were given the opportunity to ask questions of everyone in attendance. The MICT Board met both together and separately with BNN and ParagonEx representatives to pursue issues it had identified on November 13, 2018. The MICT Board also revisited the merits of the contemplated transactions, noting that, in connection with the tender offer, MICT’s stockholder would be provided with the option to either cash out at a price that was at a premium to the market (as adjusted to give effect to the presumed reduction in the value of MICT’s stock price pursuant to the spin-off), or to participate in the spin-off of Micronet and exchange their shares of MICT’s common stock for shares of the public company. In connection therewith, the MICT Board considered that, for those stockholders electing to participate in the spin-off, the shares of Micronet that they would receive in connection therewith would represent all of MICT’s current value (other than the value of its listing on The Nasdaq Capital Market and certain other immaterial equity interests). The MICT Board also discussed the respective businesses of BNN and ParagonEx and the synergies that could result from the Business Combination, noting that such synergies could result in significant upside for MICT’s stockholders opting not to tender their shares.

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On November 15, 2018, after considering the information and evaluations from the prior meetings, the MICT Board held a telephonic meeting. At such meeting, the MICT Board determined to preliminarily approve the Business Combination and related transactions, and to grant Mr. Lucatz the authority to execute the Acquisition Agreement in substantially the form discussed at the meetings held on November 13 and 14, 2018; except that Mr. Lucatz was directed, before executing the Acquisition Agreement, to attempt to negotiate for better economic terms and to seek increased protections in the Acquisition Agreement regarding certain of the due diligence issues discussed during the meeting held on November 13, 2018 noted above.

Subsequently, a conference call was held among representatives from MICT and BNN, during which such representatives from MICT sought to negotiate that the stockholders of MICT receive a larger percentage of the public company in connection with the Business Combination. No such increase was ultimately obtained.

On November 16, 2018, representatives from Mintz communicated to EGS a list of open issues in the latest draft of the Acquisition Agreement (including issues regarding the assumption by the public company of MICT’s current equity incentive plans), as well as issues regarding certain other aspects of the transactions contemplated by the Business Combination (such as the escrow agreement and the remaining ancillary documents) that needed to be resolved before the Acquisition Agreement could be signed. Multiple conference calls were held in the following days among representatives from Mintz, MICT, BNN, EGS, ParagonEx, and their respective advisors in connection with such matters.

On November 22, 2018, representatives from Herzog Fox & Ne’eman (“HFN”), counsel to ParagonEx, provided to Mintz and EGS a revised draft of the Acquisition Agreement giving effect to many of Mintz and EGS’s proposed changes to ParagonEx’s representations, warranties and covenants.

On November 27, 2018, in connection with the announcement of its third quarter 2018 financial results, MICT disclosed in a press release that it was continuing to negotiate definitive agreements for the transactions contemplated by the LOI.

Between November 27, 2018 and December 13, 2018, HFN, Mintz and EGS held numberous conferences calls, and exchanged updated versions of the Acquisition Agreements and schedules related thereto. The focus of such discussions were on the remaining open issues, which included but were not limited to actions permitted to be taken by MICT during the interim period (such as the incurrence of additional debt), conditions to the tender offer, composition of the consideration to be paid to ParagonEx, closing conditions for MICT, BNN and ParagonEx, the assumption by the public company of MICT’s current equity incentive plans, the capitalization structure of the public company, signatories to the voting agreement (which was ultimately signed only by Mr. Lucatz on behalf of his affiliates that are stockholders of MICT), termination fee triggers and escrow arrangements, the size of the tender offer (which was ultimately reduced from 35.2% to 20% of MICT’s outstanding shares of common stock based in part on the understanding that neither Mr. Lucatz nor his affiliates nor BNN would tender any shares), the ratio by which each share of MICT’s common stock that was not validly tendered would convert into shares of the public company (which was ultimately reduced from 1:1 to 1:0.93 due to uncertainties relating to the possible compensation of Sunrise in connection with the Business Combination), retention arrangements for ParagonEx’s management, and the Yorkville Agreement, subsequent drafts of the Acquisition Agreement, the disclosure schedules and the ancillary documents were circulated among HFN, Mintz and EGS on November 27, 2018, November 28, 2018, December 4, 2018, December 7, 2018, December 9, 2018, December 10, 2018, December 13, 2018, December 14, 2018, and December 15, 2018, and multiple conference calls were held among the parties to the Acquisition Agreement and/or their representatives and advisors regarding the same, including on December 5, 2017 (among representatives from Mintz, NB, EGS and BNN), December 6, 2018 (among representatives from Mintz, NB, EGS, BNN, and Maxim), December 7, 2018 (among representatives from MICT, Mintz, NB, EGS, BNN, HFN, ParagonEx and Maxim), and December 13, 2018 (among representatives from MICT, Mintz, NB, EGS, BNN, HFN, ParagonEx and Maxim).

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On December 7, 2018, EGS sent to Mintz a draft of the escrow agreement concerning the $900,000 and shares of MICT’s common stock that BNN had agreed to deposit as security for MICT in connection with the termination fee, and on December 9, 2018, Mintz sent a further revised draft to EGS seeking to amend, among other provisions, the circumstances under which the escrow property would be released, as well as BNN’s ability to vote the escrowed shares during any period of contention. Subsequent drafts of the escrow agreement were circulated between EGS and Mintz in the following days, and the agreement was finalized on December 17, 2018 and executed by MICT, BNN and the escrow agent on December 18, 2018.

On December 12, 2018, the MICT Board held a telephonic meeting to consider the status of the Business Combination and the transactions contemplated thereby. At such meeting, Mr. Lucatz and representatives from Mintz described the status of the latest draft of the Acquisition Agreement and the ancillary documents and highlighted the material changes to the Acquisition Agreement since the version reviewed at the meetings held on November 13 and 14, 2018. The MICT Board engaged in robust discussion regarding the remaining open issues.

On December 17, 2018, the MICT Board held another meeting to focus on recent changes to the Business Combination and the transactions contemplated thereby and their effects, if any, on the fairness opinion being presented by CoView. Specifically, at such meeting, representatives from Mintz provided an overview of the latest drafts of the Acquisition Agreement (which had been circulated in advance of the meeting) and the ancillary documents since the versions reviewed at the meetings held on November 13, 2018, November 14, 2018 and December 12, 2018. In connection therewith, representatives from CoView communicated to the MICT Board that CoView had reviewed such changes to the Acquisition Agreement (including but not limited to the reduction in the tender offer from 35.2% to 20%, and the reduction in the conversion ratio from 1:1 to 1:0.93), and that after considering such changes, and based on the methodology that was previously presented, CoView had concluded that the Business Combination was fair to the stockholders of MICT (other than BNN and its affiliates) from a financial point of view, and that CoView was prepared to issue an opinion regarding the same. Such opinion was delivered on or about December 17, 2018.

Also at such meeting, the MICT Board discussed several areas where MICT was successful in negotiating concessions or better outcomes than were originally advanced by BNN and ParagonEx (including with respect to the termination fees, the tender offer, actions permitted to be taken by MICT during the interim period, and certain other structural provisions that increased deal certainty from MICT’s perspective). The MICT Board also revisited the merits of the Business Combination that were discussed at the meeting held on November 14, 2018, and highlighted that MICT had negotiated for increased protections in the Acquisition Agreement regarding certain of the due diligence issues discussed during the meeting held on November 13, 2018, such as the addition of a closing condition requiring ParagonEx to enter into a definitive agreement with UFX, the requirement that certain members of ParagonEx management enter into non-compete agreements in advance of closing, the inclusion of a covenant that ParagonEx would use its best efforts to complete the PX Exchange acquisitions, and the inclusion of covenants to remedy certain of BNN’s share capital issues and concerns about governance controls and procedures.

The MICT Board expressed consensus and satisfaction that the appropriate corporate governance steps had been taken. The MICT Board expressed its view that the Business Combination was the best opportunity for maximizing MICT’s stockholder value, including with respect to the tender offer, the opportunity to receive a termination fee in the event that the Business Combination did not close, and the other favorable deal terms. Following such discussion, the MICT Board unanimously determined that the transactions contemplated by the Acquisition Agreement, including the Business Combination and the tender offer, were advisable, fair to, and in the best interest of MICT and MICT’s Stockholders; approved and declared advisable the Acquisition Agreement and the transactions contemplated therein; and determined to recommend, upon the terms and subject to the conditions of the Acquisition Agreement, that MICT’s Stockholders vote to approve the Acquisition Agreement and the transactions contemplated therein. MICT’s management was directed to execute the Acquisition Agreement and the ancillary documents.

On December 18, 2018, the Acquisition Agreement and ancillary documents were finalized and executed by the parties thereto.

On December 20, 2018, MICT, BNN and ParagonEx issued a press release to announce the Business Combination, the tender offer, and the other transactions contemplated by the Acquisition Agreement.

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PROPOSAL 1: THE BUSINESS COMBINATION PROPOSAL

The Acquisition Agreement

Overview

On December 18, 2018 the following parties entered into the Acquisition Agreement: (i) MICT, (ii) GFH, (iii) Merger Sub, (iv) BNN, (v) BI China, (vi) the BI China Sellers; (vii) ParagonEx, (viii) the ParagonEx Executing Shareholders, and the 102 Trustee as registered holder on behalf of all ParagonEx Executing Shareholders who are beneficial owners of 102 Shares (collectively representing not less than 75% of the ParagonEx equity securities outstanding on a fully diluted basis) and (ix) the ParagonEx Seller Representative. MICT, GFH, Merger Sub, BNN, BI China, the BI China Sellers, ParagonEx, the ParagonEx Sellers and the ParagonEx Seller Representative are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.” The following is a summary of the key terms of the Acquisition Agreement.

The Acquisition Agreement contemplates a series of five (5) transactions (together, the “Transactions”): (1) a tender offer (the “Offer”); (2) a merger between MICT and Merger Sub, with MICT continuing as the surviving entity (the “Merger”); (3) an acquisition by GFH of all the issued and outstanding Securities of BI China from BNN and the other BI China Sellers in exchange for newly issued GFH Ordinary Shares (the “BNN Acquisition”); (4) an acquisition by GFH of all the issued and outstanding ParagonEx Ordinary Shares from the ParagonEx Sellers who are shareholders in exchange for a combination of cash and newly issued GFH Ordinary Shares (the “ParagonEx Acquisition”); and (5) a spin-off of MICT’s current business assets, including MICT’s interest in Micronet Ltd., a partially owned subsidiary, to MICT’s Stockholders who retain shares of MICT after the Offer (the “Spin-Off,” and together with the Offer, the Merger, the BNN Acquisition, the ParagonEx Acquisition and the other transactions contemplated by the Acquisition Agreement.

In addition, in December 2018, GFH conducted a private placement (the “GFH Private Placement”), in connection with which GFH entered into subscription agreements with certain investors (the “Private Placement Investors”) and pursuant to which such Private Placement Investors agreed to purchase an aggregate of approximately $23,500,000 in ordinary shares of GFH, the proceeds of which shall to be released to GFH immediately prior to the Closing, conditioned upon receipt of approval of the stockholders of MICT of the Transactions and satisfaction or waiver of the conditions to Closing set forth in Article XII of the Acquisition Agreement. The subscription agreement includes various closing conditions, including, among others, (i) acceptance by GFH of the subscriptions, (ii) the closing of the Transactions is consummated on the terms set forth in the Acquisition Agreement, (a) on or before March 15, 2019 or (b) in the event that the registration statement of MICT is still under review by Securities and Exchange Commission and the Special Meeting is scheduled for a date prior to April 15, 2019, on or before April 15, 2019; however, if this proxy statement/prospectus and approval of listing of GFH’s securities on the Nasdaq Stock Market LLC is proceeding in the ordinary course such that comments from the SEC have been responded to in a timely manner and the Special Meeting for approval and closing can be accomplished by no later than May 15, 2019, then such April 15, 2019 date will be extended to May 15, 2019; (iii) the Acquisition Agreement is not terminated by any of the parties thereto; and (iv) no fraud is alleged in connection with the Subscription Agreement or the Acquisition Agreement. The subscription agreements shall terminate (i) in the event that any of the closing conditions set forth in the subscription agreements are not satisfied or waived on or prior to closing of the GFH Private Placement, or (ii) upon the termination of the Acquisition, upon which GFH will immediately return to the Private Placement Investors all amounts, without interest or deduction. The closing of the sale of the ordinary shares of GFH is contingent upon a resale registration statement being declared effective by the Securities and Exchange Commission.

The proceeds of the GFH Private Placement, plus any funds contributed by BI China to cover any shortfall of the GFH Private Placement, along with senior unsecured promissory notes in a total principal amount of (i) $10,000,000 if paid in a single lump sum, or (ii) $12,000,000 payable in eight equal installments over a period of 22 months, at GFH’s sole discretion, to the ParagonEx Sellers as partial consideration for the ParagonEx Ordinary Shares to be acquired by GFH in the ParagonEx Acquisition.

BNN will commence the Offer for up to approximately 20% of the outstanding shares of MICT Common Stock, from the public stockholders of MICT at a price of $1.65 per share, within fifteen (15) business days and upon the terms and conditions of the Acquisition Agreement. The Offer shall be subject to the satisfaction or waiver (to the extent permitted by this Agreement and under applicable Laws) of the conditions set forth in Annex II of the Acquisition Agreement. The initial expiration date of the Offer is a minimum of twenty (20) business days following the commencement of the Offer.

Subject to the approval by the holders of MICT Common Stock (the “MICT Stockholders”), MICT and Merger Sub shall consummate the Merger, pursuant to which, among other things, (A) Merger Sub will merge with and into MICT, following which MICT will continue as the surviving corporation; (B) the board of directors and executive officers of Merger Sub will each hold office in MICT as the Surviving Corporation; and (C) every issued and outstanding share of MICT Common Stock, subject to the limitations set forth in the Acquisition Agreement, will be converted automatically into 0.93 GFH Ordinary Share (the “Conversion Ratio”), unless otherwise required for Nasdaq listing purposes, following which all shares of MICT Common Stock will automatically be canceled and cease to exist. For information on the material terms and rights associated with the shares of MICT Common Stock, see the section entitled “Description of MICT Securities.”

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BNN and the other BI China Sellers (or BNN on behalf of such BI China Sellers) will sell, convey, assign and deliver to GFH all of the issued and outstanding BI China Securities. As full consideration for the securities of BI China, GFH will issue to the BI China Sellers (including BNN) an aggregate number of GFH Ordinary Shares pursuant to the terms and conditions of the Acquisition Agreement.

GFH will purchase the ParagonEx Securities of the ParagonEx Sellers, and as consideration, the ParagonEx Sellers will receive the following: (a) the Cash Payment from the GFH Private Placement and funds received from BI China pursuant to the GFH Private Placement shortfall, if applicable; (b) the ParagonEx Notes; (c) an aggregate number of GFH Ordinary Shares (the “ParagonEx Exchange Shares”) equal to the quotient of a fraction, the numerator of which is equal to $165 Million, less the ParagonEx Cash Payment, plus an amount equal to $25 Million, and the denominator of which is the GFH Share Price. In addition, GFH shall issue and deliver to each of Saar Pilosof and Haim Toledano (in addition to the ParagonEx Exchange Shares issued to them in their capacity as ParagonEx Sellers) an aggregate number of GFH Ordinary Shares constituting 0.5084% (and for both of them together 1.0168%) of the total issued and outstanding shares of GFH immediately following the Closing and following the issuance of such additional shares, on a fully diluted basis.

Subject to the terms and conditions of the Acquisition Agreement, and assuming that none of the shares of MICT’s common stock are purchased by BNN in connection with the Offer, MICT’s Stockholders will own approximately 5.27% of GFH after giving effect to the transactions contemplated by the Acquisition Agreement.

Interests of MICT’s Directors and Officers in the Business Combination

Subject to, and upon Closing of, the Business Combination, MICT will issue to its directors/officers the following awards (i) to each of MICT’s Board members, including its Chief Executive Officer, 300,000 options to purchase MICT Common Stock (1,200,000 options in the aggregate) with an exercise price equal to the GFH Purchase Price Per Share, which shall be granted as success bonuses under MICT’s existing Stock Incentive Plans or under the GFH Equity Plan (including the GFH Israeli Sub-Plan) and which shall be converted into MICT Replacement Options (as described in Section 2.6(b) of the Acquisition Agreement) and which, for the avoidance of doubt, and notwithstanding the termination of the employment or directorship of the optionholder, shall expire on the 15 month anniversary of the Closing Date); and (ii) up to an additional 300,000 restricted shares of MICT Common Stock, to be issued to officers and service providers of MICT and to Mr. Jeffrey P. Bialos, a director of MICT, who shall be entitled to 80,000 restricted shares as consideration for certain special efforts and services in actively participating in negotiations for the Business Combination and the transactions contemplated thereby. In addition, DL Capital Ltd. (“DL Capital”), an entity under the control of David Lucatz, is entitled to receive (i) an annual bonus of 3% of the amount by which the annual earnings before interest, tax, depreciation and amortization, or EBITDA, for such year exceeds the average annual EBITDA for 2011 and 2010, or $0, and (ii) a one-time bonus of 0.5% of the purchase price of any acquisition completed by MICT during the term of the agreement, or approximately $92,079, as a result of the Business Combination. Furthermore, following the Business Combination, the rights and obligations under the DPW Consulting Agreement will be assigned to Mr. Lucatz. Pursuant to the DPW Consulting Agreement (as defined herein), Coolisys Technologies Inc. will, for each of the next two years, pay Mr. Lucatz a consulting fee of $150,000 as well as issue Mr. Lucatz 150,000 restricted shares of DPW Class A common stock, which restricted shares are valued at $15,000 based on the closing stock price of DWP Class A common stock on February 1, 2019.

Under the Acquisition Agreement it is stipulated that two (2) individuals who serve as directors of MICT as of the date of the Acquisition Agreement (the “Continuing Directors”), shall be selected by ParagonEx (subject to the agreement of such individuals to serve, and provided further that the selection shall be made prior to the mailing or distribution of this proxy statement to the stockholders of MICT), and shall serve as members of GFH Board until the earlier of the completion of the Spin-Off or 180 days after the closing of the Business Combination Transaction.

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In addition, Mr. David Lucatz, CEO and Chairman of the MICT Board, has certain holdings through his affiliates which constitute approximately 13% of MICT’s outstanding common stock not including options and restricted stock set forth above, as well as right to be assigned, upon the closing of the Business Combination, certain rights in connection with the Consulting Agreement entered into by and between MICT, Enertec, Coolisys Technologies Inc., DPW Holdings, Inc. and Mr. Lucatz, pursuant to which MICT, via Mr. Lucatz, agreed to provide Enertec with certain consulting and transitional services over a three year period in exchange for an annual consulting fee of $150,000 plus certain issuances of restricted stock. In connection with the Business Combination, all rights and obligations under such agreement shall be assigned to Mr. Lucatz, along with all equity issued pursuant thereto.

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation that is based on or otherwise relates to the Business Combination that may become payable to the MICT named executive officers, in accordance with SEC rules and as determined as of the end of MICT’s 2018 fiscal year. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section MICT uses this term to describe this Business Combination-related compensation payable to MICT’s named executive officers, who are MICT’s current Chief Executive Officer and Chief Financial Officer and its former Chief Financial Officer. The tables below summarize potential golden parachute compensation, if any, that each named executive officer could be entitled to receive from MICT if the Business Combination is completed. Please note that the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described herein. Accordingly, the actual amounts, if any, to be received may differ in material respects from the amounts set forth below.

All Golden Parachute Compensation(5)
	Cash		Equity		COBRA Benefits	Total
David Lucatz	$392,079	(1)	$30,000	(2)	$—	$422,079
Tali Dinar(3)	$—		$—		$—	$—
Oren Harari(4)	$—		$—		$—	$—

(1)	This amount represents the total estimated cash bonus payable to DL Capital, an entity controlled by Mr. Lucatz, pursuant to that certain Management and Consulting Services Agreement dated November 26, 2012 by and between MICT and DL Capital (the “Consulting Agreement”). Under the Consulting Agreement, Mr. Lucatz, through DL Capital, is entitled to receive a one-time bonus of 0.5% of the purchase price of the acquisition of MICT as a result of the Business Combination, or $92,079. Such estimated amount is calculated as 0.5% of the MICT acquisition value, which in turn was estimated by (i) multiplying the GFH Purchase Price Per Share by 11,092,115, which represents the aggregate number of shares of GFH that current stockholders of MICT will receive upon the consummation of the Business Combination, (ii) adding $1.50 million, the enterprise value of Micronet, and (iii) subtracting 7% of such value to represent the shares that are being held back for issuance to Sunrise Securities, Trump Securities or their Affiliates. The amount also represents $300,000, which Mr. Lucatz is entitled to receive from DPW Holdings, Inc. (“DPW”), over the next two years, pursuant to a consulting agreement (the “DPW Consulting Agreement”), among Micronet, Enertec Management Ltd., Enertec Systems 2001 Ltd., Coolisys Technologies Inc., DPW and Mr. Lucatz, as a result of the rights and obligations under the DPW Consulting Agreement being assigned to Mr. Lucatz.
(2)	Mr. Lucatz will be granted options to purchase upto 300,000 shares of GFH Common Stock at an exercise price of $1.65 per share. However, these options have an exercise price above $0.84 (the average closing market price per share of MICT’s common stock over the first five business days following the public announcement of the merger), and therefore, based on the difference between $0.84 and the option exercise price, no vesting of in-the-money option awards will be accelerated as a result of the merger. Furthermore, under the DPW Consulting Agreement, which was assigned to Mr. Lucatz, Mr. Lucatz is entitled to receive 150,000 restricted shares of DPW Class A common stock from DPW for each of the next two years, the estimated value of which, based on the closing price of the DPW Class A common stock on February 1, 2019, is an aggregate of $30,000.
(3)	On August 13, 2018, Mrs. Tali Dinar, MICT’s Chief Financial Officer, and MICT, jointly agreed to terminate her employment. Mrs. Dinar continued to provide her services to MICT as required under Israeli law/her engagement agreement until January 13, 2019. Mrs. Dinar’s employment termination was not as a result of any disagreement or dispute with MICT but rather as a result of the current needs of MICT as a result from the sale of MICT’s subsidiary, Enertec Systems 2001, Ltd.
(4)	Oren Harari is MICT’s former Chief Financial Officer and is no longer an employee, director or consultant of MICT.
(5)	The named executive officers are not entitled to receive pension or non-qualified deferred compensation benefits or enhancements or any tax reimbursements in connection with the Business Combination.

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Subject to, and upon Closing of, the Acquisition Agreement and the related Business Combination, MICT is permitted to issue to its CEO up to 300,000 options to purchase ordinary shares of GFH with an exercise price of $1.65 per share (the “GFH Purchase Price Per Share”), which shall be granted as success bonuses under MICT’s existing Stock Incentive Plans or under the GFH Equity Plan (including the GFH Israeli Sub-Plan) and which shall be converted into MICT Replacement Options and which, for the avoidance of doubt, and notwithstanding the termination of the employment or directorship of the optionholder, shall expire on the 15-month anniversary of the Closing Date). In addition, DL Capital Ltd. (“DL Capital”), an entity under the control of David Lucatz, is entitled to receive (i) an annual bonus of 3% of the amount by which the annual earnings before interest, tax, depreciation and amortization, or EBITDA, for such year exceeds the average annual EBITDA for 2011 and 2010, or $0, and (ii) a one-time bonus of 0.5% of the purchase price of any acquisition completed by MICT during the term of the agreement, or approximately $92,079, as a result of the Business Combination. Furthermore, following the Business Combination, the rights and obligations under the DPW Consulting Agreement will be assigned to Mr. Lucatz. Pursuant to the DPW Consulting Agreement, Coolisys Technologies Inc. will, for each of the next two years, pay Mr. Lucatz a consulting fee of $150,000 as well as issue Mr. Lucatz 150,000 restricted shares of DPW Class A common stock, which restricted shares are valued at $15,000 based on the closing stock price of DWP Class A common stock on February 1, 2019.

Comparison of stockholders rights between Delaware and the British Virgin Islands

The corporate affairs of GFH will be governed by its memorandum and articles of association and the provisions of applicable British Virgin Islands law, including the Companies Act. The corporate affairs of MICT are governed by its certificate of incorporation, its bylaws and Delaware General Corporation Law. The Companies Act differs from the Delaware General Corporation Law and other laws applicable to United States corporations and their stockholders. Set forth below is a summary of some significant differences between the provisions of the Companies Act that are applicable to GFH and the laws applicable to MICT and its stockholders. A brief discussion of certain other provisions of the Companies Act and British Virgin Islands law also follows.

We cannot predict whether British Virgin Islands courts would reach the same conclusions based on a particular set of facts as the U.S. courts would be expected to reach. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling stockholders than would stockholders of a corporation incorporated in a United States jurisdiction, such as Delaware, which has developed a substantial body of case law.

The following table provides a comparison between the statutory provisions of the Companies Act and the provisions of our memorandum and articles of association and the Delaware General Corporation Law relating to stockholders’ rights.

British Virgin Islands	Delaware

Shareholder Meetings

• Held at a time and place as determined by the directors.	• May be held at such time or place as designated in the charter or the bylaws, or if not so designated, as determined by the board of directors.

• May be held within or outside the British Virgin Islands.	• May be held within or without Delaware.

• Notice:	• Notice:

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British Virgin Islands	Delaware

A copy of the notice of any meeting shall be given not fewer than ten (10) days before the date of the proposed meeting to those persons whose names appear in the register of members on the date the notice is given and are entitled to vote at the meeting.	Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

Stockholders’ Voting Rights

• Any person authorized to vote may be represented at a meeting by a proxy who may speak and vote on behalf of the shareholder.	• Any person authorized to vote may authorize another person or persons to act for him by proxy.

• Quorum is fixed by our memorandum and articles of association, to consist of the holder or holders present in person or by proxy entitled to exercise at least 50 percent of the voting rights of the shares of each class or series of shares entitled to vote as a class or series thereon.	• For stock corporations, the charter or bylaws may specify the number to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares shall constitute a quorum

Subject to any rights or restrictions attached to any shares, at any general meeting on a show of hands every shareholder who is present in person (or, in the case of a shareholder being a corporation, by its duly authorized representative) or by proxy shall have one vote and on a poll every shareholder present in person (or, in the case of a shareholder being a corporation, by its duly appointed representative) or by proxy shall have one vote for each share which such shareholder is the holder.	For non-stock companies, the charter or bylaws may specify the number of stockholders to constitute a quorum. In the absence of this, one-third of the stockholders shall constitute a quorum.

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British Virgin Islands	Delaware

A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or any other shareholder or shareholders collectively present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorised representative or proxy) and holding at least ten per cent. in par value (if all the issued shares have a par value), or otherwise by number of the shares giving a right to attend and vote at the meeting demand a poll.

Changes in the rights attaching to the GFH Ordinary Shares require the approval by way of resolution of only a majority of those outstanding GFH Ordinary Shares attending at the meeting and voting in respect of such resolution.

Except as provided in the charter documents, changes in the rights of stockholders as set forth in the charter documents require approval of a majority of its stockholders.

The rights attaching to the preferred shares may be changed by way of a resolution of a majority of the votes attending and voting at the relevant meeting or class meeting.

However, in the case of both the GFH Ordinary Shares and the preferred shares, the above is subject to any greater majority is required under our memorandum and articles of association or the Companies Act, provided that that for these purposes the creation, designation or issue of preferred shares with rights and privileges ranking in priority to an existing class of shares shall be deemed not to be a variation of the rights of such existing class.

Cumulative voting in the election of directors is not provided for.	The certificate of incorporation may provide for cumulative voting.

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British Virgin Islands	Delaware

All other matters to be decided upon by the shareholders require a majority vote of shareholders who being so entitled attend and vote at the general meeting, unless the Companies Act requires a higher majority. Our memorandum and articles of association also may be amended by resolution of directors, including to create the rights, preferences, designations and limitations attaching to any blank check preferred shares.

Directors

Board must consist of at least one director	Board must consist of at least one member.

Maximum and minimum number of directors can be changed by an amendment to the articles of association, with such amendment being passed by a resolution of shareholders or a resolution of directors	Number of board members shall be fixed by the bylaws, unless the charter fixes the number of directors, in which case a change in the number shall be made only by amendment of the charter.

Directors are appointed for three year staggered terms by the shareholders (as described under “Directors” below). However, the directors may by resolution appoint a replacement director to fill a casual vacancy arising on the resignation, disqualification or death of a director. The replacement director will then hold office until the next annual general meeting at which the director he replaces would have been subject to retirement by rotation.

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British Virgin Islands	Delaware

Directors do not have to be independent.	Directors do not have to be independent.

Fiduciary Duties

Directors and officers owe fiduciary duties at both common law and under statute which include, without limitation, the following:	Directors and officers must act in good faith, with the care of a prudent person, and in the best interest of the corporation.

Duty to act honestly and in good faith in what the directors believe to be in the best interests of the company;	Directors and officers must refrain from self-dealing, usurping corporate opportunities and receiving improper personal benefits.

Duty to exercise powers for a proper purpose and directors shall not act, or agree to act, in a matter that contravenes the Companies Act or the memorandum and articles of association;	Decisions made by directors and officers on an informed basis, in good faith and in the honest belief that the action was taken in the best interest of the corporation will generally be protected by the “business judgment rule.”

Duty to exercise the care, diligence and skill that a reasonable director would exercise in the circumstances taking into account, without limitation:

(a) the nature of the company;

(b) the nature of the decision; and

(c) the position of the director and the nature of the responsibilities undertaken by him.

So long as a director has disclosed any interests in a transaction entered into or to be entered into by the company to the board he/she may:	Directors may vote on a matter in which they have an interest so long as the director has disclosed any interests in the transaction.

(a)   vote on a matter relating to the transaction;

(b)   attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

(c)   sign a document on behalf of the company, or do any other thing in his capacity as a director, that relates to the transaction.

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As noted above, the Companies Act differs from laws applicable to Delaware corporations and their stockholders. Set forth below is a summary of some of the significant provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in Delaware and their stockholders.

Mergers and Similar Arrangements

The Companies Act provides for mergers as that expression is understood under Delaware corporate law. Under the Companies Act, two or more companies may either merge into one of such existing companies (the “surviving company”) or consolidate with both existing companies ceasing to exist and forming a new company (the “consolidated company”). The procedure for a merger or consolidation between the company and another company (which need not be a BVI company, and which may be the company’s parent or subsidiary, but need not be) is set out in the Companies Act. The directors of the BVI company or BVI companies which are to merge or consolidate must approve a written plan of merger or consolidation which, with the exception of a merger between a parent company and its subsidiary, must also be approved by a resolution of the shareholders passed in accordance with the memorandum and articles of the relevant BVI company. In respect of any such resolution of shareholders, (a) the outstanding shares of every class of shares that are entitled to vote on the merger or consolidation as a class, if the memorandum or articles so provide, or, if the plan of merger or consolidation contains any provisions that, if contained in a proposed amendment to the memorandum or articles, would entitle the class to vote on the proposed amendment as a class; (b) if the resolution of shareholders is to be passed by way of a meeting of the shareholders, notice of the meeting, accompanied by a copy of the plan of merger or consolidation, shall be given to each shareholder, whether or not entitled to vote on the merger or consolidation; and (c) if the resolution of shareholders is to be passed by way of written consent, a copy of the plan of merger or consolidation shall be given to each member, whether or not entitled to consent to the plan of merger or consolidation. A foreign company which is able under the laws of its foreign jurisdiction to participate in the merger or consolidation is required by the Companies Act to comply with the laws of that foreign jurisdiction in relation to the merger or consolidation. Each company participating in the merger or consolidation must then execute articles of merger or consolidation, containing certain prescribed details. The plan and articles of merger or consolidation are then filed with the Registrar of Corporate Affairs in the British Virgin Islands. The Registrar then registers the articles of merger or consolidation and any amendment to the memorandum and articles of the surviving company in a merger or the memorandum and articles of association of the new consolidated company in a consolidation and issue a certificate of merger or consolidation (which is conclusive evidence of compliance with all requirements of the Companies Act in respect of the merger or consolidation). In the case of a merger or consolidation where the surviving company or constituent company is to be incorporated in the British Virgin Islands, the merger or consolidation is effective on the date that the articles of merger are registered with the Registrar or on such subsequent date, not exceeding thirty days, as is stated in the articles of merger or consolidation.

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As soon as a merger or consolidation becomes effective: (a) the surviving company or consolidated company (so far as is consistent with its memorandum and articles of association, as amended or established by the articles of merger or consolidation) has all rights, privileges, immunities, powers, objects and purposes of each of the constituent companies; (b) in the case of a merger, the memorandum and articles of association of the surviving company are automatically amended to the extent, if any, that changes to its amended memorandum and articles of association are contained in the articles of merger, (c) in the case of a consolidation, the memorandum and articles of association filed with the articles of consolidation are the memorandum and articles of the consolidated company; (d) assets of every description, including choses-in-action and the business of each of the constituent companies, immediately vest in the surviving company or consolidated company; (e) the surviving company or consolidated company is liable for all claims, debts, liabilities and obligations of each of the constituent companies. Where a merger or consolidation occurs, (a) no conviction, judgment, ruling, order, claim, debt, liability or obligation due or to become due, and no cause existing, against a constituent company or against any member, director, officer or agent thereof, is released or impaired by the merger or consolidation; and (b) no proceedings, whether civil or criminal, pending at the time of a merger by or against a constituent company, or against any member, director, officer or agent thereof, are abated or discontinued by the merger or consolidation; but: (i) the proceedings may be enforced, prosecuted, settled or compromised by or against the surviving company or consolidated company or against the member, director, officer or agent thereof; as the case may be; or (ii) the surviving company or consolidated company may be substituted in the proceedings for a constituent company. Where the surviving company or the consolidated company is to be incorporated under the laws of a jurisdiction outside of the British Virgin Islands, it shall file: (a) an agreement that a service of process may be effected on it in the British Virgin Islands in respect of proceedings for the enforcement of any claim, debt, liability or obligation of a constituent company that is registered under the Companies Act or in respect of proceedings for the enforcement of the rights of a dissenting member of a constituent company that is a company registered under the Companies Act against the surviving company or the consolidated company, (b) an irrevocable appointment of its registered agent as its agent to accept service of process in proceedings referred to in (a), (c) an agreement that it will promptly pay to the dissenting members of a constituent company that is a company registered under the Companies Act the amount, if any, to which they are entitled under the Companies Act with respect to the rights of dissenting members; and (d) a certificate of merger or consolidation issued by the appropriate authority of the foreign jurisdiction where it is incorporated; or, if no certificate of merger or consolidation is issued by the appropriate authority of the foreign jurisdiction, then, such evidence of the merger or consolidation as the Registrar of the British Virgin Islands considers acceptable.

In the case of a merger or consolidation where the surviving company or the consolidated company is to be incorporated under the laws of a jurisdiction outside of the British Virgin Islands, the merger or consolidation is effective as provided by the laws of such jurisdiction. The Registrar shall strike off the register of companies each constituent company that is not the surviving company in the case of a merger and all constituent companies which participate in a consolidation.

If the directors determine it to be in the best interests of the company, it is also possible for a merger to be approved as a court approved plan of arrangement or scheme of arrangement in accordance with the Companies Act.

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Directors

Our directors are appointed by our shareholders and are subject to rotational retirement every three years. The initial terms of office of the Class I, Class II and Class III directors have been staggered over a period of three years to ensure that all directors of the company do not face reelection in the same year. However, the directors may by resolution appoint a replacement director to fill a casual vacancy arising on the resignation, disqualification or death of a director. The replacement director will then hold office until the next annual general meeting at which the director he replaces would have been subject to retirement by rotation. There is nothing under the laws of the British Virgin Islands that specifically prohibits or restricts the creation of cumulative voting rights for the election of our directors. Our memorandum and articles of association do not provide for cumulative voting for such elections.

There are no share ownership qualifications for directors.

Meetings of our board of directors may be convened at any time by any of our directors.

A meeting of our board of directors will be quorate if at least a majority of the directors are present or represented by an alternate director. At any meeting of our directors, each director, whether by his or her presence or by his or her alternate, is entitled to one vote. Questions arising at a meeting of our board of directors are required to be decided by simple majority votes of the directors present or represented at the meeting. Our board of directors also may pass resolutions without a meeting by unanimous written consent.

Alternate Directors

Our memorandum and articles of association provide that each of our directors may appoint an alternate (who need not be another director of the company). The alternate of any director shall be entitled to attend board meetings in the absence of the director who appointed him or her and to vote or give written consent in place of that director until the alternate’s appointment lapses or is terminated (an alternate’s appointment, if it has not already done so, will automatically terminate on his appointor ceasing to be a director).

Agents

Our board of directors has the power to appoint any person (whether or not a director or other officer of ours) to be an agent of the company. Our memorandum and articles of association provide that an agent of the company shall be able to exercise such powers and authorities of the directors (which may include the power to affix the company’s seal) as the directors may allow when appointing the agent, except that, as stated in our memorandum and articles of association and the Companies Act, no agent shall have be given any power or authority to amend the memorandum or the articles to change the registered office or agent; to fix emoluments of directors; to designate committees of directors; to delegate powers to a committee of directors; to appoint or remove directors; to appoint or remove an agent; to approve a plan of merger, consolidation or arrangement; to make a declaration of solvency or to approve a liquidation plan; to make a determination in connection with a distribution that the company will, immediately after a proposed distribution, satisfy the relevant solvency test; or to authorize the company to continue as a company incorporated under the laws of a jurisdiction outside of the British Virgin Islands. When appointing an agent of ours, our directors may authorize the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent. Our directors may remove an agent and may revoke or vary a power conferred on him.

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Indemnification of Directors

Our memorandum and articles of association provide that, subject to certain limitations, we shall indemnify our directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity only applies if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful. The decision of the directors as to whether the person acted honestly and in good faith and with a view to our best interests and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the memorandum and articles of association, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to our best interests or that the person had reasonable cause to believe that his or her conduct was unlawful.

Directors and Conflicts of Interest

Directors must not place themselves in a position in which there is a conflict between their duty to the company and their personal interests. This means that, strictly speaking, a director should not participate in a decision in circumstances where he has a potential conflict. That is, he should declare his interest and abstain. The Companies Act provides that a director “shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the company, disclose the interest to the board of the company”. The failure of a director to so disclose an interest does not affect the validity of a transaction entered into by the director or the company, provided that the director’s interest was disclosed to the board prior to the company’s entry into the transaction or was not required to be disclosed (for example where the transaction is between the company and the director himself or is otherwise in the ordinary course of business and on usual terms and conditions). Our memorandum and articles of association allow a director interested in a particular transaction to vote on it, attend meetings at which it is considered, and sign documents on behalf of the company which relate to the transaction.

Under the laws of the British Virgin Islands, a transaction entered into by the company in respect of which a director is interested will not be voidable by the company where the members have approved or ratified the transaction in knowledge of the material facts of the interest of the director in the transaction, or if the company received fair value for the transaction.

Broadly speaking, the duties that a director owes to a company may be divided into two categories. The first category encompasses fiduciary duties, that is, the duties of loyalty, honesty and good faith. The second category encompasses duties of skill and care. Each is considered in turn below:

A director’s fiduciary duties can be summarized as follows:

(a)	Bona Fides: The directors must act bona fide in what they consider is in the best interests of the company.

(b)	Proper Purpose: The directors must exercise the powers that are vested in them for the purpose for which they were conferred and not for a collateral purpose.

(c)	Unfettered Discretion: Since the powers of the directors are to be exercised by them in trust for the company, they should not improperly fetter the exercise of future discretion.

(d)	Conflict of Duty and Interest: as per the above.

In addition to their fiduciary duties a director has the duties of care, diligence and skill which are owed to the company itself and not, for example, to individual members (subject to the limited exceptions as to enforcement on behalf of the company).

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Shareholders’ Suits

In certain circumstances, a shareholder has the right to seek various remedies against a company in the event the directors are in breach of their duties under the Companies Act. Pursuant to Section 184B of the Companies Act, if a company or director of a company engages in, or proposes to engage in or has engaged in, conduct that contravenes the provisions of the Companies Act or the memorandum or articles of association of the company, a British Virgin Islands court may, on application of a shareholder or director of the company, make an order directing the company or director to comply with, or restraining the company or director from engaging in conduct that contravenes the Companies Act or the memorandum or articles. Furthermore, pursuant to section 184I(1) of the Companies Act a shareholder of a company who considers that the affairs of the company have been, are being or likely to be, conducted in a manner that is, or any acts of the company have been, or are likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to a British Virgin Islands court for an order under Section 184I(1) of the Companies Act. If the court considers it just and equitable to do so, it can make an order which, inter alia, can require the company or any other person to pay compensation to the shareholders.

The Companies Act provides for a series of remedies available to shareholders. Where a company incorporated under the Companies Act conducts some activity that breaches the Act or the company’s memorandum and articles of association, the court can issue a restraining or compliance order. Under the Companies Act, a shareholder of a company may bring an action against a company for breach of a duty owed by the company to him as a shareholder. A shareholder also may, with the permission of a British Virgin Islands court, bring an action or intervene in a matter in the name of the company, in certain circumstances. Such actions are known as derivative actions. As noted above, a British Virgin Islands court may only grant permission to bring a derivative action where the following circumstances apply:

•	the company does not intend to bring, diligently continue or defend or discontinue proceedings; and

•	it is in the interests of the company that the conduct of the proceedings not be left to the directors or to the determination of the shareholders as a whole.

•	When considering whether to grant leave, a British Virgin Islands court is also required to have regard to the following matters:

•	whether the shareholder is acting in good faith;

•	whether a derivative action is in the company’s best interests, taking into account the directors’ views on commercial matters;

•	whether the action is likely to proceed;

•	the costs of the proceedings; and

•	whether an alternative remedy is available.

Member’s Rights Generally

Any member of a company may apply to court for the appointment of a liquidator for the company and the court may appoint a liquidator for the company if it is of the opinion that it is just and equitable to do so.

The Act provides that any member of a company is entitled to payment of the fair value of his shares upon dissenting from any of the following: (a) a merger (except in certain limited circumstances); (b) a consolidation; (c) any sale, transfer, lease, exchange or other disposition of more than 50 per cent in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including (i) a disposition pursuant to an order of the court having jurisdiction in the matter, (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interest within one year after the date of disposition, or (iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (d) a redemption of 10 per cent, or fewer of the issued shares of the company required by the holders of 90 per cent, or more of the shares of the company pursuant to the terms of the Act; and (e) an arrangement, if permitted by the court.

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Generally any other claims against a company by its members must be based on the general laws of contract or tort applicable in the British Virgin Islands or their individual rights as members as established by the company’s memorandum and articles of association.

Compulsory Acquisition

Under the Companies Act, subject to any limitations in a company’s memorandum or articles, shareholders holding 90% of the votes of the outstanding shares entitled to vote, and shareholders holding 90% of the votes of the outstanding shares of each class of shares entitled to vote, may give a written instruction to the company directing the company to redeem the shares held by the remaining shareholders. Upon receipt of such written instruction, the company shall redeem the shares specified in the written instruction, irrespective of whether or not the shares are by their terms redeemable. The company shall give written notice to each shareholder whose shares are to be redeemed stating the redemption price and the manner in which the redemption is to be effected. A shareholder whose shares are to be so redeemed is entitled to dissent from such redemption, and to be paid the fair value of his shares, as described under “Member’s Rights Generally” above.

Share Repurchases and Redemptions

As permitted by the Companies Act and our memorandum and articles of association, shares may be repurchased, redeemed or otherwise acquired by us. Typically, our directors will need to determine that immediately following the redemption or repurchase we will be able to satisfy our debts as they fall due and the value of our assets exceeds our liabilities. Our directors may only exercise this power on our behalf, subject to the Companies Act, our memorandum and articles of association and to any applicable requirements imposed from time to time by the SEC, the Nasdaq Capital Market or any other stock exchange on which our securities are listed.

Dividends

Subject to the Companies Act and our memorandum and articles of association, our directors may declare dividends at a time and amount they think fit if they are satisfied, on reasonable grounds, that, immediately after distribution of the dividend, the value of our assets will exceed our liabilities and we will be able to pay our debts as they fall due. No dividend shall carry interest against us.

Rights of Non-resident or Foreign Shareholders and Disclosure of Substantial Shareholdings

There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Transfer of Shares

Where shares are listed on a recognized exchange, such shares may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the laws, rules, procedures and other requirements applicable to shares listed on the recognized exchange and subject to the company’s memorandum and articles of association.

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Inspection of Books and Records

Under the Companies Act, shareholders of the general public, on payment of a nominal fee, can obtain copies of the public records of a company available at the office of the Registrar which will include the company’s certificate of incorporation, its memorandum and articles of association (with any amendments) and records of license fees paid to date and will also disclose any articles of dissolution, articles of merger and a register of charges if the company has elected to file such a register.

A shareholder of a company is entitled, on giving written notice to the company, to inspect:

(a)	the memorandum and articles;

(b)	the register of members;

(c)	the register of directors; and

(d)	the minutes of meetings and resolutions of shareholders and of those classes of shareholders of which he is a shareholder; and to make copies of or take extracts from the documents and records referred to in (a) to (d) above.

Subject to the memorandum and articles of association, the directors may, if they are satisfied that it would be contrary to the company’s interests to allow a shareholder to inspect any document, or part of a document, specified in (b), (c) or (d) above, refuse to permit the shareholder to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records.

Where a company fails or refuses to permit a shareholder to inspect a document or permits a shareholder to inspect a document subject to limitations, that shareholder may apply to a British Virgin Islands court for an order that he should be permitted to inspect the document or to inspect the document without limitation.

Dissolution; Winding Up

The liquidation of a BVI company may be a voluntary solvent liquidation or a liquidation under the Insolvency Act, 2003 of the British Virgin Islands (the “Insolvency Act”).

The Companies Act governs a solvent liquidation. A company may only be liquidated under the Companies Act as a solvent liquidation if it has no liabilities or it is able to pay its debts as they fall due and the value of its assets exceeds its liabilities. Pursuant to the amended and restated memorandum and articles of association of GFH and the Companies Act, a liquidator may be appointed by a resolution of directors or resolution of members but if the directors have commenced liquidation by a resolution of directors the members must approve the liquidation plan by a resolution of members save in limited circumstances. The liquidator is appointed for the purpose of collecting in and realizing the assets of a company and distributing proceeds to creditors

The Insolvency Act governs an insolvent liquidation. Pursuant to the Insolvency Act, a company is insolvent if: (a) it fails to comply with the requirements of a statutory demand that has not be set aside pursuant to the Insolvency Act; or (b) execution or other process issued on a judgment, decree or order of Court in favor of a creditor of the company is returned wholly or partly unsatisfied; or (c) either the value of the company’s liabilities exceeds its assets; or (d) the company is unable to pay its debts as they fall due. The liquidator must be either the Official Receiver in BVI or a BVI licensed insolvency practitioner. An individual resident outside the BVI may be appointed to act as liquidator jointly with a BVI licensed insolvency practitioner or the Official Receiver. The members of the company may appoint an insolvency practitioner as liquidator of the company or the Court may appoint an Official Receiver or an eligible insolvency practitioner. The application to the Court can be made by one or more of the following: (a) the company (b) a creditor (c) a member (d), the supervisor of a creditors’ arrangement in respect of the company, the Financial Services Commission and the Attorney General in the BVI.

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The Court may appoint a liquidator if:

(a)	the company is insolvent;

(b)	the Court is of the opinion that it is just and equitable that a liquidator should be appointed; or

(c)	the Court is of the opinion that it is in the public interest for a liquidator to be appointed.

An application under (a) above by a member may only be made with leave of the Court, which shall not be granted unless the Court is satisfied that there is prima facie case that the company is insolvent. An application under (c) above may only be made by the Financial Services Commission or the Attorney General and they may only make an application under (c) above if the company concerned is, or at any time has been, a regulated person (i.e. a person that holds a prescribed financial services license) or the company is carrying on, or at any time has carried on, unlicensed financial services business.

Voidable Transactions

In the event of the insolvency of a company, there are four types of voidable transaction provided for in the Insolvency Act:

(a)	Unfair Preferences: Under section 245 of the Insolvency Act a transaction entered into by a company, if it is entered into within the hardening period at a time when the company is insolvent, or it causes the company to become insolvent (an “insolvency transaction”), and which has the effect of putting the creditor into a position which, in the event of the company going into insolvent liquidation, will be better than the position it would have been in if the transaction had not been entered into, will be deemed an unfair preference. A transaction is not an unfair preference if the transaction took place in the ordinary course of business. It should be noted that this provision applies regardless of whether the payment or transfer is made for value or at an undervalue.

(b)	Undervalue Transactions: Under section 246 of the Insolvency Act the making of a gift or the entering into of a transaction on terms that the company is to receive no consideration, or where the value of the consideration for the transaction, in money or money’s worth, is significantly less than the value, in money or money’s worth, of the consideration provided by the company will (if it is an insolvency transaction entered into within the hardening period) be deemed an undervalue transaction. A company does not enter into a transaction at an undervalue if it is entered into in good faith and for the purposes of its business and, at the time the transaction was entered into, there were reasonable grounds for believing the transaction would benefit the company.

(c)	Voidable Floating Charges: Under section 247 of the Insolvency Act a floating charge created by a company is voidable if it is an insolvency transaction created within the hardening period. A floating charge is not voidable to the extent that it secures: (i) money advanced or paid to the company, or at its direction, at the same time as, or after, the creation of the charge; (ii) the amount of any liability of the company discharged or reduced at the same time as, or after, the creation of the charge; (iii) the value of assets sold or supplied, or services supplied, to the company at the same time as, or after, the creation of the charge; and (iv) the interest, if any, payable on the amount referred to in (i) to (iii) pursuant to any agreement under which the money was advanced or paid, the liability was discharged or reduced, the assets were sold or supplied or the services were supplied.

(d)	Extortionate Credit Transactions: Under section 248 of the Insolvency Act an insolvency transaction entered into by a company for, or involving the provision of, credit to the company, may be regarded as an extortionate credit transaction if, having regard to the risk accepted by the person providing the credit, the terms of the transaction are or were such to require grossly exorbitant payments to be made in respect of the provision of the credit, or the transaction otherwise grossly contravenes ordinary principles of fair trading and such transaction takes place within the hardening period.

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The “hardening period” (known in the Insolvency Act as the “vulnerability period”) in respect of each voidable transaction provision set out above is as follows:

(a)	for the purposes of sections 245, 246 and 247 of the Insolvency Act the period differs depending on whether the person(s) that the transaction is entered into with, or the preference is given to, are “connected persons” of the company within the meaning of the Insolvency Act:

(i)	in the case of “connected persons” the “hardening period” is the period beginning two years prior to the “onset of insolvency” and ending on the appointment of a liquidator of the company; and

(ii)	in the case of any other person, the “hardening period” is the period beginning six months prior to the “onset of insolvency” and ending on the appointment of a liquidator of the company; and

(b)	for the purposes of section 248 of the Insolvency Act the “hardening period” is the period beginning five years prior to the “onset of insolvency” and ending on the appointment of a liquidator of the company regardless of whether the person(s) that the transaction is entered into with is a connected person.

The onset of insolvency for these purposes is the date on which an application for the appointment of a liquidator was filed (if the liquidator was appointed by the Court) or the date of the appointment of the liquidator (where the liquidator was appointed by the members).

A conveyance made by a person with intent to defraud creditors is voidable at the instance of the person thereby prejudiced. There is no requirement that the relevant transaction was entered into at a time when one party was insolvent or became insolvent as a result of the transaction, and there is no requirement that the transferring party subsequently went into liquidation. However, no conveyance entered into for valuable consideration and in good faith to a person who did not have notice of the intention to defraud may be impugned.

Anti-Money Laundering Laws

In order to comply with legislation or regulations aimed at the prevention of money laundering we are required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we also may delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

If any person resident in the British Virgin Islands knows or suspects that another person is engaged in money laundering or terrorist financing and the information for that knowledge or suspicion came to their attention in the course of their business the person will be required to report his belief or suspicion to the Financial Investigation Agency of the British Virgin Islands, pursuant to the Proceeds of Criminal Conduct Act 1997 (as amended). Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Brief statement of accounting treatment of the Business Combination

The financial statements of GFH have been prepared in accordance with International Financial Reporting Standards (“IFRS”).  The preparation of financial statements in accordance with IFRS requires management to make judgments, estimates and assumptions that affect the application of policies. The areas that require a high level of judgment or areas of judgment and estimation that are significant to GFH are disclosed in the notes accompanying its annual financial statements.

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Under IFRS, the Transactions contemplated by the Acquisition Agreement will be accounted for as a business combination using the acquisition method in accordance with IFRS 3, Business Combinations, which requires that one of the companies in the Transactions be designated as the acquirer for accounting purposes, based on the evidence available. While GFH is the legal acquirer, ParagonEx is the accounting acquirer. ParagonEx has been deemed the accounting acquirer because its shareholders will have the majority shareholding between them after the transactions, and ParagonEx was the largest trading entity between the three parties. In GFH’s consolidated financial statements, the assets and liabilities of BI China will initially be recorded at fair value and the excess of the consideration paid to the BI China shareholders over the net fair value of its assets and liabilities will be recorded as goodwill. The historical results of operations of ParagonEx will be presented as the results of operations of GFH following the closing date of the Transactions.

Material United States Federal Income Tax Considerations

The following section is a summary of the material United States federal income tax considerations to U.S. holders (as defined below) of MICT Common Stock that (i) participate in the Business Combination, including acquiring, owning and disposing of the GFH Ordinary Shares, and (ii) receive shares of Micronet in the Spinoff. This discussion addresses only those MICT Stockholders that hold their shares as capital assets within the meaning of Section 1221 of the Code and does not address all the United States federal income tax consequences that may be relevant to particular holders in light of their individual circumstances (such as a stockholder owning directly or indirectly 5% or more of MICT’s common stock or of the GFH Ordinary Shares) or to holders that are subject to special rules, such as:

●	insurance companies;

●	real estate investment trusts or regulated investment companies;

●	persons who hold or receive MICT Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation;

●	individual retirement and other tax-deferred accounts;

●	persons whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to MICT’s common stock being taken into account in an applicable financial statement;

●	financial institutions;

●	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

●	tax-exempt organizations;

●	dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting;

●	persons holding MICT Common Stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment; and

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●	Non-U.S. holders (as defined below).

For purposes of this discussion, a “U.S. holder” is a beneficial owner of MICT Common Stock or GFH Ordinary Shares that is:

●	a citizen or resident of the United States;

●	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

The term “Non-U.S. holder” means a beneficial owner of MICT Common Stock or GFH Ordinary Shares other than a U.S. holder or an entity (or arrangement) treated as a partnership for U.S. federal income tax purposes.

If an entity (or arrangement) treated as a partnership for U.S. federal income tax purposes holds MICT Common Stock or GFH Ordinary Shares, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding MICT Common Stock or GFH Ordinary Shares and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

This discussion is based upon the Code, applicable U.S. treasury regulations thereunder, published rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change or differing interpretation, possibly with retroactive effect. In December 2017, the U.S. government enacted broad tax legislation that included significant changes to the taxation of business entities. Some aspects of this new law are not clear, and, as a result, we cannot assure you that such change in law does not impact the tax considerations that we describe in this summary. Tax considerations under state, local and non-U.S. laws, or federal laws other than those pertaining to the income tax, are not addressed.

Neither MICT nor GFH intends to request any ruling from the Internal Revenue Service (the “IRS”) or opinion of counsel as to the U.S. federal income tax consequences of the Business Combination and there can be no assurance that the IRS will agree with the discussion set out below.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BUSINESS COMBINATION AND THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF MICT COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE TRANSACTIONS AND THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDING GFH ORDINARY SHARES TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF GFH ORDINARY SHARES.

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U.S. Federal Income Tax Considerations of Participating in the Business Combination

This section is addressed to U.S. holders of MICT Common Stock that participate in the Business Combination. It is intended that the Merger, together with the BI China Acquisition and the ParagonEx Acquisition, will collectively qualify as an exchange described in Section 351 of the Code. However, there can be no assurance that the IRS will not successfully challenge this position, and if so then the exchange of MICT Common Stock for GFH Ordinary Shares will be a taxable exchange, and the tax consequences described herein will be materially different from those described below. The remainder of this discussion assumes that the transactions described above qualify as an exchange described in Section 351 of the Code.

A U.S. holder who owns shares of MICT Common Stock and who exchanges such common stock for the GFH Ordinary Shares will generally not recognize gain or loss. The aggregate tax basis for U.S. federal income tax purposes of the shares of GFH received by such a U.S. holder in the Merger will be the same as the aggregate adjusted tax basis of the MICT Common Stock surrendered in exchange therefor. In calculating such adjusted tax basis of the MICT Common Stock, a U.S. holder must first reduce such holder’s tax basis in his or her MICT Common Stock to the extent the Spinoff reduces such holder’s tax basis as described below under “— U.S. Federal Income Tax Considerations of the Spinoff.” The holding period of the shares of GFH received in the Merger by such U.S. holder will include the period during which the shares of MICT Common Stock exchanged therefor were held by such U.S. holder.

U.S. Federal Income Tax Considerations of the Spinoff

This section is addressed to U.S. holders of MICT Common Stock that receive Micronet shares as a result of the Spinoff. The fair market value of the Micronet shares that you receive in the Spinoff (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of MICT’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). However, MICT will not be able to determine whether it has any current or accumulated earnings and profits until after the close of MICT’s current taxable year and thus it is unclear how much (if any) of the Spinoff will be treated as dividend income to you. With respect to corporate U.S. holders, the dividends may be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. holders, including individual U.S. holders, dividends may be taxed at the lower capital gains rate applicable to qualified dividend income, provided that certain holding period requirements and other requirements are met. You are urged to consult your tax advisors regarding the availability of the lower rate for any dividend income attributable to the Spinoff.

To the extent that the amount of the distribution exceeds MICT’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your MICT Common Stock, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain.

U.S. Federal Income Tax Considerations of Owning GFH Ordinary Shares

This section is addressed to U.S. holders of MICT Common Stock that receive GFH Ordinary Shares in the Merger.

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Taxation of Dividends and Other Distributions on GFH Ordinary Shares

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by GFH to you with respect to the GFH Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of GFH’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. holders, the dividends will generally not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. holders, including individual U.S. holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the GFH Ordinary Shares are readily tradable on an established securities market in the United States, or GFH is eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) GFH is not a passive foreign investment company (as discussed below) for either the taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to the GFH Ordinary Shares.

To the extent that the amount of the distribution exceeds GFH’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your GFH Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate GFH’s earnings and profits under U.S. federal income tax principles. Therefore, a U.S. holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a GFH Ordinary Share equal to the difference between the amount realized (in U.S. dollars) for the GFH Ordinary Share and your tax basis (in U.S. dollars) in the GFH Ordinary Share. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. holder, including an individual U.S. holder, who has held the GFH Ordinary Shares for more than one year, you may be eligible for reduced tax rates on any such capital gains. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company

A non-U.S. corporation is considered a passive foreign investment company, or “PFIC” for any taxable year if either:

•       at least 75% of its gross income for such taxable year is passive income; or

•       at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. In determining the value and composition of its assets for purposes of the PFIC asset test, (1) the cash GFH owns at any time will generally be considered to be held for the production of passive income and (2) the value of GFH’s assets must be determined based on the market value of the GFH Ordinary Shares from time to time, which could cause the value of its non-passive assets to be less than 50% of the value of all of its assets (including cash) on any particular quarterly testing date for purposes of the asset test.

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A determination as to whether GFH is a PFIC will be made with respect to any particular tax year following the end of such particular tax year. If GFH is a PFIC for any year during which you hold GFH Ordinary Shares, it will continue to be treated as a PFIC for all succeeding years during which you hold GFH Ordinary Shares. However, if GFH ceases to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the GFH Ordinary Shares.

Depending on the amount of cash GFH raises in connection with the transactions described in this proxy statement/prospectus, including without limitation the GFH Private Placement, together with any other assets held for the production of passive income, it is possible that, for its current taxable year or for any subsequent year, more than 50% of GFH’s assets may be assets which produce passive income. For purposes of the PFIC analysis, in general, a non-U.S. corporation is deemed to own its pro rata share of the gross income and assets of any entity in which it is considered to own at least 25% of the equity by value. Therefore, the income and assets of BI China and ParagonEx should be included in the determination of whether or not GFH is a PFIC in any taxable year.

If GFH is a PFIC for any taxable year(s) during which you hold the GFH Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the GFH Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the GFH Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

•       the excess distribution or gain will be allocated ratably over your holding period for the GFH Ordinary Shares;

•       the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which GFH was a PFIC, will be treated as ordinary income, and

•       the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the GFH Ordinary Shares cannot be treated as capital, even if you hold the GFH Ordinary Shares as capital assets.

A U.S. holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) GFH Ordinary Shares and for which GFH is determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the GFH Ordinary Shares as of the close of such taxable year over your adjusted basis in such GFH Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the GFH Ordinary Shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the GFH Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the GFH Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the GFH Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such GFH Ordinary Shares. Your basis in the GFH Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by GFH, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on GFH Ordinary Shares” generally would not apply.

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The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If the GFH Ordinary Shares are regularly traded on Nasdaq and if you are a holder of GFH Ordinary Shares, the mark-to-market election may be available to you were GFH to be or become a PFIC.

Alternatively, a U.S. holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. GFH does not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold GFH Ordinary Shares in any taxable year in which GFH is a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such GFH Ordinary Shares, including regarding distributions received on the GFH Ordinary Shares and any gain realized on the disposition of the GFH Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if GFH were a PFIC at any time during the period you hold its GFH Ordinary Shares, then such GFH Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if GFH ceases to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such GFH Ordinary Shares at their fair market value on the last day of the last year in which GFH is treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the GFH Ordinary Shares on the last day of the last year in which GFH is treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your GFH Ordinary Shares for tax purposes.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in the GFH Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Certain U.S. holders are required to report information to the IRS relating to an interest in “specified foreign financial assets,” including shares issued by a non-U.S. corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds US$50,000 (or a higher dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a United States financial institution). These rules also impose penalties if a U.S. holder is required to submit such information to the IRS and fails to do so.

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Dividend payments with respect to GFH Ordinary Shares and proceeds from the sale, exchange or redemption of GFH Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding at a current rate of 24%. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and timely furnishing any required information. Transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

This discussion is intended to provide only a summary of the material United States federal income tax considerations with respect to the Business Combination to holders of MICT Common Stock. It does not address tax considerations that may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any non-U.S., state or local tax considerations with respect to the Business Combination. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or non-U.S. income or other tax considerations to you with respect to the Business Combination.

Vote Required for Approval

The affirmative vote of the holders of a majority of the voting power of the shares of MICT Common Stock entitled to vote on the Business Combination Proposal is requiredto approve the Business Combination Proposal. Abstentions and broker-non votes will have the effect of a vote against this proposal.

Recommendation of the Board

MICT’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

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PROPOSAL 2: THE GOLDEN PARACHUTE PROPOSAL

Overview

Section 14A of the Exchange Act and Rule 14a-21(c) under the Exchange Act requires that MICT seek a non-binding advisory vote from the holders of its common stock to approve the compensation that will be paid or may become payable to David Lucatz, the Chief Executive Officer of MICT in connection with the Business Combination. For further information, see the section titled “Proposal 1: The Business Combination Proposal — Golden Parachute Compensation” of this proxy statement/prospectus. As required by these provisions, MICT is asking its stockholders to vote on the adoption of the following resolution.

“RESOLVED, that the compensation that will be paid or may become payable to David Lucatz, the Chief Executive Officer of MICT in connection with or subsequent to the Business Combination, as disclosed in the section titled “Proposal 1: The Business Combination Proposal — Golden Parachute Compensation” of this proxy statement/prospectus and the agreements or understandings pursuant to which such compensation will be paid or may become payable, are hereby APPROVED.”

As this vote is advisory, it will not be binding upon the MICT Board and the MICT Board will not be required to take any action as a result of the outcome of this vote. Approval of this proposal is not a condition to completion of the Business Combination. The vote with respect to this proposal is an advisory vote and will not be binding on MICT, BNN of GFH. Therefore, regardless of whether the holders of common stock of MICT approve this proposal, if the Business Combination is approved by the holders of common stock of MICT and completed, the forgoing compensation will still be paid to the Chief Executive Officer of MICT to the extent payable in accordance with the terms of the Acquisition Agreement.

Vote Required for Approval

The affirmative vote of a majority of the voting power of the votes cast at the Special Meeting is required for the Golden Parachute Proposal. Abstentions and broker-non votes will have no effect on the outcome of the vote on this proposal.

Recommendation of the Board

MICT’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE GOLDEN PARACHUTE PROPOSAL.

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PROPOSAL 3: THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow the MICT Board to adjourn the Special Meeting to a later date or dates. The Adjournment Proposal will only be presented to stockholders if MICT determines that there are not sufficient votes to approve one or more proposals presented at the Special Meeting or that one or more closing conditions under the Acquisition Agreement will not be satisfied. In no event will the MICT Board adjourn the Special Meeting or consummate the transaction beyond the date by which it may properly do so under its certificate of incorporation and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by MICT’s Stockholders, the MICT Board may not be able to adjourn the Special Meeting to a later date, if MICT determines that there are not sufficient votes to approve one or more proposals presented at the Special Meeting.

Required Vote

The affirmative vote of a majority of the voting power of the votes cast at the Special Meeting is required for the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Board

MICT’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

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DESCRIPTION OF THE BUSINESS OF MICT

Overview

MICT, Inc. (formerly named Micronet Enertec Technologies, Inc.), (“MICT”) is a U.S.-based Delaware corporation, formed on January 31, 2002. On March 14, 2013, it changed its name from Lapis Technologies, Inc. to Micronet Enertec Technologies, Inc. and on July 13, 2018, it changed its name from Micronet Enertec Technologies, Inc. to MICT, Inc.

MICT currently operates through its Israel-based company, Micronet Ltd. (“Micronet”), in which it has a controlling interest as of the date hereof. Micronet is a publicly traded company on the Tel Aviv Stock Exchange and operates in the growing commercial MRM, market.

Pursuant to the Acquisition Agreement, subject to and upon closing of the Business Combination, it is contemplated that MICT shall spin-off MICT holdings in Micronet Ltd, to MICT’s Stockholders who retain shares of MICT after the Offer.

Micronet, through both its Israeli and U.S. operational offices, designs, develops, manufactures and sells rugged mobile computing devices that provide fleet operators and field workforces with computing solutions in challenging work environments. Micronet’s vehicle portable tablets increase workforce productivity and enhance corporate efficiency by offering computing power and communication capabilities that provide fleet operators with visibility into vehicle location, fuel usage, speed and mileage, Micronet’s products have historically been used in a wide range of MRM industry sectors comprising three major vertical markets (i.e. (1) traditional long haul, (2) local fleets and (3) heavy equipment), including:

•	haulage and distribution, which includes short- and long- haul trucking and distribution servicing of urban retail and wholesale needs, such as delivery of packages, parts and similar items;

•	public transport, which refers mainly to buses, para-transit, taxis and limousine services;

•	construction, which refers to vehicle fleets that are involved in the construction industry such as cement trucks and heavy equipment;

•	service industries, which include insurance companies, rental car companies and other companies operating large mobile service force of technicians, installers and similar personnel;

•	municipalities, which include waste management and field workers such as public works;

•	and public safety services, which includes fire departments, ambulances, police and forestry.

More specifically, Micronet’s customers consist primarily of application service providers and solution providers specializing in the MRM market. These companies sell Micronet’s products as part of their MRM systems and solutions. Currently, Micronet does not sell directly to end users. Micronet customers are generally MRM solution and service providers and application service providers in the transportation market, including long haul, local fleets’ student transportation (yellow busses) and fleet and field management systems for construction and heavy equipment. The United States currently constitutes Micronet’s largest market.

Micronet maintains an in-house research and development staff and operates an ISO 9001-2008 certified manufacturing facility. During the past years, with the exception of certain components purchased from subcontractors, Micronet has been manufacturing its products and solutions using its own facilities, capabilities and resources, which enable it to control and manage the manufacturing process. Micronet has begun utilizing overseas manufacturers for its new product offers in combination with its internal manufacturing resources. In addition, and dependent on volume and cost considerations, the company outsources from time to time certain Israeli manufacturing capabilities to qualified third parties.

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Micronet believes that awareness and demand for MRM solutions is significantly increasing, as customers seek to optimize workforce productivity and customer satisfaction.

Micronet currently offers its customers optional third party software services based on Android platform devices, which enable customer management and control (configuration and updates) of the products, including updates for the operational system, distance diagnostics of the product and similar services. These services are based on Micronet’s business cooperation with third party software vendors, which are integrated into the Micronet offered solutions and include guardian system design (GSD) which is a cloud based system. Such solutions offer customers and fleets the ability to manage, control and operate their equipment from a distance, perform malfunction diagnostics and improve their efficiency and provide a cost saving solution for the duration of the life of the installed products. Micronet is also developing its own software which will enable the customers to receive reports related to specific data directly from the vehicle computers.

On December 31, 2017, MICT, Enertec, previously a wholly owned subsidiary of MICT, and MICT Management Ltd. (then, Enertec Management Ltd.), entered into a Share Purchase Agreement with Coolisys Technologies Inc., or Coolisys, a subsidiary of DPW Holdings, Inc., or DPW, pursuant to which MICT sold the entire share capital of Enertec to Coolisys.

Under MICT control, Enertec operated in the Aerospace and Defense markets and designs, develops, manufactures and supplies various customized military computer-based systems, simulators, automatic test equipment and electronic instruments. Enertec’s solutions and systems are designed according to major aerospace integrators’ requirements and are integrated by them into critical systems such as command and control, missile fire control, maintenance of military aircraft and missiles for use by the Israeli Air Force and Navy and by foreign defense entities.

On May 22, 2018, MICT closed on the sale, or the Closing, of all of the outstanding equity of Enertec pursuant to the Share Purchase Agreement. As consideration for the sale of Enertec’s entire share capital, Coolisys paid, at the closing of the transaction, a purchase price of $4,772,521 following certain adjustments made in accordance with the provisions of the Share Purchase Agreement, as well as assumed up to $4,288,439 of Enertec debt. In addition, an amount equal to 10% of such cash consideration remain under the Share Purchase Agreement in escrow for a period of up to 14 months after the Closing to satisfy certain potential indemnification claims such as claims related to breach of representations and warranties by MICT, as customary in such transactions. Enertec met the definition of a component as defined by Accounting Standards Codification, or ASC, Topic 205, since Enertec has been classified as held for sale, and MICT believes the sale represents a strategic shift in its business. Accordingly, its results of operations in the statement of operations and prior periods’ results have been reclassified as a discontinued operation.

Therefore, MICT has recorded such escrowed amount on its balance sheet as restricted cash and a liability. MICT’s capital gain from the sale of Enertec, based on the MICT’s balance sheet at the closing date of the Enertec sale, was approximately $6,800.

Market Opportunity

MICT believes that Micronet is well positioned to pursue a substantial market opportunity. The MRM market, in which MICT operates through Micronet, is growing and is expected to continue its growth in the coming years. As indicated in market research reports, in the United States, which historically has been Micronet’s largest market, there are currently approximately 10 million units in service with MRM systems. In 2016, the global penetration rate of MRM systems was approximately 13%. In the United States, market penetration was projected to grow from 27% in 2016 to almost 32% by the end of 2017. The U.S. Department of Transportation’s Federal Motor Carrier Safety Administration (the “FMCSA”), announced the adoption of the final rules and implementation schedule of its Electronic Logging Device mandate (“ELD mandate”). The ELD mandate enables professional truck drivers and commercial motor carriers to track HOS compliance easily and efficiently. By 2019, truck drivers and carriers subject to the ELD mandate rules are required to use certified, registered Electronic Logging Devices (ELDs) that comply with the requirements of the ELD mandate. The ELD mandate requires interstate commercial truck and bus companies to use ELDs in their vehicles to record their compliance with the safety rules that govern the number of hours a driver can work. With full implementation of the rules, we estimate the demand for our products will increase accordingly.

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Products and Services

Micronet currently offers various mobile and fix mounted computing tablets to the market, running on both Android and Microsoft operating systems. Micronet currently generates revenues primarily through the sale of its hardware products to service providers who sell those to end users.

Micronet continuously upgrades, enhances and improves its products and/or services. In 2016, Micronet launched the screenless SmartHub (formerly known as “TREQr5”), based on the Android operation system, which marks the entry into the car “black box” computer market and which Micronet believes may provide it with certain competitive advantages over the alternative offerings in the market in view of the fact that such products and services are based on the open platform that allows customers flexible integration with other software and services.

In 2018, Micronet launched its new device under the SmarTab brand, which is a rugged tablet suitable for use under extreme environment conditions. This launch marked Micronet’s entry into the rugged tablet market, which is designed to provide customers a solution fit for the functional purpose of a mobile rugged product designed specifically for the vehicle environment and for continuous work outside the vehicle. This product is designed to enable users to use various applications such as receipt of customers signatures on merchandise delivered, performance of activities outside of the vehicle by the technician using designated software, together with the use of the device for fleet management purposes.

Strategy

Micronet’s strategy focuses on three major vertical markets: (1) traditional long haul, (2) local fleets and (3) heavy equipment. In each vertical market, we implement the delivery of a comprehensive product offering that satisfies the particular needs of that market, and target potentially larger scale transactions that we expect could result in higher revenue as well as increased gross margin and overall profitability. Micronet continuously analyzes the needs of the markets in which it operates in order to best serve its customers’ needs. Micronet’s strategy is driven by, and focused on, both continued internal growth of its business through gaining a larger market share and the development of new potential markets, new technologies and innovative systems and products as well as through acquisitions.

Sales and Marketing

Micronet’s customers consist primarily of TSPs specializing in the fleet and MRM markets. Currently, Micronet does not sell to end users. Its customers are generally leading service providers of commercial solutions that integrate a wide range of positioning technologies and computing fleet communications in the MRM market.

Research and Development

Micronet believes that one of its core competitive strengths is the breadth of its expertise in mobile data technologies, particularly in MRM technologies for the management of vehicle fleets and mobile workforces. Micronet has developed this expertise over a period of 30 years. It has an experienced engineering and product development team. In order to keep up with the rapid technology evolution and the changing needs of the markets in which it operates, Micronet continues to focus on its innovation and the development of new products and technologies, by continuing to make the necessary investments in research and development.

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Micronet upgrades and enhances its existing products on an on-going basis, including based on input from its clients and partners and from other sources. Enhancements include the addition of capabilities, improvement of product functionality and performance, and adding features to the existing hardware in order to offer customers a variety of solutions, while continuing to decrease costs to enhance its profit margins and create a competitive market pricing position.

Competition

Micronet operates in a highly competitive industry. Further, during the last few years, competition in the field of mobile computers has significantly increased with the mass entrance and introduction to the market of smart phones, tablets, and laptops, as well as various GPS-based hand-held devices featuring additional functionalities.

Micronet’s current business is focused on customers that are implementing “tailor made” solutions characterized by highly professional, mission critical and complex technological solutions. These solutions are based on Micronet’s products and must sustain and maintain performance under extreme and challenging field conditions for extended periods of time.

Micronet’s competitors are private companies or companies that do not disclose their sales or other financial information, making it difficult to estimate Micronet’s market share and position in the market. Micronet believes that its most significant competitors include: CalAmp Corp., Morey Corporation (U.S.A.), Mobile Devices Corporation, MOTIA Co. Ltd, Advantech Co., Ltd. Garmin USA, Inc. and Samsung. In addition, some service providers consider the use of their in house development capabilities for the supply of their internal needs for mobile devices.

This intensely competitive industry is characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions and changes in customer requirements. In order to maintain its competitive strength, Micronet must continue to develop and introduce on a timely and cost-effective basis, new products and product features which are in line with the technological developments and emerging industry standards and address the increasingly sophisticated needs of its customers.

Manufacturing

Micronet manufactures and assembles its products and solutions using its own facilities in Israel and the United States using its capabilities and resources, which enable it to control and manage the manufacturing and assembly process and ensure timely delivery. The Israeli facilities are primarily used for the manufacturing process while the United States facilities are primarily used for final assembly and shipment activities. The manufacturing process includes development of electronic cards, assembly of microchips on the electronic cards and the assembly thereof within the unit, final testing and quality tests. On a case by case basis, subcontractors specializing in certain development or manufacturing aspects may be retained to achieve improvement, efficiency or reduction of costs of development and/or manufacturing processes. In addition, and dependent on volume and cost considerations, the company is evaluating outsourcing its Israeli manufacturing activity to a third party manufacturer.

With some of Micronet’s newer product offerings, the company is utilizing overseas manufacturing in conjunction with its internal assembly test lines in Salt Lake City for final provisioning and shipping.

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Following certain enhancements in its manufacturing and production capabilities, Micronet has excess manufacturing capacity and has the ability to meet current or foreseeable manufacturing needs without making any significant investments.

If additional manufacturing resources are needed to meet increased demand for Micronet’s products, manufacturing capacity can be enhanced by outsourcing manufacturing processes, recruiting and training additional employees, adding shifts to the labor cycle and purchasing additional manufacturing equipment and machinery or other required infrastructures.

Intellectual Property

Proprietary rights are important to Micronet’s business because its ability to remain competitive in the market is dependent to a significant degree on its proprietary solutions and products and the technology on which they are based. To protect its proprietary rights, Micronet primarily relies on a combination of copyright and trade secret laws, internal know-how, and agreements with third parties, such as license agreements. In addition, Micronet employs internal controls such as the use of confidentiality and non-disclosure agreements. Micronet believes its proprietary technology incorporates processes, know-how, methods, algorithms, hardware and software that are the result of more than 20 years of experience and in-house expertise and thus are not easily copied.

Government Regulation

Micronet’s business is subject to certain international standards such as U.S. Federal Communications Commission, or FCC, Part 15B, FCC ID, CE and Restriction of Hazardous Substances (“RoHS”), which define compatibility of interface and telecommunications standards to those implemented in Europe by the European Commission and in the United States by the FCC. Its solutions and products also comply with the E-Mark European standard, which is the standard that defines the compatibility of interface and telecommunications to all appliances installed in and around an automobile.

Description of Property

Micronet currently maintains two facilities in adjacent buildings in Azur, Israel. Both of these facilities are leased, one under a long-term lease, or the Long Term Lease, under which Micronet has purchased “like ownership” rights from the Israeli Land Administration. The facility subject to the Long Term Lease is used as Micronet’s headquarters and the other facility is an industrial building which houses its factory. Micronet’s executive offices occupy approximately 9,150 square feet and house the corporate functions, sales support, and marketing, finance, engineering and operating groups. The Long Term Lease expires in April 2028, subject to Micronet’s option to extend the term by another 49 years. Micronet does not pay rent with respect to this facility because it has purchased the lease rights. The factory facility occupies approximately 9,400 square feet at approximately $6,000 per month. The facility is used for the manufacturing and logistic support of the business, including warehouse. During 2017, Micronet paid $89,000 in connection with the Long Term Lease.  Micronet believes that its present facilities are suitable for its existing and projected operations for the near future.

MICT’s U.S. subsidiary, Micronet Inc., maintains leased offices in Salt Lake City, Utah. Micronet Inc.’s lease was extended on month to month basis in May 2016 until either party provides three months’ written notice to the other and the rent cost is approximately $252,000 per year. The factory facility in Salt Lake City occupies approximately 14,809 square feet and is used for the assembly and logistic support of the business, including warehouse.

Legal Proceedings

From time to time, MICT and/or Micronet may become subject to litigation incidental to its business.

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In March 2017, MICT entered into an Investment Banking Agreement (the “Sunrise Agreement”) with Sunrise Securities LLC and Trump Securities LLC (collectively, “Sunrise”) through Sunrise’s principal, Amnon Mandelbaum, pursuant to which Sunrise agreed to assist MICT in identifying, analyzing, structuring, and negotiating suitable business opportunities, such as a sale of stock or assets, merger, tender offer, joint venture, financing arrangement, private placement, or any similar transaction or combination thereof.  The parties initially disagreed as to the amount of the fee that would be payable upon the closing of the transactions contemplated by the Acquisition Agreement. There are also questions about the applicability of the Sunrise Agreement to the Business Combination, and it is thus not clear whether or not Sunrise shall be owed any transaction fee upon the closing of the Business Combination.  The parties are having discussions with a view to settling these issues, but there can be no assurance that a settlement will be reached. In any event, even if it is determined that Sunrise is entitled to a transaction fee, MICT, BNN and ParagonEx believe that such fee shall not exceed seven percent (7%) of the aggregate consideration to be received by the holders of MICT Common Stock, and possibly the right to participate in seven percent (7%) of the shares of MICT Common Stock to be distributed in the Spin-Off. Such parties also believe that Sunrise’s initial position was that it was entitled to a fee equal to seven percent (7%) of the total value of the shares of GFH to be received by all of the parties of the Acquisition Agreement.

Although none of MICT, BNN nor ParagonEx believe that there is any merit to Sunrise’s claim that it is entitled to more than the amount set forth above, if a settlement is not reached, it could result in litigation or other legal proceedings, which may cause MICT and/or GFH (which, pursuant to the Acquisition Agreement, shall be responsible for the settlement and payment of any claims brought under the Sunrise Agreement) to incur substantial costs defending such dispute, and which could delay the closing of the Business Combination or result in the termination of the Acquisition Agreement.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

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DESCRIPTION OF THE BUSINESS OF PARAGONEX

Business

Overview

ParagonEx Ltd. (“ParagonEx”) is a developer and global provider of software solutions and related services for online trading in contracts-for-difference (“CFDs”). A CFD is a contract between a buyer and a seller, stipulating that the seller will pay to the buyer the difference between the current value of an asset and its value at contract time (or, if the difference is negative, that the buyer pay instead to the seller). In effect, CFDs are derivatives that allow traders to enter leveraged positions, both long and short, on practically all underlying financial instruments available in the global markets, such as shares, indices, commodities and currency pairs, without having to directly deal with the underlying assets themselves. CFDs most resemble futures and options, though with the advantage of (a) having no expiry date, so no time decay, (b) having small minimum contract sizes, allowing for a low entry threshold, (c) being traded on margin, thereby magnifying potential returns (as well as risks) through significant leveraging ratios, and (d) enabling the easy configuration of new instruments which are not restricted to exchange definitions or jurisdictional boundaries, thereby offering a very wide variety of underlying instruments for trading. Trading in CFDs comprises a large portion of the total worldwide financial trading activity.

ParagonEx has invested around $50 million since inception in R&D to build a proprietary, technologically-advanced and easily-configurable platform and user-interface that enables trading in CFDs over more than 500 different underlying global financial instruments comprising stocks, indices, commodities, cryptocurrencies, exchange-trade funds and Forex pairs. ParagonEx refers to this platform and user-interface as ParagonEx PaaS offering. The PaaS offering allows trading in a seamless fashion and is specifically tailored for the layman trader and accessible through multiple channels, applications and operating systems. ParagonEx’s PaaS offering is designed to service businesses in the online trading industry, particularly operators of consumer-facing CFD and Forex trading offerings, which it refers to as B2B customers. Although ParagonEx’s PaaS offering is geared to the CFD market, its architecture is in fact product agnostic and we believe can be scaled into other verticals and sectors of digital products in a rather seamless manner.

The trading platform is supplemented by a full suite of front-end and back-office services and tools which equip ParagonEx’s B2B customers with capabilities across the entire trading value chain, providing them with a turn-key solution complete with liquidity and risk management, compliance and fraud prevention, marketing, End User acquisition, conversion and retention, technical support, payment processing, live-news feed and various other components. As such, ParagonEx is a B2B company, and its B2B customers, in turn, use its platform to provide an online trading channel to their retail clients, which ParagonEx refers to as “End Users.” ParagonEx receives trades transmitted by its B2B customers for execution on its platform and provides the liquidity necessary to execute the trades.

Paragonex generates most of its revenues by sharing in the net revenue that its B2B customers generate from their End Users’ use of the PaaS offering, which net revenue is derived from fees or commissions which the B2B customers charge their End Users and which are calculated either on the basis of the End Users’ trading results or on the basis of their trading volume. On average, ParagonEx retains approximately 23% of the net trading fees charged to the End Users on all transactions executed on its platform, after deducting rebates owed to the B2B customer that generated the transactions. These 23% of the net trading fees charged by the B2B customers to their End Users for the PaaS offering account for about 40% of ParagonEx’s total revenues, while the vast majority of the remaining 60% of ParagonEx’s revenues are derived from support services provided to its B2B customers, that include a comprehensive suite of marketing, sales and other support services that are aimed to help its B2B customers attract new End Users, enhance End User experience and increase their life time value to the B2B customers. ParagonEx had revenues of $62.1 million and $31.9 million for the year ended December 31, 2017 and the six-month period ended June 30, 2018, respectively.

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ParagonEx services B2B customers in four countries, and End Users in more than 144 countries access its trading platform. In terms of revenue generation, the Middle East and Europe (particularly Eastern Europe) are the main geographical locations of the End Users of ParagonEx’s B2B customers, followed by Asia. ParagonEx does not currently conduct any business in the U.S. nor does it expect to enter the U.S. market.

ParagonEx conducts business from its offices in the Isle of Man and has subsidiaries located in the UK, Poland, Israel (Tel Aviv and Haifa), Belize, China and Ukraine.

ParagonEx’s substantial investment in the development of its PaaS offering has led to the constant enhancement of the platform’s efficiency, functionality, reliability and security. This enables ParagonEx to provide its B2B customers with improved End User acquisition capabilities as well as market and credit risk management associated with the trading activities of the End Users, while providing the End Users with advanced price discovery, trade execution and order management functions, among other things. Today, the End Users of ParagonEx’s PaaS offering can trade through web-based and mobile trading platforms and have access to innovative trading tools to assist them with research, analysis and automated trading. ParagonEx further offers its B2B customers with compliance services relating to such customers’ End Users, as required by the terms of the regulatory licenses under which such customers operate.

Through the PaaS offering, End Users trade CFDs and Forex pairs in which ParagonEx, through its beneficially-owned subsidiary PX Exchange, acts as the liquidity provider. These financial instruments are designed such that each party will pay to the other the difference between the value of an underlying asset upon settlement of the relevant contract or position at a specified time. In an attempt to limit its exposure as a counterparty to the CFDs and Forex pairs offered by its B2B customers to their End Users, ParagonEx, through PX Exchange, centrally manages and internally offsets End User trades with each other. PX Exchange may then hedge the net balance of the trades by entering into back-to-back opposite transactions as principal in the wholesale market, if and to the extent that PX Exchange finds such discretionary hedging to be prudent based on its risk assessment in each case. PX Exchange acts as a market maker in connection with the transactions and positions entered into by the End Users and holds an appropriate license issued by the Belize International Financial Services Commission. For more information on PX Exchange, see below under the section titled “Description of the Business of ParagonEx — Corporate Information”.

As a global provider of online trading services, ParagonEx’s results of operations are impacted by a number of external factors, including market volatility, competition, the regulatory environment in the various jurisdictions and markets in which its B2B customers operate and in which they offer their services, the financial condition of the B2B customers to whom it provides services, the financial condition of the End Users served by such B2B customers and the regulatory landscape applicable to them, and the availability of third party services necessary for the B2B customers to offer their services, such as payment processing. Furthermore, these factors are not the only factors that impact ParagonEx’s results of operations, and additional factors may have a significant impact on its results of operations in future periods. Please refer to “Risk Factors Related to ParagonEx” for a discussion of other factors that may impact its business.

Competitive strengths

ParagonEx is the sole owner of its internally-developed proprietary PaaS, as defined below, offering for the online trading industry. This solution was designed by in-house development teams who have a deep knowledge of the industry, with the help of design partners. The result is a B2B solution which is designed to cater for the whole range of needs of B2C operators.

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We believe that ParagonEx’s solution is modular and flexible, which, coupled with ParagonEx’s comprehensive ancillary services offering, puts it is in a unique position to provide brokers and other industry players across the entire value chain with a comprehensive one-stop-shop solution.

ParagonEx’s big data and business intelligence capabilities are designed to facilitate optimization of sales and marketing and increase of End User value.

ParagonEx’s solution is product agnostic, which, coupled with ParagonEx’s B2B business model, we believe puts ParagonEx in a unique position to grow inorganically into new digital product verticals, such as lottery, and create additional value by eliminating third party platform costs of acquired B2B partners.

ParagonEx’s access to professional computer science professionals with military and academic background from Israel’s top universities and military units enable it to maintain and increase its innovative edge.

ParagonEx Platform

ParagonEx developed its proprietary technology PaaS offering by investing over $45 million in research and development since inception.

The main qualities and features of ParagonEx’s PaaS offering, in addition to its product-agnostic robustness and its scalability, which enables it to cater to various digital assets, include:

•	State of the art big data capability and tools;

•	State of the art marketing tools;

•	Unified data warehouse;

•	Sophisticated risk management and KYC systems;

•	Ability to integrate with third party add-on software components; and

•	Simple customer configuration: an End User can start trading in matter of minutes.

ParagonEx’s PaaS offering is fully integrated across all functionalities and based on a single data model driven by key performance indicators, specifically designed to optimize the marketing spend of its B2B customers, minimize their cost-per-acquisition of End Users and enhance their profitability. ParagonEx’s advanced marketing and data warehouse tools allow its B2B customers to conduct in-depth and focused analysis of their End Users’ individual trading behavior, as well as broader trends, in order to increase the effectiveness of their marketing campaigns and retention activities.

As mentioned above, a valuable quality of the PaaS offering is the fact that it is product agnostic. Although the PaaS offering has historically supported CFD trading, it can be scaled into any number of new verticals that involve digital products. This should enable ParagonEx, following the completion of its proposed Business Combination with BI China, to apply the PaaS offering to support online lottery ticket sales and online sports betting activities in China, among other things.

Products and Services

ParagonEx earns revenues from the following products and services it provides to its B2B customers:

•	Software licensing;

•	White label PaaS offering and supply of liquidity;

•	Services — customer support, development, marketing, communication, telemarketing and compliance; and

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•	Other (includes revenues from the sublease of an office space in Tel Aviv and administrative services).

Below are the amounts and percentages of total revenue contributed by the main classes of products and services:

	2017		2016
	$US	%	$US	%
Software licensing	461,238	0.7	1,895,197	2.8
Trading income from receiving and transmitting trades	24,002,055	38.6	38,807,075	55.8

Marketing, sales and support services	37,435,086	60.3	27,952,390	40.2
Other	231,238	0.4	852,675	1.2
Total	62,129,617	100	69,507,337	100

Software licensing

ParagonEx licenses its software to its B2B customers, which are online brokers, and collects a monthly royalty that is based on net revenues or net deposits of the licensee plus a minimum fixed fee, or on the volume of use of the software. The software license also includes support services to the system.

Trading income from receiving and transmitting trades

ParagonEx provides a white label PaaS offering and supplies liquidity provider services to its B2B customers, whereby ParagonEx receives and executes trades of End Users on behalf of its B2B customers. ParagonEx provides its B2B customers access to the electronic trading platform and user interface. End Users of the B2B customer receive access to their accounts from the B2B customer. The B2B customer then transmits orders of its End Users to PX Exchange through ParagonEx’s trading platform. Acting as a counter-party to such transactions (i.e., as liquidity provider), ParagonEx retains on average approximately 23% of the net trading fees charged to the End Users on all transactions executed on its platform, after deducting rebates owed to the B2B customer that generated the transactions. The rebate is based on the transmitted volume.

Marketing, sales and support services

ParagonEx is a ‘one stop shop’ for its B2B customers. It offers many supporting services to its B2B customers within the following areas:

•	Marketing

•	Compliance & Fraud Prevention

•	End User Acquisition & Conversion (Telemarketing)

•	End User Support

•	Business Optimization/Big Data Analytics

•	Product Customization & Configuration

•	Gateway to Payment Processing Service Providers

•	Information Technology & Hosting

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Marketing

Marketing services consist of operational marketing activities for the B2B customers, including assisting the B2B customer to enter into contractual arrangements with suppliers in accordance with their instructions and guidelines. Through its built-in marketing tools, the PaaS offering enables B2B customers to acquire new End Users as cost-efficiently as possible, primarily through online marketing efforts such as advertising on third-party websites, search engine marketing and email marketing. ParagonEx’s experienced in-house marketing team further assists the B2B customers in creating highly-targeted online campaigns tailored to their potential End User base, as well as marketing programs and materials designed to support and educate new End Users as they enroll onto the platform. ParagonEx uses sophisticated tracking and measurement techniques to monitor the results of individual campaigns and continually works to optimize its overall marketing results. Since July 2016, the B2B customers pay the marketing expenses directly to the marketing suppliers.

The marketing services are provided primarily by ParagonEx’s two Israeli subsidiaries, Toyga Media Ltd. and Toyga Online Ltd., collectively referred to as Toyga. Toyga’s marketing efforts consist of two main channels, namely ‘inbound marketing’, intended for acquisition of new End Users, and ‘internal marketing’, intended for retention of existing End Users and increase of their overall life time value for the B2B customers. Each of such channels applies different technological and procedural rules and processes and includes separate actions and methods, as described below. All activities are tracked and monitored using a business intelligence system built and customized to serve the marketers’ needs, as well as using Toyga’s proprietary back-office tools. The combined power of these tools allows Toyga to track every dollar spent by the B2B customer on marketing and the return on its investment, as well as manage hundreds of campaigns on multiple platforms to optimize spend and revenue.

Inbound Marketing

Toyga attracts new End Users for ParagonEx’s B2B customers by using various methods, as follows:

Media Buying:

•	An internal team manages media buying on various platforms such as Google Display Network, Yahoo and many others.

•	Media buying is handled through the media providers’ management platforms enhanced by Toyga’s proprietary upgrades to allow Toyga better optimization for the offers it presents.

•	Campaigns are run on the platforms in several languages, based on the B2B customer’s need.

•	Toyga’s infrastructure is fully scalable, and capable of managing budgets of significant sizes.

Pay-Per-Click (PPC)

Toyga offers pay-per-click marketing on four major platforms – Google, Facebook, Twitter and Instagram.

An in-house team manages marketing on those platforms, using the tools mentioned above as well as the tools provided by the platforms themselves.

Potential End Users are presented with various offers through text, image and video ads, progressing them through a marketing funnel to ensure high quality leads.

Ads presented are split between tactical offer-based ads and strategic brand-focused ads.

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Affiliate Marketing

Toyga employs a large network of marketing affiliates to promote its B2B customers’ brands.

Marketing affiliates either register with Toyga’s affiliate program or are reached by other means, and are then assigned an account manager whose role is to maintain the relationship and optimize the traffic driven by the affiliate to the relevant B2B customer website.

Traffic is received and distributed either though an application programming interface (API), which is developed and managed internally, or using Cellxpert, an affiliate management platform, which allows for monitoring and reporting on inbound traffic and performance.

Branding and Offline Marketing

Toyga manages its B2B customer’s branding on the various platforms in accordance with local regulatory restrictions in each jurisdiction in which it operates. This includes strategic and tactical ads on all platforms, as well as brand-specific ad-hoc campaigns.

Brand ambassadors are used as presenters, and it utilizes their social media presence to create either brand ‘buzz’ or to promote specific offers and activities.

Brand awareness and acquisition is also conducted through offline platforms, including events, trade shows, print and billboards, as well as TV ads where permitted by applicable regulation.

Social Media

Toyga manages social media pages for its B2B customers on several platforms, using such pages to contact and communicate with existing and potential End Users.

Remarketing and Retargeting

Toyga’s capabilities allow it to target ads toward a defined audience that had previously visited one of its B2B customers’ websites managed by ParagonEx, or who had previously clicked any of its ads - as they browse elsewhere around the internet. This allows Toyga to generate cheaper and more well-developed and mature leads.

Internal Marketing

One a potential End User has registered with one of the B2B customers to which Toyga is providing marketing services, the marketing team is responsible for all electronic communications with such End User, for as long as he or she does not opt-out from receiving such communications, which include:

Emails

End users receive emails of three types — (i) system emails generated in response to specific actions taken by the End User, such as deposit or withdraw of funds; (ii) informational emails which analyze current market events, highlight important dates, etc.; and (iii) promotional emails which explain and encourage potential End Users to try the various offers and trading platforms.

Emails are sent to segmented audiences based on a large number of parameters, and are created and analyzed using a cutting-edge tool called Solitics. Once segmented, the emails are distributed by SilverPop, which is part of the IBM group.

Push Notifications

As Toyga offers the End Users mobile apps for IOS and Android devices, it uses similar technology and segmentation as above to send ‘push’ notification to the End Users’ mobile phones.

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Compliance & Fraud Prevention

Compliance services consist of collecting, or assisting in the collection of, any End User documentation, including verified true copies and official translations of documents, required by the B2B customer to comply with applicable regulations. This includes Know-Your-Customer (“KYC”) and Anti-Money Laundering (“AML”) documentation as specified by the B2B customer from time to time.

End User Acquisition & Conversion (Telemarketing)

Telemarketing consists of:

•	introduction of new clients (End Users) to B2B customers to convert such End Users into clients of its B2B customers; and

•	providing training to such End Users of the B2B customers on how to use the ParagonEx trading module.

End User support

ParagonEx’s End User support consists of call center services offering various pre-sale, post-sale and technical support functions 24 hours a day, 7 days a week, in multiple languages through trained personnel by telephone, email, online chat, and other electronic means, to support the End Users of its B2B customers in the languages assigned.

Business Optimization/Big Data Analytics

ParagonEx focuses on key performance indicators (KPI). It collects, manages and analyzes data in real time across all trading verticals offered by it to improve performance. It also employs advanced client relationship management tools, such as customer “click-to-dial” integration and in-bound automated dialing features, which decrease overall no-answer ending calls.

Product Customization & Configuration

ParagonEx’s platform is modular and enables customization and configuration to meet the needs of its B2B customers in accordance with their specific business and regulatory constraints.

Gateway to Payment Processing Service Providers

The ParagonEx’s platform is integrated with payment processing service providers, enabling the End Users to choose their preferred method of payment. All deposits are automatically credited to the End Users accounts.

Information Technology & Hosting

ParagonEx hosts the PaaS offering and provides secured access through the cloud. Further IT services are provided to the B2B customers on demand.

Major B2B Customers

ParagonEx main B2B customers are UFX, Trade360, 1Market and RW Markets. With regards to UFX, ParagonEx is in the process of revising the commercial arrangement between the parties in order to secure the considerable benefits which it derives from its relationship with this partner and propel its long-term growth.

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According to the proposed revision, the parties will enter into a new 10 year agreement, which ParagonEx will have an option to extend by two additional 5-year terms at a time. UFX will undertake to use ParagonEx’s PaaS offering on an exclusive basis (without a reciprocal undertaking by ParagonEx) and to take all necessary measures to maintain its regulatory licenses throughout the initial term and any extensions of such term. UFX will further strive to increase ParagonEx’s customer base by identifying and seeking to acquire additional regulatory-compliant brokers which will become B2B customers of ParagonEx, which acquisitions will be funded and be pre-approved by ParagonEx. UFX bear the responsibility for handling all aspects of such acquisitions, including conducting due diligence inquiries, leading negotiations and dealing with all regulatory and other conditions to closing.

In consideration for such undertakings by UFX, ParagonEx shall offset UFX’s outstanding debt to ParagonEx, amounting to a total of about $10 million in accounts payable for services rendered. However, should UFX fail to introduce to ParagonEx at least 3 viable B2B customers for acquisition until December 31, 2020, or should the total gross annual trading revenue generated by all such acquired B2B customers fall below $10 million in the year 2021, UFX shall be required to repay ParagonEx the total debt that was offset above, or a portion of such amount corresponding to the degree by which UFX failed to achieve such targets.

Identifying and Engaging Prospective B2B Customers

ParagonEx seeks to engage three main types of B2B customers, namely - brokers, ‘white label’ partners and sub-brokers. Brokers are companies that possess all or most of the operational capabilities to manage an online brokerage offering. White labels are companies that require additional services from ParagonEx on top of a broker solution, such as technical support, marketing or payment solutions, but otherwise possess the necessary legal, compliance and regulatory infrastructure. Sub-brokers are companies that have at least sales and marketing capabilities but choose to operate under the brand and regulatory umbrella of another broker in order to benefit from such broker’s support and sponsorship in areas like regulatory compliance, payment solutions, execution and risk management. ParagonEx will therefore introduce such sub-brokers to one of its existing broker customers and then share in the combined income generated by such sub-brokers together with the sponsoring broker.

ParagonEx constantly and actively seeks new partnerships with prospective B2B customers by participating in financial expos, gala events and gatherings, as well as running online campaigns. Over the past 11 years, ParagonEx has managed to establish a solid reputation and create a network of service providers such as law firms, payment providers, financial advisers and accountants that continuously generate additional leads for B2B customers, and enable it to gradually grow its business.

Material Agreements

•	White Label Master Agreement between UFX Global Limited and PX Exchange Limited, dated October 24, 2016 (“UFX Agreement”)

PX Exchange Limited (“PX”), a wholly-owned subsidiary of ParagonEx Limited, entered into a White Label Master Agreement on October 24, with UFX Global Limited (“UFX”), which operates under the “UFX” brand outside the European Union.

Pursuant to the UFX Agreement, UFX agrees to transmit orders of its end users to PX through the ParagonEx electronic trading platform, and PX agrees to act as the principal to such orders, engaging as the counterparty to UFX’s end users.

The commission earned by UFX under the UFX Agreement is based on the trading volume processed through the trading platform. The commission rate is calculated as follows:

Transmitted volume (US$)	Commission (Pips) *
0-5,000,000,000	3
5,000,000,000-7,000,000,000	2
7,000,000,000 and above	1

* A “pip” is equal to US$0.0001.

Pursuant to an amendment to the UFX Agreement, as of January 1, 2018, the commission rates were amended such that volume generated from Gold (symbol: XAU) deals are as follows:

Transmitted volume (US$)	Commission (Pips) *
0-500,000,000	6.84
500,000,000-700,000,000	5.84
700,000,000-1,000,000,000	4.84
1,000,000,000-1,400,000,000	3.84
1,400,000,000-1,600,000,000	2.84
1,600,000,000 and above	1.84

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Commission rates from regular volume generated from all deals, including Gold (symbol: XAU), are as follows:

Transmitted volume (US$)	Commission (Pips) *
0-5,000,000,000	3
5,000,000,000-10,000,000,000	2.5
10,000,000,000-15,000,000,000	2
15,000,000,000-20,000,000,000	1.75
20,000,000,000-25,000,000,000	1.5
25,000,000,000 and above	1

Under the UFX Agreement, PX undertakes to hold the end users’ funds in certain banking institutions and to periodically report to UFX. UFX commits to ensure that such account holds at least 90% of end users’ open positions, and may request that PX withdraw any funds which are not securing any open transactions and which are in surplus of the said balance requirement.

UFX is authorized to issue to end users bonus credits of up to 30% of their net equity balance, provided that no single end user may be issued with credits of more than 60% of net equity balance, unless otherwise agreed in writing.

UFX may sublicense the PX service to third parties by way of sub-white label agreements.

PX commits to maintain the platform and keep it updated, upgrade software and hardware and carry out best execution.

All intellectual property rights used by or on behalf of PX or otherwise related to the trading platform remain the sole property of PX.

The term of the UFX Agreement is five years from the commencement date, unless terminated in accordance with its terms. The UFX Agreement shall be automatically renewed for additional one year periods unless otherwise terminated. Either party may terminate the UFX Agreement without notice in the event that the other party becomes insolvent or commits a breach of a material provision of the UFX Agreement left uncured for fourteen days. In addition, either party may terminate the UFX Agreement for any reason with at least ninety days’ notice.

PX’s liability under the UFX Agreement is limited to direct damages up to the maximum amount of fees paid by PX to UFX in the six month period immediately preceding the event giving rise to the claim for damages.

•	White Label Master Agreement between Reliantco Investments Ltd. (“Reliantco”) and PX Exchange Limited, executed as of November 1, 2013 (“Reliantco Agreement”)

PX entered into a White Label Master Agreement dated November 1, 2013 with Reliantco which operates under the UFX brand within the European Union.

Pursuant to the Reliantco Agreement, Reliantco agrees to transmit orders of its end users to PX through the ParagonEx electronic trading platform, and PX agrees to act as the principal to such orders, engaging as the counterparty to Reliantco’s end users.

The commission earned by Reliantco under the Reliantco Agreement is based on the trading volume processed through the trading platform. The commission rate is calculated as follows:

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As per volume generated from Gold (symbol: XAU) and Silver (symbol: XAG) deals:

Transmitted volume (US$)	Commission (Pips) *
0-5,000,000	20
5,000,001-7,000,000	15
7,000,001-10,000,000	10
10,000,001-20,000,000	10
20,000,001-25,000,000	3
25,000,001 - and above	1

* Note: A “pip” is equal to US$0.0001.

Commission rates from regular volume generated from all deals:

Transmitted volume (US$)	Commission (Pips) *
2,000,000,000	2.5
2,000,000,001-4,000,000,000	2.0
4,000,000,001-6,000,000,000	1.5
6,000,000,001-10,000,000,000	0.5
10,000,000,001-15,000,000,000	0.10
15,000,000,001 - above	0.05

Pursuant to an amendment as of August 1, 2014, it was agreed that each 14th day of the month, PX will estimate based on trading volume at that time the rebate to be expected to be paid to Reliantco at the full month’s calculation period and shall issue a prepayment such that Reliantco shall receive a rebate cover of 80% of the expected full month fee.

Under the Reliantco Agreement, PX undertakes to hold the end users’ funds in certain banking institutions and to periodically report to Reliantco. Reliantco commits to ensure that such account holds at least 90% of end users’ open positions, and may request that PX withdraw any funds which are not securing any open transactions and which are in surplus of the said balance requirement. If during the calculation period, the end users’ cumulative balance decreases by 20%, an intermediate netting statement is issued.

Reliantco is authorized to issue to end users bonus credits of up to 30% of their net equity balance, provided that no single end user may be issued with credits of more than 60% of net equity balance, unless otherwise agreed in writing.

Reliantco may sublicense the PX service to third parties by way of sub-white label agreements.

PX commits to maintain the platform and keep it updated, upgrade software and hardware and carry out best execution.

All intellectual property rights used by or on behalf of PX or otherwise related to the trading platform remain the sole property of PX.

The term of the Reliantco Agreement is five years from the commencement date, unless terminated in accordance with its terms. The Reliantco Agreement shall be automatically renewed for additional one year periods unless otherwise terminated. Either party may terminate the Reliantco Agreement without notice in the event that the other party becomes insolvent or commits a breach of a material provision of the Reliantco Agreement left uncured for fourteen days. In addition, either party may terminate the Reliantco Agreement for any reason with at least ninety days’ notice.

PX’s liability under the Reliantco Agreement is limited to direct damages up to the maximum amount of fees paid by PX to Reliantco in the six month period immediately preceding the event giving rise to the claim for damages.

PX provided additional liquidity amounting to US$2,238,745 to a segregated client account on 15 February 2018.

In connection with the Reliantco Agreement, the parties signed a Data Processing Addendum, pursuant to which each party agreed to comply with its respective data processing obligations, including under applicable data protection legislation.

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•	Intermediary Services Agreement between Toyga and UFX, dated as of December 1, 2016

Toyga and UFX entered into an Intermediary Services Agreement on December 1, 2016, under which Toyga Online introduces new users to UFX. Toyga Online’s responsibilities under the Agreement include introducing the end user to UFX, providing UFX with documentation required to open the end user’s client account and ensuring strict compliance with UFX’s customer identification and due diligence procedures.

UFX has the sole discretion as to whether to engage or refuse the end user.

Toyga Online is entitled to a commission for introductions under the agreement, ranging from 20-80% of UFX’s income derived from trading volume.

UFX reserves the right to amend spreads, fees and commissions charged or earned on an introduced client’s account, which may affect Toyga Online’s commission.

The term of the agreement is 24 months from the commencement date, unless terminated in accordance with its terms. The agreement shall automatically renew for additional one year periods, unless otherwise terminated. Either party may terminate the agreement without notice in the event that the other party becomes insolvent or commits a breach of a material provision of the agreement left uncured for thirty days. In addition, either party may terminate the agreement for any reason with at least ninety days’ notice.

•	Intermediary Services Agreement between Toyga and UFX, dated as of December 1, 2016 (“New User Agreement”)

Toyga and UFX entered into an Intermediary Services Agreement on 1 December 2016, under which Toyga Media introduces new users to UFX.

Toyga’s responsibilities under the New User Agreement include introducing the end user to UFX, providing UFX with documentation required to open the end user’s client account and ensuring strict compliance with UFX’s customer identification and due diligence procedures.

UFX has the sole discretion as to whether to engage or refuse the end user.

Toyga Media is entitled to a commission for introductions under the New User Agreement, ranging from 20-80% of UFX’s income derived from trading volume.

UFX reserves the right to amend spreads, fees and commissions charged or earned on an introduced client’s account, which may affect Toyga Media’s commission.

The term of the New User Agreement is 24 months from the commencement date, unless terminated in accordance with its terms. The New User Agreement shall automatically renew for additional one year periods, unless otherwise terminated. Either party may terminate the New User Agreement without notice in the event that the other party becomes insolvent or commits a breach of a material provision of the agreement left uncured for thirty days. In addition, either party may terminate the agreement for any reason with at least ninety days’ notice.

•	Intermediary Services Agreement between Toyga and Reliantco, dated as of November 15, 2011 (“Services Agreement”)

Toyga and Reliantco entered into an Intermediary Services Agreement on November 15, 2011, under which Toyga Media introduces new users to Reliantco.

Toyga’s responsibilities under the Services Agreement include introducing the end user to Reliantco, providing Reliantco with documentation required to open the end user’s client account and ensuring strict compliance with Reliantco’s customer identification and due diligence procedures.

Reliantco has the sole discretion as to whether to engage or refuse the end user.

Pursuant to an amendment to the Services Agreement, as of 1 December 2013, Toyga is entitled to a commission for introductions under the agreement at the rate of 30% of Reliantco’s income derived from trading volume of the end users referred to Reliantco by Toyga; prior to that, the rate ranged from 60-80% of the net earnings from fees, commissions and spreads. Upon the signing of the agreement Toyga received an advance payment of US$240,000.

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Reliantco reserves the right to amend spreads, fees and commissions charged or earned on an introduced client’s account, which may affect Toyga Media’s commission.

The term of the Services Agreement is 24 months from the commencement date, unless terminated in accordance with its terms. The Services Agreement shall automatically renew for additional one year periods, unless otherwise terminated. Either party may terminate the agreement without notice in the event that the other party becomes insolvent or commits a breach of a material provision of the agreement left uncured for fourteen days. In addition, either party may terminate the agreement for any reason with at least ninety days’ notice.

•	Customer Support Services & Marketing Agreement between Toyga and Reliantco, dated as of March 1, 2014 (“Support Agreement”)

Toyga and Reliantco entered into a Customer Support Services & Marketing Agreement on March 1, 2014, under which Online provides Reliantco with customer support and marketing services.

Toyga’s services include maintaining call center services, providing training for Reliantco’s clients, collecting or assisting in the collection of any client documentation required by Reliantco, including KYC and AML documentation, operational marketing activities and diligent enforcement of applicable laws.

In consideration of the services, Reliantco shall pay to Toyga Online a monthly fee of EUR 10,000.

The term of the Support Agreement is 24 months from the commencement date, unless terminated in accordance with its terms. The Support Agreement shall automatically renew for additional one year periods, unless otherwise terminated. Reliantco may terminate the Support Agreement immediately in the event that (i) Toyga violates any condition of the Support Agreement, (ii) Toyga does not meet the requirements of the law or (iii) the Cyprus Securities and Exchange Commissioner or any other relevant legal authority issues new laws or regulations such that the representation of the clients by Toyga becomes illegal.

•	Lease Agreement – Toyga

Toyga is party to a lease agreement dated October 20, 2010 with Bet Ampa T.A. Ltd. (“Ampa”), as amended (“Lease Agreement”). Pursuant to the Lease Agreement, Toyga Media currently pays annual rent of US$ 1,264,669.90 for office space of 4,544 square meters and 85 parking spaces. The term of the lease is until 31 December 2021, with extension periods until 2024.

Pursuant to an Addendum dated June 26, 2016, Ampa granted Toyga Media an amount of ILS 2,908,000 for purpose of renovating part of the leased premises, which was paid to Toyga Media in 2016.

Competition

The market for ParagonEx’s services is rapidly evolving and highly competitive. Main competitors vary in terms of regulatory status, size and geographic scope of operations. Generally, ParagonEx’s main competitors fall into two categories: software providers and platform-as-a-service (PaaS) providers. While software providers offer a technological solution, PaaS providers also offer ancillary services to assist the B2B client in running their business.

In the software provider segment, ParagonEx’s main competitors are MetaQuotes, Panda, X-Open-Hub and Fortex. ParagonEx’s key advantages over its competitors in this category are a twofold: (i) it offers a full, one-stop-shop PaaS solution including all required software components, as well as the additional services that supports the growth of its B2B customers, and (ii) ParagonEx only deals with a select few key partners, allowing it to provide a high level of customization and industry know-how required by its B2B customers to succeed in competing head-to-head with industry leaders.

In the PaaS segment, ParagonEx’s main competitors are companies with leading brands with white labeling capabilities such as Fx-Pro, TickMill and TeleTrade. While these large brokers offer strong operational capabilities to their B2B customers, ParagonEx believes that it has superior technological capabilities that provide its customers with the flexibility needed to quickly adapt to the changing market conditions, as well as the ability to seamlessly grow sub-brokers into white labels and then to full-fledged brokers.

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Intellectual Property

ParagonEx relies on a combination of copyright, trade secret and unfair competition laws to protect its proprietary technology. It also enters into confidentiality and invention assignment agreements with its employees and consultants, and confidentiality agreements with other third parties.

Employees

As of December 31, 2015, 2016 and 2017, ParagonEx employed 505, 541 and 586 full-time employees, respectively, of whom 384, 466 and 530 employees were employed in Israel, and 121, 75 and 56 outside of Israel, respectively. As of June 31, 2018, following substantial reduction in its workforce, ParagonEx employed 383 fulltime employees.

ParagonEx has not experienced work stoppage and believes its employee relations are good. ParagonEx is not aware of any relationship between its employees and labor unions.

Corporate Information

ParagonEx was incorporated in the British Virgin Islands and commenced its operations on February 12, 2008. ParagonEx’s principal executive offices are located at Willow House, Main Road, Onchan, Isle of Man.

Below is a description of ParagonEx simplified corporate structure including its main subsidiaries.

ParagonEx subsidiaries, all of which are 100% owned, are listed below:

Toyga Media Ltd, incorporated and located in Israel, commenced its operations in 2008. Toyga Media provides marketing, sales and support services to companies in the online Forex industry. These companies are paying Toyga Media directly.

Toyga Online Ltd, incorporated located in Israel, commenced its operations in 2009. Toyga Online provides marketing and sales services to companies in the online Forex industry. These companies are paying Toyga Online directly.

Hexagon Technologies Ltd, incorporated and located in Israel, commenced its operations in 2008. Hexagon Technologies provides research and development services to ParagonEx on a ‘cost+’ basis.

PX Exchange Ltd, incorporated and located in Belize, commenced its operations in 2013. PX Exchange receives and transmits trades from companies in the online forex industry for execution on ParagonEx’s PaaS offering. PX Exchange is a licensed Investment Firm, authorized and regulated by the International Financial Services Commission in Belize. The shares of PX Exchange are held by a nominee shareholder and are awaiting regulatory approval. PX Exchange provides the services to its clients through a white label agreement that includes liquidity services and license to use ParagonEx’s platform, in consideration for a license fee payable by PX Exchange to ParagonEx.

ParagonEx UK Ltd, incorporated and located in UK, commenced its operations in 2013. The subsidiary provides marketing services to ParagonEx on a ‘cost+’ basis.

Tianjin Fu Yi Marketing Management Consulting Co. Ltd, incorporated and located in China, commenced its operations in 2013. The subsidiary provides sales and support services to companies in the online forex industry and is paid by ParagonEx on a ‘cost+’ basis. The company is inactive.

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NGJ Limited, incorporated and located in the Isle of Man, commenced its operations in 2014. NGJ provides marketing, sales and support services to companies in the online Forex industry and is paid by ParagonEx on a ‘cost+’ basis. The subsidiary is inactive.

Capi tech LLC, incorporated and located in the Ukraine, commenced its operations in 2017. The company provides marketing, sales and support services to companies in the online Forex industry and is paid by ParagonEx on a ‘cost+ basis’. Capi has no activity.

In addition, ParagonEx is in the process of divesting its entire holdings in its inactive subsidiary Urom Support Srl (formerly LPH Marketing Srl), a Romanian company, which previously provided marketing, sales and support services to customers in the online Forex industry.

Seasonality

ParagonEx’s business is not significantly affected by seasonality. Revenues tend to be slightly higher in the first and fourth quarters of the fiscal year. In the last two years, 55.5% of ParagonEx’s annual revenue was generated during the first and fourth quarter.

Legal Proceedings

On May 8, 2017, Toyga Online Ltd. filed a motion against the First International Bank of Israel Ltd. in the district court of Tel Aviv, requesting declarative relief against the bank’s decision to close the company’s account. On March 7, 2018, the court ruled that the bank’s decision to close the account had been reasonable and denied the company’s motion. The company has appealed the judgment with the Israeli Supreme Court. Along with the appeal, the company also filed a motion for temporary relief requesting to prohibit the bank from closing the account and denying it service until the appellate proceedings are concluded. However, the motion was dismissed by the Supreme Court and the account was consequently closed by the bank. The hearing on the appeal itself has been set for July 11, 2019.

A motion for approval of a class action has recently been filed with the Israeli regional labor court in Tel Aviv against Toyga Media Ltd. by a former employee of the company who served as a customer retention representative. The motion asserts that since August 2011, Toyga has been making insufficient contributions to its employees’ pension funds by starting such contributions only after a certain period of time rather than from the first day of employment, and that Toyga further failed to make such contributions at the higher rates stipulated by a certain governmental extension order which allegedly applies to it. The motion further asserts that Toyga failed to consider sales commissions as part of the employees’ wages for purposes of calculating the pension contributions, resulting in an additional deficiency in such contributions. The class action is for a total amount of NIS 46,802,700, or approximately $13.0 million as of December 31, 2018. Toyga has been granted an extension to file its response to the motion, and a preliminary hearing in the case is set for April 11, 2019.

Regulation

Overview

ParagonEx is not directly subject to regulation (except as described below) but the industry of its B2B customers is highly regulated.

Government regulators and self-regulatory organizations oversee the conduct of online brokers in many ways, and several perform regular examinations to monitor compliance with applicable statutes, regulations and rules. These statutes, regulations and rules cover all aspects of ParagonEx’s B2B customers’ business, including:

•	sales and marketing activities, including interaction with, and solicitation of, End Users;

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•	restrictions on the types of persons that may be End Users of the services offered;

•	trading practices, including the types of products and services which may be offered, and the terms of such products and services;

•	the methods by which End Users can fund accounts;

•	treatment of End User assets, including custody, control, safekeeping and, in certain countries, segregation of its End User funds and securities;

•	maintaining specified minimum amounts of capital and limiting withdrawals of funds;

•	anti-money laundering practices;

•	recordkeeping and reporting;

•	supervision regarding the conduct of directors, officers and employees; and

•	collection, processing and transfer of personal data of End Users.

Though ParagonEx conducts its business in a manner which it believes to be compliant with applicable local law, regulators may attempt to assert authority over ParagonEx’s activities that they deem to take place within the jurisdiction they regulate, including solely by virtue of the presence of End Users within the jurisdiction. In addition, new laws, rules or regulations may be enacted that change the regulatory landscape and result in new, or clarify preexisting, registration or licensing requirements. As a result, a regulator overseeing the activities of a ParagonEx’s B2B customer may attempt to assert authority over ParagonEx.

License as a Liquidity Provider

In its capacity as the liquidity provider for GFH’s PaaS offering, ParagonEx, through its beneficially-owned subsidiary PX Exchange, holds an Investment Firm license from the International Financial Services Commission in Belize, valid through December 31, 2018 and renewable annually. The license permits PX Exchange to conduct trading on its own account and in that capacity act as a market maker for trading in financial and commodity-based derivative instruments and other securities. The “Trading in Securities Licence” (License No. IFS/60/272/TS/18) covers the “trading in financial and commodity-based derivative instruments and other securities.”

Global Anti-Money Laundering

ParagonEx’s anti-money laundering and End User identification programs are designed to comply with rules and regulations applicable to its B2B customers on a global basis. In addition, it has developed proprietary methods for risk-management and continues to add specialized processes, queries and automated reports designed to identify potential money laundering, fraud and other suspicious activities.

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DESCRIPTION OF THE BUSINESS OF BI CHINA

All references to “BI China” or the “Group” mean Brookfield Interactive (Hong Kong) Limited, a company organized under the laws of Hong Kong, and its subsidiaries and contractually controlled entities. BI China was formed on June 25, 2018 in connection with the Business Combination in order to acquire assets related to the lottery, gaming and sports business in China. References to the business of BI China in this proxy statement/prospectus refer to the business of the assets acquired by BI China. All references to “Chinese renminbi”, “Yuan” or “RMB” are to the currency of the People’s Republic of China (“PRC” or “China”).

Overview

BI China is a Chinese group and a leader in China’s rapidly evolving $65+ billion lottery market. Parts of the Group have been involved in and operating businesses in the Chinese lottery market for over 15 years and have developed deep relationships with some of China’s leading lottery centers, government agencies and portals.

The Group was positioned to achieve a leading role in China’s lottery market because of the versatile, robust and scalable B2B technology platforms and content it developed for the Chinese lottery, gaming and sports industries.

Since 2012, the Group has developed highly scalable B2B technology platforms for the lottery industry in China capable of processing millions of transactions a day. The Group’s B2B technology platforms were initially focused on the lottery market but have since expanded into new verticals (See section titled “Description of the Business of BI China — BI China-B2B Platforms”). Among such platforms, the Group has built and launched are a B2C tele-draw lottery platform for the Shanghai and Guangxi Welfare lottery centers that allow mobile users to play digital games online through their mobile devices, call-center operator and SMS. The Group has also launched a B2B platform in Beijing that interfaces and processes transactions between lottery centers and the main Chinese portals such as Taobao (approximately 500 million active users and is owned by Alibaba), Tencent (approximately 1 billion active users), JD.com (approximately 300 million active users) and Netease (approximately 23 million active users). The Group also currently has a strategic joint venture with the Heilongjiang Sports Bureau, which is responsible for all sports lottery activities in Heilongjiang province of China. The Group believes this to be the only joint venture of its kind in China.

In addition to the Group’s B2B technology platform and content creation, the Group was a pioneer in the development of an earlier generation of Chinese Self Service Terminals in 2011/2012 which it subsequently rolled out. Self-Service Terminals are a key component to the increase in Chinese lottery sales because they represent a solution to a problem that currently exists within the lottery industry in China: lottery players must claim their prizes in person at a lottery center. Currently the Chinese lottery is under played by the middle classes because they live and work in areas where lottery centers previously did not exist. Looking to address the middle classes and remedy the collection of lottery winnings from a physical lottery center, the Group has begun to introduce Self-Service Terminals in conveniently located locations such as shopping malls, fast food restaurants and retail stores near to areas where the middle classes live, work and frequent. Additionally the new generation of Self-Service Terminals which are contemplated to be rolled out are expected to offer a much more seamless experience to lottery players than the prior generation, since all electronic methods of payments are accepted. A lottery player can place a bet on his/her mobile device and settle the payment by e-wallet, Ali-pay or We-chat. The player can then validate and cash any prize he/she receives through the terminal instead of through a lottery center. We believe this solution addresses a main barrier to increase lottery ticket sales in China: the need to validate and cash out prizes in person at lottery centers. The new generation of Self-Service Terminals can also be produced at a fraction of the cost of production of the earlier generation of terminals. With better functionality and lower cost of production, BI China believes the new generation of Self-Service Terminals will be one of the main drivers of growth for the lottery industry in the years to come.

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The Group provides a one stop B2B technology solution for many of its lottery center clients, responsible for the operation of the lottery center websites, development and provision of cutting edge content, marketing and promotional activities as well as providing Self-Service Terminals. The Group’s strategy is to become the premiere lottery solution provider in China, capable of offering a full range of products and solutions to its clients all aimed at increasing sales, driving user play, and enhancing the ability for lottery centers to target new revenue opportunities while operating in a highly evolving regulated legal environment.

The current pillars of the Group’s strategy are to increase sales of lottery tickets and games by (i) the development of new lottery games and virtual games, particularly virtual sports high frequency lottery games and (ii) rolling out and promoting the use of self-service video lottery terminals or “Self-Service Terminals.” High frequency games are played every few minutes and have a high percentage payout that is highly attractive to the lottery player. Self-Service Terminals are a key component to the increase in lottery sales because they will enable lottery players to claim their prizes at these terminals rather than in person at a lottery store/center.

The Group believes the new generation of Self-Service Terminals will become “AI lottery stores/centers” without operators and will eventually replace the old and high cost retail lottery stores/centers. Acting as a provider of the technology for this transformation, BI China believes it is well positioned to become a leader in this industry.

To achieve its strategy of developing new cutting edge content and games, the Group partnered with Kiron Interactive, a software company based in Johannesburg, South Africa, and the developer of “BetMan Online” to develop a new suite of virtual games. See section titled “Description of the Business of BI China—Content Development—Kiron Interactive Partnership” below. BI China intends to become a major player in the provision of new games for the lottery industry in China.

The Group will continue to leverage its deep relationships with several lottery centers to implement its new strategy. The Group has provincial licenses with the following key provincial lottery centers in China:

•	Welfare lottery centers located in Beijing, Shanghai, Guangxi, Tianjin, Zhejiang, Shandong, Chongqing and Jiangxi.

•	Sports lottery centers are located in Heilongjiang, Zhejiang, Shandong, Gansu and Beijing.

While the lottery market is an anchor activity of the Group, the Group has identified additional business opportunities within China and in South East Asia that can utilize our versatile, robust and scalable B2B technology platform, including the following:

•	futures/commodities trading, financial “Play for Fun” games and new virtual multi-platform mobile lottery games;

•	utilize our trading platforms to enter other South East Asian markets via customers that will license the platform to address their own customer needs;

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•	development of new sports initiatives aimed at supporting all sales channels as well as contributing meaningfully to the Group’s earnings; and

•	sports high frequency games.

BI China believes that regulatory changes expected to take place in the Chinese lottery, gaming and sports industry will create business opportunities to monetize in the future. The Group considers itself to be well positioned to take advantage of these opportunities by leveraging its robust B2B technology platforms in combination with its deep relationships within the Chinese market.

BI China — B2B Platforms

The Group historically developed B2B platforms to serve the lottery industry in China. The Group’s platforms principally consist of four B2B platforms that are smart, secure, robust and capable of processing millions of transactions a day. Because the Group’s platforms are highly scalable, they allowed the Group to expand its technology to new verticals, as described below. A substantial amount of customer data is maintained by these platforms in a secure manner. The reliability of BI China’s B2B platforms have earned the trust of the B2B customers that use it, from lottery centers to large portals such as Alibaba and Tencent. Below is a description of the platforms that support BI China’s business:

The B2B tele-draw lottery platform

The Tele-draw lottery platform is a B2B platform that connects the provincial lottery centers and third parties that sell electronic lottery tickets to players, including portals Alibaba, Tencent and JD.com, through an application programming interface (“API”). This platform can also support a business-to-business-to-consumer (“B2B2C”) model by allowing lottery ticket buyers to purchase lottery tickets using their phone by voice, SMS or a mobile application. The platform supports sales through different channels, such as through the banking system, mobile systems or “bonus point systems” maintained by retailers, and equipment, such as voice, SMS or mobile application.

The B2B General lottery ticketing platform

The general lottery ticketing platform is a B2B platform that also connects the provincial lottery centers and third parties that sell electronic lottery tickets to players, including portals Alibaba, Tencent and JD.com, through an API. This platform can also support a B2B2C model by allowing lottery ticket buyers to purchase lottery tickets using a website or a mobile application. The platform supports sales through different channels, such as through the banking system, mobile systems or “bonus point systems” maintained by retailers, and equipment, such as voice, SMS or mobile application.

The B2B mobile top-up platform

One segment that currently is less important to the Group but demonstrates the robustness, flexibility and scalability of the Group’s B2B technology platform is the platform’s use in mobile top-up platform. The Group utilized its B2B technology platform and created a mobile top-up platform. This platform is a B2B platform that connects a telecom operator, such as China Mobile, and third parties that provide online top-up service to mobile users through an API. This platform exemplifies the scalability of the B2B platforms developed by BI China since it was based on the B2B platform developed by BI China for the lottery industry. This platform can also support a B2B2C model that allows a mobile customer to top-up on a website or through a mobile application.

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The B2B electricity payment platform

The Group’s B2B technology platform has also been used for electricity payments. The Group utilized its B2B technology platform to facilitate and create a B2B electricity payment platform. This is a B2B platform that connects an electricity power factory (or its sales agent) and third parties that provide online top-up service to individuals through an API. Similarly to the B2B mobile top-up platform, this platform was also based on the B2B platform developed by BI China for the lottery industry. This platform can also support a B2B2C model that allows a customer to top-up an electricity account on a website or through a mobile application. This segment is currently less important to the Group but demonstrates the robustness, flexibility and scalability of the Group’s B2B technology platform.

Self-Service Terminals

The self-service video lottery terminals, or “Self-Service Terminals,” are video machines that sell lottery tickets and distribute prizes without requiring an operator to be on duty. The roll out of a new generation of Self-Service Terminals is one of the pillars of the Group’s strategy to increase sales of lottery tickets and games in China. The Group believes that these terminals represent a solution to one of the main barriers to an increase in lottery ticket sales in China: the need to validate and cash out prizes in person at lottery centers as well as significant cost reductions per site.

The Group was a pioneer in the development and rolling out of an earlier generation of these Self-Service Terminals in 2011/2012 which were subsequently rolled out. The Group recognized a need to tap into the middle class segment of the Chinese society that had limited access to lottery centers in China, as they were not located in regions where such middle classes resides or work. By introducing Self-Service Terminals, the Group created a channel to sell lottery products to this segment which could now collect prizes through terminals conveniently located in shopping malls, fast food restaurants and retail stores. Taking this premise further, the Group is about to launch a new generation of Self-Service Terminals that have considerable advantages over past generation models. These advantages include (i) considerably less expensive costs of production (ii) newer technology to accept payment methods from the vast majority of all payments accepted in China via Alipay, Tenpay and China Union Pay, (iii) removal of opex headcount costs as a result of new interactive functionality, and (iv) a mobile app directing you to the nearest Self-Service Terminal.

A lottery player can place a bet on his/her mobile device and settle the payment by e-wallet, Ali-pay or We-chat. The prize money can also be topped-up in a mobile e-wallet. Upon winning a prize, the lottery player will be directed by his/her phone to navigate to the nearest terminal through an app on their mobile phone. The player can then validate and cash any prize he/she receives through the terminal instead of through a lottery center. This solution addresses a main barrier to an increase in lottery ticket sales in China: the need to validate and cash out prizes in person at lottery centers. The new generation of Self-Service Terminals can also be produced at a fraction of the cost of production of the earlier generation of terminals. With better functionality and lower costs of production, BI China believes the new generation of Self-Service Terminals will be one of the main drivers of growth for the Chinese lottery industry in the years to come.

The introduction of the new generation of Self-Service Terminals has also created new opportunities for promotions aimed at increasing sales. BI China has developed campaigns in conjunction with the retailers and fast food restaurants where the terminals are located to incentivize sales by allowing customers to use loyalty points to purchase lottery tickets.

The Group believes the new generation of Self-Service Terminals will become “AI lottery stores/centers” without operators and will eventually replace the old and high cost retail lottery stores/centers. Acting as a provider of the technology for this transformation, BI China believes it is well positioned to become a leader in this industry.

Dual benefit:

removing significant cost/overhead and significantly enhancing margins per site;

placing in high footfall retail areas densely populated by wealthier middle classes:

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greater disposable income; and

inexpensive way to locate in traditional high rental areas.

Content Development

The creation of new content is a critical component of BI China’s growth strategy. We believe the creation of unique sports content and games will drive this strategy into the near future.

Kiron Interactive Partnership

BI China has partnered with Kiron Interactive, a software company based in Johannesburg, South Africa. Kiron Interactive has developed and launched virtual games around the world, including “BetMan Online,” a remote graphics software (RGS) Platform where players are able to place bets across multiple virtual sports events.

Through the partnership with Kiron Interactive, BI China has developed a new suite of virtual sports games for the Chinese market, including speed skating, football and basketball, among others. Chinese regulatory approval is pending for the launch of these games.

By successfully launching this new suite of virtual games, BI China intends to become one of the major providers of new games in China.

Group’s History

A chronology of the Group’s business (which was established in 2007, as a provider of software solutions to the gaming industry) is as follows:

2007: The business is first established by Darren Mercer.

2008: DJI Holdings Incorporated is created.

2009: The Group acquired its foothold in China with the establishment of the WFOE legal structure and new relationship with NewNet in February 2009. The WFOE is called Beijing Brookfield Interactive Science & Technology Development Co., Ltd.

2010-12: A number of key operational milestones were achieved relating to the lottery operation including:

•	exclusive rights to distribute instant ticket vending machines in Beijing;

•	rights to promote and distribute scratch cards to 3rd party retailers;

•	licenses to operate lottery outlets and branded retail outlets; and

•	contract with the Chinese National Sports Lottery Centre for the provision of promotional services.

2013: The group acquired Shanghai Xinguan and Chongqing Chuangyang to build a nationwide online sales network.

2014:

Establishment of the Xinhuacai entity (an investment between NewNet and Xinhuatong).

Additionally, as it relates to the Group, there was further focus on lottery operations across China.

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Operational landmarks include:

•	fulfillment of more than 400 million sports and lottery welfare tickets each month by the end of the year; and

•	B2B deals signed with Tencent, JD.com, 360Buy, Taobao (owned by Alibaba) and other leading Chinese portals.

2015: In March 2015, the Chinese Government suspends lottery licenses. The Group begins to review its strategy and decides to focus on the mobile services and content market. In September 2015, the Group announces a deal with Heilongjiang Sports Bureau (HSB) to create a new entity, Longti. The Longti deal included a B2B online booking system for sports. Longti then launches a B2B booking system with JD.com and Alisports to sell skating and skiing tickets of the Yabuli ski resort online.

2016: The Group continues to implement its strategy of focusing on mobile services and content market.

2017: Launch of sporting promotional campaigns based on unique football club assets to drive cost effective and significant customer data acquisitions.

2018: In anticipation of the Business Combination, all the shares of the WFOE are transferred to BI China and following such transfer, BNN and all other shareholders of BI China shall exchange all of the shares of BI China for new shares of GFH.

As of the date of this proxy statement/prospectus, BI China is a wholly-owned subsidiary of BNN and its operating activities are undertaken by its direct and indirect subsidiaries and affiliates. Prior to completion of the Business Combination, it is proposed that BI China will undertake a series of internal steps to (a) issue shares to key members of its management team pursuant to existing commitments in recognition of their past services and to incentivize their future performance, (b) issue shares to new investors in BI China who have agreed to subscribe for equity in BI China to help fund future growth opportunities for the combined business following completion of the Business Combination as identified by BI China management  and (c) issue shares to key joint venture partners in PRC which have been identified by BI China management as adding future value to the combined business. As a result of these steps, BNN will hold 51.7% of BI China’s share capital as at completion, BI China management will hold 10.36%, external investors 34.44% and joint venture partners 3.5%. This reorganization will have no impact on the operational assets of BI China which will continue to be held by BI China.

The Group’s Competitive Strengths

B2B proprietary platform enables scalability of technology and ability for high volume processing. The Group has developed B2B technology platforms that deliver reliable and scalable solutions to process millions of transactions a day. The effectiveness and flexibility of the Group’s technology platforms have enabled the Group to adapt and service customers in the Chinese lottery industry, the gaming industry and sports bookings, among others.

Long term trusted and proven relationships. The Group has built a strong reputation and developed long-term relationships, originally stemming from its lottery business, with both Chinese provincial lottery centers and other government regulated departments, and with businesses for whom it provides services. Our historical relationships have allowed the Group to develop its range of partnerships with other government departments and bureaus. These relationships have primed the Group to be in a position to monetize and further grow its infrastructure in China. The Group has continuously expanded the range of its business relationships in China and has consistently succeeded in monetizing opportunities arising from these relationships.

Long term approach to doing business in China. The Group has taken a long term approach to all of its operations in China and has recognized the direction in which a number of key verticals have been developing. The Group’s strategy has always been to be at the forefront of technological development and trends while providing its B2B customers with a superior technology platform. This has enabled the Group to be well placed to benefit from its products and content superiority. The Group has successfully done this over the past 15 years based on its operations in China, and is committed to continue this approach as it moves into new segments of the Chinese lottery, gaming and sports markets. The Group believes this philosophy will continue to allow it to grasp future business opportunities.

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Business Model

As the B2B technology fulfillment platform for a number of provincial lottery centers, BI China acts the technology interface in between a lottery center and a purchaser of lottery tickets across a number of verticals. As such, BI China receives a commission on all transactions processed through its platform. At all times BI China works within the permitted guidelines stipulated by the Chinese Ministry of Finance and its lottery regulations. Below are listed a number of verticals BI China are operating in or about to operate in for which we receive transaction commission payments:

B2B Technology Platform/Tele-draw License: BI China works with a number of B2B corporate partners which are primarily among China’s largest portals (Taobao, Tencent and JD.com), to allow their mobile users to purchase their tickets through voice messages and SMS messages via their mobile phones. BI China revenue is based on commissions that are shared on a negotiated basis with each of these corporate partners.

Chinese Telecom Companies and Banks: BI China works with many companies from these sectors in which these companies underlying customers are allowed to convert their respective bonus and reward points to purchase lottery tickets. BI China’s tele-draw platform is used to provide electronic lottery tickets to this customer base again through orders place via voice messages and SMS messages through their mobile phones. BI China revenue is based on commissions that are shared on a negotiated basis with each of these corporate partners.

Self-Service Terminals: BI China is currently working with a number of provincial lottery centers to launch a new generation of lottery terminals. These Self-Service Terminals allow customers to place their order for lottery tickets on either a mobile device or directly at the terminal. BI China collects a direct commission for each ticket sold and processed. There is a revenue share or rent charged with the landlord where the Self-Service Terminal is placed.

Content Development and Provision: BI China anticipates supplying its content, once approved by the Chinese regulatory body, market leading virtual lottery games to provincial lottery centers. BI China will then receive a commission on each ticket sold and processed through the lottery center by the lottery centers distribution partners.

The graph above illustrates BI China’s role and position in the industry value chain.

Group Structure and Recent Restructuring

Brookfield Interactive (Hong Kong) Limited (referred to in this document as “BI China” or the “Group”) is a company organized under the laws of Hong Kong. BI China was formed in 2018 to acquire the assets described below. These assets were part of a larger group of companies that also owned other assets and companies that were not related to the lottery, gaming and sports business in China (the “Non-core Assets”). The Non-core Assets were not acquired by BI China. References to the business of BI China in this document refer to the business of the assets acquired by BI China.

The assets and partnerships acquired by BI China relate to the following entities and joint ventures:

Beijing NewNet Science & Technology Development Co. Ltd. (“NewNet”);

Beijing Xinhua Lottery Technology Co. Ltd. (“Xinhua Cai”);

Shanghai Xinguan Systems Engineering Co. Ltd. (“Shanghai Xinguan”);

Heilongjiang Longti Technology Co. Ltd. (“Long Ti” or “Longti”); and

Harbin Tengcai Science & Technology Co. Ltd (“Tengcai”).

Below is a description of these companies and joint ventures.

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NewNet

NewNet is the operator, partner and agent of the Group’s business in China. Since its inception in 2003, NewNet became a key operating and technical partner to 12 Chinese lottery centers including the Beijing Welfare Lottery Centre (“BWLC”) and eight out of the ten largest Chinese portals. NewNet’s key relationship with BWLC ultimately resulted in it becoming the official operator of the BWLC lottery website. In addition, NewNet has also:

developed a B2B technology platform to serve the lottery industry;

operated approximately 100 lottery retail stores and kiosks across the country including up to 50 lottery retail stores and kiosks in Beijing;

designed and built self-service video Self-Service Terminals, or “Self-Service Terminals”;

designed and built physical card vending machines;

developed the Haoyuncai lottery mobile app and website; and

designed and developed new lottery games, mobile games and virtual games.

NewNet was one of the companies leading the transformation of the Chinese lottery market to become more technology focused and appeal to a larger portion of the Chinese population. NewNet has consistently demonstrated its capabilities by introducing more up to date solutions for its distribution channels. NewNet quickly recognized that they needed to solve one of the major problems typically faced by the middle classes playing lotto, access to retail lotto stores/centers. By developing and installing Self-Service Terminals in shopping malls and other densely populated middle class areas, NewNet created a viable channel to sell lottery products to the growing middle class segment of the Chinese market.

NewNet was one of a few companies in China to be granted tele-draw licenses by Chinese provincial Welfare lottery centers under the authority of the Chinese Ministry of Civil Affairs. As a tele-draw operator, NewNet operated a technology platform serving the lottery industry. NewNet’s platform would interface between lottery centers’ systems and Newnet’s large B2B clients which represented China’s largest e-commerce portals. By processing these transactions, NewNet collected valuable customer data for the lottery centers (to the extent allowed by the applicable PRC data protections and laws and regulations).

NewNet recognized the importance of the Tele-draw license for long-established trusted partners with robust technology platforms. This license allowed access to some of the leading Chinese portals as well as facilitating partnerships with other Chinese lottery companies offering similar products and services. As a result of this, NewNet also acted as a consolidator by acquiring other companies to support the growing Chinese lottery industry.

Shanghai Xinguan

Shanghai Xinguan was originally formed in 2007. The Group acquired an 80% interest in Shanghai Xinguan in 2013. Since its acquisition by the Group, Shanghai Xinguan has been used as a vehicle to operate the websites of the Shanghai Welfare Lottery Center and the Guangxi Welfare Lottery Center under official government licenses. Shanghai Xinguan now has two of the four tele-draw licenses of the Group. It is used on a reference point to grow relationships in other provinces and assists in the introduction of the self-service terminals utilizing NewNet’s proprietary technology in other provinces.

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Shanghai Xinguan created the first tele-draw license platform to interface with lottery centers in China for the Shanghai welfare lottery center. Since partnering with NewNet and utilizing NewNet’s proprietary technology platform, we have developed one of the most robust and scalable B2B technology platforms in the Chinese lottery space. Its features include a full monitoring system and identification of the underlying lottery player together with instantaneous reconciliation of the lottery ticket sale by the aforementioned lottery center. This ensures that the integrity of the transaction meets the regulatory requirements and enables a completely secured transaction. We believe that the new technology monitoring programs that China is mandating to ensure regulatory compliance, will encompass similar features as the Group’s already built and established B2B technology platform. This foundation of achieving regulatory requirements is completely transparent to the lottery center in a robust and secure manner that underpins transactions throughout the Group no matter the medium in which they are purchased. Shanghai Xinguan now concentrates on using the NewNet technology and software which has been developed to support the new generation of Self-Service Terminals, which the Group believes will be one of the main drivers of growth in the industry. Shanghai Xinguan was able to become a pioneer in the industry as a result of:

•	its relationship with NewNet and ability to access its proprietary technology;

•	building a leading B2B technology platform capable of processing a high volume of transactions online to service these lottery centers;

•	developing relationships with China’s key e-commerce portals; and

•	designing software solutions to expand and exploit the use of Self-Service Terminals.

The NewNet platform used by Shanghai Xinguan can support the purchase of lottery tickets online and through mobile phones by connecting the player direct to the physical Self-Service Terminal. It also allows players to collect their winnings through Self-Service Terminals located across many Chinese provinces.

As mentioned above, the technology developed by NewNet and used by Shanghai Xinguan can be used for the new Self-Service terminals which connects the tele-draw system with the lottery centers for nation-wide sales. Testing for these new terminals begun in June 2018. Shanghai Xinguan is currently in discussions with nine lottery centers for roll-out within the Chinese business of these terminals pursuant to certain framework agreements in Beijing, Shanghai, Chongqing, Tianjin, Heilongjiang, Shandong, Zhejiang, Gansu and Jiangxi.

Further to the Group restructuring set out above in this document and in contemplation of the existing transaction the Group recently disposed of its 80% equity interest in Shanghai Xinguan. The Group however, maintains effective control over Shanghai Xinguan through its exclusive and perpetual technology license with Shanghai Xinguan. This structure is now consistent with the Group’s approach of maintaining NewNet as the technology hub of its operation and the vehicle through which the Group intends to roll out its online technology platforms for its customers and partners. The existing commercial agreements entered into by Shanghai Xinguan prior to this restructuring, including the agreements with Shanghai Mobile and Guangxi Lottery Centre, remain unaffected.

Xinhua Cai

Xinhua Cai, the most recent addition to the Group, is a joint venture in which the Group currently owns 49% of with Xinhuatong. This joint venture has strategic importance to the Group, as it allows the Group to build new relationships in Chinese provinces it has not operated in before.

Xinhua Cai owns 45% of a joint venture with Wasu Media Holding Co., a leading state-owned cable and internet TV company in China. Despite the heavy regulation China has on the media industry, Wasu Media is one of the few companies that has licenses to provide services via new media and three networks: cable, telecommunication and internet. Additionally, Wasu Media is also one of the seven license holders to provide internet TV services in China. This license provides significant potential access to China’s untapped and growing internet TV market.

Through this joint venture, the Group will explore the creation of TV lottery channels and benefit from new game content creation.

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Xinhua Cai’s joint venture with Wasu Media has applied for licenses to:

•	provide new virtual lottery games to provincial sports lottery centers; and

•	multi-provincial TV lottery channel for various existing sports lottery games.

Wasu Media gives the Group access to:

•	broadcasting and cable networks in over 20 provinces and over 100 cities;

•	over 30 million cable TV subscribers;

•	over 100 million internet TV end-user terminals;

•	over 80 million internet TV subscribers;

•	over 56 million users (16 million paying users) of mobile streaming TV; and

•	over 900,000 cable internet customers in Zhejiang province.

Wasu Media is the largest integrated cable TV network in Zhejiang province and in China. Wasu Media is currently listed on the Shenzhen stock exchange and as of October 2, 2018 had a market capitalization of approximately $2.0 billion. Wasu Media is the only broadcasting company to be part of the CSI 300 Index, a stock market index designated to replicate the performance of the top 300 stocks traded in the Shanghai and Shenzhen stock exchanges. Additionally, Hangzhou Yunxi Investment Partnership Enterprise, a private equity firm associated with Jack Ma, the founder of Alibaba Group Holding Limited (NYSE:BABA), is a major shareholder of Wasu Media.

Long Ti and Teng Cai

Long Ti is a joint venture owned 40% by Teng Cai and 60% by the Heilongjiang Sports Bureau (the “HSB”). HSB operates and is responsible for all sports lottery activities in Heilongjiang province, China’s sixth largest province with a population of approximately 40 million. HSB also owns and operates an extensive portfolio of sporting venues and facilities across the province, including Yabuli, China’s largest ski resort, which includes ice skating rinks. Many of the key training facilities for winter Olympic sports are based in this region.

The joint venture’s main activities are:

•	managing HSB Sports Lottery Websites and creating promotional activity to boost offline lottery sales; provincial distribution of lottery scratch cards;

•	seeking approval for the introduction of a new virtual lottery game based on speed skating to support winter Olympic 2022 facilities; and

•	a number of additional areas utilizing our B2B technology platform such as operating an online travel booking platform with JD.com and Alitravel for the Yabuli ski resort and other winter travel packages.

•	Long Ti will also introduce a range of new mobile games in promotional support for new ventures.

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As noted above, this joint venture introduced online booking capabilities for many of the facilities controlled by HSB. The online and mobile B2B booking system is now fully operational and recently signed contracts with JD.com and Alitravel to support sales through their respective websites and mobile apps. Long Ti has also introduced new games for HSB, including a new Winter Olympics 2022 instant virtual lottery game. Long Ti expects to obtain approval for the Winter Olympics 2022 game by the Beijing, Hebei, Heilongjiang lottery centers within the next few months. The joint venture also currently distributes a high volume of lottery scratch cards for over 5,000 outlets. By operating the Heilongjiang official website, Long Ti uses promotional activities to collect data (to the extent permitted by PRC laws) to increase sales through its 5,000 outlets. Long Ti has also signed a three party agreement with HSB and one of the three largest Chinese tech companies for development of nation-wide mobile lottery games. Long Ti expects that these games will be launched in the second quarter of 2019.

Although the Group expects that these approvals and launch of new products will occur by such dates, no assurance can be given that they will in fact occur within the estimated deadlines or at all. See “Risk Factors Related to BI China – BI China is engaging in new business ventures in China and it cannot guarantee the level of future earnings from these ventures.”

Teng Cai was formed in 2015 and is a joint venture owned 80% by the Group. Teng Cai has developed all of the mobile games mentioned above as well as the online booking system used by the Yabuli ski resort. Teng Cai is also the exclusive technology provider to Long Ti.

Sales and Marketing

BI China has marketing and promotional contracts to promote the lottery centers it represents. It devises campaigns to help enhance awareness and popularity of lottery products to increase sales. These campaigns often include the organization of promotional events. BI China also uses the websites it operates as marketing tools to enhance sales.

Examples of marketing and promotional campaigns launched in the past include:

•	providing soccer club resources, including T-shirts with players signatures and souvenirs for promotion of several sports lottery centers;

•	inviting famous soccer TV hosts to join the nationwide promotion of the Jingcai sports betting game;

•	launching more than 300 vending machines in Beijing to support the Beijing Welfare Scratch Cards sales;

•	launching online validators with Tencent to support the Chongqing welfare promotion of physical cards in land stores; and

•	launching promotions for the official websites the Group operates such as BWLC, Shanghai, Guangxi and Heilongjiang, including offering bonus points and gifts in regular times each year.

These campaigns are constantly being adapted to explore new opportunities, such as the rolling out of the new generation of Self-Service Terminals. BI China has developed campaigns in conjunction with the retailers and fast food restaurants where the terminals are located to incentivize sales. One of the campaigns developed with McDonald’s allows customers to use loyalty points to purchase lottery tickets.

Sports and Welfare Lottery Markets within China

The Chinese lottery market exhibits significant barriers to entry, particularly obtaining approvals for licenses and establishing relationships with the relevant quasi-governmental authorities. The lottery licenses are granted to the lottery centers that then contract third parties, such as the Group, to manage and operate the business. The Group has developed strong relationships with the regulators and governing bodies within both the Sports and Welfare lotteries.

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For both the Welfare and Sports lotteries, prospective participants require both contractual relationships with provincial lottery centers and long-standing, unblemished reputations. Companies also need tele-draw licenses to sell tickets on voice phone or through SMS.

The Tele-draw licenses for the Welfare Lottery are granted at the discretion of authorized Chinese Provincial Welfare lottery centers under the authority of the Chinese Ministry of Civil Affairs.

The Sports lottery equivalent of a Tele-draw license is a contract authorized by the provincial Sports lottery centers. A typical lottery ticket purchased by a customer provides funds towards the respective mandates of the Sports and Welfare lottery authorities. For each ticket sold the proceeds are split as follows:

•	50% – 69% is allocated to the prize pool;

•	18% – 35% is allocated to contribute towards good causes; and

•	13% – 15% is available for commissions for the promotion and distribution channel.

Historically the Group sold lottery products via a network of retail stores, kiosks, a portfolio of scratch card vending machines held in third party premises and Self-Service Terminals.

The Group distributes various lottery products, which can broadly be split between traditional lottery games and betting games within both the Welfare and Sports lotteries.

Welfare Lottery

Formed in 1987, the Welfare lottery’s traditional lottery games comprise periodic draws and scratch cards. Periodic draws are weekly and twice weekly draws, where the outcome depends on combinations of numbers. A purchaser of a periodic draw game ticket will select a combination of numbers at the time of purchase, and the result and payout depend on how well the selected number combination matches the prize winning number combination, which is randomly drawn at a set time. Instant scratch cards are products for which the winning tickets and prize amounts are pre-determined.

Welfare Lottery betting games comprise instant draw games and Self-Service Terminals. Instant draw games are high frequency periodic draw games, occurring every few minutes. Self-Service Terminal games are bespoke entertainment games with no particular theme and are the fastest growing product within retail outlets in China.

Sports Lottery

The Sports Lottery administration was formed in 1994, initially to develop traditional lottery games comprising periodic draws and instant scratch cards similar to Welfare. Sports lottery betting games comprise instant draw games and sports betting. Sports betting games are lottery products for which the outcome and payout depends on the result of sports matches, the majority of which relate to soccer or NBA basketball. Players typically rely on real-time information and updates making sports betting ideally suited for distribution via online and mobile channels.

Sports Content Division

In 2015 President Xi launched the Football Reform Plan which stemmed from his dream of China winning the World Cup. This plan has clear objectives for the short term (by 2020), medium term (by 2025) and the long term (by 2050), and is at the center of China’s commitment to the development of football (aka American Soccer) at all levels. Included in the plan are commitments to building soccer schools; football pitches and to develop football at all levels in China.

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Recognizing the opportunities that accompany President Xi’s vision the Group launched its football strategy in early 2014 introducing developments that support the goals and ambitions set out in the reform plan. The Group’s strategy initially started by combining the Group’s lottery expertise and local partnerships with sponsorships of professional European football clubs.

The football strategy has since grown substantially, with the Group cementing long standing partnerships with four leading European clubs; Manchester City, Arsenal, Borussia Dortmund and formerly FC Barcelona. These partnerships uniquely position the Group to utilize international football resources to develop football in China to support President Xi’s reform plan. The football strategy is based on four core tenets building on the exclusive, unique and innovative assets of the Group. These tenets are:

Developing initiatives that are complementary to the Group’s business and enhance the development of core relationships.

The Group’s unique position in the China football market (as long standing partners of international clubs) opened opportunities to strengthen existing government and non-government relationships for the benefit of other areas of the business. These opportunities included exclusive football PR events and pioneering joint projects, such as:

•	being appointed the exclusive global provider of Arsenal products through the Alibaba platform, Tmall;

•	hosting three co-branded microsites (for Arsenal, Manchester City and FC Barcelona) linking to the Xinhua News app which has 200 million downloads and an estimated 12 million users;

•	providing an exclusive in-market player meet and greet with TaoBao (Alibaba) during Arsenal’s pre-season tour; and

•	providing a live broadcast with players for Xinhua.

Bringing exclusive content to establish the Group as pioneers of football development in China.

The assets negotiated with our football partners are, in the main, both exclusive and highly attractive; giving us the opportunities and more importantly the rights to launch highly unique, original and bespoke programs. Programs including grassroots training, online training, live broadcast talent shows, footballing game shows, VIP European trips, sponsorship and advertising, are all in the Group’s pipeline for the future. All of these initiatives will be utilized to create a highly engaged footballing community. It is anticipated this will attract footballing fans at all levels from armchair fans to passionate supporters across a myriad of communities and for different objectives.

Building a robust database (core target markets) in China.

The Group utilized its exclusive training camps to attract, collect and collate a robust and extensive set of data by requiring the Group’s target audience to register their details in order to have a chance of being trained by professional coaches at one of the Group’s camps. Each camp achieved over 50,000 registrations and over 1.7 million page views thereby delivering exclusive and highly valuable data. This data included not only core information of users but also their social media habits, footballing ambitions, media usage, football allegiances and sport goods preferences.

Commitment to supporting China’s ambition to grow grassroots football.

The Group’s partnerships and content underscore the Group’s commitment to supporting grassroots football in China by delivering social and public participation programs that build on its longstanding operations in the country. These initiatives are at the heart of the Group’s mission for the betterment of Chinese citizens on a day-to-day level. Chinese investment in grassroots football has encouraged 30,000 teams to register in Amateur Leagues. As football is developing at an exponential rate in China, there is a growth in government spending on areas such as coaching, training, broadcasting, marketing and promotions. The Group looks to exploit these opportunities.

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Market Overview and Opportunity

The Chinese Lottery Market

China is the second largest lottery market in the world. As part of the “Reform and Opening-up” policy in the 1980s, China attempted to issue lottery tickets as a means of funding social welfare. The current Chinese lottery market is broken down into 2 major verticals: the Welfare and Sports lotteries. In 1987, the Chinese central government formed the “Social Benefits Lottery Commission” and allowed the issuance of the Welfare Lottery. In 1994, the State Council of the PRC launched the Sports Lottery program.

According to the Ministry of Finance of the People’s Republic of China (“PRC”), total lottery sales in 1987 were 170 million RMB; after the addition of the Sports lottery, total sales reached 6.73 billion RMB in 1995; in 2007, 20 years after its inception, national lottery sales exceeded 100 billion RMB.

The Chinese lottery market has experienced strong growth in recent years as a result of positive macro trends in China, such as robust economic growth, increases in disposable income and a more positive shift in public perception towards the lottery business. According to Xinhua News, the Chinese government has also indicated that approximately 20% of China’s population is playing the lotto.

According to the Ministry of Finance of the PRC, the total lottery sales in China increased from 261.5 billion RMB in 2012 to 426.7 billion RMB in 2017. This represented a CAGR of 10.3% from 2012 to 2017. During this time period, the 2 major verticals of the Chinese lottery market, Welfare and Sports lotteries, have also increased substantially.

The year-over-year RMB growth in total lottery sales from H1 2017 vs. H1 2018 was 19.6% which represents an increase of 40 billion RMB as a result of total lottery increasing from 205 billion RMB to 245 billion RMB. The increase in H1 2017 vs H1 2018 is a further indication that the Chinese lottery market remains robust.

Welfare Lottery

There are four types of Welfare lottery in China (“literally” translated into English as): Classic Lotto, Instant Win Game, Video Lottery and Keno. In concert with the growth patterns indicated directly above, the Welfare lottery market has maintained strong overall growth since 2012. Additionally, new Welfare lottery segments have begun to be introduced to the Chinese market with the kick-off of the Keno Welfare lottery in 2014.

According to the Ministry of Finance of the PRC, total Welfare lottery sales in China grew from 151.0 billion RMB in 2012 to 216.98 billion RMB in 2017, representing a CAGR of 7.5% during this time period. This growth pattern was primarily driven from the Classic Lotto and Video lottery segments of the overall Welfare lottery market. The Classic Lotto segment’s total sales grew from 108 billion RMB in 2012 to 158 billion RMB in 2017, representing a 7.8% CAGR during this time period. The Video Lottery market’s total sales grew at a CAGR of 15.6% from 2012 to 2017 with sales growing from 22.4 billion RMB in 2012 to 46.2 billion RMB in 2017.

According to the Ministry of Finance of the PRC, the total sales for the Welfare lottery for the first 6-months of 2018 were 110.6 billion RMB vs. 106.1 billion RMB in 2017, resulting in a 4.2% increase from the same period in 2017. Among all categories, the largest segment, Classic Lottery, has shown the highest growth rate, with a 6.5% increase over the same period from last year.

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Sports Lottery

There are four types of Sports lotteries in China (“literally” translated into English as): Classic Lotto, Sports Betting, Instant Win Games and Video Lottery. Similar to the Welfare lottery market, as indicated above, the Sports lottery market has also shown robust growth from 2012 to 2017. Additionally, in 2015 Video Lottery was included as a new segment within the Sport lottery market.

According to the Ministry of Finance of the PRC, total Sports lottery sales in China grew from 110.5 billion RMB in 2012 to 209.7 billion RMB in 2017, representing a CAGR of 13.7% during this time period. The Sports lottery market’s growth has been driven by robust growth from its two largest segments, Classic Lotto and Sports Betting. The Classic Lotto segment’s total sales grew from 65.6 billion RMB in 2012 to 104.9 billion RMB in 2017, representing a 9.8% CAGR during this time period. The Sports Betting market’s total sales grew at a CAGR of 28.2% from 2012 to 2017 with sales growing from 26.8 billion RMB in 2012 to 92.9 billion RMB in 2017.

According to the Ministry of Finance of the PRC, the total sales for the Sports lottery market increased 36.1% from H1 2018 to the same period in 2017. The Sports lottery market sales in H1 2018 were 134.6 billion RMB vs. 98.9 billion RMB in 2017 for the same period. The Ministry of Finance of the PRC attributed the high growth rate on a year-over-year basis to the 2018 FIFA World Cup in Russia. Historically, there has been similar Sports Lottery sales spikes that have been observed during times when there is a major sporting event with a strong connection to Chinese audiences.

Provincial Lottery Sales

The graphs below show the lottery sales for all Chinese provinces, the aggregate of which make up the total size of the Chinese lottery market in 2017 and the six month period ended June 30, 2018.

Provincial Lottery Sales in 2017

Province	Sales (billion RMB)	YoY growth rate (%)
National Total	426.67	8.1
Beijing	10.76	0.1
Tianjin	7.18	5.2
Hebei	15.69	-7.6
Shanxi	7.89	17.9
Inner Mongolia	11.01	6.8
Liaoning	15.59	-5.4
Jilin	7.00	-5.4
Heilongjiang	10.41	-0.2
Shanghai	8.07	6.9
Jiangsu	35.51	8.4
Zhejiang	29.35	6.5
Anhui	13.44	11.8
Fujian	15.71	20.2
Jiangxi	8.95	46.6
Shandong	33.35	4.5
Henan	20.26	8.8
Hubei	19.58	16.3
Hunan	17.10	17.5
Guangdong	42.28	6.7
Guangxi	8.71	15.0
Hainan	2.74	-12.0
Chongqing	10.30	28.7
Sichuan	13.64	2.9
Guizhou	6.30	6.4
Yunnan	15.18	2.6
Tibet	3.57	55.9
Shaanxi	15.74	11.1
Gansu	8.02	12.5
Qinghai	2.50	14.7
Ningxia	2.94	7.8
Xinjiang	7.91	12.9

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Provincial Lottery Sales in the six months ended June 30, 2018

Province	Sales (billion RMB)	YoY growth rate (%)
National Total	245.20	19.6
Beijing	5.58	5.1
Tianjin	4.45	31.4
Hebei	9.89	21.1
Shanxi	4.14	26.5
Inner Mongolia	6.52	17.8
Liaoning	8.82	14.9
Jilin	4.47	28.2
Heilongjiang	5.34	-1.4
Shanghai	4.53	16.3
Jiangsu	20.94	28.2
Zhejiang	17.36	20.8
Anhui	7.59	25.5
Fujian	8.58	13.1
Jiangxi	6.86	58.9
Shandong	18.58	11.5
Henan	11.30	18.0
Hubei	11.22	13.6
Hunan	10.38	49.0
Guangdong	22.99	15.8
Guangxi	5.11	29.6
Hainan	1.43	6.5
Chongqing	6.31	18.1
Sichuan	7.84	15.5
Guizhou	3.73	25.6
Yunnan	8.54	15.3
Tibet	1.50	-11.6
Shaanxi	9.60	30.0
Gansu	4.16	8.2
Qinghai	1.29	14.5
Ningxia	1.66	16.7
Xinjiang	4.47	12.1

Employees

As of June 30, 2018, BI China had 149 full-time employees. The predecessor to BI China had 380 and 371 full-time employees as of December 31, 2017 and 2016, respectively. As described above, the Group went through a restructuring to spin-off assets that were not related to the lottery, gaming and sports business in China.

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The following table sets forth the number of BI China’s employees by main category of activity as of June 30, 2018:

June 30 2018
Retail/Wholesale	2
Shops Vending Machine Management	10
Logistics	4
Operations	22
Engineering	2
Business Development	8
Online/Mobile
Internet & Call Centre	10
Online Business	12
Design	4
General & Administration
Technology	48
Financial	9
General & Administration	6
Advertising
Human Resources	6
Project Management	6

Total	149

The Group considers its relationship with its employees to be good. None of its employees are unionized.

Property and Equipment

The Group rents office space and also rents premises on which it installs Self-Service Terminals. In 2017, the Group paid £770,000 in property lease rental payments in China. The Group owns computer equipment, office furniture and some leasehold equipment. No one item is deemed to be significant.

Intellectual Property

The Group owns the following proprietary platforms and domain names in China:

•	B2B mobile top-up platform

•	B2B electricity payment platform

•	B2B tele-draw lottery platform

•	B2B General lottery ticketing platform 2858.com/cn

•	HAOYUNCAI.com/cn

•	XINHUALOTTERY.com

•	HAOWAI.cn

BI China protects its proprietary platforms as trade secrets. The validity, enforceability and scope of protection available under intellectual property laws with respect to the internet and gaming industries in China are uncertain and evolving. Implementation and enforcement of PRC intellectual property-related laws have historically been deficient and ineffective. Accordingly, protection of intellectual property rights in China may not be as effective as in the United States or other western countries. See “Risk Factors Related to BI China — Risks Related to BI China’s Business and Industry — BI China may be unable to adequately protect its intellectual property rights.”

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Competition

Our main competitors in the Chinese internet lottery market are: taobao.com; 500.com; and diyicai.com.

Our main competitors in the mobile client lottery market are: diyicai.com; taobao.com; and sina.com.

Our main competitors in the betting lottery market are 500.com; diyicai.com, and sina.com.

The Chinese lottery market has significant barriers to entry due to the need to develop relationships with the relevant government authorities and obtain relevant contracts and licenses. The Group has developed strong relationships with the governing bodies of both the Sports and Welfare lotteries, dating back to 2003 in connection with the Beijing Welfare Lottery, 2007 with the Shanghai Welfare Lottery in 2007 and subsequent relationships thereafter. During this time, the Group companies have become important technology, product and content providers for those centers and have continued to expand the network.

Principal Market

The unissued and to be issued ordinary share capital of BNN Technology plc (BNN) were admitted to trading on AIM, a market of that name operated by London Stock Exchange plc on July 24, 2014.

On February 9, 2018 BNN announced that its board of directors had taken a strategic decision to not appoint a replacement nominated advisor after the resignation of its then current nominated adviser Strand Hanson Limited. As a result, BNN shares were delisted from AIM, a market operated by London Stock Exchange plc. This decision allowed BNN to pursue other commercial alternatives to a listing in London including inter alia a listing on Nasdaq with strategic partners and to this end BNN appointed Maxim Group LLC to assist with this process. At that time BNN was already in discussions with MICT and ParagonEx who indicated a preference to seek a listing on Nasdaq believing that a listing on AIM would not best serve the interests of the shareholders of any merged entity. In its announcement of 9 February 2018 the Board confirmed it believed that pursuing these opportunities was in the best interests of shareholders and stakeholders alike.

Legal Proceedings

From time to time, the Group is involved in various routine legal proceedings incidental to the ordinary course of its business. The Group does not believe that the outcomes of these legal proceedings have had in the recent past, or will have (with respect to any pending proceedings), a material adverse effect on its business, financial position or profitability.

Corporate Information

Brookfield Interactive (Hong Kong) Limited was incorporated as a private company under the laws of Hong Kong in 2018 as part of a corporate restructuring of the Group.

The Group’s central head office function in China is at NewNet in Beijing, located at 4/F, Tower A, Fuzhuo Block, 28 Xuanwumen Wai Avenue, Xicheng Qu, Beijing China.

Regulation

Regulation of Telecommunication Services

The telecommunication industry, including the Internet sector, is highly regulated in China. Regulations issued or implemented by the State Council of China, the Ministry of Industry and Information Technology (the “MIIT”), and other relevant government authorities cover many aspects of the operation of telecommunication and the Internet information services, including access to the telecommunication industry, the scope of permissible business activities, and licenses and permits required for various business activities and foreign investment.

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The principal regulations governing telecommunication and Internet information services include:

•	the Telecommunication Regulations promulgated by the State Council on September 25, 2000;

•	the Administrative Measures for Telecommunications Business Operating License promulgated by the MIIT on March 5, 2009; and

•	the Catalogue of Classes of Telecommunications Businesses promulgated by the MIIT, on December 28, 2015.

•	Under these regulations, telecommunication services in China are categorized as either basic telecommunication services or value-added telecommunication services, both of which require relevant operating licenses.

Regulations on Value-Added Telecommunication and Internet Information Services

On September 25, 2000, the State Council promulgated the Telecommunication Regulations. The Telecom Regulations categorize all telecommunication businesses in the PRC as either basic or value-added. Value-added telecommunication services are defined as telecommunication and information services provided through public network infrastructure. The Catalogue of Classes of Telecommunications Businesses, effective from March 1, 2016, categorizes various types of telecommunication and telecommunication-related activities into basic or value-added telecommunication services, according to which Internet content provision services, or ICP services, are classified as value-added telecommunication businesses, or VAS businesses. Under the Telecom Regulations, commercial operators of value-added telecommunication services must first obtain an operating license for value-added telecommunication services, or the VAS license, from the MIIT or its provincial level counterparts before commencing any operations.

The State Council issued the Administrative Measures on Internet Information Services, or the Internet Measures, on September 25, 2000, and subsequently amended the Internet Measures on January 8, 2011. According to the Internet Measures, a commercial ICP service operator must obtain a VAS license from the relevant government authorities before providing any commercial ICP service within the PRC. When the ICP service involves regulated industries, such as news, publication, education, medicine, health, pharmaceuticals and medical equipment, prior approval from the respective regulating authorities must be obtained prior to applying for the VAS license from MIIT or its local branch at the provincial level. Moreover, an ICP service operator must display its VAS license number in a conspicuous location on its website and must monitor its website to remove categories of harmful content that are broadly defined.

On December 26, 2001, the MIIT promulgated the Administrative Measures for Telecommunication Business Operating License, or the Telecom License Measures. On March 5, 2009, the MIIT issued amended Telecom License Measures, which took effect on April 10, 2009. The Telecom License Measures set forth more specific provisions regarding the types of licenses required to operate value-added telecommunication services, the qualifications and procedures for obtaining such licenses and the administration and supervision of such licenses. For example, the appendix to the VAS license is to detail the permitted activities to be conducted by the VAS operator and the VAS operator must conduct its business in accordance with the specifications recorded on its VAS license. The VAS license is subject to annual review and results of the annual review is to be recorded as an appendix to the VAS license, published to the public and notified to the Administration for Industry and Commerce. Currently, NewNet holds a value-added telecommunication business operating license issued by MIIT. This license is effective until July 4, 2019, and is for providing Internet information services.

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Regulations on Internet Content Services

Under various laws and regulations governing ICP services, ICP services operators are required to monitor and censor the content on their websites. They may not produce, duplicate, post or disseminate, and must remove from their websites, any content that falls within the prohibited categories, including any content that: (i) opposes the fundamental principles determined in the PRC constitution; (ii) compromises state security, divulges state secrets, subverts state power or damages national unity; (iii) harms the dignity or interests of the State, incites ethnic hatred or racial discrimination or damages inter-ethnic unity; (iv) sabotages China’s religious policy or propagates heretical teachings or feudal superstitions; (v) disseminates rumors, disturbs social order or disrupts social stability; (vi) propagates obscenity, pornography, gambling, violence, murder or fear or incites the commission of crimes; (vii) insults or slanders a third party or infringes upon the lawful rights and interests of a third party; or (viii) or includes other content prohibited by laws or administrative regulations.

The PRC government may shut down the websites of VAS license holders that violate any of the content restrictions and requirements, revoke their VAS licenses or impose other penalties pursuant to the applicable laws and regulations.

Regulations on Foreign Investment Value-Added Telecommunications Services

According to the Catalogue for the Guidance of Foreign Investment Industries (the “Guidance Catalogue”) jointly promulgated by the National Development & Reform Commission and the Ministry of Commerce on March 10, 2015 and effective from April 10, 2015, foreign investors are not allowed to operate in the Chinese lottery industry. As the development of the Chinese lottery industry is still in its early stage, there are no further regulations relating to foreign investment in the lottery industry.

Under the Guidance Catalogue, foreign ownership in value-added telecommunication services shall not exceed 50% (except for e-commerce business services). Aside from the Guidance Catalogue, the Regulations for Administration of Foreign-Invested Telecommunication Enterprises, or the FITE Regulations, promulgated by the State Council on December 11, 2001 and amended on September 10, 2008, set forth detailed requirements with respect to, among other things, capitalization, investor qualifications and application procedures in connection with the establishment of a foreign-invested telecommunication enterprise. Under the FITE Regulations, a foreign entity is prohibited from owning more than 50% of the total equity interest in any value-added telecommunication service providers in China and the major foreign investor in any value-added telecommunication service business in China is to have a good track record in the industry.

On July 13, 2006, the MIIT issued the Circular on Strengthening the Administration of Foreign Investment in and Operation of Value-added Telecommunication Business. Under this circular, a domestic PRC company that holds a VAS license is prohibited from leasing, transferring or selling the VAS license to foreign investors in any form, and from providing any assistance, including resources, sites or facilities, to foreign investors that conduct value-added telecommunication business illegally in China. Further, the domain names and registered trademarks used by an operating company providing value-added telecommunication service is to be legally owned by a domestic PRC company and/or its shareholders. In addition, the company’s operation premises and equipment would have to comply with its approved VAS license, and the company should establish and improve its internal Internet and information security policies and standards and emergency management procedures.

The Group conducts its businesses in China primarily through contractual arrangements. Its PRC subsidiary, Beijing Brookfield, has contractual arrangements with each of its contractually controlled entities and their respective shareholders. There is no explicit provision under the Guidance Catalogue, the FITE Regulations or the Circular on Strengthening the Administration of Foreign Investment in and Operation of Value-added Telecommunication Business, which classifies the contractual arrangements between our PRC subsidiary and each of our contractually controlled entities, including, among others, the Equity Interests Pledge Agreements, either by each agreement itself or taken as a whole, as a transaction that is subject to the approval of relevant government authorities. NewNet currently holds a national, VAS business operating license.

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Regulation of the PRC Lottery Industry

The Chinese lottery industry is divided between the Welfare lottery and the Sports lottery. Between them, they are the only official legalized games of chance for sale in China and issuance of which remains the right of the State Council.

The Welfare lottery is governed by the Ministry of Civil Affairs at the national level, with overall responsibility residing with the MOF. The Welfare lottery supports the sick and the poor as well as provides relief following natural disasters. Permitted games are broadly split between traditional lottery games comprising periodic draws and instant scratch cards and betting games comprising instant draw games and Lottery Terminals. During 2017, total Welfare Lottery sales reached RMB217 billion and had continued to experience rapid growth trends towards online sales (prior to its suspension) and towards Lottery Terminal halls and instant games.

The Sports lottery is governed by the General Administration of Sports of China at the national level, with overall responsibility residing with the MOF. The Sports lottery is used to support sports and recreation initiatives for all sectors of the population throughout China. Permitted games are broadly split between traditional lottery games comprising periodic draws and instant scratch cards and betting games comprising sports betting and instant draw games. During 2017, total Sports lottery sales reached RMB210 billion and had continued to experience rapid growth trends towards online sales (prior to the suspension) and towards sports betting and instant games.

Mostly in the online space, an unknown proportion of distributors have been operating illegally and, in response, the MOF has made significant efforts in recent years to close down illegal operators on the internet, culminating in the suspension of online lottery sales in early 2015.

In 2009, the first meaningful regulatory framework for the Chinese lottery industry was introduced to promote the responsible development of lottery sales, namely Regulation on Administration of Lottery, promulgated by the State Council on May 4, 2009 and effective as of July 1, 2009 (the “Regulation on Lottery Administration”). Furthermore, the Interim Measures for the Administration of Online Sales of Lottery, effective as of September 26, 2010 required new and existing websites offering lottery products for sale to meet at least the following criteria:

•	must have a minimum capitalization of RMB50 million;

•	must have a signed agreement with a Provincial Lottery Centre or the China Welfare Lottery Issuance and Administrative Centre/China Sports Lottery Administration Centre;

•	must have a valid Telecommunications License or an Internet Content Provider License, or ICP License; and

•	Senior management members must not have criminal records within the last 5 years.

On December 28, 2012, the MOF issued the Measures for the Administration of Lottery Issuance and Distribution (the “Measures”) which came into effect on January 1, 2013. The Measures have been based on the Regulation on Lottery Administration and the Detailed Rules for Implementation of Regulation on Lottery Administration which came into effect in July 2009 and March 2012 respectively. One of the major highlights of the Measures is that the internet has been included as one of the official lottery distribution channels by the lottery authorities. Other official distribution channels of lottery products defined by the Measures include physical retail shops, telephone networks and automated sales machines.

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On January 15, 2015, the MOF and the General Administration of Sports of the People’s Republic of China jointly promulgated the Self-Inspection Notice, which requires provincial and municipal government branches, including financial, civil affairs and sports bureaus, to conduct inspection and take remedial measures for unauthorized online lottery sales within their respective jurisdictions. The scope of inspection includes, among other things, commercial contract arrangements, online lottery products, lottery sales data exchange, online lottery sales channels, and sales commission fees in connection with unauthorized engagements of online sales agents by lottery administration centers. The Notice further requires a formal report on the result of the self-inspection and self-remedy be submitted by each provincial or municipal government to the MOF, the Ministry of Civil Affairs and the General Administration of Sports of the People’s Republic of China by March 1, 2015.

On April 3, 2015, the Public Announcement was jointly released by eight competent government authorities, namely, the MOF, the Ministry of Public Security, the State Administration for Industry & Commerce, the Ministry of Industry and Information Technology, the Ministry of Civil Affairs, the People’s Bank of China, the General Administration of Sports of China and the China Banking Regulatory Commission. The Public Announcement mandates, among other things, that (i) all lottery institutions, internet companies, and other institutions or individuals which provide unauthorized online lottery sales services, either directly or through agents, shall immediately cease such services. The local governmental authorities of finance, civil affairs and sports shall investigate and sanction unauthorized online lottery sales in their respective jurisdictions according to relevant laws and regulations; (ii) the local government authorities of public security and industry & commerce shall investigate any issuance or sales of illegal lottery within their respective jurisdictions, with necessary assistance from local government authorities of finance, communication, banking regulatory commission, civil affairs, sports and local branches of the People’s Bank of China, and report any criminal activities to the judicial authority for prosecution; and (iii) the lottery issuance authorities that plan to sell lottery products online shall obtain the approval from the Ministry of Civil Affairs or the General Administration of Sports of China by submitting an application to the MOF for written approval. Any entity shall not provide online lottery sales services without the approval by the MOF.

On April 28, 2016, MOF, jointly with the Ministry of Public Security, the State Administration for Industry & Commerce, the Ministry of Civil Affairs and the General Administration of Sports of China, promulgated Notice relating to Inspection of Unauthorized Online Lottery Sales, iterates that (i) online lottery sales shall managed and monitored on timely basis through the online lottery sales system to be established by Lottery Issuance Agency. Lottery Issuance Agency shall as soon as practicable to set up such system for its approval. Online lottery sales are not allowed without approval; (ii) without approval, Lottery Sales Agency shall be refrained from online lottery sales in cooperation with individuals or entities. (iii) public security and industry & commerce shall inspect illegal lottery sales under their respective jurisdiction, The Ministry of Civil Affairs and the General Administration of Sports of China shall record such entities or individuals and announce such illegal act through public websites. Entities or individuals so recorded shall be limited or prohibited from cooperation with lottery agencies in relation to lottery sales.

In response to the Self-Inspection Notice, we have temporarily suspended all of our online lottery sales operations in China since March 1, 2015. Prior to the suspension, all Sports lottery products sold online had to be fulfilled through an authorized ticket printing facility since electronic fulfilment is not yet accepted by Sports lottery authorities. We believe our strategy to leverage our strong land-based footprint to focus on and grow delivery of lottery and online gaming products via online and mobile channels well positions us to capitalize on the current and future lottery market trends in China. Overall, we believe we are well-positioned with authorities within both the Welfare lottery and Sports lottery to benefit from expected high rates of growth in the Chinese lottery market once the suspension is lifted.

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Lottery Regulatory Authorities

Under the current regulations and provisions, the State Council is vested with the power to authorize the issuance of welfare lottery and sports lottery, and is also the highest authority for granting the right to issue lotteries. The MOF is responsible for administering, regulating and supervising the national lottery industry. The Ministry of Civil Affairs and the General Administration of Sport of China are responsible for administering and regulating welfare lottery and sports lottery, respectively, and have established China Welfare Lottery Issuance and Administration Centre and China Sports Lottery Administration Centre, respectively, pursuant to regulations for the issuance and sales of welfare lottery and sports lottery. The civil affairs departments and sports administration departments of provincial governments are responsible for the administration of welfare lotteries and sports lotteries within their respective administrative regions.

Regulations on Lottery Administration

On May 4, 2009, the State Council promulgated the Lottery Regulation, which sets forth general provisions for the issuance, sales and administration of lottery products. According to the Lottery Regulation, the welfare and sports lotteries sold in China must be issued by the lottery issuance authorities, established by the civil affairs’ department and sports administration department of the PRC State Council, or the Lottery Issuance Agencies, and must be sold through Lottery Issuance Agencies or lottery sales offices established by the civil affairs’ departments and sports administration departments of the people’s government at the provincial level (“Lottery Sales Agencies”). Lottery Issuance Agencies and Lottery Sales Agencies may, by entering into agency agreements, appoint other entities or individuals as their agents in distributing lotteries. The Lottery Regulation also listed circumstances where the Lottery Issuance Agencies and Lottery Sales Agencies may terminate such agency agreements, including situations where the agent subcontracts the sales of the lottery products to any other persons or entities or sells lottery products to underage buyers.

The Lottery Regulation prohibits the Lottery Issuance Agencies, the Lottery Sales Agencies and their sales agents from (i) advertising false or misleading information, (ii) competing unfairly by discrediting others in the same industry, (iii) selling lottery or paying lottery prizes to underage purchasers and (iv) selling lottery on credit. If the Lottery Issuance Agencies or the Lottery Sales Agencies fail to comply with these requirements, the MOF or its relevant branches will have the power to (i) require the Lottery Issuance Agencies or the Lottery Sales Agencies to correct or cease their operations; (ii) confiscate the illegal income received by the Lottery Issuance Agencies or the Lottery Sales Agencies and impose fines; and/or (iii) impose administrative sanctions against persons that are responsible. If any lottery sales agent sells lotteries to the underage buyers, its relevant income may be confiscated and it may be subject to administrative fines up to RMB 10,000, and the Lottery Issuance Agencies or the Lottery Sales Agencies may have the right to terminate the agency agreement with the lottery sales agent. In addition, the Lottery Measures prohibits the opening of online lottery accounts for or the granting of lottery prizes to underage buyers.

Prior to the promulgation of the Lottery Regulation, the issuance and sales of the lottery products were governed by the Interim Provisions for the Administration of the Lottery Issuance and Sales, or the Interim Provisions, promulgated by the MOF on March 1, 2002. The Interim Provisions were replaced by the Administrative Measures for Lottery Issuance and Sales promulgated by the MOF on December 28, 2012. The Administrative Measures for Lottery Issuance and Sales provided that any Lottery Issuance Agency, which wishes to apply to create, change or abolish a specific type of welfare or sports lottery, is required to apply to the Ministry of Civil Affairs or the General Administration of Sport of China for creating, changing or abolishing a specific type of welfare or sports lottery. If the application has been approved by the Ministry of Civil Affairs or the General Administration of Sport of China, such application will be further submitted to the MOF for the MOF’s examination and approval before the implementation. After the creation or change of specific type of welfare or sports lottery has been approved by the MOF, the Lottery Issuance Agency receiving MOF approval or its related Lottery Sales Agencies shall submit sales implementation plans to the MOF or its provincial counterparts for approval prior to the sales of the specific type of lottery. The sales implementation plan shall include, among other things, the proposed sales commencement date, promotion plans and risk control measures. In order to sell the specific type of welfare or sports lottery so created or changed, the Lottery Issuance Agencies or the Lottery Sales Agencies may engage specific sales agents by entering into lottery sales agency agreements with such sales agents.

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Regulations on the Advertising Industry in China

Business License for Advertising Companies

On October 27, 1994, the Tenth Session of the Standing Committee of the Eighth National People’s Congress adopted the Advertising Law which became effective on February 1, 1995 and amended on September 1, 2015. According to the currently effective Advertising Law and its implementing rules, companies engaging in advertising activities must obtain from the SAIC or its local branches a business license which specifically includes within its scope the operation of an advertising business. Companies conducting advertising activities without such a license may be subject to penalties, including fines, confiscation of advertising income and orders to cease advertising operations. The business license of an advertising company is valid for the duration of its existence, unless the license is suspended or revoked due to a violation of any relevant law or regulation.

Advertising Content

PRC advertising laws, rules and regulations set forth certain content requirements for advertisements in China including, among other things, prohibitions on false or misleading content, superlative wording, socially destabilizing content or content involving obscenities, superstition, violence, discrimination or infringement of the public interest. Advertisements for anesthetic, psychotropic, toxic or radioactive drugs are prohibited. There are also specific restrictions and requirements regarding advertisements that relate to matters such as patented products or processes, pharmaceutical products, medical procedures, alcohol, tobacco, and cosmetics. In addition, all advertisements relating to pharmaceuticals, medical instruments, agrochemicals and veterinary pharmaceuticals, together with any other advertisements which are subject to censorship by administrative authorities according to relevant laws or regulations, must be submitted to relevant authorities for content approval prior to dissemination.

Advertisers, advertising operators, including advertising agencies, and advertising distributors are required by PRC advertising laws and regulations to ensure that the content of the advertisements they prepare or distribute is true and in full compliance with applicable laws. In providing advertising services, advertising operators and advertising distributors must review the supporting documents provided by advertisers for advertisements and verify that the content of the advertisements complies with applicable PRC laws, rules and regulations. Prior to distributing advertisements that are subject to government censorship and approval, advertising distributors are obligated to verify that such censorship has been performed and approval has been obtained. Violation of these regulations may result in penalties, including fines, confiscation of advertising income, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In circumstances involving serious violations, the SAIC or its local branches may revoke violators’ licenses or permits for their advertising business operations. Furthermore, advertisers, advertising operators or advertising distributors may be subject to civil liability if they infringe on the legal rights and interests of third parties in the course of their advertising business.

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Regulations on Intellectual Property

Trademark

The PRC Trademark Law, adopted on August 23, 1982 and amended in 1993, 2001 and 2013, protects the proprietary rights of registered trademarks. The Trademark Office handles trademark registrations and grants proprietary rights for an initial term of 10 years to registered trademarks. Upon the expiration of the initial term, a second term of 10 years may be granted upon renewal. Trademark licensing agreements must be filed with the Trademark Office or its regional offices. In addition, if a registered trademark is recognized as a well-known trademark in a specific case, proprietary rights of the trademark holder may be extended beyond the registered scope of products and services to which the trademark relates.

Software Products

On October 27, 2000, the MIIT issued the Administrative Measures on Software Products, or the Software Measures, to strengthen the regulation of software products and to encourage the development of the PRC software industry. On March 5, 2009, the MIIT issued amended Software Measures, which became effective on April 10, 2009. The Software Measures provide a registration and filing system with respect to software products made in or imported into China. These software products may be registered with competent local authorities in charge of software industry administration. Registered software products may enjoy preferential treatment status granted by relevant software industry regulations. Software products can be registered for five years and the registration is renewable upon expiration.

In order to further implement the Computer Software Protection Regulations, promulgated by the State Council on December 20, 2001 and amended on January 30, 2013, the National Copyright Administration of the PRC issued Computer Software Copyright Registration Procedures on February 20, 2002, which apply to the registration of the software copyright, licensing agreements and transfer agreements.

Domain Names

The Implementing Rules for Domain Name Registration, issued and amended by China Internet Network Information Centre, or CNNIC, in September 2002 and May 2012, respectively, sets forth detailed rules for the registration of domain names. On November 5, 2004, the MIIT promulgated the Measures for Administration of Domain Names for the Chinese Internet, or the Domain Name Measures. The Domain Name Measures regulate the registration of domain names, such as the first-tier domain name “.cn.” The Measures on Domain Name Dispute Resolution and its implementing rules, issued and amended by CNNIC in February 2006, May 2012 and November, 2014, respectively, allows the CNNIC to authorize a domain name dispute resolution institution to resolve disputes.

Regulations on Foreign Exchange

Registration of Overseas Investment by PRC Residents

In October 2005, the State Administration of Foreign Exchange (“SAFE”) issued the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purpose Vehicles, or SAFE Circular 75. SAFE issued SAFE Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, that became effective in July 2014, replacing the previous SAFE Circular 75. SAFE Circular 37 regulates foreign exchange matters in relation to the use of special purpose vehicles, or SPVs, by PRC residents or entities to seek offshore investment and financing or conduct round trip investment in China. Under SAFE Circular 37, a SPV refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate onshore or offshore assets or interests, while “round trip investment” refers to direct investment in China by PRC residents or entities through SPVs, namely, establishing foreign-invested enterprises to obtain the ownership, control rights and management rights. SAFE Circular 37 provides that, before making contribution into an SPV, PRC residents or entities are required to complete foreign exchange registration with SAFE or its local branch. SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment in February 2015, which took effect on June 1, 2015. This notice has amended SAFE Circular 37 requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

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PRC residents or entities who had contributed legitimate onshore or offshore interests or assets to SPVs but had not obtained registration as required before the implementation of the SAFE Circular 37 must register their ownership interests or control in the SPVs with qualified banks. An amendment to the registration is required if there is a material change with respect to the SPV registered, such as any change of basic information (including change of the PRC residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, and mergers or divisions. Failure to comply with the registration procedures set forth in SAFE Circular 37 and the subsequent notice, or making misrepresentation on or failure to disclose controllers of the foreign-invested enterprise that is established through round-trip investment, may result in restrictions being imposed on the foreign exchange activities of the relevant foreign-invested enterprise, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations.

The Group conducts businesses in China primarily through its contractually controlled entities. The Group enters into contractual arrangements with its PRC contractually controlled entities and their respective shareholders, some of whom are PRC residents and also beneficial owners of the Group. Certain of our beneficial owners who are subject to SAFE Circular 75 registrations are in the process of updating their registrations with the Beijing Branch of SAFE. However, we cannot assure you that our beneficial owners can successfully amend their foreign exchange registrations with SAFE in full compliance with Circular 75 for development of our company. See “Risk Factors Related to BI China — Risks Related to BI China’s Corporate Structure — Risks Related to Doing Business in China — A failure by shareholders or beneficial owners who are PRC citizens or residents in China to comply with certain PRC foreign exchange regulations could restrict BI China’s ability to distribute profits, restrict overseas and cross-border investment activities or subject it to liability under PRC laws, which could adversely affect its business and financial condition.”

Regulations on Employee Stock Option Granted by Offshore Listed Companies

In December 2006, the People’s Bank of China promulgated the Administrative Measures on Individual Foreign Exchange, or the Individual Foreign Exchange Regulations, setting forth the requirements for foreign exchange transactions by individuals (both PRC and non-PRC citizens) under the current account and the capital account. In January 2007, SAFE issued the implementation rules for the Individual Foreign Exchange Regulations, which, among other things, specified the approval and registration requirement for certain capital account transactions, such as a PRC citizen’s participation in employee share ownership and share option plans of overseas listed companies.

The Notices on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in Share Incentive Plans of Overseas Publicly-Listed Companies, or the Share Option Rules, promulgated by SAFE on February 15, 2012, replacing the Application Procedures of Foreign Exchange Administration for Domestic Individuals Participating in Employee Share Ownership Plans, or Share Option Plans of Overseas Publicly-Listed Companies, issued by SAFE on March 28, 2007, require (i) PRC residents who are granted shares or share options by companies listed on overseas share exchanges based on share incentive plans to register with SAFE or its local branches, and (ii) PRC residents participating in the share incentive plans of an overseas publicly-listed companies to retain a qualified PRC agent, which could be a PRC subsidiary of the overseas publicly-listed company or another qualified institution selected by such PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the share incentive plans on behalf of these participants.

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Such participants must also retain an overseas entrusted institution to handle matters in connection with their exercise of share options, purchase and sale of corresponding shares or interests, and fund transfer. In addition, the PRC agents are required to amend the SAFE registration with respect to the share incentive plan if there is any material change to the share incentive plan, the PRC agents, or the overseas entrusted institution. The PRC agents shall, on behalf of the PRC residents who have the right to exercise the employee share options, apply to SAFE or its local branches for an annual quota for the payment of foreign currencies in connection with the PRC residents’ exercise of the employee share options. The foreign exchange proceeds received by the PRC residents from the sale of shares granted under the share incentive plans and dividends distributed by the overseas listed companies must be remitted into the bank accounts in the PRC opened by the PRC agents before distribution to such PRC residents. In addition, the PRC agents is to file the form for record-filing of information of the domestic individuals participating in the share incentive plans of overseas listed companies with SAFE or its local branches every quarter. The Group and its PRC citizen employees who may be granted share options in the future are subject to these rules after the Business Combination. As of the date of this registration statement, none of the Group’s PRC citizen employees have been granted share options.

M&A Regulations and Overseas Listings

On August 8, 2006, six PRC regulatory authorities, including the CSRC, promulgated the 2006 M&A Rules, which were later amended on June 22, 2009. Pursuant to the 2006 M&A Rules, an offshore special purpose vehicle, or SPV, refers to an overseas company controlled directly or indirectly by PRC domestic companies or individuals for purposes of overseas listing of equity interests in domestic companies (defined as enterprises in the PRC other than foreign-invested enterprises). If an SPV purchases, for the purpose of overseas listing, equity interests of any PRC company that are held by PRC companies or individuals controlling such SPV, then the overseas listing by the SPV must obtain the approval of the CSRC. The application of the 2006 M&A Rules remains unclear and there is currently no consensus among PRC law firms regarding the scope of CSRC’s jurisdiction. As of the date of this annual report, the CSRC has not issued any rules or written interpretation clarifying whether offerings like ours are subject to this new procedure.

Our PRC counsel, Global Law Office, has advised us that the 2006 M&A Rules do not require us to obtain prior CSRC approval for the Business Combination, given that:

•	the CSRC approval requirement applies to SPVs that acquired equity interests of any PRC company that are held by PRC companies or individuals controlling such SPV and seek overseas listing; and

•	the Group’s PRC operating subsidiary was incorporated as a wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition by our company of the equity interest or assets of any “domestic company” as defined under the 2006 M&A Rules, and no provision in the 2006 M&A Rules classifies the contractual arrangements between our company, our PRC operating entities and any of the affiliated consolidated entities, including, among others, the Equity Interests Pledge Agreements and the Exclusive Business Cooperation Agreements, either by each agreement itself or taken as a whole, as a type of acquisition transaction falling under the 2006 M&A Rules.

Regulations on Foreign Currency Exchange

Pursuant to applicable PRC regulations on foreign currency exchange, the Renminbi is freely convertible only to the extent that it relates to current account items, such as trade related receipts and payments, interest and dividends. Capital account items, such as direct equity investments, loans and repatriation of investment, require the prior approval from the SAFE or its local branch for conversion of Renminbi into a foreign currency, such as U.S. dollars. Payments for transactions that take place within the PRC must be made in Renminbi. Domestic companies or individuals can repatriate foreign currency payments received from abroad into the PRC, or deposit these payments abroad, subject to compliance with the requirements promulgated by the SAFE. Foreign currencies received for current account items can be either retained or sold to financial institutions that have foreign exchange settlement or sales business without prior approval from the SAFE, subject to certain regulations. Foreign exchange income under capital account can be retained or sold to financial institutions that have foreign exchange settlement and sales business, with prior approval from the SAFE, unless otherwise provided. On February 28, 2015, the SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Notice 13. After SAFE Notice 13 became effective on June 1, 2015, instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals will be required to apply for such foreign exchange registrations from qualified banks. The qualified banks, under the supervision of the SAFE, will directly examine the applications and conduct the registration.

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In addition, another notice issued by the SAFE, the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAF Circular 142, regulates the conversion by foreign-invested enterprises of foreign currency into Renminbi by restricting how the converted Renminbi may be used. On March 30, 2015, SAFE promulgated SAFE Circular 19, which came into force replacing SAFE Circular 142 on June 1, 2015. SAFE Circular 19 removed certain restrictions previously provided under Circular No. 142 for conversion by a foreign-invested enterprise of foreign currency registered capital into RMB and use of such RMB capital. However, SAFE Circular 19 continues to prohibit foreign-invested enterprises from, among other things, using RMB fund converted from its foreign exchange capitals for expenditure beyond its business scope, providing entrusted loans or repaying loans between non-financial enterprises.

Regulations on Dividend Distribution

Under applicable PRC laws and regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, foreign-invested enterprises in China are required to allocate at least 10% of their respective accumulated profits each year, if any, to fund statutory reserve funds, unless these reserves have reached 50% of the registered capital of the respective enterprises. These reserves are not distributable as cash dividends.

Regulations Regarding the Enterprise Income Tax, Individual Income Tax and Withholding Tax

The EIT Law, effective on January 1, 2008, imposes a uniform enterprise income tax at the rate of 25% on all domestic enterprises, including foreign-invested enterprises unless they qualify for certain exceptions, and terminates most of the tax exemptions, reductions and preferential treatments available under previous tax laws and regulations. Under the EIT Law and a notice issued by the PRC State Council on transition preferential policies, commencing January 1, 2008, (i) those enterprises that were established before March 16, 2007 and were formerly entitled to preferential policies of lower taxation will undergo a gradual transition to statutory tax rates within five years; and (ii) those enterprises that were established before March 16, 2007 and were formerly entitled to preferential income tax reduction policies, such as “two-years exempt and three-years halved” and “five-years exempt and five-years halved”, shall continue to enjoy such preferential policies as stipulated in the former taxation laws, administrative regulations and relevant documents until the end of the terms of these policies, provided however that for those enterprises not profitable enough to enjoy the aforementioned tax preferences, the preference time limits shall commence from 2008.

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Pursuant to the EIT Law and its Implementation Rules, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise” for PRC EIT purposes. The term “de facto management body” is defined as the establishment that carries out substantial and overall management and control over the manufacturing and business operation, production, personnel, accounting and properties of an enterprise. Pursuant to Circular 82, a foreign enterprise controlled by a PRC company or a PRC company group will be classified as a “resident enterprise” with its “de facto management bodies” located within China if the following requirements are satisfied: (i) the place where the senior management and core management departments that are in charge of its daily operations perform their duties is mainly located in the PRC; (ii) its financial and human resources decisions are made by or are subject to approval by persons or bodies in the PRC; (iii) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and (iv) more than half of the enterprise’s directors or senior management with voting rights frequently reside in the PRC. Although the circular only applies to offshore enterprises controlled by PRC enterprises and not those controlled by PRC individuals or foreigners, it is believed that the determining criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners. However, given that the EIT Law is relatively new and contains ambiguous definitions, requirements and procedures, it remains uncertain how tax authorities will determine tax residency status based on the facts of each case.

Furthermore, the EIT Law and its Implementation Rules provide that the “non-resident enterprises” are subject to the EIT rate of 10% on their income derived from China, if such “non-resident enterprises” (i) do not have establishments or premises of business in China or (ii) have establishments or premises of business in China, but the relevant income does not have actual connection with their establishments or premises of business in China. Such income tax may be exempted or reduced by the PRC State Council or pursuant to a tax treaty with China that provides for a different withholding agreement between China and the jurisdictions in which the non-resident enterprise reside. In accordance with Announcement of the State Administration of Taxation on the Entry into Force and Implementation of the Agreement between the Government of the People’s Republic of China and the Government of the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital Gains and the Protocol thereto entered into in June 2011, the jurisdiction where we incorporated, has such tax treaty with China.

Under the Foreign Invested Enterprise and Foreign Enterprise Income Tax Law, effective prior to January 1, 2008, dividends paid to foreign investors by foreign-invested enterprises were exempt from PRC withholding tax. Pursuant to the EIT Law, which became effective on January 1, 2008, dividends generated after January 1, 2008 and payable by a foreign invested enterprise in China to its foreign investors will be subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement and the foreign investor is approved by competent tax authorities as the beneficial owners of such dividends under applicable tax regulations.

Furthermore, the State Administration of Taxation issued the Notice on How to Understand and Determine the Beneficial Owners in Tax Agreement in October 2009, or Circular 601, which provides guidance for determining whether a resident of a contracting state is the “beneficial owner” of an item of income under China’s tax treaties and tax arrangements. According to Circular 601, a beneficial owner must generally be engaged in substantive business activities. An agent or conduit company will not be regarded as a beneficial owner and, therefore, will not qualify for treaty benefits.

Moreover, non-resident individual investors may be required to pay PRC individual income tax at a rate of 20% on interest or dividends payable to the investors or any capital gains realized from the transfer of ADSs or ordinary shares if such gains are deemed income derived from sources within the PRC. Under the PRC Individual Income Tax Law, or IIT Law, a “non-resident individual” refers to an individual who has no domicile in China and does not stay in the territory of China or who has no domicile in China and has stayed in the territory of China for less than one year. Pursuant to the IIT Law and its implementation rules, for purposes of the PRC capital gains tax, taxable income is the balance of the total income obtained from the transfer of ADSs or ordinary shares minus all the costs and expenses that are permitted under PRC tax laws to be deducted from the income.

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Therefore, if we are considered a PRC “resident enterprise” and the relevant competent PRC tax authorities consider dividends we pay with respect to our ADSs or ordinary shares and the gains realized from the transfer of our ADSs or Ordinary Shares to be income derived from sources within the PRC, such gains earned by non-resident individuals may also be subject to PRC withholding tax at a rate of 20%. Furthermore, according to the IIT Law and its implementation rules, a “resident individual” refers to an individual who, by reason of his or her permanent residence, family or economic interests, habitually resides in the territory of China or who has no domicile but has stayed in the territory of China for one year or longer. A PRC resident individual shall file tax returns with the competent tax authority for the income he or she receives from outside the territory of China.

Such income includes, among others, gains realized from transfer of securities, which shall be subject to a tax rate of 20%.

Except for the Group’s PRC subsidiaries, contractually controlled entities and joint ventures incorporated in China, we believe that none of our entities incorporated outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities, and uncertainties remain with respect to the interpretation of the term “de facto management bodies.”

If the PRC tax authorities determine that we are a “resident enterprise” for PRC EIT purposes, a number of unfavorable PRC tax consequences could follow: (i) we may be subject to EIT at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations; (ii) a 10% withholding tax may be imposed on dividends we pay to our shareholders who are non-resident enterprises and gains derived by them from transferring our shares or ADSs, if such income is considered as PRC-sourced income by relevant PRC authorities; and (iii) a potential 20% withholding tax may be imposed on dividends we pay to our shareholders who are non-resident individuals and gains derived by them from transferring our shares or ADSs, if such income is considered as PRC-sourced income by relevant PRC authorities.

Under Circular 698, where a non-resident enterprise conducts an “indirect transfer” by transferring the equity interests of a PRC “resident enterprise” indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, may be subject to PRC enterprise income tax, if the indirect transfer is considered to be an abusive use of company structure without reasonable commercial purposes. As a result, gains derived from such indirect transfer may be subject to PRC tax at a rate of up to 10%. Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction. In February 2015, the State Administration of Taxation issued Circular 7 to replace the rules relating to indirect transfers in Circular 698. Circular 7 has introduced a new tax regime that is significantly different from that under Circular 698. Circular 7 extends its tax jurisdiction to not only indirect transfers set forth under Circular 698 but also transactions involving transfer of other taxable assets, through the offshore transfer of a foreign intermediate holding company.

In addition, Circular 7 provides clearer criteria than Circular 698 on how to assess reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. Circular 7 also brings challenges to both the foreign transferor and transferee (or other person who is obligated to pay for the transfer) of the taxable assets. Where a non-resident enterprise conducts an “indirect transfer” by transferring the taxable assets indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise being the transferor, or the transferee, or the PRC entity which directly owned the taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax.

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As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. There is uncertainty as to the application of Circular 7. For example, the PRC tax authorities may consider that our current offering involves an indirect change of shareholding in our PRC subsidiaries and joint ventures and therefore it may be regarded as an indirect transfer under Circular 7. Although we believe that no Circular 7 reporting is required on the basis that the current offering has commercial purposes and is not conducted for tax avoidance, the PRC tax authorities may pursue us to report under Circular 7 and request that we and our PRC subsidiaries and joint ventures assist in the filing. As a result, we and our subsidiaries, contractually controlled entities and joint ventures may be required to expend significant resources to provide assistance and comply with Circular 7 or establish that we or our non-resident enterprises should not be subject to tax under Circular 7, for the current offering or other transactions.

PRC Business Tax and Value-added Tax

According to the Interim Regulations of the People’s Republic of China on Business Tax that was amended by the State Council on November 10, 2008 and came into force on January 1, 2009, entities and individuals that engage in provision of services, transfer of intangible assets or sale of real estate within the PRC are subject to business tax. According to the Rules for Implementation of the Interim Regulations of the People’s Republic of China on Business Tax that was amended by the Ministry of Finance on October 28, 2011 and came into force as of November 1, 2011, the range of the business tax threshold shall be: (1) a sales turnover of RMB5,000 to RMB20,000 per month if the business tax is paid by periods; and (2) a sales turnover of RMB300 to RMB500 each business project (per day) if the business tax is paid by business projects.

According to the Interim Regulations of the People’s Republic of China on Value Added Tax that was amended by the State Council on November 10, 2008 and came into force on January 1, 2009 and the Rules for Implementation of the Interim Regulations of the People’s Republic of China on Value Added Tax that was amended by the Ministry of Finance on October 28, 2011 and came into force on November 1, 2011, entities and individuals that engage in the sale of commodities, provision of processing, repair and replacement services and import of goods within the PRC are subject to VAT at the rate of 17%, or 13% for taxpayers selling or importing certain kinds of specific commodities.

Pursuant to applicable PRC tax regulations, any entity or individual conducting business in the service industry is generally required to pay a business tax at the rate of 5% on the revenues generated from providing such services. According to the Circular on Printing and Distributing the Pilot Proposals for the Collection of Value-Added Tax in Lieu of Business Tax promulgated by SAT and the Ministry of Finance on November 16, 2011, and Notice of the Ministry of Finance and the State Administration of Taxation on Overall Implementation of the Pilot Program of Replacing Business Tax with Value-Added Tax promulgated by MOF and SAT on March 23, 2016, a value-added tax will generally be imposed to replace the business tax in the transport and shipping industry and some of the modern service industries on a nationwide basis. A value-added tax, or VAT, rate of 6% applies to revenue derived from the provision of some modern services. Unlike business tax, a taxpayer is allowed to offset the qualified input VAT paid on taxable purchases against the output VAT chargeable on the modern services provided. Accordingly, although the 6% VAT rate is higher than the previously applicable 5% business tax rate, no materially different tax cost to us has resulted or do we expect to result from the replacement of the business tax with a VAT on our services.

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DESCRIPTION OF THE BUSINESS OF GFH

Global Fintech Holdings Ltd. (“GFH” or the “Registrant”), a company formed on October 2, 2018 under the laws of the British Virgin Islands, will be the parent company of the MICT, ParagonEx and BI China businesses.

Overview

The combination of MICT, ParagonEx and BI China is expected to create a company with a strong B2B technology platform and operational know how that will enable GFH to present a leading global multifaceted platform for trading in digital assets. ParagonEx’s and BI China’s assets and technology are complimentary and expected to enable GFH to monetize BI China’s opportunities within China as well as expedite the growth plan of ParagonEx. GFH believes it will be able to readily integrate ParagonEx’s and BI China’s technology platforms. The combination of these entities expected to allow GFH to capitalize on ParagonEx’s technology and BI China’s market relationships and technology via a public market platform with access to the capital markets to become a leading technology provider for the online lottery, sports content and other gaming verticals with a unique position in the Chinese market. The strengths and competencies of GFH are expected to include:

•	a premier digital assets trading platform, also known as a Platform-as-a-Service (“PaaS”) offering, that is product-agnostic and can be scaled into many different verticals;

•	access to the Chinese market through BI China to monetize the lotto, sports, gaming and other markets using GFH’s technology solutions;

•	access to capital through its Nasdaq listing; and

•	the potential to capitalize on its access to the financial markets to acquire smaller players at attractive and accretive acquisition multiples to address industry consolidation of smaller companies driven by regulatory changes.

By leveraging these characteristics, GFH is expected to be able to monetize its technology and market relationships by combining ParagonEx’s PaaS offering with the comprehensive knowledge and connections in the Chinese market that have been developed by BI China. BI China’s credibility, developed over 15 years of operation with major provinces and government agencies, are expected to assist GFH in addressing the Chinese markets for its PaaS offering. GFH sees future growth being delivered by the combination and penetration of existing products and platforms into new and emerging markets while capitalizing on acquisition opportunities in a consolidating market.

Please refer to “Risk Factors related to the Business Combination and the Combined Business” for a discussion of other factors that may impact its business. Please refer to “Description of the Business of GFH” for a complete description of the business of GFH.

Complementary Businesses

GFH will bring together two businesses that are expected to be complimentary to one another.

The ParagonEx business will contribute:

•	its product agnostic platform;

•	its strong execution capabilities;

•	robust cash generation (measured $40 million of distributions to shareholders since inception; and although there are no guarantees that GFH will make any similar distributions).

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BI China will contribute:

•	long-standing presence and experience in the Chinese markets;

•	strong relationships in a large number of Chinese provinces. These relationships are with state controlled entities as well as with China’s largest leading portals and technology companies such as Alibaba, Tencent etc.

•	its capability of processing millions of transactions in a secure and robust manner. This platform is an established, secure B2B technology platform that is readably scalable into other verticals; and

•	pipeline of new products including, leading edge lottery content and the roll-out of Self Service Terminals; and public markets experience.

The table below illustrates how the ParagonEx and BI China businesses are expected to complement each other through GFH, to create a new business with potential to grow beyond the businesses of its constituent parts:

	ParagonEx	BI China
Product-agnostic PaaS for trading in digital assets	√
Strong execution capabilities	√
China presence and relationships		√
High volume financial processing capabilities		√
Access to and partnerships with China’s largest portals		√
New products pipeline		√
Robust cash generating business	√
Capital markets experience		√

Market Opportunity

Like many other industries, the online trading industry is going through significant changes in key regulated markets. More stringent regulation which has recently been introduced in Europe is and will continue to lead to margin pressure for those companies that are heavily dependent upon third party software providers. We believe it is inevitable that these changes will lead to consolidation within the industry and provide significant opportunities for GFH to monetize. These opportunities will enable GFH to scale rapidly as a result of industry consolidation and enhanced operational margins.

The combined effect of higher compliance costs, and more stringent regulations coupled with increased costs of marketing are expected to create potential acquisition opportunities, as market participants seek scale to meet the challenges they are facing. To succeed in this new regulatory environment, online trading and gaming companies will need to deploy robust, flexible and scalable platforms that are easily configurable to conform to new regulatory requirements as they become effective, and are also readily interoperable with the platforms of other companies. GFH believes its PaaS product-agnostic digital assets trading offering will be highly scalable, robust, and simple to use whilst offering a more complex, sophisticated and functional solution. GFH believes that this may potentially enable a more seamless ability to adapt to new regulatory requirements that may be introduced whilst taking advantage of opportunities to acquire smaller industry players at attractive multiples. Additionally, as a result of ParagonEx’s scale and PaaS offering, GFH’s management believes there will be significant operational cost savings in connection with potential acquisitions as a result of the elimination of third party platform and operational costs.

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Strengths of the Combined GFH Entity

Highly scalable and robust PaaS offering. GFH’s product agnostic PaaS offering is ready to be configured to support different verticals and larger markets. The robustness and modularity of the PaaS offering do not detract from its holistic design, which is rich with features and functionalities that provide for a best in breed customer experience along with a full suite of supporting services required by online brokers, enabling them to rely on the PaaS offering as a ‘one stop shop’ for the operation of their entire online trading offering. This will allow GFH to be in a position to take advantage of both organic growth in new and emerging markets, as well as inorganic growth through acquisition(s).

Experience and understanding of the Chinese Market. As a result of its exposure and operations in the Chinese markets for over 15 years, BI China has developed deep relationships with some of China’s leading lottery centers, government agencies and portals. These relationships have allowed BI China to enter into different markets in China, from its traditional lottery business to new ventures with Wasu Media (SZE: 000156) (“Wasu Media”), “play for fun” games, virtual games and sports leading content, to name a few. The complimentary business of ParagonEx and BI China will potentially enable GFH to monetize BI China’s experience as well as expedite ParagonEx’s penetration of the Chinese market.

Ability to become a consolidator in the industry and achieve significant cost reductions from acquisition targets. GFH believes it is well placed to take advantage of the consolidation trend which the industry is currently going though, when shift is being driven primarily by regulatory changes. Because of its industry leading “big data” analytics capabilities, marketing prowess, customer retention through its highly scalable technology solutions, it is able to increase the number of customers served and the number of transactions processed within its cost structure. As a result, GFH also expects to be able to achieve cost savings and economies of scale following the integration of any new business it may potentially acquire.

Growth Strategy

Ability to scale organically as a result of the merger. GFH’s PaaS offering and technology solutions are ready to be enhanced to support a substantially higher number of customers, verticals and transactions. Organic growth will be primarily driven by entering into new and emerging markets as well as continuing to grow its CFD broker relationships.

Inorganic Growth through Acquisitions. GFH intends to take advantage of the regulatory driven consolidation trend which the industry is currently experiencing in order to seek opportunities to acquire other players, which acquisitions may be completed through a mix of stock and cash. Regulatory change is likely to drive consolidation in the online and gaming industries as other players seek scale to address the challenges of increased regulation and compliance costs. Typically, GFH targets will be non-US companies predominantly in Europe and, to a lesser extent, Asia. GFH will typically target acquisitions at significantly discounted multiples to the industry leaders which would benefit from the integration and implementation of GFH’s platform resulting in significantly enhanced margins. Margin expansion will be achieved through the elimination of third party platform expenses and reduction of costs resulting from the integration into GFH’s PaaS offering. As a result, GFH believes it will be able to increase the target’s EBITDA margins significantly. Furthermore, becoming a consolidator will be a natural next step for GFH, given ParagonEx’s business model of supporting its B2B customers along the entire value chain, from KYC procedures and compliance solutions to marketing, end user acquisition and retention, payment processing, technical support and beyond.

Monetize the Chinese Market. GFH expects to be well-positioned to leverage BI China’s business experience to monetize the Chinese market for lottery, other complimentary verticals, products and services. China is the largest commodities trading market in the world. Through building strategic relationships, GFH will explore opportunities to become a key technology provider in China and South East Asia for commodities such as regional currencies, metals (except gold), food stuffs, timber and other potential to-be-determined commodities.

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Launch new lucrative products. ParagonEx and BI China are currently developing new “play for fun” products to create new revenue streams for GFH. Successful “play for fun” online games are user friendly and replicate games of chance in which customers use tokens rather than real money to play. These games appeal to a different, yet larger, segment of the market that might be less inclined to play for money. By developing initiatives, GFH hopes to gain greater acceptance and penetration in its target market enabling cross selling of other product offerings.

Establish base of operations in Hong Kong. GFH has already begun to establish its base of operations in Hong Kong. This will enable a rapid rollout of its operations to service the South East Asia market. GFH intends to obtain all licenses necessary to conduct the business and support the operation of the group from Hong Kong. Via its Hong Kong base of operations GFH will service all CFD, futures and commodities trading activities.

The Combined Business

GFH’s PaaS Offering

ParagonEx developed its proprietary technology PaaS offering by investing over $45 million in in-house research and development since inception. ParagonEx’s product-agnostic digital assets trading platform has the ability to integrate third party software components such as: Oracle, Meta Quotes (MT4), Tableu, Silver Pop, Optimove, PushWoosh, ElasticSearch, Couchbase, Nagios, Google Apps, Microsoft, Mixed Panel, ZenDesk, ZenDesk Chat, JRA, Confluence, Reuters, DC, Exante (Quote Providers), BS, Hussan (Dialer) and Avaya (Telephone).

The main qualities and features of GFH’s PaaS offering, in addition to its product-agnostic robustness and its scalability, has many qualities that are intended to enable it to cater to various digital assets, including:

•	State of the art big data capability and tools;

•	State of the art marketing tools;

•	Unified data warehouse;

•	Sophisticated risk management and Know Your Client (“KYC”) systems;

•	Ability to integrate with third party add-on software components;

•	Product agnostic platform; and

•	Simple customer configuration: a user can sign up and establish an account in matter of minutes.

A valuable quality of GFH’s PaaS offering is the fact that it is product agnostic. Although the PaaS offering has historically supported CFD trading, it can be scaled into a number of new verticals, such as “play for fun” games and virtual games. This should enable GFH, following the completion of the proposed Business Combination between ParagonEx and BI China, to apply the PaaS offering to support BI China’s activities in China, among other things.

Existing Products

ParagonEx currently offers online trading in CFDs in connection with a variety of underlying assets, including the following:

•	equities;

•	indices;

•	commodities;

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•	options;

•	exchange-trade funds; and

•	Forex.

GFH will continue to offer this suite of products going forward but will further enhance its product offerings as it expands its business into new verticals.

Products under development – Play for Fun

ParagonEx and BI China are currently developing new “play for fun” products to create new revenue streams for GFH. “Play for fun” online games are user friendly and replicate games of chance in which customers use tokens rather than real money to play. These games appeal to a different, yet larger, segment of the market that might be less inclined to play for money. These games are still lucrative as players need to purchase the tokens, albeit at a limited price, while the tokens are usable only for purchase of virtual goods or services and are not redeemable for cash. GFH will look to work with large portals and websites to collaborate and monetize their extensive rewards programs through targeting their significant large active customer user bases.

Description of Property

GFH maintains an office in Cheshire, United Kingdom.

Exchange Controls

There is no exchange control legislation under British Virgin Islands law and accordingly there are no exchange control regulations imposed under British Virgin Islands law.

Legal Proceedings

None.

Corporate Information

GFH was incorporated as a British Virgin Islands company on October 2, 2018.

GFH’s principal executive office is located at First Floor, Mallory House, Goostrey Way, Knutsford, Chshire WA16 7GY, United Kingdom; telephone: +44 (0) 1565 872990. Its registered office is located at Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands.

2019 Equity Incentive Plan of GFH

The principal features of the 2019 Equity Incentive Plan are summarized below, but the summary is qualified in its entirety by reference to the complete text of the 2019 Equity Incentive Plan document, which is attached as Annex C to this proxy statement.

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The 2019 Equity Incentive Plan (the “2019 Incentive Plan”) which will become effective upon the business day immediately prior to the Closing and will be used by GFH on a going-forward basis following the Closing. The 2019 Equity Incentive Plan will be governed by the law of Israel and will be available for GFH’s employees, officers, directors and service providers located in Israel and has the following principal features:

The 2019 Equity Incentive Plan will promote the purposes of the adoption of the plan which are to:

•	Attract and retain the best available personnel for positions of substantial responsibility;

•	Provide additional incentive to employees, directors and consultants; and

•	Promote the success of GFH’s business.

Grant of Awards; Shares Available for Awards: Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is ______ Shares. If an award expires, is forfeited or becomes unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an exchange program, the unissued shares that were subject to the award will, continue to be available under the 2019 Plan for issuance pursuant to future awards. Shares issued under the 2019 Plan and later forfeited to GFH due to the failure to vest or repurchased by GFH at the original purchase price paid to GFH for the shares (including, without limitation, upon forfeiture to or repurchase by GFH in connection with a participant ceasing to be a service provider) will again be available for future grant under the 2019 Plan. To the extent an award under the 2019 Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of Shares available for issuance under the 2019 Plan.

Plan administration.    The board of directors or the compensation committee of the board of directors, if delegated the authority by the board of directors, will administer the 2019 Plan. Subject to the provisions of the 2019 Plan, the administrator has the power to determine the terms of awards, including the recipients, the exercise price, if any, the number of shares subject to each award, the fair market value of a share, the vesting schedule applicable to the awards, together with any vesting acceleration, and the form of consideration, if any, payable upon exercise of the award and the terms of the award agreement for use under the 2019 Plan. The administrator also has the authority, subject to the terms of the 2019 Plan, to amend existing awards, to prescribe rules and to construe and interpret the 2019 Plan and awards granted thereunder and to institute an exchange program by which outstanding awards may be surrendered in exchange for awards of the same type which may have a lower exercise price or different terms, awards of a different type and/or cash subject to shareholder approval.

Eligibility.    Employees, members of the board of directors and consultants of GFH and Subsidiaries are eligible to participate in the 2019 Plan.

Types of awards.    The 2019 Plan provides for the grant of options, including incentive shares options within the meaning of Section 422 of the Code and nonstatutory options, restricted shares, restricted share units and shares to employees, directors, and consultants of GFH and its subsidiaries.

Options.    An option is a right to purchase one share of GFH at a set exercise price and subject to vesting conditions as determined by the administrator. Options granted under the 2019 Plan may either be incentive and/or non-statutory shares options, provided that incentive shares options may only be granted to employees. Options granted to employees outside the US may be subject to other tax provisions. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, check, promissory note or broker managed cashless exercise program.

Restricted shares.  Restricted shares awards are grants of shares that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted shares will vest and the restrictions on such shares will lapse, in accordance with terms and conditions established by the administrator. Recipients of restricted shares awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted shares that do not vest for any reason will be subject to the right of repurchase or forfeited by the recipient and will revert to us. The specific terms will be set forth in an award agreement.

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Restricted shares units.    Each restricted shares unit represents the right to receive one share of GFH or an amount in cash equal to the value of one share of GFH as of the date of vesting of the award. The restricted share unit may include the right to dividend equivalent, as determined in the discretion of the administrator. The administrator determines, in its sole discretion, whether an award will be settled in shares, cash or a combination of both. The specific terms will be set forth in an award agreement.

Non-transferability of awards.    Unless the administrator provides otherwise, the 2019 Plan generally does not allow for the transfer of awards and only the recipient of an option or shares appreciation right may exercise such an award during his or her lifetime.

Certain adjustments.    In the event of a Share split, reverse Share split, Share dividend, combination, consolidation, recapitalization (including a recapitalization through a large nonrecurring cash dividend) or reclassification of the Shares, subdivision of the Shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of Share or other securities of GFH or other significant corporate transaction, or other change affecting the Share occurs, the Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the 2019 Plan and/or the number, class, kind and price of securities covered by each outstanding award. Notwithstanding the forgoing, all adjustments shall be made in a manner that does not result in taxation under Code Section 409A.

Liquidation or dissolution.    In the event of the proposed winding up, liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.

Change in control transaction.    The 2019 Plan includes a wide definition of Change in Control which includes the following (i) merger or consolidation of GFH with or into another entity or any other corporate reorganization, if GFH’s Shareholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or reorganization; (ii) The consummation of the sale, transfer or other disposition of all or substantially all of GFH’s assets (other than (x) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by GFH, (y) to a corporation or other entity owned directly or indirectly by the shareholders of GFH in substantially the same proportions as their ownership of the Share of GFH or (z) to a continuing or surviving entity in connection with a merger, consolidation or reorganization which does not result in a Change in Control according to the definition above; (iii) A change in the effective control of GFH which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (iv) The consummation of any transaction as a result of which any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of GFH representing at least fifty percent (50%) of the total voting power represented by GFH’s then outstanding voting securities. For purposes of this Section 2(g), the term “Person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Exchange Act but shall exclude: (a) a trustee or other fiduciary holding securities under an employee benefit plan of GFH or an affiliate of GFH; (b) a corporation or other entity owned directly or indirectly by the Shareholders of GFH in substantially the same proportions as their ownership of the Share of GFH; (c) GFH; and (d) a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by GFH. Nevertheless, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of GFH’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held GFH’s securities immediately before such transactions. In addition, if any Person (as defined above) is considered to be in effective control of GFH, the acquisition of additional control of GFH by the same Person will not be considered to cause a Change in Control. If required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control” of GFH or “a change in the ownership of a substantial portion of the assets of” GFH as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

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Upon such event of a Change in Control, the outstanding award will be treated as the administrator determines. Such determination may provide that such awards will be (i) continued if GFH is the surviving corporation, (ii) assumed by the surviving corporation or its parent, (iii) substituted by the surviving corporation or its parent for a new award, (iv) canceled in exchange for a payment equal to the excess of the fair market value of the shares subject to such award over the exercise price or purchase price paid for such shares, or if such award is “underwater” canceled for no consideration, if any, or (v) acceleration of vesting, and in the case of options, canceled for no consideration if not exercised.

Clawback/recovery.    Awards granted under the 2019 Plan will be subject to recoupment in accordance with any clawback policy GFH may be required to adopt pursuant to applicable law and listing requirements. In addition, the administrator may impose such other clawback, recovery or recoupment provisions in any shares award agreement as it determines necessary or appropriate.

Amendment or termination.    The board of directors has the authority to amend, suspend or terminate the 2019 Plan provided such action does not impair the existing rights of any participant. The 2019 Plan will automatically terminate in 2028, unless we terminate it sooner. We will obtain shareholder approval of any amendment to the 2019 Plan as required by applicable law or listing requirements.

Governing Law. The 2019 Plan is governed by the law of the State of Delaware.

Sub-Plan for Israeli Participants. The 2019 Plan includes a sub-plan which applies to grants issued to employees and officers of GFH’s Israeli subsidiaries for the purpose of applying preferential tax treatment to such awards. GFH intends to file the 2019 Plan and Israeli sub-plan for approval with the Israel Tax Authority pursuant to the trustee capital gains route of section 102 of the Israeli Income Tax Ordinance.

Interests of Certain Persons in the 2019 Equity Incentive Plan

The post-Business Combination executive officers and non-employee directors of GFH may be considered to have an interest in the approval of the 2019 Equity Incentive Plan as they may receive future awards under such plan.

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DIRECTORS, EXECUTIVE OFFICERS, EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE OF MICT

Management and Board of Directors of MICT

MICT’s current directors and executive officers are as follows:

Name	Age	Position

David Lucatz	62	Chairman of the Board, Chief Executive Officer and President

Tali Dinar(4)	48	Chief Financial Officer

Chezy (Yehezkel) Ofir(1)(2)(3)	67	Director

Jeffrey P. Bialos(1)(2)(3)	63	Director

Miki Balin(1)(2)(3)	48	Director

Moran Amran(5)	38	Controller

(1)	A member of the Audit Committee.

(2)	A member of the Compensation Committee.

(3)	A member of the Corporate Governance/Nominating Committee.

(4) On August 13, 2018, Mrs. Tali Dinar, MICT’s Chief Financial Officer, and MICT, jointly agreed to terminate her employment. Mrs. Dinar continued to provide her services to MICT as required under Israeli law/her engagement agreement until January 13, 2019. Mrs. Dinar’s employment termination was not as a result of any disagreement or dispute with MICT but rather as a result of the current needs of MICT as a result from the sale of MICT’s subsidiary, Enertec Systems 2001, Ltd.

(5) Mrs. Moran Amran has served as MICT’s controller since 2011, and began serving as the principal financial officer following the vacancy of the office of Mrs. Tali Dinar.

The following is a brief account of the business experience of each of MICT’s directors and executive officers during the past five years or more.

David Lucatz. Mr. Lucatz was elected to MICT’s Board and appointed as its President and Chief Executive Officer in May 2010 and as a director of Micronet Ltd., MICT’s 49.89% owned subsidiary, in September 2012. Since May 2010 and until May 22 2018, Mr. Lucatz has served as the President of Enertec Systems 2001 Ltd., then MICT’s wholly-owned subsidiary. Since 2006, he has been the Chairman of the Board, President and Chief Executive Officer of DL Capital Ltd., a boutique investment holding company based in Israel specializing in investment banking, deal structuring, business development and public/private fund raising with a strong focus in the defense and homeland security markets. From 2001 until 2006, he was part of the controlling shareholder group and served as a Deputy President and Chief Financial Officer of I.T.L. Optronics Ltd. (“Optronics”), a publicly-traded company listed on the Tel Aviv Stock Exchange engaged in the development, production and marketing of advanced electronic systems and solutions for the defense and security industries. From 1998 to 2001, he was the Chief Executive Officer of Talipalast, a leading manufacturer of plastic products. Previously, Mr. Lucatz was an executive vice president of Securitas, a public finance investments group. Mr. Lucatz holds a B.Sc. in Agriculture Economics and Management from the Hebrew University of Jerusalem and a M.Sc. in Industrial and Systems Engineering from Ohio State University.

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Tali Dinar. Mrs. Dinar served as MICT’s Chief Financial Officer, currently serves as a board member of Micronet and as MICT Telematics Ltd.’s (formerly Enertec Electronic) Chief Financial Officer. Mrs. Dinar has served as Chief Financial Officer of MICT Telematics Ltd. since 2012, as a Director at Micronet since January 2016 and as a director of Enertec since May 2015. Previously, Mrs. Dinar served as MICT’s Chief Financial Officer from May 2010 until May 2015, Chief Financial Officer of Enertec between 2010 and 2014 and the Chief Financial Officer of Micronet from May 2015 until January 2016. From 2002 until 2007, she was the chief controller of Optronics. Ms. Dinar holds a B.A. in Accounting and Business Management from The College of Management Academic Studies and earned her CPA certificate in 1999. On August 13, 2018, Mrs. Dinar and MICT jointly agreed to terminate her employment. Mrs. Dinar continued to provide her services to MICT as required under Israeli law/her engagement agreement until January 13, 2019. Mrs. Dinar’s employment termination was not as a result of any disagreement or dispute with MICT but rather as a result of the current needs of MICT as a result from the sale of MICT’s subsidiary, Enertec Systems 2001, Ltd

Chezy (Yehezkel) Ofir. Professor Ofir has served on the Board of MICT since April 2013. He was appointed as a director of Micronet in September 2012. Professor Ofir has over 20 years of experience in business consulting and corporate management. During this period, Professor Ofir has served as a member of the boards of directors of a large number of companies in various sectors. Professor Ofir has been a director and Chairman of the Financial Reporting Committee of Makhteshim Agam, a leading manufacturer and distributor of crop protection products, has served as a director and member of all board committees of Optronics, and as a member of the board of directors, Chairman of the Audit Committee and member of all board committees of Shufersal, the largest food and non-food retail chain in Israel. He served as a member of the Executive Export Trade and Marketing Committee of the Industry and Trade Ministry where he evaluated company programs and formulated and recommended funding to the committee. Professor Ofir has been a faculty member at the Hebrew University for more than 20 years. Professor Ofir founded an Executive MBA program for CEOs, which is the first and only program of its kind in Israel. Additionally, Professor Ofir has been the Chairman of the Marketing Department at the Hebrew University Business School for fifteen years. Professor Ofir has been invited as a lecturer or research partner to many top universities, including Stanford University, University of California Berkeley, New York University and Georgetown University. Professor Ofir’s publications have been covered in media and leading international business magazines and papers, including The Financial Times, MIT Sloan Management Review and Stanford Business. Professor Ofir holds a B.Sc. and M.Sc. in Engineering and doctorate and master’s degrees in Business Administration from Columbia University.

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Jeffrey P. Bialos Mr. Bialos has served on the Board of MICT since April 2013. Mr. Bialos has over 30 years of experience in a broad range of domestic and international legal, governmental and public policy positions. He served as Deputy Under Secretary of Defense for Industrial Affairs from January 1999 through December 2001 and in senior positions at the State and Commerce Department during the Clinton Administration and served on the Defense Science Board task forces from June 1996 through June 1997. He also was appointed to the Secure Virginia Panel, Virginia’s homeland security board, by two Virginia Governors. Mr. Bialos spent considerable time in private legal practice in Washington, D.C. with two large national law firms (currently, Sutherland, Asbill & Brennan LLP where he has been a partner since 2002 and, previously, Weil, Gotshal & Manges from January 1990 through June 1996). He has represented a wide range of domestic and foreign firms (including large multinational corporations and leading defense and aerospace firms), foreign governments, development institutions such as the European Bank for Reconstruction and Development and the International Finance Corporation, private equity funds, public-private partnerships and other entities, in a diverse range of corporate and commercial, adjudicatory, regulatory, policy and interdisciplinary matters. He has considerable experience in Europe, the Middle East and Asia. Mr. Bialos holds a J.D. from the University of Chicago Law School, an M.P.P. from the Kennedy School of Government at Harvard University and an A.B. from Cornell University. He is a member of the New York Council on Foreign Relations.

Miki Balin. Mr. Balin has served on the Board of MICT since April 2013. Mr. Balin currently serves on the board of Phantom me and Yolik.net Ltd. and acts as their Chief Executive Officer. Since 2013 and until 2017 Mr. Balin has been the Chief Executive Officer and founder of Targetingedge Ltd., a subsidiary of TLVmedia Ltd. Prior to Targetingedge he founded WinBuyer in 2006 and Conversion Methods in 2004, which developed products for e-retailers. Mr. Balin has devoted much of his career to managing marketing-related ventures. Prior to establishing Conversion Methods and WinBuyer, he founded Balin, Adatto & Cohen, a leading healthcare consulting and advertising firm in Israel. He also managed a family-owned food distribution company, and served as general manager of the Rina Shinfeld Ballet Theatre, where he still serves as a director. In 2011, WinBuyer was awarded the “Best Product at eCommerce Expo” for its product Winbuyer 2.0.

There are no arrangements or understandings with major stockholders, customers, suppliers or others pursuant to which any of MICT’s directors or members of senior management were selected as such. In addition, there are no family relationships among MICT’s executive officers and directors.

Corporate Governance

Number and Terms of Office of Officers and Directors

The MICT Board is currently comprised of four directors. Mr. Lucatz, the Chairman, President and Chief Executive Officer, and is not independent as that term is defined under the Nasdaq Listing Rules. Professor Ofir and Messrs. Bialos, and Balin have been directors since MICT’s initial public offering. Each of Professor Ofir and Messrs. Bialos, and Balin qualify as “independent” under the Nasdaq Listing Rules, and SEC rules with respect to members of boards of directors. MICT’s Audit Committee, Compensation Committee and Corporate Governance/Nominating Committee, and otherwise meet the Nasdaq corporate governance requirements.

The MICT Board has three standing committees: the Compensation Committee, the Audit Committee and the Corporate Governance/Nominating Committee.

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Committees of the MICT Board

Audit Committee

The members of MICT’s Audit Committee are Professor Ofir, Mr. Bialos and Mr. Balin. Professor Ofir is the Chairman of the Audit Committee, and MICT’s board of directors has determined that Professor Ofir is an “Audit Committee financial expert” and that all members of the Audit Committee are “independent” as defined by the rules of the SEC and the Nasdaq rules and regulations. The Audit Committee operates under a written charter that is posted on its website. The primary responsibilities of the MICT Audit Committee include:

●	Appointing, compensating and retaining a registered independent public accounting firm;

●	Overseeing the work performed by any outside accounting firm;

●	Assisting the board of directors in fulfilling its responsibilities by reviewing: (1) the financial reports provided to the SEC, MICT Stockholders or the general public and (2) the internal financial and accounting controls; and

●	Recommending, establishing and monitoring procedures designed to improve the quality and reliability of the disclosure of MICT’s financial condition and results of operations.

Compensation Committee

The members of the Compensation Committee of MICT are Professor Ofir, Mr. Bialos and Mr. Balin. Professor Ofir is the Chairman of the Compensation Committee and the board of directors has determined that all of the members of the Compensation Committee are “independent” as defined by the rules of the SEC and Nasdaq rules and regulations. The Compensation Committee operates under a written charter that is posted on MICT’s website. The primary responsibilities of the Compensation Committee include:

●	Reviewing and recommending to the MICT Board of the annual base compensation, the annual incentive bonus, equity compensation, employment agreements and any other benefits of executive officers;

●	Administering equity based compensation plans and exercising all rights, authority and functions of the board of directors under all of the MICT’s equity compensation plans, including without limitation, the authority to interpret the terms thereof, to grant options thereunder and to make stock awards thereunder; and

●	Annually reviewing and making recommendations to the board of directors with respect to the compensation policy for such other officers as directed by the MICT Board.

The Compensation Committee meets, as often as it deems necessary, without the presence of any executive officer whose compensation it is then approving. Neither the Compensation Committee nor MICT engaged or received advice from any compensation consultant during 2018.

Corporate Governance/Nominating Committee

The members of MICT’s Corporate Governance/Nominating Committee are Professor Ofir, Mr. Bialos and Mr. Balin. Professor Ofir is the Chairman of the Corporate Governance/Nominating Committee. The MICT Board has determined that all of the members of the Corporate Governance/Nominating Committee of MICT are “independent” as defined by Nasdaq rules and regulations. The Corporate Governance/Nominating Committee operates under a written charter that is posted on MICT’s website. The primary responsibilities of MICT’s Corporate Governance and Nominating Committee include:

●	assisting the board of directors in, among other things, effecting board organization, membership and function including identifying qualified board nominees;

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●	effecting the organization, membership and function of board of directors committees including composition and recommendation of qualified candidates;

●	establishment of and subsequent periodic evaluation of successor planning for the Chief Executive Officer and other executive officers;

●	development and evaluation of criteria for board membership such as overall qualifications, term limits, age limits and independence; and oversight of compliance with applicable corporate governance guidelines; and

●	Identifying and evaluating the qualifications of all candidates for nomination for election as directors.

Potential nominees will be identified by the MICT Board based on the criteria, skills and qualifications that will be recognized by the Corporate Governance/Nominating Committee. In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, MICT’s Corporate Governance/Nominating Committee will apply criteria including the candidate’s integrity, business acumen, knowledge of the MICT business and industry, age, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. No particular criteria will be a prerequisite or will be assigned a specific weight, nor does MICT have a diversity policy.

There have not been any changes in MICT’s process for nominating directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires executive officers and directors, and persons who own more than 10% of MICT Common Stock, to file reports regarding ownership of, and transactions in, MICT securities with the SEC and to provide MICT with copies of those filings. Based solely on a review of the copies of such forms received, or written representations from certain reporting persons, MICT believes that during fiscal year ended December 31, 2017, all filing requirements applicable to officers, directors and ten percent beneficial owners were complied with.

Code of Ethics

MICT has adopted a Code of Business Conduct and Ethics that applies to its directors, executive officers and all of its employees. The Code of Business Conduct and Ethics is available on MICT’s website and MICT will provide, at no charge, persons with a written copy upon written request.

MICT intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of its Code of Business Conduct and Ethics by posting such information on MICT’s website.

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Executive Compensation

MICT’s executive officers for the year ended December 31, 2018 and their positions are as follows:

•	David Lucatz, Chief Executive Officer and President
•	Tali Dinar, Chief Financial Officer

Oren Harari was MICT’s Chief Financial Officer from January 18, 2017 to September 30, 2017

Summary Compensation Table and Narrative Disclosure to Summary Compensation Table

The following information is furnished for the years ended December 31, 2018 and December 31, 2017 for the individuals listed on the table below, who are referred to as the named executive officers.

Name and Principal Position	Year	Salary (1)		Bonus (2)	Option Awards (3)	All Other Compensation (4)	Total
David Lucatz(5)	2018	$393,305		$300,000	$217,641	$5,438	$916,384
Chief Executive Officer and President	2017	$325,226	*	$-	$0	$5,278	$330,504

Tali Dinar	2018	$220,912		$-	$39,254	$22,139	$282,305
Chief Financial Officer	2017	$167,965		$-	$12,438	$25,467	$205,870

Oren Harari	2018	$-		$-	$-	$-	$-
Former Chief Financial Officer(6)	2017	$130,097		$21,285	$-	$7,173	$158,555

(1)     Salary paid partly in NIS and partly in U.S. dollars. The amounts are converted according to the average foreign exchange rate U.S. dollar/NIS for 2018 and 2017, respectively.

(2)     Represents discretionary bonus in connection with the performance and achievements of MICT.

(3)     The fair value recognized for such option awards was determined as of the grant date in accordance with Accounting for Standard Codification, or ASC, Topic 718. Assumptions used in the calculations for these amounts are included in Note 13 to the consolidated financial statements for the year ended December 31, 2018 included elsewhere in this Annual Report.

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(4)     Includes the following: pay-out of unused vacation days, personal use of company car (including tax gross-up), personal use of company cell phone, contributions to manager’s insurance (retirement and severance components), contributions to advanced study fund, recreational allowance, premiums for disability insurance and contributions to pension plan. In addition, Ms. Dinar is entitled to receive director compensation from Micronet as a member of the board of directors of Micronet, pursuant to the Israeli Companies Law regulations (compensation and expenses reimbursement for independent directors). Mrs. Dinar’s compensation and expenses reimbursement for serving as a director of Micronet amounted to a total of $7,800 and $12,000 for the period ended December 31, 2018 and 2017 respectively. On August 13, 2018, Mrs. Tali Dinar, MICT’s Chief Financial Officer, and MICT, jointly agreed to terminate her employment. Mrs. Dinar will continue to provide her services to MICT as required under Israeli law/her engagement agreement until January 13, 2019. Mrs. Dinar’s employment termination was not as a result of any disagreement or dispute with MICT but rather as a result of the current needs of MICT as a result from the sale of MICT’s subsidiary, Enertec Systems 2001, Ltd.

(5)     In November 2012, entities controlled by Mr. Lucatz reached agreements with each of Micronet and MICT, for the provision of management and consulting services to Micronet and MICT, respectively. On November 7, 2012, the board of directors and the Audit Committee of the board of directors of Micronet approved the entry into a management and consulting services agreement with DLC, pursuant to which, effective November 1, 2012 Mr. Lucatz agreed to devote 60% of his time to Micronet matters for the three year term of the agreement and Micronet agreed to pay the entities controlled by Mr. Lucatz management fees of NIS 65,000 (approximately $18,172) on a monthly basis (the “Micronet Management Fees”), and cover other monthly expenses (the “Micronet Agreement”). Such agreement was further subject to the approval of Micronet’s stockholders, which was obtained at a Special Meeting held on January 30, 2013 for that purpose and went into effect following its execution on February 8, 2013. The Micronet Agreement was extended on November 1, 2015 for three years on the same terms and conditions and was approved by Micronet’s Board of Directors on October 11, 2015 and Micronet’s stockholders on November 16, 2015. Effective July 6th 2017, DLC has consented to reduce the Micronet Management Fees to NIS 23,000 and by its further consent, as of October 31, 2018 management and consulting services are rendered for no consideration.

On November 26, 2012, DLC entered into a 36-month management and consulting services agreement with MICT, effective November 1, 2012, which provides that MICT (via any of its directly or indirectly fully owned subsidiaries) will pay the entities controlled by Mr. Lucatz: (1) management fees of $13,333 on a monthly basis, and cover other monthly expenses, (2) an annual bonus of 3% of the amount by which the annual earnings before interest, tax, depreciation and amortization, or EBITDA, for such year exceeds the average annual EBITDA for 2011 and 2010, and (3) a one-time bonus of 0.5% of the purchase price of any acquisition or capital or debt raising transaction, excluding only a specified 2013 public equity offering, completed by us during the term of the agreement. According to the agreement, the management and consulting services agreement between DLC and MICT automatically renewed for a successive one year term on the same terms and conditions. On June 6, 2018, the Compensation Committee of MICT approved maintaining Mr. Lucatz’s annual base salary of $400,000.

In addition, on June 6, 2018, the Compensation Committee of MICT approved a discretionary cash bonus to Mr. Lucatz, MICT’s Chief Executive Officer, in the aggregate amount of $300,000 as well the issuance of a stock option to purchase 300,000 shares of MICT’s common stock, with an exercise price of $1.32 per share, with 100,000 shares of common stock vesting immediately and 100,000 shares of common stock vesting on each of the first two anniversaries of the date of grant. The bonus and option were granted to Mr. Lucatz in light of his contributions to MICT’s successful sale of its then wholly owned subsidiary, Enertec Systems 2001 Ltd.

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(6)     Mr. Harari was MICT’s Chief Financial Officer from January 18, 2017 to September 30, 2017.

Outstanding Equity Awards at Fiscal Year End

During 2018, 861,000 options were issued to our directors, officers and employees under our 2012 Incentive Plan and 92,500 shares were issued to our directors, officers and employees under our 2014 Incentive Plan. The following table presents the outstanding equity awards held as of December 31, 2018, by our named executive officers:

	Option Awards
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options unexercisable	Option exercise price ($)	Option expiration date
David Lucatz	250,000	-	4.30	11/11/2024
	250,000	-	1.32	06/06/2028
	100,000	200,000	1.32	06/06/2028
Tali Dinar	80,000	-	4.30	11/11/2024
	80,000	-	1.32	06/06/2028
Oren Harari	-	-	-	-

Compensation of Directors

Director Compensation Table for Fiscal 2017

The following table provides information regarding compensation earned by, awarded or paid to each person for serving as a director who is not an executive officer during Fiscal 2017:

Name(1)	Fees earned ($)(5)	Option Awards ($)(2)(3)(4)	Total ($)
Chezy (Yehezkel) Ofir	12,200	49,914	62,114
Jeffrey P. Bialos	12,200	49,914	62,114
Miki Balin	12,200	49,914	62,114

(1)	Mr. Lucatz, who serves as our Chairman, Chief Executive Officer and President, is not included in this table because he receives no compensation for his services as a director. The compensation received by Mr. Lucatz is as shown above in the Summary Compensation Table.

(2)	The fair value recognized for such option awards was determined as of the grant date in accordance with ASC Topic 718.

(3)	As of December 31, 2018, each of the directors listed in the table above held options to purchase 35,000 shares of Common Stock at an exercise price of $4.30 per share, 5,000 of which were granted on April 29, 2013 and 5,000 of which were granted on November 11, 2014. Such options vest within three years following the date of grant. Such options vest within three years following the date of grant. Options to purchase 10,000 shares were granted on June 6, 2018 at an exercise price of $1.32 per share and options to purchase 15,000 shares were granted on August 13, 2018 at an exercise price of $1.4776 per share, all of which have vested.

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(4)	As of December 31, 2018, all of the directors listed in this table held options to purchase 92,424 shares of MICT Common Stock. Each non-employee director was granted an option to purchase 25,000 shares of MICT Common Stock on June 6, 2018.

(5)	During 2018, our directors received compensation for serving on our board in the amount of $36,000. Independent directors received $12,000 plus applicable taxes for each year of service as directors. Independent directors receive $200 (or $ if the director participates via telephone or video conference) for each meeting in excess of three meetings in any month and reimbursement of expenses.

Other than as described above, we have no present formal plan for compensating our directors for their service in their capacity as directors. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. The board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director. Other than indicated above, no director received and/or accrued any compensation for his or her services as a director, including committee participation and/or special assignments during 2018.

Summary of the 2012 MICT Stock Incentive Plan (the “2012 Incentive Plan”)

The material features of the 2012 Incentive Plan are described below. This summary does not purport to be a complete description of all of the provisions of the 2012 Incentive Plan, and is qualified in its entirety by reference to the full text of the 2012 Incentive Plan.

Purpose of the Plan

The 2012 Incentive Plan is intended as an incentive to retain directors, officers, employees, consultants and advisors to MICT, persons of training, experience and ability, to attract new employees, directors, consultants and advisors whose services are considered valuable, to encourage the sense of proprietorship and to stimulate the active interest of such persons in the development and financial success of MICT, by granting to such persons options to purchase shares of the MICT’s Common Stock (“2012 Options”), shares of MICT’s stock, with or without restrictions, or any other share-based award (“2012 Award(s)”).

2012 Awards granted under the 2012 Incentive Plan to Israeli residents shall be granted pursuant to the Israeli Income Tax Ordinance (New Version), 1961, as amended, including the Law Amending the Income Tax Ordinance (Number 132), 2002 and any regulations, rules or orders or procedures promulgated thereunder.

Administration of the Plan

MICT’s Compensation Committee is the administrator of the 2012 Incentive Plan and shall have full power and authority to designate recipients of 2012 Awards, to determine the terms and conditions of respective 2012 Award agreement (which need not be identical), including the vesting schedule of the 2012 Options or grants of Restricted Stock, which may be performance based, as described in the 2012 Incentive Plan, to interpret the provisions and supervise the administration of the 2012 Incentive Plan, to accelerate the right to exercise or vesting of, in whole or in part, any previously granted option, to grant new 2012 Awards in exchange for existing 2012 Awards, to determine whether an Award has been earned (if performance requirements must be satisfied) and to make technical amendments to the 2012 Incentive Plan.   MICT’s Compensation Committee may also amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any grantee without the grantee’s consent.

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Subject to the provisions of the 2012 Incentive Plan, MICT’s Compensation Committee shall interpret the plan and all 2012 Options and 2012 Awards granted thereunder, shall make such rules as it deems necessary for the proper administration of the 2012 Incentive Plan, shall make all other determinations necessary or advisable for the administration of the 2012 Incentive Plan and shall correct any defects or supply any omission or reconcile any inconsistency in the 2012 Incentive Plan or in any 2012 Awards granted thereunder in the manner and to the extent that MICT’s Compensation Committee deems desirable to carry into effect the 2012 Incentive Plan or any 2012 Awards. Subject to the provisions of the 2012 Incentive Plan, any action taken or determination made by MICT’s Compensation Committee shall be conclusive on all parties.

Scope of the Plan

The total number of shares of MICT common stock reserved and available for grant and issuance pursuant to the 2012 Incentive Plan will be 5,000,000 from either authorized but unissued shares or treasury shares, all of which can be Incentive Stock Options, within the meaning of Section 422 of the Code, or any other 2012 Awards. In addition, if shares of stock are subject to a 2012 Award that terminates without such shares of stock being issued, then such shares of stock will again be available for grant and issuance under the 2012 Stock Incentive Plan.  Should any 2012 Option expire or be canceled prior to its exercise in full or should the number of shares of stock to be delivered upon the exercise in full of an 2012 Option be reduced for any reason, the shares of stock theretofore subject to such 2012 Option may be subject to future Awards under the 2012 Incentive Plan, except where such reissuance is inconsistent with the provisions of Section 162(m) of the Code.

In the event of any merger, reorganization, consolidation, recapitalization, stock  dividend, or other change in corporate structure affecting the stock, MICT’s Compensation Committee shall make an appropriate and equitable adjustment in the number and kind of shares reserved for issuance under the 2012 Incentive Plan and in the number of any 2012 Award (as applicable) and option price of shares subject to an outstanding 2012 Option granted thereunder, to the end that after such event each grantee’s proportionate interest shall be maintained as immediately before the occurrence of such event. The adjustments described above will be made only to the extent consistent with continued qualification of the 2012 Option under Section 422 of the Code (in the case of an Incentive Stock Option) and Section 409A of the Code (in the case of grantees potentially subject to Section 409A of the Code).

Eligibility

The persons eligible for participation in the 2012 Incentive Plan as recipients of 2012 Awards shall include employees, officers and directors of, and, subject to their meeting the eligibility requirements to participate in an “employee benefit plan” as defined in Rule 405 promulgated under the Securities Act of 1933, as amended, consultants and advisors to MICT.

In selecting grantees, and in determining the 2012 Awards granted to grantees, MICT’s Compensation Committee may consider any factors it deems relevant, including without limitation, the office or position held by the grantee or the grantee’s relationship to MICT, the grantee’s degree of responsibility for and contribution to the growth and success of MICT, the grantee’s length of service, promotions and potential.  A grantee who has been granted an option may be granted an additional 2012 Awards or Awards, if MICT’s Compensation Committee shall so determine.

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Terms and Conditions of 2012 Options

Option Price

The exercise price of each share of stock purchasable under the 2012 Options shall be determined by MICT’s Compensation Committee at the time of grant, subject to the conditions set forth in the immediately following sentence.  The exercise price of each share of stock purchasable under an Incentive Stock Option shall not be less than 100% of the Fair Market Value (as defined below) of such share of stock on the trading day immediately preceding the date the Incentive Stock Option is granted; provided, however, that with respect to an optionee who, at the time such Incentive Stock Option is granted, owns (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of MICT, the exercise price per share of stock shall be at least 110% of the Fair Market Value per share of stock on the trading day immediately preceding the date of grant. The exercise price of each share of stock purchasable under any option other than an Incentive Stock Option shall not be less than 100% of the Fair Market Value of such share of stock on the trading day immediately preceding the date the option is granted; provided, however, and notwithstanding any future amendment to the minimum exercise price of a nonqualified stock option, that if an option granted to MICT’s principal executive officer or to any of MICT’s other three most highly compensated officers (other than the principal executive officer and the principal financial officer) was intended to qualify as performance-based compensation under Section 162(m) of the Code, the exercise price of such option shall not be less than 100% of the Fair Market Value of such share of stock on the trading day immediately preceding the date the option is granted. The exercise price for each option shall be subject to adjustment as provided in the 2012 Incentive Plan.  In no event shall the exercise price of a share of stock be less than the minimum price permitted under the applicable rules and policies of any national securities exchange on which the shares of stock are listed. Notwithstanding the foregoing, provisions of the 2012 Incentive Plan related to the performance-based compensation exception to the limitation on MICT’s tax deductions imposed by Section 162(m) of the Code shall not apply to awards made on or after the effective date of the amendment to the 2012 Incentive Plan, but may apply to prior awards.

“Fair Market Value” means the closing  price of publicly  traded  shares of stock on the principal securities exchange, including the Nasdaq Stock Market, on which shares of stock are listed (if the shares of stock are so listed), or, if not so listed, the mean between the closing bid and asked prices of publicly traded shares of stock in the over-the-counter market, or, if such bid and asked prices shall not be available, as reported by any nationally recognized quotation service selected by MICT, or as determined by MICT’s Compensation Committee in a manner consistent with the provisions of the Code.

Option Term

The term of each option shall be fixed by MICT’s Compensation Committee, but no Option shall be exercisable more than ten years after the date such option is granted and in the case of an Incentive Stock Option granted to an optionee who, at the time such Incentive Stock Option is granted, owns (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of MICT, no such Incentive Stock Option shall be exercisable more than five years after the date such Incentive Stock Option is granted.

Exercisability

2012 Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by MICT’s Compensation Committee at the time of grant and subject to all applicable laws and regulations.

Non-Transferability of 2012 Options

Unless determined otherwise by MICT’s Compensation Committee, 2012 Awards granted under the 2012 Incentive Plan generally are not transferable other than by will or by the laws of descent or distribution, and all rights with respect to a 2012 Award granted to a participant generally will be available during a participant’s lifetime only to the participant.

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Change in Control

Upon the occurrence of a Change in Control (as defined in the 2012 Incentive Plan), MICT’s Compensation Committee may accelerate the vesting or exercisability of outstanding 2012 Award, in whole or in part, as determined by MICT’s Compensation Committee in its sole discretion.  In its sole discretion, MICT’s Compensation Committee may also determine that, upon the occurrence of a Change in Control, each outstanding 2012 Option shall terminate within a specified number of days after notice to the grantee thereunder, and each such grantee shall receive, with respect to each share of Company stock subject to such 2012 Option, an amount equal to the excess of the Fair Market Value of such shares upon such Change in Control over the exercise price per share of such 2012 Option;  such amount shall be payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or a combination thereof, as MICT’s Compensation Committee shall determine in its sole discretion.

Upon the occurrence of a Change in Control other than a liquidation or dissolution of MICT, the repurchase and other rights of MICT with respect to outstanding Restricted Stock shall inure to the benefit of MICT’s successor and shall, unless MICT’s Compensation Committee determines otherwise, apply to the cash, securities or other property that the Common Stock was converted into or exchanged for pursuant to such Change in Control in the same manner and to the same extent as they applied to the Restricted Stock; provided, however, that MICT’s Compensation Committee may provide for termination or deemed satisfaction of repurchase or other rights under the agreement evidencing any Restricted Stock or any other agreement between a participant and MICT, either initially or by amendment. Upon the occurrence of a Change in Control involving the liquidation or dissolution of MICT, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or any other agreement between a participant and MICT, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.

Amendment, Suspensions and Termination of the Plan

The MICT Board may amend or terminate the 2012 Incentive Plan at any time, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including, without limitation, Nasdaq rules and regulations. No amendment or termination of the 2012 Incentive Plan will impair the rights of any participant without the participant’s consent, unless required by applicable law, legislation, regulation or rule. Under Section 422(b)(2) of the Code, no Incentive Stock Option may be granted under the 2012 Incentive Plan more than ten years from the date the 2012 Incentive Plan was amended and restated or the date such amendment and restatement was approved by our stockholders, whichever is earlier.

Federal Tax Aspects

The following summarizes the U.S. federal income tax consequences that generally will arise with respect to 2012 Awards granted under the 2012 Incentive Plan. This summary is based on the tax laws in effect as of the date of this proxy statement. This summary assumes that all 2012 Awards granted under the 2012 Incentive Plan are exempt from, or comply with, the rules under Section 409A of the Code related to nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below. This discussion is not intended to be a complete discussion of all of the federal income tax consequences of the 2012 Incentive Plan or of all of the requirements that must be met in order to qualify for the tax treatment described herein. In addition, because tax consequences may vary, and certain exceptions to the general rules discussed herein may be applicable, depending upon the personal circumstances of individual holders of securities, each participant should consider his personal situation and consult with his own tax advisor with respect to the specific tax consequences applicable to him. No information is provided as to state tax laws.

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Incentive Stock Options. A participant will not have income upon the grant of an Incentive Stock Option. Also, except as described below, a participant will not have income upon exercise of an Incentive Stock Option if the participant has been employed by MICT at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an Incentive Stock Option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an Incentive Stock Option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then, if sold at a profit, all of the profit will be long-term capital gain or, if sold at a loss, all of the loss will be long-term capital loss. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and the participant will have ordinary income equal to the difference between the exercise price and the fair market value of the underlying stock at the time the option was exercised. Depending on the circumstances of the disqualifying disposition, the participant may then be able to report any difference between the fair market value of the underlying stock at the time of exercise and the disposition price as gain or loss, as the case may be.

Nonstatutory Stock Options. A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Restricted Stock. Generally, restricted stock is not taxable to a participant at the time of grant, but instead is included in ordinary income (at its then fair market value) and subject to withholding when the restrictions lapse. A participant may elect to recognize income at the time of grant, in which case the fair market value of the stock at the time of grant is included in ordinary income and subject to withholding and there is no further income recognition when the restrictions lapse.

Other Stock-Based Awards. The tax consequences associated with other 2012 stock-based Awards granted under the 2012 Incentive Plan will vary depending on the specific terms of such 2012 Award. Among the relevant factors are whether or not the 2012 Award has a readily ascertainable fair market value, whether or not the 2012 Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the 2012 Award and the participant’s holding period and tax basis for the 2012 Award or underlying stock.

Tax Consequences to MICT. There will be no tax consequences to MICT except that MICT will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Summary of the 2014 MICT Stock Incentive Plan (the “2014 Stock Incentive Plan”)

The material features of the 2014 Incentive Plan are described below. This summary does not purport to be a complete description of all of the provisions of the 2014 Incentive Plan, and is qualified in its entirety by reference to the full text of the 2014 Incentive Plan.

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Purpose of the Plan

This 2014 Incentive Plan is intended to provide incentives (a) to the directors, officers and employees of MICT, by providing such directors, officers and employees with opportunities to purchase stock in MICT pursuant to options granted thereunder (“2014 Options”), (b) to directors, officers, employees, consultants and advisors of MICT by providing them with opportunities to receive awards of stock in MICT whether such stock awards are in the form of bonus shares, deferred stock awards, or performance share awards (“2014 Awards”); and (c) to directors, officers, employees, consultants and advisors of MICT by providing them with opportunities to make direct purchases of restricted stock in MICT (“Restricted Stock”).

Administration of the Plan

The 2014 Incentive Plan shall be administered by the Board. The Board may appoint a Compensation Committee (the “Compensation Committee”) of two or more of its members to administer the 2014 Incentive Plan and to grant stock incentives thereunder, provided such Compensation Committee is delegated such powers in accordance with applicable law.

Subject to the terms of the 2014 Incentive Plan, MICT’s Compensation Committee shall have the authority to: (i) determine the employees, officers and directors of MICT to whom stock incentives may be granted; (ii) determine the time or times at which 2014 Options, 2014 Awards or Restricted Stock may be granted or authorizations to make direct purchases of restricted stock in MICT (“Restricted Stock Purchases”) may be made; (iii) determine the exercise price of shares subject to each Option, and the purchase price of shares subject to each Restricted Stock purchase;  (iv) determine the time or times when or what conditions must be satisfied before each Option shall become exercisable and the duration of the exercise period; (v) determine whether restrictions such as transfer restrictions, repurchase 2014 Options and “drag along” rights and rights of first refusal are to be imposed on shares subject to 2014 Options, 2014 Awards and Restricted Stock Purchases and the nature of such restrictions, if any; (vi) impose such other terms and conditions with respect to capital stock issued pursuant to Stock Rights (as hereinafter defined) not inconsistent with the terms of the 2014 Incentive Plan as it deems necessary or desirable; and (viii) interpret the 2014 Incentive Plan and prescribe and rescind rules and regulations relating to it.

The interpretation and construction by MICT’s Compensation Committee of any provisions of the 2014 Incentive Plan or of any stock incentives granted under it shall be final unless otherwise determined by the Board.  MICT’s Compensation Committee may from time to time adopt such rules and regulations for carrying out the 2014 Incentive Plan as it may deem best. No member of the Board or MICT’s Compensation Committee shall be liable for any action or determination made in good faith with respect to the 2014 Incentive Plan or any stock incentives granted under it.

MICT’s Compensation Committee shall have authority to adopt special rules and sub-plans, and forms of agreements thereunder, for participants in foreign jurisdictions provided that those sub-plans and agreements do not contravene the provisions of the 2014 Incentive Plan.

Scope of the Plan

The total number of shares of stock reserved and available for grant and issuance pursuant to the 2014 Incentive Plan will be 202,775. In addition, if shares of stock are subject to a 2014 Award that terminates without such shares of stock being issued, then such shares of stock will again be available for grant and issuance under this plan.  Should any Option expire or be canceled prior to its exercise in full or should the number of shares of stock to be delivered upon the exercise in full of an Option be reduced for any reason, the shares of stock theretofore subject to such Option may be subject to future 2014 Options under the 2014 Incentive Plan, except where such reissuance is inconsistent with the provisions of Section 162(m) of the Code.

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In the event of any merger, reorganization, consolidation, recapitalization, stock  dividend, or other change in corporate structure affecting our stock, MICT’s Compensation Committee shall make an appropriate and equitable adjustment in the number and kind of shares reserved for issuance under the 2014 Incentive Plan and in the number and exercise price of shares subject to outstanding 2014 Options granted thereunder, to the end that after such event each optionee’s proportionate interest shall be maintained as immediately before the occurrence of such event. The adjustments described above will be made only to the extent consistent with continued qualification of the Option under Section 422 of the Code (in the case of an Incentive Option, as defined below) and Section 409A of the Code (in the case of grantees potentially subject to Section 409A of the Code).

Eligibility

2014 Options, 2014 Awards and authorizations to make Restricted Stock Purchases, may be granted to any employee, officer or director (whether or not also an employee) of or consultant or advisor to MICT.  MICT’s Compensation Committee may take into consideration a recipient’s individual circumstances in determining whether to grant 2014 Options, 2014 Awards or Restricted Stock (2014 Options, 2014 Awards and Restricted Stock are referred to collectively, as “Stock Rights”). Granting a Stock Right to any individual or entity shall neither entitle that individual or entity to, nor disqualify him or her from, participation in any other grant of Stock Rights. MICT intends to file a registration statement on Form S-8 relating to the 2014 Incentive Plan, the shares issuable upon exercise of 2014 Options granted thereunder and the shares underlying any other 2014 Award or Restricted Stock thereunder.

Terms and Conditions of 2014 Options

Option Duration

Subject to earlier termination as provided under the 2014 Incentive Plan, each 2014 Option shall have such duration as may be specified by MICT’s Compensation Committee and set forth in the original stock option agreement granting such Option, but not more than ten years from the date of grant, but subject in any event to extension as determined by MICT’s Compensation Committee (in compliance with applicable tax rules, if any).

Exercise of 2014 Options

Subject to certain provisions of the 2014 Incentive Plan, each 2014 Option granted under the 2014 Incentive Plan shall be exercisable as follows: (a) Vesting: Subject to provisions of the 2014 Incentive Plan with respect to Incentive Options and as set forth under the paragraph titled “Administration of the Plan” above, MICT’s Compensation Committee shall determine the time or times when or what conditions must be satisfied before each Option shall become exercisable and the duration of the exercise period. MICT’s Compensation Committee may also specify such other conditions precedent as it deems appropriate to the exercise of a 2014 Option; (b) Full Vesting of Installments: Once an installment becomes exercisable it shall remain exercisable until expiration or termination of the Option, unless otherwise specified by MICT’s Compensation Committee; (c) Partial Exercise: Each Option or installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable, provided that MICT’s Compensation Committee may specify a certain minimum number or percentage of the shares issuable upon exercise of any Option that must be purchased upon any exercise; and (d) Acceleration of Vesting: MICT’s Compensation Committee shall have the right to accelerate the date of exercise of any installment of any Option, regardless of whether such acceleration will create adverse tax consequences to the optionee.

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Granting of Stock Rights

Stock Rights may be granted under the 2014 Incentive Plan at any time on or after September 30, 2014 and prior to September 30, 2024.  The date of grant of a Stock Right under the 2014 Incentive Plan will be the date specified by MICT’s Compensation Committee at the time it grants the Stock Right or such date that is specified in the instrument or agreement evidencing such Stock Right.

Assignability

Unless determined otherwise by MICT’s Compensation Committee, any Stock Right granted under the 2014 Incentive Plan generally is not transferable other than by will or by the laws of descent or distribution, and all rights with respect to an award granted to a participant generally will be available during a participant’s lifetime only to the participant.

Acquisitions and Change in Control

Upon the occurrence of an Acquisition (as defined in the 2014 Incentive Plan), MICT’s Compensation Committee or the Board shall (i) provide that the entity that survives the Acquisition or purchases or leases MICT’s assets in the Acquisition or any affiliate of such entity (the “Surviving Entity”) shall assume the 2014 Options granted pursuant to the 2014 Incentive Plan or substitute options to purchase securities of the Surviving Entity on an equitable basis (as further described in the 2014 Incentive Plan), (ii) upon written notice to the optionees, provide that all 2014 Options will become exercisable in full subject to the consummation of the Acquisition as of a specified time prior to the Acquisition and will terminate immediately prior to the consummation of such Acquisition or within a specified period of time after the Acquisition, and will not be exercisable after such termination, or (iii) in the event of an Acquisition under the terms of which holders of Common Stock will receive upon consummation thereof an amount of cash, securities and/or other property for each share of Common Stock surrendered pursuant to such Acquisition (the amount of cash plus the fair market value reasonably determined by MICT’s Compensation Committee of any securities and/or other property received by holders of Common Stock in exchange for each share of Common Stock shall be the “Acquisition Price”), provide that all outstanding 2014 Options shall terminate upon consummation of such Acquisition and that each optionee shall receive, in exchange for all vested shares of Common Stock under such Option on the date of the Acquisition, a payment in cash or in kind having a fair market value reasonably determined by MICT’s Compensation Committee or the board of directors of the Surviving Entity equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of such vested shares of Common Stock exceeds (B) the aggregate exercise price of such shares. If MICT’s Compensation Committee chooses under clause (iii) in the preceding sentence that all outstanding 2014 Options shall terminate upon consummation of an Acquisition and that each optionee shall receive a payment for the optionee’s vested shares, with respect to any optionee whose stock option agreement specifies that no shares are vested until the first anniversary of the commencement of the optionee’s employment, if the consummation of the Acquisition occurs prior to such first anniversary, then the number of vested shares under such Option shall be deemed to be equal to the product of (x) the number of shares of stock subject to the Option that otherwise would vest on the first anniversary and (y) the quotient obtained by dividing the number of days the optionee was employed by MICT, by 365.

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If a Change in Control Event (as defined in the 2014 Incentive Plan) occurs, and either (a) does not also constitute an Acquisition or (b) does constitute an Acquisition and clause (i) of the preceding paragraph is elected, and the optionee’s employment with MICT, the related corporation or the Surviving Entity is terminated on or prior to the six month anniversary of the date of the consummation of such Change in Control Event either by the optionee for Good Reason (as defined in the 2014 Incentive Plan), or by MICT, the related corporation or the Surviving Entity for reason(s) other than Misconduct (as defined in the 2014 Incentive Plan), then all of the 2014 Options, or the equivalent to such 2014 Options in the form of assumed or substituted options granted in the Surviving Entity, that but for such termination and such Change in Control Event would vest on or prior to the next following annual anniversary of the grant date thereafter shall become immediately exercisable in full and any repurchase provisions applicable to Common Stock issued upon exercise thereof shall lapse; provided, however, that in particular stock option agreements issued pursuant to the 2014 Incentive Plan, the Board may provide that the 2014 Options or assumed or substituted options covered by such agreement shall become immediately exercisable upon the consummation of such Change in Control Event without regard to termination of employment, and that any repurchase provisions applicable to Common Stock issued upon exercise thereof shall lapse.

Amendment, Suspensions and Termination of the Plan

The Board may amend or terminate the 2014 Incentive Plan at any time, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including, without limitation, Nasdaq rules and regulations. No amendment or termination of the 2014 Incentive Plan will impair the rights of any participant without the participant’s consent, unless required by applicable law, legislation, regulation or rule.

 Material Differences between 2014 Incentive Plan and 2012 Incentive Plan

MICT currently maintains both the 2014 Incentive Plan and the 2012 Incentive Plan (as hereinafter defined). The 2014 Incentive Plan permits the issuance of 2014 Options, as well as stock (2014) Awards and the opportunity for directors, officers, employees, consultants and advisors of MICT to make direct purchases of Restricted Stock. Alternatively, the 2012 Incentive Plan does not currently permit the grant or purchase of Restricted Stock, though Proposal No. 4 seeks to amend the 2012 Incentive Plan to permit grants of Restricted Stock. In addition, the 2012 Incentive Plan also permits issuances of 2012 Awards (as hereinafter defined) pursuant to Section 102 of the Israeli Income Tax Ordinance, which the 2014 Incentive Plan does not. We intend to continue to issue awards under both the 2014 Incentive Plan (2014 Awards) and the 2012 Incentive Plan (2012 Awards, as hereinafter defined).

Federal Tax Aspects

The following summarizes the U.S. federal income tax consequences that generally will arise with respect to 2014 Awards granted under the 2014 Incentive Plan. This summary is based on the tax laws in effect as of the date of this proxy statement. This summary assumes that all 2014 Awards granted under the 2014 Incentive Plan are exempt from, or comply with, the rules under Section 409A of the Code related to nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below. This discussion is not intended to be a complete discussion of all of the federal income tax consequences of the 2014 Incentive Plan or of all of the requirements that must be met in order to qualify for the tax treatment described herein. In addition, because tax consequences may vary, and certain exceptions to the general rules discussed herein may be applicable, depending upon the personal circumstances of individual holders of securities, each participant should consider his personal situation and consult with his own tax advisor with respect to the specific tax consequences applicable to him. No information is provided as to state tax laws.

Incentive Stock Options. A participant will not have income upon the grant of an incentive stock option (an “Incentive Option”). Also, except as described below, a participant will not have income upon exercise of an Incentive Option if the participant has been employed by MICT at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an Incentive Option may subject the participant to the alternative minimum tax.

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A participant will have income upon the sale of the stock acquired under an Incentive Option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then, if sold at a profit, all of the profit will be long-term capital gain or, if sold at a loss, all of the loss will be long-term capital loss. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and the participant will have ordinary income equal to the difference between the exercise price and the fair market value of the underlying stock at the time the option was exercised. Depending on the circumstances of the disqualifying disposition, the participant may then be able to report any difference between the fair market value of the underlying stock at the time of exercise and the disposition price as gain or loss, as the case may be.

Nonstatutory Stock Options. A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Restricted Stock. Generally, restricted stock is not taxable to a participant at the time of grant, but instead is included in ordinary income (at its then fair market value) and subject to withholding when the restrictions lapse. A participant may elect to recognize income at the time of grant, in which case the fair market value of the Common Stock at the time of grant is included in ordinary income and subject to withholding and there is no further income recognition when the restrictions lapse.

Other Stock-Based Awards. The tax consequences associated with other 2014 stock-based Awards granted under the 2014 Incentive Plan will vary depending on the specific terms of such Award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the Award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the Award and the participant’s holding period and tax basis for the award or underlying Common Stock.

Tax Consequences to MICT. There will be no tax consequences to MICT except that MICT will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

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DIRECTORS, EXECUTIVE OFFICERS, EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE OF GFH

Currently, Mark Hanson and Darren Mercer are the directors of GFH.

The current boards and management of each of BNN and ParagonEx are finalizing the composition of the post-Business Combination board of directors and management team of GFH, which shall be included in an amendment to this proxy statement/prospectus. Such officers and directors shall meet the corporate governance requirements as set forth under the rules of regulations of Nasdaq.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATION (MD&A) OF MICT

The following discussion and analysis contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws, and is subject to the safe-harbor created by such Act and laws.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms, or other variations thereon or comparable terminology.  The statements herein and their implications are merely predictions and therefore inherently subject to known and unknown risks, uncertainties, assumptions and other factors that may cause actual results, performance levels of activity, or our achievements, or industry results to be materially different from those contemplated by the forward-looking statements.  Such forward-looking statements include, but are not limited to, statements regarding the following: demand for MICT’s products as well as future growth, either through internal efforts, development of new products, potential segments and markets or through acquisitions; levels of research and development costs in the future; continuing control of at least a majority of MICT share capital; the organic and non-organic growth of our business; plans for new MICT products and services; our financing needs and our ability to continue to raise capital; MICT’s ability to implement its streamlining of its production activity and its ability to raise additional capital; financing strategies; use of proceeds from any future financing, if any; the sufficiency of our capital resources; and the proposed transaction with BNN Technology PLC.

MICT’s business and operations are subject to substantial risks, which increase the uncertainty inherent in the forward-looking statements contained or implied in this report. Except as required by law, MICT assume no obligation to update these forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements. Further information on potential factors that could affect MICT’s business is described under the heading “Risk Factors” in Part I, Item 1A of MICT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Readers are also urged to carefully review and consider the various disclosures MICT has made in that report. The following discussion and analysis should be read in conjunction with MICT’s Consolidated Financial Statements and related notes included elsewhere in this prospectus/proxy statement.

Overview

MICT, Inc. (formerly named Micronet Enertec Technologies, Inc.), is a U.S.-based Delaware corporation, formed on January 31, 2002. On March 14, 2013, it changed its name from Lapis Technologies, Inc. to Micronet Enertec Technologies, Inc. and on July 13, 2018, it changed its name from Micronet Enertec Technologies, Inc. to MICT, Inc.

MICT currenty operates through its Israel-based company, Micronet Ltd., MICT own or controls 49.89% of the shares of common stock of Micronet outstanding as of the date hereof and David Lucatz, the CEO of MICT, owns or controls 0.18% of the shares of common stock of Micronet outstanding as of the date hereof. Micronet is a publicly traded company on the Tel Aviv Stock Exchange and operates in the growing commercial Mobile Resource Management, or MRM, market.

Micronet, through both its Israeli and U.S. operational offices, designs, develops, manufactures and sells rugged mobile computing devices that provide fleet operators and field workforces with computing solutions in challenging work environments. Micronet’s vehicle portable tablets increase workforce productivity and enhance corporate efficiency by offering computing power and communication capabilities that provide fleet operators with visibility into vehicle location, fuel usage, speed and mileage, Micronet’s products have historically been used in a wide range of MRM industry sectors comprising three major vertical markets (i.e. (1) traditional long haul, (2) local fleets and (3) heavy equipment), including:

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•	haulage and distribution, which includes short- and long- haul trucking and distribution servicing of urban retail and wholesale needs, such as delivery of packages, parts and similar items;

•	public transport, which refers mainly to buses, para-transit, taxis and limousine services;

•	construction, which refers to vehicle fleets that are involved in the construction industry such as cement trucks and heavy equipment;

•	service industries, which include insurance companies, rental car companies and other companies operating large mobile service force of technicians, installers and similar personnel;

•	municipalities, which include waste management and field workers such as public works; and

•	public safety services, which includes fire departments, ambulances, police and forestry.

More specifically, Micronet’s customers consist primarily of application service providers and solution providers specializing in the MRM market. These companies sell Micronet’s products as part of their MRM systems and solutions. Currently, Micronet does not sell directly to end users. Micronet customers are generally MRM solution and service providers and application service providers in the transportation market, including long haul, local fleets’ student transportation (yellow busses) and fleet and field management systems for construction and heavy equipment. The United States currently constitutes Micronet’s largest market.

Micronet maintains an in-house research and development staff and operates an ISO 9001-2008 certified manufacturing facility. During the past years, with the exception of certain components purchased from subcontractors, Micronet has been manufacturing its products and solutions using its own facilities, capabilities and resources, which enable it to control and manage the manufacturing process. Micronet has begun utilizing overseas manufacturers for its new product offers in combination with its internal manufacturing resources. In addition, and dependent on volume and cost considerations, the company outsources from time to time certain Israeli manufacturing capabilities to qualified third parties.

On June 8, 2017, MICT and MICT Telematics Ltd. entered into the Second Supplemental Agreement with YA II (the “Second Supplemental Agreement”), whereby YA II agreed to lend MICT $600,000 pursuant to an additional secured promissory note. The outstanding principal balance of the additional note bore interest at 7% per annum. The additional note was to mature on December 31, 2018. MICT has agreed to make payments of $100,000 on September 30, 2018 and $500,000 on December 31, 2018. The note, along with the other notes held by YA II, was secured by a pledge of shares of MICT owned by MICT Telematics Ltd.

Pursuant to the Second Supplemental Agreement, MICT, MICT Telematics Ltd. and YA II agreed to amend the terms of the June 2016 Note, the October 2016 Note and the December 2016 Note, as follows: (a) the June 2016 Note was amended to (i) extend the maturity date to December 31, 2017 and (ii) amend the repayment schedule owed under such note such that $150,000 shall be payable by MICT on each of October 10, 2016, May 1, 2017, September 30, 2017 and December 31, 2017 (provided, however, that MICT has previously repaid the October 10, 2016 and May 1, 2017 payments), (b), the October 2016 Note was amended to (i) extend the maturity date to March 31, 2018 and (ii) amend the repayment schedule such that on May 1, 2017 MICT shall make a payment of $150,000 (provided, however, that MICT has previously repaid the May 1, 2017 payment), on September 30, 2017 MICT shall make a payment of $100,000, on December 31, 2017 MICT shall make a payment of $150,000 and on March 31, 2018 MICT shall make a payment of $100,000, and (c) the December 2016 Note was amended to (i) extend the maturity date to September 30, 2018 and (ii) amend the repayment schedule such that on March 31, 2018, MICT shall make a payment of $300,000, on June 30, 2018 MICT shall make a payment of $400,000 and on September 30, 2018 MICT shall make a payment of $300,000.

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In addition, MICT agreed to amend the exercise price of warrants to purchase 66,000 shares of MICT’s common stock issued to YA II on June 30, 2016, with an original exercise price of $4.30 per share, warrants to purchase 66,000 shares of MICT’s common stock issued to YA II on October 28, 2016, with an original exercise price of $3.00 per share, and warrants to purchase 120,000 shares of MICT’s common stock issued to YA II on December 22, 2016, with an original exercise price of $3.00 per share, to $2.00 per share. The warrants also provide for demand and piggyback registration rights.

MICT agreed to pay to YA Global II SPV LLC (as designee of YA II) a commitment fee in the amount of $25,000 and a $25,000 extension fee in consideration for amending the terms of the June 2016, October 2016 and December 2016 Notes. In addition, MICT agreed to accelerate a commitment fee of $50,000, payable pursuant to a First Supplemental Agreement dated December 22, 2016, to be paid at the closing of the December 2016 Note.

In connection with the Second Supplemental Agreement and issuance of the additional note, on June 8, 2017, MICT agreed to grant to YA II a five-year warrant to purchase 90,000 shares of MICT’s common stock. The warrant is exercisable at an exercise price equal to $2.00 per share of common stock for cash or on a cashless basis if no registration statement covering the resale of the shares issuable upon exercise of the warrant is available. The warrant also provides for demand and piggyback registration rights.

On August 22, 2017, MICT and MICT Telematics Ltd. executed a Third Supplemental Agreement which supplements the Note Purchase Agreement executed by the parties on October 28, 2016. Pursuant to the Third Supplemental Agreement, MICT borrowed $1,500,000 from YA II pursuant to the terms of a secured promissory note. The outstanding principal balance of the note bore interest at 7% per annum. The note was to mature on November 22, 2017. On November 19, 2017, MICT and YA II amended the maturity date of the August 2017 Note to February 15, 2018 and provided that MICT may extend such maturity date to January 15, 2019 at its sole discretion. Upon the occurrence of an Event of Default (as defined in the notes), all amounts payable may be due immediately. In addition, if MICT receives any cash proceeds in connection with the sale or proposed sale of any of MICT’s holdings in any of MICT’s subsidiaries (if and to the extent such transaction is consummated) including without limitation, installment payments or break-up fee payments, MICT is required to pre-pay the outstanding balance of the note as soon as such proceeds are received. The notes are secured by a pledge of shares of Micronet owned by MICT Telematics Ltd.

On March 29, 2018, MICT and MICT Telematics executed and closed on a securities purchase agreement with YA II, whereby MICT issued and sold to YA II (1) certain Series A Convertible Debentures in the aggregate principal amount of $3.2 million, or the Series A Debentures, and (2) a Series B Convertible Debenture in the principal aggregate amount of $1.8 million (the “Series B Debenture”). The Series A Debentures were issued in exchange for the cancellation and retirement of the above described promissory notes issued by the Company to YA II on October 28, 2016, December 22, 2016, June 8, 2017 and August 22, 2017, or collectively, the Prior Notes, with a total outstanding aggregate principal amount of $3.2 million. The Series B Debenture was issued and sold for aggregate gross cash proceeds of $1.8 million. At the closing of the Transactions contemplated by the securities purchase agreement, MICT agreed to pay YA II, or its designee, a commitment fee of $90,000, an extension fee of $50,000 relating to the prior extension of the secured promissory note issued on August 22, 2017, and $126,786.74 representing the accrued and unpaid interest on the Prior Notes.

Pursuant to the terms of the securities purchase agreement, MICT agreed not to create, incur or assume any new indebtedness, liens or enter into a variable rate transaction, subject to certain exceptions, until the repayment of the Series B Debenture.

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Pursuant to the terms of the Series A Debentures, YA II may elect to convert the required payments due thereunder into MICT’s common stock at a fixed conversion price of $2.00 per share. In addition, MICT may, at its sole discretion, convert a required payment at a conversion price equal to 98.5% of the lowest daily volume weighted average price of MICT’s common stock during the ten consecutive trading days immediately preceding a conversion, provided that such price may not be less than $0.50. In addition, pursuant to a Series A Debentures, MICT agreed to pay YA II $63,287 representing the remaining unpaid and accrued interest from one of the Prior Notes within 90 days.

Pursuant to the terms of the Series B Debenture, YA II may elect to convert the required payments due thereunder into MICT common stock at a fixed conversion price of $4.00 per share. In addition, MICT may, at its sole discretion, convert a required payment at a conversion price equal to 98.5% of the lowest daily volume weighted average price during the ten consecutive trading days immediately preceding a conversion, provided that such price may not be less than $0.50.

Upon a change of control of MICT, YA II may elect to convert the Series A Debentures and Series B Debenture at either the relevant fixed conversion price or the variable conversion price, at its sole discretion. Upon the occurrence of an Event of Default (as defined in the Series A Debentures and the Series B Debenture), all amounts payable may be due immediately and YA II may elect to convert the Series A Debentures and the Series B Debenture at either the relevant fixed conversion price or the variable conversion price, at its sole discretion. The Series A Debentures and Series B Debenture are secured by a pledge of shares of Micronet owned by Enertec Electronics.

In addition, pursuant to the terms of the securities purchase agreement, MICT agreed to issue to YA II a warrant to purchase 500,000 shares of MICT’s common stock at a purchase price of $2.00 per share, a warrant to purchase 200,000 shares of MICT’s common stock at a purchase price of $3.00 per share and a warrant to purchase 112,500 shares of MICT’s common stock at a purchase price of $4.00 per share.

On December 17, 2018, MICT entered into the Yorkville Agreement with YA II PN, Ltd. Pursuant to the Yorkville Agreement, in connection with the Transactions contemplated by the Acquisition Agreement and effective upon the consummation of the Business Combination, the outstanding warrants shall be replaced by certain new warrants (the “Replacement Warrants”) exercisable at $2 per share for a number of ordinary shares of GFH equal to the number of shares underlying the warrants immediately prior to the effectiveness of the Business Combination (subject to adjustment as described therein). Yorkville also agreed that it would not convert the debentures into more than one million shares of MICT’s common stock during the period between the execution of the Yorkville Agreement and the earlier to occur of the effectiveness of the Business Combination or the termination of the Acquisition Agreement.

On August 22, 2017, MICT entered into a Standby Equity Distribution Agreement (the “2017 SEDA”), with YA II for the sale of up to $10 million of shares of MICT’s common stock, par value $0.001 per share, over a three-year commitment period.  Under the terms of the 2017 SEDA, MICT may from time to time, in its discretion, sell newly-issued shares of its common stock to YA II at a discount to market of 1.5%.  MICT is not obligated to utilize any of the $10 million available under the 2017 SEDA and there are no minimum commitments or minimum use penalties.  The total amount of funds that ultimately can be raised under the 2017 SEDA over the three-year term will depend on the market price for MICT’s common stock and the number of shares actually sold. YA II is obligated under the SEDA to purchase shares of MICT’s common stock from MICT subject to certain conditions including, but not limited to MICT filing a registration statement with the SEC to register the resale by YA II of shares of common stock sold to YA II under the 2017 SEDA and the SEC declaring such registration statement effective. The 2017 SEDA does not impose any restrictions on MICT’s operating activities. During the term of the 2017 SEDA, YA II is prohibited from engaging in any short selling or hedging transactions related to MICT’s common stock. To date, MICT has not sold any shares under the 2017 SEDA. On May 8, 2018, MICT and YA II mutually agreed to terminate the 2017 SEDA. As a result of the termination of the 2017 SEDA, MICT’s obligation to pay any and all of the remaining Commitment Fee owed under the 2017 SEDA was terminated as well. MICT did not conduct any sales pursuant to the 2017 SEDA prior to its termination.

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On November 22, 2017, MICT entered into a Securities Purchase Agreement with an affiliate of YA II, for the sale of 555,556 shares of MICT’s common stock at a purchase price per share of $0.90 in a registered direct offering for total gross proceeds of $500,000. The shares were offered and sold by MICT pursuant to shelf registration statement on Form S-3 (File No. 333-219596). The net proceeds to MICT from the offering, after deducting fees and expenses, were $495,000.

On February 22, 2018, MICT entered into a Securities Purchase Agreement with D-Beta One EQ, Ltd., an existing stockholder and an affiliate of YA II, an existing lender, stockholder and warrant-holder of MICT and with which MICT has entered into the 2017 SEDA, for the sale of 456,308 shares of MICT Common Stock at a purchase price per share of $1.05 in a registered direct offering for total gross proceeds of approximately $479,123. The shares were offered and sold by MICT pursuant to MICT shelf registration statement on Form S-3 (File No. 333-219596). The net proceeds to MICT from the offering, after deducting fees and expenses, were approximately $474,123.

On December 30, 2015, MICT entered into a Loan Agreement, or the Meydan Loan, with Meydan, pursuant to which Meydan agreed to loan MICT $750,000 on certain terms and conditions. The proceeds of the Meydan Loan were used by us for working capital and general corporate needs. The Meydan Loan bore interest at the rate of Libor plus 8% per annum and was due and payable in 4 equal installments beginning on July 10, 2016. The Meydan Loan was fully paid in March 2018.

On June 17, 2014, MICT Telematics (former Enertec Electronics) entered into a loan agreement, or the Mercantile Loan Agreement, with Mercantile Discount Bank Ltd., or Mercantile Bank, pursuant to which Mercantile Bank agreed to loan MICT approximately $3,631,000 on certain terms and conditions, or the Mercantile Loan. The proceeds of the Mercantile Loan were used by the Company: (1) to refinance previous loans granted to MICT in the amount of approximately $1,333,000; (2) to complete the purchase by MICT, via MICT Telematics, of 1.2 million shares of Micronet constituting 6.3% of the issued and outstanding shares of Micronet; and (3) for working capital and general corporate purposes.

Pursuant to the terms of the Mercantile Loan Agreement: (1) approximately $3,050,000 of the Mercantile Loan bears interest at a quarterly adjustable rate of Israeli Prime, or Prime, plus 2.45%, or the Mercantile Long Term Portion, and (2) approximately $581,000 of the Mercantile Loan bears interest at a quarterly adjustable rate of Prime plus 1.7%, or the Mercantile Short Term Portion. The Mercantile Long Term Portion is due and payable in five equal consecutive annual installments beginning on July 1, 2015, and the interest on the Mercantile Long Term Portion is due and payable in ten equal consecutive annual installments beginning at January 1, 2015. The Mercantile Short Term Portion in the amount of approximately $581,000 bears interest of Prime plus 1.7%. The Mercantile Loan is secured mainly by (1) a negative pledge on MICT Telematics’s assets, (2) a pledge of MICT Telematics’s financial deposits which shall be equal to 25% of Enertec’s outstanding credit balance, and (3) a fixed charge of Micronet shares at such value equal to at least 200% of the outstanding net balance of the Mercantile Loan. The Mercantile Loan is subject to customary covenants, terms, conditions, events of default and certain pre-payment provisions. As of December 31, 2017, the balance on the Mercantile Loan was $1,582,000 and the interest rates were Prime plus 2.45% and Prime plus 1.7% for the Mercantile Long Term Portion and the Mercantile Short Term Portion, respectively. As of September 30, 2018, the balance on the Mercantile Loan was $867,000 and the interest rates were Prime plus 2.45% and Prime plus 1.7% for the Mercantile Long Term Portion and the Mercantile Short Term Portion, respectively.

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Pursuant to the terms of the Mercantile Loan Agreement, the parties agreed to grant Mercantile Bank a five-year Phantom Stock Option, or the Phantom Stock Option, pursuant to which Mercantile Bank is entitled to participate in the future appreciation of MICT’s shares and receive a cash amount equal to the increase in the value of the shares underlying the Phantom Stock Option on certain terms and conditions. The Phantom Stock Option allows Mercantile Bank to theoretically exercise, on a cashless basis, options to purchase 1,144,820 shares of Micronet, or the Option Shares, and to receive a cash amount equal to the difference between approximately 4 million NIS, (representing 110 percent of the average market value of Micronet Option Shares during the 30 trading days prior to the date of the Mercantile Loan) and the actual market price of such Option Shares on the date of the exercise of the Phantom Stock Option. Pursuant to the Mercantile Loan Agreement, the parties further agreed that the potential gain to Mercantile Bank resulting from the Phantom Stock Option shall not exceed NIS 3 million. In the event the Mercantile Loan is repaid prior to the third anniversary of the Mercantile Loan, the gain to Mercantile Bank resulting from the Phantom Stock Option shall not exceed NIS 2 million. As of the date of the Mercantile Loan the exercise price of the Phantom Stock Options is higher than the market price of the Option Shares. As of December 31, 2017, the fair value of this Phantom Stock Option was less than $11,000. As of September 30, 2018, the fair value of this Phantom Stock Option was $0.

Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America, or GAAP, we provide additional financial metrics that are not prepared in accordance with GAAP, or non-GAAP financial measures. Management uses non-GAAP financial measures, in addition to GAAP financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes and to evaluate our financial performance.

Management believes that these non-GAAP financial measures reflect our ongoing business in a manner that allows for meaningful comparisons and analysis of trends in our business, as they exclude expenses and gains that are not reflective of our ongoing operating results. Management also believes that these non-GAAP financial measures provide useful information to investors in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

The non-GAAP financial measures do not replace the presentation of our GAAP financial results and should only be used as a supplement to, not as a substitute for, our financial results presented in accordance with GAAP.

The non-GAAP adjustments, and the basis for excluding them from non-GAAP financial measures, are outlined below:

●	Amortization of acquired intangible assets - We are required to amortize the intangible assets, included in our GAAP financial statements, related to the through the acquisition of Beijer. The amount of an acquisition’s purchase price allocated to intangible assets and term of its related amortization are unique to these transactions. The amortization of acquired intangible assets are non-cash charges. We believe that such changes do not reflect our operational performance. Therefore, we exclude amortization of acquired intangible assets to provide investors with a consistent basis for comparing pre-and post-transaction operating results.

●	Amortization of note discount - These expenses are non-cash and are related to amortization of discount of the note purchase agreements with YA II PN, or YA II. Such expenses do not reflect our on-going operations.

●	Stock-based compensation - This is stock-based awards granted to certain individuals. They are non-cash and affected by our historical stock prices which are irrelevant to forward-looking analyses and are not necessarily linked to our operational performance.

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The following table reconciles, for the periods presented, GAAP net loss attributable to Micronet Enertec to non-GAAP net loss attributable to Micronet Enertec and GAAP loss per diluted share attributable to Micronet Enertec to non-GAAP net income per diluted share attributable to Micronet Enertec:

	Year ended December 31,
	(Dollars in Thousands, other than share and per share amounts)
	2017	2016
GAAP net loss from continued operation	$(5,060)	$(6,262)
Amortization of acquired intangible assets	504	582
Stock-based compensation and shares issued to service providers	102	294
Amortization of note discount	158	(24)
Income tax-effect of above non-GAAP adjustments	(3)	(6)
Total Non-GAAP net loss from continued operation	$(4,299)	$(5,416)
Non-GAAP net loss per diluted share from continued operation	$(0.60)	$(0.91)
Shares used in per share calculations	7,128,655	5,966,622
GAAP basic and diluted loss per share from discontinued operation	$(0.68)	$(0.21)
GAAP basic and diluted loss per share from continued operation	(0.70)	(0.76)

The following table reconciles, for the periods presented, GAAP net loss from continued operation attributable to MICT, Inc. to non-GAAP net loss attributable to MICT, Inc.:

	Nine months ended September 30,
	(Dollars in thousands, other than share and per share amounts)
	2018	2017
GAAP net loss from continued operation	$(6,610)	$(4,104)
GAAP net loss attributable to non-controlling interests	(1,726)	(1,604)
GAAP net loss attributable to MICT, Inc. from continued operation	$(4,884)	$(2,500)
Amortization of acquired intangible assets	325	384
Stock-based compensation and shares issued to service providers	617	74
Income tax-effect of above non-GAAP adjustments	-	(3)
Total Non-GAAP net loss attributable to MICT, Inc.	$(3,942)	$(2,045)
Non-GAAP net loss per share attributable to MICT, Inc. continued operation	(0.43)	(0.30)
Shares used in per share calculations	9,107,034	6,778,300
GAAP net loss per share attributable to MICT, Inc. continued operation	(0.54)	(0.37)
Shares used in per share calculations	9,107,034	6,778,300

	Three months ended September 30,
	(Dollars in thousands, other than share and per share amounts)
	2018	2017
GAAP net loss from continued operation	$(4,178)	$(943)
GAAP net loss attributable to non-controlling interests	(1,542)	(257)
GAAP net (loss attributable to MICT, Inc. continued operation	$(2,636)	$(686)
Amortization of acquired intangible assets	107	134
Stock-based compensation and shares issued to service providers	498	22
Income tax-effect of above non-GAAP adjustments	-	-
Total Non-GAAP net loss attributable to MICT, Inc.	$(2,031)	$(530)
Non-GAAP net loss per share attributable to MICT, Inc. continued operation	(0.22)	(0.07)
Shares used in per share calculations	9,342,115	7,213,294
GAAP net loss per share attributable to MICT, Inc. continued operation	(0.28)	(0.09)
Shares used in per share calculations	9,342,115	7,213,294

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Results of Operations

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016 Revenues

MICT’s revenues for the year ended December 31, 2017 were $18,366,000 as compared to $13,284,000 for the year ended December 31, 2016. These revenues represent an increase of $5,082,000, or 38%, in MICT’s revenues for the year 2017. The increase in revenues is primarily due to an increase in Micronet revenues as a result of an increase in customer orders related to Micronet’s new SmartHub product line.

Gross profit increased by $1,645,000, or 63%, to $4,272,000 for the year ended December 31, 2017. This is in comparison to gross profit of $2,627,000 for the year ended December 31, 2016.  Gross profit as a percentage of sales was 23% for the year ended December 31, 2017 compared to 20% for the year ended December 31, 2016. This increase is mainly due to an increase in the volume of units sold relating to Micronet’s new product line.

Selling and Marketing

Selling and marketing costs are part of operating expenses. Selling and marketing costs for the year ended December 31, 2017 were $1,883,000, as compared to $1,352,000 for the year ended December 31, 2016. This represents an increase of $531,000, or 39%, for the year 2017. The increase is primarily due to an increase in sales commissions as a result of the increase in revenues and increases in salaries of sales and marketing employees as a result of increased marketing efforts in North America and Europe.

General and Administrative

General and administrative costs are part of operating expenses. General and administrative costs for the year ended December 31, 2017 were $4,116,000 as compared to $4,535,000 for the year ended December 31, 2016. This represents a decrease of $419,000, or 9%, for the year ended December 31, 2017. The decrease is mainly due to cost saving measures undertaken by Micronet and MICT, as well as decreases in consultant and professional expenses.

Research and Development

Research and development costs are part of operating expenses. Research and development costs, which mainly include wages, materials and sub-contractors, for the year ended December 31, 2017, were $1,964,000 compared to $1,802,000 for the year ended December 31, 2016. This represents an increase of $162,000, or 9%, for the year ended December 31, 2017. The increase is mainly attributed to an increase in payroll costs.

Net Loss from operations

Our net loss from operations for the year ended December 31, 2017 was $4,669,000, or 25% as a percentage of sales, compared to an operating loss of $5,988,000, or 45% as a percentage of sales, for the year ended December 31, 2016. The decrease in net loss is mainly a result of the increase in revenues and in gross margins.

Financial Expenses, net

Financial expenses net, for the year ended December 31, 2017 were $401,000 compared to $319,000, for the year ended December 31, 2016. This represents an increase of $82,000, or 26%, for the year ended December 31, 2017. The increase in financial expenses in the year ended December 31, 2017 as compared to the year ended December 31, 2016 was primarily due to an increase in exchange rate differentials.

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Net Loss attributed to MICT from continued operation

MICT’s net loss attributable to MICT from continued operation was $5,060,000, or 28% as a percentage of sales, in the year ended December 31, 2017, compared to net loss attributable to MICT from continued operation of $6,262,000, or 47% as a percentage of sales, in the year ended December 31, 2016. This represents a decrease in net loss of $1,202,000, or 19%, as compared with the year ended December 31, 2016.  The change is mainly a result of the increase in revenues and the changes in gross profit and operating expenses as described above.

Discontinued operation

As a result of the sale of MICT holdings in Enertec systems 2001 Ltd (former subsidiary) to Coolisys, MICT has classified Enertec’s assets and liabilities as held for sale and the results of operations in the statement of operations and prior periods’ results have been reclassified as discontinued operation.  MICT Telematics’s net loss decreased from $1,738,000 for the nine months ended September 30, 2017, to a net profit of $4,894,000 for the five months ended May 22, 2018 (the net loss for the five months ended May 22, 2018 was partially offset by the $6,844,000 capital gain realized from such sale, resulting in a net profit of $4,894,000).

Three and Nine Months Ended September 30, 2018 Compared to Three and Nine Months Ended September 30, 2017

Revenues for the three and nine months ended September 30, 2018 were $2,216,000 and $12,897,000, respectively, compared to $5,473,000 and $11,937,000 for the three and nine months ended September 30, 2017, respectively. This represents a decrease of $3,257,000 and increase of $960,000, or 59% and 8%, for the three and nine months ended September 30, 2018, respectively. The decrease in revenues for the three months ended September 30, 2018 is primarily due to a decrease in customer orders, and their value, a trend that has continued throughout the current fiscal year. MICT is experiencing a significant decline in the rate at which it receives new orders, against the background of a record volume of orders recorded by MICT at the end of 2017, which contributed to the high revenues in the first half of 2018. The decrease in orders received this year has had a significant effect on the low revenues recorded in the third quarter of 2018. The reasons for the decrease in the volume of the orders are the delay in the launch of our fourth generation products, high levels of inventory among MICT’s customers and increased competition in the market for MICT’s products.

Gross profit for the three and nine months ended September 30, 2018 decreased by $1,450,000 and increased by $657,000, respectively, to $54,000 and $3,308,000, and represents 2% and 26% of the revenues. This is in comparison to gross profit of $1,504,000 and $2,651,000, representing 27% and 22% of the revenues for the three and nine months ended September 30, 2017, respectively. The decrease in gross margin for the three months ended September 30, 2018, is mainly a result of the decrease in revenues and slow inventory reduction. The increase in gross margin for the nine months ended September 30, 2018, is mainly a result of the increase in revenues and cost savings as a result of certain efficiency initiatives and cost reductions.

Selling and Marketing

Selling and marketing costs are part of operating expenses. Selling and marketing costs for the three and nine months ended September 30, 2018 were $383,000 and $1,217,000, respectively, compared to $480,000 and $1,330,000 for the three and nine months ended September 30, 2017, respectively. This represents a decrease of $97,000 and $113,000, or 20% and 8%, for the three and nine months ended September 30, 2018 respectively. The decreases are mainly due to decreased commission expenses resulting from the revenue decrease described above.

General and Administrative

General and administrative costs are part of operating expenses. General and administrative costs for the three and nine months ended September 30, 2018 were $2,544,000 and $5,070,000, respectively, compared to $1,033,000 and $3,077,000 for the three and nine months ended September 30, 2017, respectively. This represents an increase of $1,511,000 and $1,993,000, or 146% and 65%, for the three months and nine months ended September 30, 2018, respectively. The increases are mainly a result of (i) increases in expenses related to Enertec’s sale, including professional expenses and bonuses paid to our Chief Executive Officer and certain consultants, (ii) options and shares granted to employees and directors and (iii) the existence of doubtful debt in the amount of $1,341,000.

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Research and Development Costs

Research and development costs are part of operating expenses. Research and development costs, which mainly include wages, materials and sub-contractors, for the three and nine months ended September 30, 2018, were $425,000 and $1,457,000, respectively, compared to $526,000 and $1,430,000 for the three and nine months ended September 30, 2017, respectively. This represents a decrease of $101,000 and an increase of $27,000, or 19% and 2%, for the three and nine months ended September 30, 2018, respectively. The increase in research and development costs for the three months ended September 30, 2018, is primarily a result of the change in the exchange rate of NIS to the U.S. dollar.

Loss from Operations

Our loss from operations for the three and nine months ended September 30, 2018 was $3,512,000 and $5,088,000, respectively, or 158% and 40% of revenues, compared to loss from operations of $802,000 and $3,923,000, respectively, or 15% and 33% of revenues, for the three and nine months ended September 30, 2017, respectively. The decreases for the three and nine months ended September 30, 2018 are mainly a result of the decrease in revenues described above.

Financial Expenses, net

Financial expenses, net for the three and nine months ended September 30, 2018 were $104,000 and $956,000, respectively, compared to expenses of $134,000 and $177,000 for the three and nine months ended September 30, 2017, respectively. This represents a decrease of $30,000 and an increase of $779,000, for the three and nine months ended September 30, 2018, respectively. The increase in financial expenses for the nine months ended September 30, 2018, is primarily due to changes in currency exchange rates and interest for the YA II loans.

Net Profit/Loss Attributed to MICT, Inc.

Our net loss attributed to MICT, Inc. for the three and nine months ended September 30, 2018 was $2,636,000 and net profit of $10,000 for the nine months ended September 30, 2018, respectively, compared to a net loss of $1,295,000 and $4,238,000 for the three and nine months ended September 30, 2017, respectively. This represents an increase in net loss of $1,341,000 for the three months ended September 30, 2018 and an increase in net profit of $4,248,000 for the nine months ended September 30, 2018, as compared to the same periods last year. The increase in net profit for the nine months ended September 30, 2018 is primarily attributable to the Closing of the sale of all of Enertec’s outstanding equity to Coolisys pursuant to the terms of the Share Purchase Agreement. The increase in net loss for the three months ended September 30, 2018 is primarily to the decrease in revenue.

Discontinued Operation

As a result of the proposed sale of our Enertec subsidiary to Coolisys, we classified Enertec’s assets and liabilities as held for sale and the results of operations in the statement of operations and prior periods’ results have been reclassified as a discontinued operation. Enertec’s net loss decreased from $1,738,000 for the nine months ended September 30, 2017, to a net profit of $4,894,000 for the five months ended May 22, 2018. The net loss for the five months ended May 22, 2018 was partially offset by the $6,844,000 capital gain realized from such sale, resulting in a net profit of $4,894,000.

Liquidity and Capital Resources

MICT finances its operations through current revenues, loans and securities offerings. The loans are divided into bank loans and loans from YA II, as described above and below.

As of September 30, 2018, MICT’s total cash and cash equivalents and restricted cash balance was $2,537,000, as compared to $2,398,000 as of December 31, 2017. This reflects an increase of $139,000 in cash and cash equivalents and restricted cash. The increase in cash and cash equivalents is primarily a result of the sale of Enertec to Coolisys, partially offset by the repayment of certain loans. For the year ended December 31, 2017, MICT’s total cash and cash equivalents and restricted cash and marketable securities balance was $2,398,000 (of which none were marketable securities), as compared to $4,111,000 (of which marketable securities amounted to $2,978,000) for the year ended December 31, 2016. This reflects a decrease of $1,713,000 in cash and cash equivalents and restricted cash and marketable securities. The decrease in cash and cash equivalents is primarily a result of loan repayments.

For the year ended December 31, 2017, MICT’s net cash used in operating activities was $4,073,000, as compared to $4,615,000 for the year ended December 31, 2016. The change in operating activities is primarily a result of increase in accounts receivable and inventories.

For the year ended December 31, 2017, MICT’s net cash provided by investing activities was $3,171,000, as compared to $2,605,000 for the year ended December 31, 2016. The change in investing activities is primarily a result of the sale of marketable securities.

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For the year ended December 31, 2017, MICT’s net cash used in financing activities was $2,387,000, as compared to $481,000 for the year ended December 31, 2016. The change in financing activities is primarily a result of bank loan repayments.

For the year ended December 31, 2017, MICT’s net cash used in discontinued operating activities was $1,367,000, as compared to net cash provided by discontinued operating activities $1,228,000 for the year ended December 31, 2016. The change is mainly a result of the increase of net loss and decrease in trade accounts receivable.

For the year ended December 31, 2017, MICT’s net cash provided by discontinued investing activities was $43,000, as compared to net cash used in discontinued investing activities of $574,000 for the year ended December 31, 2016. The change is mainly a result of the increase in restricted cash.

For the year ended December 31, 2017, MICT’s net cash provided by discontinued financing activities was $1,427,000 as compared to net cash used discontinued financing activities of $723,000 for the year ended December 31, 2016. The change is mainly a result of an increase in a short term bank loan.

As disclosed in MICT’S condensed consolidated financial statements included herein, Micronet anticipates that it will be required to obtain additional financing during the coming year due to an increase in cash flow needs on the one hand, and the utilization of most of its existing financing resources on the other. The reason for the increase in cash needs is a significant decrease in sales in the third quarter of 2018 and a lower sales forecast than in previous years. Micronet estimates that the reason for the decline in the income forecast is due to a number of factors, including a decrease in the rate of sales of Micronet’s customers to end customers, delays in the launch of the new generation of products and a decrease in demand due to delays in the implementation of the Electronic Logging mandate. These factors are expected to generate a cash flow deficit of approximately NIS 1,500,000 for Micronet for the next 12 months.

On the other hand, in order to cope with the decline in the timing and volume of sales, Micronet is implementing a process of streamlining its production activity, increasing the sources and amounts of credit from banks, and contemplating the sale of certain of its real estate assets. In addition, Micronet is examining additional options for raising capital in the public and private markets. In addition, on November 19, 2018, MICT agreed to extend financial backing to Micronet of up to $250,000 in the aggregate and MICT’s Chief Executive Officer, David Lucatz, through D.L. Capital, an entity in his control, agreed to extend financial backing to Micronet of up to $150,000 in the event Micronet is unable to find alternate sources of financing. It is Micronet’s estimation, that the activities mentioned above shall enable Micronet to finance the cash flow deficit as mentioned above for the next 12 months.

On December 31, 2017, MICT, MICT Management Ltd. (then, Enertec Management Ltd.) and MICT’s previously wholly owned subsidiary, Enertec Systems 2001 Ltd., entered into a Share Purchase Agreement with Coolisys, a subsidiary of DPW, pursuant to which ON May 22, 2018 MICT sold the entire share capital of Enertec to Coolisys. At the Closing, MICT received aggregate gross proceeds of $4,772,521, of which 10% will be held in escrow for up to 14 months after the Closing to satisfy certain potential indemnification claims. The final consideration amount was adjusted, pursuant to the terms of the Share Purchase Agreement, as a result of adjustments relating to certain Enertec’s debts and certain intercompany account at the Closing. In addition, Coolisys also assumed approximately $4,288,439 of Enertec’s debt.

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In conjunction with, and as a condition to, the closing of the Share Purchase Agreement, MICT, Enertec, Coolisys, DPW and Mr. David Lucatz, MICT’s Chief Executive Officer, executed a consulting agreement, or the Consulting Agreement, whereby MICT, via Mr. Lucatz, will provide Enertec with certain consulting and transitional services over a 3 year period as necessary and requested by the Coolisys (but in no event to exceed 20% of Mr. Lucatz’s time). Coolisys (via Enertec) will pay MICT an annual consulting fee of $150,000 as well as issue MICT 150,000 restricted shares of DPW Class A common stock, or the DPW Equity, for such services, to be vested and released from restriction in three equal installments, with the initial installment vesting the day after the closing and the remaining installments vesting on each of the first 2 anniversaries of the closing. In the event of a change of control in MICT, or if Mr. Lucatz shall no longer be employed by MICT, the rights and obligations under the Consulting Agreement shall be assigned to Mr. Lucatz along with the DPW Equity.

In March 2018, Micronet entered into a credit line agreement, or the Mizrahi-Tefahot Loan Agreement, with Mizrahi-Tefahot Bank for borrowings of up to a total of $1,400,000 at a rate of Prime plus 1.9%. As of September 30, 2018, the balance on this credit line was $855,000. MICT may cancel the Mizrahi-Tefahot Loan Agreement with an advance notice of 14 days. This credit arrangement was obtained to support Micronet’s working capital.

On July 10, 2018, Micronet received a loan from Mizrahi-Tefahot Bank in the amount of NIS 5 million, in accordance with a financing agreement dated March 25, 2018. The loan will bear annual interest at a rate of Prime plus 2.5%. The loan has a term of 36 months and will be repaid in twelve quarterly installments payable from October 10, 2018 to July 11, 2021.

As of September 30, 2018, our total current assets were $10,371,000, as compared to $25,308,000 at December 31, 2017. The decrease is mainly due to the Closing of the sale of all of Enertec’s outstanding equity to Coolisys pursuant to the terms of the Share Purchase Agreement.

Our trade accounts receivable at September 30, 2018 were $2,945,000 as compared to $5,183,000 at December 31, 2017. The decrease is primarily due to the decrease in revenues and to a provision for doubtful debt in Micronet.

As of September 30, 2018, our working capital was $3,253,000, as compared to $3,062,000 at December 31, 2017. The decrease in the working capital is primarily due to the decrease in trade accounts receivables and a decrease in other accounts receivables.

As of September 30, 2018, our total debt, excluding any debt associated with our discontinued operation, was $6,165,000 as compared to $5,168,000 at December 31, 2017. The increase in total debt is primarily due to Micronet’s additional loans from Mizrahi-Tefahot Bank.

Our bank and other debt is composed of short-term loans amounting to $4,077,000 as of September 30, 2018 compared to $3,789,000 at December 31, 2017, and long-term loans amounting to $2,088,000 as of September 30, 2018 compared to $1,379,000 at December 31, 2017.

MICT’s current debt as of September 30, 2018 includes the bank debt of MICT’s subsidiaries as described above and loans from YA II:

●	Our bank debt is composed of short-term loans to MICT Telematics and Micronet amounting to $2,225,000 as of September 30, 2018 compared to $1,582,000, as of December 31, 2017. These short-term loans bear interest at rates between Prime (currently 1.60%) plus 1.9% to 2.5%. The bank loans have maturity dates between October 2018 and July 2021 and bear interest at a rate of Prime plus 2.5%.

●	MICT Telematics has covenanted under its bank loan that MICT will present separate financial statements equity of not less than 32.5% of total assets. Certain restricted cash is used as collateral to secure the loan.

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●	As described above, on March 29, 2018, MICT and MICT Telematics executed and closed on a securities purchase agreement with YA II, whereby MICT issued and sold to YA II (1) the Series A Convertible Debentures in the aggregate principal aggregate amount of $3,200,000 and (2) the Series B Convertible Debenture in the principal aggregate amount of $1,800,000.

●	In March 2018, Micronet entered into the Mizrahi-Tefahot Loan Agreement with Mizrahi-Tefahot Bank for borrowings of up to a total of NIS 5,000,000 In addition, in July 2018, Micronet received a loan from Mizrahi-Tefahot Bank in the amount of NIS 5,000,000, Pursuant to these borrowing arrangements, Micronet has covenanted that it will present separate financial statements reflecting: (A) annual EBITDA shall of not less than $750,000; (B) the ratio of customer debt to financial credit (credit utilized by Micronet under each agreement with Mizrahi-Tefahot Bank for the deduction of bank guarantees) shall not be less than 1:1 on the basis of a report; (C) the ratio of inventory to financial credit shall not be less than 1:1 on the basis of a semi-annual report; and (D) the tangible shareholders’ equity shall not be less than NIS 15,000,000 (or approximately $4,286,000) and not less 35% of the total balance sheet deducted on the basis of the Micronet’s semi-annual reports. As of September 30, 2018, Micronet has met these covenants.

Financing Needs

Although we currently do not have any material commitments for capital expenditures, we expect a need for additional capital as we continue to support our subsidiary and the growth of our business. Among other activities, we may be required to continue to support our subsidiary, which may include plans to develop, manufacture and market larger-scale MRM solutions, support its growing MRM manufacturing and finance needs, continue the development and testing of MRM suite of products and systems, and increase management, marketing, and administration infrastructure. Our future liquidity and capital funding requirements will depend on numerous factors, including but not limited to (1) the amount of financial support we will provide our subsidiary and (2) the capital needed for any additional acquisitions we might conduct.

As disclosed in our condensed consolidated financial statements included herein, Micronet anticipates that it will be required to obtain additional financing during the coming year due to an increase in cash flow needs on the one hand, and the utilization of most of its existing financing resources on the other. In order to cope with the decline in the timing and volume of sales, Micronet is taking steps to implement certain efficiency measures, particularly in its production activity, increasing the sources and amounts of credit from banks, and contemplating the sale of certain of its real estate assets. In addition, Micronet is examining additional options for raising capital in the public and private markets. In addition, on November 19, 2018, MICT agreed to extend financial backing to Micronet of up to $250,000 in the aggregate and D.L. Capital, a company controlled by our Chief Executive Officer, Mr. Lucatz, agreed to extend financial backing of up to $150,000 to Micronet in the event Micronet is unable to find alternate sources of financing. Micronet’s estimation, the activities mentioned above are expected to enable Micronet to continue its operations in the normal course of business for the next 12 months.

On May 22, 2018, MICT, through its wholly owned subsidiary, Enertec Management Ltd., conducted the Closing of all of the outstanding equity of its wholly owned subsidiary Enertec, pursuant to the terms of the previously reported Share Purchase Agreement. At the Closing, MICT received aggregate gross proceeds of approximately $4.7 million, of which 10% will be held in escrow for up to 14 months after the Closing to satisfy certain potential indemnification claims. The final consideration amount was adjusted, pursuant to the terms of the Share Purchase Agreement, as a result of adjustments relating to certain Enertec’s debts at the Closing. In addition, Coolisys also assumed approximately $4.0 million of Enertec’s debt.

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MICT filed a Form S-3 registration statement (File No. 333-219596), under the Securities Act of 1933, as amended, with the SEC using a “shelf” registration process, which was declared effective on November 8, 2017. Under this shelf registration process, MICT may, from time to time, sell common stock, warrants or units in one or more offerings up to a total dollar amount of $30 million. To date, we have sold approximately $1,000,000 of our securities pursuant to our existing shelf registration statement.

On August 22, 2017, we entered into the 2017 SEDA for the sale of up to $10 million of shares of MICT’s common stock over a two-year commitment period. On May 9, 2018, we agreed to terminate the 2017 SEDA.

Based on our current business plan and existing loans, we anticipate that our existing cash balances and cash generated from future income will be sufficient to permit us to conduct our operations and carry out our contemplated business plans for at least the next 9 months from the date of this prospectus/proxy statement. We believe that we may need to raise additional funds if we want to materially grow our current business decrease our dependence on our existing cash and other liquidity resources. Currently, the only main external sources of liquidity are our banks, and the YA II loans, and we therefore may seek additional financing from them or through securities offerings in the next 12 months. We intend to use such funds in order to sustain or expand our operations, refinance our various debts, develop new products, enhance existing products or respond to competitive pressures. However, we may also undertake additional debt or conduct equity financings (including sales of common stock, warrants or units under our shelf registration statement) to better enable us to support or grow and meet our future operating and capital requirements. There is no assurance that we will be able to consummate such offerings on favorable terms or at all. Further, there is no assurance that we will be able to borrow additional funds on favorable terms or at all.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect that is material to investors on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

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OPERATING AND FINANCIAL REVIEW AND PROSPECTS OF PARAGONEX

The following discussion and analysis of the results of operations and financial condition of ParagonEx Ltd. and subsidiaries as of June 30, 2018 and for the six months ended June 30, 2018 and 2017 and as of December 31, 2017 and 2016 and for the years then ended should be read in conjunction with our financial statements and the notes to those financial statements that are included elsewhere in this proxy statement/prospectus under “Notes to Financial Statements”. References in this “Operating and Financial Review and Prospects” to “us,” “we,” “our” and similar terms refer to ParagonEx Ltd. This Operating and Financial Review and Prospects contains forward-looking statements as that term is defined in the federal securities laws. The events described in forward-looking statements contained in this Operating and Financial Review and Prospects may not occur. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies, projected or anticipated benefits from acquisitions to be made by us, or projections involving anticipated revenues, earnings or other aspects of our operating results. The words “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target,” “plan,” “may” and their opposites and similar expressions, are intended to identify forward-looking statements. We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which the statements are based. Reference is made to “Risk Factors” beginning on page 54 of this proxy statement/prospectus for a discussion of some of the uncertainties and risks associated with these statements.

The financial information and related discussion and analysis contained in this section are presented in U.S. dollars, rounded to the nearest thousand (’000) for convenience of presentation.

Overview

ParagonEx Ltd. (“ParagonEx”), was incorporated in the British Virgin Islands and commenced its operations on February 12, 2008. The Company has located its headquarters in the Isle of Man.

ParagonEx and its subsidiaries (the “ParagonEx Group”) are engaged in the development, production, and marketing of an advanced trading platform for the online trading industry. The ParagonEx Group receives and transmits trades from companies in the online trading industry for execution on the ParagonEx Group’s electronic trading platform. The ParagonEx Group also provides sales and support services for companies in the online trading industry.

The material subsidiaries of the ParagonEx Group, which are all 100% owned, are as follows:

•	Hexagon Technologies Ltd., located in Israel
•	Toyga Media Ltd., located in Israel
•	Toyga Online Ltd., located in Israel
•	Urom Support Srl (formerly LPH Marketing Srl), located in Romania
•	ParagonEx UK Ltd., located in UK
•	PX Exchange Ltd., located in Belize
•	Tianjin Fu Yi Marketing Management Consulting Co. Ltd., located in China
•	NGJ Limited, located in the Isle of Man
•	UPL Marketing Sp z.o.o., located in Poland.
•	Capi tech LLC, located in Ukraine.

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Recent Developments

On December 18, 2018, ParagonEx entered into a merger transaction (the “Merger”) with Brookfield Interactive (Hong Kong) Limited (“BI China”), a Hong Kong company and a wholly owned subsidiary of BNN Technology Plc. This combination will create a company with a strong business-to-business (“B2B”) technology platform and operational know-how that will enable the new company Global Fintech Holdings Ltd. or (“GFH”) to present a leading global multifaceted platform for trading in digital assets. ParagonEx’s and BI China’s assets and technology are complementary, and potentially will enable GFH to monetize BI China’s opportunities within China as well as expedite the growth plan of ParagonEx. The goal is to integrate ParagonEx’s and BI China’s technology platforms and capitalize on BI China’s market relationships via public market platform, with access to the capital markets to become a leading technology provider for the online lottery, sports content, and other gaming verticals with a unique position in the Chinese market.

Consolidated Results of Operations

The following table sets forth ParagonEx’s consolidated results of operations for the periods shown:

Summary Financial Data

	For the Six Months Ended		For the Years Ended
	June 30,		December 31,
	2018	2017	2017	2016
	$’000	$’000	$’000	$’000
Total Revenue	$31,950	$33,479	$62,130	$69,507

Operating Expenses:
Research and development	(1,828)	(2,741)	(5,208)	(7,899)
Sales and marketing	(15,577)	(13,502)	(29,275)	(37,420)
General and administrative	(5,392)	(4,425)	(9,181)	(7,233)
Total Operating Expenses	(22,798)	(20,668)	(43,664)	(52,552)
Operating Profit	9,152	12,811	18,466	16,955
Financial expenses, net	(274)	(68)	(152)	(153)
Net foreign exchange gains	4	18	185	(148)
Profit Before Taxes on Income	8,882	12,761	18,500	16,654
Taxes on Income	(541)	(632)	(179)	(683)
Profit for the Period	8,341	12,129	18,321	15,971
Remeasurements of post-employment obligations	-	-	(161)	(100)
Currency translation difference	(423)	269	447	109
Total Comprehensive Income for the Period	$7,918	$12,398	$18,607	$15,980

Six Months Ended June 30, 2018 Compared to Six Months Ended June 30, 2017

Revenue

Total revenue was $31,950 for the six months ended June 30, 2018 compared to $33,479 during the six months ended June 30, 2017, a decrease of $1,529, or 5%. This decrease was attributable to fewer marketing services being provided during the 2018 period. This was effected by higher rebates being passed to the customer. Rebates (commission paid base on trading volume to clients and set-off from the income) were also higher during the 2018 period as a result of increase of trade volumes.

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Research and Development

Total research and development expenses were $1,828 for the six months ended June 30, 2018 compared to $2,741 during the six months ended June 30, 2017, a decrease of $913, or 33%. This decrease was attributable to a cost reduction plan that was implemented during May 2018.

Sales and Marketing

Total sales and marketing expenses were $15,577 for the six months ended June 30, 2018 compared to $13,502 during the six months ended June 30, 2017, an increase of $2,075, or 15%. This increase was due to higher sales employee costs which was a result of higher bonuses in the first quarter of 2018 and reduction plan costs at May 2018 which included high severance pay and short notice payments.

General and Administrative

Total general and administrative expenses were $5,392 for the six months ended June 30, 2018 compared to $4,425 during the six months ended June 30, 2017, an increase of $967, or 22%. This increase was due to higher management costs in the first quarter of 2018.

Financial Expenses

Financial expenses were $274 for the six months ended June 30, 2018 compared to $68 during the six months ended June 30, 2017, an increase of $206, or 303%. This increase was due to increased bank fees during the six months ended June 30, 2018.

Net Income

Net income for the six months ended June 30, 2018 decreased by $3,788, or 31%, to $8,341 as compared to $12,129 for the six months ended June 30, 2017. The decrease was primarily attributable to an increase in sales and marketing expenses of $2,075 and general and administrative expenses of $967.

Year Ended December 31, 2017 Compared to the Year Ended December 31, 2016

Revenue

Total revenue was $62,130 for the year ended December 31, 2017 compared to $69,507 during the year ended December 31, 2016, a decrease of $7,377, or 11%. This decrease was attributable to fewer marketing services being provided during the 2017 period. This was effected by higher rebates being passed to the customer. Rebates (commission paid base on trading volume to clients and set-off from the income) were also higher during the 2017 period as a result of increase of trade volumes.

Research and Development

Total research and development expenses were $5,208 for the year ended December 31, 2017 compared to $7,899 during the year ended December 31, 2016, a decrease of $2,691, or 34%. This decrease was attributable to the capitalization of certain development costs during the 2017 period.

Sales and Marketing

Total sales and marketing expenses were $29,275 for the year ended December 31, 2017 compared to $37,420 during the year ended December 31, 2016, a decrease of $8,145, or 22%. The decrease was due to the cessation of the provision of certain marketing services, as a result of the disposal of part of the business in August 2016.

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General and Administrative

Total general and administrative expenses were $9,181 for the year ended December 31, 2017 compared to $7,233 during the year ended December 31, 2016, an increase of $1,948, or 27%. This increase was due to higher legal and consulting expenses in 2017 along with the increase of rented areas by ParagonEx.

Financial Income (Expense)

Total financial expense was $152 for the year ended December 31, 2017 compared to an expense of $153 during the year ended December 31, 2016, a decrease of $1. This decrease was primarily driven by fluctuations in exchange rates.

Net Income

Net income for the year ended December 31, 2017 increased by $2,350, or 15%, to $18,321 as compared to $15,971 for the year ended December 31, 2016. The increase was primarily attributable to a decrease in sales and marketing expense of $8,145 and research and development expense of $2,691.

Financial Resources and Liquidity

Financial Resources

We manage liquidity risk by maintaining adequate reserves and banking facilities, by continuously monitoring forecast and actual cash flows, and by matching the maturity profiles of financial assets and liabilities. We have no undrawn borrowing facilities at our disposal, and all financial assets and liabilities are due within one year.

Based upon our cash, working capital (comprising of current assets less current liabilities) and stockholders’ equity of $7,131, $27,569 and $38,566, respectively, as of June 30, 2018, we believe we have adequate cash and working capital to support the operations for the next twelve months from the date of this registration statement. We have evaluated the forecast cashflow and working capital of the ParagonEx Group for the next 24 months and have further sensitized the forecast model to take into consideration potential risks in the business. In the event that we are unable to mitigate the risks and therefore face a reduced level of cash, we would seek to raise short term funds to maintain headroom at a reasonable level.

Cash Flows

The following table sets forth ParagonEx’s consolidated cash flows for the periods presented:

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2018	2017	2017	2016
	$’000	$’000	$’000	$’000
Cash from operating activities	$1,178	$11,664	$16,598	$15,630
Cash used in investing activities	(2,763)	(3,175)	(6,014)	(1,967)
Cash used in financing activities	(274)	(6,034)	(12,105)	(12,119)
Net change in cash and equivalents	(1,859)	2,456	(1,521)	1,543
Cash and cash equivalents at beginning of period	9,897	10,949	10,949	9,420
Exchange rate differences in cash and cash equivalents	(906)	516	468	(14)
Cash and cash equivalents at end of period	$7,131	$13,921	$9,897	$10,949

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Cash Flows from Operating Activities

For the six months ended June 30, 2018 and 2017, we generated cash of $1,178 and $11,664, respectively, in operations. Our cash from operating activities for the six months ended June 30, 2018 was primarily attributable to our net income of $9,153, adjusted by net non-cash expense in the aggregate amount of $1,685, and partially offset by $9,491 of net cash used in changes in the levels of operating assets and liabilities and $169 of cash paid for income taxes. Our cash from operating activities for the six months ended June 30, 2017 was primarily attributable to our net income of $ 12,812 adjusted for net non-cash expenses in the aggregate amount of $829, partially offset by $1,522 of net cash used in changes in the levels of operating assets and liabilities and $455 of cash paid for income taxes.

For the years ended December 31, 2017 and 2016, we generated cash of $16,598 and $15,630, respectively, in operations. Our cash used for the year ended December 31, 2017 was primarily attributable to our net income of $18,466, adjusted by net non-cash expense in the aggregate amount of $1,673, and partially offset by $ 2,608 of net cash used in changes in the levels of operating assets and liabilities and $933 of cash paid for income taxes. Our cash used for the year ended December 31, 2016 was primarily attributable to our net income of $16,956, adjusted for net non-cash expenses in the aggregate amount of $1,578, partially offset by $2,408 of net cash provided by changes in the levels of operating assets and liabilities and $496 of cash paid for income taxes.

Cash Flows Used in Investing Activities

During the six months ended June 30, 2018, cash used in investing activities was $2,763, which was used to purchase intangible and fixed assets. Net cash used in investing activities was $3,175 during the six months ended June 30, 2017, which was used to purchase intangible and fixed assets.

During the years ended December 31, 2017, cash used in investing activities was $6,014, of which $5,821 was used to purchase intangible and fixed assets and $193 related to long term deposits. Net cash used in investing activities was $1,967 during the year ended December 31, 2016, of which $1,416 was used to purchase intangible and fixed assets, $443 was used in the disposal of a subsidiary, and $108 related to long term deposits.

Cash Flows Used in Financing Activities

Net cash used in financing activities during the six months ended June 30, 2018 and 2017 was $274 and $6,034, respectively.  During the six months ended June 30, 2018, $274 were related to finance costs. During the six months ended June 30, 2017, $68 was related to finance costs $6,000 was related to dividend payouts to shareholders, offset by $34 received in connection with the issuances of shares.

Net cash used in financing activities during the year ended December 31, 2017 and 2016 was $12,105 and 12,119, respectively. During the year ended December 31, 2017, $127 was related to finance costs and $12,000 was related to the payment of dividends, offset by the issue of $22 of ordinary shares related to share base payment. During the year ended December 31, 2016, $145 was related to finance costs, and $12,000 related to the payment of dividends offset by the issue of $26 of ordinary shares related to share base payment.

Capital Expenditures

Capital expenditures were $2,763 for the six months ended June 30, 2018, compared to ($3,172) for the six months ended June 30, 2017. Capital expenditures for the six months ended June 30, 2018, and 2017 were primarily related to the development and additional features to various trading platforms and leasehold improvements

Capital expenditures were $5,821 for the year ended December 31, 2017, compared to $1,416 for the year ended December 31, 2016. Capital expenditures for the years ended December 31, 2017 and 2016 were primarily related to the development and additional features to various trading platforms and leasehold improvements.

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Contractual Obligations

The following table sets forth the financial payments that ParagonEx will be obligated to make as of December 31, 2017:

As of December 31, 2017	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	$’000	$’000	$’000	$’000	$’000
Office Lease	3,039	1,046	1,993	-	-
Total contractual obligations	3,039	1,046	1,993	-	-

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as special purpose entities (“SPEs”).

Quantitative and Qualitative Disclosures about Market Risk

Market risk refers to the potential for adverse changes in the value of a Company’s financial instruments as a result of changes in market conditions. We do not hold financial instruments for trading purposes on a long-term basis. We continually evaluate our exposure to market risk and oversee the establishment of policies, procedures and controls to ensure that market risks are identified and analyzed on an ongoing basis.

Credit Risk

Credit risk is managed on a Group basis. Group management is responsible for managing and analyzing the credit risk for all new clients before standard payment terms and conditions are offered. Credit risk arises from cash and cash equivalents, financial instruments and deposits with banks and financial institutions, as well as credit exposures to customers, including outstanding receivables and committed transactions. For banks and financial institutions, only independently rated parties with a satisfactory credit minimum rating are accepted. To manage customer default risk, if customers are independently rated, these ratings are used in a similar way. If customers have no independent rating, Group management assesses the credit quality of the customer, considering its financial position, past experience and other factors. Individual risk limits are set based on internal or external ratings in accordance with limits set by management. The utilization of credit limits is regularly monitored.

The credit quality of financial assets that are neither past due nor impaired can be assessed by reference to external credit ratings (if available) or to historical information about counterparty default rates.

Cash and Cash Equivalents

Of the Group’s cash and cash equivalents, 98.4% (2016: 99.2%) are held in financial intuitions rated B or above.

Trade and Other Receivables

All trade and other receivables at December 31, 2017 and December 31, 2016 were without external credit rating but categorized by management within their category of “existing counterparties with no past defaults.”

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No credit limits were exceeded during the reporting period and the directors do not expect any losses from non-performance by counterparties. See note 5 in the audited annual financial statements for ParagonEx included in this proxy statement/prospectus for further disclosure on credit risk in respect of trade and other receivables.

Market Risk

We are exposed to market risk in connection with our institutional trading activities. Because we act as counterparty to the clients of our institutional customers’ transactions, we are exposed to risk on each trade that the market price of our position will decline. Accordingly, accurate and efficient management of our net exposure is a high priority, and as such we have developed both automated and manual policies and procedures to manage our exposure. These risk-management policies and procedures are established and reviewed by our Board of Directors. Our risk-management policies require quantitative analyses by instrument, as well as assessment of a range of market inputs, including trade size, dealing rate, customer margin and market liquidity. Our risk-management procedures require our team of senior traders to monitor risk exposure on a continuous basis and update senior management both informally over the course of the trading day and formally through intraday and end of day reporting. A key component of our approach to managing market risk is that we do not initiate market positions for our own account in anticipation of future movements in the relative prices of products we offer.

Foreign Currency Risk

Currency risk arises from the possibility that fluctuations in foreign exchange rates will impact the value of our earnings and assets. Entities that have assets and liabilities denominated in currencies other than the primary economic environment in which the entity operates are subject to re-translation. We monitor our exchange rate exposure and may make settlements to reduce our exposure. We do not take proprietary directional market positions.

Virtually all sales and related operating costs are denominated in the currency of the local country and translated into U.S. dollars for consolidated reporting purposes. Although the majority of the assets and liabilities of these subsidiaries are denominated in the functional currency of the subsidiary, they may also hold assets or liabilities denominated in other currencies. These items may give rise to foreign currency transaction gains and losses. As a result, our results of operations and financial position are exposed to changing currency exchange rates. We may consider entering into hedging transactions to mitigate our exposure to foreign currency exchange rates. These hedging transactions may not be successful.

The ParagonEx Group operates internationally and is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to the New Israeli Shekels (“NIS”), the Euro (“EUR”), the British pound (“GBP”), the Romanian New Lei (“RON”) and Ukrainian hryvnia (“UKR”). Foreign exchange risk arises from future commercial transactions, recognized assets and liabilities and net investments in foreign operations.

The table below analyzes the exposure to foreign currencies:

2017
	NIS	EURO	GBP	RON	UKR
	000’s	000’s	000’s	000’s	000’s

Monetary assets	2,832	5,367	93	25	26
Monetary liabilities	(5,567)	(4)	(25)	(63)	0

Net	(2,734)	5,363	69	(39)	27

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At December 31, 2017, if the U.S. dollar had strengthened by 10% against the NIS with all other variables held constant, post-tax profit for the year would have been $208 higher (2016 - $65 higher), mainly as a result of foreign exchange losses on translation of NIS-denominated trade receivables and foreign exchange gains on translation of NIS-denominated current liabilities.

At December 31, 2017, if the U.S. dollar had strengthened by 10% against the Euro with all other variables held constant, post-tax profit for the year would have been U.S. dollar $536 lower (2016 – $164 lower), mainly as a result of foreign exchange gains/losses on translation of Euro-denominated trade receivables and foreign exchange losses on translation of Euro denominated current liabilities.

Cash Liquidity Risk

In normal conditions, our market making business and related services is self-financing as we generate sufficient cash flows to pay our expenses as they become due. As a result, we generally do not face the risk that we will be unable to raise cash quickly enough to meet our payment obligations as they arise. Our cash flows, however, are influenced by customer trading volume, currency volatility and liquidity in markets in which we have positions. These factors are directly impacted by domestic and international market and economic conditions that are beyond our control. In an effort to manage this risk, we have secured a substantial liquidity pool by establishing trading relationships with several financial institutions. These relationships provide us with sufficient access to liquidity to allow us to consistently execute significant trades in varying market conditions at the notional amounts our customers desire by providing us with as much as 100:1 leverage on the notional amounts of our available collateral we have on deposit with such financial institutions.

In addition, our trading operations involve the risk of losses due to the potential failure of our customers to perform their obligations under the transactions we enter into with them, which increases our exposure to cash liquidity risk. To reduce this risk, our margin policy requires that we mark our customers’ accounts to market each time the market price of a position in their portfolio changes and provides for automatic liquidation of positions, as described above.

Operational Risk

Our operations are subject to broad and various risks resulting from technological interruptions, failures or capacity constraints in addition to risks involving human error or misconduct. Regarding technological risks, we are heavily dependent on the capacity and reliability of the computer and communications systems supporting our operations. Our computer infrastructure is potentially vulnerable to physical or electronic computer break-ins, viruses and similar disruptive problems and security breaches. We have established a program to monitor our computer systems, platforms and related technologies and to promptly address issues that arise. We have also established disaster recovery facilities in strategic locations to ensure that we can continue to operate with limited interruptions in the event that our primary systems are damaged. As with our technological systems, we have established policies and procedures designed to monitor and prevent both human errors, such as clerical mistakes or incorrectly placed trades, as well as human misconduct, such as unauthorized trading, fraud or negligence. In addition, we seek to mitigate the impact of any operational issues by maintaining insurance coverage for various contingencies.

Critical Accounting Policies and Estimates

Principles of Consolidation

The Consolidated financial statements include the accounts of ParagonEx and its wholly-owned subsidiaries.

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Subsidiaries are all entities (including structured entities) over which ParagonEx has control, being the exposure to or right to variable returns from its involvement with the entity and the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the ParagonEx Group. They are deconsolidated from the date that control ceases. All significant intercompany transactions, balances, gains and losses on transactions between Group companies have been eliminated in consolidation.

Use of Estimates

The consolidated financial statements have been prepared under the historic cost convention and in accordance with International Financial Reporting Standards (“IFRS”) and International Financial Reporting Interpretations Committee (“IFRIC”) interpretations.  The preparation of financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Actual results could differ from those estimates. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in notes 2h, 2p and 2r in the audited annual financial statements for ParagonEx included in this proxy statement/prospectus.

New Standards Adopted by the ParagonEx Group

There are no new international standards, amendments or interpretations that are effective for the first time for the financial year beginning on or after January 1, 2017 that have had a significant effect on the consolidated financial statements of the ParagonEx Group.

New Standards Not Yet Adopted

Several new standards, amendments to standards and interpretations are effective for annual periods beginning on or after January 1, 2018 and have not been applied in preparing these consolidated financial statements.

i.      IFRS 9 Financial Instruments

IFRS 9 addresses the classification, measurement and derecognition of financial assets and financial liabilities, introduces new rules for hedge accounting and a new impairment model for financial assets.

The ParagonEx Group’s financial assets are classified as loans and receivables and the ParagonEx Group does not expect the new guidance to affect the classification and measurement of these financial assets.

The new impairment model requires the recognition of impairment provisions based on expected credit losses (“ECL”) rather than only incurred credit losses as is the case under IAS 39. It will apply to the ParagonEx Group’s financial assets classified at amortized cost and any contract assets under IFRS 15 Revenue from Contracts with Customers. Based on the assessments undertaken to date, the ParagonEx Group does not expect an increase in the loss allowance for trade receivables.

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The new standard also introduces expanded disclosure requirements and changes in presentation. These are expected to change the nature and extent of the ParagonEx Group’s disclosures about its financial instruments particularly in the year of the adoption of the new standard. The ParagonEx Group will apply the new rules retrospectively from its effective date of January 1, 2018, with the practical expedients permitted under the standard. Comparatives for 2017 will not be restated.

ii.    IFRS 15 Revenue from Contracts with Customers

IFRS 15 is a new standard for the recognition of revenue, based on the principle that revenue is recognized when control of a good or service transfers to a customer.

Management has assessed the effects of applying the new standard on the Group’s financial statements and does not believe that there will be a material impact, other than in relation to the presentation of contract assets and contract liabilities in the balance sheet. IFRS 15 requires separate presentation of contract assets and contract liabilities in the consolidated statement of financial position. This will result in some reclassifications as of January 1, 2018 in relation to accrued revenues and contract liabilities in relation to expected volume discounts and rebates which are currently included in other line items in the consolidated statement of financial position.

iii.    IFRS 16 Leases

IFRS 16 was issued in January 2016. It will result in almost all leases being recognized on the consolidated statement of financial position, as the distinction between operating and finance leases is removed. Under the new standard, an asset (the right to use the leased item) and a financial liability to pay rentals are recognized. The only exceptions are short-term and low-value leases.

The standard will primarily affect the accounting for the ParagonEx Group’s operating leases. As at the reporting date, the ParagonEx Group has non-cancellable operating lease commitments of $3,039, see note 20 in the audited annual financial statements for ParagonEx included in this proxy statement/prospectus. The ParagonEx Group estimates that approximately 10% of these relate to payments for short-term and low value leases which will be recognized on a straight-line basis as an expense in profit or loss.

However, the ParagonEx Group has not yet assessed what other adjustments, if any, are necessary, for example because of the change in the definition of the lease term and the different treatment of variable lease payments and of extension and termination options. It is therefore not yet possible to estimate the amount of right-of-use assets and lease liabilities that will have to be recognized on adoption of the new standard and how this may affect the ParagonEx Group’s profit or loss and classification of cash flows going forward.

The standard is mandatory for financial years commencing on or after January 1, 2019. At this stage, the ParagonEx Group does not intend to adopt the standard before its effective date. The ParagonEx Group intends to apply the simplified transition approach and will not restate comparative amounts for the year prior to first adoption.

Functional Currency and Foreign Currency Translation

Items included in the financial statements of each of the ParagonEx Group’s entities are measured using the currency of the primary economic environment in which the entity operates (‘the functional currency’).  The currency of the primary economic environment in which the operations of ParagonEx are conducted is the U.S. dollar (“dollar”; “USD”). Thus, the functional currency of the ParagonEx and the presentation currency of the ParagonEx Group is the dollar.

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Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions or valuation where items are re-measured. Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions or valuation where items are re-measured. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the consolidated statement of comprehensive income as ‘Net foreign exchange gains/(losses)’. The results and financial position of all the ParagonEx Group entities (none of which has the currency of a hyper-inflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•	assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet;
•	income and expenses for each income statement are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the rate on the dates of the transactions); and
•	all resulting exchange differences are recognized in other comprehensive income.

Research and Development

Research and development expenses are charged to the income statement as incurred, except (in the case of development expenses) where certain capitalization criteria are met, relating to technical feasibility and generation of future economic benefits.

Intangible Assets

Intangible assets comprise purchased computer software and internally generated software development costs. Development costs that are directly attributable to the design and testing of identifiable and unique software products controlled by the ParagonEx Group are recognized as intangible assets when the following criteria are met:

•	it is technically feasible to complete the software product so that it will be available for use;
•	management intends to complete the software product and use or sell it;
•	there is an ability to use or sell the software product;
•	it can be demonstrated how the software product will generate probable future economic benefits;
•	adequate technical, financial and other resources to complete the development and to use or sell the software product are available; and
•	the expenditure attributable to the software product during its development can be reliably measured.

Directly attributable costs that are capitalized as part of the software product include the software development employee costs and an appropriate portion of relevant overheads. Other development expenditures that do not meet these criteria are recognized as an expense as incurred.

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Capitalized computer software is stated at historical cost to acquire/develop and bring to use the specific software less amortization. Amortization is computed by the straight-line method over the estimated useful life of the software. The annual rates of amortization are as follows:

%
Computer software	33
Internally generated software development costs	20

Costs associated with maintaining computer software programmers are recognized as an expense as incurred. The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period.  An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use.

Financial Assets

The ParagonEx Group currently holds financial assets classified as loans and receivables. Management determines the classification of its financial assets at initial recognition depending on the purpose for which the financial assets were acquired.

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are included in current assets, except for maturities greater than 12 months after the end of the reporting period, which are classified as non-current assets. The ParagonEx Group’s loans and receivables comprise ‘long term deposits’, ‘trade and other receivables’ (excluding prepayments and accrued revenue) and ‘cash and cash equivalents’ in the consolidated statement of financial position.

Regular purchases and sales of financial assets are recognized on the date on which the ParagonEx Group commits to purchase or sell the asset. Loans and receivables are initially recognized at fair value plus transaction costs and subsequently carried at amortized cost using the effective interest method.

Financial assets are derecognized when the rights to receive cash flows from the investments have expired or have been transferred and the ParagonEx Group has transferred substantially all risks and rewards of ownership.

Financial assets and liabilities are offset, and the net amount reported in the statement of financial position when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis or realize the asset and settle the liability simultaneously.

The ParagonEx Group assesses at the end of each reporting period whether there is objective evidence that a financial asset or group of financial assets is impaired. A financial asset or a group of financial assets is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a ‘loss event’) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated.  Evidence of impairment may include indications that the debtor is experiencing significant financial difficulty, or default or delinquency in payment.  The amount of the loss on loans and receivables is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate. The carrying amount of the asset is reduced and the amount of the loss is recognized in the consolidated statement of comprehensive income.

If, in a subsequent period, the amount of the impairment loss decreases, and the decrease can be related objectively to an event occurring after the impairment was recognized (such as an improvement in the debtor’s credit rating), the reversal of the previously recognized impairment loss is recognized in the consolidated income statement.

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The carrying amount of the ParagonEx Group’s financial instruments, including cash equivalents, accounts payable and accrued liabilities approximate their fair value, due to their short maturities.

Trade and Other Receivables

Trade receivables are amounts due from customers for services performed in the ordinary course of business. If collection is expected in one year or less (or in the normal operating cycle of the business if longer), they are classified as current assets. If not, they are presented as non-current assets.

Trade and other receivables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method, less provision for impairment.

Cash and Cash Equivalents

In the consolidated statement of cash flows, cash and cash equivalents includes cash in hand, deposits held at call with banks and other short-term highly liquid investments with original maturities of three months or less.

The ParagonEx Group considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Trade and Other Payables

Trade payables are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Accounts payable are classified as current liabilities if payment is due within one year or less (or in the normal operating cycle of the business if longer). If not, they are presented as non-current liabilities.

Trade and other payables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method.

Share Capital

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new ordinary shares are shown in equity as a deduction from the proceeds.

Where any Group company purchases ParagonEx’s equity share capital (treasury shares), the consideration paid, including any directly attributable incremental costs (net of income taxes) is deducted from equity attributable to the company’s equity holders until the shares are cancelled or reissued. Where such ordinary shares are subsequently reissued, any consideration received, net of any directly attributable incremental transaction costs and the related income tax effects, is included in equity attributable to the ParagonEx’s equity holders.

Revenue Recognition

Revenue is measured at the fair value of the consideration received or receivable, and represents amounts receivable for services supplied, stated net of discounts, rebates and purchase taxes. The cost of customer promotions and bonuses are deducted from revenue. The ParagonEx Group recognizes revenue when the amount of revenue can be reliably measured and when it is probable that future economic benefits will flow to the entity.  Revenues from the ParagonEx Group’s services are recognized in the accounting period in which the services are provided, by reference to the stage of completion of the specific transaction and assessed based on the actual service provided as a proportion of the total services to be provided.

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OPERATING AND FINANCIAL REVIEW AND PROSPECTS OF BNN

The following discussion and analysis of the results of operations and financial condition of BNN Technology Plc. and its subsidiaries as of June 30, 2018 and for the six months ended June 30, 2018 and 2017 and as of December 31, 2017 and 2016 and for the years then ended should be read in conjunction with our financial statements and the notes to those financial statements that are included elsewhere in this proxy statement/prospectus under “Notes to Financial Statements”. References in this “Operating and Financial Review and Prospects” to “us,” “we,” “our” and similar terms refer to BNN Technology Plc. This “Operating and Financial Review and Prospects” contains forward-looking statements as that term is defined in the federal securities laws. The events described in forward-looking statements contained in this “Operating and Financial Review and Prospects” may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies, projected or anticipated benefits from acquisitions to be made by us, or projections involving anticipated revenues, earnings or other aspects of our operating results. The words “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target,” “plan,” “may” and their opposites and similar expressions, are intended to identify forward-looking statements. We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which the statements are based. Reference is made to “Risk Factors” beginning on page 54 of this proxy statement/prospectus for a discussion of some of the uncertainties and risks associated with these statements.

Overview

We formed BNN Technology Plc. in 2008 as a software solution provider for the Chinese gaming industry. However, following the suspension of online lotteries in China in March 2015, we took a strategic approach to diversify the business into high growth online and mobile markets. BNN Technology Plc. is a technology company that processes high volumes of transactions and delivers content. By leveraging our long-standing relationships with large Chinese e-commerce partners and government bodies at both national and provincial level and utilizing our robust technology platform that has proven its scalability and reliability in lottery fulfilment, we have the capability to deliver mobile content and process transactions for partners ranging from public utility providers to banks. We continue to invest and reinvest in technology, and design and maintenance to ensure its flexibility and capabilities reflect the growing usage of the technology and variety of services it supports.

With the roll out of 4G across China, China’s rapid adoption of mobile payments, and the growth of low-cost smartphones in China, our mission is to enrich the lives of Chinese citizens in partnership with public and private sector organization by enabling more rural and urban communities across the country to access exclusive content and pay for services online. By aligning ourselves with government initiatives, we have created a business model that incorporates the promotion of education. We recognize and understand the importance of education; thus, we strive to provide a one stop-shop for students to find jobs, develop their business ideas and attract funding for those ideas and financial services. The platform that we have created encourages the cultivation of students’ entrepreneurship, innovation capabilities and practical skills. We are humbled that our recruitment portal, business incubator platform, and financial services platform will assist in supporting one of the key initiatives in China’s 13th Five-Year plan (2016-2020).

We continue to use our strong relationships with international football (in the United States referred to as “soccer”) clubs to develop unique engaging digital content for our mobile partners. Football in China is seeing explosive growth spurred by President Xi Jinping’s mission for the country to qualify for, host and win a World Cup. BNN is supporting China in achieving this ambitious goal by bringing world famous football clubs together with grassroots Chinese footballers to foster social participation. We intend to leverage our partnership with FC Barcelona (“FCB”), to deliver FCB content on the sports channel of the Xinhua News application, and to run a series of football camps to train hundreds of young football players, is the latest example of our commitment to China.

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During 2017 and the first half of 2018 the group’s management evaluated the Xinhua News Mobile App and related business channels in conjunction with the planned future direction of the group. After evaluation management concluded that the Xinhua Mobile business line for 11 out of 12 provinces operated no longer coincided with the future direction of the group and terminated all contracts with Xinhua.

As a result of the termination agreement reached with Xinhua; there are no further future liabilities due to Xinhua from any of the companies within the group.

The Company disposed of its interest in the following three entities:

•	Beijing Hulian YiCai Technology Development Co., Limited
•	Hulian Xincai Information Technology Co. Ltd.
•	Hulian Xincai Hangzhou Sport Culture Communication Ltd.

Recent Developments

On December 18, 2018, the Company has entered into a merger transaction (the “Merger”) with Brookfield Interactive (Hong Kong) Limited (“BI China”), a Hong Kong company and a wholly owned subsidiary of BNN. This combination will create a company with a strong business-to-business (“B2B”) technology platform and operational know-how that will enable the new company Global Fintech Holdings Ltd. or (“GFH”) to present a leading global multifaceted platform for trading in digital assets. ParagonEx’s and BI China’s assets and technology are complementary, and potentially will enable GFH to monetize BI China’s opportunities within China as well as expedite the growth plan of ParagonEx. The goal is to integrate ParagonEx’s and BI China’s technology platforms and capitalize on BI China’s market relationships via public market platform, with access to the capital markets to become a leading technology provider for the online lottery, sports content, and other gaming verticals with a unique position in the Chinese market.

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Consolidated Results of Operations

The following table sets forth BNN’s consolidated results of operations for the periods shown:

Summary Financial Data

	For the Six Months Ended		For the Years Ended
	June 30,		December 31,
	2018	2017	2017	2016
	£’000	£’000	£’000	£’000
	(Unaudited)

Revenue	3,278	4,262	7,137	2,164
Cost of sales	(2,432)	(3,104)	(5,352)	(1,296)

Gross profit	846	1,158	1,785	868

Research and development expenses	(704)	(580)	(1,358)	(608)

Sales and marketing expenses	(2,021)	(703)	(1,553)	(348)

Administrative expenses	(5,248)	(11,411)	(18,224)	(10,123)

Professional/consultancy fees	(1,585)	-	-	-

Aborted listing fees	-	(677)	(655)	(677)

Corporate governance investigation	-	-	(1,381)	-

Release/(provision) against Chinese VAT receivable	-	222	146	(1,323)

Contract termination fee	-	-	(309)	-

Operating loss	(8,712)	(11,991)	(21,549)	(12,211)

Share of results of associates	(98)	(195)	(350)	(812)

Finance costs	(342)	(1,723)	(2,434)	(1,739)

Loss before tax	(9,152)	(13,909)	(24,333)	(14,762)

Tax	-	-	-	-

Loss for the period from continuing operations	(9,152)	(13,909)	(24,333)	(14,762)

Loss for the period from discontinued operations	(4,221)	(1,739)	(7,572)	(7,258)

Loss for the period	(13,373)	(15,648)	(31,905)	(22,020)

Six Months Ended June 30, 2018 Compared to Six Months Ended June 30, 2017

Revenue

For the six months ended June 30, 2018, revenue decreased by £984, or 23%, from £4,262 to £3,278, as compared to the six months ended June 30, 2017. For the six months ended June 30, 2018 and 2017, revenue consisted of sales of mobile phone top-ups, lottery tickets, and related services. The reduction of revenue was primarily due to business closures.

Cost of sales

For the six months ended June 30, 2018, cost of sales decreased by £672, or 22%, from £3,104 to £2,432, as compared to the six months ended June 30, 2017. For the six months ended June 30, 2018 and 2017, cost of sales consisted of commissions payable to third parties.

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Research and development expenses

For the six months ended June 30, 2018, research and development increased by £124, or 21%, from £580 to £704, as compared to the six months ended June 30, 2017. For the six months ended June 30, 2018 and 2017, research and development consisted of online technology platform projects being developed.

Sales and marketing expenses

For the six months ended June 30, 2018, sales and marketing increased by £1,318, or 187%, from £703 to £2,021 as compared to the six months ended June 30, 2017. For the six months ended June 30, 2018 and 2017, sales and marketing consisted of costs associated with new streams of business which included football projects. In Q1 2017, BNN cemented partnerships with four leading European clubs; Manchester City, Arsenal, FC Barcelona and Borussia Dortmund. These partnerships uniquely positioned the Group in the Chinese market and helped to develop a marketing strategy utilizing international football resources which benefited all areas of the business.

With a series of marketing campaigns aimed to establish the Group as pioneers of football development in China, BNN built a robust database collecting rich data on the football population. In addition, the marketing efforts opened opportunities to strengthen existing government and non-government relationships for the benefit other areas of the business.

Administrative expenses

For the six months ended June 30, 2018, administrative expenses decreased by £6,163, or 54%, from £11,411 to £5,248, as compared to the six months ended June 30, 2017. For the six months ended June 30, 2018 and 2017, administrative expenses consisted of significant cost reduction as a result of business restructuring, this was spread across a number of non-core activities. This included savings in wages and salaries decreased by £777, or 19% from £4,105 to £3,328, telephone and network costs, decreased by £1,348, or 89%, from £1,516 to £168 and other operating expenses, decreased by £1,683, or 79%, from £2,144 to £460. In 2018, headcount has been reduced in the Chinese operation from 400 to 120. The benefits of this and other cost reduction measures are becoming evident in the 2018 figures. The Board has also significantly reduced the UK cost base in 2018 by reducing headcount and controlling the cost base. This includes exiting leases for serviced offices where possible. No cancellation fees were payable, and no dilapidation costs were incurred.

Professional/consultancy fees

For the six months ended June 30, 2018, professional/consultancy fees related to the transaction were £1,585.

Aborted listing fees

For the six months ended June 30, 2017, aborted listing fees were £677. These fees were related to the now aborted NASDAQ listing.

Release/(provision) against Chinese VAT receivable

For the six months ended June 30, 2017, we released £222 of our provision against Chinese VAT receivables.

Share of results of associates

For the six months ended June 30, 2018, share of results of associates decreased by £97, or 50%, from £195 to £98, as compared to the six months ended June 30, 2017.

Finance costs

For the six months ended June 30, 2018, finance costs decreased by £1,381, or 80%, from £1,723 to £342, as compared to the six months ended June 30, 2017. The decrease was due to an increase in foreign exchange gains and a decrease of interest-bearing short-term borrowings as compared to the six months ended June 30, 2017.

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Discontinued operations

For the six months ended June 30, 2018, we generated a loss of £4,221 from discontinued operations including Beijing Hulian Yicai £2,339, Hulian XinCai Sports Culture Communication Ltd £53, and Hulian Hangzhou £1,829. For the six months ended June 30, 2017, we incurred a loss of £1,739 in connection with the discontinuation of the Xinhua News Mobile App and related business channels. On April 4, 2018 the Group agreed to the disposition of the following legal entities to the legal owners of those entities who was a director of the group.

A) Beijing Hulian YiCai Technology Development Co., Limited

B) Hulian Xincai Information Technology Co. Ltd.

C) Hulian Xincai Hangzhou Sport Culture Communication Ltd.

From April 4, 2018 the groups proportion of ownership interest held and voting power held in all above companies is 0%.

Further to the agreement entered into as of April 4, 2018, a working capital loan from BNN to NewNet was agreed of £5.7M (RMB 50 million), and as agreed the return amount of £3.1M (RMB 27 million) to BNN. The difference of £2.65M (RMB 23 million) has been used in the restructuring plan within China, which consisted of reorganizing and downsizing the PRC Group Companies, including a number of redundancies. Since this time, no further money has been requested or sent from BNN. The Directors’ therefore foresee that no further amounts will fall due to Newnet.

Year Ended December 31, 2017 Compared with Year Ended December 31, 2016

Revenue

For the year ended December 31, 2017, revenue increased by £4,973, or 230%, from £2,164 to £7,137, as compared to the year ended December 31, 2016. For the year ended December 31, 2017 and 2016, revenue consisted of sales of mobile phone top-ups, lottery tickets, and related services. The increase of revenue was primarily due to the Chinese business strategy.

Cost of sales

For the year ended December 31, 2017, cost of sales increased by £4,056, or 313%, from £1,296 to £5,352, as compared to the year ended December 31, 2016. The increase was primarily due to increased sales, partially offset by lower margins in the mobile phone top-up market for the year ended December 31, 2017 as compared to the year ended December 31, 2016.

 Research and development expenses

For the year ended December 31, 2017, administrative expenses increased by £750, or 123%, from £608 to £1,358, as compared to the year ended December 31, 2016. For the years ended December 31, 2017 and 2016, research and development consisted of online technology platform projects being developed.

Sales and marketing expenses

For the year ended December 31, 2017, sales and marketing increased by £1,205, or 346%, from £348 to £1,553, as compared to the year ended December 31, 2016. For the years ended December 31, 2017 and 2016, sales and marketing consisted of costs associated with new streams of business which included football projects. In Q1 2017, BNN cemented partnerships with four leading European clubs; Manchester City, Arsenal, FC Barcelona and Borussia Dortmund. These partnerships uniquely positioned the Group in the Chinese market and helped to develop a marketing strategy utilizing international football resources which benefited all areas of the business. With a series of marketing campaigns aimed to establish the Group as pioneers of football development in China, BNN built a robust database collecting rich data on the football population. In addition, the marketing efforts opened opportunities to strengthen existing government and non-government relationships for the benefit other areas of the business.

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Administrative expenses

For the year ended December 31, 2017, administrative expenses increased by £8,101, or 80%, from £10,123 to £18,224, as compared to the year ended December 31, 2016. For the years ended December 31, 2017 and 2016, administrative expenses consisted of increased head count to support the Chinese and UK business strategy, which in turn increased a number of non-core activities including wages and salaries and increased by £4,004, or 42% from £5,501 to £9,505, travel increased by £617, or 73%, from £845 to £1,462 and other operating expenses incurred during the year increased by £2,679, or 17759%, from an income of £15 to an expense of £2,664. In 2017 Management concentrated on to develop revenue opportunities based on the Group’s leading-edge technology and content provision in the online lottery sector and finding additional revenue streams for group resulting in incurring additional cost in China operations.

Aborted listing fees

For the year ended December 31, 2017, aborted listing fees decreased by £22, or 3%, from £677 to £655, as compared to the year ended December 31, 2016. These fees were related to the costs associated with the aborted NASDAQ listing.

Corporate governance investigation

For the year ended December 31, 2017, corporate governance investigation costs were £1,381. These costs were in relation to a governance investigation in 2017 relating to non-compliance with stock exchange rules and regulations. The investigation undertaken by a third-party professional services firm, under the oversight of the non-executive directors, concluded that there were no material breaches and no material remedial actions were required.

Release/(provision) against Chinese VAT receivable

For the year ended December 31, 2017, we released £146 of a provision against Chinese VAT receivables, as compared to the recording of a £1,323 provision during the year ended December 31, 2016.

Contract termination fee

For the year ended December 31, 2017, contract termination fees were £309. These fees were for the termination of a football marketing contract related to online advertisement that was ended in 2017.

Share of results of associates

For the year ended December 31, 2017, share of results of associates decreased by £462, or 57%, from £812 to £350, as compared to the year ended December 31, 2016.

Finance costs

For the year ended December 31, 2017, finance costs increased by £695, or 40%, from £1,739 to £2,434, as compared to the year ended December 31, 2016. The increase was primarily due to an increase of £4,025 in foreign exchange losses, partially offset by a decrease of interest-bearing short-term borrowings.

Discontinued operations

For the year ended December 31, 2017 and 2016, we incurred losses of £7,572 and £7,258, respectively, in connection with the discontinuation of the Xinhua News Mobile App and related business channels.

Financial Resources and Liquidity

Financial Resources

We manage liquidity risk by maintaining adequate reserves and banking facilities, by continuously monitoring forecast and actual cash flows, and by matching the maturity profiles of financial assets and liabilities. We have no undrawn borrowing facilities at our disposal, and all financial assets and liabilities are due within one year.

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Furthermore, we are actively pursuing a corporate transaction which upon completion will substantially improve the financial health of our business, removing any risk of cash flow shortfalls. As part of the transaction, our board has had discussions with the holders of the £6m convertible notes who have deferred the repayment of the notes to January 14, 2020. The rights and obligations of the parties and the deferral of the redemption date pursuant to this agreement are conditional upon the completion of the transaction. Upon completion of this corporate transaction, BNN will novate the convertible notes to the acquiring company.

Based upon our cash, working capital and stockholders’ equity of £9,689, £10,871 and £19,301, respectively, as of June 30, 2018, we believe we have adequate cash and working capital to support the operations for the next twelve months from the date of this registration statement.

During 2018, the management team presented short-term and medium-term plans which included the reduction in the previous heavy cost of technology investment; a refocus of the business on its significant core strengths; and, and a strategy to grow revenue streams more quickly at higher margins and on a lower cost base.

The new short-term strategy to increase shareholder value and significantly improve the return on capital employed focused on the following two key areas:

•	Concentrating on the Group’s core lottery business; particularly in relation to developing revenue opportunities based on the Group’s leading-edge technology and content provision in the sector, the key benefits of which are beginning to crystallize in the second half of 2018.

•	Headcount has been reduced in the Chinese operation from 400 to 120. In 2018, and the benefits of this and other cost reduction measures are becoming evident in the second half of 2018 and will fully crystallize by Q4 2018.

•	As well as reducing the cost base of operations in China, the Board has also terminated the Company’s funding of non-core activities and entities in China. The level of operating cash flows from discontinued operations were £4,221 thousand in H1 2018 and £1,739 thousand in H1 2017.

•	As part of the transaction the board have had discussions with the holders of the £6m convertible notes who have agreed to defer the repayment of the notes to January 14, 2021. It is a condition of such deferral that on completion of the corporate transaction, the Group will novate the convertible notes to the acquiring company.

•	On October 23, 2018, BNN Technology plc have repaid the Everbright bank loan plus interest of £7.6 million. As a result, restricted cash balance of £7.6 million which was held as a security by Everbright bank in Hong Kong has been released.

•	Identify acquisition targets that could meet the Group’s current and anticipated data technology requirements and therefore accelerate its growth and expansion. On December 18, 2018 the Group entered into a conditional agreement to enter into a business combination with MICT Inc. and ParagonEx Limited, which upon completion management believe will substantially improve the financial health of the business.

•	The Board has significantly reduced the UK cost base in the second half of financial year 2018 by reducing headcount and controlling the cost base. This includes exiting leases for serviced offices where possible. No cancellation fees were payable, and no dilapidation costs were incurred.

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Capital Requirements and Future Financing

Cash Flows

The following table sets forth BNN’s consolidated cash flows for the periods presented:

	For the Six Months Ended		For the Years Ended
	June 30,		December 31,
	2018	2017	2017	2016
	£’000	£’000	£’000	£’000
	(Unaudited)
Net cash used in operating activities	(14,396)	(13,454)	(23,457)	(16,769)
Net cash generated/(used) in investing activities	6,369	(5,737)	(1,426)	(18,996)
Net cash generated/(used) in financing activities	(4,297)	20,055	17,739	59,728
Net (decrease)/increase in cash and equivalents	(12,324)	864	(7,144)	23,963
Cash and equivalents at beginning of period	20,721	28,028	28,143	4,028
Effect of foreign exchange rate changes	1,292	(175)	(278)	152
Cash and equivalents at end of period	9,689	28,717	20,721	28,143

The following table sets forth BNN’s consolidated cash flows for the periods presented, relating to discontinued operations, which are included in the table above.

	For the Six Months Ended		For the Years Ended
	June 30,		December 31,
	2018	2017	2017	2016
	£’000	£’000	£’000	£’000
	(Unaudited)
Net cash used in operating activities	(4,221)	(1,739)	(3,319)	(7,258)
Net cash used in investing activities	(1,102)	(816)	(2,287)	-
Net cash used in financing activities	-	-	-	-
Net decrease in cash and cash equivalents	(5,323)	(2,555)	(5,606)	(7,258)

Cash Flows Used in Operating Activities

We experienced negative cash flows from operating activities for the six months ended June 30, 2018 and 2017 in the amounts of £14,396 and £13,454, respectively. The net cash used in operating activities for the six months ended June 30, 2018 was primarily due to cash used to fund a net loss of £13,373 adjusted for non-cash expenses in the aggregate amount of £1,011 plus £1,692 of cash generated by changes in the levels of operating assets and liabilities, primarily as a result of increases in accounts payable, plus accrued interest, expenses and other liabilities. The net cash used in operating activities for the six months ended June 30, 2017 was primarily due to cash used to fund a net loss of £15,648 adjusted for non-cash expenses in the aggregate amount of £4,521, plus £1,953, of cash provided by changes in the levels of operating assets and liabilities, primarily as a result of an increase in accrued interest, expenses, other current liabilities, and by a decrease in accounts receivables, partially offset by a decrease in accounts payable.

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We experienced negative cash flows from operating activities for the years ended December 31, 2017 and 2016 in the amounts of £23,457 and £16,769, respectively. The net cash used in operating activities for the year ended December 31, 2017 was primarily due to cash used to fund a net loss of £31,905, adjusted for non-cash expenses in the aggregate amount of £6,567 partially offset by £2,562 of cash provided by changes in the levels of operating assets and liabilities, primarily as a result of increases in accrued expenses and other liabilities, due to cash constraints during the period. The net cash used in operating activities for the year ended December 31, 2016 was primarily due to cash used to fund a net loss of £20,810, adjusted for non-cash expenses in the aggregate amount of £3,065 partially offset by £1,470 of cash provided by changes in the levels of operating assets and liabilities, primarily as a result of increases in accounts payable plus accrued expenses and other liabilities, due to cash constraints during the period.

Cash Flows Generated (Used) in Investing Activities

During the six months ended June 30, 2018, net cash generated by investing activities was £6,369 due to an increase in restricted cash deposits of £8,176 offset by investments in associates and the purchase of property and equipment of £1,718 and £89, respectively. During the six months ended June 30, 2017, net cash used in investing activities was £5,737, due to £514 used for the purchase of property, plant and equipment and the purchase of other intangible assets and £5,233 used for restricted cash deposits.

During the year ended December 31, 2017, net cash used in investing activities was £1,426, primarily due to £2,055 used for the purchase of property, plant and equipment, intangible assets and other investments offset by £630 of cash used for restricted cash deposits. During the year ended December 31, 2016, net cash used in investing activities was £18,996 due to £14,211 of restricted cash deposits, £2,212 used for the purchase of other investments plus £1,136 invested in associates, and £1,437 used for the purchase of property, plant, equipment and intangible assets.

Cash Flows Generated (Used) in Financing Activities

Net cash generated/(used) in financing activities during the six months ended June 30, 2018 and 2017 was (£4,297) and £20,055 respectively. During the six months ended June 30, 2018, £4,297 was used for repayment of borrowing. During the six months ended June 30, 2017, £1,286 of net proceeds were from borrowings and £18,769 of proceeds were from issue of shares (including proceeds received in connection with the exercise of common stock purchase warrants).

Net cash generated by financing activities during the years ended December 31, 2017 and 2016 was £17,739 and £59,728, respectively. During the year ended December 31, 2017, £18,954, of proceeds were from issue of shares, partially offset by £1,215 of net proceeds used for the repayment of borrowings. During the year ended December 31, 2016, £48,341 of proceeds were from issue of shares and £11,387 of proceeds were from borrowings.

Cash Flows Used in Discontinued Operations

In first 6 months of 2018 the negative cashflow from operating activities of £4,221 was due to the operating cost which include payroll, redundancy payments and lease termination payments incurred in Beijing Hulian YiCai Technology Development Co., Limited, Hulian Xincai Information Technology Co. Ltd and Hulian Xincai Hangzhou Sport Culture Communication Ltd. In June 2017 the negative cash operating cashflow of £1,739 was due to the payment to Xinhua contract termination fee.

The negative cash flows from investing activities of £1,102 was relating intangible and PPE assets.

In 2017, the negative operating cash flow of £3,319 was due to payments made to Xinhua contract termination fees of £2,281 and Xinhua marketing contract settlement – post cessation of £1,038. In 2016 the negative cash flow of £7,258 was due to payments made to Xinhua contract termination fees of £4,310 and Xinhua marketing contract settlement – post cessation of £2,948. The negative cash flows from investing activities of £2,287 mainly related to payments for software development costs.

Capital Expenditures

On June 21, 2018 BNN paid $1.65 per share or $2,249 in the aggregate to seller D.L. Capital Ltd., a private company organized under the laws of Israel to purchase 1,363,000 shares of Micronet Enertec Technologies Inc. (“MICT”), this represents 14.89% of the issued share capital of MICT.

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Contractual Obligations

The following table summarizes our financial liabilities, including estimated interest thereon, and operating lease obligations as of December 31, 2017 that have an impact on our liquidity.

As of December 31, 2017	Total	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years
	£’000	£’000	£’000	£’000
Bank loans	11,249	11,249	-	-
Convertible loan notes	6,498	6,498	-	-
Loans from related parties	48	48	-	-
Operating lease obligations	803	803
Total contractual obligations	18,598	18,598	-	-

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as special purpose entities (“SPEs”).

Quantitative and Qualitative Disclosures about Market Risk

Capital Risk Management

The Group manages its capital to ensure that entities in the Group will be able to continue as going concerns while maximizing the return to shareholders through the optimization of the debt and equity balance. The Group’s overall strategy remains unchanged from prior year.

The capital structure of the Group is primarily equity attributable to equity holders of the parent, comprising issued capital, reserves and accumulated deficit as disclosed in Notes 24 and 25 to the consolidated financial statements. The Group is not subject to any externally imposed capital requirements.

The Group’s board reviews the capital structure on a periodic basis. As part of this review, the committee considers the cost of capital and the risks associated with each class of capital. Due to the stage of the Group’s operations, the business is equity funded through a combination of equity and convertible loan notes.

Credit Risk Management

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in financial loss to the Group. The Group has adopted a policy of only dealing with creditworthy counterparties and obtaining sufficient collateral where appropriate, as a means of mitigating the risk of financial loss from defaults. The maximum credit risk is the carrying amount of the instrument.

Trade receivables consist of a large number of customers, spread across diverse industries and geographical areas. On-going credit evaluation is performed on the financial condition of financial statements receivable and, where appropriate, credit guarantee insurance cover is purchased.

Apart from The Bank of China (who holds the majority of the Group’s cash), the Group does not have any significant credit risk exposure to any single counterparty or any Group of counterparties having similar characteristics. The Group defines counterparties as having similar characteristics if they are related entities. Concentration of credit risk to any other counterparty did not exceed five per cent of gross monetary assets at any time during the year. The credit risk on liquid funds is limited because the counterparties are banks with high credit- ratings assigned by international credit-rating agencies.

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Financial Risk Management Objectives

The Group’s Board reviews the financial risks relating to the operations of the Group. These risks include foreign currency risk, credit risk, liquidity risk and cash flow interest rate risk.

The Group’s major subsidiaries are based in China and principally trade in Chinese Yuan Renminbi (“RMB”). Foreign currency transactions (with the exception of inter-company funding) are limited and therefore the Group’s exchange rate exposures are limited.

Liquidity Risk Management

Ultimate responsibility for liquidity risk management rests with the board of Directors, which has established an appropriate liquidity risk management framework for the management of the Group’s short, medium and long-term funding and liquidity management requirements. The Group manages liquidity risk by maintaining adequate reserves and banking facilities, by continuously monitoring forecast and actual cash flows, and by matching the maturity profiles of financial assets and liabilities. The Group has no undrawn borrowing facilities at its disposal, and all financial assets and liabilities are due within one year.

Fair Value Measurements

The information set out below provides information about how the Group determines fair values of various financial assets and financial liabilities.

The following table provides an analysis of financial instruments that are measured subsequent to initial recognition at fair value, grouped into Levels 1 to 3 based on the degree to which the fair value is observable:

•	Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

•	Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Fair value of the Group’s financial assets and financial liabilities are measured on a periodic basis. Some of the Group’s financial assets and financial liabilities are measured at fair value at the end of each reporting period.

Critical Accounting Policies and Estimates

We are required to make judgements, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

The following are the critical judgements, apart from those involving estimations (which are dealt with separately below), that the Directors have made in the process of applying the Group’s accounting policies and that have the most significant effect on the amounts recognized in financial statements.

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Going Concern

The Group is subject to a number of risks similar to those of pre-commercial stage companies, including uncertainty of product development and generation of revenues, dependence on outside sources of capital, and obtaining related regulatory approvals. Ultimately, the attainment of profitable operations is dependent on future events, including obtaining adequate financing to fulfil its development activities and generating a level of revenues adequate to support the Group’s cost structure.

The Group has experienced net losses and significant cash outflows from cash used in operating activities over the past and as of December 31, 2017, had an accumulated deficit of £79,582, a net loss of £31,905 and net cash used in operating activities of £23,457. These consolidated financial statements have been prepared assuming that the Group will continue as a going concern. This basis of accounting contemplates the recovery of the Group’s assets and the satisfaction of liabilities in the normal course of business.

As disclosed in Note 3 to the consolidated financial statements, there are conditions that may raise substantial doubt about the Group’s ability to continue as a going concern. A successful transition to attaining profitable operations is dependent upon achieving a level of positive cash flows adequate to support the Group’s cost structure.

Control

Chinese law and regulations restrict foreign ownership and investment in, among other areas, value-added telecommunications services, which include Internet content providers, or ICPs. To comply with PRC laws and regulations, the Group currently conducts substantially all of its business through two contractually controlled entities (Beijing Hulian Xincai Culture Development Co., Limited (“Hulian Xincai”) and Beijing NewNet Science & Technology Development Co., Limited (“NewNet”)) and their subsidiaries.

The relevant contractually controlled entities, which are owned by PRC citizens or by PRC entities owned by PRC citizens, hold the software licenses and operate the various platforms that underpin our businesses. Specifically, our contractually controlled entities are majority-owned by Mr. Wei Qi, who was one of our Directors, and minority holdings are held by two of our employees, Ms. Wu Yulan and Ms. Wang Qian.

Beijing Brookfield Interactive Science & Technology Co. Limited (“WFOE”), a wholly owned subsidiary of the Group, entered into a series of contractual arrangements with Hulian Xincai, NewNet and their shareholders. These contractual arrangements enable the Group to:

•	receive substantially all of the economic benefits from the entities in consideration for the services provided by WFOE;

•	exercise effective control over the entities; and

•	hold an exclusive option to purchase all or part of the equity interests in the entities when and to the extent permitted by PRC laws.

In making the conclusion that the Group receives substantially all of the economic benefits from Hulian Xincai and NewNet, the Group believes its rights under the terms of the exclusive business cooperation agreement, exclusive option agreement, equity pledge agreement and power of attorney are substantive given the rights to income and dividends from the entities, the substantive participating rights held by WFOE as it relates to operating matters and the substantive rights to replace the shareholders in the contractually controlled entities.

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More specifically, the Group believes that the terms of the contractual agreements are valid, binding and enforceable under PRC laws and regulations current in effect. In particular the Group also believes that the minimum amount of consideration permitted by the applicable PRC law to exercise the exclusive option does not represent a financial barrier or disincentive for the Group to currently exercise its rights under the exclusive option agreement. A simple majority vote of the Group’s board of directors is required to pass a resolution to exercise the Group’s rights under the exclusive option agreement, for which the consent from Mr. Wei Qi who is a shareholder of the contractually controlled companies and was a director of the Company, is not required. The Group’s rights under the exclusive option agreement and equity pledge agreement give the Group the power to control the shareholders of the contractually controlled entities and thus the power to direct the activities that most significantly impact those entities economic performance. In addition, the Group’s rights under the powers of attorney also reinforce the Group’s abilities to direct the activities that most significantly impact the contractually controlled companies’ economic performance. The Group also believes that this ability to exercise control ensures that the contractually controlled companies will continue to execute and renew service agreements and pay service fees to the Group. By charging services fees, and by ensuring that the service agreements are executed and renewed indefinitely, the Group has the rights to receive substantially all of the economic benefits from the contractually controlled entities. This is reinforced by the equity pledge agreement which provides the Group with the right to collect dividends generated by the contractually controlled entities.

The following contractual agreements were entered into by the WFOE (Beijing Brookfield Interactive Science & Technology Development Co., Ltd., or “Beijing Brookfield”) with each of Hulian Xincai and NewNet (collectively, the “Contractually Controlled Entities”) and its respective shareholders (except the loan agreement described below which was entered into with Hulian Xincai only):

Exclusive Business Cooperation Agreement

Beijing Brookfield entered into an Exclusive Business Cooperation Agreement with Hulian Xincai on December 14, 2012, pursuant to which Hulian Xincai agreed to engage Beijing Brookfield as its exclusive service provider. Accordingly, Beijing Brookfield shall provide services to Hulian Xincai, including without limitation, technical services, business consulting, equipment or property leasing, marketing consultancy and product research. Hulian Xincai shall pay to Beijing Brookfield a service fee that equals to 80% of the net income of Hulian Xincai. The Exclusive Business Cooperation Agreement is for a term of ten (10) years commencing from the date of this agreement and may be automatically extended at the discretion of Beijing Brookfield. The Exclusive Business Cooperation may be terminated by Beijing Brookfield by giving Hulian Xincai a 30 days’ prior written notice of termination and Hulian Xincai is not contractually entitled to terminate the Exclusive Business Cooperation Agreement.

Moreover, Beijing Brookfield entered into an Exclusive Business Cooperation Agreement with NewNet, Mr. Wei Qi and Ms. Wu Yulan, the shareholders of Hulian Xincai. This agreement follows the same terms with the above Exclusive Business Cooperation Agreement, except that Mr. Wei Qi and Ms. Wu Yulan (the “Guarantors”) agree to take all necessary measures (including without limitation signing all necessary documents) to ensure that NewNet will perform its obligations under this agreement. Otherwise, Beijing Brookfield may demand the Guarantors to transfer their equity interests in Hulian Xincai to Beijing Brookfield or Beijing Brookfield’s designated persons (legal or natural persons) with no consideration or at the lowest price permitted by the PRC Laws and regulations.

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Exclusive Option Agreement

Beijing Brookfield entered into an Exclusive Option Agreement with Hulian Xincai, Mr. Wei Qi and Ms. Wu Yulan on December 14, 2012, pursuant to which Mr. Wei Qi and Ms. Wu Yulan granted to Beijing Brookfield or the designated representatives of Beijing Brookfield irrevocable options to purchase, to the extent permitted by PRC Laws and regulations, their equity interest in Hulian Xincai, entirely or partially, at a price being the registered capital corresponding to their equity interest, or at a minimum purchase price permitted under PRC Laws and regulations. The parties agree that in case of the following circumstances, Beijing Brookfield shall designate other entities to purchase all the equity interest held by Mr. Wei Qi and Ms. Wu Yulan in Hulian Xincai and all the equity interest held by Ms. Wang Qian in NewNet within 30 working days after Beijing Brookfield learns of such situation: (i) Mr. Wei Qi, Ms. Wu Yulan or Ms. Wang Qian decides to leave their position in Hulian Xincai or NewNet; (ii) Mr. Wei Qi, Ms. Wu Yulan or Ms. Wang Qian does not have full capacity for civil conduct; or (iii) the PRC laws denied the VIE structure. After such equity transfer being completed (subject to the registration with competent authority), the rights and obligations of Mr. Wei Qi, Ms. Wu Yulan and Ms. Wang Qian under this agreement will be terminated. The Exclusive Option Agreement is for a term of ten years commencing from the date of this agreement and are renewable at Beijing Brookfield’s discretion.

Moreover, Beijing Brookfield entered into an Exclusive Option Agreement with Hulian Xincai, NewNet, Ms. Wang Qian, Mr. Wei Qi and Ms. Wu Yulan. This agreement follows the same terms with the above Exclusive Option Agreement, except that Mr. Wei Qi and Ms. Wu Yulan agree to take all necessary measures (including without limitation signing all necessary documents) to ensure that Hulian Xincai and NewNet will perform their obligations under this agreement. Otherwise, Beijing Brookfield may demand Mr. Wei Qi and Ms. Wu Yulan to transfer their equity interests in Hulian Xincai to Beijing Brookfield or Beijing Brookfield’s designated persons (legal or natural persons) with no consideration or at the lowest price permitted by the PRC Laws and regulations.

Equity Pledge Agreement

Beijing Brookfield entered into an Equity Pledge Agreement with Hulian Xincai, Mr. Wei Qi and Ms. Wu Yulan on December 14, 2012, pursuant to which each of Mr. Wei Qi and Ms. Wu Yulan agreed to pledge all of their respective equity interests and any dividend rights in Hulian Xincai to Beijing Brookfield to secure performance of all their obligations and the obligations of Hulian Xincai under the Exclusive Business Cooperation Agreement. Mr. Wei Qi and Ms. Wu Yulan also have agreed not to transfer, place or permit the existence of any security interest or other encumbrance on their respective equity interest, without prior written consent of Beijing Brookfield. Upon the full payment of the consulting and service fees under the Exclusive Business Cooperation Agreement and upon termination of Hulian Xincai’s obligations under the Exclusive Business Cooperation Agreement and termination of Mr. Wei Qi, Ms. Wu Yulan and Hulian Xincai’s obligations under the Exclusive Option Agreement, this agreement shall be terminated, and Beijing Brookfield shall terminate this agreement as soon as reasonably practicable.

Moreover, Beijing Brookfield entered into an Equity Pledge Agreement with Hulian Xincai, NewNet, Ms. Wang Qian, Mr. Wei Qi and Ms. Wu Yulan. This agreement follows the same terms with the above Equity Pledge Agreement, except that Mr. Wei Qi and Ms. Wu Yulan agree to take all necessary measures (including without limitation signing all necessary documents) to ensure that Hulian Xincai and NewNet will perform their obligations under this agreement. Otherwise, Beijing Brookfield may demand Mr. Wei Qi and Ms. Wu Yulan to transfer their equity interests in Hulian Xincai to Beijing Brookfield or Beijing Brookfield’s designated persons (legal or natural persons) with no consideration or at the lowest price permitted by the PRC Laws and regulations.

Loan Agreement

Beijing Brookfield entered into a Loan Agreement with Hulian Xincai, Mr. Wei Qi and Ms. Wu Yulan on December 14, 2012, pursuant to which Beijing Brookfield agrees to lend RMB10 million (£8.70 million) to Hulian Xincai in order to satisfy the funding needs of Hulian Xincai. If Hulian Xincai fails to perform its obligations under this agreement, Mr. Wei Qi and Ms. Wu Yulan shall transfer their equity interests in Hulian Xincai to Beijing Brookfield or Beijing Brookfield’s designated persons (legal or natural persons) with no consideration or at the lowest price permitted by the PRC Laws and regulations.

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During the term of the Loan Agreement, Hulian Xincai shall immediately repay the full amount of the loan in the event any one or more of the following circumstances occur: (i) 30 days elapse after Hulian Xincai receives a written notice from Beijing Brookfield requesting repayment of the loan; (ii) Hulian Xincai is in bankruptcy, liquidation, dissolution or wind-up; (iii) any third party filed a claim against Hulian Xincai that exceeds RMB500,000 (£57); (iv) according to the PRC applicable laws, foreign investors are permitted to invest in the industry Hulian Xincai engaged in, and Beijing Brookfield exercises the exclusive option under the Exclusive Option Agreement. The term of the Loan agreement is ten years and it is renewable upon the written consent of Beijing Brookfield.

Power of Attorney

On December 14, 2012, each of Mr. Wei Qi, Ms. Wu Yulan, Ms. Wang Qian and Hulian Xincai has executed a power of attorney. Under each of the power of attorney, each of Mr. Wei Qi, Ms. Wu Yulan, Ms. Wang Qian and Hulian Xincai irrevocably confirmed that the power of attorney shall remain in full force and effect from the date of its execution, so long as each of Mr. Wei Qi, Ms. Wu Yulan, Ms. Wang Qian and Hulian Xincai remains the shareholder of the Contractually Controlled Entities. Pursuant to the power of attorney, each of the shareholders of the contractually controlled entities agrees to authorize any individuals appointed by Beijing Brookfield to exercise all of their rights and powers as shareholders of the Contractually Controlled Entities. These include the rights to (i) attend shareholders’ meetings; (ii) exercise voting rights and other shareholders’ rights as stipulated under applicable PRC Laws and regulations and the articles of association, including but not limited to, the sale, transfer or pledge the equity interests the shareholders held in the Contractually Controlled Entities.

Risks in Relation to the Structure

The Group believes that the contractual arrangements with Hulian Xincai and NewNet and its current shareholders are in compliance with PRC laws and regulations and are legally enforceable. However, uncertainties in the PRC legal system could limit the Group’s ability to enforce the contractual arrangements. If the PRC government determines that we are not in compliance with applicable laws and regulations, it could revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, block our websites, require us to restructure our operations, impose additional conditions or requirements with which we may not be able to comply, or take other regulatory or enforcement actions against us that could be harmful to our business. The imposition of any of these penalties would result in a material and adverse effect on our ability to conduct our business.

Furthermore, the interests of the shareholders in Hulian Xincai or NewNet may diverge from that of the Group and that may potentially increase the risk that they would seek to act contrary to the contractual terms, for example by influencing Hulian Xincai or NewNet not to pay the service fees when required to do so. The Group cannot assure that when conflicts of interest arise, shareholders in Hulian Xincai or NewNet will act in the best interests of the Group or that conflicts will be resolved in the Group’s favor. Currently, the Group does not have existing arrangements to address potential conflicts of interest the shareholders of the contractually controlled companies may encounter in their capacity as beneficial owners and directors of the contractually controlled entities. The Group believes the shareholders of the contractually controlled entities will not act contrary to any of the contractual arrangements and the exclusive option agreements provide the Group with a mechanism to remove the current shareholders of the contractually controlled entities as beneficial shareholders of the companies should they act to the detriment of the Group. The Group relies on the current shareholders of the contractually controlled entities, some of whom are also directors and executive officers of the Group, to fulfill their fiduciary duties and abide by the PRC and act in the best interests of the Group. If the Group cannot resolve any conflicts of interest or disputes between the Group and the shareholders of Hulian Xincai or NewNet, the Group would have to rely on legal proceedings, which could result in disruption of our business, and there is substantial uncertainty as to the outcome of any such legal proceedings.

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Currently there is no contractual arrangement which requires the Company to provide financial support to our contractually controlled entities. However, as the Company conducts its businesses primarily based on the licenses and approvals held by its contractually controlled entities, the Company has provided and will continue to provide financial support to the contractually controlled entities considering the business requirements of the entities as well as the Company’s own business objectives in the future.

Hulian Xincai Information Technology Co Ltd and Hulian Xincai Hangzhou Sport Culture Communication Ltd. (“Hangzhou entities”), were established in China. The original shareholders consisted of Wei Qi (90%) and Wang Shan (10%), both employees of NewNet. In December 2016, a Technical service agreement was established between NewNet and the Hangzhou entities. Under the terms of the agreement, NewNet is to provide up to RMB 200m (£22.77M) to the Hangzhou entities to fund future business projects (mobile top-ups, refueling cards deposits, credit businesses, game products etc.) In January 2017, the WFOE (on behalf of NewNet) gave Hangzhou RMB 40m (£4.55M) in cash based on the Technical agreement.

NewNet has the rights and power over the Hangzhou entities.

Hangzhou entities are controlled by the group because of following:

•	The group is exposed, or has rights, to variable returns.
•	The group is exposed to the Hangzhou entities via large outstanding debtor and creditor balances.
•	The group is exposed to variable returns via the Technical service agreement.
•	Hangzhou entities rely on NewNet for funding – exposing the Group.
•	The group has the ability to direct the relevant activities.
•	The technical service agreement dated December 26, 2016 is a mechanism to fund the Hangzhou entities rather than a substance bearing exchange of services.
•	The majority of the costs in the Hangzhou entities a/c as a direct result of the interaction with NewNet.
•	Power arises from rights.
•	As per the technical service agreement, the benefits of the projects are to flow to NewNet. NewNet has a right over the profits generated by the Hangzhou entities.

Revenue Recognition

During 2016, the Group entered into new business to business (“B2B”) mobile top-up contracts with various upstream and downstream partners in various provinces in China. The Group has reviewed these signed upstream and downstream contracts and also the substance of the transactions and determined that for this B2B revenue stream that the Group acts as ‘agent’ as defined in IFRS 15 and therefore accounts for its revenue from this stream on a net commission basis.

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On 26 July 2017, the company announced a significant further expansion of its commercial relationship with Arsenal Football Club, signing a contract to create and operate an online store in China through Tmall, the business-to-consumer (B2C) marketplace owned by the country’s leading e-commerce group, Alibaba. The Group will be licensed by Arsenal as its Official Tmall Retail Partner. The Arsenal Tmall store, developed and operated by BNN Technology PLC’s Chinese technology partner Harbin Tengcai Science & Technology Co. Limited (“Tengcai”), will sell a wide range of official Arsenal branded merchandise, including the 2017/18 replica kit and training wear by PUMA. BNN Technology PLC will have an 80% share of all revenues from the store, with the remainder distributed to our Chinese partner.

Key Sources of Estimation Uncertainty

The key assumptions concerning the future, and other key sources of estimation uncertainty at the balance sheet date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are discussed below.

Impairment of Goodwill

Determining whether goodwill is impaired requires an estimation of the value in use of the cash-generating units to which goodwill has been allocated. The value in use calculation requires the entity to estimate the future cash flows expected to arise from the cash-generating unit and a suitable discount rate in order to calculate present value. Where the actual future cash flows are less than expected, a material impairment loss may arise. The carrying amount of goodwill at the balance sheet date was £4,022 (2016: £4,383).

As described in Note 13 to the consolidated financial statements, key assumptions underpinning the Company’s assessment of goodwill are those regarding the discount rate and the performance of the Group, the China online lottery market and the general China macro-economic environment. An impairment may be identified if changes to any of these factors were significant, including underperformance of the Group against forecast, negative changes in China online lottery market, or a deterioration in the China economy, which would cause the directors to reconsider their assumptions and revise their cash flow projections. Management have performed an impairment review based on current cash flow projections. These do not indicate any impairment.

Recoverability of Software and Other Tangible Assets

During the year ended December 31, 2017, management considered the recoverability of its software and other tangible assets which is included in its balance sheet at £377 thousand (2016: £949 thousand). An impairment of £1,936 thousand (2016: £nil) was recognized for software costs as a result of discontinued operations. Further details are provided in Note 13 to the consolidated financial statements.

Sensitivity analysis has been carried out and management is confident that the carrying amount of the asset will be recovered in full, even if returns are reduced. This situation will be closely monitored, and adjustments made in future periods if future market activity indicates that such adjustments are appropriate.

New standards, interpretations and amendments effective from January 1, 2017

In the current year, the Group has applied a number of amendments to IFRSs issued by the International Accounting Standards Board (IASB) that are mandatorily effective for an accounting period that begins on or after 1 January 2017, as summarized below. Their adoption has not had any material impact on the disclosures or on the amounts reported in these financial statements.

•	Amendments to IAS 7 ’Statement of Cash Flows’: Disclosure Initiative
•	Amendments to IAS 12’ Income Taxes’: Recognition of Deferred Tax Assets for Unrealized Losses

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•	Annual Improvements to IFRSs 2014-2016 Cycle: IFRS 12’ Disclosure of interests in other entities’

These special purpose financial statements also apply IFRS 9 ‘Financial Instruments’ (IFRS 9) and IFRS 15 ‘Revenue from Contracts with Customers’ (IFRS 15), as these special purpose financial statements are being included in a filing with the United States Securities and Exchange Commission, retrospective adoption of prior periods to be reported in the filing is required to reflect the impact of the results of adoption of these new accounting standards, and the adoption of IFRS 9 and IFRS 15 which are also being disclosed in the separately presented interim financial statements as of 30 June 2018 in the filing, as explained further below.

IFRS 9

In July 2014, the IASB issued the final version of IFRS 9 Financial Instruments, or IFRS 9, that replaces IAS 39 Financial Instruments: Recognition and Measurement and all previous versions of IFRS 9. IFRS 9 brings together all three aspects of the accounting for financial instruments project: classification and measurement, impairment and hedge accounting. IFRS 9 is effective for annual periods beginning on or after January 1, 2018, with early application permitted. Except for hedge accounting, retrospective application is required but providing comparative information is not compulsory. For hedge accounting, the requirements are generally applied prospectively, with some limited exceptions.

IFRS 9 requires us to record expected credit losses on all of our debt securities, loans and trade receivables, either on a 12-month or lifetime basis. We have applied the simplified approach and record lifetime expected losses on all trade receivables.

We have adopted the new standard as at January 1, 2018 given these are special purpose financial statements. The lifetime expected losses are determined based on a provision matrix applied to the each of the trade receivable aging buckets. We have finalized the provision matrix and it has not had any significant impact on our balance sheet and equity.

IFRS 15

IFRS 15 Revenue from Contracts with Customers, or IFRS 15, was issued in May 2014 and establishes a five-step model to account for revenue arising from contracts with customers. Under IFRS 15, revenue is recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer.

The standard provides a single, principles based five step model to be applied to all contracts with customers as follows:

•	Identify the contract(s) with a customer;
•	Identify the performance obligations in the contract;
•	Determine the transaction price;
•	Allocate the transaction price to the performance obligations in the contract; and
•	Recognize revenue when (or as) the entity satisfies a performance obligation.

The new revenue standard has superseded all current revenue recognition requirements under IFRS. We have adopted the new standard on the required date as of January 1, 2018. We have performed an assessment of the impact of IFRS 15.

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The Business generates its revenue by sale of lottery tickets, and under IAS 18 revenue was recognized at a point in time. Under IFRS 15 the group will continue to satisfy its performance obligation as at the point of sale of the lottery ticket. As such revenue will continue to be recognized under the same basis as IAS 18.

The transition method that has been applied is the modified retrospective method. As a result of the assessment, there was no impact on revenue which required an adjustment to the opening balance of retained earnings in 2016.

New standards, interpretations and amendments not yet effective

There are a number of standards and interpretations which have been issued by the International Accounting Standards Board that are effective in future accounting periods that the group has decided not to adopt early. The most significant of these is:

IFRS 16 ‘Leases’

IFRS 16 was issued in January 2016 and it replaces IAS 17 Leases, IFRIC 4 Determining whether an Arrangement contains a Lease, SIC-15 Operating Leases-Incentives and SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease. IFRS 16 sets out the principles for the recognition, measurement, presentation and disclosure of leases and requires lessees to account for all leases under a single on-balance sheet model similar to the accounting for finance leases under IAS 17.

The standard includes two recognition exemptions for lessees – leases of ‘low-value’ assets (e.g., personal computers) and short-term leases (i.e., leases with a lease term of 12 months or less). At the commencement date of a lease, a lessee will recognize a liability to make lease payments (i.e., the lease liability) and an asset representing the right to use the underlying asset during the lease term (i.e., the right-of-use asset). Lessees will be required to separately recognize the interest expense on the lease liability and the depreciation expense on the right-of-use asset. Lessees will be also required to remeasure the lease liability upon the occurrence of certain events (e.g., a change in the lease term, a change in future lease payments resulting from a change in an index or rate used to determine those payments). The lessee will generally recognize the amount of the remeasurement of the lease liability as an adjustment to the right-of-use asset. IFRS 16 is effective for annual periods beginning on or after January 1, 2019, subject to endorsement by the European Union. Early application is permitted, but not before an entity applies IFRS 15. A lessee can choose to apply the standard using either a full retrospective or a modified retrospective approach. The standard’s transition provisions permit certain reliefs. During 2018 we have assessed the potential effect of IFRS 16 on our consolidated financial statements. To see the volume of operating leases, please refer to Note 27. The majority of long-term leases were cancelled in 2018 but for any remaining the following changes to lessee accounting are expected:

•	There is expected to be an increase in assets, specifically right-of-use assets will be recorded for assets that are leased by the Group; currently no lease assets are included on the Group’s Consolidated Statement of Financial Position for operating leases.
•	There is expected to be an increase in debt as liabilities will be recorded for future lease payments in the Group’s Consolidated Statement of Financial Position for the ‘reasonably certain’ period of the lease, which may include future lease periods for which the Group has extension options. Currently liabilities are generally not recorded for future operating lease payments, which are disclosed as commitments.
•	Lease expenses will be for depreciation of right-of-use assets and interest on lease liabilities; interest will typically be higher in the early stages of a lease and reduce over the term. Currently operating lease rentals are expensed on a straight-line basis over the lease term within operating expenses.
•	Operating lease cash flows are currently included within operating cash flows in the Consolidated Statement of Cash Flows; under IFRS 16 these will be recorded as cash flows from financing activities reflecting the repayment of lease liabilities (borrowings) and related interest.

The other standards, interpretations and amendments issued by the IASB and relevant for the Group, but not yet effective are not expected to have a material impact on the Group’s future consolidated financial statements.

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BENEFICIAL OWNERSHIP OF SECURITIES OF MICT

The following table sets forth information regarding the beneficial ownership of GFH Ordinary Shares as of the date of this proxy statement/prospectus (pre-Business Combination) and, immediately following consummation of the Business Combination by:

•	each person known by GFH to be the beneficial owner of more than 5% of MICT Shares on the date of this proxy statement/prospectus (pre-Business Combination); and

•	each of MICT’s current officers and directors;

•	each person who will become an executive officer or a director of Holdco upon consummation of the Business Combination

•	all of MICT’s current officers and directors as a group;

•	all of GFH’s executive officers and directors as a group upon the consummation of the Business combination

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within sixty (60) days.

The beneficial ownership of shares of the MICT common Stock as of the date of this proxy statement/prospectus (pre-Business Combination) is based on 9,342,115 shares to be outstanding on February 1, 2019.

The beneficial ownership of shares of the GFH Ordinary Shares immediately following consummation of the Business Combination is based on 171,540,775 shares to be outstanding.

Unless otherwise indicated, GFH believes that all persons named in the below table have sole voting and investment power with respect to all shares of MICT common Stock and GFH Ordinary Shares beneficially owned by them.

	Pre-Business Combination		Post-Business Combination
Name and Address of Beneficial Owner (1)(2)	Number of Shares of MICT Common Stock Beneficially Owned	Percentage of Shares Beneficially Owned	Number of GFH Ordinary Shares Beneficially Owned (3)	Percentage of Shares Beneficially Owned
5% Stockholders
D.L. Capital Ltd. (4)	1,234,200	13.21%	1,147,806		*
BNN Technology PLC (5)	1,363,000	14.59%	30,481,705	17.77%
UTA Capital LLC (6)	726,746	7.78%	675,873		*
Meydan (7)	600,000	6.42%	558,000		*
Directors and Named Executive Officers Pre-Business Combination
David Lucatz (4)	1,834,200	18.45%
Tali Dinar (8)	172,500	1.82%
Chezy (Yehezkel) Ofir (9)	60,000	*
Jeffrey P. Bialos (10)	77,424	*
Miki Balin (11)	60,000	*
Directors and executive officers pre-Business Combination as a group (5 persons) (12)	2,204,124	21.59%
Directors and Named Executive Officers Post-Business Combination

Directors and executive officers post-Business Combination as a group (__persons)

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* Less than one percent

(1)	Unless otherwise indicated, the address for each of the named parties above is 28 West Grand Ave., Suite 3. Montvale, NJ 07645.

(2)	Unless otherwise indicated, the address for each of the named parties above after the Business Combinations shall be Regus 100QRC,6th, 12th and 15th Floor, 100 Queen’s Road Center Central, Hong Kong.

(3)	The GFH securities ownership is calculated based on the number of GFH securities to be issued in exchange for securities of MICT, ParagonEx, or BI China currently owned by such holder pursuant to the Acquisition Agreement. The Conversion Ratio of the MICT securities is 0.93 to one.

(4)	Mr. Lucatz, by virtue of being the controlling shareholder of DLC as well as the Chief Executive Officer and Chairman of the board of directors of DLC, may be deemed to beneficially own the 1,834,200 shares of MICT Common Stock, including 1,234,000 shares owned by DLC and includes 600,000 shares of common stock issuable upon the exercise of stock options owned by Mr. Lucatz and vested as of February 1, 2019.

Upon closing of the Business Combination, in view of the acceleration rights of optionholders set forth in Section 2.6(b) of the Acquisition Agreement, all MICT’s outstanding options which are currently unvested shall become vested and exercisable as of immediately prior to the closing of the Business Combination and shall be converted into and become MICT Replacement Options (as such term is defined in the Acquisition Agreement). As a result of acceleration and conversion, an additional 200,000 options granted to Mr. Lucatz shall become fully vested and exercisable and Mr. Lucatz shall be entitled to 800,000 MICT Replacement Options.

On December 18, 2018, MICT, BNN and David Lucatz, the Chief Executive Officer, President and director of the MICT Board, entered into a Voting and Support Agreement whereby Mr. Lucatz agreed to vote his shares of MICT Common Stock in favor of the Business Combination.

(5)	According to information contained in Schedule 13D filed on July 2, 2018 with the SEC.

(6)	According to information contained in Schedule 13G/A filed jointly on February 18, 2014 with the SEC and a Form 4 filed jointly on November 12, 2014 with the SEC by (1) UTA Capital LLC; (2) the members or beneficial owners of membership interests in UTA, which include (a) YZT Management LLC, a New Jersey limited liability company and the managing member of UTA, and (b) Alleghany Capital Corporation, a Delaware corporation and a member of UTA; (3) Alleghany Corporation, a publicly-traded Delaware corporation of which Alleghany Capital Corporation is a wholly-owned subsidiary; and (iv) Udi Toledano, the managing member of YZT Management LLC. Based on those filings and information subsequently available to us, as of March 31, 2017, UTA held sole voting and dispositive power with respect to such shares. YZT Management LLC, Alleghany Capital Corporation, Alleghany Corporation, and Udi Toledano have shared voting and dispositive power with respect to such shares by virtue of their relationships with UTA. UTA’s principal business address is 100 Executive Drive, Suite 330, West Orange, New Jersey.

(7)	According to information contained in a Schedule 13G/A filed on May 9, 2013 with the SEC. Based on this filing and information subsequently available to us, as of April 14, 2016, Meydan held sole voting and dispositive power with respect to such shares. Meydan’s principal business address is 38A Lansell Road, Toorak, Australia VIC 3142.

(8)	Includes 160,000 shares of common stock issuable upon the exercise of stock options owned by Mrs. Dinar.

(9)	Includes 35,000 shares of common stock issuable upon the exercise of stock options owned by Mr. Ofir.

(10)	Includes 35,000 shares of common stock issuable upon the exercise of stock options owned by Mr. Bialos.

(11)	Includes 35,000 shares of common stock issuable upon the exercise of stock options owned by Mr. Balin.

(12)	Includes 865,000 shares of common stock issuable upon the exercise of stock options beneficially owned by the referenced persons.

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Securities Authorized For Issuance under Equity Compensation Plans

The following table summarizes the options, warrants and rights granted under MICT’s 2012 Stock Incentive Plan and 2014 Stock Incentive Plan as of December 31, 2018. The shares covered by outstanding options, warrants and rights are subject to adjustment for changes in capitalization, stock splits, stock dividends and similar events.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,307,000	2.35	3,693,000
Equity compensation plans not approved by security holders	-	-	-
Total	1,307,000	2.35	3,693,000

Pursuant to MICT’s 2012 Stock Incentive Plan, as amended, the MICT Board is authorized to award stock options to purchase shares of common stock to officers, directors, employees and certain others, up to a total of 5,000,000 shares of common stock, subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF MICT

MICT’s policy is to enter into transactions with related parties on terms that are on the whole no less favorable to it than those that would be available from unaffiliated parties at arm’s length. Based on its experience in the business sectors in which it operates and the terms of the transactions with unaffiliated third parties, MICT believes that all of the transactions described below met this policy standard at the time they occurred.

On November 7, 2012, the board of directors and the audit committee of Micronet approved the entry into the Micronet Agreement which is a management and consulting services agreement with D.L. Capital Ltd., an entity controlled by Mr. Lucatz, MICT’s Chief Executive Officer and significant shareholder, pursuant to which effective November 1, 2012, Mr. Lucatz agreed to devote 60% of his time to Micronet matters for the three year term of the agreement and Micronet agreed to pay the entities controlled by Mr. Lucatz the Micronet Management Fees, and cover other monthly expenses. Such agreement was further subject to the approval of Micronet’s stockholders, which was obtained at a special meeting held on January 30, 2013 for that purpose and went into effect following its execution on February 8, 2013. The Micronet Agreement was extended on November 1, 2015 for three years on the same terms and conditions and was approved by Micronet’s Board of Directors on October 11, 2015 and Micronet’s shareholders on November 16, 2015. Effective July 6th 2017, DLC has consented to reduce the Micronet Management Fees to NIS 23,000 and by its further consent, as of October 31, 2018 management and consulting services are rendered for no consideration.

On November 26, 2012, D.L. Capital Ltd. entered into a management and consulting services agreement with MICT, effective November 1, 2012, which provides that MICT would pay the entities controlled by Mr. Lucatz: (i) management fees of $13,000 on a monthly basis, and cover other monthly expenses, (ii) an annual bonus of 3% of the amount by which the annual EBITDA for such year exceeds the average annual EBITDA for 2011 and 2010, and (iii) a bonus of 0.5% of the purchase price of any acquisition or capital raising transaction, excluding the public offering contemplated at such time, completed by us during the term of the agreement.

On June 6, 2018, the Compensation Committee of MICT approved maintaining Mr. Lucatz’s annual base salary of $400,000. In addition, on June 6, 2018, the Compensation Committee of MICT approved a discretionary cash bonus to Mr. Lucatz, MICT’s Chief Executive Officer, in the aggregate amount of $300,000 as well the issuance of a stock option to purchase 300,000 shares of MICT’s common stock, with an exercise price of $1.32 per share, with 100,000 shares of common stock vesting immediately and 100,000 shares of common stock vesting on each of the first two anniversaries of the date of grant. The bonus and option were granted to Mr. Lucatz in light of his contributions to MICT’s successful sale of its then wholly owned subsidiary, Enertec Systems 2001 Ltd.

On December 30, 2015, MICT entered into the Meydan Loan pursuant to which Meydan agreed to loan MICT $750,000 on certain terms and conditions. As of December 31, 2017, the balance of the loan was $326,000. The Meydan Loan was fully paid in March 2018.

Subject to, and upon Closing of, the Business Combination, MICT will issue to its directors/officers the following awards (i) to each of MICT’s Board members, 300,000 options to purchase MICT Common Stock  (1,200,000 options in the aggregate) with an exercise price equal to the GFH Purchase Price Per Share, which shall be granted as success bonuses under MICT’s existing Stock Incentive Plans or under the GFH Equity Plan (including the GFH Israeli Sub-Plan) and which shall be, converted into MICT Replacement Options (as described in Section 2.6(b) of the Acquisition Agreement) and which, for the, avoidance of doubt, and notwithstanding the termination of the employment or directorship of the, optionholder, shall expire on the 15 month anniversary of the Closing Date); and (ii) up to an additional, 300,000 restricted shares of MICT Common Stock, to be issued to officers and service providers of MICT and to Mr. Jeffrey P. Bialos, a director of MICT, who shall be entitled to 80,000 restricted shares as consideration for certain special efforts and services in actively participating in negotiations for the Business Combination and the transactions contemplated thereby.

Except as described above, no director, executive officer, principal stockholder holding at least 5% of MICT Common Stock, or any family member thereof, had or will have any material interest, direct or indirect, in any transaction, or proposed transaction, during 2018 or 2017 in which the amount involved in the transaction exceeded or exceeds $120,000 or one percent of the average of the total assets of MICT at the year-end for the last two completed fiscal years.

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DESCRIPTION OF MICT SECURITIES

General

MICT is authorized to issue 30,000,000 shares of capital stock consisting of 25,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share. As of January 31, 2019, 9,342,115 shares of common stock have been issued and are outstanding. The common stock is held by 13 stockholders of record and no preferred shares have been issued or are outstanding. Pursuant and subject to the other terms and conditions of the Acquisition Agreement, MICT is prohibited from issuing any of its equity securities prior to the Closing.

Common Stock

Holders of MICT Common Stock are entitled to one vote per share. MICT’s certificate of incorporation, as amended, does not provide for cumulative voting. Holders of MICT Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of MICT Common Stock are entitled to share ratably in all of MICT’s assets which are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding preferred stock. The holders of common stock have no preemptive, subscription, redemption or conversion rights.

MICT will proceed with the Proposals, only if, among other conditions, a majority of the votes cast vote in favor of the Proposals. In connection with any vote held to approve the Proposals, all stockholders that have agreed to the terms of the Voting Agreement, have agreed to vote their respective shares in favor of the Proposals. Pursuant to MICT’s bylaws, at least ten (10) days’ notice must be given for each general meeting. Stockholders may vote at meetings in person or by proxy.

Preferred Stock

Currently, there are no issued and outstanding shares of preferred stock of MICT. The certificate of incorporation of MICT, as amended, authorizes its board of directors to provide for the issuance of shares of preferred stock in one or more series and, by filing a certificate of designations pursuant to the applicable law of the State of Delaware, to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof. The authority of the board of directors with respect to each series of preferred stock includes, but is not limited to, determination of the following:

•	the distinctive designation of such class or series and the number of shares to constitute such class or series;

•	the rate at which dividends on the shares of such class or series shall be declared and paid or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

•	the right or obligation, if any, of MICT to redeem shares of the particular class or series of preferred stock and, if redeemable, the price, terms and manner of such redemption;

•	the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of preferred stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up;

•	the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any

•	the obligation, if any, to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligations;

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•	voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of preferred stock;

•	limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of preferred stock; and

•	such other preferences, powers, qualifications, special or relative rights and privileges as the board of directors may deem advisable and are not inconsistent with the law and the provisions of the certificate of incorporation, as amended.

Transfer Agent and Registrar for Common Stock

The current transfer agent and registrar for MICT is Worldwide Stock Transfer, LLC, located at One University Plaza, Suite 505, Hackensack, NJ 07601.

Listing

MICT Common Stock is listed on the Nasdaq Capital Market under the symbol “MICT”.

Anti-Takeover Provisions

Delaware Law

MICT is subject to the DGCL, and pursuant to Section 203 of the DGCL, MICT is generally prohibited from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

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•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

The provisions of Section 203 may encourage persons interested in acquiring MICT to negotiate in advance with the MICT Board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction which results in any such person becoming an interested stockholder. Such provisions also may have the effect of preventing changes in management.

Since MICT has not elected to be exempt from the restrictions imposed under Section 203, it is subject to Section 203 because MICT shares of common stock are listed on a national securities exchange as of listing on Nasdaq on April 29, 2013.  Unless an amendment to MICT’s certificate of incorporation is adopted by action of MICT Stockholders expressly electing not to be governed by Section 203, MICT is generally subject to Section 203, except that the restrictions contained in Section 203 would not apply if the business combination is with an interested stockholder who became an interested stockholder before the time that MICT listed on Nasdaq.

Section 214 of the DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the certificate of incorporation provides otherwise. The certificate of incorporation of MICT, as amended, does not provide for cumulative voting. These statutory provisions could delay or frustrate the removal of incumbent directors or a change in control of MICT. They could also discourage, impede, or prevent a merger, tender offer, or proxy contest, even if such event would be favorable to the interests of stockholders.

Warrants

MICT currently has warrants to purchase 1,187,500 shares of MICT common stock outstanding.

Units

MICT currently has no outstanding units.

Notes

On March 29, 2018, MICT and MICT Telematics executed and closed on a securities purchase agreement with YA II, whereby MICT issued and sold to YA II (1) the Series A Convertible Debentures in the aggregate principal aggregate amount of $3,200,000 and (2) the Series B Convertible Debenture in the principal aggregate amount of $1,800,000, which debentures were subsequently amended on December 17, 2018 in connection with the Yorkville Agreement.

Dividends

MICT has not paid any cash dividends on its common stock to date and is prohibited from paying dividends prior to the Closing. The payment of cash dividends in the future, including after the Business Combination, will be dependent upon GFH’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any dividends subsequent to the Business Combination will be within the discretion of GFH’s then board of directors, as appropriate.

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MICT’s Amended and Restated Articles of Incorporation and Bylaws

Certificate of Incorporation and Amended and Restated Bylaw Provisions

The certificate of incorporation, as amended, and amended and restated bylaws, as applicable, among other things:

•

provide the MICT Board with the ability to issue up to 25,000,000 shares of common stock and up to 5,000,000 shares of undesignated preferred stock and to determine the rights, preferences and privileges of such shares, without stockholder approval;

•	provide the board of directors with the ability, in certain circumstances, to alter MICT’s bylaws without stockholder approval;

•	provide the board of directors with the exclusive authority to fix the number of directors constituting the whole board; and

•	provide that vacancies on the board of directors may be filled by a majority of directors in office, although less than a quorum.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in its policies, and to discourage some types of transactions that may involve an actual or threatened change in control of MICT. These provisions are designed to reduce vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. MICT believes that the benefits of increased protection of potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure MICT outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Appraisal Rights for MICT Stockholders

In accordance with Section 262 of the Delaware General Corporation Law, MICT Stockholders do not have appraisal rights in connection with the Business Combination.

294

DESCRIPTION OF SECURITIES OF GFH

GENERAL

Under our memorandum and articles of association to be adopted as at the date of this prospectus, we will be authorized to issue 100,000,000 ordinary shares of par value US$0.001 each, and 1,000,000 preference shares, of par value US$0.001. As of the date of this proxy statement/prospectus, two ordinary shares are outstanding. No preference shares are currently outstanding. The following description summarizes the material terms of our securities. Because it is only a summary, it may not contain all the information that is important to you. For a complete description you should refer to our amended and restated memorandum and articles of association, which are filed as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of BVI law.

ORDINARY SHARES

Our shareholders of record are entitled to one vote for each ordinary share held on all matters to be voted on by shareholders.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. There is no requirement under the Companies Act for us to hold annual or general meetings or elect directors.

Under the Companies Act, our ordinary shares are deemed to be issued when the name of the shareholder is entered in our register of members. Our register of members will be maintained by our transfer agent __________. If (a) information that is required to be entered in the register of members is omitted from the register or is inaccurately entered in the register, or (b) there is unreasonable delay in entering information in the register, a shareholder of the company, or any person who is aggrieved by the omission, inaccuracy or delay, may apply to a British Virgin Islands courts for an order that the register be rectified, and the court may either refuse the application or order the rectification of the register, and may direct the company to pay all costs of the application and any damages the applicant may have sustained.

At any general meeting on a show of hands every ordinary shareholder who is present in person (or, in the case of a shareholder being an entity, by its duly authorized representative) or by proxy will have one vote for each share held on all matters to be voted on by shareholders. A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or any other shareholder or shareholders collectively present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorized representative or proxy) and holding at least ten percent in par value (if all the issued shares have a par value), or otherwise by number of the shares giving a right to attend and vote at the meeting demand a poll. The rights and obligations attaching to our ordinary shares and other provisions of our memorandum and articles of association may be amended if approved by a majority of the votes of shareholders attending and voting on such amendment or, subject to certain statutory restrictions, by resolution of the directors. Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor in accordance with the laws of the British Virgin Islands.

We expect to hold an annual meeting of shareholders. In addition, a meeting of shareholders may be convened by the directors, or, our shareholders may requisition the directors to hold one upon the written request of members entitled to exercise at least 30 percent of the voting rights in respect of the matter for which the meeting is requested. Under British Virgin Islands law, we may not increase the required percentage to call a meeting above such 30 percent level.

295

PREFERENCE SHARES

There are no preference shares outstanding. Our amended and restated memorandum and articles of association authorizes the issuance of 1,000,000 preference shares, $0.001 par value per share, with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without shareholder approval, to issue preference shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares. In addition and subject always to applicable law, the preference shares could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any preference shares, we cannot assure you that we will not do so in the future.

DIVIDENDS

We have not paid any cash dividends on our ordinary shares to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings. The payment of any dividends will, subject to the laws of the British Virgin Islands, be within the discretion of our board of directors.

OUTSTANDING NOTES

By a loan note instrument dated April 20, 2016, BNN constituted £6 million nominal amount of unsecured convertible loan notes (the “Principal Notes”). The current outstanding balance of Principal Notes is £5,781,179 ($7,298,739).

Stadium Parkgate (Holdings) Limited is the sole holder of the Principal Notes.

The Principal Notes (so far as not converted) carry interest at a rate of 6 per cent per annum payable bi-annually in arrears on 31 December and 30 June until redemption or conversion. Accrued but unpaid interest is be paid to the noteholder on the date of redemption or conversion.

The Principal Notes (so far as not converted) are to be redeemed on January 14, 2021 (the “Redemption Date”).

The Principal Notes are to be novated to GFH upon the consummation of the Business Combination such that any conversion of the Principal Notes shall be linked to common stock in GFH.

The noteholder has the right at any time following the consummation of the Business Combination and prior to the Redemption Date by notice in writing to convert the Principal Notes into fully paid ordinary shares of GFH at $1.65.

296

ENFORCEABILITY OF CIVIL LIABILITIES

GFH is a BVI business company incorporated in the British Virgin Islands and therefore, located outside of the United States. Furthermore, substantially all the operations of GFH will be conducted outside the United States.

The courts of the British Virgin Islands will not necessarily enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. Additionally, there is no statutory enforcement in the British Virgin Islands of judgments obtained in the United States, however, the courts of the British Virgin Islands will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary provided that the U.S. judgment, provided that:

•	the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

•	is final and for a liquidated sum;

•	the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company;

•	in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

•	recognition or enforcement of the judgment in the BVI would not be contrary to public policy; and

•	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

We expect that in the event of a voluntary liquidation of GFH, after payment of the liquidation costs and any sums then due to creditors, the liquidator would distribute our remaining assets on a pari passu basis.

Under British Virgin Islands law, the directors owe fiduciary duties at both common law and under statute, including a statutory duty to act honestly, in good faith and with a view to our best interests. When exercising powers or performing duties as a director, the director is required to exercise the care, diligence and skill that a reasonable director would exercise in the circumstances taking into account, without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken by him. In exercising the powers of a director, the directors must exercise their powers for a proper purpose and shall not act or agree to the company acting in a manner that contravenes our memorandum and articles of association or the Companies Act.

In certain circumstances, a shareholder has the right to seek various remedies against the company in the event the directors are in breach of their duties under the Companies Act. Pursuant to Section 184B of the Companies Act, if a company or director of a company engages in, proposes to engage in or has engaged in, conduct that contravenes the provisions of the Companies Act or the memorandum or articles of association of the company, the courts of the British Virgin Islands may, on application of a shareholder or director of the company, make an order directing the company or director to comply with, or restraining the company or director from engaging in conduct that contravenes the Companies Act or the memorandum or articles. Furthermore, pursuant to Section 184I(1) of the Companies Act, a shareholder of a company who considers that the affairs of the company have been, are being or likely to be, conducted in a manner that is, or any acts of the company have been, or are likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the courts of the British Virgin Islands for an order which, inter alia, can require the company or any other person to pay compensation to the shareholders.

If we are deemed insolvent for the purposes of the Insolvency Act (i.e., (i) we fail to comply with the requirements of a statutory demand that has not been set aside under section 157 of the Insolvency Act; (ii) the execution or other process issued on a judgment, decree or order of a British Virgin Islands court in favor of a creditor of ours is returned wholly or partly unsatisfied; or (iii) either the value of our liabilities exceeds our assets, or we are unable to pay our debts as they fall due), there are very limited circumstances where prior payments made to shareholders or other parties may be deemed to be a “voidable transaction” for the purposes of the Insolvency Act. A voidable transaction would include, for these purposes, payments made as “unfair preferences” or “transactions at an undervalue.” A liquidator appointed over an insolvent company who considers that a particular transaction or payment is a voidable transaction under the Insolvency Act could apply to a British Virgin Islands courts for an order setting aside that payment or transaction in whole or in part.

297

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted ordinary shares of GFH or GFH warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of GFH at the time of, or at any time during the three months preceding, a sale and (ii) GFH is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as GFH was required to file reports) preceding the sale.

Persons who have beneficially owned restricted ordinary shares of GFH for at least six months but who are affiliates of GFH at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of the ordinary shares of GFH then outstanding (as of the date of this proxy statement/prospectus, MICT has 9,342,115 shares of common stock outstanding); or

•	the average weekly reported trading volume of ordinary shares of GFH during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale

Sales by affiliates of GFH under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about GFH.

OTHER STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with the MICT Board, any committee chairperson or the non-management directors as a group by writing to the Board or committee chairperson in care of MICT at 28 West Grand Avenue, Suite #3, Montvale, NJ 07645 (if sent before the Business Combination) or ________ (if sent after the Business Combination). Each communication will be forwarded, depending on the subject matter, to the Board, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

The validity of the securities of GFH to be issued in connection with the Business Combination will be passed upon for the Registrant by Maples and Calder. Ellenoff Grossman & Schole LLP, New York, New York is acting as U.S. counsel to the Registrant and BI China in connection with the Business Combination and Maples and Calder, Tortola, British Virgin Islands, is acting as British Virgin Islands counsel to the Registrant in connection with the Business Combination.

EXPERTS

The financial statements of MICT, Inc. (formerly known as Micronet Enertec Technologies, Inc.) as of December 31, 2017 and 2016 and for each of the two years in the period ended December 31, 2017 included in this proxy statement/prospectus and in the Registration Statement have been so included in reliance on the report of Ziv Haft, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

Ziv Haft, Tel Aviv, Israel, is a member of the Institute of Certified Public Accountants in Israel.

The financial statements of ParagonEx as of December 31, 2017 and 2016, and for each of the two years in the period ended December 31, 2017 included in this proxy statement/prospectus and in the registration statement of which this proxy statement/prospectus forms a part, have been so included in reliance on the report of PricewaterhouseCoopers LLC, independent accountants, given on the authority of said firm as experts in auditing and accounting.

298

The financial statements of GFH as of and for the period of October 2, 2018 (inception) through December 31, 2018 included in this proxy statement/prospectus and in the registration statement of which this proxy statement/prospectus forms a part, have been audited by Marcum LLP, an independent registered public accounting firm, to the extent and for the period set forth in their report, which contains an explanatory paragraph expressing substantial doubt about GFH’s ability to continue as a going concern, appearing elsewhere herein and in the registration statement of which this proxy statement/prospectus forms a part, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of BNN Technology PLC as of December 31, 2017 and 2016 and for each of the two years in the period ended December 31, 2017 included in this proxy statement/prospectus and in the Registration Statement have been so included in reliance on the report of BDO LLP, independent accountants (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

BDO LLP, Manchester, United Kingdom, is a member of the Institute of Chartered Accountants in England and Wales.

FINANCIAL ADVISOR

BNN has engaged Maxim Group LLC (“Maxim”) as its exclusive financial advisor in connection with the Business Combination. If the Business Combination is consummated, BNN will pay a success fee to Maxim equal to 1.1% of the total consideration paid for the Business Combination, subject to certain exceptions and as set forth in the engagement letter entered into by Maxim and BNN. Maxim may also act as lead underwriter and book runner for GFH’s future private and public securities offerings.

INTERESTS OF EXPERTS AND COUNSEL

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, MICT and the services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of MICT’s annual report to stockholders and MICT’s proxy statement/prospectus. Upon request, MICT will deliver a separate copy of the annual report to stockholder and/or proxy statement/prospectus to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that MICT deliver single copies of such documents in the future. Stockholders may notify MICT of their requests by calling or writing MICT at 28 West Grand Avenue, Suite 3, Montvale, NJ 07645 (if before the Business Combination) or Regus 100QRC 6th, 12th and 15th Floor, 100 Queen’s Road Center Central, Hong Kong (if after the Business Combination).

TRANSFER AGENT AND REGISTRAR

The transfer agent for MICT’s common stock is Worldwide Stock Transfer, LLC, located at One University Plaza, Suite 505, Hackensack, NJ 07601. Following the closing of the Business Combination, the transfer agent for the GFH Ordinary Shares will be ________________.

SUBMISSION OF PROPOSALS TO MICT STOCKHOLDERS

The MICT Board is aware of no other matter that may be brought before the Special Meeting. If any matter other than the Proposals or related matters should properly come before the Special Meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

299

FUTURE STOCKHOLDER PROPOSALS

If the Business Combination is completed, you will be entitled to attend and participate in GFH’s annual meetings of stockholders. If we hold a 2019 annual meeting of stockholders, we will provide notice of or otherwise publicly disclose the date on which the 2019 annual meeting will be held. If the 2019 annual meeting of stockholders is held, stockholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for GFH’s 2019 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

MICT files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information regarding MICT at the SEC web site, which contains reports, proxy statements and other information, at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to MICT has been supplied by MICT, all such information relating to BNN has been supplied by BNNa and all such information relating to ParagonEx has been supplied by ParagonEx. Information provided by MICT, BNN or ParagonEx does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the matters to be considered at the Special Meeting, you should contact via phone or in writing:

Morrow Sodali LLP

470 West Avenue

Stamford, CT 06902

Tel: (800) 662-5200 or banks and brokers can call (203) 658-9400

Email: MICT.info@morrowsodali.com

300

INDEX TO FINANCIAL STATEMENTS

ParagonEx Limited
Audited historical consolidated financial statements as of and for the years ended December 31, 2017 and 2016
Report of independent auditors	F/A-2
Consolidated statements of financial position	F/A-3
Consolidated statements of comprehensive income	F/A-4
Consolidated statements of changes in equity	F/A-5
Consolidated statements of cash flows	F/A-7
Notes to the consolidated financial statements	F/A-8

Unaudited historical interim consolidated condensed financial statements for the six-month periods ended June 30, 2018 and 2017
Consolidated interim statements of financial position	F/B-2
Consolidated interim statements of comprehensive income	F/B-3
Consolidated interim statements of changes in equity	F/B-4
Consolidated interim statements of cash flows	F/B-6
Notes to the condensed consolidated interim financial statements	F/B-7

BNN Technology Plc
Audited historical consolidated financial statements as of and for the years ended December 31, 2017 and 2016
Report of independent auditors	F/C-2
Consolidated income statements	F/C-4
Consolidated statements of comprehensive income	F/C-5
Consolidated balance sheets	F/C-6
Consolidated statements of changes in equity	F/C-7
Consolidated cash flow statements	F/C-8
Notes to the consolidated financial statements	F/C-9

Unaudited historical interim consolidated condensed financial statements for the six months ended June 30, 2018 and 2017
Interim condensed consolidated income statements	F/D-3
Interim condensed consolidated statements of comprehensive income	F/D-4
Interim condensed consolidated balance sheets	F/D-5
Interim condensed consolidated statements of changes in equity	F/D-6
Interim condensed consolidated cash flow statements	F/D-7
Notes to the interim condensed consolidated financial statements	F/D-8

Global FinTech Holdings LTD
Audited historical financial statements for the period from October 2, 2018 (inception) through to December 31, 2018
Report of independent registered public accounting firm	F/E-2
Consolidated balance sheet	F/E-3
Consolidated statement of operations	F/E-4
Statement of changes in stockholders’ deficit	F/E-5
Statement of cash flows	F/E-6
Notes to the consolidated financial statements	F/E-7

MICT, Inc. (formerly known as Micronet Enertec Technologies Inc.)
Audited historical consolidated financial statements as of and for the years ended December 31, 2017 and 2016
Report of independent registered public accounting firm	F/F-2
Consolidated balance sheets	F/F-3
Consolidated statements of income	F/F-5
Consolidated statements of comprehensive income	F/F-6
Consolidated statements of changes in equity	F/F-7
Consolidated statements of cash flows	F/F-8
Notes to the consolidated financial statements	F/F-9

Unaudited historical interim consolidated condensed financial statements for the nine months ended September 30, 2018
Interim condensed consolidated balance sheets	F/G-2
Interim condensed consolidated statements of income	F/G-4
Interim condensed consolidated statements of comprehensive income	F/G-5
Interim condensed consolidated statements of cash flows	F/G-6
Notes to the interim condensed consolidated financial statements	F/G-8

F-1

PARAGONEX LIMITED

_________________________

_______________

F/A-1

REPORT OF INDEPENDENT AUDITORS

To the directors of ParagonEX Limited.

We have audited the accompanying consolidated financial statements of ParagonEX Limited and its subsidiaries, which comprise the consolidated statements of financial position as of 31 December 2017 and 31 December 2016, and the related consolidated statements of comprehensive income, of changes in equity and of cash flows for the years then ended.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS as issued by the IASB; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ParagonEX Limited and its subsidiaries at 31 December 2017 and 31 December 2016, and the results of their operations and their cash flows for the years then ended in accordance with IFRS as issued by the IASB.

/s/ PricewaterhouseCoopers LLC

PricewaterhouseCoopers LLC
Chartered Accountants
Douglas, Isle of Man
Date: 11 January 2019

F/A-2

PARAGONEX LIMITED

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

		December 31
		2017	2016
	Note	U.S. dollars
Assets

NON-CURRENT ASSETS
Property and equipment	3	3,730,895	2,250,785
Intangible assets	4	6,116,615	3,181,502
Long term deposits	20	369,051	104,657
Deferred tax assets	17	532,166	42,447
Total non-current assets		10,748,727	5,579,391

CURRENT ASSETS
Trade and other receivables	5	18,391,944	18,602,357
Current income tax assets		441,172	179,656
Cash and cash equivalents	6	9,896,813	10,949,013
Total current assets		28,729,929	29,731,026

Total assets		39,478,656	35,310,417

Equity and liabilities

CURRENT LIABILITIES
Trade and other payables	7	7,632,258	10,040,300
Deferred lease incentives	20	94,538	94,538
Total current liabilities		7,726,796	10,134,838

NON-CURRENT LIABILITIES
Deferred lease incentives	20	522,864	663,346
Employee benefits	13	586,373	494,116
Total non-current liabilities		1,109,237	1,157,462

Total liabilities		8,836,033	11,292,300

SHAREHOLDERS’ EQUITY	14
Ordinary share capital, USD0.01 par value		440	435
Share premium		4,536,612	4,476,900
Treasury shares		(31,680)	(31,680)
Currency translation reserve		397,930	(49,563)
Capital contribution		1,058,222	1,058,222
Other reserves		76,642	119,807
Retained earnings		24,604,457	18,443,996
Total shareholders’ equity		30,642,623	24,018,117

Total liabilities and shareholders’ equity		39,478,656	35,310,417

The accompanying notes form an integral part of these consolidated financial statements.

F/A-3

PARAGONEX LIMITED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

		Year ended December 31
		2017	2016
	Note	U.S. dollars
REVENUE	8	62,129,617	69,507,337

OPERATING EXPENSES:
Research and development	9	(5,208,200)	(7,899,018)
Sales and marketing	10	(29,275,053)	(37,419,563)
General and administrative	11	(9,180,836)	(7,233,087)
TOTAL OPERATING EXPENSES		(43,664,089)	(52,551,668)

OPERATING PROFIT		18,465,528	16,955,669

Finance costs	12	(151,661)	(153,178)
Net foreign exchange gains/(losses)		184,893	(148,364)

PROFIT BEFORE TAXES ON INCOME		18,498,760	16,654,127
TAXES ON INCOME	17	(177,365)	(682,915)
PROFIT FOR THE YEAR		18,321,395	15,971,212

OTHER COMPREHENSIVE INCOME
Items that will not be reclassified to profit or loss:
Remeasurements of post-employment obligations	13	(160,934)	(99,752)
Items that may be subsequently reclassified to profit or loss:
Currency translation differences		447,493	108,797
TOTAL COMPREHENSIVE INCOME FOR THE YEAR		18,607,954	15,980,257

The profit for the year as shown above is wholly attributable to continuing operations.

The accompanying notes form an integral part of these consolidated financial statements.

F/A-4

PARAGONEX LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Ordinary share capital	Share premium	Treasury shares	Currency translation reserve	Retained earnings	Capital contribution	Other reserves	Total
	U.S. dollars
BALANCE AT JANUARY 1, 2017	435	4,476,900	(31,680)	(49,563)	18,443,996	1,058,222	119,807	24,018,117

Profit for the year	-	-	-	-	18,321,395	-	-	18,321,395

Other comprehensive income for the year
Remeasurements of post-employment obligations	-	-	-	-	(160,934)	-	-	(160,934)
Currency translation differences	-	-	-	447,493	-	-	-	447,493
Total other comprehensive income for the year	-	-	-	447,493	(160,934)	-	-	286,559

Total comprehensive income	-	-	-	447,493	18,160,461	-	-	18,607,954

Transactions with owners recognized directly in equity
Dividend paid (See note 16)	-	-	-	-	(12,000,000)	-	-	(12,000,000)
Value of employee services	-	-	-	-	-	-	(5,998)	(5,998)
Issue of share capital	5	59,712	-	-	-	-	(37,167)	22,550
Total transactions with owners recognized directly in equity	5	59,712	-	-	(12,000,000)	-	(43,165)	(11,983,448)

BALANCE AT DECEMBER 31, 2017	440	4,536,612	(31,680)	397,930	24,604,457	1,058,222	76,642	30,642,623

The accompanying notes form an integral part of these consolidated financial statements.

F/A-5

PARAGONEX LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (Continued)

	Ordinary share capital	Share premium	Treasury shares	Currency translation reserve	Retained earnings	Capital contribution	Other reserves	Total
	U.S. dollars
BALANCE AT JANUARY 1, 2016 (as previously stated)	433	4,403,753	(31,680)	(158,360)	14,674,962	1,058,222	31,734	19,979,064
Reclassification of reserves (see note 14)	-	-	-	-	(102,426)	-	102,426	-
BALANCE AT JANUARY 1, 2016 (restated)	433	4,403,753	(31,680)	(158,360)	14,572,536	1,058,222	134,160	19,979,064

Profit for the year	-	-	-	-	15,971,212	-	-	15,971,212

Other comprehensive income for the year
Remeasurements of post-employment obligations	-	-	-	-	(99,752)	-	-	(99,752)
Currency translation differences	-	-	-	108,797	-	-	-	108,797
Total other comprehensive income for the year	-	-	-	108,797	(99,752)	-	-	9,045

Total comprehensive income	-	-	-	108,797	15,871,460	-	-	15,980,257

Transactions with owners recognized directly in equity
Dividend paid (see note 16)	-	-	-	-	(12,000,000)	-	-	(12,000,000)
Value of employee services	-	-	-	-	-	-	33,040	33,040
Issue of share capital	2	73,147	-	-	-	-	(47,393)	25,756
Total transactions with owners recognized directly in equity	2	73,147	-	-	(12,000,000)	-	(14,353)	(11,941,204)

BALANCE AT DECEMBER 31, 2016 (restated)	435	4,476,900	(31,680)	(49,563)	18,443,996	1,058,222	119,807	24,018,117

The accompanying notes form an integral part of these consolidated financial statements.

F/A-6

PARAGONEX LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Year ended December 31
		2017	2016
	Note	U.S. dollars

CASH FLOWS FROM OPERATING ACTIVITIES:
Operating profit		18,465,528	16,955,669
Adjustments to reconcile net profit to net cash generated from operating activities:
Depreciation		730,371	613,851
Amortization		948,862	930,871
Share based payment obligations		(5,998)	33,040
		20,138,763	18,533,431
Changes in asset and liability items:
Decrease/(increase) in trade and other receivables		503,638	(4,808,954)
(Decrease)/increase in trade and other payables		(2,891,100)	1,702,271
(Decrease)/increase in employee benefits		(115,631)	35,390
(Decrease)/increase in deferred lease incentives		(104,846)	663,346
Income tax paid		(933,236)	(495,833)
Net cash generated from operating activities		16,597,588	15,629,651

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment		(1,961,036)	(1,014,491)
Purchase and development of intangible assets		(3,859,944)	(401,573)
Disposal of subsidiary	19	-	(442,929)
Increase in long term deposits		(192,536)	(108,461)
Net cash used in investing activities		(6,013,516)	(1,967,454)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issue of ordinary shares		22,550	25,756
Finance costs		(127,204)	(144,757)
Dividends paid		(12,000,000)	(12,000,000)
Net cash used in financing activities		(12,104,654)	(12,119,001)

Net (decrease)/increase in cash and cash equivalents		(1,520,582)	1,543,196
Cash and cash equivalents at beginning of year		10,949,013	9,420,272
Exchange gains on cash and cash equivalents		468,382	(14,455)
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF YEAR		9,896,813	10,949,013

The accompanying notes form an integral part of these consolidated financial statements.

F/A-7

PARAGONEX LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – GENERAL INFORMATION

Nature of operations

ParagonEX Limited (the “Company”), was incorporated in the British Virgin Islands and commenced its operations on February 12, 2008. The Company has located its headquarters in the Isle of Man.

The Company and its subsidiaries (the “Group”) are engaged in the development, production and marketing of an advanced trading platform for the online trading industry, particularly operators of consumer-facing CFD and Forex trading offerings. The Group receives and transmits trades from companies in the online trading industry for execution on the Group’s electronic trading platform and provides the liquidity necessary to execute the trades. The Group also provides sales & support services for companies in the online trading industry.

The Group generates much of its revenues by sharing in the net revenue that its customers generate from their end users’ use of the Group’s Platform as a Service (“PaaS”) offering, where net revenue is derived from fees or commissions which the Group’s customers charge their end users and which are calculated on the basis of the end users’ trading volume. Acting as a counter-party to such transaction (i.e. as liquidity provider), the Group retains net trading fees charged to end users on all transactions executed on the platform, after deducting rebates owed to the Group’s customers that generate the transactions. The Company’s subsidiary PX Exchange Ltd acts as a market maker in connection with the transactions and positions entered into by the end users and holds an appropriate license issued by the Belize International Financial Services Commission.

The majority of the Group’s other revenues are derived from support services provided to its customers, that include a comprehensive suite of sales and other support services.

The material subsidiaries of the Group, which are all 100% owned, are as follows:

•	Hexagon Technologies Ltd, located in Israel
•	Toyga Media Ltd, located in Israel
•	Toyga Online Ltd, located in Israel
•	Urom Support Srl (formerly LPH Marketing Srl), located in Romania
•	Paragonex UK Ltd, located in UK
•	PX Exchange Ltd, located in Belize
•	Tianjin Fu Yi Marketing Management Consulting Co. Ltd, located in China
•	NGJ Limited, located in the Isle of Man
•	Trade 360 Ltd, located in UK
•	UPL Marketing Sp z.o.o., located in Poland
•	Capi tech LLC, located in Ukraine

On August 1, 2016 the Group signed a share purchase agreement to sell 100% of the shares of TradeIB Ltd, which was formerly a wholly-controlled subsidiary. Trade 360 Ltd was dissolved on December 19, 2017.

These financial statements were approved and authorized for issue by the Company on January 11, 2019.

F/A-8

PARAGONEX LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies, which have been applied consistently with the comparative figures shown in these financial statements, are as follows:

a.	Accounting principles and use of estimates in the preparation of financial statements

The Consolidated financial statements have been prepared under the historic cost convention (subject to adjustments in respect of revaluation of financial assets at fair value through profit or loss) and in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and interpretations issued by the International Financial Reporting Interpretations Committee (“IFRIC”). The preparation of financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in note 2h (criteria for capitalization of development costs), notes 2h and 4 (useful lives of certain intangible assets) and 2p and 13 (actuarial valuation of net employee benefit liability).

b.	Principles of consolidation

The Consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Subsidiaries are all entities (including structured entities) over which the Company has control, being the exposure to or right to variable returns from its involvement with the entity and the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the group. They are deconsolidated from the date that control ceases. All significant intercompany transactions, balances, gains and losses on transactions between Group companies have been eliminated in consolidation.

c.	New and amended standards and interpretations adopted by the Group

There are no new international standards, amendments or interpretations that are effective for the first time for the financial year beginning on or after January 1, 2017 that have had a significant effect on the consolidated financial statements of the Group.

F/A-9

PARAGONEX LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (cont.)

d.	New and amended standards and interpretations not yet adopted

A number of new standards and amendments to standards and interpretations are effective for annual periods beginning on or after January 1, 2018, and have not been applied in preparing these consolidated financial statements.

i.	IFRS 9 Financial Instruments

IFRS 9 addresses the classification, measurement and derecognition of financial assets and financial liabilities, introduces new rules for hedge accounting and a new impairment model for financial assets.

The Group’s financial assets are classified as loans and receivables and the Group does not expect the new guidance to affect the classification and measurement of these financial assets.

The new impairment model requires the recognition of impairment provisions based on expected credit losses (“ECL”) rather than only incurred credit losses as is the case under IAS 39. It will apply to the Group’s financial assets classified at amortised cost and any contract assets under IFRS 15 Revenue from Contracts with Customers. Based on the assessments undertaken to date, the Group does not expect a material increase in the loss allowance for trade receivables.

The new standard also introduces expanded disclosure requirements and changes in presentation. These are expected to change the nature and extent of the Group’s disclosures about its financial instruments particularly in the year of the adoption of the new standard. The Group will apply the new rules retrospectively from its effective date of January 1, 2018, with the practical expedients permitted under the standard. Comparatives for 2017 will not be restated.

ii.	IFRS 15 Revenue from Contracts with Customers

IFRS 15 is a new standard for the recognition of revenue, based on the principle that revenue is recognized when control of a good or service transfers to a customer. Management has assessed the effects of applying the new standard on the Group’s financial statements and does not believe that there will be a material impact.

The Group will apply the new standard from its effective date of January 1, 2018. The Group intends to adopt the new standard using the modified retrospective approach, which means that comparatives for 2017 will not be restated. Any material cumulative impact of the adoption would be recognised in retained earnings as at January 1, 2018.

F/A-10

PARAGONEX LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (cont.)

iii.	IFRS 16 Leases

IFRS 16 was issued in January 2016. It will result in almost all leases being recognized on the consolidated statement of financial position, as the distinction between operating and finance leases is removed. Under the new standard, an asset (the right to use the leased item) and a financial liability to pay rentals are recognized. The only exceptions are short-term and low-value leases.

The standard will primarily affect the accounting for the Group’s operating leases. As at the reporting date, the Group has non-cancellable operating lease commitments of USD 3,038,502 (2016: USD 2,993,606), see note 20. The Group estimates that approximately 10% of these relate to payments for short-term and low value leases which will be recognized on a straight-line basis as an expense in profit or loss.

However, the Group has not yet assessed what other adjustments, if any, are necessary, for example because of the change in the definition of the lease term and the different treatment of variable lease payments and of extension and termination options. It is therefore not yet possible to estimate the amount of right-of-use assets and lease liabilities that will have to be recognized on adoption of the new standard and how this may affect the Group’s profit or loss and classification of cash flows going forward.

The standard is mandatory for financial years commencing on or after January 1, 2019. At this stage, the Group does not intend to adopt the standard before its effective date. The Group intends to apply the simplified transition approach and will not restate comparative amounts for the year prior to first adoption.

F/A-11

PARAGONEX LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (cont.)

e.	Functional currency and foreign currency translation

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (‘the functional currency’). The currency of the primary economic environment in which the operations of the Company are conducted is the U.S. dollar (“dollar”; “USD”). Thus, the functional currency of the Company and the presentation currency of the Group is the dollar.

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions or valuation where items are re-measured. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the consolidated statement of comprehensive income as ‘Net foreign exchange gains/(losses)’.

The results and financial position of all the Group entities (none of which has the currency of a hyper-inflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•	assets and liabilities for each statement of financial position presented are translated at the closing rate at the date of that statement of financial position;
•	income and expenses for each statement of comprehensive income are translated at average exchange rates (unless this average is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the rate on the dates of the transactions); and
•	all resulting exchange differences are recognized in other comprehensive income.

f.	Research and development

Research and development expenses are charged to the consolidated statement of comprehensive income as incurred, except (in the case of development expenses) where certain capitalization criteria are met, relating in particular to technical feasibility and generation of future economic benefits (refer note 2h).

g.	Property and equipment

Property and equipment are stated at historical cost less depreciation. Depreciation is computed by the straight-line method over the estimated useful life of the assets as follows:

Years
Computer hardware	3
Office furniture and equipment	6-16
Leasehold improvements	10
Motor vehicles	6.6

Leasehold improvements are depreciated by the straight-line method over the term of the lease, if shorter than the estimated useful life of the improvements.

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period. An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use.

Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognized in the consolidated statement of comprehensive income.

F/A-12

PARAGONEX LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (cont.)

h.	Intangible assets

Intangible assets comprise purchased computer software and internally generated software development costs.

Development costs that are directly attributable to the design and testing of identifiable and unique software products controlled by the group are recognized as intangible assets when the following criteria are met:

•	it is technically feasible to complete the software product so that it will be available for use;
•	management intends to complete the software product and use or sell it;
•	there is an ability to use or sell the software product;
•	it can be demonstrated how the software product will generate probable future economic benefits;
•	adequate technical, financial and other resources to complete the development and to use or sell the software product are available; and
•	the expenditure attributable to the software product during its development can be reliably measured.

Directly attributable costs that are capitalized as part of the software product include the software development employee costs and an appropriate portion of relevant overheads. Other development expenditures that do not meet these criteria are recognized as an expense as incurred.

Capitalized computer software is stated at historical cost to acquire/develop and bring to use the specific software less amortization. Amortization is computed by the straight-line method over the estimated useful life of the software as follows:

Years
Computer software	3
Internally generated software development costs	5

Costs associated with maintaining computer software programmes are recognized as an expense as incurred.

The assets’ residual values and useful lives are reviewed for any potential impairment, and adjusted if appropriate, at the end of each reporting period. An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use.

F/A-13

PARAGONEX LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (cont.)

i.	Financial assets

The group currently holds financial assets classified as loans and receivables and at fair value through profit or loss. Management determines the classification of its financial assets at initial recognition depending on the purpose for which the financial assets were acquired.

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are included in current assets, except for maturities greater than 12 months after the end of the reporting period, which are classified as non-current assets. The group’s loans and receivables comprise ‘long term deposits’, ‘trade and other receivables’ (excluding prepayments, accrued revenue and net financial derivative open positions) and ‘cash and cash equivalents’ in the consolidated statement of financial position.

Financial instruments at fair value through profit or loss comprise ‘net financial derivative open positions’ due from customers within ‘trade and other receivables’ in the consolidated statement of financial position.

Regular purchases and sales of financial assets are recognized on the date on which the group commits to purchase or sell the asset. Loans and receivables are initially recognized at fair value plus transaction costs and subsequently carried at amortised cost using the effective interest method. Financial instruments at fair value through profit or loss are carried at fair value, with net gains and losses recognised within ‘trading income from receiving and transmitting trades’.

Financial assets are derecognized when the rights to receive cash flows from the investments have expired or have been transferred and the Group has transferred substantially all risks and rewards of ownership.

Financial assets and liabilities, including trade receivables, payables to customers and financial derivative open positions, are offset and the net amount reported in the statement of financial position when there is a legally enforceable right to offset the recognized amounts with the same counterparty and there is an intention to settle on a net basis with that counterparty or realise the asset and settle the liability simultaneously.

The Group assesses at the end of each reporting period whether there is objective evidence that a financial asset or group of financial assets is impaired. A financial asset or a group of financial assets is impaired and impairment losses are incurred only if there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a ‘loss event’) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. Evidence of impairment may include indications that the debtor is experiencing significant financial difficulty, or default or delinquency in payment. The amount of the loss on loans and receivables is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate. The carrying amount of the asset is reduced and the amount of the loss is recognized in the consolidated statement of comprehensive income.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized (such as an improvement in the debtor’s credit rating), the reversal of the previously recognized impairment loss is recognized in the consolidated statement of comprehensive income.

The carrying amount of the Group’s financial instruments, including cash equivalents, accounts payable and accrued liabilities approximate their fair value, due to their short maturities.

F/A-14

PARAGONEX LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (cont.)

j.	Trade and other receivables

Trade receivables are amounts due from customers for services performed in the ordinary course of business. If collection is expected in one year or less (or in the normal operating cycle of the business if longer), they are classified as current assets. If not, they are presented as non-current assets.

Trade and other receivables are recognized initially at fair value and subsequently measured at amortised cost using the effective interest method, less provision for impairment.

k.	Cash and cash equivalents

In the consolidated statement of cash flows, cash and cash equivalents includes cash in hand, deposits held at call with banks and other short-term highly liquid investments with original maturities of three months or less.

The Group considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

l.	Trade and other payables

Trade payables are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Accounts payable are classified as current liabilities if payment is due within one year or less (or in the normal operating cycle of the business if longer). If not, they are presented as non-current liabilities.

Trade and other payables are recognized initially at fair value and subsequently measured at amortised cost using the effective interest method.

m.	Share capital

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new ordinary shares are shown in equity as a deduction from the proceeds.

Where any Group company purchases the Company’s equity share capital (treasury shares), the consideration paid, including any directly attributable incremental costs (net of income taxes) is deducted from equity attributable to the company’s equity holders until the shares are cancelled or reissued. Where such ordinary shares are subsequently reissued, any consideration received, net of any directly attributable incremental transaction costs and the related income tax effects, is included in equity attributable to the Company’s equity holders.

n.	Revenue recognition

Revenue is measured at the fair value of the consideration received or receivable, and represents amounts receivable for receiving and transmitting trades or supply of services, stated net of discounts, rebates and purchase taxes. Open customer positions are carried at fair value through profit or loss and gains and losses arising on this valuation are recognised within ‘trading income from receiving and transmitting trades’. The cost of customer promotions and bonuses are deducted from revenue. The Group recognizes revenue when the amount of revenue can be reliably measured and when it is probable that future economic benefits will flow to the entity. Revenues from the Group’s services are recognized in the accounting period in which the services are provided, by reference to the stage of completion of the specific transaction and assessed on the basis of the actual service provided as a proportion of the total services to be provided.

F/A-15

PARAGONEX LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (cont.)

o.	Income tax

The tax expense for the period comprises current and deferred tax. Tax is recognized as an expense in the consolidated statement of comprehensive income, except to the extent that it relates to items recognized in other comprehensive income or directly in equity. In this case, the tax is also recognized in other comprehensive income or directly in equity, respectively.

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the statement of financial position date in the countries where the company and its subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred income tax is recognized on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. Deferred income tax is determined using tax rates and laws that have been enacted or substantively enacted by the statement of financial position date and are expected to apply when the related deferred income tax asset is realised or the deferred income tax liability is settled.

Deferred income tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes assets and liabilities relate to income taxes levied by the same taxation authority on either the taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

p.	Employee benefits

Labor laws and the severance pay law in Israel require companies in the Group to pay severance benefits to employees who are dismissed, resign or retire from their employment under different specific circumstances.

Liabilities for employee severance benefits are calculated pursuant to the employment agreement in effect at the time of their employment and based on the employee’s wages which, in management’s opinion, creates entitlement to the severance benefits, taking into consideration the number of years of employment.

The net employee benefit liability was measured using actuarial assessments. The present value of the defined benefit liability and the related costs of current service and past service were measured using the projected unit credit method. Remeasurements of the net employee benefit liability, which comprise actuarial gains and losses, the return on plan assets (excluding interest) and the effect of the asset ceiling are recognized immediately in other comprehensive income.

Net interest expense is included within ‘Finance costs’ and other related expenses have been included in the appropriate ‘Research and development’, ’Sales and marketing’ and ‘General and administrative’ expense categories in the consolidated statement of comprehensive income.

q.	Operating leases

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are charged to the consolidated statement of comprehensive income on a straight-line basis over the period of the lease.

F/A-16

PARAGONEX LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES (cont.)

r.	Share-based payments

The Group operates a number of equity-settled, share-based compensation plans, under which the entity receives services from employees as consideration for equity instruments (options and warrants) of the Group. The fair value of the employee services received in exchange for the grant of the options and warrants is recognized as an expense. The total amount to be expensed is determined by reference to the fair value of the instruments granted excluding the impact of any service and non-market performance vesting conditions.

Non-market performance and service conditions are included in assumptions about the number of options that are expected to vest. The total expense is recognized over the vesting period, which is the period over which all of the specified vesting conditions are to be satisfied.

In addition, in some circumstances employees may provide services in advance of the grant date and therefore the grant date fair value is estimated for the purposes of recognizing the expense during the period between service commencement period and grant date.

At the end of each reporting period, the Group revises its estimates of the number of options that are expected to vest based on the non-market vesting conditions. It recognizes the impact of the revision to original estimates, if any, in the consolidated statement of comprehensive income, with a corresponding adjustment to equity.

When the options are exercised, the Company issues new shares. The proceeds received net of any directly attributable transaction costs are credited to share capital (nominal value) and share premium.

s.	Governmental grants

Grants from governments are recognized at their fair value where there is a reasonable assurance that the grant will be received and the relevant Group company will comply with all attached conditions. These are accounted for as reimbursements of employee expenses and are included within receivables.

F/A-17

PARAGONEX LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – PROPERTY AND EQUIPMENT

	At January 1	Additions	Disposals	Translation	At December 31	At January 1	Depreciation charge	Disposals	Translation	At December 31	At January 1	At December 31
	2017					2017					2017
	Cost U.S. dollars					Accumulated Depreciation U.S. dollars					Net Book Value U.S. dollars
Leasehold improvements	1,051,918	1,187,571	-	177,146	2,416,635	(227,995)	(198,636)	-	(33,645)	(460,276)	823,923	1,956,359
Furniture and office equipment	1,554,351	409,322	-	142,506	2,106,179	(516,171)	(238,565)	-	(109,190)	(863,926)	1,038,180	1,242,253
Computer equipment	2,206,936	357,839	-	204,361	2,769,136	(1,826,622)	(292,234)	-	(121,805)	(2,240,661)	380,314	528,475
Motor vehicles	9,863	6,304	-	(9,606)	6,561	(1,495)	(936)	-	(322)	(2,753)	8,368	3,808
Total	4,823,068	1,961,036	-	514,407	7,298,511	(2,572,283)	(730,371)	-	(264,962)	(3,567,616)	2,250,785	3,730,895

	At January 1	Additions	Disposals	Translation	At December 31	At January 1	Depreciation charge	Disposals	Translation	At December 31	At January 1	At December 31
	2016					2016					2016
	Cost U.S. dollars					Accumulated Depreciation U.S. dollars					Net Book Value U.S. dollars
Leasehold improvements	592,564	450,999	-	8,355	1,051,918	(158,284)	(67,505)	-	(2,206)	(227,995)	434,280	823,923
Furniture and office equipment	1,362,487	238,732	-	(46,868)	1,554,351	(337,550)	(178,298)	-	(323)	(516,171)	1,024,937	1,038,180
Computer equipment	1,878,381	324,760	-	3,795	2,206,936	(1,535,860)	(367,567)	-	76,805	(1,826,622)	342,521	380,314
Motor vehicles	9,719	-	-	144	9,863	(1,096)	(481)	-	82	(1,495)	8,623	8,368
Total	3,843,151	1,014,491	-	(34,574)	4,823,068	(2,032,790)	(613,851)	-	74,358	(2,572,283)	1,810,361	2,250,785

F/A-18

PARAGONEX LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – INTANGIBLE ASSETS

	At January 1	Additions	Disposals	Translation	At December 31	At January 1	Amortization charge	Disposals	Translation	At December 31	At January 1	At December 31
	2017					2017					2017
	Cost U.S. dollars					Accumulated Amortization U.S. dollars					Net Book Value U.S. dollars
Purchased software	1,334,022	128,683	-	93,743	1,556,448	(771,394)	(306,924)	-	(69,712)	(1,148,030)	562,628	408,418
Other assets	-	-	-	-	-	-	-	-	-	-	-	-
Internally generated software development costs	3,422,738	3,731,261		-	7,153,999	(803,864)	(641,938)	-	-	(1,445,802)	2,618,874	5,708,197
Total	4,756,760	3,859,944	-	93,743	8,710,447	(1,575,258)	(948,862)	-	(69,712)	(2,593,832)	3,181,502	6,116,615

	At January 1	Additions	Disposals	Translation	At December 31	At January 1	Amortization charge	Disposals	Translation	At December 31	At January 1	At December 31
	2016					2016					2016
	Cost U.S. dollars					Accumulated Amortization U.S. dollars					Net Book Value U.S. dollars
Purchased software	922,735	401,573	-	9,714	1,334,022	(479,904)	(287,491)	-	(3,999)	(771,394)	442,831	562,628
Other assets	68,215	-	(68,215)	-	-	-	-	-	-	-	68,215	-
Internally generated software development costs	3,465,750	-	(42,500)	(512)	3,422,738	(166,434)	(643,380)	-	5,950	(803,864)	3,299,316	2,618,874
Total	4,456,700	401,573	(110,715)	9,202	4,756,760	(646,338)	(930,871)	-	1,951	(1,575,258)	3,810,362	3,181,502

During 2017 the Group recognized the development expenditure of new platform enhancements as an internally generated intangible asset. The total expenditure in 2017 was USD 3,731,261 (2016: USD nil) and the carrying value as at December 31, 2017 was USD 5,708,874 (2016: USD 2,618,874).

The Group estimates the useful life of the software to be 5 years based on the expected technical obsolescence of such enhancements. However, the actual useful life may be shorter or longer than 5 years, depending on technical innovations and competitor/customer actions. If it were only 3 years, the carrying value at December 31, 2017 would be USD 4,800,647 (2016: USD 2,139,796). If the useful life were estimated to be 8 years, the carrying value at December 31, 2017 would be USD 6,138,020 (2016: USD 2,808,482).

F/A-19

PARAGONEX LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – TRADE AND OTHER RECEIVABLES

	December 31,
	2017	2016
	U.S. dollars
Trade receivables	11,377,402	12,307,207
Accrued revenues	215,215	532,973
Net financial derivative open positions	5,787,912	4,773,357
Funds in deposits	303,098	248,390
Prepaid expenses	708,317	740,430
	18,391,944	18,602,357

Due to their short maturities the fair value of trade and other receivables is considered to approximate their carrying amount.

Net financial derivative open positions are netting of USD 11,803,131 assets and USD 6,015,219 liabilities (2016: USD 11,340,916 and USD 6,567,559 respectively). These positions are closed in the following period and the net P&L is transferred from brokerage customers on a net basis. Financial derivative open positions are classified as level 2 in the fair value hierarchy as they are valued using observable market data, being third party feed providers that the trading platform is linked to.

Trade receivables includes netting of payables to the customers of USD 13,174,000 (2016: USD 7,651,832).

Funds in deposits includes USD 100,000 (2016: USD 100,000) mandatory deposits of PX Exchange Ltd under its ‘International Financial Services Commission – Standard Conditions for Trading in Securities’ license. Other funds in deposits are pledged for credit framework via credit cards.

As at December 31, 2017, trade receivables of USD 408,396 (2016: USD 362,281) were past due but not impaired. These relate to independent customers for whom there is no recent history of default. There are no other material trade and other receivables that are past due and none that are impaired. The maximum exposure to credit risk at the reporting date is the carrying value of each class of receivables mentioned above. The Group does not hold any collateral as security.

NOTE 6 – CASH AND CASH EQUIVALENTS

	December 31,
	2017	2016
	U.S. dollars

Cash at bank and in hand	9,896,813	10,949,013

There are no restrictions on cash at bank and in hand.

NOTE 7 – TRADE AND OTHER PAYABLES

	December 31,
	2017	2016
	U.S. dollars

Trade payables	1,869,005	6,005,734
Employees and employee institutions	5,487,991	3,830,724
Accrued expenses	275,262	203,842
	7,632,258	10,040,300

F/A-20

PARAGONEX LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – REVENUE

	Year ended December 31
	2017	2016
	U.S. dollars

Marketing, sales and support services	37,435,086	27,952,390
Trading income from receiving and transmitting trades	24,002,055	38,807,075
Software licensing	461,238	1,895,197
Other	231,238	852,675
	62,129,617	69,507,337

Trading income from receiving and transmitting trades is shown net of the cost of customer promotions and bonuses of USD 14,533,567 (2016: USD 16,388,264) and rebate expenses of USD 81,332,270 (2016: 49,132,649). Trading income from receiving and transmitting trades includes net gains on financial derivative open positions of USD 1,014,556 (2016: USD 376,266).

NOTE 9 – RESEARCH AND DEVELOPMENT

	Year ended December 31
	2017	2016
	U.S. dollars

Salaries and benefits	2,813,522	5,947,547
Subcontractors	672,702	652,399
IT and communication	1,339,353	929,015
Other	382,623	370,057
	5,208,200	7,899,018

NOTE 10 – SALES AND MARKETING

	Year ended December 31
	2017	2016
	U.S. dollars

Online marketing	563,338	11,841,418
Salaries and benefits	23,240,320	20,420,966
Rent and office	2,579,590	1,969,935
IT & communication	1,919,740	1,779,337
Feed cost	253,467	647,215
Other	718,598	760,692
	29,275,053	37,419,563

NOTE 11 – GENERAL AND ADMINISTRATIVE

	Year ended December 31
	2017	2016
	U.S. dollars

Salaries and benefits	4,187,326	3,674,102
Consulting, audit and legal	1,393,373	682,088
Depreciation	730,371	613,851
Amortization	948,862	930,871
Rent and office	1,501,991	1,017,261
Travel	213,155	134,805
Other	205,758	180,109
	9,180,836	7,233,087

F/A-21

PARAGONEX LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 – FINANCE COSTS

	Year ended December 31
	2017	2016
	U.S. dollars

Net interest expense in relation to employee benefits (note 13)	12,134	8,421
Other finance costs	139,527	144,757
	151,661	153,178

NOTE 13 - NON-CURRENT EMPLOYEE BENEFITS

Labor laws and the severance pay law in Israel require companies in the Group to pay severance benefits to employees who are dismissed, resign or retire from their employment under different specific circumstances.

Liabilities for employee severance benefits are calculated pursuant to the employment agreement in effect at the time of their employment and based on the employee’s wages which, in management’s opinion, creates entitlement to the severance benefits, taking into consideration the number of years of employment.

The net employee benefit liability was measured using actuarial assessments. The present value of the defined benefit liability and the related costs of current service and past service were measured using the projected unit credit method.

The benefits expose the group to actuarial risks, such as longevity risk, currency risk, interest rate risk and market (investment) risk.

The Group’s liability for all of its Israeli employees is part-funded by monthly deposits with insurance policies. The deposited funds may be withdrawn only upon the fulfilment of the obligation pursuant to Israel’s severance pay law or labor agreements. The plan assets comprise insurance policies and their fair value is based on the cash surrender value of these policies. The employee benefit liability is classified as a non-current liability because the current liability on employees resigning is limited to the value of their plan assets. Expected contributions for the year ending December 31, 2018 are USD 241,622.

The weighted average duration of the obligation is 5.4 years.

The assumptions used in the actuarial assessment are detailed below.

A.	Net Liability Recognized in Consolidated Statement of Financial Position

	December 31
	2017	2016
	U.S. dollars
Present value of funded obligations	969,808	783,237
Fair value of plan assets	(518,844)	(379,903)
Unrecognized assets	135,409	90,782
Total net liability recognized in the consolidated statement of financial position	586,373	494,116

“Unrecognized assets” represent funds deposited by the Group in excess of the obligation in respect of the individual employee. This represents the upper limit on what is allowed to be recognized as an asset, or “asset ceiling”.

F/A-22

PARAGONEX LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13- NON-CURRENT EMPLOYEE BENEFITS (cont.)

B.	Changes in the Present Value of the Obligations and Plan Assets

	December 31, 2017
	Present value of obligations	Fair value of plan assets	Total	Impact of asset ceiling	Total
	U.S. dollars

At January 1, 2017	783,237	(379,903)	403,334	90,782	494,116

Included in profit or loss
Current service cost	294,848	-	294,848	-	294,848
Net interest expense	19,579	(9,883)	9,696	2,438	12,134

	314,427	(9,883)	304,544	2,438	306,982
Included in other comprehensive income
Change in unrecognized assets	-	(30,928)	(30,928)	30,928	-
Remeasurement (loss)/gain on obligations	186,772	(25,838)	160,934	-	160,934

	186,772	(56,766)	130,006	30,928	160,934
Other
Employer contributions	-	(109,977)	(109,977)	-	(109,977)
Benefits paid from plans	(385,873)	85,371	(300,502)	-	(300,502)
Translation	71,245	(47,686)	23,559	11,261	34,820

At December 31, 2017	969,808	(518,844)	450,964	135,409	586,373

	December 31, 2016
	Present value of obligations	Fair value of plan assets	Total	Impact of asset ceiling	Total
	U.S. dollars

At January 1, 2016	643,813	(367,011)	276,802	68,180	344,982

Included in profit or loss
Current service cost	310,107	-	310,107	-	310,107
Net interest expense	16,393	(9,718)	6,675	1,746	8,421

	326,500	(9,718)	316,782	1,746	318,528
Included in other comprehensive income
Change in unrecognized assets	-	(19,870)	(19,870)	19,380	(490)
Remeasurement (loss)/gain on obligations	101,286	(1,044)	100,242	-	100,242

	101,286	(20,914)	80,372	19,380	99,752
Other
Employer contributions	-	(103,334)	(103,334)	-	(103,334)
Benefits paid from plans	(299,634)	128,251	(171,383)	-	(171,383)
Translation	11,272	(7,177)	4,095	1,476	5,571

At December 31, 2016	783,237	(379,903)	403,334	90,782	494,116

F/A-23

PARAGONEX LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13- NON-CURRENT EMPLOYEE BENEFITS (cont.)

C.	Sensitivity Analysis

The below sensitivity analyses are based on a change in an assumption while holding all other assumptions constant. In practice, this is unlikely to occur, and changes in some of the assumptions maybe correlated. When calculating the sensitivity of the employee benefit obligation to significant actuarial assumptions, the same method has been applied as used in the calculation of the net employee benefit liability recognized within the consolidated statement of financial position.

Severance pay:

Factor	Changes in %	Severance pay
Interest	+0.50%	961,895
Interest	-0.50%	1,036,070

Salary	+0.50%	1,006,498
Salary	-0.50%	936,486

Termination	+0.50%	814,203
Termination	-0.50%	1,197,612

D.	Economic and other Assumptions

a.	Duration – The calculated duration of the obligation equals 5.5 years.
b.	Expected Inflation – The long-term expected annual inflation was derived from the difference between the current yields on linked vs. non-linked government bonds with maturities that match the duration of the obligation. The expected inflation equals 1.4%.
c.	Discount Rate – We used current yields on Israeli government bonds (not linked) with maturities that match the duration of the obligation, to attain the nominal discount rate of 2.7%. This is because, in the opinion of management, Israel does not have a deep market for high-quality corporate bonds.
d.	Termination Rates – The expected long-term annual termination rates are 15%: 7.5% voluntary plus 7.5% involuntary.
e.	Expected Salary Increases – Management’s expectation is a nominal annual salary increase of 4.0%.
f.	Retirement Age – Retirement age for women is 62 until 2017, at which time, if not decided otherwise, the retirement age for women will gradually rise to 64; and 67 for men.

F/A-24

PARAGONEX LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – SHAREHOLDERS’ EQUITY

Each share of Ordinary shares is entitled to one vote. The holders of Ordinary shares are also entitled to receive dividends, whenever funds are legally available and when and if declared by the Board of Directors.

Upon inception, the Company issued 18,000 shares of Ordinary shares (USD 0.01 par value) to its founders. Since that date the Company has entered into various investment agreements with investors. Under these agreements, the Company issued Ordinary shares (par value USD 0.01). In addition, as part of these agreements, the Company granted warrants to purchase Ordinary shares of the Company to these investors. Details of warrants still outstanding at the end of the year are shown in the table below. Further options have subsequently been granted under the Company’s Amended and Restated 2008 Share Option Plan (see note 15).

On November 24, 2011 the Company acquired 180 of its own shares. The total amount paid to acquire the shares was USD 31,680. The shares are held as ‘treasury shares’. The Company has the right to re-issue these shares at a later date.

	December 31,
	2017	2016
	U.S. dollars
Authorized:
50,000 ordinary shares of USD 0.01 par value	500	500

Issued, allotted and fully paid:
44,047 (2016: 43,534) ordinary shares of USD 0.01 par value	440	435

Outstanding warrants in issue:
66 (2016 - 66) options to purchase ordinary shares at an exercise price of USD 0.01 per share	1	1

Outstanding options in issue:
2,046 (2016 – 2,397) options to purchase ordinary shares at average exercise prices as shown in note 15	2,265,953	2,306,408

The nature and purpose of the other reserve within shareholders’ equity is to account for the fair value of options at the grant date, less the exercise value of shares issued under the plan. Where shares are forfeited due to a failure of the employee to satisfy the service conditions, any expenses previously recognized are reversed in this reserve.

An amount of USD 102,426 was reclassified from retained earnings at 1 January 2016 to the other reserve to reclassify certain historic unvested forfeited options as vested options which expired.

The nature and purpose of the capital contribution reserve was for the acquisition of subsidiaries previously under common control.

F/A-25

PARAGONEX LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 – SHARE BASED PAYMENTS

The establishment of the Company’s Amended and Restated 2008 Share Option Plan is designed to provide long-term incentives for senior managers and above (including executive directors) to deliver long-term shareholder returns. Under the plan, participants are granted options which only vest by continuing as a service provider at the will of the Company over the vesting period. Participation in the plan is at the board’s discretion and no individual has a contractual right to participate in the plan or to receive any guaranteed benefits.

Once vested, the options remain exercisable for a period of 10 years as of date of grant unless terminated earlier in accordance with the Share Option Plan. When exercisable, upon receipt by the Company of a fully executed exercise notice and accompanied by the full aggregate exercise price, each option is convertible into one Ordinary share certificate. Options granted under the plan are for no consideration and carry no dividend or voting rights. The Group has no legal or constructive obligation to repurchase or settle the options in cash.

	2017		2016
	Average exercise price in USD per share option	Options	Average exercise price in USD per share option	Options
AT JANUARY 1	962	2,397	875	1,627

Granted	2,032	232	1,246	2,267

Forfeited	1,397	(330)	1,484	(1,264)

Exercised	197	(253)	122	(233)

AT DECEMBER 31	1,108	2,046	962	2,397

Out of the 2,046 outstanding options (2016: 2,397), 989 options (2016: 1,008) were exercisable.

Share options outstanding at the end of the year have the following expiry date:

Grant-Vest	Expiry date - 1 July	Average exercise price in USD per share option	Options
			2017	2016
2009-12	2018	250	70	70
2010-13	2019	143	60	120
2013-17	2022	992	316	568
2014-16	2022	1,500	400	600
2016-17	2023	884	968	1,039
2017-18	2026	2,032	232	-
			2,046	2,397

The weighted average fair value of options granted during the year was USD 232 per option. The significant inputs into the model were weighted average share price of USD 1,108 at the grant date, exercise price shown above, volatility of 50%. The volatility measured at the standard deviation of continuously compounded share returns is based on statistical analysis of share prices over the last three years and compared to public companies with similar characteristics. Share price is based on the investments rounds, an expected option life of 4 years and an annual risk-free interest rate of 1.84%.

The net income recognized in the year was USD 5,998 as a result of shares forfeited from failure of to satisfy service conditions (2016 net expense: USD 33,040).

F/A-26

PARAGONEX LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 – DIVIDENDS

	Year ended December 31
	2017	2016
	U.S. dollars
Final dividend on ordinary shares paid in respect of the previous financial year of USD 272.43 (2016: USD 275.64) per share	12,000,000	12,000,000

NOTE 17 - TAXES ON INCOME

The Company is taxed under BVI and Isle of Man law at 0% (2016 - 0%) and there is no tax liability at December 31, 2017 (2016 – nil). The income of the Israeli subsidiaries is taxed at the regular rate. The regular corporate tax rate for 2017 was 24% (2016 – 25%). There is currently no tax arising in the other subsidiaries (2016 – nil).

	Year ended December 31
	2017	2016
	U.S. dollars

Current tax on profits for the year	677,032	666,382
Adjustments in respect of prior years	(9,948)	15,098
Total current tax	667,084	681,480
Deferred taxes	(489,719)	1,435
Total tax expense	177,365	682,915

The tax on the Group’s profit before tax differs from the theoretical amount that would arise using the weighted average tax rate applicable to profits of the consolidated entities as follows:

	Year ended December 31
	2017	2016
	U.S. dollars

Profit before tax	18,498,760	16,654,127
Tax calculated at domestic tax rates applicable to profits in the respective countries	811,016	680,907
Initially deferred tax	(490,315)	-
Expenses not deductible for tax purposes	113,036	90,161
Income not subject to tax	(172,797)	-
Adjustment in respect of prior years	(9,948)	15,098
Other	(73,627)	(103,251)
Tax charge	177,365	682,915

The weighted average applicable tax rate was 4.38% (2016: 4.09%). The decrease is caused by a relative increase in income generated in low tax rate countries.

F/A-27

PARAGONEX LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - TAXES ON INCOME (cont.)

The gross movement on the deferred tax asset is as follows:

	Year ended December 31
	2017	2016
	U.S. dollars

At January 1	42,447	43,882
Included in tax expense	489,150	(1,053)
Exchange differences	569	(382)
At December 31	532,166	42,447

NOTE 18 – FINANCIAL RISK MANAGEMENT

The Group’s activities expose it to a variety of financial risks: market risk (foreign exchange risk), credit risk and liquidity risk. Market risk arising from interest rate risk is considered immaterial. The Group’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Group’s financial performance.

Risk management is carried out by a finance department under company policies. Group management evaluates financial risks in close co-operation with the Group’s operating units.

a.	Market risk - foreign exchange risk

The Group operates internationally and is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to the New Israeli Shekels (“NIS”), the Euro (“EUR”), the British pound (“GBP”), the Romanian New Lei (“RON”) and Ukrainian hryvnia (UKR). Foreign exchange risk arises from future commercial transactions, recognized assets and liabilities and net investments in foreign operations.

The table below analyzes the exposure to foreign currencies:

	2017
	NIS	EURO	GBP	RON	UKR

Monetary assets	2,832,222	5,367,076	93,174	24,829	26,269
Monetary liabilities	(5,566,603)	(3,738)	(24,581)	(63,344)	414

Net	(2,734,381)	5,363,338	68,593	(38,515)	26,683

	2016
	NIS	EURO	GBP	RON	Other non-USD

Monetary assets	4,040,083	1,638,860	35,172	34,242	127,944
Monetary liabilities	(4,892,504)	-	(5,052)	(44,879)	(47,543)

Net	(852,421)	1,638,860	30,120	(10,637)	80,401

At December 31, 2017, if the USD had strengthened by 10% against the NIS with all other variables held constant, post-tax profit for the year would have been USD 207,813 higher (2016 - USD 64,783 higher), mainly as a result of foreign exchange losses on translation of NIS-denominated trade receivables and foreign exchange gains on translation of NIS-denominated current liabilities.

At December 31, 2017, if the USD had strengthened by 10% against the EURO with all other variables held constant, post-tax profit for the year would have been USD 536,334 lower (2016 – USD 163,886 lower), mainly as a result of foreign exchange gains/losses on translation of EURO-denominated trade receivables and foreign exchange losses on translation of EURO denominated current liabilities.

F/A-28

PARAGONEX LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 – FINANCIAL RISK MANAGEMENT (cont.)

b.	Market risk - market price risk

The Group has market price risk as a result of its net financial derivative open positions (note 5), the value of which could fluctuate as a result of changes in market prices other than due to the effect of transactional foreign currency exposures or interest rate risks. The market price risk relates to the difference between the prices at which the Group buys and sells, or sells and buys, the assets underlying its trading products and includes traded currency risk, commodity price risk and equity price risk.

This is managed on a Group basis and is naturally hedged as part of the overall market risk management. The Group may hedge some of the risk with third party brokerage companies and there is also an element of unhedged risk in relation to the open positions.

c.	Credit risk

Credit risk is managed on a Group basis. Group management is responsible for managing and analyzing the credit risk for all new clients before standard payment terms and conditions are offered. Credit risk arises from cash and cash equivalents, financial instruments and deposits with banks and financial institutions, as well as credit exposures to customers, including outstanding receivables and committed transactions. For banks and financial institutions, only independently rated parties with a satisfactory credit minimum rating are accepted. To manage customer default risk, if customers are independently rated, these ratings are used in a similar way. If customers have no independent rating, Group management assesses the credit quality of the customer, taking into account its financial position, past experience and other factors. Individual risk limits are set based on internal or external ratings in accordance with limits set by management. The utilization of credit limits is regularly monitored.

The credit quality of financial assets that are neither past due nor impaired can be assessed by reference to external credit ratings (if available) or to historical information about counterparty default rates.

Cash and cash equivalents

Of the Group’s cash and cash equivalents, 98.4% (2016: 99.2%) are held in financial intuitions rated B or above.

Trade and other receivables

All trade and other receivables at December 31, 2017 and December 31, 2016 were without external credit rating, but categorized by management within their category of “existing counterparties with no past defaults”.

No credit limits were exceeded during the reporting period and the directors do not expect any losses from non-performance by counterparties. See note 5 for further disclosure on credit risk in respect of trade and other receivables.

F/A-29

PARAGONEX LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 – FINANCIAL RISK MANAGEMENT (cont.)

d.	Liquidity risk

Cash flow forecasting is performed in the operating entities of the Group and aggregated by Group finance. Group finance monitors rolling forecasts of the Group’s liquidity requirements to ensure it has sufficient cash to meet operational needs.

Surplus cash held by the operating entities over and above balance required for working capital management is transferred to the Group treasury. Group treasury invests surplus cash in interest bearing current accounts and time deposits, choosing instruments with appropriate maturities or sufficient liquidity to provide sufficient headroom as determined by the above-mentioned forecasts. At the reporting date, the Group held cash and cash equivalents of USD 9,764,813 (2016: USD 10,949,013) to manage liquidity risk.

The Group’s non-derivative financial liabilities of USD 6,838,202 (2016: USD 10,103,920) (refer note 7) are all classified in the maturity grouping of “less than 3 months” based on the remaining period at the statement of financial position date to the contractual maturity date. The contractual undiscounted cash flows are considered to approximate the carrying amounts.

e.	Capital management

The Group’s objective when managing capital is to safeguard the Group’s ability to continue as a going concern in order to provide future returns for shareholders. In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders or issue new shares.

NOTE 19 – DISPOSAL OF SUBSIDIARY

On July 5, 2016, the Company signed a Share Purchase Agreement for 100% of the shares of TradeIB Ltd. The company sold its shares for cash consideration of USD 1. TradeIB Ltd had no contribution to net profit. This approximated the carrying amount of the net assets sold, so there was no material gain or loss on disposal. The carrying amount of assets and liabilities at the date of sale were as follows:

August 1, 2016 U.S. dollars
Intangible assets, net	34,567
Trade and other receivables	1,104,822
Cash and cash equivalents	442,929
Total assets	1,582,318

Trade and other payables	1,582,318
Total liabilities	1,582,318

Net assets	-

F/A-30

PARAGONEX LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 – COMMITMENTS

a.	Operating lease commitments

The future aggregate minimum lease payments under non-cancellable operating leases are as follows:

	No later than 1 year U.S. dollars	Later than 1 year and no later than 5 years U.S. dollars	Total U.S. dollars
At December 31, 2017
Office lease	1,045,659	1,992,843	3,038,502

At December 31, 2016
Office lease	1,020,062	1,973,544	2,993,606

In 2016 Toyga Media Ltd renewed its rent agreement with the lessor and leased an additional floor. According to this company’s rental agreement, the lessor participated in the cost of leasehold improvements in the amount of USD 757,884. According to the accounting treatment, the participation amount is presented as a liability which is deferred according to the Group’s estimation of the lease period (8 years) as the amount released is credited to the consolidated statement of comprehensive income as a decrease of the rent expense. The remaining balance is presented within the consolidated statement of financial position as “deferred lease incentives”, divided between long term and short term amounts of USD 522,864 and USD 94,538, respectively.

Restricted deposits of USD 253,100 (2016: USD 71,559) in relation to lease commitments are included within “long term deposits” in the consolidated statement of financial position. Other “long term deposits” represent pledged bank deposits in consideration for credit framework for credit cards.

b.	Other

On November 25, 2015 Toyga Media Ltd and Toyga Online Ltd received a grant letter from the Israeli Investment Center of the Department of Economics ministry approving their applications to receive funds for hiring additional employees. According to the grant letter, these companies are entitled to receive up to USD 1,845,000 till the year 2020, whereas the entitlement to the above benefits is conditional upon the Group companies fulfilling the conditions stipulated in the grant letter.

During 2017 Toyga Media Ltd and Toyga Online Ltd received USD 858,794 (2016 USD 852,000) on account of the grant. As of December 31, 2017 Toyga Media Ltd and Toyga Online Ltd recorded USD 186,320 (2016 USD 532,000) as income receivable based on actual expenses incurred and the fulfilment of the necessary conditions.

NOTE 21 – RELATED PARTY DISCLOSURES

The directors do not consider there to be any single ultimate controlling party.

Total remuneration of USD 25,537 (2016: USD 455,093) was paid to directors and key management of the company.

F/A-31

PARAGONEX LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 – SUBSEQUENT EVENTS

a.	Cost reduction plan

On May 21, 2018, the Group executed a cost reduction plan including closing of branches in Poland, Romania and Ukraine, R&D personnel was reduced by 50% and call center personnel was reduced by approximately 35%.

b.	Acquisition agreement

On December 18, 2018 the Company, Brookfield Interactive (Hong Kong) Ltd. and MICT, Inc. (“MICT”) signed an acquisition agreement, the key terms of which are as follows:

•	Global Fintech Holdings Ltd. (“GFH”) successfully raised USD 23.5 million at USD 1.65 per share to fund the transaction (the “GFH Financing”).
•	BNN Technology PLC, a 15% stockholder in MICT and majority stockholder of Brookfield Interactive (HK) Ltd., will commence a tender offer to purchase up to 20% of the issued and outstanding shares of MICT’s common stock, not already owned by it within 15 business days at a price of USD 1.65 per share, in order to increase its ownership percentage of MICT to a maximum of 35% (assuming full participation in the tender offer).
•	MICT and GFH will complete a merger whereby MICT will become a wholly-owned subsidiary of GFH.
•	Brookfield Interactive (HK) Ltd. shareholders will transfer to GFH all of the issued and outstanding shares of Brookfield Interactive (HK) Ltd., resulting in Brookfield Interactive (HK) Ltd. becoming a wholly-owned subsidiary of GFH.
•	The Company’s shareholders will transfer all of the issued and outstanding shares of the Company to GFH, resulting in the Company becoming a wholly-owned subsidiary of GFH.
•	Share options in the Company became subject to either accelerated vesting or cancellation.
•	At or within 60 days of the applicable record date, GFH will spin off MICT’s interest in Micronet Ltd., a partially owned subsidiary traded on the Tel Aviv Stock Exchange under the ticker MCRNL, to its shareholders who retain shares of MICT after the tender offer.

In connection with the above agreement, at closing, the parties will receive the following approximate consideration:

•	Investors in the GFH Financing (assuming a USD 25 million raise) - 15,151,515 ordinary shares of GFH, representing approximately 8.83% of GFH.
•	MICT Shareholders (other than BNN Technology PLC’s current ownership, and assuming that no shares of MICT are sold in the tender offer) - 9,048,077 ordinary shares of GFH, representing approximately, 5.27% of GFH.
•	Brookfield Interactive (HK) Ltd. Shareholders - 58,898,810 ordinary shares of GFH, representing approximately 34.37% of GFH.
•	ParagonEX Limited Shareholders - (a) USD 25 million in cash, (b) a senior unsecured note in the principal amount of USD 10 million and (c) 86,382,373 ordinary shares of GFH, representing approximately 50.36% of GFH.
•	ParagonEX Limited Founders - 2,000,000 ordinary shares of GFH, representing approximately, 1.17% of GFH.

All of the shares to be issued by GFH are valued at USD 1.65 per share, representing a GFH equity valuation of approximately USD 283 million.

c.	Class action

On August 29, 2018, a motion was submitted by a former employee of the Group (the “Plaintiff”), for the approval of his lawsuit as a class action (the “Motion”). The Plaintiff's personal claim is for the total amount of USD 3,623. The class action claim is for a total amount of USD 13,000,750. The preliminary hearing is scheduled for January 24, 2019. In light of this initial stage of the proceedings, it is too early to estimate the chances of the motion succeeding or otherwise.

F/A-32

_______________

_________________________

_______________

PARAGONEX LIMITED

TABLE OF CONTENTS

Unaudited historical interim consolidated condensed financial statements for the six-month periods ended June 30, 2018 and 2017
Consolidated interim statements of financial position	F/B-2
Consolidated interim statements of comprehensive income	F/B-3
Consolidated interim statements of changes in equity	F/B-4
Consolidated interim statements of cash flows	F/B-6
Notes to the condensed consolidated interim financial statements	F/B-7

_________________________

_______________

F/B-1

PARAGONEX LIMITED

CONSOLIDATED INTERIM STATEMENTS OF FINANCIAL POSITION

	June 30, 2018	December 31, 2017
	(Unaudited)	(Audited)
	U.S. dollars
Assets

NON-CURRENT ASSETS
Property and equipment	3,468,729	3,730,895
Intangible assets	7,523,708	6,116,615
Long term deposits	350,548	369,051
Deferred tax assets	333,401	532,166
Total non-current assets	11,676,386	10,748,727

CURRENT ASSETS
Trade and other receivables	24,665,048	18,391,944
Current income tax assets	246,397	441,172
Cash and cash equivalents	7,131,313	9,896,813
Total current assets	32,042,758	28,729,929

Total assets	43,719,144	39,478,656

Equity and liabilities

CURRENT LIABILITIES
Trade and other payables	4,379,638	7,632,258
Deferred lease incentives	94,538	94,538
Total current liabilities	4,474,176	7,726,796

NON-CURRENT LIABILITIES
Deferred lease incentives	442,114	522,864
Employee benefits	236,524	586,373
Total non-current liabilities	678,638	1,109,237

Total liabilities	5,152,814	8,836,033

SHAREHOLDERS’ EQUITY
Ordinary share capital, USD0.01 par value	440	440
Share premium	4,536,613	4,536,612
Treasury shares	(31,680)	(31,680)
Currency translation reserve	(25,441)	397,930
Other reserves	81,924	76,642
Capital contribution	1,058,222	1,058,222
Retained earnings	32,946,252	24,604,457
Total shareholders’ equity	38,566,330	30,642,623

Total liabilities and shareholders’ equity	43,719,144	39,478,656

The accompanying notes form an integral part of these consolidated financial statements.

F/B-2

PARAGONEX LIMITED

CONSOLIDATED INTERIM STATEMENTS OF COMPREHENSIVE INCOME

		6 months ended June 30
		2018	2017
		(Unaudited)	(Unaudited)
	Note	U.S. dollars
REVENUE	3	31,950,286	33,479,201

OPERATING EXPENSES:
Research and development		(1,828,311)	(2,740,878)
Sales and marketing		(15,577,211)	(13,501,911)
General and administrative		(5,392,221)	(4,424,556)
TOTAL OPERATING EXPENSES		(22,797,743)	(20,667,345)

OPERATING PROFIT		9,152,543	12,811,856

Finance expenses		(274,195)	(68,060)
Net foreign exchange gains		4,080	17,950

PROFIT BEFORE TAXES ON INCOME		8,882,428	12,761,746
TAXES ON INCOME		(540,633)	(632,490)
PROFIT FOR THE PERIOD		8,341,795	12,129,256

OTHER COMPREHENSIVE INCOME

Items that may be subsequently reclassified to profit or loss:
Currency translation differences		(423,371)	269,169
TOTAL COMPREHENSIVE INCOME FOR THE PERIOD		7,918,424	12,398,425

The profit for the period as shown above is wholly attributable to continuing operations.

The accompanying notes form an integral part of these condensed consolidated interim financial statements.

F/B-3

PARAGONEX LIMITED

CONSOLIDATED INTERIM STATEMENTS OF CHANGES IN EQUITY

	Ordinary share capital	Share premium	Treasury shares	Currency translation reserve	Retained earnings	Capital contribution	Other reserves	Total
	U.S. dollars
BALANCE AT JANUARY 1, 2017 (Audited)	435	4,476,900	(31,680)	(49,563)	18,443,996	1,058,222	119,807	24,018,117

Profit for the period	-	-	-	-	12,129,256	-	-	12,129,256

Other comprehensive income for the period
Currency translation differences	-	-	-	269,169	-	-	-	269,169
Total other comprehensive income for the period	-	-	-	269,169	-	-	-	269,169

Total comprehensive income	-	-	-	269,169	12,129,256	-	-	12,398,425

Transactions with owners recognized directly in equity
Dividend paid (see note 4)	-	-	-	-	(6,000,000)	-	-	(6,000,000)
Value of employee services	-	-	-	-	-	-	9,328	9,328
Issue of ordinary shares from SBP	3	47,457	-	-	-	-	(12,900)	34,560
Total transactions with owners recognized directly in equity	3	47,457	-	-	(6,000,000)	-	(3,572)	(5,956,112)

BALANCE AT June 30, 2017 (Unaudited)	438	4,524,357	(31,680)	219,606	24,573,252	1,058,222	116,235	30,460,431

The accompanying notes form an integral part of these condensed consolidated interim financial statements

F/B-4

PARAGONEX LIMITED

CONSOLIDATED INTERIM STATEMENTS OF CHANGES IN EQUITY (Continued)

	Ordinary share capital	Share premium	Treasury shares	Currency translation reserve	Retained earnings	Capital contribution	Other reserves	Total
	U.S. dollars
BALANCE AT JANUARY 1, 2018 (Audited)	440	4,536,612	(31,680)	397,930	24,604,457	1,058,222	76,642	30,642,623

Profit for the period	-	-	-	-	8,341,795	-	-	8,341,795

Other comprehensive income for the period
Currency translation differences	-	-	-	(423,371)	-	-	-	(423,371)
Total other comprehensive income for the period	-	-	-	(423,371)	-	-	-	(423,371)

Total comprehensive income	-	-	-	(423,371)	8,341,795	-	-	7,918,424

Transactions with owners recognized directly in equity
Value of employee services	-	-	-	-	-	-	5,283	5,283
Total transactions with owners recognized directly in equity	-	-	-	-	-	-	5,283	5,283

BALANCE AT JUNE 30, 2018 (Unaudited)	440	4,536,612	(31,680)	(25,441)	32,946,252	1,058,222	81,925	38,566,330

The accompanying notes form an integral part of these condensed consolidated interim financial statements.

F/B-5

PARAGONEX LIMITED

CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS

	6 months ended June 30
	2018	2017
	(Unaudited)	(Unaudited)
	U.S. dollars

CASH FLOWS FROM OPERATING ACTIVITIES:
Operating profit	9,152,543	12,811,856
Adjustments to reconcile net profit to net cash generated from operating activities:
Depreciation	726,746	357,352
Amortization	952,486	462,312
Share based payment obligations	5,283	9,328
	10,837,058	13,640,848
Changes in asset and liability items:
Increase in trade and other receivables	(6,292,531)	(12,166,418)
Decrease in deferred lease incentives	(49,795)	(104,846)
(Decrease)/increase in trade and other payables	(2,806,883)	10,694,548
(Decrease)/increase in employee benefits	(341,541)	55,116
Income tax paid	(168,776)	(454,761)
Net cash generated from operating activities	1,177,533	11,664,487

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(390,320)	(1,426,653)
Purchase and development of intangible assets	(2,372,435)	(1,744,848)
Increase in long term deposits	-	(3,687)
Net cash used in investing activities	(2,762,755)	(3,175,188)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issue of ordinary shares	-	34,560
Finance costs	(274,195)	(68,060)
Dividends paid	-	(6,000,000)
Net cash used in financing activities	(274,195)	(6,033,500)

Net (decrease)/increase in cash and cash equivalents	(1,859,418)	2,455,799
Cash and cash equivalents at beginning of period	9,896,813	10,949,013
Exchange (losses)/gains on cash and cash equivalents	(906,082)	516,077
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF PERIOD	7,131,313	13,920,889

The accompanying notes form an integral part of these condensed consolidated interim financial statements.

F/B-6

PARAGONEX LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

NOTE 1 – GENERAL INFORMATION

Nature of operations

ParagonEX Limited (the “Company”), was incorporated in the British Virgin Islands and commenced its operations on February 12, 2008. The Company has located its headquarters in the Isle of Man.

The Company and its subsidiaries (the “Group”) are engaged in the development, production and marketing of an advanced trading platform for the online trading industry, particularly operators of consumer-facing CFD and Forex trading offerings. The Group receives and transmits trades from companies in the online trading industry for execution on the Group’s electronic trading platform and provides the liquidity necessary to execute the trades. The Group also provides sales & support services for companies in the online forex industry.

The material subsidiaries of the Group, which are all 100% owned, are as follows:

•	Hexagon Technologies Ltd, located in Israel
•	Toyga Media Ltd, located in Israel
•	Toyga Online Ltd, located in Israel
•	Urom Support Srl (formerly LPH Marketing Srl), located in Romania
•	Paragonex UK Ltd, located in UK
•	PX Exchange Ltd, located in Belize
•	Tianjin Fu Yi Marketing Management Consulting Co. Ltd, located in China
•	NGJ Limited, located in the Isle of Man
•	UPL Marketing Sp z.o.o., located in Poland.
•	Capi tech LLC, located in Ukraine.

These condensed consolidated interim financial statements were approved and authorized for issue by the Company on January 11, 2019.

Significant changes in the current reporting period

On May 21, 2018, the Group executed a cost reduction plan including closing of branches in Poland, Romania and Ukraine, R&D personnel was reduced by 50% and call center personnel was reduced by approximately 35%. Except for the decrease in the employee’s benefits liability there is no material impact on the statement of financial position. The company expects short and long term cost savings and higher profitability.

NOTE 2 – BASIS OF PREPARATION OF HALF-YEAR REPORT

This condensed consolidated interim financial report for the half-year reporting period ended June 30, 2018 has been prepared in accordance with Accounting Standard IAS 34 Interim Financial Reporting.

The interim report does not include all the notes of the type normally included in an annual financial report. Accordingly, this report is to be read in conjunction with the annual report for the year ended

December 31, 2017.

The accounting policies adopted are consistent with those of the previous financial year and corresponding interim reporting period, except for the adoption of new and amended standards as set out below.

F/B-7

PARAGONEX LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

NOTE 2 – BASIS OF PREPARATION OF HALF-YEAR REPORT (cont.)

a.	New and amended standards and interpretations adopted by the Group

A number of new international standards, amendments or interpretations that are effective for the first time for the financial year beginning on or after January 1, 2018 that have had an effect on the consolidated financial statements of the Group.

i.	IFRS 9 Financial Instruments

IFRS 9 addressed the classification, measurement and derecognition of financial assets and financial liabilities, introduced new rules for hedge accounting and a new impairment model for financial assets.

The Group's financial assets are classified as loans and receivables, so there has been no impact on the classification of these financial assets.

The new impairment model requires the recognition of impairment provisions based on expected credit losses ("ECL") rather than only incurred credit losses as is the case under IAS 39. It applies to the Group's financial assets classified at amortised cost and any contract assets under IFRS 15 Revenue from Contracts with Customers. The increase in the Group’s loss allowance for trade receivables at 1 January 2018 and 1 January 2017 had no material impact on the Group’s retained earnings.

The Group has applied the new rules retrospectively from its effective date of January 1, 2018, with the practical expedients permitted under the standard. Comparatives for 2017 have not been restated.

The revised accounting policy is shown in note 2c.

ii.	IFRS 15 Revenue from Contracts with Customers

IFRS 15 is a new standard for the recognition of revenue, based on the principle that revenue is recognized when control of a good or service transfers to a customer.

Management has assessed the effects of applying the new standard on the Group’s financial statements and does not believe that the impact is material.

The Group adopted the new standard using the modified retrospective approach, which means that that comparatives for 2017 are not restated. There was no material cumulative impact of the adoption to be recognised in retained earnings as at January 1, 2018.

The revised accounting policy is shown in note 2d.

F/B-8

PARAGONEX LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

NOTE 2 – BASIS OF PREPARATION OF HALF-YEAR REPORT (cont.)

b.	New and amended standards and interpretations not yet adopted

A number of new standards and amendments to standards and interpretations are effective for annual periods beginning on or after January 1, 2019, and have not been applied in preparing these condensed consolidated financial statements. The new standard with a significant impact on the Group is as follows.

IFRS 16 Leases

IFRS 16 was issued in January 2016. It will result in almost all leases being recognized on the consolidated statement of financial position, as the distinction between operating and finance leases is removed. Under the new standard, an asset (the right to use the leased item) and a financial liability to pay rentals are recognized. The only exceptions are short-term and low-value leases.

The standard will primarily affect the accounting for the Group’s operating leases. As at the reporting date, the Group has non-cancellable operating lease commitments of USD 1,684,478. The Group estimates that approximately 10% of these relate to payments for short-term and low value leases which will be recognized on a straight-line basis as an expense in profit or loss.

However, the Group has not yet assessed what other adjustments, if any, are necessary, for example because of the change in the definition of the lease term and the different treatment of variable lease payments and of extension and termination options. It is therefore not yet possible to estimate the amount of right-of-use assets and lease liabilities that will have to be recognized on adoption of the new standard and how this may affect the Group’s profit or loss and classification of cash flows going forward.

The standard is mandatory for financial years commencing on or after January 1, 2019. The Group does not intend to adopt the standard before its effective date. The Group intends to apply the simplified transition approach and will not restate comparative amounts for the year prior to first adoption.

c.	Financial assets

The group currently holds financial assets classified as loans and receivables and at fair value through profit or loss. From January 1, 2018, management determines the classification of its financial assets at initial recognition depending on the company’s business model for managing the financial assets and the contractual terms of the cash flows.

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. The company’s business model for managing these financial assets is for the collection of the contractual cash flows, which solely represent payments of principal and interest. They are included in current assets, except for maturities greater than 12 months after the end of the reporting period, which are classified as non-current assets. The Group’s loans and receivables comprise ‘long term deposits’, ‘trade and other receivables’ (excluding prepayments, contract assets and net financial derivative open positions) and ‘cash and cash equivalents’ in the consolidated statement of financial position.

Financial instruments at fair value through profit or loss comprise ‘net financial derivative open positions’ due from customers within ‘trade and other receivables’ in the consolidated statement of financial position

Regular purchases and sales of financial assets are recognized on the date on which the group commits to purchase or sell the asset. Loans and receivables are initially recognized at fair value plus transaction costs and subsequently carried at amortised cost using the effective interest method. Financial instruments at fair value through profit or loss are carried at fair value, with net gains and losses recognised within ‘trading income from receiving and transmitting trades’.

F/B-9

PARAGONEX LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

NOTE 2 – BASIS OF PREPARATION OF HALF-YEAR REPORT (cont.)

c.	Financial assets (cont.)

Financial assets are derecognized when the rights to receive cash flows from the investments have expired or have been transferred and the Group has transferred substantially all risks and rewards of ownership.

Financial assets and liabilities, including trade receivables, payables to customers and financial derivative open positions, are offset and the net amount reported in the statement of financial position when there is a legally enforceable right to offset the recognized amounts with the same counterparty and there is an intention to settle on a net basis with that counterparty or realise the asset and settle the liability simultaneously.

From January 1, 2018, the Group assesses on a forward looking basis the expected credit losses associated with its loan and receivables. The impairment methodology applied depends on whether there has been a significant increase in credit risk. For trade receivables, the Group applies the simplified approach permitted by IFRS 9, which requires expected lifetime losses to be recognized from initial recognition of the receivables. The carrying amount of the asset is reduced and the amount of the loss is recognized in the consolidated statement of comprehensive income.

The carrying amount of the Group’s financial instruments, including cash equivalents, accounts payable and accrued liabilities approximate their fair value, due to their short maturities.

d.	Revenue recognition

‘Net financial derivative open positions’ are carried at fair value through profit or loss and gains and losses arising on this valuation are recognised within ‘trading income from receiving and transmitting trades’ up to the point that the deal closes.

Software licensing revenue arises from access to the Group’s intellectual property, being the Group’s electronic trading platform. This represents performance obligations satisfied over time, therefore revenue is recognized over the contract period on a straightline basis.

Revenue from providing marketing, sales and support services is recognized in the accounting period in which the services are rendered, as the customer simultaneously receives and consumes the benefits provided by the Group as the Group performs the services.

Revenue is measured at the fair value of the transaction price which represents the amounts receivable net of discounts, rebates and purchase taxes. The Group does not generally provide multiple services in a single contract.

The estimated cost of customer promotions and bonuses are deducted from revenue. Variable consideration is included in the transaction price at the Group’s best estimate and is included in revenue to the extent it is highly probable that there will be no significant reversal of the cumulative amount of revenue when any pricing uncertainty is resolved. Variable consideration is recognized as a reduction of revenue when (or as) the later of either of the following events occurs:

•	the Group recognizes revenue for the transfer of the related goods or services to the customer; and
•	the Group pays or promises to pay the consideration (even if the payment is conditional on a future event).

Accumulated experience and contractual terms are used to estimate and provide for the customer promotions, bonuses and rebates, using the expected value method.

F/B-10

PARAGONEX LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

NOTE 2 – BASIS OF PREPARATION OF HALF-YEAR REPORT (cont.)

e.	Going-concern basis

The Group meets its day-to-day working capital requirements through its bank facilities. The current economic conditions continue to create challenges in the level of revenue and financing for the foreseeable future. The Group’s forecasts and projections, taking account of reasonably possible changes in trading performance, show that the Group should be able to operate within the level of its current facilities. After making enquiries, the directors have a reasonable expectation that the Group has adequate resources to continue in operational existence for at least twelve months from the date of approval of the financial statements. Having reassessed the principal risks, the directors considered it appropriate to adopt the going concern basis of accounting in preparing its condensed interim financial statements.

NOTE 3 – REVENUE

	6 months ended June 30
	2018	2017
	(Unaudited)	(Unaudited)
	U.S. dollars
Marketing, sales and support services	20,254,969	17,476,530
Trading income from receiving and transmitting trades	11,552,710	15,394,075
Software licensing	30,000	411,238
Other	112,607	197,358
	31,950,286	33,479,201

Trading income from receiving and transmitting trades are shown net of the cost of customer promotions and bonuses of USD 8,871,007 (June 2017: USD 8,903,100) and rebate expenses of USD 45,460,667 (June 2017: 36,910,555). Trading income from receiving and transmitting trades includes net gains on financial derivative open positions of USD 2,324,725 (2016: USD 1,735,596).

NOTE 4 – DIVIDEND PAID

A dividend of USD 6,000,000 that relates to the period to December, 31 2016 was paid in April 2017. A further dividend of USD 6,000,000 was declared and approved subsequent to the period end, in August 2017. This last dividend was not recognized as a liability to shareholders in the interim financial information. It was recognized in shareholders’ equity in the year to December 31, 2017.

NOTE 5 – SHARE BASED PAYMENTS

The weighted average fair value of options granted during the period was USD 2,032 (2017: USD 2,032) per option. The significant inputs into the model were weighted average share price of USD 1,302 at the grant date, exercise price, volatility of 50%. The volatility measured at the standard deviation of continuously compounded share returns is based on statistical analysis of share prices over the last three years and compared to public companies with similar characteristics. Share price is based on the investments rounds, an expected option life of 4 years and an annual risk-free interest rate of 1.84%. The total expenses recognized in the 6 months ended June 30, 2018 was USD 5,283 (June 2017: USD 9,328).

F/B-11

PARAGONEX LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

NOTE 6 – SHAREHOLDERS’ EQUITY

	June 30,	December 31,
	2018	2017
	(Unaudited)	(Audited)
	U.S. dollars
Authorized:
50,000 ordinary shares of USD 0.01 par value	500	500

Issued, allotted and fully paid:
44,132 (2017: 43,914) ordinary shares of USD 0.01 par value	441	439

Outstanding warrants in issue:
66 (2017: 66) warrants to purchase ordinary shares at an exercise price of USD 0.01 per share	1	1

Outstanding options in issue:
2,379 (2017: 2,046) options to purchase ordinary shares at a weighted average exercise price of USD 1,302 (2017: USD 1,108) per share	3,174,313	2,265,953

F/B-12

PARAGONEX LIMITED

NOTES TO CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

NOTE 7 – SUBSEQUENT EVENTS

a.	Acquisition agreement

On December 18, 2018 the Company, Brookfield Interactive (Hong Kong) Ltd. and MICT, Inc. (“MICT”) signed an acquisition agreement, the key terms of which are as follows:

•	Global Fintech Holdings Ltd. (“GFH”) successfully raised USD 23.5 million at USD 1.65 per share to fund the transaction (the "GFH Financing").
•	BNN Technology PLC, a 15% stockholder in MICT and majority stockholder of Brookfield Interactive (HK) Ltd., will commence a tender offer to purchase up to 20% of the issued and outstanding shares of MICT's common stock, not already owned by it within 15 business days at a price of USD 1.65 per share, in order to increase its ownership percentage of MICT to a maximum of 35% (assuming full participation in the tender offer).
•	MICT and GFH will complete a merger whereby MICT will become a wholly-owned subsidiary of GFH.
•	Brookfield Interactive (HK) Ltd. shareholders will transfer to GFH all of the issued and outstanding shares of Brookfield Interactive (HK) Ltd., resulting in Brookfield Interactive (HK) Ltd. becoming a wholly-owned subsidiary of GFH.
•	The Company’s shareholders will transfer all of the issued and outstanding shares of the Company to GFH, resulting in the Company becoming a wholly-owned subsidiary of GFH.
•	Share options in the Company became subject to either accelerated vesting or cancellation.
•	At or within 60 days of the applicable record date, GFH will spin off MICT's interest in Micronet Ltd., a partially owned subsidiary traded on the Tel Aviv Stock Exchange under the ticker MCRNL, to its shareholders who retain shares of MICT after the tender offer.

In connection with the above agreement, at closing, the parties will receive the following approximate consideration:

•	Investors in the GFH Financing (assuming a USD 25 million raise) - 15,151,515 ordinary shares of GFH, representing approximately 8.83% of GFH.
•	MICT Shareholders (other than BNN Technology PLC's current ownership, and assuming that no shares of MICT are sold in the tender offer) - 9,048,077 ordinary shares of GFH, representing approximately, 5.27% of GFH.
•	Brookfield Interactive (HK) Ltd. Shareholders - 58,898,810 ordinary shares of GFH, representing approximately 34.37% of GFH.
•	ParagonEX Limited Shareholders - (a) USD 25 million in cash, (b) a senior unsecured note in the principal amount of USD 10 million and (c) 86,382,373 ordinary shares of GFH, representing approximately 50.36% of GFH.
•	ParagonEX Limited Founders - 2,000,000 ordinary shares of GFH, representing approximately, 1.17% of GFH.

All of the shares to be issued by GFH are valued at USD 1.65 per share, representing a GFH equity valuation of approximately USD 283 million.

b.	Class action

On August 29, 2018, a motion was submitted by a former employee of the Group (the "Plaintiff"), for the approval of his lawsuit as a class action (the "Motion"). The Plaintiff's personal claim is for the total amount of USD 3,623. The class action claim is for a total amount of USD 13,000,750. The preliminary hearing is scheduled for January 24, 2019. In light of this initial stage of the proceedings, it is too early to estimate the chances of the motion succeeding or otherwise.

F/B-13

BNN

TECHNOLOGY PLC

Consolidated Financial Statements

as of and for the two years ended 31 December 2017 and 2016

BNN Technology Plc
Audited historical consolidated financial statements as of and for the years end 31 December 2017 and 2016
Report of independent auditors	F/C-2
Consolidated income statements	F/C-4
Consolidated statements of comprehensive income	F/C-5
Consolidated balance sheets	F/C-6
Consolidated statements of changes in equity	F/C-7
Consolidated cash flow statements	F/C-8
Notes to the consolidated financial statements	F/C-9

F/C-1

Independent Auditor’s Report

Board of Directors

BNN Technology Plc

Knutsford, United Kingdom

We have audited the accompanying consolidated financial statements of BNN Technology Plc and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2017 and 2016 and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BNN Technology plc and its subsidiaries as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

F/C-2

Emphasis of Matter Regarding Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Other Matter

The consolidated financial statements as of December 31, 2016 have been restated due to the correction of errors and review of certain accounting practices related to the issues described in Note 5 to the consolidated financial statements.

/s/ BDO LLP

BDO LLP

Manchester, United Kingdom

4 February 2019

F/C-3

Consolidated Income Statement

For the years ended 31 December

		Restated (see note 5)
	Note	2017	2016
		£'000	£'000

Continuing Operations
Revenue	6	7,137	2,164
Cost of sales		(5,352)	(1,296)
Gross Profit		1,785	868
Research and development expenses		(1,358)	(608)
Sales and marketing expenses		(1,553)	(348)
Administrative expenses		(18,224)	(10,123)
Aborted listing fees	8	(655)	(677)
Corporate governance investigation	8	(1,381)	-
Release/(Provision) against Chinese VAT receivable	8	146	(1,323)
Contract termination fee	8	(309)	-
Operating loss		(21,549)	(12,211)
Share of results of associates	17	(350)	(812)
Finance costs	10	(2,434)	(1,739)
Loss before tax		(24,333)	(14,762)
Tax	11	-	-
Loss for the year from continuing operations		(24,333)	(14,762)
Discontinued Operations
Loss for the year from discontinued operations	12	(7,572)	(7,258)
Loss for the year	7	(31,905)	(22,020)
Attributable to:
Owners of the Company		(31,872)	(21,872)
Non-controlling interests	16	(33)	(148)
		(31,905)	(22,020)

The notes form part of these consolidated financial statements

F/C-4

Consolidated Statement of Comprehensive Income

For the years ended 31 December

	Restated (see note 5)
	2017	2016
	£'000	£'000

Loss for the year	(31,905)	(22,020)
Items that may be reclassified subsequently to profit or loss:
Exchange differences on translation of foreign operations	569	(1,424)
Income tax relating to items that may be reclassified subsequently to profit or loss	-	-
Total comprehensive loss for the year	(31,336)	(23,444)

Attributable to:
Owners of the Company	(31,303)	(23,318)
Non-controlling interests	(33)	(126)
	(31,336)	(23,444)

The notes form part of these consolidated financial statements

F/C-5

Consolidated Balance Sheet

As at

			Restated (see note 5)	Restated (see note 5)
	Note	31 December 2017	31 December 2016	1 January 2016
		£'000	£'000	£'000

Non-current assets
Goodwill	13	4,022	4,383	3,919
Other intangible assets	14	377	949	192
Property, plant and equipment	15	747	754	383
Investments in associates	17	5,773	6,322	5,218
Other investments	18	2,275	2,342	-
Other receivables	20	-	7,600	-
		13,194	22,350	9,712

Current assets
Inventories	19	169	5	19
Trade and other receivables	20	16,657	13,685	4,449
Cash and cash equivalents	26	20,721	28,143	4,028
		37,547	41,833	8,496
Total assets		50,741	64,183	18,208

Current liabilities
Trade and other payables	21	2,906	7,401	4,813
Borrowings	22	16,551	6,110	-
		19,457	13,511	4,813
Net current assets		18,090	28,322	3,683

Non-current liabilities
Borrowings	22	-	13,564	5,978
		-	13,564	5,978
Total liabilities		19,457	27,075	10,791
Net assets		31,284	37,108	7,417

Equity
Share capital	24	23,861	20,527	14,431
Share premium account	25	87,130	65,394	22,432
EBT reserve	25	(222)	(222)	(222)
Accumulated deficit	25	(79,582)	(48,721)	(29,480)
Equity attributable to owner of the Company		31,187	36,978	7,161
Non-controlling interests	16	97	130	256
Total equity		31,284	37,108	7,417

The financial statements of BNN Technology PLC were approved by the Board of Directors and authorised for issue on 4th February 2019.

Signed on behalf of the Board of Directors

/s/ M Hanson

M Hanson

Non-Executive Chairman

The notes form part of these consolidated financial statement

F/C-6

Consolidated Statement of Changes in Equity

For the years ended 31 December

		Share Capital	Share premium account	EBT reserve	Accumulated deficit	Equity attributable to the owners of the Company	Non- controlling interest	Total equity
Balance at 31 December 2015 (Initially reported)		14,431	22,432	(575)	(29,940)	6,348	256	6,604
Restatement for prior periods	F	-	-	353	460	813	-	813
Balance at 1 January 2016 (restated)		14,431	22,432	(222)	(29,480)	7,161	256	7,417

Balance at 31 December 2016 (Initially reported)		20,527	65,394	(575)	(45,353)	39,993	130	40,123
Hangzhou consolidation	A	-	-	-	(192)	(192)	-	(192)
P11D provision	B	-	-	-	(200)	(200)	-	(200)
Xinhua accrual	C	-	-	-	(1,791)	(1,791)	-	(1,791)
Director Bonus	D	-	-	-	(307)	(307)	-	(307)
Input sales tax provision	E	-	-	-	(1,338)	(1,338)	-	(1,338)
Settlement of Contingent Consideration	F	-	-	353	460	813	-	813
Balance at 31 December 2016 (restated)		20,527	65,394	(222)	(48,721)	36,978	130	37,108

The notes form part of these consolidated financial statements

F/C-7

Consolidated Cash Flow Statement

For the years ended 31 December

		Restated (see note 5)
	Note	2017	2016
		£'000	£'000
Net cash used in operating activities	26	(23,457)	(16,769)

Investing activities:
Purchases of property, plant and equipment	15	(570)	(572)
Investment in associate		-	(1,136)
Other investments	18	(677)	(2,212)
Purchase of other intangible assets		(809)	(865)
Reduction/(increase) to restricted cash deposits	20	630	(14,211)
Net cash used in investing activities		(1,426)	(18,996)

Financing activities:
Net proceeds from issue of shares	24	18,954	48,341
Proceeds from borrowings	22	4,612	11,387
Repayment of borrowings	22	(5,827)	-
Net cash generated by financing activities		17,739	59,728

Net (decrease)/increase in cash and cash equivalents		(7,144)	23,963
Cash and cash equivalents at the beginning of the year	26	28,143	4,028
Effect of foreign exchange rate changes		(278)	152
Cash and cash equivalents at the end of the year	26	20,721	28,143

The notes form part of these consolidated financial statements

F/C-8

Notes to the Consolidated Financial Statements

1.	Statement of Directors’ Responsibilities

The Directors are responsible for preparing these special purpose consolidated financial statements for BNN Technology PLC and its subsidiaries (together “the Group”) as at 31 December 2017 and 2016 and for each of the two years in the period ended 31 December 2017, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

The Directors are responsible for keeping proper accounting records that disclose with reasonable accuracy at any time the financial position of the Group, and for identifying and ensuring that the Group complies with the law and regulations applicable to their activities. They are also responsible for safeguarding the assets of the Group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

The Directors confirm that suitable accounting policies have been used and applied consistently for the periods presented. They also confirm that reasonable and prudent judgments and estimates have been made in preparing these special purposes consolidated financial statements and that applicable accounting standards have been followed.

2.	Basis of preparation and liquidity

Special purpose financial statements

BNN Technology PLC (the “Company” or “BNN”) is a company domiciled in England and Wales. The Company was incorporated on 19 June 2008. The address of the registered office is First Floor Mallory House, Goostrey Way, Mobberley, Knutsford, Cheshire, United Kingdom.

These special purpose consolidated financial statements of BNN have been prepared by the Directors for purposes of inclusion in filings to be made with the United States Securities and Exchange Commission as a consequence of the proposed transaction disclosed in Note 31 Subsequent Events and therefore they do not constitute the statutory consolidated financial statements of the Group within the meaning of Section 434 of the United Kingdom Companies Act 2006. Copies of the annual statutory consolidated and separate financial statements of the Group and Company can be obtained from the Registrar at Companies House in the United Kingdom.

BNN prepared statutory group financial statements under International Financial Reporting Standards as adopted by the European Union for each of the years ended 31 December 2017 and 31 December 2016, respectively, which have each been filed with the United Kingdom Registrar of Companies. The statutory accounts for the year ended 31 December 2017 have been reported on by BNN’s independent auditor, BDO LLP, under applicable law in the United Kingdom and International Standards on Auditing (United Kingdom). The statutory accounts for the year ended 31 December 2016 have been reported on by BNN’s independent auditor, Deloitte LLP, under applicable law in the United Kingdom and International Standards on Auditing (United Kingdom and Ireland). The Independent Auditor’s Report of BDO LLP on the Statutory Financial Statements for 2017 was unqualified and did not contain a statement under s498(2) or s498(3) of the United Kingdom Companies Act 2006. The Independent Auditor’s Report of Deloitte LLP on the Statutory Financial Statements for 2016 was unqualified and did not contain a statement under s498(2) or s498(3) of the United Kingdom Companies Act 2006.

Nature of operations

The Group is engaged in the business of providing online lottery ticket sale and the mobile phone top-up market. The Group provides a one stop B2B technology solution for many of its lottery centre clients, responsible for the operation of the lottery centre websites, development and provision of cutting edge content, marketing and promotional activities as well as providing Self-Service Terminals.

F/C-9

The Group has historically developed highly scalable B2B technology platforms for the lottery industry in China capable of processing millions of transactions. The Group’s B2B technology platforms were initially focused on the lottery market but have since expanded into new verticals. Among such platforms, the Group has built and launched a B2C tele-draw lottery platform for the Shanghai and Guangxi Welfare lottery centers.

The Group also has a B2B platform in Beijing that interfaces and processes transactions between lottery centres and the main Chinese portals such as Taobao.

The Group also currently has a strategic joint venture with the Heilongjiang Sports Bureau, which is responsible for all sports lottery activities in Heilongjiang province of China.

Going concern

Although no longer in the development stage, the Company continues to be subject to risks and challenges similar to other companies in a comparable stage of development. These risks include, but are not limited to, dependence on key individuals, successful development, marketing and branding of services, the ability to obtain adequate financing to support growth, and competition from larger companies with greater financial, technical, management and marketing resources.

The Group has incurred substantial and negative cash flows from operations in every fiscal period since inception. For the year ended 31 December 2017, the Group incurred a loss for the year of £31.9 million (2016: £22.0 million) and negative cash flows from operations of £23.5 million (2016: £16.8 million). As of 31 December 2017, the Group had an accumulated deficit of £79.6 million (2016: £48.7 million).

During 2018, the management team presented short-term and medium-term plans which included the reduction in the previous heavy cost of technology investment; a refocus of the business on its significant core strengths; and, and a strategy to grow revenue streams more quickly at higher margins and on a lower cost base.

The new short-term strategy to increase shareholder value and significantly improve the return on capital employed focused on the following key areas:

•	Concentrating on the Group’s core lottery business; particularly in relation to developing revenue opportunities based on the Group’s leading-edge technology and content provision in the sector, the key benefits of which are beginning to crystallise in the second half of 2018.
•	Headcount has been reduced in the Chinese operation from 400 to 120 in 2018, and the benefits of this and other cost reduction measures are becoming evident in the second half of 2018 and will fully crystallise by Q4 2018.
•	As well as reducing the cost base of operations in China, the Board has also terminated the Company’s funding of non-core activities and entities in China (See Note 12 and Note 31). The level of cash flows from discontinued operations were £3,319 thousand in 2017 and £7,258 thousand in 2016 (Note 12).
•	Identify acquisition targets that could meet the Group’s current and anticipated data technology requirements and therefore accelerate its growth and expansion. On 18 December 2018 the Group entered into a conditional agreement to enter into a business combination with MICT Inc. and ParagonEx limited, which upon completion management believe will substantially improve the financial health of the business. (See Note 31)
•	As part of the transaction the board have had discussions with the holders of the £6.0 million convertible notes who have agreed to defer the repayment of the notes to 14 January 2021. It is a condition of such deferral that on completion of the corporate transaction, the Group will novate the convertible notes to the acquiring company.
•	On 23 October 2018, BNN Technology plc have repaid the Everbright bank loan plus interest of £7.6 million. As a result, restricted cash balance of £7.6 million which was held as a security by Everbright bank in Hong Kong has been released. (See Note 31).

F/C-10

•	The Board has significantly reduced the UK cost base in the second half of financial year 2018 by reducing headcount and controlling the cost base. This includes exiting leases for serviced offices where possible. No cancellation fees were payable and no dilapidation costs were incurred.

Management believe that significant progress has been made during 2018 and 2019 given the savings made after the year end through the initiatives detailed above. The Company, however, continues to face significant risks associated with successful execution of its strategy. These risks include, but are not limited to technology and development, Chinese lottery regulations and market acceptance of new services, changes in the marketplace, liquidity, competition from existing and new competitors which may enter the marketplace and retention of key personnel.

The Company may need additional funds for promoting new services and working capital required to support increased sales.

There can be no assurance, however, that such financing would be available when needed, if at all, or on favourable terms and conditions. If results of operations for 2018 and 2019 do not meet management's expectations, or additional capital is not available, or management are unable to close the proposed transaction successfully, then management believes it has the ability to continue to reduce certain expenditures.

The precise amount and timing of the funding needs cannot be determined accurately at this time, and will depend on a number of factors, including the market demand for the Company's services, the quality of development efforts, management of working capital, and continuation of normal payment terms and conditions for purchase of services. The Company is uncertain whether its cash balances and cash flow from operations will be sufficient to fund its operations for the next twelve months from the date of approval of these financial statements. If the Company is unable to substantially increase revenues, reduce expenditures, or otherwise generate cash flows for operations, then the Company will need to raise additional funding to continue as a going concern.

Basis of preparation

The principal accounting policies adopted in the preparation of the consolidated financial statements are set out in Note 3. The policies have been consistently applied to all of the years presented, unless otherwise stated.

The consolidated financial statements are presented in Pounds Sterling, which is also the Parent’s functional currency. The functional currency of the subsidiaries is Chinese Renminb (RMB).

Amounts are rounded to the nearest thousand, unless otherwise stated.

These financial statements have been prepared in accordance with International Financial Reporting Standards, International Accounting Standards and Interpretations as issued by the International Accounting Standards Board and as adopted by the International Accounting Standards Board (collectively IFRSs).

The preparation of financial statements in compliance with IFRS requires the use of certain critical accounting estimates. It also requires Group management to exercise judgment in applying the Group's accounting policies. The areas where significant judgments and estimates have been made in preparing the financial statements and their effect are disclosed in note 4.

Restatement and reclassification of previously issued financial statements

The Board of Directors have concluded that the Company should restate its historical financial statements in respect of the fiscal year 2016 (collectively, the “Restatement Period"). The directors have assessed the accounting policies as well as the presentation and accounting for certain transactions in the financial statements and has concluded that it was necessary to restate previously issued financial statements for the correction of errors and certain other reclassifications in accordance with IAS 8 - Accounting Policies, Changes in Accounting Estimates and Errors, as well as relating to discontinued operations that occurred in 2017 and 2018.

F/C-11

The 2016 financial statements, including opening balances, are therefore being restated for the correction of the following errors:

- Hangzhou consolidation

- Payroll Taxes provision

- Xinhua accrual

- Director Bonus

- Input sales tax provision

- Settlement of Contingent Consideration

In addition, the Company during 2017 evaluated the Xinhau News Mobile App and related business channels and concluded that the business line no longer coincided with the strategic direction of the Company, and terminated all contracts with Xinhau, which has been deemed by management to be a discontinued operation (See note 12 Discontinued Operations). Such comparative amounts for financial year 2016 have therefore also been reclassified to disclose such amounts in accordance with IFRS 5 Non-current Assets Held for Sale and Discontinued Operations.

In addition, as disclosed in Note 31 Subsequent Events, during the first six-months of 2018 the Company disposed of its interest in three entities:

A) Beijing Hulian YiCai Technology Development Co., Limited

B) Hulian Xincai Information Technology Co. Ltd

C) Hulian Xincai Hangzhou Sport Culture Communication Ltd.

From 4 April 2018 the Group's proportion of ownership interest held and voting power held in all above companies is 0%.

These were deemed to meet the definition of discontinued operations under IFRS 5 as they all were separate major line of business and operated within their own geographical area.

As these special purpose financial statements are being included in a filing with the United States Securities and Exchange Commission, retrospective reclassification of all prior periods to be reported in the filing is required to reflect the impact of the results of the component as discontinued operations, which is also being disclosed in the separately presented interim financial statements as of 30 June 2018 in the filing.

The restatements and reclassifications are presented and described in further detail in Note 5 to the consolidated financial statements.

3.	Significant accounting policies

Basis of accounting

The financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board and as adopted by the European Union.

New standards, interpretations and amendments effective from 1 January 2017

In the current year, the Group has applied a number of amendments to IFRSs issued by the International Accounting Standards Board (IASB) that are mandatorily effective for an accounting period that begins on or after 1 January 2017, as summarised below. Their adoption has not had any material impact on the disclosures or on the amounts reported in these financial statements.

F/C-12

•	Amendments to IAS 7 'Statement of Cash Flows': Disclosure Initiative

•	Amendments to IAS 12' Income Taxes': Recognition of Deferred Tax Assets for Unrealised Losses

•	Annual Improvements to IFRSs 2014-2016 Cycle: IFRS 12' Disclosure of interests in other entities'

These special purpose financial statements also apply IFRS 9 'Financial Instruments' (IFRS 9) and IFRS 15 'Revenue from Contracts with Customers' (IFRS 15). As these special purpose financial statements are being included in a filing with the United States Securities and Exchange Commission, retrospective adoption of prior periods to be reported in the filing is required to reflect the impact of the results of adoption of these new accounting standards, and the adoption of IFRS 9 and IFRS 15 which are also being disclosed in the separately presented interim financial statements as of 30 June 2018 in the filing, as explained further below.

IFRS 9

In July 2014, the IASB issued the final version of IFRS 9 Financial Instruments, or IFRS 9, that replaces IAS 39 Financial Instruments: Recognition and Measurement and all previous versions of IFRS 9. IFRS 9 brings together all three aspects of the accounting for financial instruments project: classification and measurement, impairment and hedge accounting. IFRS 9 is effective for annual periods beginning on or after January 1, 2018, with early application permitted. Except for hedge accounting, retrospective application is required but providing comparative information is not compulsory. For hedge accounting, the requirements are generally applied prospectively, with some limited exceptions.

IFRS 9 requires us to record expected credit losses on all of our debt securities, loans and trade receivables, either on a 12-month or lifetime basis. We have applied the simplified approach and record lifetime expected losses on all trade receivables.

We have adopted the new standard as at 1 January 2018 given these are special purpose financial statements. The lifetime expected losses are determined based on a provision matrix applied to the each of the trade receivable aging buckets. We have finalised the provision matrix and it has not had any significant impact on our balance sheet and equity.

IFRS 15

IFRS 15 Revenue from Contracts with Customers, or IFRS 15, was issued in May 2014 and establishes a five-step model to account for revenue arising from contracts with customers. Under IFRS 15, revenue is recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer.

The standard provides a single, principles based five step model to be applied to all contracts with customers as follows:

•	Identify the contract(s) with a customer;

•	Identify the performance obligations in the contract;

•	Determine the transaction price;

•	Allocate the transaction price to the performance obligations in the contract; and

•	Recognize revenue when (or as) the entity satisfies a performance obligation.

The new revenue standard has superseded all current revenue recognition requirements under IFRS. We have adopted the new standard on the required date as at 1 January 2018. We have performed an impact assessment as a result of applying IFRS 15.

F/C-13

The Business generates its revenue by sale of lottery tickets, and under IAS 18 revenue was recognised at a point in time. Under IFRS 15 the group will continue to satisfy its performance obligation as at the point of sale of the lottery ticket. As such revenue will continue to be recognised under the same basis as IAS 18.

The transition method that has been applied is the modified retrospective method. As a result of the assessment, there was no impact on revenue which required an adjustment to the opening balance of retained earnings in 2016.

New standards, interpretations and amendments not yet effective

There are a number of standards and interpretations which have been issued by the International Accounting Standards Board that are effective in future accounting periods that the group has decided not to adopt early. The most significant of these is:

•	IFRS 16 ‘Leases’

IFRS 16 was issued in January 2016 and it replaces IAS 17 Leases, IFRIC 4 Determining whether an Arrangement contains a Lease, SIC-15 Operating Leases-Incentives and SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease. IFRS 16 sets out the principles for the recognition, measurement, presentation and disclosure of leases and requires lessees to account for all leases under a single on-balance sheet model similar to the accounting for finance leases under IAS 17. The standard includes two recognition exemptions for lessees – leases of ’low-value’ assets (e.g., personal computers) and short-term leases (i.e., leases with a lease term of 12 months or less). At the commencement date of a lease, a lessee will recognize a liability to make lease payments (i.e., the lease liability) and an asset representing the right to use the underlying asset during the lease term (i.e., the right-of-use asset). Lessees will be required to separately recognize the interest expense on the lease liability and the depreciation expense on the right-of-use asset. Lessees will be also required to remeasure the lease liability upon the occurrence of certain events (e.g., a change in the lease term, a change in future lease payments resulting from a change in an index or rate used to determine those payments). The lessee will generally recognize the amount of the remeasurement of the lease liability as an adjustment to the right-of-use asset. IFRS 16 is effective for annual periods beginning on or after January 1, 2019, subject to endorsement by the European Union. Early application is permitted, but not before an entity applies IFRS 15. A lessee can choose to apply the standard using either a full retrospective or a modified retrospective approach. The standard’s transition provisions permit certain reliefs. During 2018 we have assessed the potential effect of IFRS 16 on our consolidated financial statements. To see the volume of operating leases, please refer to Note 27. As discussed in Note 31, the majority of long term leases were exited at appropriate break clauses in 2018. No costs arose given all were exited at break clause or not renewed. For any remaining the following changes to lessee accounting are expected:

•	There is expected to be an increase in assets, specifically right-of-use assets will be recorded for assets that are leased by the Group; currently no lease assets are included on the Group’s Consolidated Statement of Financial Position for operating leases.

•	There is expected to be an increase in debt as liabilities will be recorded for future lease payments in the Group’s Consolidated Statement of Financial Position for the ‘reasonably certain’ period of the lease, which may include future lease periods for which the Group has extension options. Currently liabilities are generally not recorded for future operating lease payments, which are disclosed as commitments.

•	Lease expenses will be for depreciation of right-of-use assets and interest on lease liabilities; interest will typically be higher in the early stages of a lease and reduce over the term. Currently operating lease rentals are expensed on a straight-line basis over the lease term within operating expenses.

•	Operating lease cash flows are currently included within operating cash flows in the Consolidated Statement of Cash Flows; under IFRS 16 these will be recorded as cash flows from financing activities reflecting the repayment of lease liabilities (borrowings) and related interest.

F/C-14

The other standards, interpretations and amendments issued by the IASB and relevant for the Group, but not yet effective are not expected to have a material impact on the Group’s future consolidated financial statements.

The financial statements have been prepared on the historical cost basis except for certain financial instruments that are measured at fair values at the end of each reporting period. Historical cost is generally based on the fair value of the consideration given in exchange for the instruments.

Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Group takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date. Fair value for measurement and/or disclosure purposes in these consolidated financial statements is determined on such a basis, except for share-based payment transactions that are within the scope of IFRS 2, leasing transactions that are within the scope of IAS 17, and measurements that have some similarities to fair value but are not fair value, such as net realisable value in IAS 2 or value in use in IAS 36.

In addition, for financial reporting purposes, fair value measurements are categorised into Level 1, 2 or 3 based on the degree to which the inputs to the fair value measurements are observable and the significance of the inputs to the fair value measurement in its entirety, which are described as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date;

•	Level 2 inputs are inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly; and

•	Level 3 inputs are unobservable inputs for the asset or liability.

The principal accounting policies adopted are set out below.

Basis of consolidation

The consolidated financial statements incorporate the financial statements of the Company and entities controlled by the Company (its subsidiaries). Control is achieved when the Company:

•	has power over the investee;

•	is exposed or has rights to variable returns from its involvement with the investee; and

•	has the ability to use its power to affect its returns.

The Company reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control listed above. When the Company has less than a majority of the voting rights of an investee, it considers that it has power over the investee when the voting rights are sufficient to give it the practical ability to direct the relevant activities of the investee unilaterally.

The Company considers all relevant facts and circumstances in assessing whether or not the Company’s voting rights in an investee are sufficient to give it power, including:

•	the size of the Company’s holding of voting rights relative to the size and dispersion of holdings of the other vote holders;

•	potential voting rights held by the Company, other vote holders or other parties;

•	rights arising from other contractual arrangements; and

•	any additional facts and circumstances that indicate that the Company has, or does not have, the current ability to direct the relevant activities at the time that decisions need to be made, including voting patterns at previous shareholders’ meetings.

F/C-15

The results of subsidiaries acquired or disposed of during the year are included in the consolidated income statement from the effective date of acquisition or up to the effective date of disposal, as appropriate. Where necessary, adjustments are made to the financial statements of subsidiaries to bring the accounting policies used into line with those used by the Group. All intra-Group transactions, balances, income and expenses are eliminated on consolidation.

When the Group loses control of a subsidiary, the gain or loss on disposal is calculated as the difference between (i) the aggregate of the fair value of the consideration received and the fair value of any retained interest and (ii) the previous carrying amount of the assets (including goodwill), less liabilities of the subsidiary and any non-controlling interests. Amounts previously recognised in other comprehensive income in relation to the subsidiary are accounted for (i.e. Reclassified to profit or loss or transferred directly to accumulated deficit) in the same manner as would be required if the relevant assets or liabilities are disposed of. The fair value of any investment retained in the former subsidiary at the date when control is lost is regarded as the fair value on initial recognition for subsequent accounting under IFRS 9 Financial Instruments Recognition and Measurement or, when applicable, the costs on initial recognition of an investment in an associate or jointly controlled entity. Any material foreign exchanges at the date when control is lost are recognised in the consolidated income statement as incurred.

Business combinations

Acquisitions are accounted for using the acquisition method. The consideration for each acquisition is measured at the aggregate of the fair values (at the date of exchange) of assets given, liabilities incurred or assumed, and equity instruments issued by the Group in exchange for control of the acquiree. Acquisition-related costs are recognised in profit or loss as incurred.

Where applicable, the consideration for the acquisition includes any asset or liability resulting from a contingent consideration arrangement, measured at its acquisition-date fair value. Subsequent changes in such fair values are adjusted against the cost of acquisition where they qualify as measurement period adjustments (see below). All other subsequent changes in the fair value of contingent consideration classified as an asset or liability are accounted for in accordance with relevant IFRS. Changes in the fair value of contingent consideration classified as equity are not recognised.

The acquiree’s identifiable assets, liabilities and contingent liabilities that meet the conditions for recognition under IFRS 3(2008) are recognised at their fair value at the acquisition date, except that:

•	Deferred tax assets or liabilities and liabilities or assets related to employee benefit arrangements are recognised and measured in accordance with IAS 12 Income Taxes and IAS 19 Employee Benefits respectively;

•	Liabilities or equity instruments related to the replacement by the Group of an acquiree’s share-based payment awards are measured in accordance with IFRS 2 Share-Based Payments; and

•	Assets (or disposal Groups) that are classified as held for sale in accordance with IFRS 5 Non-Current Assets Held for Sale and Discontinued Operations are measured in accordance with that standard.

If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Group reports provisional amounts for the items for which the accounting is incomplete. Those provisional amounts are adjusted during the measurement period (see below), or additional assets or liabilities are recognised, to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the amounts recognised as of that date.

The measurement period is the period from the date of acquisition to the date the Group obtains complete information about facts and circumstances that existed as of the acquisition date and is subject to a maximum of one year.

F/C-16

Investments in associates

An associate is an entity over which the Group has significant influence and that is neither a subsidiary nor an interest in a joint venture. Significant influence is the power to participate in the financial and operating policy decisions of the investee but is not control or joint control over those policies.

The results and assets and liabilities of associates are incorporated in these financial statements using the equity method of accounting.

Under the equity method, investments in associates are carried in the consolidated balance sheet at cost as adjusted for post-acquisition changes in the Group’s share of the net assets of the associate, less any impairment in the value of individual investments. Losses of an associate in excess of the Group’s interest in that associate (which includes any long-term interests that, in substance, form part of the Group’s net investment in the associate) are recognised only to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of the associate.

Any excess of the cost of acquisition over the Group’s share of the net fair value of the identifiable assets, liabilities and contingent liabilities of the associate recognised at the date of acquisition is recognised as goodwill. The goodwill is included within the carrying amount of the investment and is assessed for impairment as part of that investment. Any excess of the Group’s share of the net fair value of the identifiable assets, liabilities and contingent liabilities over the cost of acquisition, after reassessment, is recognised immediately in profit or loss.

The requirements of IAS 36 are applied to determine whether it is necessary to recognise any impairment loss with respect to the Group’s investment in an associate. When necessary, the entire carrying amount of the investment (including goodwill) is tested for impairment in accordance with IAS 36 Impairment of Assets as a single asset by comparing its recoverable amount (higher of value in use and fair value less costs of disposal) with its carrying amount. Any impairment loss recognised forms part of the carrying amount of the investment. Any reversal of that impairment loss is recognised in accordance with IAS 36 to the extent that the recoverable amount of the investment subsequently increases.

The Group discontinues the use of the equity method from the date when the investment ceases to be an associate, or when the investment is classified as held for sale. When the Group retains an interest in the former associate and the retained interest is a financial asset, the Group measures the retained interest at fair value at that date and the fair value is regarded as its fair value on initial recognition in accordance with IFRS 9. The difference between the carrying amount of the associate at the date the equity method was discontinued, and the fair value of any retained interest and any proceeds from disposing of a part interest in the associate is included in the determination of the gain or loss on disposal of the associate. In addition, the Group accounts for all amounts previously recognised in other comprehensive income in relation to that associate on the same basis as would be required if that associate had directly disposed of the related assets or liabilities. Therefore, if a gain or loss previously recognised in other comprehensive income by that associate would be reclassified to profit or loss on the disposal of the related assets or liabilities, the Group reclassifies the gain or loss from equity to profit or loss (as a reclassification adjustment) when the equity method is discontinued.

Where a Group entity transacts with an associate of the Group, profits and losses are eliminated to the extent of the Group’s interest in the relevant associate.

Goodwill

Goodwill arising in a business combination is recognised as an asset at the date that control is acquired (the acquisition date). Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interest in the acquiree and the fair value of the acquirer’s previously held equity interest (if any) in the entity over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed.

Goodwill is not amortised but is reviewed for impairment at least annually. For the purpose of impairment testing, goodwill is allocated to each of the Group’s cash-generating units expected to benefit from the synergies of the combination.

F/C-17

Cash-generating units to which goodwill has been allocated are tested for impairment annually, or more frequently when there is an indication that the unit may be impaired. If the recoverable amount of the cash-generating unit is less than the carrying amount of the unit, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit pro-rata on the basis of the carrying amount of each asset in the unit. An impairment loss recognised for goodwill is not reversed in a subsequent period.

On disposal of a subsidiary, the attributable amount of goodwill is included in the determination of the profit or loss on disposal.

The Group’s policy for goodwill arising on the acquisition of an associate is described above.

Revenue recognition

Revenue is recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer. This is the point at which performance obligations are satisfied.

The Group’s revenues principally arise from the sale of mobile phone top-ups, lottery tickets and related services. The group has determined that for its mobile top-ups and related businesses that its role in the relationship does not satisfy that of principal as determined by IFRS 15 and therefore treats its revenues from this stream on net commission basis as an agent. The lottery tickets revenue stream and its related services that are generated through multiple channels are recognised at the point of sale as the commission from the lottery commission receivable from the lottery centres by the group because that is when group satisfy it performance obligations under IFRS 15. Commissions payable by the Group to third parties are recognised as a cost of sale.

Leases

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of “ownership” to the lessee. All other leases are classified as operating leases.

The Group as lessee

Assets held under finance leases are recognised as assets of the Group at their fair value or, if lower, at the present value of the minimum lease payments, each determined at the inception of the lease. The corresponding liability to the lessor is included in the balance sheet as a finance lease obligation.

Lease payments are apportioned between finance expenses and reduction of the lease obligation so as to achieve a constant rate of interest on the remaining balance of the liability. Contingent rentals are recognised as expenses in the periods in which they are incurred.

Rentals payable under operating leases are charged to income on a straight-line basis over the term of the relevant lease except where another more systematic basis is more representative of the time pattern in which economic benefits from the lease asset are consumed. Contingent rentals arising under operating leases are recognised as an expense in the period in which they are incurred.

In the event that lease incentives are received to enter into operating leases, such incentives are recognised as a liability. The aggregate benefit of incentives is recognised as a reduction of rental expense on a straight-line basis.

Foreign currencies

The individual financial statements of each Group Company are presented in the currency of the primary economic environment in which it operates (its functional currency).

For the purpose of the financial statements, the results and financial position of each Group Company are expressed in pound sterling, which is the functional currency of the Company, and the presentation currency for the financial statements.

In preparing the financial statements of the individual companies, transactions in currencies other than the entity’s functional currency (foreign currencies) are recognized at the rates of exchange prevailing on the dates of the transactions.

F/C-18

At each balance sheet date, monetary assets and liabilities that are denominated in foreign currencies are retranslated at the rates prevailing at that date. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated. Exchange differences are recognised in profit or loss in the period in which they arise.

For the purpose of presenting financial statements, the assets and liabilities of the Group’s foreign operations are translated at exchange rates prevailing on the balance sheet date. Income and expense items are translated at the average exchange rates for the period. Exchange differences arising, if any, are recognised in other comprehensive income and accumulated in equity (attributed to non-controlling interests as appropriate).

On the disposal of a foreign operation all of the accumulated exchange differences in respect of that operation attributable to the Group are reclassified to profit or loss.

Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.

Retirement benefit costs

Payments to defined contribution retirement benefit schemes are recognised as an expense when employees have rendered service entitling them to the contributions. Payments made to state-managed retirement benefit schemes are dealt with as payments to defined contribution schemes where the group’s obligations under the schemes are equivalent to those arising in a defined contribution retirement benefit scheme.

Taxation

The tax expense represents the sum of the tax currently payable and deferred tax.

Current tax

The tax currently payable is based on taxable profit for the year. Taxable profit differs from net profit as reported in the income statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit and is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from the initial recognition of goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

Deferred tax liabilities are recognised for taxable temporary differences arising on investments in subsidiaries and associates, and interests in joint ventures, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled, or the asset is realised based on tax laws and rates that have been enacted or substantively enacted at the balance sheet date. Deferred tax is charged or credited in the income statement, except when it relates to items charged or credited in other comprehensive income, in which case the deferred tax is also dealt with in other comprehensive income.

F/C-19

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

Current tax and deferred tax for the year

Current and deferred tax are recognised in profit or loss, except when they relate to items that are recognised in other comprehensive income or directly in equity, in which case, the current and deferred tax are also recognised in other comprehensive income or directly in equity respectively. Where current tax or deferred tax arises from the initial accounting for a business combination, the tax effect is included in the accounting for the business combination.

Discontinued Operations

A discontinued operation is a component of the Group's business that represents a separate major line of business or geographical area of operations, that has been disposed of, has been abandoned, or that meets the criteria to be classified as held for sale.

Discontinued operations are presented in the consolidated statement of comprehensive income as a single line which comprises the post-tax profit or loss of the discontinued operation along with the post-tax gain or loss recognised on the re-measurement to fair value less costs to sell or on disposal of the assets or disposal groups constituting discontinued operations.

Property, plant and equipment and software intangible assets

Property, plant and equipment are stated at cost less accumulated depreciation and any recognised impairment loss. Similarly, software intangible assets are stated at cost less accumulated amortisation and any recognised impairment loss.

Depreciation or amortisation is recognised so as to write off the cost of assets less their residual values over their useful lives, using the straight-line method, on the following bases:

Leasehold improvements	33%

Fixtures and equipment	20%-33%

Motor vehicles	33%

Software	20%

Assets held under finance leases are depreciated over their expected useful lives on the same basis as owned assets or, where shorter, over the term of the relevant lease.

The gain or loss arising on the disposal or scrappage of an asset is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognised in income.

Internally generated intangible assets (development costs)

Expenditure on internally developed products is capitalised if it can be demonstrated that:

•	it is technically feasible to develop the product for it to be sold

•	adequate resources are available to complete the development

•	there is an intention to complete and sell the product

•	the Group is able to sell the product

•	sale of the product will generate future economic benefits, and

F/C-20

•	expenditure on the project can be measured reliably.

Capitalised development costs are amortised over the periods the Group expects to benefit from selling the products developed.

Impairment of tangible and intangible assets excluding goodwill

At each balance sheet date, the Group reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs.

An intangible asset with an indefinite useful life is tested for impairment at least annually and whenever there is an indication that the asset may be impaired.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease. In December 2017 management deemed that the investment In Xinhua Mobile Media is no longer in line with the company’s long-term strategic plan and therefore wrote the investment value to zero. The Xinhua Mobile investment cost of £677 thousand has been included as part of the discontinued operations (see note 12 for further details). The Investment in Xinhuatong was previously recognised at historic cost because fair value could not be reliably determined.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the reversal of the impairment loss is treated as a revaluation increase.

Inventories

Inventories are stated at the lower of cost and net realisable value. Cost comprises direct materials and, where applicable, direct labour costs and those overheads that have been incurred in bringing the inventories to their present location and condition. Cost is calculated using the weighted average method. Net realisable value represents the estimated selling price less all estimated cost of completion and costs to be incurred in marketing, selling and distribution.

Financial instruments

Financial assets and financial liabilities are recognised in the Group’s balance sheet when the Group becomes a party to the contractual provisions of the instrument.

IFRS 9 requires us to record expected credit losses on all of our debt securities, loans and trade receivables, either on a 12-month or lifetime basis. We apply the simplified approach and record lifetime expected losses on all trade receivables.

We have adopted the new standard in these financial statements. The lifetime expected losses Is determined based on a provision matrix applied to the each of the trade receivable aging buckets. We have finalised the provision matrix and it does not have a significant impact on our balance sheet and equity.

F/C-21

Financial assets

All financial assets are recognised and derecognised on a trade date where the purchase or sale of a financial asset is under a contract whose terms require delivery of the financial asset within the timeframe established by the market concerned, and are initially measured at fair value, plus transaction costs, except for those financial assets classified as at fair value through profit or loss, which are initially measured at fair value.

Financial assets are classified into the following specified categories: financial assets ‘at fair value through profit or loss’ (FVTPL),’held-to-maturity’ investments, ‘available-for-sale’ (AFS) financial assets and ‘loans and receivables’. The classification depends on the nature and purpose of the financial assets and is determined at the time of initial recognition.

The Group does not currently hold any assets classified as either FVTPL, ‘held to maturity’ or AFS.

Effective interest method

The effective interest method is a method of calculating the amortised cost of a debt instrument and of allocating interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts (including all fees and points paid or received that form an integral part of the effective interest rate transaction costs and other premiums or discounts) through the expected life of the debt instrument, or, where appropriate, a shorter period, to the net carrying amount on initial recognition.

Financial assets at FVTPL

Financial assets are classified as at FVTPL when the financial asset is

(i)	contingent consideration that may be paid by an acquirer as part of a business combination to which IFRS 3 applies,

(ii)	held for trading, or

(iii)	it is designated as at FVTPL.

A financial asset is classified as held for trading if:

•	it has been acquired principally for the purpose of selling in the near term; or

•	on initial recognition it is a part of a portfolio of identified financial instruments that the Group manages together and has a recent actual pattern of short-term profit-taking; or

•	it is a derivative that is not designated and effective as a hedging instrument.

A financial asset other than a financial asset held for trading or contingent consideration that may be paid by an acquirer as part of a business combination may be designated as at FVTPL upon initial recognition if:

•	such designation eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise; or

•	the financial asset forms part of a group of financial assets or financial liabilities or both, which is managed and its performance is evaluated on a fair value basis, in accordance with the Group’s documented risk management or investment strategy, and information about the grouping is provided internally on that basis; or

•	it forms part of a contract containing one or more embedded derivatives, and IFRS 9 Financial Instruments: Recognition and Measurement permits the entire combined contract (asset or liability) to be designated as at FVTPL.

Financial assets at FVTPL are stated at fair value, with any gains or losses arising on remeasurement recognised in profit or loss. The net gain or loss recognised in profit or loss incorporates any dividend or interest earned on the financial asset and is included in the ‘other gains and losses’ line item in the income statement. Fair value is determined in the manner described in note 28.

F/C-22

Loans and receivables

Trade receivables loans and other receivables that have fixed or determinable payments that are not quoted in an active market are classified as ‘loans and receivables’. Loans and receivables are measured at amortised cost using the effective interest method less any impairment. Interest income is recognised by applying the effective interest rate, except for short-term receivables when the recognition of interest would be immaterial.

Impairment of financial assets

Financial assets, other than those at FVTPL, are assessed for indicators of impairment at each balance sheet date. Financial assets are impaired where there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been affected.

For certain categories of financial asset, such as trade receivables, assets that are assessed not to be impaired individually are, in addition, assessed for impairment on a collective basis. Objective evidence of impairment for a portfolio of receivables could include the Group’s past experience of collecting payments, an increase in the number of delayed payments in the portfolio past the average credit period of 60 days, as well as observable changes in national or local economic conditions that correlate with default on receivables.

For financial assets carried at amortised cost, the amount of the impairment is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the financial asset’s original effective interest rate.

The carrying amount of the financial asset is reduced by the impairment loss directly for all financial assets with the exception of trade receivables, where the carrying amount is reduced through the use of an allowance account. When a trade receivable is considered uncollectible, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited against the allowance account. Changes in the carrying amount of the allowance account are recognised in profit or loss.

Derecognition of financial assets

The Group derecognises a financial asset only when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity. If the Group neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Group recognises its retained interest in the asset and an associated liability for amounts it may have to pay. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group continues to recognise the financial asset and also recognises a collateralised borrowing for the proceeds received.

Financial liabilities and equity

Debt and equity instruments are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangement.

Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by the Group are recognised at the proceeds received, net of direct issue costs.

Compound instruments

The component parts of compound instruments (convertible loan notes) issued by the Group are classified separately as financial liabilities and equity in accordance with the substance of the contractual arrangement. At the date of issue, the fair value of the liability component is estimated using the prevailing market interest rate for a similar non- convertible instrument. This amount is recorded as a liability on an amortised cost basis using the effective interest method until extinguished upon conversion or at the instrument’s maturity date.

F/C-23

The equity component is determined by deducting the amount of the liability component from the fair value of the compound instrument as a whole. This is included in equity net of the tax effect and is not subsequently remeasured.

Financial guarantee contract liabilities

Financial guarantee contract liabilities are measured initially at their fair values and, if not designated as at FVTPL are subsequently measured at the higher of:

•	The amount of the obligation under the contract, as determined in accordance with IAS 37 provisions, contingent liabilities and contingent assets; and

•	The amount initially recognised less, where appropriate, cumulative amortisation recognised in accordance with the revenue recognition policies set out above.

Financial liabilities

Financial liabilities are classified as either financial liabilities ‘at FVTPL’ or ‘other financial liabilities’.

Financial liabilities at FVTPL

Financial liabilities are classified as at FVTPL when the financial liability is (i) contingent consideration that may be paid by an acquirer as part of a business combination to which IFRS 3 applies, (ii) held for trading, or (iii) it is designated as at FVTPL.

A financial liability is classified as held for trading if:

•	it has been incurred principally for the purpose of repurchasing it in the near term; or

•	on initial recognition it is part of a portfolio of identified financial instruments that the Group manages together and has a recent actual pattern of short-term profit-taking; or

•	it is a derivative that is not designated and effective as a hedging instrument.

A financial liability other than a financial liability held for trading or contingent consideration that may be paid by an acquirer as part of a business combination may be designated as at FVTPL upon initial recognition if:

•	such designation eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise; or

•	the financial liability forms part of a group of financial assets or financial liabilities or both, which is managed and its performance is evaluated on a fair value basis, in accordance with the Group’s documented risk management or investment strategy, and information about the grouping is provided internally on that basis; or

•	it forms part of a contract containing one or more embedded derivatives, and IFRS 9 Financial Instruments: Recognition and Measurement permits the entire combined contract (asset or liability) to be designated as at FVTPL.

Financial liabilities at FVTPL are stated at fair value, with any gains or losses arising on remeasurement recognised in profit or loss. The net gain or loss recognised in profit or loss incorporates any interest paid on the financial liability and is included in the ‘other gains and losses’ line item in the income statement. Fair value is determined in the manner described in note 28.

Other financial liabilities

Other financial liabilities, including borrowings, are initially measured at fair value, net of transaction costs.

Other financial liabilities are subsequently measured at amortised cost using the effective interest method with interest expense recognised on an effective yield basis.

F/C-24

The effective interest method is a method of calculating the amortised cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the financial liability or where appropriate a shorter period to the net carrying amount on initial recognition.

Derecognition of financial liabilities

The Group derecognises financial liabilities when and only when, the Group’s obligations are discharged, cancelled or have expired. The difference between the carrying amount of the financial liability derecognised and the consideration paid and payable is recognised in profit or loss.

When the Group exchanges with the existing lender one debt instrument into another one with the substantially different terms, such exchange is accounted for as an extinguishment of the original financial liability and the recognition of a new financial liability. Similarly, the Group accounts for substantial modification of terms of an existing liability or part of it as an extinguishment of the original financial liability and the recognition of a new liability. It is assumed that the terms are substantially different if the discounted present value of the cash flows under the new terms, including any fees paid net of any fees received and discounted using the original effective rate is at least 10 per cent different from the discounted present value of the remaining cash flows of the original financial liability.

Embedded derivatives

Derivatives embedded in other financial instruments or other host contracts are treated as separate derivatives when their risks and characteristics are not closely related to those of the host contracts and the host contracts are not measured at FVTPL. An embedded derivative is presented as a non-current asset or a non-current liability if the remaining maturity of the hybrid instrument to which the embedded derivative relates is more than 12 months and is not expected to be realised or settled within 12 months. Other derivatives are presented as current assets or current liabilities.

Share-based payments

Equity-settled share-based payments to employees and others providing similar services are measured at the fair value of the equity instruments at the grant date. The fair value excludes the effect of non-market-based vesting conditions. Details regarding the determination of the fair value of equity-settled share-based transactions are set out in note 29.

The fair value determined at the grant date of the equity-settled share-based payments is expensed on a straight-line basis over the vesting period based on the Group’s estimate of equity instruments that will eventually vest. At each balance sheet date, the Group revises its estimate of the number of equity instruments expected to vest as a result of the effect of non-market-based vesting conditions. The impact of the revision of the original estimates, if any, is recognised in profit or loss such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to equity reserves.

Equity-settled share-based payment transactions with parties other than employees are measured at the fair value of the goods or services received, except where that fair value cannot be estimated reliably, in which case they are measured at the fair value of the equity instruments granted, measured at the date the entity obtains the goods or the counterparty renders the service.

For cash-settled share-based payments, a liability is recognised for the goods or services acquired, measured initially at the fair value of the liability. At each balance sheet date until the liability is settled, and at the date of settlement, the fair value of the liability is remeasured, with any changes in fair value recognised in profit or loss for the year.

F/C-25

Warrants

The exercise price of certain warrants and options are denominated in Great British pounds which is same as a functional currency of the Group. The warrants and options (as discussed in Note 29) are a derivative. The Company accounts for its warrants and other derivative financial instruments as either equity or liabilities based upon the characteristics and provisions of each instrument. Warrants classified as equity are recorded at fair value as of the date of issuance on the Company’s consolidated balance sheets. Warrants classified as derivative liabilities and other derivative financial instruments that require separate accounting as liabilities are recorded on the Company’s consolidated balance sheets at their fair value on the date of issuance and will be revalued on each subsequent balance sheet date until such instruments are exercised or expire, with any changes in the fair value between reporting periods recorded as other income or expense. Management estimates the fair value of these liabilities using option pricing models and assumptions that are based on the individual characteristics of the warrants or instruments on the valuation date, as well as assumptions for future financings, expected volatility, expected life, yield, and risk-free interest rate.

Provisions

The group has recognised provisions for liabilities of uncertain timing or amount including those for legal disputes and leasehold dilapidations (further detail is provided in note 5). The provision is measured at the best estimate of the expenditure required to settle the obligation at the reporting date, discounted at a pre-tax rate reflecting current market assessments of the time value of money and risks specific to the liability. In the case of leasehold dilapidations, the provision takes into account the potential that the properties in question may be sublet for some or all of the remaining lease term.

4.	Critical accounting judgements and key sources of estimation uncertainty

In the application of the Group’s accounting policies, which are described in note 3, the Directors are required to make judgements, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

The following are the critical judgements, apart from those involving estimations (which are dealt with separately below), that the Directors have made in the process of applying the Group’s accounting policies and that have the most significant effect on the amounts recognised in financial statements.

Going concern

The Group is subject to a number of risks similar to those of pre-commercial stage companies, including uncertainty of product development and generation of revenues, dependence on outside sources of capital, and obtaining related regulatory approvals. Ultimately, the attainment of profitable operations is dependent on future events, including obtaining adequate financing to fulfil its development activities and generating a level of revenues adequate to support the Group's cost structure.

The Group has experienced net losses and significant cash outflows from cash used in operating activities over the past and as of December 31, 2017, had an accumulated deficit of £79,582 thousand, a net loss of £31,905 thousand and net cash used in operating activities of £23,457 thousand. These consolidated financial statements have been prepared assuming that the Group will continue as a going concern. This basis of accounting contemplates the recovery of the Group's assets and the satisfaction of liabilities in the normal course of business.

As disclosed in note 3, there are conditions that may raise substantial doubt about the Group's ability to continue as a going concern. A successful transition to attaining profitable operations is dependent upon achieving a level of positive cash flows adequate to support the Group's cost structure.

F/C-26

Control

Chinese law and regulations restrict foreign ownership and investment in, among other areas, value-added telecommunications services, which include Internet content providers, or ICPs. To comply with PRC laws and regulations, the Group currently conducts substantially all of its business through two contractually controlled entities (Beijing Hulian Xincai Culture Development Co., Limited (“Hulian Xincai”) and Beijing NewNet Science & Technology Development Co., Limited (“NewNet”)) and their subsidiaries.

The relevant contractually controlled entities, which are owned by PRC citizens or by PRC entities owned by PRC citizens, hold the software licenses and operate the various platforms that underpin our businesses. Specifically, our contractually controlled entities are majority-owned by Mr Wei Qi, who was one of our Directors, and minority holdings are held by two of our employees, Ms. Wu Yulan and Ms. Wang Qian.

Beijing Brookfield Interactive Science & Technology Co. Limited (“WFOE”), a wholly owned subsidiary of the Group, entered into a series of contractual arrangements with Hulian Xincai, NewNet and their shareholders. These contractual arrangements enable the Group to:

•	receive substantially all of the economic benefits from the entities in consideration for the services provided by WFOE;

•	exercise effective control over the entities; and

•	hold an exclusive option to purchase all or part of the equity interests in the entities when and to the extent permitted by PRC laws.

In making the conclusion that the Group receives substantially all of the economic benefits from Hulian Xincai and NewNet, the Group believes its rights under the terms of the exclusive business cooperation agreement, exclusive option agreement, equity pledge agreement and power of attorney are substantive given the rights to income and dividends from the entities, the substantive participating rights held by WFOE as it relates to operating matters and the substantive rights to replace the shareholders in the contractually controlled entities.

More specifically, the Group believes that the terms of the contractual agreements are valid, binding and enforceable under PRC laws and regulations current in effect. In particular the Group also believes that the minimum amount of consideration permitted by the applicable PRC law to exercise the exclusive option does not represent a financial barrier or disincentive for the Group to currently exercise its rights under the exclusive option agreement. A simple majority vote of the Group’s board of directors is required to pass a resolution to exercise the Group’s rights under the exclusive option agreement, for which the consent from Mr Wei Qi who is a shareholder of the contractually controlled companies and was a director of the Company, is not required. The Group’s rights under the exclusive option agreement and equity pledge agreement give the Group the power to control the shareholders of the contractually controlled entities and thus the power to direct the activities that most significantly impact those entities economic performance. In addition, the Group’s rights under the powers of attorney also reinforce the Group’s abilities to direct the activities that most significantly impact the contractually controlled companies’ economic performance. The Group also believes that this ability to exercise control ensures that the contractually controlled companies will continue to execute and renew service agreements and pay service fees to the Group. By charging services fees, and by ensuring that the service agreements are executed and renewed indefinitely, the Group has the rights to receive substantially all of the economic benefits from the contractually controlled entities. This is reinforced by the equity pledge agreement which provides the Group with the right to collect dividends generated by the contractually controlled entities.

The following contractual agreements were entered into by the WFOE (Beijing Brookfield Interactive Science & Technology Development Co., Ltd., or “Beijing Brookfield”) with each of Hulian Xincai and NewNet (collectively, the “Contractually Controlled Entities”) and its respective shareholders (except the loan agreement described below which was entered into with Hulian Xincai only):

F/C-27

Exclusive Business Cooperation Agreement

Beijing Brookfield entered into an Exclusive Business Cooperation Agreement with Hulian Xincai on December 14, 2012, pursuant to which Hulian Xincai agreed to engage Beijing Brookfield as its exclusive service provider. Accordingly, Beijing Brookfield shall provide services to Hulian Xincai, including without limitation, technical services, business consulting, equipment or property leasing, marketing consultancy and product research. Hulian Xincai shall pay to Beijing Brookfield a service fee that equals to 80% of the net income of Hulian Xincai. The Exclusive Business Cooperation Agreement is for a term of ten (10) years commencing from the date of this agreement and may be automatically extended at the discretion of Beijing Brookfield. The Exclusive Business Cooperation may be terminated by Beijing Brookfield by giving Hulian Xincai a 30 days’ prior written notice of termination and Hulian Xincai is not contractually entitled to terminate the Exclusive Business Cooperation Agreement.

Moreover, Beijing Brookfield entered into an Exclusive Business Cooperation Agreement with NewNet, Mr. Wei Qi and Ms. Wu Yulan, the shareholders of Hulian Xincai. This agreement follows the same terms with the above Exclusive Business Cooperation Agreement, except that Mr. Wei Qi and Ms. Wu Yulan (the “Guarantors”) agree to take all necessary measures (including without limitation signing all necessary documents) to ensure that NewNet will perform its obligations under this agreement. Otherwise, Beijing Brookfield may demand the Guarantors to transfer their equity interests in Hulian Xincai to Beijing Brookfield or Beijing Brookfield’s designated persons (legal or natural persons) with no consideration or at the lowest price permitted by the PRC Laws and regulations.

Exclusive Option Agreement

Beijing Brookfield entered into an Exclusive Option Agreement with Hulian Xincai, Mr. Wei Qi and Ms. Wu Yulan on December 14, 2012, pursuant to which Mr. Wei Qi and Ms. Wu Yulan granted to Beijing Brookfield or the designated representatives of Beijing Brookfield irrevocable options to purchase, to the extent permitted by PRC Laws and regulations, their equity interest in Hulian Xincai, entirely or partially, at a price being the registered capital corresponding to their equity interest, or at a minimum purchase price permitted under PRC Laws and regulations. The parties agree that in case of the following circumstances, Beijing Brookfield shall designate other entities to purchase all the equity interest held by Mr. Wei Qi and Ms. Wu Yulan in Hulian Xincai and all the equity interest held by Ms. Wang Qian in NewNet within 30 working days after Beijing Brookfield learns of such situation: (i) Mr. Wei Qi, Ms. Wu Yulan or Ms. Wang Qian decides to leave their position in Hulian Xincai or NewNet; (ii) Mr. Wei Qi, Ms. Wu Yulan or Ms. Wang Qian does not have full capacity for civil conduct; or (iii) the PRC laws denied the VIE structure. After such equity transfer being completed (subject to the registration with competent authority), the rights and obligations of Mr. Wei Qi, Ms. Wu Yulan and Ms. Wang Qian under this agreement will be terminated. The Exclusive Option Agreement is for a term of ten years commencing from the date of this agreement and are renewable at Beijing Brookfield’s discretion.

Moreover, Beijing Brookfield entered into an Exclusive Option Agreement with Hulian Xincai, NewNet, Ms. Wang Qian, Mr. Wei Qi and Ms. Wu Yulan. This agreement follows the same terms with the above Exclusive Option Agreement, except that Mr. Wei Qi and Ms. Wu Yulan agree to take all necessary measures (including without limitation signing all necessary documents) to ensure that Hulian Xincai and NewNet will perform their obligations under this agreement. Otherwise, Beijing Brookfield may demand Mr. Wei Qi and Ms. Wu Yulan to transfer their equity interests in Hulian Xincai to Beijing Brookfield or Beijing Brookfield’s designated persons (legal or natural persons) with no consideration or at the lowest price permitted by the PRC Laws and regulations.

Equity Pledge Agreement

Beijing Brookfield entered into an Equity Pledge Agreement with Hulian Xincai, Mr. Wei Qi and Ms. Wu Yulan on December 14, 2012, pursuant to which each of Mr. Wei Qi and Ms. Wu Yulan agreed to pledge all of their respective equity interests and any dividend rights in Hulian Xincai to Beijing Brookfield to secure performance of all their obligations and the obligations of Hulian Xincai under the Exclusive Business Cooperation Agreement. Mr. Wei Qi and Ms. Wu Yulan also have agreed not to transfer, place or permit the existence of any security interest or other encumbrance on their respective equity interest, without prior written consent of Beijing Brookfield. Upon the full payment of the consulting and service fees under the Exclusive Business Cooperation Agreement and upon termination of Hulian Xincai’s obligations under the Exclusive Business Cooperation Agreement and termination of Mr. Wei Qi, Ms. Wu Yulan and Hulian Xincai’s obligations under the Exclusive Option Agreement, this agreement shall be terminated, and Beijing Brookfield shall terminate this agreement as soon as reasonably practicable.

F/C-28

Moreover, Beijing Brookfield entered into an Equity Pledge Agreement with Hulian Xincai, NewNet, Ms. Wang Qian, Mr. Wei Qi and Ms. Wu Yulan. This agreement follows the same terms with the above Equity Pledge Agreement, except that Mr. Wei Qi and Ms. Wu Yulan agree to take all necessary measures (including without limitation signing all necessary documents) to ensure that Hulian Xincai and NewNet will perform their obligations under this agreement. Otherwise, Beijing Brookfield may demand Mr. Wei Qi and Ms. Wu Yulan to transfer their equity interests in Hulian Xincai to Beijing Brookfield or Beijing Brookfield’s designated persons (legal or natural persons) with no consideration or at the lowest price permitted by the PRC Laws and regulations.

Loan Agreement

Beijing Brookfield entered into a Loan Agreement with Hulian Xincai, Mr. Wei Qi and Ms. Wu Yulan on December 14, 2012, pursuant to which Beijing Brookfield agrees to lend RMB10 million (£8.70 million) to Hulian Xincai in order to satisfy the funding needs of Hulian Xincai. If Hulian Xincai fails to perform its obligations under this agreement, Mr. Wei Qi and Ms. Wu Yulan shall transfer their equity interests in Hulian Xincai to Beijing Brookfield or Beijing Brookfield’s designated persons (legal or natural persons) with no consideration or at the lowest price permitted by the PRC Laws and regulations.

During the term of the Loan Agreement, Hulian Xincai shall immediately repay the full amount of the loan in the event any one or more of the following circumstances occur: (i) 30 days elapse after Hulian Xincai receives a written notice from Beijing Brookfield requesting repayment of the loan; (ii) Hulian Xincai is in bankruptcy, liquidation, dissolution or wind-up; (iii) any third party filed a claim against Hulian Xincai that exceeds RMB500,000 (£57 thousand); (iv) according to the PRC applicable laws, foreign investors are permitted to invest in the industry Hulian Xincai engaged in, and Beijing Brookfield exercises the exclusive option under the Exclusive Option Agreement. The term of the Loan agreement is ten years and it is renewable upon the written consent of Beijing Brookfield.

Power of Attorney

On December 14, 2012, each of Mr. Wei Qi, Ms. Wu Yulan, Ms. Wang Qian and Hulian Xincai has executed a power of attorney. Under each of the power of attorney, each of Mr. Wei Qi, Ms. Wu Yulan, Ms. Wang Qian and Hulian Xincai irrevocably confirmed that the power of attorney shall remain in full force and effect from the date of its execution, so long as each of Mr. Wei Qi, Ms. Wu Yulan, Ms. Wang Qian and Hulian Xincai remains the shareholder of the Contractually Controlled Entities. Pursuant to the power of attorney, each of the shareholders of the contractually controlled entities agrees to authorize any individuals appointed by Beijing Brookfield to exercise all of their rights and powers as shareholders of the Contractually Controlled Entities. These include the rights to (i) attend shareholders’ meetings; (ii) exercise voting rights and other shareholders’ rights as stipulated under applicable PRC Laws and regulations and the articles of association, including but not limited to, the sale, transfer or pledge the equity interests the shareholders held in the Contractually Controlled Entities.

Risks in relation to the structure

The Group believes that the contractual arrangements with Hulian Xincai and NewNet and its current shareholders are in compliance with PRC laws and regulations and are legally enforceable. However, uncertainties in the PRC legal system could limit the Group’s ability to enforce the contractual arrangements. If the PRC government determines that we are not in compliance with applicable laws and regulations, it could revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, block our websites, require us to restructure our operations, impose additional conditions or requirements with which we may not be able to comply, or take other regulatory or enforcement actions against us that could be harmful to our business. The imposition of any of these penalties would result in a material and adverse effect on our ability to conduct our business.

F/C-29

Furthermore, the interests of the shareholders in Hulian Xincai or NewNet may diverge from that of the Group and that may potentially increase the risk that they would seek to act contrary to the contractual terms, for example by influencing Hulian Xincai or NewNet not to pay the service fees when required to do so. The Group cannot assure that when conflicts of interest arise, shareholders in Hulian Xincai or NewNet will act in the best interests of the Group or that conflicts will be resolved in the Group’s favour. Currently, the Group does not have existing arrangements to address potential conflicts of interest the shareholders of the contractually controlled companies may encounter in their capacity as beneficial owners and directors of the contractually controlled entities. The Group believes the shareholders of the contractually controlled entities will not act contrary to any of the contractual arrangements and the exclusive option agreements provide the Group with a mechanism to remove the current shareholders of the contractually controlled entities as beneficial shareholders of the companies should they act to the detriment of the Group. The Group relies on the current shareholders of the contractually controlled entities, some of whom are also directors and executive officers of the Group, to fulfill their fiduciary duties and abide by the PRC and act in the best interests of the Group. If the Group cannot resolve any conflicts of interest or disputes between the Group and the shareholders of Hulian Xincai or NewNet, the Group would have to rely on legal proceedings, which could result in disruption of our business, and there is substantial uncertainty as to the outcome of any such legal proceedings.

Currently there is no contractual arrangement which requires the Company to provide financial support to our contractually controlled entities. However, as the Company conducts its businesses primarily based on the licenses and approvals held by its contractually controlled entities, the Company has provided and will continue to provide financial support to the contractually controlled entities considering the business requirements of the entities as well as the Company’s own business objectives in the future.

Hulian Xincai Information Technology Co Ltd and Hulian Xincai Hangzhou Sport Culture Communication Ltd. (“Hangzhou entities”), were established in China. The original shareholders consisted of Wei Qi (90%) and Wang Shan (10%), both employees of NewNet. In December 2016, a Technical service agreement was established between NewNet and the Hangzhou entities. Under the terms of the agreement, NewNet is to provide up to RMB 200m (£22.77m) to the Hangzhou entities to fund future business projects (mobile top-ups, refuelling cards deposits, credit businesses, game products etc.) In January 2017, the WFOE (on behalf of NewNet) gave Hangzhou RMB 40m (£4.55M) in cash based on the Technical agreement.

NewNet has the rights and power over the Hangzhou entities.

Hangzhou entities are controlled by the group because of following:

• The group is exposed, or has rights, to variable returns

• The group is exposed to the Hangzhou entities via large outstanding debtor and creditor balances

• The group is exposed to variable returns via the Technical service agreement

• Hangzhou entities rely on NewNet for funding – exposing the Group

• The group has the ability to direct the relevant activities

• The technical service agreement dated December 26, 2016 is a mechanism to fund the Hangzhou entities rather than a substance bearing exchange of services.

• The majority of the costs in the Hangzhou entities a/c as a direct result of the interaction with NewNet.

• Power arises from rights

• As per the technical service agreement, the benefits of the projects are to flow to NewNet. NewNet has a right over the profits generated by the Hangzhou entities.

Revenue recognition

During 2016, the Group entered into new business to business (B2B) mobile top-up contracts with various upstream and downstream partners in various provinces in China. The Group has reviewed these signed upstream and downstream contracts and also the substance of the transactions and determined that for this B2B revenue stream that the Group acts as ‘agent’ as defined in IFRS 15 and therefore accounts for its revenue from this stream on a net commissions basis.

F/C-30

On 26 July 2017, the company announced a significant further expansion of its commercial relationship with Arsenal Football Club, signing a contract to create and operate an online store in China through Tmall, the business-to-consumer (B2C) marketplace owned by the country’s leading e-commerce group, Alibaba. The Group will be licensed by Arsenal as its Official Tmall Retail Partner. The Arsenal Tmall store, developed and operated by BNN Technology PLC’s Chinese technology partner Harbin Tengcai Science & Technology Co. Limited (“Tengcai”), will sell a wide range of official Arsenal branded merchandise, including the 2017/18 replica kit and training wear by PUMA. BNN Technology PLC will have an 80% share of all revenues from the store, with the remainder distributed to our Chinese partner.

Key sources of estimation uncertainty

The key assumptions concerning the future, and other key sources of estimation uncertainty at the balance sheet date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are discussed below.

Impairment of goodwill

Determining whether goodwill is impaired requires an estimation of the value in use of the cash-generating units to which goodwill has been allocated. The value in use calculation requires the entity to estimate the future cash flows expected to arise from the cash-generating unit and a suitable discount rate in order to calculate present value. Where the actual future cash flows are less than expected, a material impairment loss may arise. The carrying amount of goodwill at the balance sheet date was £4,022 thousand (2016: £4,383 thousand).

As described in note 13, key assumptions underpinning the Company’s assessment of goodwill are those regarding the discount rate and the performance of the Group, the China online lottery market and the general China macro-economic environment. An impairment may be identified if changes to any of these factors were significant, including underperformance of the Group against forecast, negative changes in China online lottery market, or a deterioration in the China economy, which would cause the directors to reconsider their assumptions and revise their cash flow projections. Management have performed an impairment review based on current cash flow projections. These do not indicate any impairment. Further detail is provided in note 13.

Recoverability of software and other tangible assets

During the year ended December 31, 2017, management considered the recoverability of its software and other tangible assets which is included in its balance sheet at £377 thousand (2016: £949 thousand). An impairment of £1,936 thousand (2016: £nil) was recognised for software costs as a result of discontinued operations. Further details is provided in note 13.

Sensitivity analysis has been carried out and management is confident that the carrying amount of the asset will be recovered in full, even if returns are reduced. This situation will be closely monitored, and adjustments made in future periods if future market activity indicates that such adjustments are appropriate.

F/C-31

5.	Restatements and reclassifications

The following restatements or reclassifications have been included and are explained below. See adjustment g) below for the effect on the group balance sheet as at 1 January 2016.

A) Re-Statement Hangzhou consolidation - The company has determined that it obtained contractual control over two Hangzhou entities during the year ended 31 December 2016. Contractual control was deemed to have been attained in December 2016 and therefore both Hulian Xincai Information Technology Co. Ltd and Hulian Xincai Hangzhou Sport Culture Communication Ltd. have been consolidated from the date of control passing during 27 December 2016. The effects on the consolidated income statement, consolidated statement of comprehensive income, consolidated balance sheet, consolidated statement of change in equity and consolidated cashflow are detailed below. The Hangzhou entities were consolidated as of 27 December 2016 and were also part of the discontinued operations in 2017.

B) Re-Statement Payroll taxes provision - A provision for certain payroll taxes payable in respect of a company apartment and other benefits provided to certain directors of the group during 2016 has been recognised. The effects on the consolidated income statement, consolidated statement of comprehensive income, consolidated balance sheet, consolidated statement of change in equity and consolidated cashflow are detailed below.

C) Re-Statement Xinhua accrual - The original Sheng Shi Hua contract with Beijing Brookfield Interactive Science & Technology Co. Limited was put in place as a means to establish the Xinhua News Agency provincial contracts, in which we would build the relevant technology for Xinhua to create a B2C mobile payments platform. As part of the BNN Technology PLC April 2017 share placing it was agreed that the BNN Group would settle with Sheng Shi Hua Shuo (Beijing) Investment Management Ltd for the Xinhua news provincial agent fees associated with its contract signed on 20 November 2015 that were still outstanding. The total value of the contract was RMB 72,000 thousand (£8,200 thousand) with RMB 1,000 thousand (£115 thousand) paid in November 2015, RMB 9,000 thousand (£1,034 thousand) paid across 2016 in multiple payments and RMB 2,000 thousand (£229 thousand) paid in January 2017 leaving RMB 60,000 thousand (£6,896 thousand) as the outstanding fees to be paid by BNN Technology PLC over the course of the remaining contract which ends 20 November 2018. Both parties agreed that as at 31 March 2017 the fair value of the outstanding liability and service to be provided by Sheng Shi Hua Shuo (Beijing) Investment Management Ltd was not RMB 60,000 thousand (£6,896 thousand) but RMB 27,550 thousand (£3,200 thousand). RMB 12,000 has already been paid resulting in a total settlement of RMB 39,550 thousand (£4,540 thousand).

RMB 27,550 thousand at the bank of England exchange rate of RMB 8.6086: £1 at 31 March 2017 gives a GBP fair value to be settled of £3,200 thousand GBP. This commitment was settled by way of issuing 4,000 thousand shares at £0.80 per share to Sheng Shi Hua Shuo (Beijing) Investment Management Ltd on 4 April 2017.

In the 2016 financial statements RMB 10,000 thousand (£1,161 thousand) of costs associated with this contract were recognised, on a cash basis, with the original remaining RMB 62,000 thousand (£7,200 thousand) to be expensed over 2017 and 2018.

An adjustment has been raised to recognise the initial settlement amount on a straight-line basis until the 31 March 2017. From 31 March 2017 the new settlement amount of RMB 39,550 thousand (£4,600 thousand) has been recognised on a straight-line basis over the length of the existing contract resulting in costs of RMB 26,667 thousand to be recognised in 2016 (£3,100 thousand) and RMB 12,883 thousand (£1,498 thousand) to be recognised in 2017. Due to the decision to discontinue the Xinhua media contracts in November 2017 all future costs after this date have been accelerated and recognised in 2017 as an onerous contract. See note 12 for more details. The effects on the consolidated income statement, consolidated statement of comprehensive income, consolidated balance sheet, Consolidated statement of changes in equity are detailed below.

F/C-32

D) Re-Statement Omitted Director bonus - A previously unrecognised bonus of £270 thousand plus employer’s national insurance payable to the highest paid Director for services performed in 2016 has now been accrued. Note this bonus remains outstanding and accrued at 31 December 2017 and was settled in September 2018 (See Note 31 Subsequent Events). The effects on the consolidated income statement, consolidated statement of comprehensive income, consolidated balance sheet and the consolidated statement of changes in equity are detailed below.

E) Input sales tax provision - Input sales tax in China can only be reclaimed from the tax authorities against future output sales tax. Given the continued suspension of the Chinese Lottery business in 2016 and the uncertainty over future output tax being in excess of input tax, an adjustment to provide against the China sales tax provision has been recognised. The effects on the consolidated income statement, consolidated statement of comprehensive income, consolidated balance sheet, consolidated statement of changes in equity are detailed below.

F) Settlement of contingent consideration - 750,000 ordinary shares held by the trustees of the BNN Technology PLC EBT were allocated on 15 July 2015 in full and final settlement of the £813 thousand contingent consideration. These shares will be transferred on receipt of registration details. No adjustments in respect of this transaction have previously been made to the financial statements. The adjustment has had the effect on the group balance sheet as at 1 January 2016 by reducing contingent consideration by £813 thousand, reducing the EBT reserve by £353 thousand and increasing the accumulated deficit by £460 thousand. There are no other effects on the balance sheet as at 1 January 2016 or 31 December 2016, and there are no effects on the statement of income, comprehensive income, or cash flows.

G) Discontinued Operations Reclassification - See note 12 for disclosure related to discontinued operations. The effects on the consolidated income statement, consolidated statement of comprehensive income, consolidated balance sheet, consolidated statement of change in equity and consolidated cashflow are detailed below. The discontinued operations in relation to this were not material.

During the first six-months of 2018 the Company disposed of its interest in three entities:

A) Beijing Hulian YiCai Technology Development Co., Limited

B) Hulian Xincai Information Technology Co. Ltd

C) Hulian Xincai Hangzhou Sport Culture Communication Ltd.

From 4 April 2018 the group’s proportion of ownership interest held and voting power held in all above companies is 0%.

In addition to the above, the company has chosen to reclassify certain expenses from administrative expenses to research and development expenses and sales and marketing expenses to better represent certain costs on the income statement. For the year ended 31 December 2017, this has led to the inclusion of research and development expenses of £1,358 thousand (2016: £608 thousand) and sales and marketing expenses of £1,553 thousand (2016: £348 thousand) with no impact on previously reported operating loss, loss for the year, financial position or cash flows.

F/C-33

Consolidated Income Statement for the year ended 31 December 2016 (£'000)

		As previously reported	Hangzhou consolidation	P11D provision	Xinhua accrual	Director Bonus	Input sales tax provision	Xinhua Reclass	Restated
	Note	2016	A	B	C	D	E	G	2016

Continuing Operations
Revenue	6	2,064	100	-	-	-	-	-	2,164
Cost of sales		(1,138)	(158)	-	-	-	-	-	(1,296)
Gross Profit		926	(58)	-	-		-	-	868
Research and development expenses		(608)	-	-	-	-	-	-	(608)
Sales and marketing expenses		(348)	-	-	-	-	-	-	(348)
Administrative expenses		(14,952)	(131)	(200)	-	(307)	-	5,467	(10,123)
Aborted Listing fees		(677)	-	-	-	-	-	-	(677)
Provision against Chinese VAT receivable		-	-	-	-	-	(1,323)	-	(1,323)
Operating loss		(15,659)	(189)	(200)	-	(307)	(1,323)	5,467	(12,211)
Share of results of associates	17	(812)	-	-	-	-	-	-	(812)
Finance costs	10	(1,739)	-	-	-	-	-	-	(1,739)
Loss before tax		(18,210)	(189)	(200)	-	(307)	(1,323)	5,467	(14,762)
Tax	11	-	-	-	-	-	-	-	-
Loss for the year from continuing operations		(18,210)	(189)	(200)	-	(307)	(1,323)	5,467	(14,762)
Discontinued Operations
Loss for the year from discontinued operations	12	-	-	-	(1,791)	-	-	(5,467)	(7,258)
Loss for the year	7	(18,210)	(189)	(200)	(1,791)	(307)	(1,323)	-	(22,020)
Attributable to:
Owners of the Company		(18,062)	(189)	(200)	(1,791)	(307)	(1,323)	-	(21,872)
Non-controlling interests		(148)	-	-	-	-	-	-	(148)
		(18,210)	(189)	(200)	(1,791)	(307)	(1,323)	-	(22,020)

F/C-34

Consolidated Statement of Comprehensive Income for the year ended 31 December 2016 (£'000)

	As previously reported	Hangzhou consolidation	P11D provision	Xinhua accrual	Director Bonus	Input sales tax provision	Restated
	2016	A	B	C	D	E	2016
Loss for the year	(18,210)	(189)	(200)	(1,791)	(307)	(1,323)	(22,020)
Items that may be reclassified subsequently to profit or loss:
Exchange differences on translation of foreign operations	(1,406)	(4)	-	-	-	(14)	(1,424)
Income tax relating to items that may be reclassified subsequently to profit or loss	-	-	-	-	-	-	-
Total comprehensive loss for the year	(19,616)	(193)	(200)	(1,791)	(307)	(1,337)	(23,444)

Attributable to:
Owners of the Company	(19,490)	(193)	(200)	(1,791)	(307)	(1,337)	(23,318)
Non-controlling interests	(126)	-	-	-	-	-	(126)
	(19,616)	(193)	(200)	(1,791)	(307)	(1,337)	(23,444)

F/C-35

Consolidated Balance Sheet for the year ended 31 December 2016 and 1 January 2016 (£'000)

		As previously reported	Settlement of Contingent Consideration	Opening Balance sheet	As previously reported	Hangzhou consolidation	P11D provision	Xinhua accrual	Director Bonus	Input sales tax provision	Settlement of Contingent Consideration	Restated
	Note	31 December 2015	F	1 January 2016	31 December 2016	A	B	C	D	E	F	31 December 2016
Non-current assets
Goodwill	13	3,919	-	3,919	4,383	-	-	-	-	-	-	4,383
Other intangible assets	14	192	-	192	949	-	-	-	-	-	-	949
Property, plant and equipment	15	383	-	383	663	91	-	-	-	-	-	754
Investments in associates	17	5,218	-	5,218	6,322	-	-	-	-	-	-	6,322
Other investments	18	-	-	-	2,342	-	-	-	-	-	-	2,342
Other receivables	20	-	-	-	7,600	-	-	-	-	-	-	7,600
		9,712	-	9,712	22,259	91	-	-	-	-	-	22,350
Current assets
Inventories	19	19	-	19	5	-	-	-	-	-	-	5
Trade and other receivables	20	4,449	-	4,449	14,767	256	-	-	-	(1,338)	-	13,685
Cash and cash equivalents		4,028	-	4,028	28,028	115	-	-	-	-	-	28,143
		8,496	-	8,496	42,800	371	-	-	-	(1,338)	-	41,833
Total assets		18,208	-	18,208	65,059	462	-	-	-	(1,338)	-	64,183

Current liabilities
Trade and other payables	21	5,626	(813)	4,813	5,262	654	200	1,791	307	-	(813)	7,401
Borrowings	22	-	-	-	6,110	-	-	-	-	-	-	6,110
		5,626	(813)	4,813	11,372	654	200	1,791	307	-	(813)	13,511
Net current assets		2,870	813	3,683	31,428	(283)	(200)	(1,791)	(307)	(1,338)	813	28,322
Non-current liabilities
Borrowings	22	5,978	-	5,978	13,564	-	-	-	-	-	-	13,564
		5,978	-	5,978	13,564	-	-	-	-	-	-	13,564
Total liabilities		11,604	(813)	10,791	24,936	654	200	1,791	307	-	(813)	27,075
Net assets		6,604	813	7,417	40,123	(192)	(200)	(1,791)	(307)	(1,338)	813	37,108

Equity
Share capital	24	14,431	-	14,431	20,527	-	-	-	-	-	-	20,527
Share premium account	25	22,432	-	22,432	65,394	-	-	-	-	-	-	65,394
EBT reserve	25	(575)	353	(222)	(575)	-	-	-	-	-	353	(222)
Accumulated deficit	25	(29,940)	460	(29,480)	(45,353)	(192)	(200)	(1,791)	(307)	(1,338)	460	(48,721)
Equity attributable to owner of the Company		6,348	813	7,161	39,993	(192)	(200)	(1,791)	(307)	(1,338)	813	36,978
Non-controlling interests	16	256	-	256	130	-	-	-	-	-	-	130
Total equity		6,604	813	7,417	40,123	(192)	(200)	(1,791)	(307)	(1,338)	813	37,108

F/C-36

Consolidated Statement of Changes in Equity for the year ended 31 December 2016 (£'000)

		Share Capital	Share premium account	EBT reserve	Accumulated deficit	Equity attributable to the owners of the Company	Non- controlling interest	Total equity

Balance at 31 December 2015 (Initially reported)		14,431	22,432	(575)	(29,940)	6,348	256	6,604
Restatement for prior periods	F	-	-	353	460	813	-	813
Balance at 1 January 2016 (restated)		14,431	22,432	(222)	(29,480)	7,161	256	7,417

Balance at 31 December 2016 (Initially reported)		20,527	65,394	(575)	(45,353)	39,993	130	40,123
Hangzhou consolidation	A	-	-	-	(192)	(192)	-	(192)
P11D provision	B	-	-	-	(200)	(200)	-	(200)
Xinhua accrual	C	-	-	-	(1,791)	(1,791)	-	(1,791)
Director Bonus	D	-	-	-	(307)	(307)	-	(307)
Input sales tax provision	E	-	-	-	(1,338)	(1,338)	-	(1,338)
Settlement of Contingent Consideration	F	-	-	353	460	813	-	813
Balance at 31 December 2016 (restated)		20,527	65,394	(222)	(48,721)	36,978	130	37,108

F/C-37

Consolidated Cash Flow Statement for the year ended 31 December 2016 (£'000)

		As previously reported	Hangzhou consolidation	P11D provision	Xinhua Reclass	Xinhua accrual	Director Bonus	Input sales tax provision	Restated
	Note	2016	A	B	C	C	D	E	2016
Net cash used in operating activities	26	(16,975)	206	-	-	-	-	-	(16,769)

Investing activities:
Purchases of property, plant and equipment	15	(481)	(91)	-	-	-	-	-	(572)
Investment in associate	18	(1,136)	-	-	-	-	-	-	(1,136)
Other investments		(2,212)	-	-	-	-	-	-	(2,212)
Purchase of other intangible assets		(865)	-	-	-	-	-	-	(865)
Increase to restricted cash deposits		(14,211)	-	-	-	-	-	-	(14,211)
Net cash used in investing activities		(18,905)	(91)	-	-	-	-	-	(18,996)

Financing activities:
Net proceeds from issue of shares	24	48,341	-	-	-	-	-	-	48,341
Proceeds from borrowings	22	11,387	-	-	-	-	-	-	11,387
Net cash generated by financing activities		59,728	-	-	-	-	-	-	59,728

Net increase in cash and cash equivalents		23,848	115	-	-	-	-	-	23,963
Cash and cash equivalents at the beginning of the year	26	4,028	-	-	-	-	-	-	4,028
Effect of foreign exchange rate changes		152	-	-	-	-	-	-	152
Cash and cash equivalents at the end of the year	26	28,028	115	-	-	-	-	-	28,143

F/C-38

6.	Revenue

IFRS 8 ‘Operating Segments’ requires the segmental information presented in the financial statements to be that used by the chief operating decision maker to evaluate the performance of the business and decide how to allocate resources. The Group has identified the Group’s Chief Executive Officer as its chief operating decision maker. The Group’s Chief Executive Officer considers the results of the business as a whole when assessing the performance of the business and making decisions about the allocation of resources. Accordingly the Group has one operating segment and therefore the results of the segment are the same as the results for the Group. The Group has two customers which each account for more than 10% of Group revenue (2016: two).

The Group’s revenues principally relate to commissions receivable by the Group from the sale of mobile top ups, lottery tickets and related products.

The Group’s revenue is analysed between the Land and Digital as this information is provided to the Group’s chief operating decision maker. Land revenues relate to terminal lottery ticket machine sales and scratch cards whilst Digital revenues include both the historic online lottery revenues in addition to the new mobile payments businesses. An analysis of the Group’s revenue by channel, all of which arose from the Group’s operations in China, is as follows:

	Restated (see note 5)
	2017	2016
	£'000	£'000
Continuing operations:
Land	366	266
Digital	6,771	1,898
Total	7,137	2,164

Geographical information

The Group’s revenue from external customers is generated entirely in China. Information about its segment assets (non-current assets excluding financial instruments, deferred tax assets and other financial assets) by geographical location are detailed below:

Geographical information	Restated (see note 5)
	2017	2016
	£'000	£'000
Non-current assets
China	13,070	14,049
Hong Kong	-	7,600
United Kingdom	124	701
	13,194	22,350

F/C-39

7.	Loss for the year

Loss for the year has been arrived at after charging/ (crediting):

	2017	2016
	£'000	£'000
Net foreign exchange losses/(gains)	1,070	(2,955)
Depreciation of property, plant and equipment	348	252
Amortisation of other intangible assets	177	132
Impairment of other intangible assets from discontinued operation (see note 14)	1,936	-
Aborted Listing fees (see note 8)	655	677
Corporate governance investigation (see note 8)	1,381	-
Provision against Chinese VAT receivable (see note 8)	146	1,323
Contract termination fee (see note 8)	309	-
Loss on disposal or property, plant and equipment	203	1
Staff costs (see note 9)	9,505	5,501

8.	Exceptional items

Exceptional items are those items which management consider to be of such significance they require separate disclosure in the financial statements to enable readers of the financial statements to better assess the Company’s performance. Exceptional items included within administrative expenses in 2017 related to costs associated with an aborted NASDAQ listing, the corporate governance investigation in late 2017 relating non-compliance of stock exchange rules and regulations, the provision against the Chinese VAT receivable, and onerous football marketing contracts relating to online advertisement. Costs in 2016 also related to the aborted NASDAQ listing and Chinese VAT receivable.

	Restated (see note 5)
	2017	2016
	£'000	£'000
Aborted Listing fees	(655)	(677)
Corporate governance investigation	(1,381)	-
Provision against Chinese VAT receivable	146	(1,323)
Onerous football marketing contracts	(309)	-
	(2,199)	(2,000)

Additionally, discontinued operations include exceptional items of £3,193 thousand (2016: £nil) as detailed in note 12.

As announced in 2017, at the instance of the then non-executive directors, the Board undertook an internal review of certain alleged corporate governance issues relating to the operation of its board. The investigation, which was undertaken by a third party professional services firm under the oversight of the non-executive directors, concluded that there were no material breaches and no material remedial actions were required.

F/C-40

9.	Staff costs

The average monthly number of employees (including executive Directors) was: 346 (2016: 285)

	2017	2016
	£'000	£'000
Administration	346	285

Their aggregate remuneration comprised:

	Restated (see note 5)
	2017	2016
	£'000	£'000
Wages and salaries	7,965	4,619
Social security costs	1,098	753
Share based payments	442	129
	9,505	5,501

Remuneration in respect of the Directors is included in note 30.

10.	Finance costs

	Restated (see note 5)
	2017	2016
	£'000	£'000
Interest on convertible loans	796	1,108
Loss on de-recognition of convertible loan notes	-	2,449
Change of fair value of embedded derivative	-	806
Other interest	568	331
Net foreign exchange gains/losses	1,070	(2,955)
	2,434	1,739
Discontinued operations:
Other interest	-	-
	2,434	1,739

11.	Tax

	2017	2016
	£'000	£'000
Corporation tax:
Current tax	-	-
	-	-
Deferred tax	-	-
Total tax expense	-	-

F/C-41

Corporation tax is calculated at 19.25% (2016: 20%) of the estimated taxable loss for the year. Taxation for other jurisdictions is calculated at the rates prevailing in the respective jurisdictions. The charge for the year can be reconciled to the loss in the income statement as follows: For China total loss before tax from continued operation is £4,164 thousand and for UK £20,169 thousand (2016: £1,532 thousand and £13,230 thousand respectively).

	Restated (see note 5)
	2017	2016
	£'000	£'000
Loss before tax from continuing operations	(24,333)	(14,762)
Tax at the UK corporation tax rate of 19.25% (2016: 20%)	(4,684)	(2,953)
Effect of foreign tax rates	-	144
Tax effect of non-deductible expenses	1,086	707
Change in unrecognised deferred tax assets	(1)	-
Carry-forward of unrecognised tax losses	3,599	2,102
Tax expense for the year	-	-

12.	Discontinued operations

During the year 2017 the group's management evaluated the Xinhua News Mobile App and related business channels in conjunction with the planned future direction of the group. After evaluation management concluded that the Xinhua Mobile business line for 11 out of 12 provinces operated no longer coincided with the future direction of the group and terminated all contracts with Xinhua.

As a result of the termination agreement reached with Xinhua; there are no further future liabilities due to Xinhua from any of the companies within the group.

During 2018 and as disclosed in Note 31 Subsequent Events, during the first six-months of 2018 the Company disposed of its interest in three entities:

A) Beijing Hulian YiCai Technology Development Co., Limited

B) Hulian Xincai Information Technology Co. Ltd

C) Hulian Xincai Hangzhou Sport Culture Communication Ltd.

From 4 April 2018 the groups proportion of ownership interest held and voting power held in all above companies is 0%.

These were deemed to meet the definition of discontinued operations under IFRS 5 as they all were separate major line of business and operated within their own geographical area.

As these special purpose financial statements are being included in a filing with the United States Securities and Exchange Commission, retrospective reclassification of all prior periods to be reported in the filing is required to reflect the impact of the results of the component as discontinued operations, which is also being disclosed in the separately presented interim financial statements as of 30 June 2018 in the filing.

The consolidated financial statements therefore show Xinhua mobile, Beijing Hulian YiCai Technology Development Co. Limited, Hulian Xincai Information Technology Co. Ltd and Hulian Xincai Hangzhou Sport Culture Communication Ltd. as discontinued operations during the current and prior year. There was no cost relating to the three 2018 discontinued operations in 2016 as these businesses were not operational. The results of these discontinued operations were as follows:

F/C-42

	Restated (see note 5)
	2017	2016
	£'000	£'000
Revenue	-	-
Expenses	(7,572)	(7,258)
Loss before tax	(7,572)	(7,258)
Attributable tax expense	-	-
	(7,572)	(7,258)
Net (loss) attributable to discontinued operations
- attributable to owners of the Company	(7,572)	(7,258)
- attributable to non-controlling interest	-	-
	(7,572)	(7,258)

Included within intangible assets are certain costs related to the development of sports App microsites assets that were due to launch on the Xinhua News Mobile App and related channels. These assets it was hoped would provide the Company with both a long term and sustainable advertising platform and also a data warehouse to use for marketing purposes. However, due to Chinese regulations and the trading environment, the Company has had to reluctantly accept that the continued pursuit of the creation of these assets was not in the best interests of the Company's shareholders and therefore has taken the difficult decision to halt production and impair the capitalised software development costs relating to the Xinhua News Mobile App and related channels.

Additionally, the group had invested £677 thousand in a fixed asset investment in Xinhua Mobile Media in the year. Following the discontinuation of the Xinhua contracts this investment has been impaired in full.

A breakdown of expenses is given below.

	Restated (see note 5)
	2017	2016
	£'000	£'000
Xinhua contract fees	(2,281)	(4,310)
Xinhua marketing contract settlement - precessation	(1,038)	(2,948)
Beijing Hulian Yicai	(300)	-
Hulian XinCai Sports Culture Communication Ltd	(9)	-
Hulian Hangzhou	(751)	-
Exceptional items (See below)	(3,193)	-
	(7,572)	(7,258)

A breakdown of exceptional items included in discontinued expenses is given below.

F/C-43

Discontinued items classified as Exceptional included expenses above

	Note	2017	2016
		£'000	£'000
Impairment of Xinhua Mobile Media investment	18	(677)	-
Impairment of Xinhua software development costs	14	(1,936)	-
Xinhua marketing contract settlement - post cessation		(580)	-
		(3,193)	-

The statement of cash flows includes the following amounts relating to discontinued operations

	2017	2016
	£'000	£'000
Operating activities	(3,319)	(7,258)
Investing activities	(2,287)	(2,948)
Financing activities	-	-
	(5,606)	(10,206)

13.	Goodwill

	2017	2016
	£'000	£'000
Cost and carrying amount
At 1 January	4,383	3,919
Impairments	-	-
Exchange differences	(361)	464
As at 31 December	4,022	4,383

Allocation to CGU’s

Goodwill acquired in a business combination is allocated, at acquisition, to the cash generating units (CGUs) that are expected to benefit from that business combination. The carrying amount of goodwill had been allocated as follows:

	2017	2016
	£'000	£'000
Allocation to cash generating units

Chinese operations	4,022	4,383
Total	4,022	4,383

The Group tests goodwill annually for impairment, or more frequently if there are indications that goodwill might be impaired. The recoverable amount of the Chinese operations CGU is determined from a value in use calculation. Underpinning future revenues is the development and provision of a large data technology platform that facilitates the acquisition, retention and optimisation of the Group’s growing customer database through the provision of leading-edge technology tools. Also key is the further development of the Group’s relationships to enable the provision of new service lines for distribution through various sales channels. The key assumptions for the value in use calculation are therefore those regarding the discount rate and market share attainable. The Directors have assessed the total market size based upon external market research and used this, along with their experience and discussions with the Group’s business partners, to estimate likely market shares. The Directors firmly believe that the significant investment made in developing big data technology will result in the rollout of a larger product suite throughout many of the key provinces in China in 2018 and 2019. Commission rates have been estimated based on existing agreements and the current status of negotiations with the Group’s business partners.

F/C-44

Management estimates an appropriate discount rate using pre-tax rates that reflect current market assessments of the time value of money and the risks specific to the CGU. The rate used to discount the future cashflows from the Chinese operations is 50%, which is based upon research of venture capital rates for early stage development companies to reflect the fact that at 31 December 2017, numerous contracts remained under negotiation and there is a certain amount of uncertainty. In the prior year the discount rate used was 12.41%, which was based on the weighted average cost of capital to the Company, and the fact that at that time there were less uncertainties given the mobile payments business had launched and was generating revenues. The Group prepares cash flow forecasts derived from the most recent financial budgets approved by management for the next three years (2016: four years).

The Group has conducted a sensitivity analysis on its impairment results both in terms of the key assumptions underlying the business model and the inputs into the weighted average cost of capital calculation. In all cases in this sensitivity analysis the fair value of the goodwill exceeded the carrying value and therefore management believes that any reasonably possible change in any of the key assumptions would not cause the aggregate carrying amount of the Chinese operations to exceed the recoverable amount.

The Group tests goodwill for impairment annually or more frequently if there are indicators that impairment may have occurred

The key assumptions underpinning the recoverable amounts of the CGU tested for impairment are those regarding the discount rate and forecast revenue and EBITDA. The key variables applied to the value in use calculations were determined as follows:

→ Cash flows were derived assuming future Group growth rates in the short to medium term (up to three years) of 300% for CGU.

→ A pre-tax discount rate of 50.0%, calculated by reference to a venture capital based weighted average cost of capital (WACC).

The directors’ cash flow projections are based on key assumptions about the performance of the Group, the China online lottery market and the general China macro-economic environment. An impairment may be identified if changes to any of these factors were significant, including underperformance of the Group against forecast, negative changes in China online lottery market, or a deterioration in the China economy, which would cause the directors to reconsider their assumptions and revise their cash flow projections. Based on this VIU modelling and impairment testing, the directors do not consider the goodwill carried in the balance sheet at 31 December 2017, for CGU, to be impaired

In respect of BNN Technology PLC, at 31 December 2017, the headroom between VIU and carrying value of the related assets was £56 million. The directors’ sensitivity analysis with regard to BNN Technology PLC shows that an increase in the discount rate to 149.0%, or failure to achieve minimum EBITDA £-3.7 million in 2018, £22.2 million in 2019 and £61.5 million in 2020 will eliminate the headroom shown.

F/C-45

14.	Other intangible assets

	Software
	2017	2016
	£'000	£'000
Cost
At 1 January	1,049	471
Additions	1,553	865
Disposals	-	(317)
Foreign exchange	(13)	30
At 31 December	2,589	1,049
Amortisation
At 1 January	100	279
Charge for the year	177	132
Impairment (see note 12)	1,936	-
Disposals	-	(317)
Foreign exchange	(1)	6
At 31 December	2,212	100
Carrying amount
At 31 December	377	949

Software is amortised on a straight-line basis over its estimated useful life, which is disclosed in note 3. All amortisation is included within administrative expenses.

The remaining life of intangible assets other than goodwill is between three to ten years.

15.	Property, plant and equipment

Cost or valuation	Motor vehicles	Leasehold improvements	Fixtures and equipment	Total
	£'000	£'000	£'000	£'000
At 1 January 2016	70	405	820	1,295
Additions	99	38	435	572
Disposals	-	-	(1)	(1)
Exchange differences	-	-	111	111
At 31 December 2016 (restated see note 5)	169	443	1,365	1,977
Additions	14	81	475	570
Disposals	-	-	(419)	(419)
Exchange differences	-	-	(21)	(21)
As at 31 December 2017	183	524	1,400	2,107
Accumulated depreciation
At 1 January 2016	(7)	(340)	(565)	(912)
Charge for the year	(27)	(68)	(157)	(252)
Exchange differences	-	3	(62)	(59)
At 31 December 2016 (restated see note 5)	(34)	(405)	(784)	(1,223)
Charge for the year	(56)	(72)	(220)	(348)
Disposals	-	-	216	216
Exchange differences	-	(1)	(4)	(5)
As at 31 December 2017	(90)	(478)	(792)	(1,360)
Net book value
At 31 December 2017	93	46	608	747
At 31 December 2016 (restated see note 5)	135	38	581	754

F/C-46

16.	Investment in subsidiaries

Details of the Company’s subsidiaries at 31 December 2017 are as follows:

Company	Country of registration or incorporation	Principal Activity	Proportion of ownership interest %	Proportion of voting power held %
Brookfield Interactive Systems Limited*	England and Wales	Software development	100.00	100.00

Brookfield Interactive (Travel Entertainment) Limited*	England and Wales	Dormant	100.00	100.00

Brookfield Interactive (Asia) Limited*	England and Wales	Development of payment services technology and operations	100.00	100.00

Newei Limited*	England and Wales	Dormant	100.00	100.00

Beijing Brookfield Interactive Science & Technology Co. Limited*	China	Investment company	100.00	100.00

Xinhuacai Trading Hong Kong Limited*	Hong Kong	Investment company	100.00	100.00

DJI Holding Limited*	England and Wales	Dormant	100.00	100.00

Newnet Group Limited*	England and Wales	Dormant	100.00	100.00

Details of the Company’s subsidiaries at 31 December 2016 are as follows:

Company	Country of registration or incorporation	Principal Activity	Proportion of ownership interest %	Proportion of voting power held %
Brookfield Interactive Systems Limited*	England and Wales	Software development	100.00	100.00

Brookfield Interactive (Travel Entertainment) Limited*	England and Wales	Dormant	100.00	100.00

Brookfield Interactive (Asia) Limited*	England and Wales	Development of payment services technology and operations	100.00	100.00

Newei Limited*	England and Wales	Dormant	100.00	100.00

Beijing Brookfield Interactive Science & Technology Co. Limited*	China	Investment company	100.00	100.00

Xinhuacai Trading Hong Kong Limited*	Hong Kong	Investment company	100.00	100.00

DJI Holding Limited*	England and Wales	Dormant	100.00	100.00

Newnet Group Limited*	England and Wales	Dormant	100.00	100.00

* Directly owned subsidiary of BNN Technology PLC

All the company's named above other than Beijing Brookfield Interactive Science & Technology Co. Limited and Xinhuacai Trading Hong Kong Limited have their registered office as; First floor, Mallory House, Goostrey Way, Knutsford Cheshire, WA16 7GY. Beijing Brookfield Interactive Science & Technology Co. Limited Is registered at; 26-30 Xuanwumenwai Rd #2-401, Xicheng District, Beijing. Xinhuacai Trading Hong Kong Limited Is registered at; Unit 402, 4th Floor Fairmont House, No. 8 Cotton Tree Drive, Admiralty, Hong Kong.

F/C-47

Chinese law and regulations restrict foreign investment in lottery businesses. Accordingly, the Company’s Chinese business operations are conducted through a series of arrangements between the relevant operating Company and Beijing Brookfield Interactive Science & Technology Limited. These arrangements enable the Group to:

•	receive substantially all of the economic benefits from the affiliated entities in consideration for the services provided by the wholly-owned subsidiary Beijing Brookfield Interactive Science &Technology Limited;

•	exercise effective control over the affiliated entities; and

•	hold an exclusive option to purchase all or part of the equity interests in the Company’s affiliated entities when and to the extent permitted by PRC laws.

The Group does not have any equity interest in the affiliated entities. However, as a result of the arrangements in place, the Company has effective control over and has a variable interest in the returns from these companies, and for this reason the Directors consider the affiliated entities to be contractually controlled entities. At 31 December 2017, the Group had control over the following subsidiaries through these agreements:

Company	Country of registration or incorporation	Principal Activity	Proportion of ownership interest %	Proportion of voting power held %

Beijing Hulian Xincai Culture Development Co., Limited	China	Investment company	100.00	100.00
Beijing New Net Science & Technology Development Co., Limited	China	Payment fulfilment services and technology development	100.00	100.00
Beijing Lucky Lottery Science & Technology Development Co., Ltd	China	Payment fulfilment services and technology development	75.00	75.00
Chongqing Chuangyang Science & Technology Co., Limited	China	Payment fulfilment services and technology development	100.00	100.00
Shanghai Xinguan Systems Engineering Co., Limited	China	Payment fulfilment services and technology development	80.00	80.00
Beijing Hulian YiCai Technology Development Co., Limited	China	Payment fulfilment services and technology development	100.00	100.00
Harbin Tengcai Science & Technology Co., Limited	China	Payment fulfilment services and technology development	80.00	80.00
Hulian Xincai Hangzhou Sport Culture Communication Ltd.	China	Payment fulfilment services and technology development	100.00	100.00
Hulian Xincai Information Technology Co. Ltd	China	Payment fulfilment services and technology development	100.00	100.00

All the company's named above have their registered office as; B2-B16, 10th Floor, No. 8 Building, No. 2 Dongsanhuanbeilu, Chaoyang District, Beijing

At 31 December 2016 the Group had control over the following subsidiaries through these agreements:

	Country of		Proportion of	Proportion of
	registration or		ownership	voting power
Company	incorporation	Principal Activity	interest %	held %
Beijing Hulian Xincai Culture Development Co., Limited	China	Investment company	100.00	100.00
Beijing New Net Science & Technology Development Co., Limited	China	Payment fulfilment services and technology development	100.00	100.00
Beijing Lucky Lottery Science & Technology Development Co., Ltd.	China	Payment fulfilment services and technology development	75.00	75.00
Chongqing Chuangyang Science & Technology Co., Limited	China	Payment fulfilment services and technology development	100.00	100.00
Shanghai Xinguan Systems Engineering Co., Limited	China	Payment fulfilment services and technology development	80.00	80.00
Beijing Hulian YiCai Technology Development Co., Limited	China	Payment fulfilment services and technology development	100.00	100.00
Harbin Tengcai Science & Technology Co., Limited	China	Payment fulfilment services and technology development	80.00	80.00

F/C-48

The table below shows details of non-wholly owned subsidiaries or contractually controlled entities of the Group that have material non-controlling interests:

	Profit (loss) allocated to non- controlling interest		Accumulated non-controlling interest
Company	2017	2016	2017	2016
	£'000	£'000	£'000	£'000
Beijing Lucky Lottery Science & Technology Development Co., Ltd.	(16)	(73)	(442)	(426)
Shanghai Xinguan Systems Engineering Co., Limited	24	(61)	407	383
Harbin Tengcai Science & Technology Co., Limited	(34)	(14)	(37)	(3)
Beijing New Net Science & Technology Development Co., Limited	(2)	-	57	59
Beijing Hulian Xincai Culture Development Co., Limited	(5)	-	112	117
	(33)	(148)	97	130

Summarised financial Information in respect of material non-controlling Interests, before Intra-group eliminations, is presented below.

	2017	2016
Shanghai Xinguan Systems Engineering Co. Ltd (Shanghai Xinguan)
	£'000	£'000
Profit or loss of entity	167	398
Dividends paid	-	-
Net assets	2,033	2,007

Beijing Lucky Lottery Science & Technology Co. Ltd (Haoyuncai)
	£'000	£'000
Profit or loss of entity	(118)	(290)
Dividends paid	-	-
Net assets	(1,768)	(1,700)

17.	Investment in associates

All associates are accounted for using the equity method of accounting.

Associate 1: On 7 July 2014 Beijing New Net Science and Technology Development Limited (“NewNet”), a company within the Group, entered into an agreement with Xinhautong Software Development (Beijing) Co., Limited, to develop and promote new lottery services. As part of the agreement, a new company was formed, Beijing Xinhaucai Technology Co., Limited (“Xinhuacai”), of which NewNet owns 49%. During 2016 Xinhuacai entered into an agreement with Hua Shu Digital, Hangzhou Shu Tou and Hangzhou Shi Cai, to develop the digital business and related services revenue stream and as part of that agreement, Xinhuacai invested into Xinhua Shi Cai Science and Technology Co Ltd (“Xinhua Shi Cai”) of which Xinhuacai owns 45%. During 2015, Xinhuacai entered into an agreement with Beijing Shen Cai and Sheng Shi Hua Shuo, to develop an online lottery game, as part of that agreement, Xinhuacai invested into Xinhua Shen Cai Science and Technology Co Ltd (Xinhua Shen Cai) of which Xinhuacai owns 45%.

ASSOCIATE 1:	2017	2016
	£'000	£'000
Summarised financial information in respect of Xinhuacai is set out below:
Aggregated amount relating to associates
Investments	1,280	1,317
Non-current assets	46	78
Current assets	617	1,160
Total assets	1,943	2,554

Total liabilities	(78)	(75)
Net assets	1,865	(2,479)
Total revenue	-	-
Loss and other comprehensive loss for the year	(545)	(1,061)
Group's share of net assets of associates	49%	49%

F/C-49

Associate 2: In December 2015, Harbin TengCai Science & Technology Development Co., Ltd (“TengCai”), a newly formed company which is majority owned (80%) by NewNet, entered into an agreement with HeiLongJiang sports bureau, to develop and promote new lottery services and sports facility bookings. As part of the agreement, a new company was formed, HeiLongJiang LongTi Technology Co, Ltd (“LongTi”), of which TengCai owns 40%.

ASSOCIATE 2:	2017	2016
	£'000	£'000
Summarised financial information in respect of LongTi is set out below:
Aggregated amount relating to associates
Non-current assets	93	117
Current assets	1,293	1,379
Total assets	1,386	1,496

Total liabilities	(335)	(55)
Net assets	1,051	1,442
Total revenue	681	69
Loss and other comprehensive loss for the year	(350)	(282)
Group's share of net assets of associates	40%	40%

Associate 3: On 6 August 2015 NewNet, a Company within the Group, entered into an agreement with a Chinese national to develop and promote online sports lottery services in the Chinese province of Shandong. As part of the agreement a new company was formed, Qingdao BaiFa Technology Co, Limited (“BaiFa”), of which the Group owned 50%. In October 2016 the Group decided to dispose of it interests in BaiFa as it was felt that its ownership no longer fitted in with the Group’s overall strategy. The associate was disposed of for £nil proceeds and a loss on disposal of £181 thousands was recognised.

ASSOCIATE 3:	2017	2016
	£'000	£'000
Summarised financial information in respect of BaiFa is set out below:
Aggregated amount relating to associates
Non-current assets
Current assets
Total assets	-	-

Total liabilities
Net assets	-	-
Total revenue	-	25
Loss and other comprehensive loss for the year	-	(228)
Fair value adjustment of prior year investment write down	57	-
Group's share of net assets of associates	50%	50%

F/C-50

Reconciliation of the above summarised financial information to the carrying amounts in the Group financial statements is shown below:

Reconciliation
	2017	2016
	£'000	£'000
Proportion of the Group's ownership interest in associate 1 (49%)	916	1,410
Goodwill	2,844	3,269
Total associate 1 (49%)	3,760	4,679
Proportion of the Group's ownership interest in associate 2 (40%)	420	1,122
Goodwill	1,593	521
Total associate 2 (40%)	2,013	1,643
Proportion of the Group's ownership interest in associate 3 (50%)	-	-
Goodwill	-	-
Total associate 3 (50%)	-	-

Total proportion of the Group's ownership interest in associates	1,336	2,532
Total Goodwill	4,437	3,790
Total associates	5,773	6,322

18.	Other investments

Other investments relate to the Company's investments in Xinhuatong Network Co., Ltd, in 2016 and Xinhua Mobile Media in 2017, both are privately held companies. In late 2017 management deemed that the investment In Xinhua Mobile Media is no longer in line with the company’s long-term strategic plan and therefore wrote the investment value to zero. The Xinhua Mobile investment cost of £677 thousand has been included as part of the discontinued operations (see note 12 for further details). The Investment in Xinhuatong was previously recognised at historic cost because fair value could not be reliably determined. At 31 December 2017 the investment is held at fair value, with fair value determined with reference to the subsequent sale of the Investment (see note 30 for further details).

	2017	2016
	£'000	£'000
At 1 January	2,342	-
additions	677	2,212
foreign exchange translation movement	(67)	130
impairment	(677)	-
As at 31 December	2,275	2,342

19.	Inventories

	2017	2016
	£'000	£'000
Finished goods	169	5

F/C-51

20.	Trade and other receivables

	Restated (see note 5)
	2017	2016
	£'000	£'000
Current
Trade receivables	627	93
Unpaid share capital	-	473
Amounts owed by related parties (note 30)	143	761
Restricted cash deposits (note 22)	13,581	6,611
Other receivables	253	1,877
VAT receivable	343	75
Prepayments	1,710	3,795
	16,657	13,685
Non-current
Restricted cash deposits (note 22)	-	7,600
	-	7,600

Trade and other receivables

Trade and other receivables disclosed above are classified as loans and receivables and are therefore measured at amortised cost. The Directors consider that the carrying amount of trade and other receivables is approximately equal to their fair value because there are no factors which would cause a difference to the book value.

In determining the recoverability of a trade receivable, the Group considers any change in the credit quality of the trade receivable from the date credit was initially granted up to the reporting date. The concentration of credit risk is limited due to the customer base being large and unrelated. There are no customers who represent more than 5% of the total balance of trade receivables.

The Group does not hold any collateral or other credit enhancements over any of its trade receivables nor, with the exception of the secured bank facility described further in note 22, does it have a legal right of offset against any amounts owed to the Group by the counterparty.

Included in amounts owed by related parties is a loan to D Mercer of £143 thousand (31 December 2016: £438 thousand). Other than this loan to Mr Mercer, there are no other director loans outstanding at the period end.

At 31 December 2017 the balance of the Directors Loan Account was £143 thousand. Darren Mercer was awarded a bonus of £270,000 in April 2016 which had not been processed by 31 December 2017. This bonus was processed for payment in September 2018 and loan balance due has been extinguished against the amounts due to the director. (See Note 31 Subsequent Events).

This loan is fully paid before the date of approval of these special purpose financial statements.

F/C-52

21.	Trade and other payables

	Restated (see note 5)
	2017	2016
	£'000	£'000
Current
Trade creditors	711	222
Amounts owed to related parties (note 30)	-	163
Accruals	1,254	3,311
Income tax payable	52	53
Other taxes and social security	91	354
Other payables	798	3,298
	2,906	7,401

Trade creditors and accruals principally comprise amounts outstanding for trade purchases and ongoing costs. For most suppliers, no interest is charged on the trade payables. The Group has financial risk management policies in place to ensure that all payables are paid within the pre-agreed credit terms.

The Directors consider that the carrying amount of trade and other payables approximates to their fair value because there are no factors which would cause a difference to the book value due to the short term nature of the payables.

22.	Borrowings

	2017	2016
	£'000	£'000
Secured borrowing at amortised cost:
Bank loans	10,761	11,555

Unsecured borrowing at amortised cost:
Convertible loan notes	5,742	7,709
Loans from related parties (note 30)	48	410
	16,551	19,674

Total borrowings
Amount due for settlement within 12 months	16,551	6,110
Amount due for settlement after 12 months	-	13,564
	16,551	19,674

F/C-53

	Sterling	Sterling
	£'000	£'000
Analysis of borrowings by currency:
31 December 2017
Bank loans	-	10,761
Loans from related parties (note 30)	-	48
Convertible loan notes	5,742	-
	5,742	10,809

Analysis of borrowings by currency:
31 December 2016
Bank loans	-	11,555
Loans from related parties (note 30)	-	410
Convertible loan notes	7,709	-
	7,709	11,965

31 December 2016
Convertible loan notes	7,709	-

Bank loans

On June 1, 2016 BNN Technology PLC established a financing relationship with China Everbright Bank in order to efficiently provide working capital funding to its trading subsidiary Beijing NewNet Science & Technology Development Co., Ltd. Under the arrangements, the China Everbright Bank Hong Kong Branch provided Beijing NewNet Science & Technology Development Co., Ltd. with a Chinese Renminbi denominated loan which carries an interest rate in the range of 4.6 to 4.7 percent. This was secured by a sterling cash deposit of the Company with the China Everbright Bank Hong Kong Branch. These cash security deposits amount to £13,581 thousand (2016: £14,211 thousand) and are shown as restricted cash within the consolidated balance sheet, as disclosed in note 20.

On January 5, 2017 the China Everbright Bank Beijing Branch provided Beijing Brookfield Interactive Science & Technology Co. Limited with a one-year Chinese Renminbi denominated loan of £6,500 thousand, which carries an interest rate of 4.6 percent. This was secured by a sterling cash deposit by the Company with the China Everbright Bank Hong Kong Branch. On January 5, 2018 this loan was fully repaid. The loan term was extended till 10 October 2018. On date of signing these accounts, this loan is settled in full (See Note 31).

At December 31, 2017 the Company had drawn-down RMB 94,551 thousand (c. £10,761, thousand) which was repayable as follows:

	2017	2016
	£'000	£'000
31 May 2017	-	3,358
25 July 2017	-	2,342
5 January 2018	4,749	-
10 October 2018	6,012	5,855
	10,761	11,555

The weighted average interest rates paid during the year were as follows:

	2017	2016
	%	%
Bank loans	4.6	4.6

F/C-54

Convertible loan notes

On April 20, 2016 the Company agreed with the noteholder, Stadium Parkgate Limited, to cancel the previously existing Convertible Loan Notes and to issue New Notes for the same principal amount of £6,000 thousand but carrying an interest rate of 6 per cent. The previously existing Convertible Loan Notes were cancelled on 17 May 2016 and the New Notes issued on the same date. This has been accounted for as an extinguishment of the previously existing notes, which were derecognised on cancellation and an issuance of the new convertible loan notes. At the date of extinguishment, the Convertible Loan Notes including accrued interest had a carrying value of £8,403 thousand (comprised of (£6,000 thousand New Notes and £2,403 thousand New Interest Notes) and a loss of £2,449 thousand arose on cancellation related to the difference between the amortised cost of the previous loan notes and the estimated fair value of the new notes.

The New Notes (£6,000 thousand as mentioned above), together with accrued interest, are capable of conversion at the option of the noteholder to Ordinary Shares at any time after December 31, 2016 and prior to July 17, 2018, other than in circumstances of certain changes of control where the new notes were capable of conversion to Ordinary Shares prior to December 31, 2016. The conversion price of the new notes will be the lower of 115p and the closing mid-market price of an Ordinary Share on December 31, 2016 provided that the conversion price cannot be less than 60p, other than in circumstances of certain changes of control where the conversion price of the new notes will be 115p. On 6th September 2018 the group agreed with the holder of £6,000 thousand loan note to defer the repayment subject to certain conditions (see note 31).

Due to refinancing the New Interest Notes were capable of conversion by the Company into new ordinary shares of 10 pence each in the capital of the company at any time after 31 December 2016 and prior to 31 January 2017 at the lower of 115p and the closing mid-market price of an Ordinary Share on 31 December 2016. As such 2,089,816 new Ordinary shares were issued at a conversion price of 115p to Stadium Parkgate (Holdings) Limited. On 26 January 2017 the Company announced it had exercised its conversion rights in respect of the full outstanding balance of £2,403 thousand New Interest Notes.

The New Notes and New Interest Notes were initially recognised as a liability of their estimated fair value of £7,868 thousand and £2,984 thousand respectively. Since the conversion option is in respect of a variable number of shares it did not meet the definition of equity at inception but represents an embedded derivative liability which is accounted for at fair value with changes in fair value (gains or losses) recognised as financing income / (costs).

The net proceeds received from the issue of the convertible loan notes have been split between the financial liability element and a derivative financial instrument, representing the fair value of the embedded option to convert the financial liability into equity of the Company, as follows:

Convertible loan notes
	New Interest Notes	New Notes
	£'000	£'000
Fair value of convertible loan notes	2,395	5,314
Debt issue costs	-	-
Derivative liability	-	-
Liability component at date of issue	2,395	5,314
Interest charged	8	788
Interest paid	-	(360)
Conversion to equity	(2,403)	-
Liability component at 31 December 2017	-	5,742

At 31 December 2016 the conversion price in respect of the convertible loan notes became fixed at 115 pence per share, and accordingly the conversion option (which was initially accounted for as an embedded derivative) now met the definition of equity under IFRS 9. The Company has determined the absence of a variable pricing feature from 31 December 2016 represents a change in the contractual terms applicable to the convertible loan note and the classification of the option feature has been modified to equity and the fair value of the embedded derivative at 31 December 2016 reclassified £4,204 thousand to the accumulated deficit in equity.

F/C-55

23.	Deferred tax

At the balance sheet date, the Group has unused tax losses of £62,327 thousand (2016: £41,977 thousand) available for offset against future profits. The total used tax losses for Chines operation are £30,580 thousand and UK £31,747 thousand (2016: £20,613 thousand and £21,364 respectively). No deferred tax assets have been recognised as it is uncertain of the timing of when there will be future taxable profits available. Losses may be carried forward indefinitely.

	Restated (see note 5)
	2017	2016
	£'000	£'000
Unused tax losses
China	30,580	20,613
United Kingdom	31,747	21,364
	62,327	41,977

Unrecognised deferred tax assets are as follows:

	Restated (see note 5)
	2017	2016
	£'000	£'000
Tax losses	12,287	8,775
Accelerated tax depreciation	19	8
Other	86	87
	12,392	8,870

Deferred tax assets and liabilities are offset only where the group has a legally enforceable right to do so and where the assets and liabilities relate to income taxes levied by the same taxation authority on the same taxable entity or another entity within the group.

Finance Act No. 2 2015, which was substantively enacted on 26 October 2015, includes provisions to reduce the corporation tax to 19% with effect from 1 April 2017 and 18% with effect from 1 April 2020. In addition, the Finance Bill 2016 was substantively enacted on 6 September 2016 which introduced a further reduction in the main rate of corporation tax from 18% to 17% from 1 April 2020. Accordingly these rates have been applied when calculating deferred tax assets and liabilities as at 31 December 2017.

24.	Share capital

	2017	2016
	£'000	£'000
Authorised, issued and fully paid 238,612,522 ordinary shares of 10p each (2016: 205,272,707)	23,861	20,527

F/C-56

Reconciliation of opening to closing share capital below:

Authorised, Issued and Fully Paid	2017
£'000
Closing balance 2016 (205,272,707 ordinary share of 10p each)	20,527
Issue of share capital for cash consideration (23,592,000 ordinary share of 10p each)	2,359
Issue of share capital in settlement of liabilities (4,786,500 ordinary share of 10p each)	479
Issue of share capital in settlement of future services (445,625 ordinary share of 10p each)	44
Issue of share capital in settlement of share issue costs (2,425,875 ordinary share of 10p each)	243
Conversion of convertible debt (2,089,816 ordinary share of 10p each)	209
Closing balance 2017 (238,612,522 ordinary share of 10p each)	23,861

Authorised, Issued and Fully Paid	2016
£'000
Closing balance 2015 (144,306,820 ordinary share of 10p each)	14,431
Issue of share capital for cash consideration (63,287,187 ordinary share of 10p each)	6,328
Cancellation of shares (2,321,300 ordinary share of 10p each)	(232)
Closing balance 2016 (205,274,007 ordinary share of 10p each)	20,527

The Company has one class of ordinary shares which carry no right to fixed income.

During 2017 company issued 33,339,816 ordinary shares of 10p each for cash consideration of £18,873,600 and in settlement of liabilities of £3,829,200, future services of £356,600 and share issue costs of £1,940,700.

Cash expenses in relation to share issue costs were £392,678.

This gives rise to share premium of £19,541,622 net of total share issue costs of £2,333,378.

During the year the company received cash proceeds of £473,000 in relation to share capital issued in the prior year.

During 2016, the Company issued 62,634,571 ordinary shares of 10p each for cash consideration of £51,006,500 giving rise to a share premium of £42,961,758 which is net of £2,368,640 share placing costs. £480,000 of the proceeds were received in 2015.

In May 2016 2,321,300 ordinary shares were returned to the Company as part of the 2015 Woying discontinued operation.

Included in the 62,634,571 ordinary shares issued in 2016 were 652,616 new ordinary shares of 10p issued to North Square Blue Oak Ltd on 27 September 2016 on the exercise of 652,616 share warrants with an exercise price of 100p.

At December 31, 2017, the Company had 4,500,000 warrants in issue with an exercise price at 35p each which expire in Dec 2018. A further 653,892 warrants in issue with an exercise price of 35p each which expire in October 2020 and 652,616 warrants in issue with an exercise price of 100p each which expire in July 2019.

25.	Reserves

Included within the accumulated deficit in 2016 is an amount of £4,545 thousand that represents the share warrant valuation granted to D Mercer and White & Company Limited. For further disclosure see note 29.

The EBT reserve represents the cost of shares in BNN Technology PLC which are held by the Group’s Employee Benefit Trust to satisfy options and other awards to the Group’s employees. The number of ordinary shares held by the Employee Benefit Trust at 31 December 2017 was 465,234 (2016: 465,234) (see note 5).

The cancellation of shares in 2016 relates to the 2015 Woying discontinued operations.

F/C-57

At 31 December, 2016 the conversion price in respect of the convertible loan notes became fixed at 115 pence per share, and accordingly the conversion option (which was initially accounted for as an embedded derivative) now met the definition of equity under IFRS 9. The Company has determined the absence of a variable pricing feature from 31 December 2016 represents a change in the contractual terms applicable to the convertible loan note and the classification of the option feature has been modified to equity and the fair value of the embedded derivative at 31 December 2016 reclassified to the accumulated deficit in equity.

On 26 January 2017 the company announced it had exercised its conversion rights in respect of the full outstanding balance of £2,403 thousand New Interest Notes. (See note 22 for further details)

Restricted assets

Under PRC laws and regulations, the Company’s subsidiaries and contractually controlled entities may only pay dividends out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the financial statements prepared in accordance with IFRS may differ from those reflected in the statutory financial statements of the Company’s subsidiaries and contractually controlled entities.

In accordance with PRC laws and regulations, WFOE, as a wholly foreign-owned enterprise in the PRC is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund a statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital. At its discretion, it may allocate a further portion of its after-tax profits based on PRC accounting standards to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends.

Additionally, in accordance with the Company Law of the PRC, a domestic enterprise is required to provide a statutory surplus fund at least equal to 10% of its accumulated after-tax profits each year until the aggregate amount of such a fund reaches 50% of its registered capital. A domestic enterprise is also required to provide a discretionary surplus fund, at the discretion of the board of directors, from the net profits reported in the enterprise’s PRC statutory financial statements. The aforementioned reserve funds can only be used for specific purposes and are not distributable as cash dividends.

As a result of these PRC laws and regulations that require annual appropriations of 10% of after-tax profits to be set aside prior to payment of dividends as a general reserve fund or statutory surplus fund, the Group’s PRC subsidiaries and contractually controlled entities are restricted in their ability to transfer net assets to the Company. At December 31, 2017 statutory surplus funds, which cannot be distributed by the Company’s contractually controlled entities and their subsidiaries, were £133 thousand, (2016: £116 thousand).

F/C-58

26.	Notes to the cash flow statement

	Restated (see note 5)
	2017	2016
	£'000	£'000
Loss for the year after discontinued operations	(31,905)	(20,810)
Adjustments for:
Share of results of associate	350	631
Loss of disposal of associates	-	181
Share based payment expense	442	129
Finance costs	2,434	1,739
Impairment of other investments	677	-
Loss on disposal of property, plant and equipment	203	1
Depreciation of property plant and equipment	348	252
Amortisation of intangible assets	177	132
Impairment of intangibles-discontinued operations	1,936	-
Operating cash flow before movements in working capital	(25,338)	(17,745)
(Increase)/Decrease in inventories	(164)	16
Decrease/(Increase) in receivables (see note 20)	3,702	(1,947)
Increase in payables	(976)	3,401
Net cash used in operations	(22,776)	(16,275)
Income taxes paid	-	103
Interest paid	(681)	(597)
Net cash used by operating activities	(23,457)	(16,769)

Significant non-cash transactions relate to the fair value movement of the embedded derivative on the convertible loan notes £3,829 thousand (described in note 22) and issue of share capital £2,297 thousand (note 24).

	Restated (see note 5)
	2017	2016
	£'000	£'000
Cash and cash equivalents	20,721	28,143

Cash and cash equivalents comprise cash and short-term bank deposits with an original maturity of three months or less. The carrying amount of these assets is approximately equal to their fair value.

Reconciliation of liabilities arising from financing activities

	2017	Cash flows (net)	Non-cash changes		2016
			Foreign Exchange movement	Reclassification

	£'000	£'000	£'000	£'000	£'000
Short-term Borrowing	16,551	(1,215)	(255)	11,911	6,110
Long-term Borrowing	-	-	(1,653)	(11,911)	13,564
Total liabilities from financing activities	16,551	(1,215)	(1,908)	-	19,674

F/C-59

	2016	Cash flows (net)	Non-cash changes		2015
			Foreign Exchange movement	Reclassification
	£'000	£'000	£'000	£'000	£'000
Short-term Borrowing	6,110	2,417	(280)	3,973	-
Long-term Borrowing	13,564	8,970	2,589	(3,973)	5,978

Total liabilities from financing activities	19,674	11,387	2,309	-	5,978

27.	Operating lease arrangements

	2017	2016
	£'000	£'000
Lease payments under operating leases recognised as an expense in the year:	1,188	964

At the balance sheet date, the Group had outstanding commitments for future minimum lease payments under non-cancellable operating leases, which fall due as follows:

	2017	2016
	£'000	£'000
Within one year	341	832
In the second to fifth years inclusive	462	536
	803	1,368

Operating lease payments represent rentals payable by the Group for certain of its office properties. Leases are negotiated for an average term of 5 years.

Due to the restructuring of the business in 2018, all the long term operating leases have been cancelled. See Note 31 Subsequent Events.

28.	Financial instruments

Capital risk management

The Group manages its capital to ensure that entities in the Group will be able to continue as going concerns while maximising the return to shareholders through the optimisation of the debt and equity balance. The Group’s overall strategy remains unchanged from prior year.

The capital structure of the Group is primarily equity attributable to equity holders of the parent, comprising issued capital, reserves and accumulated deficit as disclosed in notes 24 and 25. The Group is not subject to any externally imposed capital requirements.

The Group’s board reviews the capital structure on a periodic basis. As part of this review, the committee considers the cost of capital and the risks associated with each class of capital. Due to the stage of the Group’s operations, the business is equity funded through a combination of equity and convertible loan notes.

F/C-60

Categories of financial instruments

	Restated (see note 5)
	2017	2016
	£'000	£'000
Financial assets:
Cash and cash equivalents	20,721	28,143
Restricted cash deposits	13,581	14,211
Loans and receivables	1,023	3,204
Other investments	2,275	2,342
Financial liabilities:
Convertible loan notes	5,742	7,709
Trade and other payables at amortised cost	1,509	3,683
Bank Loans	10,761	11,555
Loans from related parties	48	410

The following table sets out the contractual obligations (representing undiscounted contractual cash-flow) of financial liabilities.

		Between	Between	Between
	Up to 3 months	3 to 12 months	1 and 2 year	2 and 5 years
	£'000	£'000	£'000	£'000
At 31 December 2017

Trade and other Payable	1,250	259	-	-
Bank Loans	4,749	6,500	-	-
Convertible loan notes	-	6,498	-	-
Loans from related parties	-	48	-	-
	5,999	13,305	-	-

		Between	Between	Between
	Up to 3 months	3 to 12 months	1 and 2 year	2 and 5 years
	£'000	£'000	£'000	£'000
At 31 December 2016

Trade and other Payable	2,270	1,413	-	-
Bank Loans	-	5,700	6,500	-
Convertible loan notes	2,403	360	353	5,800
Loans from related parties	-	362	48	-
	4,673	7,835	6,901	5,800

Credit risk management

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in financial loss to the Group. The Group has adopted a policy of only dealing with creditworthy counterparties and obtaining sufficient collateral where appropriate, as a means of mitigating the risk of financial loss from defaults. The maximum credit risk is the carrying amount of the instrument.

Trade receivables consist of a large number of customers, spread across diverse industries and geographical areas. On-going credit evaluation is performed on the financial condition of financial statements receivable and, where appropriate, credit guarantee insurance cover is purchased.

Apart from The Bank of China (who holds the majority of the Group’s cash), the Group does not have any significant credit risk exposure to any single counterparty or any Group of counterparties having similar characteristics. The Group defines counterparties as having similar characteristics if they are related entities. Concentration of credit risk to any other counterparty did not exceed five per cent of gross monetary assets at any time during the year. The credit risk on liquid funds is limited because the counterparties are banks with high credit-ratings assigned by international credit-rating agencies.

F/C-61

Financial risk management objectives

The Group’s Board reviews the financial risks relating to the operations of the Group. These risks include foreign currency risk, credit risk, liquidity risk and cash flow interest rate risk.

The Group’s major subsidiaries are based in China and principally trade in Chinese Yuan Renminbi (“RMB”). Foreign currency transactions (with the exception of inter-Company funding) are limited and therefore the Group’s exchange rate exposures are limited.

Liquidity risk management

Ultimate responsibility for liquidity risk management rests with the board of Directors, which has established an appropriate liquidity risk management framework for the management of the Group’s short, medium and long-term funding and liquidity management requirements. The Group manages liquidity risk by maintaining adequate reserves and banking facilities, by continuously monitoring forecast and actual cash flows, and by matching the maturity profiles of financial assets and liabilities. The Group has no undrawn borrowing facilities at its disposal, and all financial assets and liabilities are due within one year.

Fair value measurements

The information set out below provides information about how the Group determines fair values of various financial assets and financial liabilities.

The following table provides an analysis of financial instruments that are measured subsequent to initial recognition at fair value, grouped into Levels 1 to 3 based on the degree to which the fair value is observable:

•	Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

•	Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Fair value of the Group’s financial assets and financial liabilities are measured on a periodic basis.

Some of the Group’s financial assets and financial liabilities are measured at fair value at the end of each reporting period. The following table gives information about how the fair values of these financial assets and financial liabilities are determined (in particular, the valuation technique(s) and inputs used).

In addition, the Company granted 4 million warrants to the Company’s CEO D Mercer and 500 thousand warrants to an external consultant White & Co. Ltd on 10 December 2015 which are exercisable at any time up to 10 December 2018 at an exercise price of 35 pence. The Company also granted 327 thousand warrants each to Mirabaud Securities Ltd and Strand Hanson on 1st October 2015 which are exercisable at any time up to 2 October 2020 at an exercise price of 35 pence.

29.	Share based payments

Equity-settled employee share option scheme

The Company has a share option scheme for certain employees of the Group. Options are exercisable at a price equal to the estimated fair value of the Company’s shares at the date of grant. The vesting period is between one and three years. If the options remain unexercised after a period of ten years from the date of grant the options expire. Options are forfeited if the employee leaves the Group before the options vest.

F/C-62

	2017		2016
	Number of share options	Weighted average exercise price	Number of share options	Weighted average exercise price

Outstanding at beginning of year	980,000	0	-
Granted during the year	130,000	0.100	980,000	0.100
Outstanding at end of the year	1,110,000	0.100	980,000	0.100
Exercisable at end of the year	-		-	-

The Group recognised total expenses of £442 thousand in relation to employee share option scheme (2016: £129 thousand). This is within administrative expenses.

The options outstanding at 31 December 2017 had a weighted average remaining contracted life of 1.23 years. In 2017, options were granted to employees of the Company. The aggregate of the estimated fair value of the options granted is £1,018 thousand. The inputs into the Black-Scholes model are as follows:

Employee share scheme
Weighted average share price	£1.36
Weighted average exercise price	£0.10
Expected volatility	96.0%
Expected life	1-3 years
Risk-free rate	1.50%
Expected dividend yield	0.00%

The options outstanding at 31 December 2016 had a weighted average remaining contracted life of 1.72 years. In 2016, options were granted to employees of the Company. The aggregate of the estimated fair value of the options granted is £1,153 thousand. The inputs into the Black-Scholes model are as follows:

Employee share scheme
Weighted average share price	£1.41
Weighted average exercise price	£0.10
Expected volatility	88.80%
Expected life	1-3 years
Risk-free rate	1.50%
Expected dividend yield	0.00%

Warrants

Details of the share options and warrants outstanding during the year are as follows:

	2017		2016
	Number of share options and warrants	Weighted average exercise price	Number of share options and warrants	Weighted average exercise price

Outstanding at 1 beginning of year	5,806,508	0.423	6,459,124	0.481
Granted during the year	-		-	-
Exercised during the year	-		(652,616)	1.000
Forfeited during the year	-		-	-
Outstanding at end of the year	5,806,508		5,806,508	0.423
Exercisable at end of the year	5,806,508		5,806,508	0.423

F/C-63

In conjunction with the issue of shares in the prior year (see note 24) the Company issued 652 thousand warrants to both the Company’s Broker and to its Nominated Advisor at an exercise price of 100 pence, the company’s broker exercised all of its warrants on 21 September 2016, the unexercised warrants are exercisable at any time up to July 2019. In addition the Company granted 4 million warrants to the Company’s CEO D Mercer and 500 thousand warrants to an external consultant White & Co. Ltd (these were in exchange for services as a result of a share placement) on 10 December 2015 which are exercisable at any time up to 22 December 2018 at an exercise price of 35p. The Company also granted 654 thousand warrants to an external consultant White & Co. Ltd. in exchange for services provided to the Company in relation to a fund raise on 10 December 2015 which are exercisable at any time up to 2 October 2020 at an exercise price of 35 pence. Further details regarding the costs of the share placement are included in note 24.

The aggregate estimated fair value of the warrants granted to D Mercer and to White & Co. Ltd is £455 thousand and for the warrants issued to the Broker and Nominated Advisor is £179 thousand. The inputs into the Black-Scholes model for those warrants granted during 2015 are as follows:

	D Mercer/White & Co.	Broker/ Nominated Advisor
Weighted average share price	£0.30	£0.48
Weighted average exercise price	£0.35	£0.35
Expected volatility	58.4%	56.2%
Expected life	3 years	5 years
Risk-free rate	0.81%	1.19%
Expected dividend yield	0.00%	0.00%

Expected volatility was determined by calculating the historical volatility of the Group’s share price over the previous year. The expected life used in the model has been adjusted, based on management’s best estimate, for the effects of non-transferability, exercise restrictions, and behavioural considerations.

30.	Related party transactions

Balances and transactions between the company and its subsidiaries, which are related parties have been eliminated on consolidation and are not disclosed in this note. Darren Mercer and Grant Mercer are shareholders of BNN Technology plc. GLMC consultancy ltd is a company owned by Grant Mercer, brother of Darren Mercer. GLMC consultancy ltd provided marketing services to the Company on an arm's length basis under standard terms and conditions during both years.

Xinhuatong Software development (Beijing) Co. ltd, Heilongjiang Long Ti and Xinhua Shicai were companies owned by BNN director W Qi (resigned 26 September 2018). They provided software development and marketing services to BNN Technology plc on an arm’s length basis under standard terms and conditions. During 2017 related party costs are expensed within the Income Statement and are included within administration expenses £45 thousand (2016: £1,022 thousand) and sales and marketing £638 thousand (2016: £182 thousand) and discontinued operations Nil (2016: 2,226 thousand). There are no balances outstanding with related parties as at 31 December 2017. Transactions between the Group and its related parties are disclosed below.

F/C-64

Trading transactions

During the year, the Group received the following services from related parties:

	Restated (see note 5)
	2017	2016
	£'000	£'000
Xinhuatong Software Development (Beijing) Co. Ltd: RMB 20,000,000 in 2016	-	2,226
Heilongjiang LongTi: Stage investment: RMB 10,000,000 in 2016	-	1,113
GLMC Consultancy Ltd (company owned by Grant Mercer, the brother of Darren Mercer)	448	182
Peover Inns Ltd (company owned by Darren Mercer)	-	20
Xinhua Shicai: RMB 2,000,000 (2016: RMB 9,000,000)	235	1,002

Loans to related parties

	2017	2016
	£'000	£'000
Loans to related parties (included in other debtors)
D Mercer	143	438
Hulian Xincai Information Technology Co. Ltd: RMB 2,900,000	-	323
	143	761

	2017	2016
	£'000	£'000
Loans by related parties (included in creditors)
Xinhuatong Software Development (Beijing) Co. Ltd	-	163
	-	163

	2017	2016
	£'000	£'000
Loans by related parties (included in borrowings)
Hulian Xincai Hangzhou Sport Culture Communication Ltd.	48	410
	48	410

The loans included in the company’s debtors are repayable on demand and are not subject to interest charges. Note 28 provides further disclosure of amounts owed by related parties at year end. There were no amounts due to related parties at year end.

Remuneration of key management personnel

The remuneration of Directors, who are the key management personnel of the Group, is set out below in aggregate for each of the categories specified in IAS 24 Related Party Disclosures.

	Restated (see note 5)
	2017	2016
	£'000	£'000
Short-term employee benefits	2,326	1,810
Total short term employee benefits	2,326	1,810

F/C-65

The shares of the Company are widely held and no one party has a majority shareholding and control. The Company is therefore under the control of the Board of Directors. The largest and smallest Group of which the Company is a member and for which Group financial statements are drawn up is the Group headed by this Company.

31.	Subsequent events

1. De-listing

The Company’s ordinary shares were de-listed on UK AIM effective on 12 February 2018. The Company is currently at an advanced stage of completion of a corporate transaction involving the acquisition of all or large parts of the Group by a US listed company together with a simultaneous acquisition by the US listed company of a significant technology business. The Directors believe that in pursuing these opportunities they are acting in the best interests of shareholders and stakeholders alike. The Directors intend, following the cancellation and de-listing from AIM, to set up a matched bargain arrangement to enable Shareholders to trade their existing holdings of ordinary shares.

2. Restructuring of the PRC group companies

In preparation of the contemplated transactions set out in the Acquisition Agreement, BNN Technologies Plc formed a new subsidiary, Brookfield Interactive (Hong Kong) Ltd, in August 2018, to be the new parent company of the PRC group companies and Brookfield Interactive (Asia) Ltd has contributed Beijing Brookfield Interactive Science & Technology Development Co., Ltd to Brookfield Interactive (Hong Kong) Ltd in September 2018. Further restructuring steps are still to be completed ahead of the Corporate Transaction referred to in Part 1, including the contribution of inter-company loans outstanding between the PRC group companies and the UK group companies, to Brookfield Interactive (Asia) Ltd.

3. Disposition of Groups interest in the PRC group companies after restructuring

On 4 April 2018 the Group agreed to the disposition of the following legal entities to the legal owners of those entities who was a director of the group.

A) Beijing Hulian YiCai Technology Development Co., Limited

B) Hulian Xincai Information Technology Co. Ltd

C) Hulian Xincai Hangzhou Sport Culture Communication Ltd.

From 4 April 2018 the groups proportion of ownership interest held and voting power held in all above companies is 0%. The company has no control over these.

Further to the agreement entered into as of 4 April 2018, a working capital loan from BNN Technology PLC to NewNet was agreed of RMB 50 million (£5,750 thousand), and as agreed the return amount of RMB 27 million (£3,100 thousand) to BNN Technology PLC. The difference of RMB 23 million (£2,647 thousand) has been used in the restructuring plan within China, which consisted of reorganising and downsizing the PRC Group Companies, including a number of redundancies. Since this time, no further money has been requested or sent from BNN Technology PLC. The Directors’ therefore foresee that no further amounts will fall due. As at 15 January 2019 no payments have been made in relation to these entities.

4. Disposition of groups interest in Xinhautong Network Co. Limited

As disclosed in note 18, the group held 10% Investment in Xinhautong Network Co. Limited which was held at historic cost of £2,342 thousands (RMB 20 million). In August 2018, the investment was sold to Mr Dong, a former director, for £2.23 M (RMB 20 million). The consideration is due for payment on or before 28 February 2019. In the event that before that date Mr Dong secures for the Xinhuacai subsidiaries two strategic contracts, the consideration due will be reduced by 10 million RMB (£870 thousand) for each contract.

F/C-66

5. Agreement relating to convertible loan notes

On 6 September 2018 the group reached agreement with the holders of the New Convertible Notes in the sum of £6,000 thousand to defer repayment of the principal amount together with accrued Interest to 14 January 2021. The agreement is conditional on the completion of the “Corporate Transaction” referred to part 1), the note becoming repayable on demand if this does not happen by that date. On 18 December 2018, the Company entered into an agreement to issue shares to Stadium Parkgate (Holdings) Limited. Such agreement provided for the subscription of 34,170 shares Brookfield Interactive (Hong Kong) Limited, including 18,760 for new investment for cash and 15,410 shares for agreeing to extend the existing convertible notes.

6. Repayment of Bank loan

On 23 October 2018 BNN Technology plc have repaid the Everbright bank loan plus interest of £7.6 million. As a result, restricted cash balance of £7.6 million which was held as a security by Everbright bank in Hong Kong has been released.

7. Repayment of Director loan

On 19 September 2018 Darren Mercer have repaid the director loan of £143,000. The loan has been extinguished through settlement.

8. On October 30, 2018, representatives from Mintz, MICT’s management, MICT’s Israeli counsel Naschitz, Brandes, Amir & Co. (“NB”), EGS, BNN’s management, Maxim and ParagonEx attended a meeting at the offices of EGS to discuss certain open issues in the latest draft of the Acquisition Agreement, as well as mechanics for the contemplated transactions and other matters. At this meeting, BNN and ParagonEx agreed to pay to MICT a base termination fee of $1,800,000, which would increase to $3,000,000 under certain specified circumstances. BNN also agreed to deposit $900,000 and 1,363,000 shares of MICT’s common stock into escrow as security for MICT in connection with such termination fee

9. In mid-June 2018, BNN reached out to David Lucatz with a view to acquiring a portion of Mr. Lucatz’ equity in MICT. This culminated in the purchase by BNN of 1,363,000 of Mr. Lucatz’ shares on June 21, 2018 at a price for $1.65 per share, which represented a 14.89% stake in MICT. Such purchase contemplated that BNN would subsequently launch a tender offer for MICT’s common stock, thereby providing MICT’s stockholders with the option to cash out at a price of $1.65 per share (subject to a pro rata reduction if more shares were tendered than those BNN offered to purchase in the tender offer), and that MICT’s board of directors would engage in subsequent discussions about a larger series of transactions with BNN and ParagonEx.

10. Cancellation of operating leases

On 9 October 2018 the company cancelled all the long term leases as part of the group restructure. There were no costs as a result of this due to the leases being exited at the point of a break clause or occupied till the end of the contract.

F/C-67

BNN Technology Plc

Interim Condensed Consolidated Financial Statements

As of 30 June 2018 and for the six months ended

30 June 2018 and 2017

F/D-1

Unaudited historical interim consolidated condensed financial statements for the six months ended 30 June 2018 and 2017
Interim condensed consolidated income statements	F/D-3
Interim condensed consolidated statements of comprehensive income	F/D-4
Interim condensed consolidated balance sheets	F/D-5
Interim condensed consolidated statements of changes in equity	F/D-6
Interim condensed consolidated cash flow statements	F/D-7
Notes to the interim condensed consolidated financial statements	F/D-8

F/D-2

Unaudited Interim Condensed Consolidated Income Statement

For the Six months ended 30 June

	Note	2018	2017
		£'000	£'000

Continuing Operations
Revenue	2	3,278	4,262
Cost of sales		(2,432)	(3,104)
Gross Profit		846	1,158
Research and development expenses		(704)	(580)
Sales and marketing expenses		(2,021)	(703)
Administrative expenses		(5,248)	(11,411)
Professional/consultancy fees	3	(1,585)	-
Aborted listing fees	3	-	(677)
Releasing provision against Chinese VAT receivable	3	-	222
Operating loss		(8,712)	(11,991)
Share of results of associates		(98)	(195)
Finance costs	6	(342)	(1,723)
Loss before tax		(9,152)	(13,909)
Tax	7	-	-
Loss for the period from continuing operations		(9,152)	(13,909)
Discontinued Operations
Loss for the period from discontinued operations, net of tax	5	(4,221)	(1,739)
Loss for the period	4	(13,373)	(15,648)
Attributable to:
Owners of the Company		(13,351)	(15,557)
Non-controlling interests		(22)	(91)
		(13,373)	(15,648)

The notes form part of these interim condensed consolidated financial statements

F/D-3

Unaudited Interim Condensed Consolidated Statements of Comprehensive Income

For the Six months ended 30 June

	Note	2018	2017
		£'000	£'000

Loss for the period	4	(13,373)	(15,648)
Items that may be reclassified subsequently to profit or loss:
Exchange differences on translation of foreign operations		1,254	700
Total comprehensive loss for the period		(12,119)	(14,948)

Attributable to:
Owners of the Company		(12,100)	(14,857)
Non-controlling interests		(19)	(91)
		(12,119)	(14,948)

The notes form part of these interim condensed consolidated financial statements

F/D-4

Unaudited Interim Condensed Consolidated Balance Sheets

As at 30 June 2018 and 31 December 2017

	Note	30 June 2018	31 December 2017
		£'000	£'000
Non-current assets
Goodwill		4,087	4,022
Other intangible assets		348	377
Property, plant and equipment		430	747
Investments in associates	8	7,609	5,774
Other investments	8	2,112	2,275
		14,586	13,195
Current assets
Inventories		311	169
Trade and other receivables	9	9,250	16,656
Cash and cash equivalents	13	9,689	20,721
		19,250	37,546
Total assets		33,836	50,741

Current liabilities
Trade and other payables	10	1,869	2,906
Borrowings	11	12,666	16,551
		14,535	19,457
Net current assets		4,715	18,089

Non-current liabilities
Borrowings		-	-
		-	-
Total liabilities		14,535	19,457
Net assets		19,301	31,284

Equity
Share capital	12	23,861	23,861
Share premium account		87,130	87,130
EBT reserve		(222)	(222)
Accumulated deficit		(91,546)	(79,582)
Equity attributable to owners of the Company		19,223	31,187
Non-controlling interests		78	97
Total equity		19,301	31,284

The interim condensed consolidated financial statements of BNN Technology PLC were approved by the Board of Directors and authorised for issue on 4th February 2019.

Signed on behalf of the Board of Directors

/s/ M Hanson

M Hanson
Non-Executive Chairman

The notes form part of these interim condensed consolidated financial statements

F/D-5

Unaudited Interim Condensed Consolidated Statements of Changes in Equity

For the Six months ended 30 June

	Share Capital	Share premium account	EBT reserve	Accumulated deficit	Equity attributable to the owners of the Company	Non- controlling interest	Total equity
	£'000	£'000	£'000	£'000	£'000	£'000	£'000

Balance at 1 January 2017	20,527	65,394	(222)	(48,721)	36,978	130	37,108
Loss for the period	-	-	-	(15,557)	(15,557)	(91)	(15,648)
Exchange differences	-	-	-	700	700	-	700
Total comprehensive loss for the period	-	-	-	(14,857)	(14,857)	(91)	(14,948)
Issue of share capital	3,125	19,542	-	-	22,667	-	22,667
Conversion of convertible debt	209	2,194	-	-	2,403	-	2,403
Credit to equity for equity-settled share based payments	-	-	-	244	244	-	244
Balance at 30 June 2017	23,861	87,130	(222)	(63,334)	47,435	39	47,474

Balance at 1 January 2018	23,861	87,130	(222)	(79,582)	31,187	97	31,284
Loss for the period	-	-	-	(13,351)	(13,351)	(22)	(13,373)
Exchange differences	-	-	-	1,251	1,251	3	1,254
Total comprehensive loss for the period	-	-	-	(12,100)	(12,100)	(19)	(12,119)
Credit to equity for equity-settled share based payments	-	-	-	136	136	-	136
Balance at 30 June 2018	23,861	87,130	(222)	(91,546)	19,223	78	19,301

The notes form part of these interim condensed consolidated financial statements

F/D-6

Unaudited Interim Condensed Consolidated Cash Flow Statements

For the Six months ended 30 June

	Note	2018	2017
		£'000	£'000
Net cash used in operating activities	13	(14,396)	(13,454)

Investing activities:
Purchases of property, plant and equipment		(89)	(178)
Investment in associate	8	(1,718)	-
Purchase of other intangible assets		-	(336)
Reduction/(increase) to restricted cash deposits		8,176	(5,223)
Net cash generated/(used) in investing activities		6,369	(5,737)

Financing activities :
Net proceeds from issue of shares		-	18,769
Proceeds from borrowings		-	4,612
Repayment of borrowings		(4,297)	(3,326)
Net cash generated/(used) in financing activities		(4,297)	20,055

Net (decrease)/increase in cash and cash equivalents		(12,324)	864
Cash and cash equivalents at the beginning of period		20,721	28,028
Effect of foreign exchange rate changes		1,292	(175)
Cash and cash equivalents at the end of the period		9,689	28,717

The notes form part of these interim condensed consolidated financial statements

F/D-7

Notes to the Unaudited Interim Condensed Financial Statements

Six months ended 30 June 2018 and 2017

1.	Accounting policies and basis of preparation

Director’s responsibilities

The Directors are responsible for preparing these unaudited special purpose interim condensed consolidated financial statements for BNN Technology PLC and its subsidiaries (together “the Group”) as at 30 June 2018 and for each of the six month periods ended 30 June 2018 and 2017, in conformity with IAS 34 Interim Financial Reporting as issued by the IASB.

The Directors are responsible for keeping proper accounting records that disclose with reasonable accuracy at any time the financial position of the Group, and for identifying and ensuring that the Group complies with the law and regulations applicable to their activities. They are also responsible for safeguarding the assets of the Group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

The Directors confirm that suitable accounting policies have been used and applied consistently for the periods presented. They also confirm that reasonable and prudent judgments and estimates have been made in preparing these special purpose interim condensed consolidated financial statements and that applicable accounting standards have been followed.

Basis of preparation

These unaudited special purpose interim condensed consolidated financial statements of BNN have been prepared by the Directors for purposes of inclusion in filings to be made with the United States Securities and Exchange Commission as a consequence of the proposed transaction disclosed in Note 16 Subsequent Events.

These unaudited special purpose interim condensed consolidated financial statements have been prepared in accordance with IAS 34 Interim Financial Reporting as issued by the IASB. They should be read in conjunction with the 2017 special purpose consolidated financial statements also to be included in the filing to be made with the United States Securities and Exchange Commission.

The unaudited special purpose condensed consolidated financial statements are prepared on the basis of the accounting policies set out in the 2017 special purpose consolidated financial statements of BNN Technology plc, including the adoption of the following items which have been retrospectively applied in the 2017 special purpose financial statements:

F/D-8

•	IFRS 9 Financial Instruments; and

•	IFRS 15 Revenue from Contracts with Customers

Details of the impact these two standards and other standards issued but not yet adopted are given below.

During the first six-months of 2018 the Company disposed of its interest in three entities:

A) Beijing Hulian YiCai Technology Development Co., Limited

B) Hulian Xincai Information Technology Co. Ltd

C) Hulian Xincai Hangzhou Sport Culture Communication Ltd.

From 4 April 2018 the groups proportion of ownership interest held and voting power held in all above companies is 0%.

These were deemed to meet the definition of discontinued operations under IFRS 5 as they all were separate major lines of business and operated within their own geographical areas. See further detail in note 5.

Going concern

Although no longer in the development stage, the Company continues to be subject to risks and challenges similar to other companies in a comparable stage of development. These risks include, but are not limited to, dependence on key individuals, successful development, marketing and branding of services, the ability to obtain adequate financing to support growth, and competition from larger companies with greater financial, technical, management and marketing resources.

The Company has incurred substantial and negative cash flows from operations in every fiscal period since inception. For the period ended 30 June 2018, the Company incurred a loss for the period of £9.2 million (2017: £13.9 million) and negative cash flows from operations of £14.4 million (2017: £13.5 million). As of 30 June 2018, the Company had an accumulated deficit of £91.5 million (2017: £79.6 million).

During 2018, the management team presented short-term and medium-term plans which included the reduction in the previous heavy cost of technology investment; a refocus of the business on its significant core strengths; and, and a strategy to grow revenue streams more quickly at higher margins and on a lower cost base.

F/D-9

The new short-term strategy to increase shareholder value and significantly improve the return on capital employed focused on the following two key areas:

•	Concentrating on the Group’s core lottery business; particularly in relation to developing revenue opportunities based on the Group’s leading-edge technology and content provision in the sector, the key benefits of which are beginning to crystallise in the second half of 2018.
•	Headcount has been reduced in the Chinese operation from 400 to 120. In 2018, and the benefits of this and other cost reduction measures are becoming evident in the second half of 2018 and will fully crystallise by Q4 2018.
•	As well as reducing the cost base of operations in China, the Board has also terminated the Company’s funding of non-core activities and entities in China. The level of operating cash flows from discontinued operations were £4,221 thousand in H1 2018 and £1,739 thousand in H1 2017 (Note 5).
•	As part of the transaction the board have had discussions with the holders of the £6m convertible notes who have agreed to defer the repayment of the notes to 14 January 2021. It is a condition of such deferral that on completion of the corporate transaction, the Group will novate the convertible notes to the acquiring company.
•	On 23 October 2018, BNN Technology plc have repaid the Everbright bank loan plus interest of £7.6 million. As a result, restricted cash balance of £7.6 million which was held as a security by Everbright bank in Hong Kong has been released. (See Note 16).
•	Identify acquisition targets that could meet the Group’s current and anticipated data technology requirements and therefore accelerate its growth and expansion. On 18 December 2018 the Group entered into a conditional agreement to enter into a business combination with MICT Inc and ParagonEx limited, which upon completion management believe will substantially improve the financial health of the business (See Note 16).
•	The Board has significantly reduced the UK cost base in the second half of financial year 2018 by reducing headcount and controlling the cost base. This includes exiting leases for serviced offices where possible. No cancellation fees were payable and no dilapidation costs were incurred.

Management believe that significant progress has been made during 2018 and 2019 given the savings made after the year end through the initiatives detailed above. The Company, however, continues to face significant risks associated with successful execution of its strategy. These risks include, but are not limited to technology and development, Chinese lottery regulations and market acceptance of new services, changes in the marketplace, liquidity, competition from existing and new competitors which may enter the marketplace and retention of key personnel.

The Company may need additional funds for promoting new services and working capital required to support increased sales.

There can be no assurance, however, that such financing would be available when needed, if at all, or on favourable terms and conditions. If results of operations for 2018 and 2019 do not meet management's expectations, or additional capital is not available, or management are unable to close the proposed transaction successfully, then management believes it has the ability to continue to reduce certain expenditures.

F/D-10

The precise amount and timing of the funding needs cannot be determined accurately at this time, and will depend on a number of factors, including the market demand for the Company's services, the quality of development efforts, management of working capital, and continuation of normal payment terms and conditions for purchase of services. The Company is uncertain whether its cash balances and cash flow from operations will be sufficient to fund its operations for the next twelve months from the date of approval of these financial statements. If the Company is unable to substantially increase revenues, reduce expenditures, or otherwise generate cash flows for operations, then the Company will need to raise additional funding to continue as a going concern.

General information significant changes in current accounting period

In the current period, the Group has applied no other amendments to IFRSs issued by the International Accounting Standards Board (IASB).

In July 2014, the IASB issued the final version of IFRS 9 Financial Instruments, or IFRS 9, that replaces IAS 39 Financial Instruments: Recognition and Measurement and all previous versions of IFRS 9. IFRS 9 brings together all three aspects of the accounting for financial instruments project: classification and measurement, impairment and hedge accounting. IFRS 9 is effective for annual periods beginning on or after January 1, 2018, with early application permitted. Except for hedge accounting, retrospective application is required but providing comparative information is not compulsory. For hedge accounting, the requirements are generally applied prospectively, with some limited exceptions.

IFRS 9 requires us to record expected credit losses on all of our debt securities, loans and trade receivables, either on a 12-month or lifetime basis. We have applied the simplified approach and record lifetime expected losses on all trade receivables.

The lifetime expected losses are determined based on a provision matrix applied to the each of the trade receivable aging buckets. We have finalised the provision matrix and it has not had any significant impact on our balance sheet and equity.

•	IFRS 15 ‘Revenue from Contracts with Customers'

IFRS 15 Revenue from Contracts with Customers, or IFRS 15, was issued in May 2014 and establishes a five-step model to account for revenue arising from contracts with customers. Under IFRS 15, revenue is recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer.

F/D-11

The standard provides a single, principles based five step model to be applied to all contracts with customers as follows:

•	Identify the contract(s) with a customer;

•	Identify the performance obligations in the contract;

•	Determine the transaction price;

•	Allocate the transaction price to the performance obligations in the contract; and

•	Recognize revenue when (or as) the entity satisfies a performance obligation.

The new revenue standard has superseded all current revenue recognition requirements under IFRS. We have adopted the new standard as at 1 January 2018. The Business generates it revenue by sale of lottery tickets, and under IAS 18 revenue was recognised at point in time. Under IFRS 15 the group will continue to satisfy its performance obligation as at the point of sale of the lottery ticket. As such revenue will continue to be recognised under the same basis as IAS 18.

The transition method that has been applied is the modified retrospective method. As a result of the assessment, there was no impact on revenue which required an adjustment to the opening balance of accumulated deficit in 2017.

There are a number of standards and interpretations which have been issued by the International Accounting Standards Board that are effective in future accounting periods that the group has decided not to adopt early. The most significant of these is:

•	IFRS 16 ‘Leases’

IFRS 16 was issued in January 2016 and it replaces IAS 17 Leases, IFRIC 4 Determining whether an Arrangement contains a Lease, SIC-15 Operating Leases-Incentives and SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease. IFRS 16 sets out the principles for the recognition, measurement, presentation and disclosure of leases and requires lessees to account for all leases under a single on-balance sheet model similar to the accounting for finance leases under IAS 17. The standard includes two recognition exemptions for lessees – leases of ’low-value’ assets (e.g., personal computers) and short-term leases (i.e., leases with a lease term of 12 months or less). At the commencement date of a lease, a lessee will recognize a liability to make lease payments (i.e., the lease liability) and an asset representing the right to use the underlying asset during the lease term (i.e., the right-of-use asset). Lessees will be required to separately recognize the interest expense on the lease liability and the depreciation expense on the right-of-use asset. Lessees will be also required to remeasure the lease liability upon the occurrence of certain events (e.g., a change in the lease term, a change in future lease payments resulting from a change in an index or rate used to determine those payments). The lessee will generally recognize the amount of the remeasurement of the lease liability as an adjustment to the right-of-use asset. IFRS 16 is effective for annual periods beginning on or after January 1, 2019, subject to endorsement by the European Union. Early application is permitted, but not before an entity applies IFRS 15. A lessee can choose to apply the standard using either a full retrospective or a modified retrospective approach. The standard’s transition provisions permit certain reliefs. We are however not intending to early adopt this standard. As discussed in note 16, the majority of long term leases were exited at appropriate break clauses in 2018. No costs arose given all were exited at break clause or not renewed. For any remaining the following changes to lessee accounting are expected:

F/D-12

There is expected to be an increase in assets, specifically right-of-use assets will be recorded for assets that are leased by the Group; currently no lease assets are included on the Group’s Consolidated Statement of Financial Position for operating leases.

•	There is expected to be an increase in debt as liabilities will be recorded for future lease payments in the Group’s Consolidated Statement of Financial Position for the ‘reasonably certain’ period of the lease, which may include future lease periods for which the Group has extension options. Currently liabilities are generally not recorded for future operating lease payments, which are disclosed as commitments.

•	Lease expenses will be for depreciation of right-of-use assets and interest on lease liabilities; interest will typically be higher in the early stages of a lease and reduce over the term. Currently operating lease rentals are expensed on a straight-line basis over the lease term within operating expenses.

•	Operating lease cash flows are currently included within operating cash flows in the Consolidated Statement of Cash Flows; under IFRS 16 these will be recorded as cash flows from financing activities reflecting the repayment of lease liabilities (borrowings) and related interest.

The other standards, interpretations and amendments issued by the IASB and relevant for the Group, but not yet effective. We are still finalising the impact on the Group’s future consolidated financial statements.

Use of estimates and judgements

There have been no material revisions to the nature and amount of estimates of amounts reported in prior periods.

Seasonality

Seasonality is not considered relevant for the revenue streams within the Group.

F/D-13

2.	Revenue

IFRS 8 'Operating Segments' requires the segmental information presented in the financial statements to be that used by the chief operating decision maker to evaluate the performance of the business and decide how to allocate resources. The Group has identified the Group's Chief Executive Officer as its chief operating decision maker. The Group's Chief Executive Officer considers the results of the business as a whole when assessing the performance of the business and making decisions about the allocation of resources. Accordingly the Group has one operating segment and therefore the results of the segment are the same as the results for the Group.

The Group's revenues principally relate to commissions receivable by the Group from the sale of mobile top ups, lottery tickets and related products.

The Group's revenue is analysed between the Land and Digital as this information is provided to the Group's chief operating decision maker. Land revenues relate to terminal lottery ticket machine sales and scratch cards whilst Digital revenues includes both the historic online lottery revenues in addition to the new mobile payments businesses. An analysis of the Group's revenue by channel, all of which arose from the Group's operations in China, is as follows:

	30 June 2018	30 June 2017
	£'000	£'000
Continuing operations:
Land	3,257	4,018
Digital	21	244
Total	3,278	4,262

Geographical information

The Group’s revenue from external customers is generated entirely in China. Information about its segment assets (non-current assets excluding financial instruments and other financial assets) by geographical location are detailed below:

	30 June 2018	30 June 2017
	£'000	£'000
Continuing operations:
China	3,278	4,262
Hong Kong	-	-
United Kingdom	-	-
Total	3,278	4,262

3.	Exceptional items

Exceptional items are those items which management consider to be of such significance they require separate disclosure in the financial statements to enable readers of the financial statements to better assess the Company’s performance. Exceptional items included within administrative expenses in 2018 related to costs associated with professional fee in relation to the transaction, as discussed above. Costs in 2017 also related to the now aborted NASDAQ listing and release of provision against Chinese VAT receivable.

F/D-14

	30 June 2018	30 June 2017
	£'000	£'000
Professional/consultancy fees	(1,585)	-
Aborted Listing fees	-	(677)
Releasing provision against Chinese VAT receivable	-	222
	(1,585)	(455)

4.	Loss for the period

Loss for the period has been arrived at after charging/(crediting):

	30 June 2018	30 June 2017
	£'000	£'000
Net foreign exchange losses/(gains)	(184)	1,008
Depreciation of property, plant and equipment	50	252
Amortisation of other intangible assets	30	206
Professional/consultancy fees (see note 3)	1,585	-
Aborted listing fees (see note 3)	-	677
Releasing provision against Chinese VAT receivable (see note 3)	-	(222)
Research and development expenses	704	580
Sales and marketing expenses	2,021	703
Staff costs	3,328	4,105

5.	Discontinued operations

During the year 2017 the group's management evaluated the Xinhua News Mobile App and related business channels in conjunction with the planned future direction of the group. After evaluation management concluded that the Xinhua Mobile business line for 11 out of 12 provinces operated no longer coincided with the future direction of the group and terminated all contracts with Xinhua.

As a result of the termination agreement reached with Xinhua; there are no further future liabilities due to Xinhua from any of the companies within the group.

On 4 April 2018 the Group agreed to the disposition of the following legal entities to the legal owners of those entities who was a director of the group.

A) Beijing Hulian YiCai Technology Development Co., Limited

B) Hulian Xincai Information Technology Co. Ltd

C) Hulian Xincai Hangzhou Sport Culture Communication Ltd.

F/D-15

From 4 April 2018 the groups proportion of ownership interest held and voting power held in all above companies is 0%.

Further to the agreement entered into as of 4 April 2018, a working capital loan from BNN to NewNet was agreed of £5.7M (RMB 50 million), and as agreed the return amount of £3.1M (RMB 27 million) to BNN. The difference of £2.65 M (RMB 23 million) has been used in the restructuring plan within China, which consisted of reorganising and downsizing the PRC Group Companies, including a number of redundancies. Since this time, no further money has been requested or sent from BNN. The Directors’ therefore foresee that no further amounts will fall due to Newnet.

	30 June 2018	30 June 2017
	£'000	£'000
Revenue	-	-
Expenses	(4,221)	(1,739)
Loss before tax	(4,221)	(1,739)
Attributable tax expense	-	-
	(4,221)	(1,739)
Loss on disposal of discontinued operations
Reclassification of translation adjustments	-	-
	(4,221)	(1,739)
Net loss attributable to discontinued operations
- attributable to owners of the Company	(4,221)	(1,739)
- attributable to non-controlling interest	-	-
	(4,221)	(1,739)

The statement of cash flows includes the following amounts relating to discontinued operations

	30 June 2018	30 June 2017
	£'000	£'000
Operating activities	(4,221)	(1,739)
Investing activities	(1,102)	(816)
Financing activities	-	-
	(5,323)	(2,555)

6.	Finance costs

	30 June 2018	30 June 2017
	£'000	£'000

Interest on convertible loans	316	450
Other interest	210	265
Foreign exchange gains	(184)	1,008
	342	1,723
Discontinued operations:
Other interest	-	-
	342	1,723

F/D-16

7.	Tax

	30 June 2018	30 June 2017
	£'000	£'000
Corporation tax:
Current year	-	-
	-	-
Deferred tax	-	-
Total tax expense	-	-

Corporation tax is calculated at 19.00% (2017: 19.25%) of the estimated taxable profits for the year. Taxation for other jurisdictions is calculated at the rates prevailing in the respective jurisdictions. As the Company is anticipating that it will make losses for the year, no corporation taxes have been accrued during the periods.

8.	Investment

I.	Investments in associates

All investments in associates are accounted for using the equity method of accounting.

Associate 1: On 7 July 2014 Beijing New Net Science and Technology Development Limited (“NewNet”), a company within the Group, entered into an agreement with Xinhautong Software Development (Beijing) Co., Limited, to develop and promote new lottery products. As part of the agreement, a new company was formed, Beijing Xinhaucai Technology Co., Limited (“Xinhuacai”), of which NewNet owns 49%. During 2016 Xinhuacai entered into an agreement with Hua Shu Digital, Hangzhou Shu Tou and Hangzhou Shi Cai, to develop the digital business and related services revenue stream and as part of that agreement, Xinhuacai invested into Xinhua Shi Cai Science and Technology Co Ltd (“Xinhua Shi Cai”) of which Xinhuacai owns 45%. During 2015, Xinhuacai entered into an agreement with Beijing Shen Cai and Sheng Shi Hua Shuo, to develop an online lottery game, as part of that agreement, Xinhuacai invested into Xinhua Shen Cai Science and Technology Co Ltd (Xinhua Shen Cai) of which Xinhuacai owns 45%.

ASSOCIATE 1:	30 June 2018	31 December 2017
	£'000	£'000
Summarised financial information in respect of Xinhuacai is set out below:
Aggregated amount relating to associates
Investments	2,434	1,280
Non-current assets	2,313	46
Current assets	444	617
Total assets	5,191	1,943

Total liabilities	(72)	(78)
Net assets	5,119	1,865
Total revenue	-	-
Loss and other comprehensive loss for the year	(787)	(545)
Group's share of net assets of associates	49%	49%

F/D-17

Associate 2: In December 2015, Harbin TengCai Science & Technology Development Co., Ltd (“TengCai”), a newly formed company which is majority owned (80%) by NewNet, entered into an agreement with HeiLongJiang sports bureau, to develop and promote new lottery products and sports facility bookings. As part of the agreement, a new company was formed, HeiLongJiang LongTi Technology Co, Ltd (“LongTi”), of which TengCai owns 40%.

ASSOCIATE 2:	30 June 2018	31 December 2017
	£'000	£'000
Summarised financial information in respect of LongTi is set out below:
Aggregated amount relating to associates
Non-current assets	73	93
Current assets	1,747	1,293
Total assets	1,820	1,386

Total liabilities	(23)	(335)
Net assets	1,798	1,051
Total revenue	390	681
Loss and other comprehensive loss for the year	9	(350)
Group's share of net assets of associates	40%	40%

Associate 3: On 6 August 2015 NewNet, a Company within the Group, entered into an agreement with a Chinese national to develop and promote online sports lottery products in the Chinese province of Shandong. As part of the agreement a new company was formed, Qingdao BaiFa Technology Co, Limited (“BaiFa”), of which the Group owned 50%. In October 2016 the Group decided to dispose of it interests in BaiFa as it was felt that its ownership no longer fitted in with the Group’s overall strategy. The associate was disposed of for £nil proceeds and a loss on disposal of £181 thousands was recognised.

ASSOCIATE 3:	30 June 2018	31 December 2017
	£'000	£'000
Summarised financial information in respect of BaiFa is set out below:
Aggregated amount relating to associates
Non-current assets
Current assets
Total assets	-	-

Total liabilities
Net assets	-	-
Total revenue
Loss and other comprehensive loss for the year	-	-
Fair value adjustment of prior year investment write down	-	57
Group's share of net assets of associates	50%	50%

F/D-18

Reconciliation of the above summarised financial information to the carrying amounts in the Group financial statements is shown below:

Reconciliation

	30 June 2018	31 December 2017
	£'000	£'000
Proportion of the Group's ownership interest in associate 1 (49%)	2,508	916
Goodwill	2,810	2,844
Total associate 1 (49%)	5,319	3,760
Proportion of the Group's ownership interest in associate 2 (40%)	719	420
Goodwill	1,571	1,593
Total associate 2 (40%)	2,290	2,014

Total proportion of the Group's ownership interest in associates	3,227	1,336
Total Goodwill	4,382	4,438
Total associates	7,609	5,774

Associate 4: On 21st June 2018 BNN technology have paid USD 1.65 per share or US$2,248,950 (£1,718 thousands) in the aggregate to seller D.L. Capital Ltd., a private company organized under the laws of Israel to purchase 1,363,000 shares of Micronet Enertec Technologies Inc. (MICT), this represents 14.89% of the issued share capital of MICT.

II.	Other investments

Other investments relate to the Company's investments in Xinhuatong Network Co., Ltd, in 2016 and Xinhua Mobile Media in 2017, both are privately held companies. In late 2017 management deemed that the investment In Xinhua Mobile Media is no longer in line with the company’s long term strategic plan and therefore wrote the investment value to zero. The Xinhua Mobile investment cost of £677 thousand has been included as part of the discontinued operations in 2017, as disclosed in Note 5. The Investment in Xinhuatong was previously recognised at historic cost because fair value could not be reliably determined. At 30 June 2018 the investment is held at fair value, with fair value determined with reference to the subsequent sale of the Investment (see note 15 for further details).

	30 June 2018	31 December 2017
	£'000	£'000
At 1 January	2,275	2,342
additions	-	677
foreign exchange translation movement	(163)	(67)
impairment	-	(677)
As at 30 June	2,112	2,275

F/D-19

9.	Trade and other receivables

	30 June 2018	31 December 2017
	£'000	£'000
Trade receivables	785	626
Amounts owed by related parties (see note 14)	143	143
Restricted cash deposits	7,600	13,581
Other receivables	-	253
VAT receivable	308	343
Prepayments	414	1,710
	9,250	16,656

Included in amounts owed by related parties is a loan to D Mercer of £143 (Dec 2017: £143).

Restricted cash is held as a security against Everbright loan, cash will only be available if loan and accrued interest is repaid in full (Note 16).

10.	Trade and other payables

	30 June 2018	31 December 2017
	£'000	£'000
Trade creditors	741	711
Accruals	1,045	1,254
Income tax payable	26	52
Other taxes and social security	57	91
Other payables	-	798
	1,869	2,906

11.	Borrowings

	30 June 2018	31 December 2017
	£'000	£'000
Secured borrowing at amortised cost:
Bank loans	6,462	10,761

Unsecured borrowing at amortised cost:
Convertible loan notes	6,156	5,742
Loans from related parties	48	48
	12,666	16,551

Total borrowings
Amount due for settlement within 12 months	12,666	16,551
Amount due for settlement after 12 months	-	-
	12,666	16,551

F/D-20

Bank loans

On June 1, 2016 BNN Technology plc established a financing relationship with China Everbright Bank in order to efficiently provide working capital funding to its trading subsidiary Beijing NewNet Science & Technology Development Co., Ltd. Under the arrangements, the China Everbright Bank Hong Kong Branch provided Beijing NewNet Science & Technology Development Co., Ltd. with a Chinese Renminbi denominated loan which carries an interest rate in the range of 4.6 to 4.7 percent. This was secured by a sterling cash deposit of the Company with the China Everbright Bank Hong Kong Branch. These cash security deposits are shown as restricted cash within the consolidated balance sheet.

Bank Loan Repayment

BNN Technology have repaid £4,297 thousands of the Everbright loan in May 2018. During the current period, the company has not borrowed any additional funds or taken out any credit.

Convertible loan notes

On 6 September 2018 the group reached agreement with the holders of the Convertible Notes in the sum of £6.0 m to defer repayment of the principal amount together with accrued Interest to 14 January 2021 (See Note 16).

The net proceeds received from the issue of the convertible loan notes have been split between the financial liability element and a derivative financial instrument, representing the fair value of the embedded option to convert the financial liability into equity of the Company, as follows:

Convertible loan notes

New Notes
£'000
Fair value of convertible loan notes	5,864
Debt issue costs	-
Derivative liability	-
Liability component at date of issue	5,864
Interest charged	529
Interest paid	(237)
Conversion to equity	-
Liability component at 30 June 2018	6,156

F/D-21

Instruments measured at level 2 fair value measurements and the technique used to measure FV are the income approach. An entity converts future amounts (e.g., cash flows) to a single current (i.e., discounted) amount.

12.	Share capital

	30 June 2018	31 December 2017
	£'000	£'000
Authorised, issued and fully paid
238,612,522 ordinary shares of 10p each (2016: 205,272,707)	23,861	23,861

13.	Notes to the cash flow statements

	30 June 2018	30 June 2017
	£'000	£'000
Loss for the period after discontinued operations	(13,373)	(15,648)
Adjustments for:
Share of results of associate	98	195
Finance costs	342	1,723
Loss on disposal of property, plant and equipment	339	63
Depreciation of property plant and equipment	50	252
Amortisation of intangible assets	30	206
Shared Based Payments	136	2,180
Operating cash flow before movements in working capital	(12,378)	(11,029)
(Increase)/Decrease in inventories	(142)	2
Decrease/(Increase) in receivables	(120)	(5,245)
(Increase)/Decrease in payables	(1,414)	3,192
Net cash used in operations	(14,054)	(13,080)
Income taxes paid	-	2
Interest paid	(342)	(376)
Net cash used by operating activities	(14,396)	(13,454)

	30 June 2018	30 June 2017
	£'000	£'000
Cash and cash equivalents	9,689	28,717

14. Related party transactions

Balances and transactions between the company and its subsidiaries, which are related parties have been eliminated on consolidation and are not disclosed in this note. Darren Mercer and Grant Mercer are shareholders of BNN Technology plc. GLMC consultancy Limited is a company owned by Grant Mercer, brother of Darren Mercer. GLMC consultancy ltd provided marketing services to the Company on an arm's length basis under standard terms and conditions during both periods. Xinhua Shicai is a company owned by BNN director W Qi (resigned 26 September 2018). This provides marketing services to BNN Technology plc under standard terms and conditions. Related party costs are included within administration expenses or cost of sales based on the nature of the transaction. There are no balances outstanding from related parties at period end.

F/D-22

During the period, the Group received the following services from related parties:

	30 June 2018	31 December 2017
	£'000	£'000
GLMC Consultancy Ltd (company owned by Grant Mercer, the brother of Darren Mercer)	165	448
Xinhua Shicai: RMB 2,000,000 (2016: RMB 9,000,000)	-	235

Loans to related parties

	30 June 2018	31 December 2017
	£'000	£'000
Loans to related parties (included in debtors)
D Mercer	143	143
	143	143

Remuneration of key management personnel

The remuneration of Directors, who are the key management personnel of the Group, is set out below in aggregate for each of the categories specified in IAS 24 Related Party Disclosures.

	30 June 2018	31 December 2017
	£'000	£'000
Short-term employee benefits	374	2,107
Total short term employee benefits	374	2,107

The shares of the Company are widely held and no one party has a majority shareholding and control. The Company is therefore under the control of the Board of Directors. The largest and smallest Group of which the Company is a member and for which Group financial statements are drawn up is the Group headed by this Company.

15. Financial Instruments

Capital risk management

The Group manages its capital to ensure that entities in the Group will be able to continue as going concern while maximising the return to shareholders through the optimisation of the debt and equity balance. The Group’s overall strategy remains unchanged from prior year.

F/D-23

The capital structure of the Group is primarily equity attributable to equity holders of the parent, comprising issued capital, reserves and accumulated deficit. The Group is not subject to any externally imposed capital requirements.

The Group’s board reviews the capital structure on a periodic basis. As part of this review, the committee considers the cost of capital and the risks associated with each class of capital. Due to the stage of the Group’s operations, the business is equity funded through a combination of equity and convertible loan notes.

Categories of financial instruments

	30 June 2018	31 December 2017
	£'000	£'000
Financial assets:
Cash and cash equivalents	9,689	20,721
Restricted cash deposits	7,600	13,581
Loans and receivables	928	1,022
Other investments	2,112	2,275
Financial liabilities:
Convertible loan notes	6,156	5,742
Trade and other payables at amortised cost	741	1,509
Bank Loans	6,462	10,761
Loans from related parties	48	48

The following table sets out the contractual maturities (representing undiscounted contractual cash-flow) of financial liabilities.

		Between	Between	Between
	Up to 3 months	3 to 12 months	1 and 2 year	2 and 5 years
	£'000	£'000	£'000	£'000
At 30 June 2018

Trade and other Payable	645	96	-	-
Bank loans	-	6,462	-	-
Convertible loan notes	6,606	-	-	-
Loans from related parties	48	-	-	-
	7,299	6,558	-	-

The following table sets out the contractual maturities (representing undiscounted contractual cash-flow) of financial liabilities.

		Between	Between	Between
	Up to 3 months	3 to 12 months	1 and 2 year	2 and 5 years
	£'000	£'000	£'000	£'000
At 31 December 2017

Trade and other Payable	1,250	259	-	-
Bank loans	4,749	6,500	-	-
Convertible loan notes	-	6,498	-	-
Loans from related parties	-	48	-	-
	5,999	13,305	-	-

F/D-24

Credit risk management

Credit risk refers to the risk that a counterparty will default on its contractual obligations resulting in financial loss to the Group. The Group has adopted a policy of only dealing with creditworthy counterparties and obtaining sufficient collateral where appropriate, as a means of mitigating the risk of financial loss from defaults. The maximum credit risk is the carrying amount of the instrument.

Trade receivables consist of a large number of customers, spread across diverse industries and geographical areas. On-going credit evaluation is performed on the financial condition of financial statements receivable and, where appropriate, credit guarantee insurance cover is purchased.

Apart from The Bank of China (who holds the majority of the Group’s cash), the Group does not have any significant credit risk exposure to any single counterparty or any Group of counterparties having similar characteristics. The Group defines counterparties as having similar characteristics if they are related entities. Concentration of credit risk to any other counterparty did not exceed five per cent of gross monetary assets at any time during the year. The credit risk on liquid funds is limited because the counterparties are banks with high credit- ratings assigned by international credit-rating agencies.

Financial risk management objectives

The Group’s Board reviews the financial risks relating to the operations of the Group. These risks include foreign currency risk, credit risk, liquidity risk and cash flow interest rate risk.

The Group’s major subsidiaries are based in China and principally trade in Chinese Yuan Renminbi (“RMB”). Foreign currency transactions (with the exception of inter-Company funding) are limited and therefore the Group’s exchange rate exposures are limited.

Liquidity risk management

Ultimate responsibility for liquidity risk management rests with the board of Directors, which has established an appropriate liquidity risk management framework for the management of the Group’s short, medium and long-term funding and liquidity management requirements. The Group manages liquidity risk by maintaining adequate reserves and banking facilities, by continuously monitoring forecast and actual cash flows, and by matching the maturity profiles of financial assets and liabilities. The Group has no undrawn borrowing facilities at its disposal, and all financial assets and liabilities are due within one year.

Fair value measurements

The information set out below provides information about how the Group determines fair values of various financial assets and financial liabilities.

The following table provides an analysis of financial instruments that are measured subsequent to initial recognition at fair value, grouped into Levels 1 to 3 based on the degree to which the fair value is observable:

•    Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities;

•    Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

F/D-25

•    Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Fair value of the Group’s financial assets and financial liabilities are measured at fair value on a periodic recurring basis. The group does not have any Level 3 financial instruments.

16.	Subsequent events

1.    Proposed corporate transaction

The Company is currently at an advanced stage of completion of a corporate transaction involving the acquisition of all or large parts of the Group by a US listed company together with a simultaneous acquisition by the US listed company of a significant technology business. The Directors believe that in pursuing these opportunities they are acting in the best interests of shareholders and stakeholders alike. The Directors intend, following the cancellation and de-listing from AIM, to set up a matched bargain arrangement to enable Shareholders to trade their existing holdings of ordinary shares.

2.    Disposition of groups interest in Xinhautong Network Co. Limited

The group held 10% Investment in Xinhautong Network Co. Limited which was held at historic cost of £2.34 m (20 million RMB). In 21 August 2018, the investment was sold to Mr Dong, a former director, for £2.34M (20 million RMB). The consideration is due for payment on or before 28 February 2019. In the event that before that date Mr Dong secures for the Xinhuacai subsidiaries two strategic contracts, the consideration due will be reduced by 10 million RMB for each contract.

3.    Agreement relating to convertible loan notes

On 6 September 2018 the group reached agreement with the holders of the New Convertible Notes in the sum of £6,000 thousand to defer repayment of the principal amount together with accrued Interest to 14 January 2021. The agreement is conditional on the completion of the “Corporate Transaction” referred to part 1), the note becoming repayable on demand if this does not happen by that date. On 18 December 2018, the Company entered into an agreement to issue shares to Stadium Parkgate (Holdings) Limited. Such agreement provided for the subscription of 34,170 shares Brookfield Interactive (Hong Kong) Limited, including 18,760 for new investment for cash and 15,410 shares for agreeing to extend the existing convertible notes.

4.    Repayment of bank loan

On 23 October 2018 BNN Technology plc have repaid the Everbright bank loan plus interest of £7.6 million. As a result, restricted cash balance of £7.6 million which was held as a security by Everbright bank in Hong Kong has been released.

F/D-26

5.    Repayment of Director loan

On 19 September 2018 Darren Mercer have repaid the director loan of £143,000. The loan has been extinguished through settlement.

6.    Termination fee

On October 30, 2018, representatives from Mintz, MICT’s management, MICT’s Israeli counsel Naschitz, Brandes, Amir & Co. (“NB”), EGS, BNN’s management, Maxim and ParagonEx attended a meeting at the offices of EGS to discuss certain open issues in the latest draft of the Acquisition Agreement, as well as mechanics for the contemplated transactions and other matters.  At this meeting, BNN and ParagonEx agreed to pay to MICT a base termination fee of $1,800,000, which would increase to $3,000,000 under certain specified circumstances.  BNN also agreed to deposit $900,000 and 1,363,000 shares of MICT’s common stock into escrow as security for MICT in connection with such termination fee

7.    MICT investment

In mid-June 2018, BNN reached out to David Lucatz with a view to acquiring a portion of Mr. Lucatz’ equity in MICT.  This culminated in the purchase by BNN of 1,363,000 of Mr. Lucatz’ shares on June 21, 2018 at a price for $1.65 per share, which represented a 14.89% stake in MICT.  Such purchase contemplated that BNN would subsequently launch a tender offer for MICT’s common stock, thereby providing MICT’s stockholders with the option to cash out at a price of $1.65 per share (subject to a pro rata reduction if more shares were tendered than those BNN offered to purchase in the tender offer), and that MICT’s board of directors would engage in subsequent discussions about a larger series of transactions with BNN and ParagonEx.

8.    Cancellation of operating leases,

On 09 October 2018 the group has cancelled all the long term leases as part of a group restructure. There were no costs as a result of this due to the leases being exited at the point of a break clause or occupied till the end of the contract.

9.     Restructuring of the PRC group companies

In preparation of the contemplated transactions set out in the Acquisition Agreement, BNN Technologies Plc formed a new subsidiary, Brookfield Interactive (Hong Kong) Ltd, in August 2018, to be the new parent company of the PRC group companies and Brookfield Interactive (Asia) Ltd has contributed Beijing Brookfield Interactive Science & Technology Development Co., Ltd to Brookfield Interactive (Hong Kong) Ltd in September 2018. Further restructuring steps are still to be completed ahead of the Corporate Transaction referred to in Part 1, including the contribution of inter-company loans outstanding between the PRC group companies and the UK group companies, to Brookfield Interactive (Asia) Ltd.

F/D-27

F/E-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and Board of Directors of

Global FinTech Holdings LTD

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Global FinTech Holdings LTD (the “Company”) as of December 31, 2018, the related consolidated statements of operations, changes in stockholder’s deficit and cash flows for the period from October 2, 2018 (inception) through December 31, 2018, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the period from October 2, 2018 (inception) through December 31, 2018, in conformity with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”).

Explanatory Paragraph - Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company plans to obtain additional financing and complete a merger. The Company’s cash and working capital as of December 31, 2018 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2019.

New York, NY

February 5, 2019

F/E-2

Global FinTech Holdings LTD

Consolidated Balance Sheet

(in thousands of US dollars)

December 31,
2018

Assets
Current assets:
Cash held in escrow	$23,436
Prepaid expenses	15
Total Assets	$23,451

Liabilities and Stockholders' Deficit
Current liabilities:
Accrued expenses - related party	$60
Investor deposits for share offering	23,436
Total Liabilities	23,496
Stockholders' Deficit:
Share capital	-
Accumulated deficit	(45)
Total Stockholders' Deficit	(45)
Total Liabilities and Stockholders' Deficit	$23,451

See Notes to these Consolidated Financial Statements

The financial statements of Global FinTech Holdings LTD were approved by the Board of Directors and authorized for issue on 5 February 2019.

Signed on behalf of the Board of Directors

/s/ M Hanson

M Hanson

Non-Executive Chairman

F/E-3

Global FinTech Holdings LTD

Consolidated Statement of Operations

(in thousands of US dollars)

For The Period From
October 2, 2018 (Inception)
through December 31, 2018

General and administrative expenses	$(45)

Net loss	$(45)

See Notes to these Consolidated Financial Statements

F/E-4

Global FinTech Holdings LTD

Consolidated Statement of Changes in Stockholders' Deficit

For The Period From October 2, 2018 (Inception) through December 31, 2018

(in thousands of US dollars)

				Total
		Share	Accumulated	Stockholders'
	Shares	Capital	Deficit	Deficit

Balance - October 2, 2018	$-	$-	$-	$-

Share issuance to founders	2	-	-	-

Net loss	-	-	(45)	(45)

Balance - December 31, 2018	2	$-	$(45)	$(45)

See Notes to these Consolidated Financial Statements

F/E-5

Global FinTech Holdings LTD

Statement of Cash Flows

For The Period From October 2, 2018 (Inception) through December 31, 2018

Cash Flows From Operating Activities
Net loss	$(45)
Changes in operating assets and liabilities:
Prepaid expenses	(15)
Accrued expenses - related party	60

Net Cash Used In Operating Activities	-

Net Change In Cash	-

Cash - Beginning of Period (Inception)	-

Cash - End of Period	$-

Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Deposits in escrow received from investors	$23,436

See Notes to these Consolidated Financial Statements

F/E-6

Global FinTech Holdings LTD

Notes to Consolidated Financial Statements

(US dollars in thousands, except per share data)

1.	Nature of Operations and Going Concern

Global FinTech Holdings LTD was incorporated on October 2, 2018 under the laws of the British Virgin Islands. The Company’s registered office is Maples Corporate Services (BVI) Limited, Kingston Chambers, PO Box 173, Road Town, Tortola, British Virgin Islands. GFH has one wholly-owned subsidiary, GFH Merger Subsidiary, Inc., a Delaware corporation (“Merger Sub”). Global FinTech Holdings LTD and its subsidiary are referred to collectively as “GFH” or the “Company” (See Note 2 – Summary of Significant Accounting Policies – Principles of Consolidation).

GFH is a holding company formed for the sole purpose of combining the existing business operations of ParagonEx Ltd., a British Virgin Islands company (“ParagonEx”) and Brookfield Interactive (Hong Kong) Limited, a Hong Kong company (“BI China”), the latter of which is a wholly owned subsidiary of BNN Technology PLC, a United Kingdom private limited company (“BNN”) in a planned merger transaction (the “Merger”). The purpose of the Merger is to create a company with a business-to-business (“B2B”) technology platform and operational know how that will enable GFH to market a platform for trading in digital assets. The goal is to integrate ParagonEx’s and BI China’s technology platforms and capitalize on BI China’s market relationships via a public market platform with access to the capital markets to become a technology provider for the online lottery, sports content and other gaming verticals in the Chinese market. The Company entered into an acquisition agreement that is subject to the approval of the shareholders of certain merger parties and certain other customary closing conditions more fully discussed in (See Note 5 – Private Placement).

Going concern

These financial statements were prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future. As of December 31, 2018, the Company had no unrestricted funds. For the period from October 2018 (inception) through December 31, 2018, the Company had a net loss of $45 and an accumulated deficit of $45. These conditions indicate the existence of material uncertainties that raise substantial doubt about the Company’s ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon the consummation of the Merger and obtaining additional financing, neither of which is assured. These financial statements do not give effect to any adjustments which may be necessary should the Company be unable to continue as a going concern.

2.	Summary of Significant Accounting Policies

Basis of presentation

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. These consolidated financial statements are presented in round thousands and US Dollars, the currency of the primary economic environment in which the Company operates.

Principles of consolidation

The consolidated financial statements of the Company include the accounts of Merger Sub. All significant intercompany transactions, if any, have been eliminated in the consolidation.

Use of estimates

The financial statements have been prepared under the historic cost convention (subject to adjustments in respect of revaluation of financial assets at fair value through profit or loss) and in accordance with IFRS as issued by the International Accounting Standards Board (“IASB”) and interpretations issued by the International Financial Reporting Interpretations Committee (“IFRIC”). The preparation of financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

F/E-7

Cash and cash equivalents

Cash includes cash in hand and deposits held at banks. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Thus cash held in escrow does not meet the definition of a cash or cash equivalent. Pursuant to IAS 7, cash flows are inflows and outflows of cash and cash equivalents. As a result, there were no cash flows during the period from October 2, 2018 (inception) through December 31, 2018 (See Note 5 – Private Placement).

Financial instruments

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument. Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred and the Company has transferred substantially all risks and rewards of ownership. Financial assets and liabilities are offset and the net amount is reported in the balance sheet when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or realize the asset and settle the liability simultaneously.

At initial recognition, the Company classifies its financial instruments in the following categories depending on the purpose for which the instruments were acquired:

a)	Financial assets and liabilities at fair value through profit or loss: A financial asset or liability is classified in this category if acquired principally for the purpose of selling or repurchasing in the short term. Cash is included in this category. Financial instruments in this category are recognized initially and subsequently at fair value. Transaction costs are expensed in the statement of operations. Gains and losses arising from changes in fair value are presented in the statement of operations in the month in which they arise.
b)	Available-for-sale investments: Available-for-sale investments are non-derivatives that are either designated in this category or not classified in any of the other categories. The Company does not have any instruments classified in this category.
c)	Loans and receivables: Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. The Company's loans and receivables comprise of trade and other receivables. Loans and receivables are initially recognized at the amount expected to be received, less, when material, a discount to reduce the loans and receivables to fair value.
d)	Financial liabilities at amortized cost: Financial liabilities at amortized cost include payables and accruals. Financial liabilities are initially recognized at the amount required to be paid, less, when material, a discount to reduce the payables to fair value.

Income taxes

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income tax assets and liabilities are recognized for the deferred tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases (“temporary differences”) and loss carry forwards. Deferred tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is generally recognized in income in the year that includes the date of enactment or substantive enactment. Deferred income tax assets are recognized at each reporting date only to the extent that it is probable that the related tax benefit will be realized.

Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

F/E-8

3.	Share Capital

As of December 31, 2018, the Company was authorized to issue an unlimited number of ordinary shares, $0.001 par value. The holders of the Company’s ordinary shares are entitled to one vote per share. On October 2, 2018, two ordinary shares were issued to the founders of the Company.

4.	Related Party Transactions

The Company was formed by the Chairman of the Board of Directors and the Chief Executive Officer of BNN which collectively own all the outstanding shares of GFH. To date all the expenses of GFH have been financed by BNN and as of December 31, 2018 the Company owes $60 to BNN.

5.	Private Placement

In November 2018, the Company initiated a $25,000 private placement offering whereby, as of December 31, 2018, the Company has received cash deposits to purchase 14,203,625 shares of the Company’s common stock at a price of $1.65 per share for aggregate gross proceeds of $23,435. The funds are currently held in escrow and will be released from escrow upon the closing of the transaction. The closing conditions require that the closing occur either (a) on or before February 15, 2019; or (b) on or before March 31, 2019, if the registration statement is still under review by the Securities and Exchange Commission and the Special or Annual Meeting of the Stockholders of MICT (see Note 6) is scheduled for a date prior to March 31, 2019.

6.	Merger Agreement

On December 18, 2018, MICT, Inc., a Delaware corporation (“MICT”), GFH, Merger Sub, BNN, BI China, ParagonEx, certain holders of ParagonEx’s outstanding ordinary shares and a trustee thereof, and Mark Gershinson, in the capacity as the representative of the ParagonEx sellers, entered into an Acquisition Agreement (the “Acquisition Agreement”), pursuant to which, among other things, subject to the satisfaction or waiver of the conditions set forth in the Acquisition Agreement, Merger Sub will merge with and into MICT, as a result of which each outstanding share of MICT’s common stock and warrants to purchase the same shall be cancelled in exchange for the right of the holders thereof to substantially the equivalent securities of GFH, after which GFH will acquire (i) all of the issued and outstanding securities of BI China in exchange for newly issued ordinary shares of GFH and (ii) all of the issued and outstanding ordinary shares of ParagonEx for a combination of cash in the amount of $25,000, $12,000 of unsecured promissory notes, (or $10,000 of cash at the Company’s discretion), and newly issued ordinary shares of GFH.

7.	Subsequent Events

Through the date of filing there have been no events to disclose.

F/E-9

MICRONET ENERTEC TECHNOLOGIES INC.

2017 CONSOLIDATED FINANCIAL STATEMENTS

The amounts are stated in U.S. dollars ($).

F/F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of Micronet Enertec Technologies, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Micronet Enertec Technologies, Inc. and subsidiaries (the Company) as of December 31, 2017 and 2016, the related consolidated statements of comprehensive loss, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2012.

Tel Aviv, Israel

April 13, 2018

/s/ Ziv Haft
Ziv Haft
Certified Public Accountants (Isr.)
BDO Member Firm

F/F-2

MICRONET ENERTEC TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, except Share and Par Value data)

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$2,114	$539
Restricted cash	284	594
Marketable securities	-	2,978
Trade accounts receivable, net	5,183	3,059
Inventories	4,979	4,290
Other accounts receivable	1,092	306
Held for sale assets	11,656	14,881
Total current assets	25,308	26,647

Property and equipment, net	910	965
Intangible assets, net	1,494	2,294
Deferred tax assets	542	483
Long-term deposit	12	61
Goodwill	1,466	1,466
Total long-term assets	4,424	5,269

Total assets	$29,732	$31,916

F/F-3

MICRONET ENERTEC TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, except Share and Par Value data)

	December 31, 2017	December 31, 2016
LIABILITIES AND EQUITY

Short-term bank credit and current portion of long-term bank loans	$1,582	$3,680
Short-term credit from others and current portion of long-term loans from others	2,207	2,446
Trade accounts payable	3,973	2,233
Other accounts payable	3,146	1,250
Held for sale liabilities	11,338	10,010
Total current liabilities	22,246	19,619

Long-term loans from banks	-	1,093
Long-term loan from others	1,379	188
Accrued severance pay, net	133	58
Total long-term liabilities	1,512	1,339

Stockholders’ Equity:
Preferred stock; $.001 par value, 5,000,000 shares authorized, none issued and outstanding
Common stock; $.001 par value, 25,000,000 shares authorized, 8,645,656 and 6,385,092 shares issued and outstanding as of December 31, 2017 and 2016, respectively	8	6
Additional paid in capital	10,881	8,748
Accumulated other comprehensive income	(363)	11
Retained loss	(10,147)	(1,990)
Micronet Enertec stockholders’ equity	379	6,775

Non-controlling interests	5,595	4,183

Total equity	5,974	10,958

Total Liabilities and equity	$29,732	$31,916

F/F-4

MICRONET ENERTEC TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Share and Loss Per Share data)

	Year ended December 31,
	2017	2016

Revenues	$18,366	$13,284
Cost of revenues	14,094	10,657
Gross profit	4,272	2,627
Operating expenses:
Research and development	1,964	1,802
Selling and marketing	1,883	1,352
General and administrative	4,116	4,535
Amortization of intangible assets	978	926
Total operating expenses	8,941	8,615
Loss from operations	(4,669)	(5,988)

Finance expense, net	401	319
Loss before provision for income taxes	(5,070)	(6,307)
Taxes on income (benefit)	(10)	(45)
Net loss from continued operation	(5,060)	(6,262)
Net loss from discontinued operation	(4,901)	(1,251)
Total Net Loss	(9,961)	(7,513)
Net loss attributable to non-controlling interests	1,804	1,706
Net loss attributable to Micronet Enertec	$(8,157)	$(5,807)
Loss per share attributable to Micronet Enertec:
Basic and diluted loss per share from continued operation	$(0.70)	$(0.76)
Basic and diluted loss per share from discontinued operation	$(0.68)	$(0.21)
Weighted average common shares outstanding:
Basic and diluted	7,128,655	5,966,622

F/F-5

MICRONET ENERTEC TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In Thousands)

	Year ended December 31,
	2017	2016
Net loss	$(9,961)	$(7,513)
Other comprehensive Income (loss), net of tax:
Currency translation adjustment	218	79

Total comprehensive loss	(9,743)	(7,434)

Comprehensive loss attributable to the non-controlling interests	1,062	1,834

Comprehensive loss attributable to Micronet Enertec	$(8,681)	$(5,600)

F/F-6

MICRONET ENERTEC TECHNOLOGIES, INC.

STATEMENTS OF CHANGES IN EQUITY

(In Thousands, Except Numbers of Shares)

	Common Stock		Additional Paid-in	Retained	Accumulated Other Comprehensive	Non- controlling	Total Stockholders’
	Shares	Amount	Capital	Earnings	Income	Interest	Equity
Balance, December 31, 2013	5,831,246	$6	$8,053	$8,423	$1,389	$7,727	$25,598
Shares issued to service provider	25,000	-	94	-	-	-	94
Stock based compensation	-	-	308	-	-	-	308
Comprehensive loss	-	-	-	(2,139)	(1,064)	(825)	(4,028)
Acquisition of non-controlling interest	-	-	(950)	-	-	(773)	(1,723)
Balance, December 31, 2014	5,856,246	$6	$7,505	$6,284	$325	$6,129	$20,249
Shares issued to service provider	8,975	-	30	-	-	-	30
Stock based compensation	-	-	306	-	-	-	306
Comprehensive loss	-	-	-	(2,467)	(521)	(89)	(3,077)
Acquisition of non-controlling interest	-	-	(29)	-	-	(23)	(52)
Balance, December 31, 2015	5,865,221	$6	$7,812	$3,817	$(196)	$6,017	$17,456
Shares issued to service provider	13,500	-	26	-	-	-	26
Stock based compensation	-	-	268	-	-	-	268
Issuance of warrants	-	-	62	-	-	-	62
Comprehensive loss	-	-		(5,807)	207	(1,834)	(7,434)
Issuance of shares, net	506,371	-	580	-	-	-	580
Balance, December 31, 2016	6,385,092	6	8,748	(1,990)	11	4,183	10,958
Shares issued to service provider	32,250		36				36
Stock based compensation			25				25
Issuance of warrants			103				103
Comprehensive loss				(8,157)	(374)	(1,212)	(9,743)
Issuance of shares in Micronet subsidiary						2,474	2,474
Stock based compensation in subsidiary			(150)			150	-
Issuance of shares, net	2,228,314	2	2,119				2,121
Balance, December 31, 2017	8,645,656	8	10,881	(10,147)	(363)	5,595	5,974

F/F-7

MICRONET ENERTEC TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Year ended December 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss from continued operation	$(5,060)	$(6,262)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,322	1,268
Marketable securities	(71)	28
Change in fair value of derivatives, net	7	(37)
Change in deferred taxes, net	(7)	(18)
Accrued interest and exchange rate differences on bank loans	271	145
Accrued interest and exchange rate differences on loans from others	(251)	687
Stock based compensation and shares issued to service providers	213	295

Changes in operating assets and liabilities:
Decrease (increase) in trade accounts receivable	(2,474)	107
Decrease (increase) in inventories	(1,040)	969
Increase in accrued severance pay, net	75	10
Decrease (increase) in other accounts receivable	(737)	703
Increase (decrease) in trade accounts payable	1,740	(2,281)
Increase (decrease) in other accounts payable	1,939	(229)
Net cash used in operating activities	$(4,073)	$(4,615)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(189)	(151)
Restricted cash	311	119
Sale of marketable securities	3,049	2,637
Net cash provided by investing activities	$3,171	$2,605

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank loans, net	(3,561)	(1,285)
Receipt of loan from others	1,950	1,957
Repayment of loans from others	(700)	(833)
Issuance of shares by subsidiary, net	2,474	-
Issuance of warrants	103	62
Issuance of shares, net	2,121	580
Net cash provided by financing activities	$2,387	$481

NET CASH DECREASE IN CASH AND CASH EQUIVALENTS	1,485	(1,529)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	539	2,189
TRANSLATION ADJUSTMENT OF CASH AND CASH EQUIVALENTS	90	(121)
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,114	$539

Supplemental disclosure of cash flow information:
Amount paid during the period for:

Interest	$172	$217
Taxes	$24	$164

F/F-8

MICRONET ENERTEC TECHNOLOGIES, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In Thousands)

NOTE 1 — DESCRIPTION OF BUSINESS

Overview

Micronet Enertec Technologies, Inc., a U.S.-based Delaware corporation, was formed on January 31, 2002. On March 14, 2013, we changed our corporate name from Lapis Technologies, Inc. to Micronet Enertec Technologies, Inc., or we, Micronet Enertec or the Company.

We operate primarily through two Israel-based companies, Enertec Systems 2001 Ltd., or Enertec, our wholly-owned subsidiary, and Micronet Ltd., or Micronet, in which we held 50.07% as of December 31, 2017 and is controlled by us.

On February 23, 2017, Micronet filed an immediate report with the Tel Aviv Stock Exchange announcing that it had closed on a public offering of its ordinary shares and sold an aggregate of 6,100,000 of its ordinary shares for aggregate gross proceeds of NIS 9,844,020. As a result of the public offering, our ownership interest in Micronet was diluted from 62.9% to 49.31%. In order to maintain a controlling interest of Micronet, on February 27, 2017, we purchased an additional 140,000 shares of Micronet in a separate transaction with a shareholder of Micronet. In addition, on February 28, 2017, Mr. David Lucatz, our President and Chief Executive Officer, executed an irrevocable proxy assigning his voting power over 45,000 shares of Micronet for our benefit. As a result, our voting interest of Micronet was increased to 50.1% of the issued and outstanding shares of Micronet.

Micronet is a publicly traded company on the Tel Aviv Stock Exchange and operates in the growing commercial Mobile Resource Management, or MRM, market. Micronet through both its Israeli and U.S. operational offices designs, develops, manufactures and sells rugged mobile computing devices that provide fleet operators and field workforces with computing solutions in challenging work environments. Micronet’s vehicle cabin installed and portable tablets increase workforce productivity and enhance corporate efficiency by offering computing power and communication capabilities that provide fleet operators with visibility into vehicle location, fuel usage, speed and mileage. Micronet’s customers consist primarily of telematics service providers and solution providers specializing in the MRM market.

Enertec operates in the Aerospace and Defense markets and designs, develops, manufactures and supplies various customized military computer-based systems, simulators, automatic test equipment and electronic instruments. Enertec’s solutions and systems are designed according to major aerospace integrators’ requirements and are integrated by them into critical systems such as command and control, missile fire control, maintenance of military aircraft and missiles for use by the Israeli Air Force and Navy and by foreign defense entities.

On December 31, 2017, the Company, Enertec and our wholly owned subsidiary, Enertec Management Ltd., entered into a Share Purchase Agreement, or the Share Purchase Agreement, with Coolisys Technologies Inc., or Coolisys, a subsidiary of DPW Holdings, Inc., or DPW, pursuant to which we agreed to sell the entire share capital of Enertec to Coolisys. As consideration for the sale of Enertec’s entire share capital, Coolisys has agreed to pay, at the closing of the transaction, a purchase price of $5,250, as well as assume up to $4,000 of Enertec debt which consideration may be subject to certain adjustments set forth in the Share Purchase Agreement. Enertec met the definition of a component as defined by Accounting Standards Codification, or ASC, Topic 205, since Enertec t has been classified as held for sale and the Company believes the sale represents a strategic shift in its business. Accordingly, its assets and liabilities were classified as held for sale and the results of operations in the statement of operations and prior periods’ results have been reclassified as discontinued operation (see Note 17).

F/F-9

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP).

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company transactions and balances among the Company and its subsidiaries are eliminated upon consolidation.

Functional Currency

The functional currency of Micronet Enertec is the U.S. dollar. The functional currency of certain subsidiaries is their local currency. The financial statements of those companies are included in consolidation, based on translation into U.S. dollars. Assets and liabilities are translated at year-end-exchange rates, while revenues and expenses are translated at monthly average exchange rates during the year. Differences resulting from translation are presented in the consolidated statements of comprehensive income.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements are comprised of the Company and its subsidiaries. Control is the power to govern the financial and operating policies of an entity so as to obtain benefits from its operating activities. In assessing control, legal and contractual rights, are taken into account. The consolidated financial statements of subsidiaries are included in the consolidated financial statements from the date that control is achieved until the date that control is lost. Intercompany transactions and balances are eliminated upon consolidation.

Cash and Cash Equivalents

Cash equivalents are considered by the Company to be highly-liquid investments, including inter-alia, short-term deposits with banks, which do not exceed maturities of three months at the time of deposit and which are not restricted.

Investments in Marketable Securities

Management determines the appropriate classification of its investments at the time of purchase and reevaluates such determinations at each balance sheet date. Investments in marketable securities are classified as “trading,” and unrealized gains or losses are reported in the statement of income.

Revenues from the sales of MRM products are recognized when persuasive evidence of an arrangement exists; delivery has occurred, consideration is fixed and determinable; and collection of the resulting receivable is reasonably assured. The title and risk of loss passes to the customer, delivery has occurred and acceptance is satisfied as the product leaves the Company premises.

F/F-10

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

Allowance for Doubtful Accounts

The Company establishes an allowance for doubtful accounts to ensure trade and financing receivables are not overstated due to uncollectability. The allowance for doubtful accounts was based on specific receivables, which their collection, in the opinion of Company’s management, is in doubt. Trade receivables are charged off in the period in which they are deemed to be uncollectible. As of December 31, 2017 and 2016, the allowance for doubtful accounts amounted to $0 and $271, respectively.

Reclassifications

Certain balance sheet amounts and cash flow have been reclassified to conform with the current year presentation.

Inventories

Inventories of raw materials are stated at the lower of cost (first-in, first-out basis) or realizable value. Cost of work in process is comprised of direct materials, direct production costs and an allocation of production overheads based on normal operating capacity.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated by the straight-line method over their estimated useful lives. Annual rates of depreciation are as follows:

Leasehold improvements	Over the shorter of the lease term or the life of the assets
Machinery and equipment	7-14 years
Furniture and fixtures	10-14 years
Transportation equipment	7 years
Computer equipment	3 years

Stock Based Compensation

The Company accounts for stock based compensation under the fair market value method under which compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. For stock options, fair value is determined using an option-pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock, the expected dividends on it, and the risk-free interest rate over the expected life of the option.

Research and Development Costs

Research and development costs are charged to statements of income as incurred net of grants from the Israel Innovation Authority, or IIA, (formerly known as the Israel Office of the Chief Scientist of the Ministry of Economy).

Loss per Share

Basic net earnings per share are computed based on the weighted average number of ordinary shares outstanding during each year.

F/F-11

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

Long-Lived Assets and Intangible assets

Intangible assets that are not considered to have an indefinite useful life are amortized using the straight-line basis over their estimated useful lives. The Company evaluates property and equipment and purchased intangible assets with finite lives for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flow and recognizes an impairment loss when the estimated undiscounted future cash flow expected to result from the use of the asset plus the net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. When the Company identifies an impairment, it reduces the carrying amount of the asset to its estimated fair value based on a discounted cash flow approach or, when available and appropriate, to comparable market values. During the years ended December 31, 2017 and 2016, no indicators of impairment have been identified.

Goodwill

The Company performed goodwill impairment tests until 2016. The goodwill impairment test is conducted in two steps. In the first step, the Company determines the fair value of the reporting unit using expected future discounted cash flows and estimated terminal values. If the net book value of the reporting unit exceeds the fair value, the Company would then perform the second step of the impairment test, which requires allocation of the reporting unit's fair value of all its assets and liabilities in a manner similar to acquisition cost allocation, with any residual fair value being allocated to goodwill. The implied fair value of the goodwill is then compared to the carrying value to determine impairment, if any.

Starting in 2017, the Company determines the fair value of the reporting unit using the income approach, which utilizes a discounted cash flow model, as the Company believes that this approach best approximates the unit’s fair value at this time. The Company has corroborated the fair values using the market approach. Judgments and assumptions related to revenue, gross profit, operating expenses, future short-term and long-term growth rates, weighted average cost of capital, interest, capital expenditures, cash flows, and market conditions are inherent in developing the discounted cash flow model. Additionally, the Company evaluated the reasonableness of the estimated fair value of its reporting unit by reconciling its market capitalization. This reconciliation allowed the Company to consider market expectations in corroborating the reasonableness of the fair value of the reporting unit. Following such reconciliation, the Company found that there was a material difference (approximately 54%) between the fair value of the reporting unit and its market capitalization as of December 31, 2017.

The Company has one operating segment and one operating unit related to its overall MRM. Until 2017, step one of the assessment resulted in the carrying value of the MRM reporting unit exceeding its fair value. As described in the preceding paragraphs, the second step was performed by allocating the reporting unit's fair value to all of its assets and liabilities, with any residual fair value being allocated to goodwill. There were no impairments recorded until 2017.

Revenue recognition

Revenues from the sales of MRM products are recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee payable by the customer is fixed and determinable; and collection of the resulting receivable is reasonably assured. The title and risk of loss passes to the customer, delivery has occurred and acceptance is satisfied once the product leaves the Company’s premises.

Comprehensive Income (Loss)

Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 220-10, “Reporting Comprehensive Income,” requires the Company to report in its consolidated financial statements, in addition to its net income, comprehensive income (loss), which includes all changes in equity during a period from non-owner sources including, as applicable, foreign currency items, and other items.

The Company’s other comprehensive income for all periods presented is related to the translation from functional currency to the presentation currency.

F/F-12

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

Income Taxes

Deferred taxes are determined utilizing the “asset and liability” method, whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, when it’s more likely than not that deferred tax assets will not be realized in the foreseeable future.

The Company applied FASB ASC Topic 740-10-25, “Income Taxes,” which provides guidance for recognizing and measuring uncertain tax positions and prescribes a threshold condition that a tax position must meet for any of the benefits of the uncertain tax position to be recognized in the financial statements. It also provides accounting guidance on derecognizing, classification and disclosure of these uncertain tax positions. The Company’s policy on classification of all interest and penalties related to unrecognized income tax positions, if any, is to present them as a component of income tax expense.

Financial Instruments

1.	Concentration of credit risks:

Financial instruments that have the potential to expose the Company to credit risks are mainly cash and cash equivalents, bank deposit accounts, marketable securities and trade receivables.

The Company holds cash and cash equivalents, securities and deposit accounts at large banks in Israel, thereby substantially reducing the risk of loss.

With respect to trade receivables, the risk is limited due to the geographic spreading, nature and size of the entities that constitute the Company’s customer base. The Company assesses the financial position of its customers prior to the engagement with them.

The Company performs ongoing credit evaluations of its customers for the purpose of determining the appropriate allowance for doubtful accounts and generally does not require collateral. An appropriate allowance for doubtful accounts is included in the accounts.

2.	Fair value measurement:

The Company measures fair value and discloses fair value measurements for financial and non-financial assets and liabilities. Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The accounting standard establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described below:

Level 1:	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2:	Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3:	Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

F/F-13

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

Financial Instruments(Cont.)

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible and considers counterparty credit risk in its assessment of fair value.

Recent Accounting Pronouncements

In July 2017, the FASB issued Accounting Standards Update, or ASU, No. 2017-11. The amendments in part I of the ASU change the classification analysis of certain equity-linked financial instruments (or embedded derivatives) with down round features. When determining the classification of an instrument as a liability or as equity, entities will be required to disregard down round features upon the assessment of whether the instrument is indexed to the entity’s own stock. Entities that provide earnings per share, or EPS, data will adjust their basic EPS calculation for the effect of the feature when it is triggered (i.e. upon the occurrence of an event that results in the reduction of the strike price of the related equity-linked financial instrument), and will recognize the effect of the feature within equity. Part II of this guidance replaces the indefinite deferral of certain provisions of ASC Topic 480, distinguishing liabilities from equity, mandatorily redeemable non-controlling interests and mandatorily redeemable financial instruments of non-public entities with a scope exception.

The amendments in part I of the ASU should be applied either retrospectively to outstanding financial instruments with a down round feature by means of a cumulative-effect adjustment to the statement of financial position as of the beginning of the first reporting period in which the guidance is effective or retrospectively for each prior reporting period presented. These amendments are effective for reporting periods (interim and annual) beginning after December 15, 2018, with early adoption permitted. The Company is currently assessing the potential impact of this ASU on its consolidated financial statements.

In May 2017, the FASB issued (ASU) No. 2017-09, which clarifies when an entity should account for a change to the terms or conditions of a share-based payment award as a modification. Under the ASU, modification accounting is required if the fair value, vesting conditions or classification of the award changes because of the change in terms or conditions. The amendments in this update will be applied prospectively to an award modified on or after the effective date. The amendments are effective for reporting periods (interim and annual) beginning after December 15, 2017.

In January 2017, the FASB issued ASU No. 2017-04, which eliminates Step 2 from the goodwill impairment test. The goodwill impairment test will be performed by comparing the fair value of a reporting unit with its carrying amount. An impairment charge should be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value. However, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. In addition, income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit should be considered when measuring the goodwill impairment loss, if applicable. The amendments also eliminate the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment. The amendments should be applied on a prospective basis. For public business entities that are SEC file with the Securities and Exchange Commission, or the SEC, the amendments are effective for annual or any interim impairment tests in reporting periods beginning after December 15, 2019, with early adoption permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company is currently assessing the potential impact of this ASU on its consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606).” Under the new standard, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The Company does not expect that this ASU will have any material impact on its revenues.

F/F-14

NOTE 3 — FAIR VALUE MEASUREMENTS

Items carried at fair value as of December 31, 2017 and 2016 are classified in the table below in one of the three categories described in Note 2.

	Fair value measurements using input type
	December 31, 2017
	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$2,114	-	-	2,114
Restricted cash	284	-	-	284
Derivative liability	-	3	-	3
Derivative liability- phantom option	-	(11)	-	(11)
	$2,398	(8)	-	2,390

	Fair value measurements using input type
	December 31, 2016
	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$539	-	-	539
Restricted cash	594	-	-	594
Marketable securities	2,978	-	-	2,978
Derivative liability	-	(9)	-	(9)
Derivative liability- phantom option	-	(4)	-	(4)
	$4,111	(13)	-	4,098

F/F-15

NOTE 4 — INVENTORIES

Inventories are stated at the lower of cost or market, computed using the first-in, first-out method. Inventories consist of the following:

	December 31,
	2017	2016
Raw materials	$3,189	$3,635
Work in process and finished product	1,790	655
	$4,979	$4,290

NOTE 5 — PROPERTY AND EQUIPMENT, NET

Property and equipment consists of the following as of December 31, 2017 and 2016:

	December 31,
	2017	2016
Leasehold improvements	$287	$287
Machinery and equipment	1,696	1,874
Furniture and fixtures	21	6
Transportation equipment	67	61
Computer equipment	906	719
	2,977	2,947
Less accumulated depreciation	(2,067)	(1,982)
	$910	$965

Depreciation expenses totaled $344 and $342, for the years ended December 31, 2017 and 2016, respectively.

F/F-16

NOTE 6 — INTANGIBLE ASSETS AND OTHERS, NET

Composition:

	Useful life	December 31,
	years	2017	2016
Original amount:
Technology	5	$2,010	$2,010
Customer related intangible assets	3-5	3,470	3,470
		$5,480	$5,480
Accumulated amortization:
Technology	5	$1,534	$1,154
Customer related intangible assets	3-5	2,747	2,237
	5	$4,281	$3,391
		$1,199	$2,089
Prepaid lease expenses		295	205
		$1,494	$2,294

The estimated future amortization of the intangible assets (excluded deferred tax assets and prepaid lease) as of December 31, 2017 is as follows:

2018	846
2019	353
$1,199

NOTE 7 - SHORT-TERM BANK LOANS:

Composition:

	Interest rate as of December 31,		Total short-term liabilities
	2017	Linkage	December 31,
	%	basis	2017	2016
Due to banks	Prime plus 1.7% Prime plus 2.45%	NIS	$951	$3,101
Current portion			631	579
			$1,582	$3,680

As of December 31, 2017, the Company had short-term bank credit of $1,582 comprised as follows: $631 current portion of long-term loans and $346 of short-term bank loans that bear interest of prime plus 1.7% through prime plus 2.45% paid either on a monthly or weekly basis.

Enertec Electronics Ltd., or Enertec Electronics, one of our subsidiaries, had not met all of its bank covenants as of December 31, 2017. As a result, the Company reclassified $605 from long-term loans to short-term loans. See also note 15.

As of December 31, 2016, the Company had short-term bank credit of $3,680 comprised as follows: $579 current portion of long-term loans and $3,101 of short-term bank loans that bear interest of prime plus 1.2% through prime plus 2.45% paid either on a monthly or weekly basis.

The restricted cash in the balance sheets stands as collateral in favor of the loans.

F/F-17

NOTE 8 — LONG-TERM LOANS FROM BANKS

1. Composition:

	Interest rate as of December 31,		Total long-term liabilities, net of current portion
	2017	Linkage	December 31,
	%	basis	2017	2016
Due to banks	Prime plus 1.25%- Prime plus 2.45%	NIS	$631	$1,672
Less– current portion			(631)	(579)
			$-	$1,093

2. Long-term loans from banks are due as follows:

	December 31,
	2017	2016
First year (current portion)	$631	$579
Second year	-	546
Third year	-	547
Fourth year and thereafter	-
	$631	$1,672

The Company has committed to certain covenants under its bank loans. See also note 15.

NOTE 9 — LOAN FROM OTHERS

On each of June 30, October 28, and December 22, 2016, the Company and its wholly-owned subsidiary, Enertec Electronics Ltd., entered into separate Note Purchase Agreement with YA II PN Ltd., or YA II, a Cayman Island exempt limited partnership and affiliate of Yorkville Advisors Global, LLC, whereby YA II purchased $600, $500 and $1,000 of notes from the Company. The outstanding principal balance of the notes bears interest at 7% per annum. Upon the occurrence of an Event of Default (as defined in the notes), all amounts payable may be due immediately. In connection with the Note Purchase Agreements, the Company granted to YA II a five-year warrant to purchase 252,000 shares of the Company’s common stock at an exercise price of $3.00 per share.

On June 8, 2017, the Company entered into another Note Purchase Agreement with YA II whereby YA II agreed to lend the Company $600 pursuant to an additional secured promissory note. The outstanding principal balance of the additional note bears interest at 7% per annum. The additional note matures on December 31, 2018. The Company shall make payments of $100 on September 30, 2018 and $500 on December 31, 2018.

Pursuant to the June 8, 2017 Note Purchase Agreement, the Company and YA II agreed to amend the terms of the promissory notes issued by the Company to YA II dated June 30, 2016, or the June 2016 Note, October 28, 2016, or the October 2016 Note, and December 22, 2016, or the December 2016 Note, respectively.

The June 2016 Note was amended to (i) extend the maturity date to December 31, 2017 and (ii) amend the repayment schedule owed under such note such that $150 shall be payable by the Company on each of October 10, 2016, May 1, 2017, September 30, 2017 and December 31, 2017. The Company made the required payment by December 31, 2017.

The October 2016 Note was amended to (i) extend the maturity date to March 31, 2018 and (ii) amend the repayment schedule such that on May 1, 2017, September 30, 2017, December 31,2017 and March 31, 2018 the Company shall make payments of $150, $100, $150 and $100, respectively. The payment of December, 31, 2017 was paid on January, 18, 2018.

F/F-18

NOTE 9 — LOAN FROM OTHERS (CONT.)

The December 2016 Note was amended to (i) extend the maturity date to September 30, 2018 and (ii) amend the repayment schedule such that on March 31, 2018, June 30, 2018 and September 30, 2018 the Company shall make payments of $300, $400 and $300, respectively.

In addition, the Company agreed to amend the exercise price of the 252,000 warrants to purchase shares of common stock of the Company, which were granted in connection with the June 30, 2016, October 28, 2016 and December 22, 2016 Note Purchase Agreements, to $2.00 per share.

The Company evaluated the modifications to the terms of the loans in accordance with the guidance in ASC Topic 470-50-40 regarding de-recognition of debt, and concluded that the new loans are not substantially different from the original loans. Therefore, these modifications were not accounted for as extinguishment of the existing debt.

On August 22, 2017, the Company and Enertec Electronics Ltd. executed the Third Supplemental Agreement which supplements the Note Purchase Agreement executed by the parties on October 28, 2016. Pursuant to the Third Supplemental Agreement, we borrowed $1,500 from YA II pursuant to the terms of a secured promissory note. The outstanding principal balance of the note shall bear interest at 7% per annum. The note was to mature on November 22, 2017. On November 19, 2017, we and YA II amended the maturity date of the August 2017 Note to February 15, 2018 and provided that we may extend such maturity date to January 15, 2019 at its sole discretion. In the event we elect to utilize such extension, we have agreed to (i) pay an aggregate of $200 of principal plus all accrued and unpaid interest under the note on March 31, 2018, (ii) pay an aggregate of $200 of principal plus all accrued and unpaid interest under the note on June 30, 2018, (iii) pay an extension fee of $50 and (iv) issue YA II a five-year warrant to purchase 158,000 shares of our common stock at an exercise price of $1.50 per share. The warrant also provides for demand and piggyback registration rights (see Note 18).

The Company evaluated the modifications to the terms of the loans in accordance with the guidance in ASC Topic 470-50-40 regarding de-recognition of debt, and concluded that the new loans are not substantially different from the original loans. Therefore, these modifications were not accounted for as extinguishment of the existing debt.

F/F-19

NOTE 10 — ACCRUED SEVERANCE PAY, NET

A.	Accrued Liability:

The Company is liable for severance pay to its employees pursuant to the applicable local laws prevailing in the respective countries of employment and employment agreements. For Israeli employees, the liability is partially covered by individual managers’ insurance policies under the name of the employee, for which the Company makes monthly payments. The Company may make withdrawals from the managers’ insurance policies only for the purpose of paying severance pay.

The amounts accrued and the amounts funded with managers’ insurance policies are as follows:

	December 31,
	2017	2016
Accrued severance pay	$249	$154
Less - amount funded	(116)	(96)
	$133	$58

NOTE 11 — PROVISION (BENEFIT) FOR INCOME TAXES

A.	Basis of Taxation

United States:

The U.S. corporate tax rate was 35% in 2017 and 35% in 2016.

On December 22, 2017, the U.S. Tax Cuts and Jobs Act (the “Act”) was enacted, which significantly changed U.S. tax law. The Act lowered the tax rate of the Company. The statutory federal income tax rate was reduced from 35% in 2017 to 21% in 2018.

Israel:

The Company’s Israeli subsidiaries are governed by the tax laws of the state of Israel which had a general tax rate of 24% in 2017 and 25% in 2016. The Company is entitled to various tax benefits in Israel by virtue of being granted the status of an “Approved Enterprise Industrial Company” as defined by the tax regulations. The benefits include, among other things, a reduced tax rate.

In December 2010, legislation amending the Law for Encouragement of Capital Investments of 1959 (the “Investment Law”), was adopted. This new legislation became effective as of January 1, 2011 and applies to preferred income produced or generated by a preferred company from the effective date. Under this legislation, a uniform corporate tax rate applies to all qualifying income of certain Industrial Companies, or Preferred Enterprise (as defined under the Investment Law), as opposed to the previous law’s incentives, which were limited to income from Approved Enterprises and Privileged Enterprises during their benefits period. Under the legislation, the uniform tax rates are as follows: 2011 and 2012 - 15% (10% in preferred area), 2013 and 2014 - 12.5% (7% in preferred area) and in 2015 - 12% (6% in preferred area).

Effective beginning in 2014, the regular Israeli tax rate was 26.5% for Regular Entities and 16% or 9% for  Preferred Enterprises (depending on the location of industry). Micronet is eligible for the tax rate for Preferred Enterprises. In 2016 and 2017, Micronet was taxed at the 16% rate.

In December 2016, the Israeli government published the Economic Efficiency Law (2016) (legislative amendments to accomplish budget goals for the years 2017 and 2018). According to such law, in 2017 the general tax rate will decrease by 1% and starting 2018 will decrease by 2%; so that the tax rate was 24% in 2017 and will be 23% in 2018 and onwards. In addition, the tax rate that applies to Preferred Enterprises in preferred area will be decreased by 1.5% to 7.5% starting January 1, 2017.

F/F-20

NOTE 11 — PROVISION (BENEFIT) FOR INCOME TAXES (CONT.)

B.	Provision for Taxes

	Year ended December 31,
	2017	2016
Current:
Domestic	$(1)	$(6)
Foreign (Israel)	22	(33)
	21	(39)

Taxes related to prior years	(31)	(6)

Deferred:
Deferred taxes, net	-	-
Total provision for income taxes	$(10)	$(45)

C.	The reconciliation of income tax at the U.S. statutory rate to the Company’s effective tax rate as follows:

	2017	2016
U.S. federal statutory rate	35%	35%
Tax rate difference between U.S. and Israel	(11)%	(10)%
Effect of Israeli tax rate benefit	(8)%	(9)%
Effect of previous years	-%	-%
Change in valuation allowance	(9)%	(7)%
Others	(7)%	(9)%
Effective tax rate	0.0%	0.0%

D.	Deferred Tax Assets and Liabilities

Deferred tax reflects the net tax effects of temporary differences between the carrying amounts of assets or liabilities for financial reporting purposes and the amounts used for income tax purposes. As of December 31, 2017 and 2016, the Company’s deferred taxes were in respect of the following:

	December 31,
	2017	2016
Net operating loss carry forward	$1,814	$1,722
Provisions for employee rights and other temporary differences	542	490
Deferred tax assets before valuation allowance	2,356	2,212
Valuation allowance	(1,814)	(1,722)
Deferred tax assets	542	490
Deferred tax liability	-	7
Deferred tax assets, net	$542	$483

F/F-21

NOTE 11 — PROVISION (BENEFIT) FOR INCOME TAXES (CONT.)

E.	Tax losses

As of December 31, 2017, the Company has a net operating loss carry forward of approximately $5,184, which may be utilized to offset future taxable income for United States federal tax purposes. This net operating loss carry forward begins to expire in 2022.  Since it is more likely than not that the Company will not realize a benefit from this net operating loss carry forward, a 100% valuation allowance has been recorded to reduce the deferred tax asset to its net realizable value.

F.	Tax Assessments

The Company received final tax assessments in the United States through tax year 2012, and with regard to the Israeli subsidiaries received final tax assessments up until tax year 2012.

G.	Uncertain Tax Position

The Company did not record any liability for income taxes associated with unrecognized tax benefits during 2017 and 2016.

NOTE 12 — RELATED PARTIES

In November 2012, entities controlled by Mr. Lucatz reached agreements with each of Micronet and the Company for the provision of management and consulting services to Micronet and the Company, respectively.

On November 7, 2012, the board of directors and the audit committee of Micronet approved the entry into a management and consulting services agreement with D.L. Capital Ltd., an entity controlled by Mr. Lucatz, pursuant to which effective November 1, 2012, Mr. Lucatz agreed to devote 60% of his time to Micronet matters for the three year term of the agreement and Micronet agreed to pay the entities controlled by Mr. Lucatz management fees of 65 NIS (approximately $16) on a monthly basis, and cover other monthly expenses. Such agreement was further subject to the approval of Micronet’s shareholders, which was obtained at a special meeting held on January 30, 2013 for that purpose and went into effect following its execution on February 8, 2013. In July 2017, the scope of the consulting services pursuant to the agreement with D.L. Capital Ltd. was amended to reduce the requirement of the time Mr. Lucatz is to devote to Company matters to 22%, with the monthly fee proportionally reduced accordingly.

On November 26, 2012, D.L. Capital Ltd. entered into a management and consulting services agreement with the Company, effective November 1, 2012, which provides that we will pay the entities controlled by Mr. Lucatz: (i) management fees of $13 on a monthly basis, and cover other monthly expenses, (ii) an annual bonus of 3% of the amount by which the annual EBITDA for such year exceeds the average annual EBITDA for 2011 and 2010, and (iii) a bonus of 0.5% of the purchase price of any acquisition or capital raising transaction, excluding the public offering contemplated at such time, completed by us during the term of the agreement.

Transactions with related parties

	Year ended December 31,
	2017	2016
Consulting fee paid to controlling shareholder	$331	$386
Stock based compensation granted to controlling shareholder		89
Total	331	475

F/F-22

NOTE 13 — SHAREHOLDER’S EQUITY

A.	Common stock:

Common Stock confers upon its holders the rights to receive notice to participate and vote in general meetings of the Company, and the right to receive dividends if declared.

B.	Stock Option Plan:

Pursuant to our 2012 Stock Incentive Plan as amended and approved at the Company’s Annual Meeting of Shareholders in November 2017, the board of directors is authorized to award stock options to purchase shares of Common Stock to our officers, directors, employees and certain others, up to a total of 3,000,000 shares of Common Stock, subject to adjustments in the event of a stock split, stock dividend, recapitalization or similar capital change. Stock based compensation amounted to $25 and $268 for the years ended December 31, 2017 and 2016, respectively.

The exercise price of the options granted under the 2012 Stock Incentive Plan is set by the board of directors and will not be less than the closing sale price on Nasdaq at the grant date. As of December 31, 2017, 2,529,000 stock options remain available for future awards under the 2012 Stock Incentive Plan. Under the 2012 Stock Incentive Plan, unless determined otherwise by the board, options generally vest over a two or three year period from the date of grant and expire 10 years after the grant date. Unvested options are forfeited 90 days following the termination of employment. Any options that are forfeited before expiration become available for future grants.

On July 17, 2014 the Company adopted the 2014 Stock Incentive Plan pursuant to which the board of directors is authorized to issue stock options, restricted stock and other awards to officers, directors, employees, consultants and other service providers. The board of directors initially reserved 100,000 shares of the Company’s Common Stock for issuance pursuant to awards that may be made pursuant to the 2014 Stock Incentive Plan. The 2014 Stock Incentive Plan was amended in November 2017 and the number of shares of the Company’s Common Stock reserved for issuance under the plan was increased to 200,000 shares. The 2014 Stock Incentive Plan was approved by the stockholders on September 30, 2014 and the amendment to the 2014 Stock Incentive Plan was approved by the stockholders on November 15, 2017. As of December 31, 2017, 52,525 stock options remain available for future awards under the 2014 Stock Incentive Plan.

The following table summarizes information about stock options outstanding and exercisable as of December 31, 2017:

Options Outstanding		Options Exercisable
Number Outstanding on December 31, 2017	Weighted Average Remaining Contractual Life	Number Exercisable on December 31, 2017	Exercise Price
	Years		$
15,000	5.5	15,000	4.30
421,000	7	421,000	4.30
100,000	9	25,000	4.30
536,000		461,000

F/F-23

NOTE 13 — SHAREHOLDER’S EQUITY (CONT.)

B.	Stock Option Plan- (cont.):

	2017		2016
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
		$		$
Options outstanding at the beginning of year:	746,000	4.30	746,000	4.30
Changes during the year:
Granted	100,000	4.30	-	4.30
Exercised	-	-	-	-
Forfeited	(310,000)	4.30	-	-

Options outstanding at end of year	536,000	4.30	746,000	4.30
Options exercisable at year-end	461,000	4.30	646,000	4.30

The fair value of each option granted is estimated on the date of grant, using the Black-Scholes option-pricing model with the following weighted average assumptions: dividend yield of 0% for all years; expected volatility: 2017 – 30%; risk-free interest rate: 2017 – 0.13%; and expected life: 2017- 1.5 years.

The Company is required to assume a dividend yield as an input in the Black-Scholes model. The dividend yield assumption is based on the Company’s historical experience and expectation of future dividends payouts and may be subject to change in the future.

The Company uses historical volatility in accordance with FASB ASC Topic 718, “Compensation - stock compensation”. The computation of volatility uses historical volatility derived from the Company’s exchange-traded shares.

The risk-free interest assumption is the implied yield currently available on U.S. Treasury zero-coupon bonds, issued with a remaining term equal to the expected life term of the Company’s options.

Pre-vesting rates forfeitures were zero based on pre-vesting forfeiture experience.

The Company uses the simplified method to compute the expected option term for options granted.

C.	Stock Option Plan of Subsidiary

During 2017, the board of the directors of Micronet Ltd. approved the grant of 2,130,000 options of Micronet Ltd. to certain officers with exercise prices of between NIS 1.67 to NIS 2.11. The fair value of those three grants amounted to $421.

The total expenses of the options recorded in 2017 amounted to $ 150.

D.	Issuance of common stock:

In April 2013, the Company closed an underwritten public offering of 1,863,000 shares of Common Stock, and warrants to purchase 931,500 shares of Common Stock, at an offering price of $5.00 per share and $0.01 per warrant. The warrants have a per share exercise price of $6.25, are exercisable immediately, and expire on April 29, 2018. The warrants include only standard anti-dilution provisions. The gross proceeds to the Company, including the underwriter’s exercise of its over-allotment option, were $9,324 before deduction of issuance costs of $1,921 payable by the Company. The shares and warrants began trading on the NASDAQ Capital Market on April 24, 2013 under the symbols “MICT” and “MICTW,” respectively. The Company analyzed the accounting treatment of the shares and warrants and classified as equity according to the appropriate accounting guidance.

F/F-24

NOTE 13 — SHAREHOLDER’S EQUITY (CONT.)

D.	SEDA- Standby Equity Distribution Agreement

On August 22, 2017, the Company entered into a Standby Equity Distribution Agreement, or the 2017 SEDA with YA II for the sale of up to $10,000 of shares of the Company’s common stock over a three-year commitment period.  Under the terms of the 2017 SEDA, the Company may from time to time, in its discretion, sell newly-issued shares of its common stock to YA II at a discount to market of 1.5%.  The Company and YA II previously entered into a prior Standby Equity Distribution Agreement on June 30, 2016, or the 2016 SEDA, for the sale of up to $2,390 of shares of the Company’s common stock over a three year period.

The Company is not obligated to utilize any of the $10,000 available under the 2017 SEDA and there are no minimum commitments or minimum use penalties.  The total amount of funds that ultimately can be raised under the 2017 SEDA over the three year term will depend on the market price for the Company’s common stock and the number of shares actually sold. YA II is obligated under the 2017 SEDA to purchase shares of the Company’s common stock from the Company subject to certain conditions including, but not limited to the Company filing a registration statement with the SEC, to register the resale by YA II of shares of common stock sold to YA II under the 2017 SEDA, or the Registration Statement, and the SEC declaring such Registration Statement effective.

The 2017 SEDA does not impose any restrictions on the Company’s operating activities. During the term of the 2017 SEDA, YA II is prohibited from engaging in any short selling or hedging transactions related to the Company’s common stock.

In connection with the 2017 SEDA, the Company agreed to pay YA Global II SPV, LLC, a wholly owned subsidiary of YA II, a commitment fee in the amount of $800, or the Commitment Fee, in the aggregate, which was to be paid in eight quarterly installments of $100, with the first installment due and payable on the fifth trading day following the execution of the SEDA. The Commitment Fee may be paid in cash or shares of the Company’s common stock. We paid YA II $50 out of the first installment of the Commitment Fee.

On November 19, 2017, we entered into an agreement with YA II whereby the commitment fee repayment terms were amended such that (i) $200 of the commitment fee shall be payable as follows: $50 shall be due and payable on March 31, 2018, $50 shall be due and payable on September 30, 2018, $50 shall be due and payable on March 31, 2019, and $50 shall be due and payable on September 30, 2019, and (ii) we shall pay the remaining $600 as follows: $90 shall be paid when the aggregate advance amounts under the 2017 SEDA shall total $3,000, $30 shall be paid when the aggregate advance amounts under the 2017 SEDA shall total $4,000, $30 shall be paid when the aggregate advance amounts under the 2017 SEDA shall total $5,000, $150 shall be paid when the aggregate advance amounts under the 2017 SEDA shall total $6,000, $50 shall be paid when the aggregate advance amounts under the 2017 SEDA shall total $7,000, $130 shall be paid when the aggregate advance amounts under the 2017 SEDA shall total $8,000, $60 shall be paid when the aggregate advance amounts under the 2017 SEDA shall total $9,000 and $60 shall be paid when the aggregate advance amounts under the 2017 SEDA shall total $10,000.

On November 22, 2017, Company entered into a Securities Purchase Agreement, or the Purchase Agreement, with one investor, an affiliate of YA II, for the sale of 555,556 shares of the Company’s common stock at a purchase price per share of $0.90 per share in a registered direct offering for total gross proceeds of $500. The Shares were offered and sold by the Company pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-219596). The net proceeds to the Company from the offering, after deducting fees and expenses, were $495,000. The Company intends to use the net proceeds of the offering to pay $25 towards the remaining balance of a commitment fee pursuant to the Third Supplemental Agreement between the Company and YA II, $150,000 towards the repayment of principal and interest to the June 2016 Note issued to YA II and the remaining balance for working capital and general corporate purposes.

F/F-25

NOTE 13 — SHAREHOLDER’S EQUITY (CONT.)

E.

NOTE 14 — SEGMENT REPORTING

The Company accounts for its segment information in accordance with the provisions of ASC Topic 280-10, “Segment Reporting,” or ASC 280-10. ASC 280-10 establishes annual and interim reporting standards for operating segments of a company. ASC 280-10 requires disclosures of selected segment-related financial information about products, major customers, and geographic areas based on the Company’s internal accounting methods.

1.	Geographic Areas Information:

Sales: Classified by Geographic Areas:

The following presents total revenue for the years ended December 31, 2017 and 2016 by geographic area:

	Year ended December 31,
	2017	2016
United States	$14,256	$9,867
Israel	233	181
Other	3,877	3,236
Total	$18,366	$13,284

2.	Principal Customers:

There were two customers that represented 30% and 20% of the Company’s total revenue in 2017. There were two customers that represented 23% and 20% of the Company’s total revenue in 2016.

F/F-26

NOTE 15 — COMMITMENTS AND CONTINGENCIES

Lease commitments-

Micronet’s short-term lease expires in June 2019. Accrual rent fee is approximately $144 per year including a property management fee. Micronet Inc.’s additional lease expires in November 2021. Accrual rent fee is approximately $168 per year.

At December 31, 2017, total minimum cars and lease rentals under non-cancelable operating leases with an initial or remaining lease term of one year or more are as follows:

Year Ending December 31,	Amount
2018	$472
2019	358
2020	264
2021	$171

Legal proceedings

We are not subject to any pending or threatened legal proceedings, nor is our property the subject of a pending or threatened legal proceeding. None of our directors, officers or affiliates is involved in a proceeding adverse to our business or has a material interest adverse to our business.

Unasserted Claims

On March 30, 2017, Micronet received a notice from a client, or the Client, relating to tests performed by the Client which, in the Client’s opinion, revealed a defect in the materials included in a battery integrated into a certain product sold by Micronet to the Client. The Client reported the issue to the United States National Highway Traffic Safety Administration, or the Regulator, in a form of a complaint. According to the information provided to Micronet by the Client, the complaint allegedly relates to an older product produced by Micronet. Similar problems the Client suffered with respect to the product at issue were previously resolved under warranty, in the ordinary course of business, and included resolving the issue by changing the battery or conducting software updates.

In light of these events, Micronet performed independent tests to examine the Client’s complaint (including addressing the issue with the battery manufacturer) and simultaneously addressed the issue with the Regulator, including filing its response to the complaint. Micronet does not believe the product in question contains a significant defect, as alleged by the Client, and has stated its position in its response to the Regulator. To date, Micronet has not yet received the Regulator’s response to the Complaint.

At this time, the Company is unable to predict the outcome of the complaint, any potential actions or any other impact on the Company that may arise.

Covenants

Enertec Electronics has covenants under its bank loan mainly requiring separate financial statements equity of not less than 32.5% of total assets. Enertec Electronics has not met all of its bank covenants as of December 31, 2017. The restricted cash stands as collateral for the loan.

Chief Scientist

In April 2013, Micronet submitted to the IIA a request for financial support within a framework of a research and development program for a new product. In September 2013, a grant to Micronet in a total amount of NIS 5.5 million (approximately $1.5 million) was approved by the IIA. This grant was provided by the IIA for a period of one year (starting April 2013) at a level of 30% from the aforementioned amount. In addition, during 2014 Micronet received further confirmation for a grant from the IIA in the total amount of NIS 5.5 million (approximately $1.5 million). This grant was provided by the IIA for a period of one year (starting April 2014) at a level of 40% from the aforementioned amount. In addition, during 2015 Micronet received further confirmation for a grant from the IIA in the total amount of NIS 5.1 million (approximately $1.3 million) at a level of 40% from the aforementioned amount. Micronet is obligated to pay royalties to the IIA amounting to 3%-3.5% of the sales of the products and other related revenues generated from such projects linked to the dollar plus Libor interest rate. To date, Micronet has received an aggregate of NIS 5.6 million (approximately $1.4) from the IIA under these three grants.

F/F-27

NOTE 16 — SUPPLEMENTARY FINANCIAL STATEMENTS INFORMATION

A.	Other accounts receivable:

	December 31,
	2017	2016
Prepaid expenses	$751	$125
Government departments and agencies	277	65
Others	64	116
	$1,092	$306

B.	Other Accounts Payable:

	December 31,
	2017	2016
Employees and wage-related liabilities	$650	$526
Revenue in advance	1,532	-
Accrued expenses	720	585
Other current liabilities	244	139
	$3,146	$1,250

C.	Earnings (loss) per Share:

Basic and diluted earnings (losses) per share were computed based on the average number of shares outstanding during each year.

The following table sets forth the computation of basic and diluted net earnings (losses) per share attributable to Micronet Enertec:

	Year ended December 31,
	2017	2016
Numerator:
Amount for basic earnings per share	$(8,157)	$(5,807)
Effect of dilutive instruments	-	-

Amount for diluted earnings per share	(8,157)	(5,807)

Denominator:
Denominator for basic earnings per share - weighted average of shares	7,128,655	5,966,662
Loss per share attributable to Micronet Enertec: Basic continued operation	$(0.45)	$(0.76)
Basic discontinued operation	$(0.69)	$(0.21)

F/F-28

NOTE 17 — DISCONTINUED OPERATION

On December 31, 2017, we, Enertec and our wholly owned subsidiary, Enertec Management Ltd., entered into a Share Purchase Agreement with Coolisys, a subsidiary of DPW, pursuant to which we agreed to sell the entire share capital of Enertec to Coolisys. As consideration for the sale of Enertec’s entire share capital, Coolisys has agreed to pay at the closing of the transaction a purchase price of $5,250 million, as well as assume up to $4,000 of Enertec debt which consideration may be subject to certain adjustments set forth in the Share Purchase Agreement. Enertec met the definition of a component. Accordingly, its assets and liabilities were classified as held for sale and the results of operations in the statement of operations and prior periods results have been reclassified as discontinued operation accordingly.

In conjunction with, and as a condition to, the closing of the Share Purchase Agreement, the Company, Enertec, Coolisys, DPW and Mr. David Lucatz, the Company’s Chief Executive Officer, agreed to execute a consulting agreement, or the Consulting Agreement, whereby the Company, via Mr. Lucatz, will provide Enertec with certain consulting and transitional services over a 3 year period as necessary and requested by the Coolisys (but in no event to exceed 20% of Mr. Lucatz’s time). Coolisys (via Enertec) will pay the Company an annual consulting fee of $150 as well as issue the Company 150,000 restricted shares of DPW Class A common stock, or the DPW Equity, for such services, to be vested and released from restriction in three equal installments, with the initial installment vesting the day after the closing and the remaining installments vesting on each of the first 2 anniversaries of the closing. In the event of a change of control in the Company, or if Mr. Lucatz shall no longer be employed by the Company, the rights and obligations under the Consulting Agreement shall be assigned to Mr. Lucatz along with the DPW Equity.

The following is the composition from discontinued operation:

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$279	$128
Restricted cash	4,224	3,895
Trade accounts receivable, net	4,807	8,499
Inventories	1,506	1,467
Other accounts receivable	66	13
Total current assets	10,882	14,002

Property and equipment, net	676	676
Long-term Assets	98	203
Total long-term assets	774	879
Total assets	$11,656	$14,881

LIABILITIES

Short-term bank credit	$8,863	$6,312
Short-term credit from others	-	669
Trade accounts payable	1,380	1,898
Other accounts payable	957	1,131
Total current liabilities	11,200	10,010

Accrued severance pay, net	138	-
Total Liabilities	$11,338	$10,010

F/F-29

NOTE 17 — DISCONTINUED OPERATION (Cont.)

	Year ended December 31,
	2017	2016

Revenues	$7,061	$9,464
Cost of revenues	7,790	7,941
Gross profit (loss)	(729)	1,523
Operating expenses:
Research and development	672	518
Selling and marketing	546	588
General and administrative	2,200	1,400
Total operating expenses	3,418	2,506
Loss from operations	(4,147)	(983)

Finance expense, net	630	353
Loss before provision for income taxes	(4,777)	(1,336)
Taxes on income (benefit)	124	(85)
Net Loss	(4,901)	(1,251)
Net cash provided by (used in) operating activities	$(1,367)	$1,228
Net cash provided by (used in) investing activities	43	(574)
Net cash provided by (used in) financing activities	1,427	(723)

NET CASH INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	103	(69)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	128	210
TRANSLATION ADJUSTMENT OF CASH AND CASH EQUIVALENTS	48	(13)
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$279	$128

NOTE 18 — SUBSEQUENT EVENTS

1.	On February 22, 2018, the Company entered into a Securities Purchase Agreement with D-Beta One EQ, Ltd., an existing stockholder and an affiliate of YA II, for the sale of 456,308 shares of our common stock at a purchase price per share of $1.05 per share in a registered direct offering for total gross proceeds of approximately $479. The shares were offered and sold pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-219596). The net proceeds to the Company from the offering, after deducting fees and expenses, were approximately $474.

2.	In March, 2018, the Company elected to amend the August 2017 Note to the extend the maturity date of the note to January 15, 2019. Such extension was subject to the Company paying the extension fee of $50 on or before March 31, 2018 and issuing to YA II warrants to purchase up to 158,000 shares of common stock at an exercise price of $1.50 per share.

3.	On March 29, 2018, the Company executed and closed on a securities purchase agreement with YA II, whereby the Company issued and sold to YA II (1) certain Series A Convertible Debentures in the aggregate principal aggregate amount of $3,200, or the Series A Debentures, and (2) a Series B Convertible Debenture in the principal aggregate amount of $1,800, or the Series B Debenture. The Series A Debentures were issued in exchange for the cancellation and retirement of certain secured promissory notes issued by the Company to YA II on October 28, 2016, December 22, 2016, June 8, 2017 and August 22, 2017, with a total outstanding aggregate principal amount of $3,200. The Series B Debenture was issued and sold for aggregate gross cash proceeds of $1,800.

Pursuant to the terms of the Series A Debentures, YA II may elect to convert the required payments due thereunder into the Company’s common stock at a fixed conversion price of $2.00 per share. In addition, the Company may, at its sole discretion, convert a required payment at a conversion price equal to 98.5% of the lowest daily volume weighted average price of the Company’s common stock during the ten consecutive trading days immediately preceding a conversion, provided that such price may not be less than $0.50.

Pursuant to the terms of the Series B Debenture, YA II may elect to convert the required payments due thereunder into the Company’s common stock at a fixed conversion price of $4.00 per share. In addition, the Company may, at its sole discretion, convert a required payment at a conversion price equal to 98.5% of the lowest daily volume weighted average price during the ten consecutive trading days immediately preceding a conversion, provided that such price may not be less than $0.50.

F/F-30

Unaudited historical interim consolidated condensed financial statements for the nine months ended September 30, 2018
Interim condensed consolidated balance sheets	F/G-2
Interim condensed consolidated statements of income	F/G-4
Interim condensed consolidated statements of comprehensive income	F/G-5
Interim condensed consolidated statements of cash flows	F/G-6
Notes to the interim condensed consolidated financial statements	F/G-8

F/G-1

MICT, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(USD In Thousands, Except Share and Par Value Data)

	September 30, 2018	December 31, 2017
	Unaudited	(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$2,172	$2,114
Restricted cash	365	284
Trade accounts receivable, net	2,945	5,183
Inventories	4,295	4,979
Other accounts receivable	594	1,092
Held for sale assets	-	11,656
Total current assets	10,371	25,308

Property and equipment, net	810	910
Intangible assets and others, net	868	1,494
Deferred tax assets	-	542
Long term deposit	731	12
Restricted cash- escrow	477	-
Goodwill	1,466	1,466
Total long term assets	4,352	4,424
Total assets	$14,723	$29,732

F/G-2

MICT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(USD In Thousands, Except Share and Par Value Data)

	September 30, 2018	December 31, 2017
	Unaudited	(Note 1)
LIABILITIES AND EQUITY

Short term bank credit and current portion of long term bank loans	$2,225	$1,582
Short term credit from others and current portion of long term loans from others	1,852	2,207
Trade accounts payable	1,712	3,973
Other accounts payable	1,329	3,146
Held for sale liabilities	-	11,338
Total current liabilities	7,118	22,246
Long term loans from bank	888	-
Long term loans from others	1,200	1,379
Accrued severance pay, net	130	133
Long term escrow	477	-
Total long term liabilities	2,695	1,512

Stockholders’ Equity:
Preferred stock; $.001 par value, 5,000,000 shares authorized, none issued and outstanding
Common stock; $.001 par value, 25,000,000 shares authorized, 9,342,115 and 8,645,650 shares issued and outstanding as of September 30, 2018 and December 31, 2017, respectively.	9	8
Additional paid in capital	11,866	10,881
Accumulated other comprehensive loss	(439)	(363)
Accumulated loss	(10,137)	(10,147)
MICT, Inc. stockholders’ equity	1,299	379

Non-controlling interests	3,611	5,595

Total equity	4,910	5,974

Total liabilities and equity	$14,723	$29,732

F/G-3

MICT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(USD In Thousands, Except Share and Earnings Per Share Data)

(Unaudited)

	Nine months ended September 30,		Three months ended September 30,
	2018	2017	2018	2017

Revenues	$12,897	11,937	2,216	5,473
Cost of revenues	9,589	9,286	2,162	3,969
Gross profit	3,308	2,651	54	1,504

Operating expenses:
Research and development	1,457	1,430	425	526
Selling and marketing	1,217	1,330	383	480
General and administrative	5,070	3,077	2,544	1,033
Amortization of intangible assets	652	737	214	267
Total operating expenses	8,396	6,574	3,566	2,306

Loss from operations	(5,088)	(3,923)	(3,512)	(802)
Financial expenses, net	956	177	104	134
Loss before provision for income taxes	(6,044)	(4,100)	(3,616)	(936)
Provision for income taxes	566	4	562	7

Net loss from continued operation	(6,610)	(4,104)	(4,178)	(943)
Net profit (loss) from discontinued operation (includes capital gain from disposal amounting to $6,844)	4,894	(1,738)	-	(609)
Total net loss	(1,716)	(5,842)	(4,178)	(1,552)
Net loss attributable to non-controlling interests	(1,726)	(1,604)	(1,542)	(257)

Net profit (loss) attributable to MICT, Inc.	10	(4,238)	(2,636)	(1,295)

Earnings (loss) per share attributable to MICT, Inc.
Basic and diluted loss per share from continued operation	$(0.54)	(0.37)	(0.28)	(0.09)
Basic and diluted earnings (loss) per share from discontinued operation	0.54	(0.26)	-	(0.08)

Weighted average common shares outstanding:	9,107,034	6,778,300	9,342,155	7,213,924

F/G-4

MICT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(USD In Thousands)

(Unaudited)

	Nine months ended September 30,		Three months ended September 30,
	2018	2017	2018	2017

Net loss	$(1,716)	(5,842)	(4,178)	(1,552)
Other comprehensive income (loss), net of tax:
Currency translation adjustment	(514)	277	133	16
Total comprehensive loss	(2,230)	(5,565)	(4,045)	(1,536)
Comprehensive (loss) attributable to non-controlling interests	(1,984)	(1,035)	(1,431)	(216)
Comprehensive income (loss) attributable to MICT, Inc.	$(246)	(4,530)	(2,614)	(1,320)

F/G-5

MICT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(USD In Thousands)

(Unaudited)

	Nine months ended September 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net profit (loss) from continued operations	$234	(4,104)

Adjustments to reconcile net income to net cash provided by operating activities:
Capital gain from disposal	(6,844)	-
Depreciation and amortization	902	991
Change in fair value of derivatives, net	(11)	(71)
Change in deferred taxes, net	542	(46)
Accrued interest and exchange rate differences on bank loans	(166)	308
Extinguishment of loan costs and commissions	360	-
Accrued interest and exchange rate differences on loans from others	66	927
Stock-based compensation	707	112
Decrease (increase) in trade accounts receivable, net	2,238	(145)
Decrease (increase) in inventories	610	(431)
Increase (decrease) in accrued severance pay, net	(3)	33
Increase in other accounts receivable	(221)	(734)
Increase (decrease) in trade accounts payable	(2,111)	1,628
Increase (decrease) in other accounts payable	(1,675)	1,005
Net cash used in operating activities	$(5,372)	(527)

F/G-6

MICT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(USD In Thousands)

(Unaudited)

	Nine months ended September 30,
	2018	2017
CASH FLOWS FROM INVESTING ACTIVITIES:
Consideration from disposal of discontinued operation	4,295	-
Purchase of property and equipment	(188)	(183)
Marketable security	-	3,049
Net cash provided by investing activities	$4,107	2,866

CASH FLOWS FROM FINANCING ACTIVITIES:
Short term bank credit	$1,696	(578)
Receipt of long term bank loan	1,373	-
Repayment of bank loans, net	(1,342)	(2,165)
Extinguishment of loan costs	(360)	-
Receipt of loans from others, net	4,971	-
Repayment of short term loans from others	(5,412)	-
Issuance of shares, net	479	1,319
Issuance of warrants net	28	103
Issuance of shares by subsidiary, net	-	2,474
Net cash provided by financing activities	$1,433	1,153

NET CASH INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	168	3,492

Cash, Cash Equivalents and restricted cash at the beginning of the period	2,398	1,133

TRANSLATION ADJUSTMENT ON CASH AND CASH EQUIVALENTS	(29)	238
Cash, Cash Equivalents and restricted cash at end of the period	$2,537	4,863

Supplemental disclosure of cash flow information:
Amount paid during the period for:

Interest	$763	7
Taxes	$7	79

F/G-7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(USD in thousands, except per share data)

NOTE 1 — DESCRIPTION OF BUSINESS

Overview

MICT, Inc., or we, MICT, or the Company, a U.S.-based Delaware corporation, was formed on January 31, 2002. On March 14, 2013, we changed our corporate name from Lapis Technologies, Inc. to Micronet Enertec Technologies, Inc. On July 13, 2018, following the sale of our former subsidiary Enertec Systems Ltd., the Company changed the Company name from Micronet Enertec Technologies, Inc. to MICT, Inc.

We operate primarily through our Israel-based company, Micronet Ltd., or Micronet, in which we have a controlling interest as of September 30, 2018.

On February 23, 2017, Micronet filed an immediate report with the Tel Aviv Stock Exchange, or the TASE, announcing that it had closed on a public offering of its ordinary shares and sold an aggregate of 6,100,000 shares of its ordinary shares for aggregate gross proceeds of NIS 9,844,020. As a result of the public offering, the Company’s ownership interest in Micronet was diluted from 62.9% to 49.31%. In order to maintain a controlling interest of Micronet, on February 27, 2017, the Company purchased an additional 140,000 shares of Micronet in a separate transaction with a shareholder of Micronet. In addition, on February 28, 2017, Mr. David Lucatz, our President and Chief Executive Officer, executed an irrevocable proxy assigning his voting power over 45,000 shares of Micronet for the Company’s benefit. As a result, the Company’s voting interest of Micronet was increased to 50.07% of the issued and outstanding shares of Micronet.

Micronet is a publicly traded company on the TASE and operates in the growing commercial Mobile Resource Management, or MRM, market. Micronet through both its Israeli and U.S. operational offices designs, develops, manufactures and sells rugged mobile computing devices that provide fleet operators and field workforces with computing solutions in challenging work environments. Micronet’s vehicle portable tablets increase workforce productivity and enhance corporate efficiency by offering computing power and communication capabilities that provide fleet operators with visibility into vehicle location, fuel usage, speed and mileage. Micronet’s customers consist primarily of application service providers and solution providers specializing in the MRM market.

As of September 30, 2018, the balance of Micronet's accumulated losses amounted to NIS 12,000,000. Micronet's results for the nine-month period ended September 30, 2018 and 2017 and for the year ended December 31, 2017 amounted to a loss of NIS 12,000,000 NIS 11,500,000 and NIS 13,000,000 respectively. These losses, and other factors may present Micronet with cash flow difficulties. In light of the above, Micronet anticipates that it will be required to provide additional financing sources during the coming year of activity due to an increase in cash flow needs, on the one hand, and utilization of most of the existing sources of financing on the other. The reason for the increase in cash needs is a significant drop in sales in the third quarter and a lower sales forecast than in previous years. Micronet estimates that the reason for the decline in the income forecast is due to a number of factors, including a decrease in the rate of sales of Micronet's customers to end customers, a delay in the launch of the new generation of products and a decrease in demand for the implementation of the second phase of the Electronic Logging Device mandate. These factors are expected to result in a cash flow deficit for Micronet.

On the other hand, in order to cope with the decline in the timing and volume of sales, Micronet intends to implement a process of increased efficiency, particularly in the area of production activity, increasing credit sources from banks and the realization of a real estate asset it owns. Micronet is also examining additional possibilities for raising capital in the public and private markets. In addition, it received a commitment from the Company and from D.L. Capital, a company owned by the Company’s Chief Executive Officer, Mr. Lucatz, for financial support in the amount of up to $400, in the absence of finding other sources of financing, as well as a letter of consent from Micronet’s Chairman of the Board of Directors, Mr. Lucatz, as well as another director for postponement of payment of management fees as stated in Note 8. Based on Micronet's plans, Micronet's Board of Directors and management believe that Micronet will have sufficient resources to continue its operations in the normal course of business in the foreseeable future.

On December 31, 2017, the Company, Enertec Systems 2001 Ltd., or Enertec, previously our wholly owned subsidiary, and Enertec Management Ltd., entered into a Share Purchase Agreement, or the Share Purchase Agreement, with Coolisys Technologies Inc., or Coolisys, a subsidiary of DPW Holdings, Inc., or DPW, pursuant to which we agreed to sell the entire share capital of Enertec to Coolisys. As consideration for the sale of Enertec’s entire share capital, Coolisys agreed to pay, at the closing of the transaction, a purchase price of $5,250 as well as assume up to $4,000 of Enertec debt. Enertec met the definition of a component as defined by Accounting Standards Codification, or ASC, Topic 205, since Enertec has been classified as held for sale and the Company believes the sale represents a strategic shift in its business. Accordingly, its assets and liabilities were classified as held for sale and the results of operations in the statement of operations and prior periods’ results have been reclassified as a discontinued operation. Enertec met the definition of a component. On May 22, 2018, the Company closed on the sale, or the Closing, of all of the outstanding equity of Enertec pursuant to the Share Purchase Agreement.

At the Closing, the Company received aggregate gross proceeds of approximately $4,700, of which 10% will be held in escrow for up to 14 months after the Closing to satisfy certain potential indemnification claims. Therefore, the Company has recorded such escrowed amount on its balance sheet as restricted cash and a liability. The final consideration amount was adjusted, pursuant to the terms of the Share Purchase Agreement, as a result of adjustments relating to certain Enertec debts at the Closing. In addition, Coolisys also assumed approximately $4,000 of Enertec’s debt. The Company’s capital gain from the sale of Enertec, based on the Company’s balance sheet at the closing date was approximately $6,800.

F/G-8

NOTE 1 — DESCRIPTION OF BUSINESS (CONT.)

As previously reported, and in conjunction with, and as a condition to, the Closing, the Company, Enertec, Coolisys, DPW and Mr. David Lucatz, the Company’s Chief Executive Officer, executed a consulting agreement, or the Consulting Agreement, whereby the Company, via Mr. Lucatz, will provide Enertec with certain consulting and transitional services over a 3 year period as necessary and requested by the Coolisys (but in no event to exceed 20% of Mr. Lucatz’s time). Coolisys (via Enertec) will pay the Company an annual consulting fee of $150 as well as issue the Company 150,000 restricted shares of DPW Class A common stock, or the DPW Equity, for such services, to be vested and released from restriction in three equal installments, with the initial installment vesting the day after the Closing and the remaining installments vesting on each of the first 2 anniversaries of the Closing. In the event of a change of control in the Company, or if Mr. Lucatz shall no longer be employed by the Company, the rights and obligations under the Consulting Agreement shall be assigned to Mr. Lucatz along with the DPW Equity.

The descriptions of the Share Purchase Agreement and Consulting Agreement are qualified in their entirety by reference to the complete text of the Share Purchase Agreement and Consulting Agreement which have been filed as Exhibits 10.1 and 10.2, respectively, to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 3, 2018.

The accompanying unaudited consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP, for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2018, are not necessarily indicative of the results that may be expected for the year ending December 31, 2018. The balance sheet at December 31, 2017, has been derived from the Company’s audited financial statements at that date but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements. For further information, please refer to the consolidated financial statements and footnotes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the U.S. Securities and Exchange Commission, or the SEC.

On July 2, 2018, the Company entered into a letter of intent, or the LOI, with respect to the following transactions, or the Transactions, contemplated to be entered into by and among the Company, BNN Technology PLC, a leading technology, content and services company, or BNN, and an unrelated third party that is a platform for transaction technology, or the Third Party:

●	BNN will seek to acquire, through a third-party cash tender offer at a price of at least $1.65 per share, an additional approximately 35% stake in the Company (in addition to the 14.89% stake acquired on June 21, 2018), with a view to owning in aggregate at least 50.1% of the Company’s issued shares.

●	Both BNN and the Third Party shall be acquired by the Company in exchange for cash and the issuance of securities. The Third Party acquisition is pursuant to a Heads of Terms, which BNN has previously entered into with the Third Party.

●	All of the shares of Micronet held by the Company will be spun off to the Company’s shareholders that remain shareholders after the completion of the tender offer.

●	The Company will raise a minimum of between $26,000 to $36,000 from major global institutional investors.

The LOI is intended to express only a mutual indication of interest in the Transactions and does not represent a legally binding commitment or obligation on the part of the parties, and there can be no assurances that the Transactions will be consummated. As a result of the Transactions, it is contemplated that the Company will own BNN and the Third Party.

F/G-9

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with the U.S. GAAP.

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company transactions and balances among the Company and its subsidiaries are eliminated upon consolidation.

Functional Currency

The functional currency of MICT is the U.S. dollar. The functional currency of certain subsidiaries is their local currency. The financial statements of those companies are included in consolidation, based on translation into U.S. dollars. Assets and liabilities are translated at year-end exchange rates, while revenues and expenses are translated at monthly average exchange rates during the year. Differences resulting from translation are presented in the consolidated statements of comprehensive income.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements comprise the results and position of the Company and its subsidiaries. Control is the power to govern the financial and operating policies of an entity so as to obtain benefits from its operating activities. In assessing control, legal and contractual rights, are taken into account. The consolidated financial statements of subsidiaries are included in the consolidated financial statements from the date that control is achieved until the date that control is lost. Intercompany transactions and balances are eliminated upon consolidation.

Cash and Cash Equivalents

Cash equivalents are considered by the Company to be highly-liquid investments, including inter-alia, short-term deposits with banks, which do not exceed maturities of three months at the time of deposit and which are not restricted.

Revenue Recognition

On January 1, 2018, the Company adopted Accounting Standards Codification, or ASC, Topic 606, “Revenue from Contracts with Customers,” or ASC 606, and all the related amendments (“new revenue standard”) with respect to all contracts using the modified retrospective method.

A contract with a customer exists only when: the parties to the contract have approved it and are committed to perform their respective obligations, the Company can identify each party’s rights regarding the distinct goods or services to be transferred (“performance obligations”), the Company can determine the transaction price for the goods or services to be transferred, the contract has commercial substance and it is probable that the Company will collect the consideration to which it will be entitled in exchange for the goods or services that will be transferred to the customer.

Revenues are recorded in the amount of consideration to which the Company expects to be entitled in exchange for performance obligations upon transfer of control to the customer, excluding amounts collected on behalf of other third parties and sales taxes. The amount of consideration to which the Company expects to be entitled varies as a result of rebates, chargebacks, returns and other allowances.

The cumulative effect of initially applying the new revenue standard was immaterial for the nine months ended September 30, 2018, based on the adoption of ASC 606.

Allowance for Doubtful Accounts

The Company establishes an allowance for doubtful accounts to ensure trade and financing receivables are not overstated due to uncollectability. The allowance for doubtful accounts was based on specific receivables, which their collection, in the opinion of Company’s management, is in doubt. Trade receivables are charged off in the period in which they are deemed to be uncollectible. As of September 30, 2018, and December 31, 2017, the allowance for doubtful accounts amounted to $1,326 and $0, respectively.

Reclassifications

Certain balance sheet amounts and cash flow amounts have been reclassified to conform with the current year presentation.

F/G-10

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

Inventories

Inventories of raw materials are stated at the lower of cost (first-in, first-out basis) or realizable value. Cost of work in process is comprised of direct materials, direct production costs and an allocation of production overhead based on normal operating capacity.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated by the straight-line method over their estimated useful lives. Annual rates of depreciation are as follows:

Leasehold improvements	Over the shorter of the lease term or the life of the assets
Machinery and equipment	7-14 years
Furniture and fixtures	10-14 years
Transportation equipment	7 years
Computer equipment	3 years

Stock-Based Compensation

The Company accounts for stock-based compensation under the fair market value method under which compensation cost is measured at the grant date based on the value of the award and is recognized over the vesting period, which is usually the service period. For stock options, fair value is determined using an option-pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock, the expected dividends on it, and the risk-free interest rate over the expected life of the option.

Research and Development Costs

Research and development costs are charged to statements of income as incurred net of grants from the Israel Innovation Authority (formerly known as the Israel Office of the Chief Scientist of the Ministry of Economy).

Earnings/Loss per Share

Basic net earnings/loss per share are computed based on the weighted average number of shares of common stock outstanding during each year.

Long-Lived Assets and Intangible assets

Intangible assets that are not considered to have an indefinite useful life are amortized using the straight-line basis over their estimated useful lives. The Company evaluates property and equipment and purchased intangible assets with finite lives for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flow and recognizes an impairment loss when the estimated undiscounted future cash flow expected to result from the use of the asset plus the net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. When the Company identifies an impairment, it reduces the carrying amount of the asset to its estimated fair value based on a discounted cash flow approach or, when available and appropriate, to comparable market values. During the three and nine months ended September 30, 2018, and the year ended December 31, 2017, no indicators of impairment have been identified.

F/G-11

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

Goodwill

Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible and intangible assets acquired. Goodwill is not amortized, but rather is subject to an annual impairment test.  The Company has one continued operation, consisting of the MRM business, and the entire goodwill was allocated to this MRM business. The goodwill impairment tests are conducted in two steps. In the first step, the Company determines the fair value of the reporting unit. If the net book value of the reporting unit exceeds its fair value, the Company would then perform the second step of the impairment test which requires allocation of the reporting unit’s fair value of all of its assets and liabilities in a manner similar to an acquisition cost allocation, with any residual fair value being allocated to goodwill. The implied fair value of the goodwill is then compared to the carrying value to determine impairment, if any.

Comprehensive Income (Loss)

Financial Accounting Standards Board, or FASB, ASC Topic 220-10, “Reporting Comprehensive Income,” requires the Company to report in its consolidated financial statements, in addition to its net income, comprehensive income (loss), which includes all changes in equity during a period from non-owner sources including, as applicable, foreign currency items and other items.

The Company’s other comprehensive income for all periods presented is related to the translation from functional currency to the presentation currency.

Income Taxes

Deferred taxes are determined utilizing the “asset and liability” method, whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance when it is more likely than not that deferred tax assets will not be realized in the foreseeable future.

The Company applied FASB ASC Topic 740-10-25, “Income Taxes,” which provides guidance for recognizing and measuring uncertain tax positions and prescribes a threshold condition that a tax position must meet for any of the benefits of the uncertain tax position to be recognized in the financial statements. It also provides accounting guidance on derecognizing, classification and disclosure of these uncertain tax positions. The Company’s policy on classification of all interest and penalties related to unrecognized income tax positions, if any, is to present them as a component of income tax expense.

Financial Instruments

1. Concentration of credit risks:

Financial instruments that have the potential to expose the Company to credit risks are mainly cash and cash equivalents, bank deposit accounts, marketable securities and trade receivables.

The Company holds cash and cash equivalents, securities and deposit accounts at large banks in Israel, thereby substantially reducing the risk of loss.

With respect to trade receivables, the risk is limited due to the geographical spreading, nature and size of the entities that constitute the Company’s customer base. The Company assesses the financial position of its customers prior to the engagement with them.

The Company performs ongoing credit evaluations of its customers for the purpose of determining the appropriate allowance for doubtful accounts and generally does not require collateral. An appropriate allowance for doubtful accounts is included in the accounts.

F/G-12

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT.)

Financial Instruments (Cont.)

2. Fair value measurement:

The Company measures fair value and discloses fair value measurements for financial and non-financial assets and liabilities. Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The accounting standard establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described below:

Level 1:	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2:	Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3:	Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible and considers counterparty credit risk in its assessment of fair value.

Recent Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update, or ASU, No. 2016-02, which supersedes the lease accounting guidance in ASC Topic 840, “Leases.” The new guidance requires lessees to recognize a right-of-use asset and a lease liability on the balance sheet for all leases with the exception of short-term leases. For lessees, leases will continue to be classified as either operating or finance leases in the income statement. Lessor accounting is similar to the current model but updated to align with certain changes to the lessee model. The guidance is effective for reporting periods (interim and annual) beginning after December 15, 2018, for public companies, with early adoption permitted. The new guidance must be adopted using a modified retrospective approach.

The Company is currently assessing the potential impact of this ASU on its consolidated financial statements.

F/G-13

NOTE 3 — FAIR VALUE MEASUREMENTS

Items carried at fair value as of September 30, 2018, and December 31, 2017, are summarized below:

	Fair value measurements using input type
	September 30, 2018
	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$2,172	-	-	2,172
Restricted cash	365	-	-	365
Derivative liability	-	(7)	-	(7)
Derivative liabilities - phantom option	-	-	-	-
Total	$2,537	(7)	-	2,530

	Fair value measurements using input type
	December 31, 2017
	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$2,114	$-	$-	$2,114
Restricted cash	284	-	-	284
Derivative liability	-	3	-	3
Derivative liability- phantom option	-	(11)	-	(11)
Total	$2,398	$(8)	$-	$2,390

NOTE 4 — INVENTORIES

Inventories are stated at the lower of cost or market, computed using the first-in, first-out method. Inventories consist of the following:

	September 30, 2018	December 31, 2017
Raw materials	$3,503	$3,189
Work in process and finish goods	792	1,790
	$4,295	$4,979

F/G-14

NOTE 5 — SEGMENTS

The Company accounts for its segment information in accordance with the provisions of ASC Topic 280-10, “Segment Reporting,” or ASC 280-10. ASC 280-10 establishes annual and interim reporting standards for operating segments of a company. ASC 280-10 requires disclosures of selected segment-related financial information about products, major customers and geographic areas based on the Company’s internal accounting methods.

1.	Geographic Areas Information:

Sales: Classified by Geographic Areas:

The following presents total revenue for the nine months ended September 30, 2018, and 2017 by geographic area:

	Nine months ended September 30,
	2018	2017
United States	$9,960	9,463
Israel	20	249
Other	2,917	2,225
Total	$12,897	11,937

Note 6 — Loans from others

On March 29, 2018, the Company and its subsidiary, MICT Telematics Ltd. (formerly known as Enertec Electronics Ltd.), or MICT Telematics, executed and closed on a securities purchase agreement with YA II PN Ltd, or YA II, whereby the Company issued and sold to YA II (1) certain Series A Convertible Debentures in the aggregate principal aggregate amount of $3,200, or the Series A Debentures, and (2) a Series B Convertible Debenture in the principal aggregate amount of $1,800, or the Series B Debenture. The Series A Debentures were issued in exchange for the cancellation and retirement of certain promissory notes issued by the Company to YA II on October 28, 2016, December 22, 2016, June 8, 2017 and August 22, 2017, or collectively, the Prior Notes, with a total outstanding aggregate principal amount of $3,200. The Series B Debenture was issued and sold for aggregate gross cash proceeds of $1,800.

In addition, pursuant to the terms of the securities purchase agreement, the Company agreed to issue to YA II a warrant to purchase 375,000 shares of the Company’s common stock at a purchase price of $2.00 per share, a warrant to purchase 200,000 shares of the Company’s common stock at a purchase price of $3.00 per share and a warrant to purchase 112,500 shares of the Company’s common stock at a purchase price of $4.00 per share.

In conjunction with the issuance of the Series A Debentures and the Series B Debentures, a total of $273,787 in fees and expenses were deducted from the aggregate gross proceeds.

The Company evaluated the modifications to the terms of the loans in accordance with the guidance in ASC Topic 470-50-40 “Derecognition,” and concluded that the new debentures are substantially different from the original loans. Therefore, these modifications were accounted for as an extinguishment of the existing debt. As a result, the Company recorded an expense of $360. In addition, in June 2018, we made aggregate payments of $875 towards the repayment of the Series A Debentures.

On July 3, 2018, the Company made a payment of $1,000 towards the repayment of the Series A Debentures. In addition, on July 5, 2018, a payment of $125,000 was made in shares of the Company’s common stock at an applicable conversion price of $1.1158 per share pursuant to the terms of the Series A Debentures.

F/G-15

NOTE 7 — DISCONTINUED OPERATION

On December 31, 2017, the Company, Enertec and Enertec Management Ltd. entered into the Share Purchase Agreement with Coolisys, a subsidiary of DPW, pursuant to which we agreed to sell the entire share capital of Enertec to Coolisys. As consideration for the sale of Enertec’s entire share capital, Coolisys agreed to pay, at the closing of the transaction, a purchase price of $5,250 as well as assume up to $4,000 of Enertec debt. Enertec met the definition of a component as defined by ASC Topic 205, since Enertec had been classified as held for sale and the Company believes the sale represented a strategic shift in its business. Accordingly, its assets and liabilities were classified as held for sale and the results of operations in the statement of operations and prior periods’ results have been reclassified as a discontinued operation. On May 22, 2018, the Company closed on the sale of all of the outstanding equity of Enertec pursuant to the Share Purchase Agreement.

At the Closing, the Company received aggregate gross proceeds of approximately $4,700 of which 10% will be held in escrow for up to 14 months after the Closing to satisfy certain potential indemnification claims. Therefore, the Company has recorded such escrowed amount on its balance sheet as restricted cash and a liability. The final consideration amount was adjusted, pursuant to the terms of the Share Purchase Agreement, as a result of adjustments relating to certain Enertec debts at the Closing. In addition, Coolisys also assumed approximately $4,000 of Enertec’s debt. The Company’s capital gain from the sale of Enertec, based on the Company’s balance sheet at the closing date is approximately $6,800.

The following is the composition from discontinued operation through September 30, 2018 and December 31, 2017:

	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$-	$279
Restricted cash	-	4,224
Trade accounts receivable, net	-	4,807
Inventories	-	1,506
Other accounts receivable	-	66
Total current assets	-	10,882

Property and equipment, net	-	676
Long-term Assets	-	98
Total long-term assets	-	774
Total assets	$-	$11,656

LIABILITIES

Short-term bank credit	$-	8,863
Trade accounts payable	-	1,380
Other accounts payable	-	957
Total current liabilities	-	11,200

Accrued severance pay, net	-	138
Total Liabilities	$-	$11,338

F/G-16

NOTE 7 — DISCONTINUED OPERATION (Cont.)

	For the Period between
	January 1, 2018 to May 22, 2018	January 1, 2017 to September 30, 2017

Revenues	$1,512	6,173
Cost of revenues	2,655	5,733
Gross profit (loss)	(1,143)	441
Operating expenses:
Research and development	120	380
Selling and marketing	204	415
General and administrative	376	794
Total operating expenses	700	1,589
Loss from operations	(1,843)	(1,148)
Capital gain	6,844	-
Finance expense, net	(102)	(477)
Profit (loss) before provision for income taxes	4,899	(1,625)
Taxes on income	5	113
Net profit (loss)	4,894	(1,738)
Net cash provided by (used in) operating activities	$131	(1,665)
Net cash used in investing activities	(39)	(37)
Net cash provided by (used in) financing activities	(63)	1,797

NET CASH INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	29	95

CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF THE PERIOD	4,503	4,023

TRANSLATION ADJUSTMENT OF CASH AND CASH EQUIVALENTS	(147)	220

CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF THE PERIOD	$4,385	4,338

NOTE 8 — Subsequent Events

On November 19, 2018, Micronet reached an agreement with its Chairman of the Board of Directors and the Company’s Chief Executive Officer, Mr. Lucatz, and with one of its director (active director rendering services to Micronet) pursuant to which these directors agreed to postpone receipt of their management fees to which they are entitled under their respective agreements for a period of one year commencing as of January 1, 2019. In the event Micronet’s cash flow position improves and allows (as determined by Micronet) for the repayment of such management fees, the postponement set forth above shall be terminated (even if prior to the end of fiscal year 2019).

On November 19, 2018, in support of Micronet’s working capital needs, the Company agreed to extend Micronet financial backing in the aggregate amount of up to $250,000. The terms of such financial backing may be in the form of a loan or another form of investment and shall be either on identical terms as Micronet may obtain from third parties or, in the alternative, terms that may be agreed upon by the Company and Micronet by December 15, 2018. In addition, the parties agreed that if the aforementioned financial backing is in a form of a loan, it shall be repaid by Micronet no later than December 31, 2020, but not prior to January 1, 2020.

In addition, on November 19, 2018, in support of Micronet’s working capital needs, D.L. Capital, a company controlled by the Company’s Chief Executive Officer, Mr. Lucatz, agreed to extend Micronet financial backing in the aggregate amount of up to $150,000 in the event the aforementioned financial backing by the Company would not be sufficient for Micronet’s working capital needs. The terms of such financial backing may be in the form of a loan or another form of investment and shall be either on identical terms as Micronet may obtain from third parties or, in the alternative, terms that may be agreed upon by D.L. Capital and Micronet by December 15, 2018. In addition, the parties agreed that if the aforementioned financial backing is in the form of a loan, it shall be repaid by Micronet no later than December 31, 2020, but not prior to January 1, 2020.

F/G-17

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against fraud or willful default or the consequences of committing a crime. GFH’s amended and restated memorandum and articles of association provides for indemnification of our officers and directors to the maximum extent permitted by law. Such indemnity only applies if the person acted honestly and in good faith with a view to the best interests of GFH and, in the case of criminal proceedings, the person had no reasonable cause to believe their conduct was unlawful.

Disclosure of the Commission’s Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

Exhibit no	Description
2.1†**	Acquisition Agreement, dated as of December 18, 2018, by and among the parties named therein. (included as Annex B to the proxy statement/prospectus).
3.1*	Amended and Restated Memorandum and Articles of Association of Global FinTech Holdings Ltd. (included as Annex A to the proxy statement/prospectus).
4.1*	Specimen Securities Certificates
5.1*	Opinion of Maples and Calder.
5.2*	Opinion of Ellenoff Grossman & Schole LLP.
8.1*	Tax Opinion of Ellenoff Grossman & Schole LLP.
10.1**	Form of Voting Agreement (included as Annex G to the proxy statement/prospectus)
10.2**	Form of Lock-Up Agreement (included as Annex F to the proxy statement/prospectus)
10.3*	White Label Master Agreement between UFX Global Limited and PX Exchange Limited dated 24 October 2016
10.4*	White Label Master Agreement between Reliantco Investments Ltd. and PX Exchange Limited signed on 1 November 2013
10.5*	Intermediary Services Agreement between Toyga Online Ltd. and UFX Global Limited dated 1 December 2016
10.6*	Intermediary Services Agreement between Toyga Media Ltd. and UFX dated 1 December 2016
10.7*	Intermediary Services Agreement between Toyga Media and Reliantco dated 15 November 2011
10.8*	Customer Support Services & Marketing Agreement between Reliantco and Toyga Online dated 1 March 2014
10.9*	2019 Equity Incentive Plan of Global FinTech Holdings, Ltd. (included as Annex C to the proxy statement/prospectus)
21.1*	List of Subsidiaries
23.1**	Consent of PricewaterhouseCoopers LLC.
23.2**	Consent of Marcum LLP.
23.3**	Consent of BDO LLP, independent accountants
23.4**	Consent of Ziv Haft, independent registered public accounting firm
23.5*	Consent of Maples and Calder (to be included in Exhibit 5.1).
24.1*	Power of Attorney.
99.1**	Form of Proxy for MICT, Inc. Special Meeting of Stockholders (included as Annex D to the proxy statement/prospectus).

**	Filed herewith
*	To be filed by amendment.

†	Schedules to this exhibit have been omitted pursuant to Item 601(b)(2) of Registration S-K. The Registrant hereby agrees to furnish a copy of any omitted schedules to the Commission upon request.

301

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of form 20-F at the start of any delayed offering or throughout a continuous offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

302

The undersigned registrant hereby undertakes to (i) respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

303

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hong Kong, on the 5th day of February, 2019.

GLOBAL FINTECH HOLDINGS, LTD.

By:	/s/ Darren Mercer
Darren Mercer
Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Darren Mercer	Director	February 5, 2019
Darren Mercer	(Principal Executive Officer and Principal Financial Officer)

/s/ Mark Hanson	Director	February 5, 2019
Mark Hanson

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Global Fintech Holdings, Ltd., has signed this registration statement in the city of Newark, State of Delaware, on February 5, 2019.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

304

Annex B

Execution Version

CONFIDENTIAL

ACQUISITION AGREEMENT

by and among

MICT, INC.
as MICT,

GLOBAL FINTECH HOLDINGS LTD.,
as BVI Pubco,

GFH MERGER SUB INC.,
as Merger Sub,

BNN TECHNOLOGY PLC,
as BNN,

BROOKFIELD INTERACTIVE (HONG KONG) LIMITED,
as BI China,

THE SHAREHOLDERS OF BI CHINA NAMED HEREIN,

as the BI China Sellers,

PARAGONEX LTD.,
as ParagonEx,

THE SHAREHOLDERS OF PARAGONEX NAMED HEREIN,

as the ParagonEx Sellers,

and

MARK GERSHINSON,
as the ParagonEx Seller Representative

Dated as of December 18, 2018

i

5.14. Title to and Sufficiency of Assets	25
5.15. Material Contracts	25
5.16. Transactions with Affiliates	25
5.17. Investment Company Act	26
5.18. Finders and Brokers	26
5.19. Certain Business Practices	26
5.20. Insurance	27
5.21. Reserved	27
5.22. Subsidiaries	27
5.23. Information Supplied	27
5.24. Waiver of Section 203	28
5.25. Disclosure	28

vI. representations and warranties of BNN AND BI CHINA	28
6.1. Organization and Standing	28
6.2. Authorization; Binding Agreement	29
6.3. Capitalization	30
6.4. Subsidiaries	31
6.5. Approvals	31
6.6. Non-Contravention	31
6.7. Financial Statements	32
6.8. Absence of Certain Changes	33
6.9. Compliance with Laws	33
6.10. Permits	34
6.11. Litigation	34
6.12. Material Contracts	34
6.13. Intellectual Property	36
6.14. Taxes and Returns	40
6.15. Real Property	42
6.16. Personal Property	43
6.17. Title to and Sufficiency of Assets	43
6.18. Employee Matters	44
6.19. Benefit Plans	45
6.20. Environmental Matters	46
6.21. Transactions with Related Persons	47
6.22. Insurance	48
6.23. Top Customers and Suppliers	48
6.24. Certain Business Practices	49
6.25. Investment Company Act	49
6.26. Finders and Brokers	50
6.27. Ownership	50
6.28. Information Supplied	50
6.29. Disclosure	50

vII. representations and warranties of PARAGONEX	51
7.1. Organization and Standing	51
7.2. Authorization; Binding Agreement	51
7.3. Capitalization	52
7.4. Subsidiaries	53
7.5. Governmental Approvals	53
7.6. Non-Contravention	54

7.7. Financial Statements	54
7.8. Absence of Certain Changes	56
7.9. Compliance with Laws	56
7.10. Permits	56
7.11. Litigation	56
7.12. Material Contracts	57
7.13. Intellectual Property	59
7.14. Taxes and Returns	63
7.15. Real Property	65
7.16. Personal Property	66
7.17. Title to and Sufficiency of Assets	66
7.18. Employee Matters	66
7.19. Benefit Plans	69
7.20. Environmental Matters	70
7.21. Transactions with Related Persons	71
7.22. Insurance	71
7.23. Top Customers and Suppliers	72
7.24. Certain Business Practices	72
7.25. Investment Company Act	73
7.26. Finders and Brokers	73
7.27. Information Supplied	73
7.28. Disclosure	73

vIII. representations and warranties of THE PARAGONEX SELLERS	74
8.1. Organization and Standing	74
8.2. Authorization; Binding Agreement	74
8.3. Ownership	74
8.4. Government Approvals	74
8.5. Non-Contravention	75
8.6. No Litigation	75
8.7. Finders and Brokers	75
8.8. Information Supplied	75
8.9. ParagonEx Executing Shareholders	75

Article IX. representations and warranties of BVI PUBCO and merger sub	76
9.1 Organization and Standing	76
9.2. Authorization; Binding Agreement	76
9.3. Governmental Approvals	76
9.4. Non-Contravention	77
9.5. Capitalization	77
9.6. Finders and Brokers	78
9.7. Ownership of Exchange Shares	78
9.8. BVI Pubco and Merger Sub Activities	78

Article X. representations and warranties of THE BI CHINA SELLERS	78
10.1. Organization and Standing	78
10.2. Authorization; Binding Agreement	78
10.3. Ownership	79
10.4. Government Approvals	79
10.5. Non-Contravention	79

10.6. No Litigation	79
10.7. Finders and Brokers	79
10.8. Information Supplied	80

Article XI. COVENANTS	80
11.1. Access and Information	80
11.2. Conduct of Business of BI China	81
11.3. Conduct of Business of ParagonEx	84
11.4. Conduct of Business of MICT	86
11.5. Audited Financial Statements	89
11.6. MICT Public Filings	89
11.7. No Solicitation	90
11.8. No Trading	92
11.9. Notification of Certain Matters	92
11.10. Efforts	93
11.11. Further Assurances	94
11.12. The Registration Statement	95
11.13. Public Announcements	96
11.14. Confidential Information	97
11.15. Documents and Information	99
11.16. Post-Closing Board of Directors and Executive Officers	99
11.17. Indemnification of Directors and Officers; Tail Insurance	100
11.18. Spin-Off	101
11.19. Joe Award Plan	101
11.20. Section 16 Matters	101
11.21. Legends	101
11.22. Pre-Closing Statements	101
11.23. Termination of ParagonEx Shareholders’ Agreement; Waiver and Release	101
11.24. Completion of ParagonEx’s Acquisition of PX Exchange Limited	102
11.25. BNN Capital Reduction	102
11.26. BVI Pubco Corporate Governance	102
11.27. BNN Drag-Along	102
11.28. Amendment of BNN Convertible Note	102

Article XII. Closing conditions	103
12.1. Conditions of Each Party’s Obligations	103
12.2. Conditions to Obligations of BVI Pubco, BNN, BI China and the BI China Sellers	104
12.3. Conditions to Obligations of ParagonEx and ParagonEx Sellers	106
12.4. Conditions to Obligations of MICT	108
12.5. Frustration of Conditions	111

Article XIII. TERMINATION AND EXPENSES	111
13.1. Termination	111
13.2. Effect of Termination	113
13.3. Termination Fee	113
13.4. Fees and Expenses	115

Article XIV. MISCELLANEOUS	115
14.1. Notices	115
14.2. Binding Effect; Assignment	117
14.3. Third Parties	117

14.4. Reserved	117
14.5. Governing Law; Jurisdiction	117
14.6. WAIVER OF JURY TRIAL	117
14.7. Specific Performance	118
14.8. Severability	118
14.9. Amendment	118
14.10. Waiver	118
14.11. Entire Agreement	118
14.12. Interpretation	119
14.13. Counterparts	119
14.14. Counterparts	119
14.15. ParagonEx Seller Representative	120

Article XV. DEFINITIONS	121
15.1. Certain Definitions	121
15.2. Section References	132

INDEX OF ANNEXES AND EXHIBITS

Annex	Description

Annex I	List of ParagonEx Executing Shareholders
Annex II	List of Tender Offer Conditions

Exhibit	Description

Exhibit A	Form of Lock-Up Agreement
Exhibit B	Form of Voting Agreement
Exhibit C	BVI Pubco Organizational Documents (BVI)
Exhibit D	Form of Yorkville Warrant
Exhibit E	Termination Fee Escrow Agreement

v

ACQUISITION AGREEMENT

This ACQUISITION AGREEMENT (this “Agreement”) is made and entered into as of December 19, 2018 by and among (i) MICT, Inc., a Delaware corporation (together with its successors, “MICT”), (ii) Global Fintech Holdings Ltd., a British Virgin Islands corporation (“BVI Pubco”), (iii) GFH Merger Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of BVI Pubco (“Merger Sub”) (iv) BNN Technology PLC, a United Kingdom private limited company (“BNN”), (v) Brookfield Interactive (Hong Kong) Limited, a Hong Kong company, and a subsidiary of BNN (“BI China”), (vi) the shareholders of BI China signatory hereto (together with BNN, the “BI China Sellers”),(vii) ParagonEx LTD, a British Virgin Islands company (“ParagonEx”), (viii) the holders of ParagonEx’s outstanding ordinary shares named on Annex I hereto (collectively, the “ParagonEx Executing Shareholders”) and the 102 Trustee as registered holder on behalf of all ParagonEx Executing Shareholders who are beneficial owners of 102 Shares (collectively representing not less than 75% of the ParagonEx equity securities outstanding on a fully diluted basis) and (ix) Mark Gershinson, in the capacity as the representative for the ParagonEx Sellers (as defined below) in accordance with the terms and conditions of this Agreement (the “ParagonEx Seller Representative”). MICT, BVI Pubco, Merger Sub, BNN, BI China, the BI China Sellers, ParagonEx, the ParagonEx Sellers and the ParagonEx Seller Representative are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS:

WHEREAS, MICT, indirectly through its subsidiaries, is a developer, manufacturer and provider of mobile computing platforms for the mobile logistics management market in the United States, Europe and Israel;

WHEREAS, BNN, directly and indirectly through its subsidiaries, engages in the business of providing technology, content and services to distributors of online lottery products with a focus on the Chinese market;

WHEREAS, ParagonEx, directly and indirectly through its subsidiaries, engages in the business of developing software solutions and applications for enabling online trading in contracts-for-difference, foreign currency exchange and other financial instruments and provides a proprietary financial trading platform to other operators of online financial trading offerings;

WHEREAS, BNN owns 55% of the issued and outstanding shares and other equity interests in BI China and has or shall obtain the right and authority under Section 63A of the Articles of Association of BI China to cause the owners of the remaining 45% of BI China to transfer their shares to BVI Pubco pursuant to this Agreement;

WHEREAS, BI China owns 100% of the issued and outstanding equity interests on a fully diluted basis in Beijing Brookfield Interactive Science & Technology Co. Ltd., a Wholly Foreign-Owned Enterprise (the “WFOE, and together with BI China and the other direct and indirect Subsidiaries of BI China, including all entities in which the WFOE is the ultimate beneficiary of all economic interests and corporate powers through applicable contractual arrangements, the “BI China Target Companies”);

WHEREAS, BNN is the owner of 1,363,000 shares of common stock, par value $0.001 per share, of MICT (the “MICT Common Stock”), representing approximately 14.89% of the issued and outstanding capital stock of MICT (the “BNN Current Shares”);

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WHEREAS, the ParagonEx Executing Shareholders collectively own at least 75% of the issued and outstanding shares in ParagonEx, and together with the ParagonEx Non-Executing Shareholders and the ParagonEx Optionholders, as such terms are defined herein, hold 100% of the issued and outstanding equity interests on a fully diluted basis of ParagonEx (the ParagonEx Executing Shareholders, together with the ParagonEx Non-Executing Shareholders and the ParagonEx Optionholders, are herein referred to collectively as the “ParagonEx Sellers”);

WHEREAS, in furtherance of the acquisitions described below and pursuant to this Agreement, BNN proposes to commence a tender offer (the “Offer”) within the applicable rules and regulations of the Securities and Exchange Commission (“SEC”) to purchase additional shares of the outstanding shares of MICT Common Stock, representing up to approximately 20% of the outstanding shares of MICT Common Stock at a purchase price per share of $1.65 (such amount or any different amount per share that may be paid pursuant to the Offer being hereinafter referred to as the “Offer Price”) net to the seller in cash, without interest, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby Merger Sub will merge with and into MICT, with MICT continuing as the surviving entity (the “Merger”), as a result of which each security of MICT that is issued and outstanding immediately prior to the Effective Time (as defined below) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of BVI Pubco. Immediately after the Merger, BVI Pubco will (i) acquire all of the issued and outstanding BI China Securities from BNN in exchange for newly issued BVI Pubco Ordinary Shares (the “BNN Acquisition”), and (ii) acquire all of the issued and outstanding ParagonEx Ordinary Shares from the ParagonEx Sellers who are shareholders in exchange for a combination of cash, notes and newly issued ordinary shares of BVI Pubco (the “ParagonEx Acquisition”), thereafter MICT shall spin-off MICT’s current business assets, including its interest in Micronet Ltd., a partially owned subsidiary, to MICT’s stockholders who retain shares of MICT after the Offer; provided that 7% of the shares of Micronet Ltd. otherwise distributable to such stockholders of MICT shall instead be held back for issuance to Sunrise Securities, Trump Securities or their Affiliates as payment for any claims for compensation under the Sunrise Agreement (the “Spin-Off”, and together with the Offer, the Merger, the BNN Acquisition, the ParagonEx Acquisition and the other transactions contemplated by this Agreement, (the “Transactions”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware Act (as defined herein) and the BVI Act, as applicable;

WHEREAS, BVI Pubco, intends to conduct a private placement prior to the Closing but subsequent to the record date of the Spin-Off pursuant to which BVI Pubco will enter into investment agreements with certain investors (the “PIPE Investors”) pursuant to which such PIPE Investors will make an investment in BVI Pubco in the aggregate amount of at least Twenty Five Million U.S. Dollars ($25,000,000), which investment will take the form of equity, equity-linked securities and /or convertible promissory notes of MICT (the “PIPE Securities”), such purchases to be consummated and the proceeds thereof released to BVI Pubco immediately prior to the Closing, conditioned upon receipt of approval of the stockholders of MICT to the Transactions and satisfaction or waiver of the conditions to Closing set forth in Article XII (such transactions, the “PIPE Investment”);

WHEREAS, an aggregate of Twenty Five Million U.S. Dollars ($25,000,000), which amount shall include the proceeds of the PIPE Investment and, if necessary, funds contributed by BI China to cover the PIPE Shortfall (as defined below), if any (the “ParagonEx Cash Payment”), along with senior unsecured promissory notes in a total principal amount of Ten Million U.S. Dollars ($10,000,000), having the terms set out in Section 3.2(b)(ii) herein (the “ParagonEx Notes”), shall be paid by BVI Pubco to the ParagonEx Sellers as partial consideration for the ParagonEx Ordinary Shares to be acquired by BVI Pubco in the ParagonEx Acquisition;

2

WHEREAS, the boards of directors of BVI Pubco, MICT, BI China, BNN and ParagonEx have each (i) determined that the Transactions, taken as a whole, are fair, advisable and in the best interests of their respective companies and security holders, and (ii) approved this Agreement and the Transactions upon the terms and subject to the conditions set forth herein;

WHEREAS, BNN and BI China have received voting and support agreements in the form attached as Exhibit A hereto (collectively, the “Voting Agreements”) signed by MICT and the holders of voting stock of MICT set forth on Schedule 1;

WHEREAS, simultaneously with the execution and delivery of this Agreement, MICT’s current stockholders who will own in excess of 3% of the issued and outstanding BVI Pubco Ordinary Shares after consummation of the Transactions (including officers and directors who will own in excess of 3%), are entering into a Lock-Up Agreement, the form of which is attached as Exhibit B hereto (each, a “Lock-Up Agreement”), and which will become effective as of the Closing, pursuant to which they shall be prohibited from selling or transferring the BVI Pubco Ordinary Shares they receive for the period ending on the earlier of 12 months following the Closing Date or with respect to the shareholders of MICT the date they own less than 3% of the issued and outstanding BVI Pubco Ordinary Shares as a result of dilution of their ownership (provided that in the case of officers and directors, they are also no longer serving as an officer or director of BVI Pubco or any of its Subsidiaries at such time), in addition, at the Closing the ParagonEx Sellers and BNN shall also enter into substantially identical Lock-up Agreements except that the lock-up period for the ParagonEx Sellers shall be six months rather than 12 months; and

WHEREAS, certain capitalized terms used herein are defined in Article XV hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
TENDER OFFER

1.1 The Offer.

(a) Commencement and Expiration of the Offer. As promptly as practicable and in no event later than 15 Business Days after the date of this Agreement and the initial public announcement of the execution of this agreement, BNN shall commence the Offer, subject to the terms and conditions hereof and thereof. The Offer shall be subject to the satisfaction or waiver (to the extent permitted by this Agreement and under applicable Laws) of the conditions set forth in Annex II (the "Tender Offer Conditions"). The initial expiration date of the Offer shall be a minimum of 20 Business Days after the date on which the Offer was commenced (determined as provided in Rule 14d-1(g)(3) under the Exchange Act) (the initial "Expiration Time" and any expiration time and date established pursuant to an extension of the Offer in accordance with this Agreement, also an Expiration Time). BNN expressly reserves the right (i) to increase the Offer Price and (ii) to waive any condition to the Offer or modify the terms of the Offer, except that, without the prior written consent of MICT, BNN shall not (A) reduce the number of shares of MICT Common Stock subject to the Offer, (B) reduce the Offer Price to be paid pursuant to the Offer, (C) add to the Tender Offer Conditions or amend or modify any Tender Offer Condition in any manner adverse to the holders of shares of MICT Common Stock, (D) except as otherwise provided in this Section 1.1, extend the Expiration Time, or (E) change the form of consideration payable in the Offer, provided that nothing in this clause (E) shall limit BNN's ability to provide additional cash consideration in addition to the Offer Price.

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(b) BNN’s Right to Extend the Offer. Notwithstanding anything in this Agreement to the contrary, and subject to the parties' respective termination rights under Article XIII, BNN (i) may, in its sole discretion, without the consent of MICT, extend the Expiration Time for one or more consecutive increments of not more than 20 Business Days each (the length of such period to be determined by BNN), if at any otherwise scheduled Expiration Time any Tender Offer Condition has not been satisfied or waived (to the extent permitted by this Agreement and under applicable Laws) and (ii) shall extend the Expiration Time for the minimum period required by any applicable Law or Order, or any rule, regulation, interpretation or position of the SEC or its staff or Nasdaq in any such case which is applicable to the Offer; provided, however, that in the case of any extension of the Expiration Time pursuant to either (i) or (ii) above, such extension shall in no event extend the Expiration Time to a time that is later than the Business Day prior to the date on which the Proxy Statement is mailed or otherwise distributed to the stockholders of MICT.

(c) Payment Acceptance. On the terms and subject to the conditions of the Offer and this Agreement, if, at any Expiration Time, all of the Tender Offer Conditions have been satisfied or waived in writing by BNN and this Agreement has not otherwise been terminated in accordance with its terms, BNN shall accept for payment, and pay for, all shares of MICT Common Stock that are validly tendered and not withdrawn pursuant to the Offer as promptly as practicable after the Expiration Time (the time and date on which BNN irrevocably accepts such shares of MICT Common Stock for payment, the "Acceptance Time"). BNN shall provide on a timely basis the funds necessary to purchase any shares of MICT Common Stock that BNN becomes obligated to purchase pursuant to the Offer. For purposes of this Article I, the term "Business Day" has the meaning provided in Rule 14d-1(g)(3) under the Exchange Act.

(d) SEC Filings. On the date on which the Offer is commenced, BNN shall file with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement, if any (such Schedule TO and the documents included therein, together with all amendments, supplements and exhibits thereto, the "Offer Documents"), shall make all deliveries, mailings and telephonic notices required by Rule 14d-3 under the Exchange Act, and shall cause the Offer Documents to be disseminated to holders of shares of MICT Common Stock as and to the extent required by the Exchange Act. BNN shall cause the Offer Documents to comply in all material respects with U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise (the “Federal Securities Laws”). BNN shall deliver copies of the proposed forms of the Offer Documents (including any amendments or supplements thereto) to MICT within a reasonable time prior to the dissemination or filing thereof for review and comment by MICT and its counsel. BNN shall give reasonable and good faith consideration to any reasonable comments made by MICT and its counsel. BNN shall respond promptly to any comments of the SEC or its staff with respect to the Offer or the Offer Documents. Each of BNN and MICT shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by Federal Securities Law. BNN shall amend or supplement the Offer Documents and cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of MICT Common Stock, in each case as and to the extent required by the Exchange Act. BNN shall provide MICT and its counsel with copies of any written comments, and shall inform them of any oral comments, that BNN or its counsel receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall give MICT a reasonable opportunity under the circumstances to review and comment on any written or oral responses to such comments. MICT hereby consents to the inclusion in the Offer Documents of a description of the MICT board recommendation with respect to the Offer (the “Offer Board Recommendation”) as it may be amended or modified, and until but not after it is withdrawn, as permitted by this Agreement; provided that nothing in this Agreement shall obligate MICT’s board of directors to recommend that MICT’s stockholders tender their shares of MICT Common Stock, and the Offer Board Recommendation may be that MICT’s stockholders not participate in the Offer. MICT shall promptly furnish to BNN all information concerning MICT and its Subsidiaries and MICT's stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(d).

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(e) Tender Termination. If the Offer is terminated, withdrawn or otherwise not consummated due to the failure of the condition in the Tender Offer Conditions that the Offer shall not have caused the shares to be held of record by fewer than 300 round lot holders or require pursuant to one or more Nasdaq rules or regulations that the Company obtain stockholder approval in connection therewith (a “Tender Termination”), then MICT shall have the option to either (i) terminate this Agreement and receive the Target Termination Fee contemplated by Section 13.3(b), or (ii) not to terminate this Agreement and to continue to seek to consummate the transactions contemplated hereby. MICT shall exercise such option by written notice given with 15 days after BNN has publicly announced the Tender Termination. In the event that MICT elects to continue to seek to consummate the transactions contemplated hereby after a Tender Termination, the maximum number of shares that Yorkville may receive upon the conversion of its Indebtedness shall be increased from 1,000,000 shares to 2,300,000 shares. In such case, Section 11.4(b)(ii), as well as any applicable provisions in Article V hereof, shall automatically be deemed to be modified to reflect this increase.

1.2 MICT Actions

(a) No later than 10 Business Days after the date the initial Offer Documents are first filed with the SEC, MICT shall file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the "Schedule 14D-9"), which, subject to Section 11.7, shall contain the Offer Board Recommendation. MICT shall cause the Schedule 14D-9 to be disseminated to the stockholders of MICT along with the Offer Documents, in accordance with Rule 14d-9 under the Exchange Act and any other applicable securities Laws promptly after the commencement of the Offer. MICT shall cause the Schedule 14D-9 to comply in all material respects with the Federal Securities Laws. MICT shall deliver copies of the proposed form of the Schedule 14D-9 (including any amendments or supplements thereto) to BNN within a reasonable time prior to the dissemination or filing thereof for review and comment by BNN and its counsel. MICT shall give reasonable and good faith consideration to any reasonable comments made by BNN and its counsel. MICT shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9. Each of MICT and BNN shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by the federal securities Laws. MICT shall amend or supplement the Schedule 14D-9 and cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and to be disseminated to the stockholders of MICT, in each case as and to the extent required by the applicable Federal Securities Laws. MICT shall provide BNN and its counsel with copies of any written comments, and shall inform them of any oral comments, that MICT or its counsel receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall give BNN a reasonable opportunity under the circumstances to review and comment on any written or oral responses to such comments. BNN shall promptly furnish to MICT all information concerning BNN and the Offer that may be required or reasonably requested by MICT in connection with any action contemplated by this Section 1.2(a).

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(b) In connection with the Offer, MICT shall promptly, at BNN’s expense, furnish or cause to be furnished to BNN (i) a list of the names and addresses of the record holders of shares of MICT capital stock as well as mailing labels containing such names and addresses and (ii) security position lists, computer files and any other information identifying the beneficial owners of shares of MICT capital stock, in each case as of the most recent practicable date which MICT or its transfer agent has in its possession or control or can obtain without unreasonable effort or expense. MICT shall furnish or cause to be furnished to BNN, at BNN’s expense, such additional information (including updates to the items provided pursuant to the preceding sentence) and such other assistance as BNN may reasonably request in communicating the Offer to the record and beneficial owners of shares of MICT capital stock.

Article II
MERGER

2.1 Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Delaware Act, MICT and Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into MICT, following which the separate corporate existence of Merger Sub shall cease and MICT shall continue as the surviving corporation. MICT, as the Surviving Corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”.

2.2 Effective Time. MICT and Merger Sub shall cause the Merger to be consummated by filing a Certificate of Merger for the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the Delaware Act (the time of such filing, or such later time as may be specified in the Certificate of Merger, being the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Delaware Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and MICT shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation.

2.4 Organizational Documents of Surviving Corporation. At the Effective Time, the Certificate of Incorporation and Bylaws of MICT, each as in effect immediately prior to the Effective Time, shall cease and the Certificate of Incorporation and Bylaws of Merger Sub as in effect immediately prior to the Effective Time, shall become the respective Certificate of Incorporation and Bylaws of the Surviving Corporation.

2.5 Directors and Officers of the Surviving Corporation. At the Effective Time, the board of directors and executive officers of the Surviving Corporation shall be the board of directors and executive officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

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2.6 Effect of Merger on Issued Securities of MICT. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of BVI Pubco, MICT or Merger Sub:

(a) MICT Common Stock. At the Effective Time, every issued and outstanding share of MICT Common Stock (other than those described in Section 2.6(d) below) shall be converted automatically into 0.93 BVI Pubco Ordinary Shares (such ratio the ”Conversion Ratio”), following which, all shares of MICT Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist; provided that if the Parties mutually agree, for Nasdaq listing purposes, then the Conversion Ratio may be some ratio other than 0.93 for one (but not to exceed one for five), in which case any other ratios or exchanges described herein that would be impacted by such change shall be proportionately adjusted. The holders of certificates previously evidencing shares of MICT Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing shares of MICT Common Stock shall be exchanged for a certificate representing such number of BVI Pubco Ordinary Shares calculated by multiplying the Conversion Ratio then in effect by the number of shares of MICT Common Stock previously evidenced by the canceled certificates upon the surrender of such certificate in accordance with Section 2.8. Each certificate formerly representing shares of MICT Common Stock (other than those described in Section 2.6(d) below) shall thereafter represent only the right to receive the same number of BVI Pubco Ordinary Shares. Notwithstanding the foregoing, if a certificate evidencing shares of MICT Common Stock is held in electronic form, then surrender of such certificate shall be effected upon delivery of a confirmation of cancellation of such certificate from MICT’s transfer agent.

(b) MICT Options. In connection with the Merger, the MICT board of directors shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that the vesting of each unexpired and unexercised MICT Option shall be accelerated in full effective as of immediately prior to the Effective Time.

(i) At the Effective Time, all MICT Options that are outstanding and unexercised immediately prior to the Effective Time shall survive the Closing and each shall be converted into and become an option to purchase BVI Pubco Ordinary Shares (each, a “MICT Replacement Option”), and BVI Pubco shall assume MICT’s 2012 Stock Incentive Plan and 2014 Stock Incentive Plan, as in effect on the date of this Agreement (the “MICT Plans”). The MICT Plans assumed by BVI Pubco herein will remain in full force and effect except that after the Effective Time all references therein to the common stock of MICT will be deemed to be references to BVI Pubco Ordinary Shares. After the Effective Time, all rights with respect to MICT Common Stock under MICT Options shall thereupon be converted into rights with respect to BVI Pubco Ordinary Shares. Accordingly, from and after the Effective Time: (i) each MICT Replacement Option may be exercised solely for BVI Pubco Ordinary Shares; (ii) the number of BVI Pubco Ordinary Shares subject to each MICT Replacement Option shall be equal to the same number of shares of MICT Common Stock the MICT Option would have been exercisable for immediately prior to the Merger; (iii) the per share exercise price for the BVI Pubco Ordinary Shares issuable upon exercise of each MICT Replacement Option shall be the same as the per share exercise price for the applicable MICT Option immediately prior to the Merger; and (iv) any restriction on the exercise of any MICT Option shall continue in full force and effect and the term, exercisability, and other provisions of such MICT Option shall otherwise remain unchanged; provided, however, that the vesting of all such options shall be fully accelerated and they will all become fully exercisable as of the Effective Time; and provided further that notwithstanding the termination of the employment or directorship of the optionholder, the MICT Replacement Option shall expire on the 15 month anniversary of the Closing Date, and to the extent provided under the terms of a MICT Replacement Option, such MICT Replacement Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to BVI Pubco Ordinary Shares subsequent to the Effective Time. At or prior to the Effective Time, BVI Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the BVI Pubco Options remain outstanding, a sufficient number of BVI Pubco Ordinary Shares for delivery upon the exercise of such BVI Pubco Options. BVI Pubco board of directors or a committee thereof shall succeed to the authority and responsibility of the MICT board of directors or any committee thereof with respect to each MICT Replacement Option. Notwithstanding anything to the contrary in this Section 2.6(b) the conversion of each MICT Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into a MICT Replacement Option shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a MICT Option shall not constitute a “modification” of such MICT Option for purposes of Section 409A or Section 424 of the Code.

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(ii) BVI Pubco shall file with the SEC, promptly after the Effective Time, a registration statement on Form S-8 relating to the BVI Pubco Ordinary Shares issuable with respect to MICT Options converted in accordance with this Section 2.6(b).

(c) MICT Warrants. At the Effective Time, each outstanding MICT Warrant shall be cancelled, retired and terminated and cease to represent a right to acquire shares of MICT capital stock and each holder thereof shall instead receive from BVI Pubco a new warrant for BVI Pubco Ordinary shares (each, a “MICT Replacement Warrant”). Each MICT Replacement Warrant shall have, and be subject to, substantially the same terms and conditions as set forth in the MICT Warrants, except that: (i) the number of BVI Pubco Ordinary Shares which can be purchased with each MICT Replacement Warrant shall equal a number of shares equal to (as rounded down to the nearest whole number) the product of (A) the number of shares of MICT capital stock which the MICT Warrant had the right to acquire immediately prior to the Effective Time, and (b) the Conversion Ratio; and (ii) the exercise price for each Replacement Warrant shall be equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the MICT Warrant (in U.S. Dollars), divided by (B) the Conversion Ratio. BVI Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the MICT Replacement Warrants remain outstanding, a sufficient number of BVI Pubco Ordinary Shares for delivery upon the exercise of such MICT Replacement Warrants.

(d) Cancellation of Capital Stock Owned by MICT. At the Effective Time, if there are any shares of capital stock of MICT that are owned by MICT as treasury shares, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(e) Adjustments to Conversion Ratio. The Conversion Ratio shall be adjusted to reflect fully the effect of any share sub-division or combination, stock dividend (including any dividend or distribution of securities convertible into BVI Pubco Ordinary Shares or MICT Common Stock), reorganization, recapitalization or other like change with respect to BVI Pubco Ordinary Shares or MICT Common Stock occurring after the date hereof and prior to the Effective Time, so as to provide holders of MICT Common Stock and BVI Pubco Ordinary Shares the same economic effect as contemplated by this Agreement prior to such share sub-division or combination, stock dividend, reorganization, recapitalization or like change.

(f) Transfers of Ownership. If any certificate for securities of the Surviving Corporation is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to the Surviving Corporation or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of the Surviving Corporation in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of the Surviving Corporation or any agent designated by it that such tax has been paid or is not payable.

(g) No Liability. Notwithstanding anything to the contrary in this Section 2.6 none of the Surviving Corporation, BVI Pubco or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

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(h) Appraisal Rights. In accordance with Section 262 of the Delaware Act, no appraisal rights shall be available to holders of shares of MICT Common Stock in connection with the Merger.

2.7 Effect of Merger on Merger Sub and BVI Pubco Capital Stock . At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any shares of capital stock of MICT, BVI Pubco or Merger Sub: (a) all of the shares of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and (b) all of the shares of BVI Pubco issued and outstanding immediately prior to the Effective Time shall be surrendered, redeemed and canceled or otherwise extinguished without any conversion thereof or payment therefor.

2.8 Surrender of MICT Securities. All securities issued upon the surrender of MICT Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities.

2.9 Lost, Stolen or Destroyed MICT Certificates. In the event any certificates shall have been lost, stolen or destroyed, BVI Pubco shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required by BVI Pubco; provided, however, that BVI Pubco may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against BVI Pubco with respect to the certificates alleged to have been lost, stolen or destroyed.

2.10 Section 351 of the Code . The Parties hereby agree and acknowledge that, for U.S. federal income tax purposes, the Merger, the BNN Acquisition and the ParagonEx Acquisition, taken together, are intended to qualify as exchanges described in Section 351 of the Code. The Parties hereby agree to file all Tax and other informational returns on a basis consistent with such characterization. Each of the Parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger, the BNN Acquisition and the ParagonEx Acquisition, taken together, do not qualify as exchanges under Section 351 of the Code.

2.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of MICT and Merger Sub, the officers and directors of MICT and Merger Sub are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

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2.12 Sunrise Agreement. The Parties acknowledge and agree that the initial Conversion Ratio of 0.93 BVI Pubco Ordinary Shares for each share of MICT Common Stock set forth in Section 2.6(a) reflects that 7% of the BVI Pubco Ordinary Shares which would have otherwise been issued to the stockholders of MICT using a one for one conversion ratio will instead be set aside for future issuance of BVI Pubco Ordinary Shares by BVI Pubco to Sunrise Securities LLC (“Sunrise Securities”), Trump Securities (“Trump Securities”), or their respective Affiliates, as the primary source of payment for any claims for compensation under the letter agreement between MICT, Sunrise Securities and Trump Securities, dated March 13, 2017 (the “Sunrise Agreement”). In addition, 7% of the shares of Micronet Ltd. otherwise distributable to the stockholders of MICT in the Spin-Off shall instead be held back for issuance as a source of payment for any claims for compensation under the Sunrise Agreement. BVI Pubco acknowledges and agrees that it shall be responsible for the settlement and payment of any claims brought under the Sunrise Agreement after the date hereof and that MICT shall have no liability in connection therewith.

Article III
SHARE EXCHANGE

3.1 Exchange of Securities.

(a) At the Closing, and subject to and upon the terms and conditions of this Agreement, BNN and the other BI China Sellers (or BNN on behalf of such BI China Sellers) shall sell, transfer, convey, assign and deliver to BVI Pubco, and BVI Pubco shall purchase, acquire and accept from BNN, all of the issued and outstanding BI China Securities (collectively, the “BI China Purchased Securities”), free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws).

(b) At the Closing, and subject to and upon the terms and conditions of this Agreement, the ParagonEx Sellers shall sell, transfer, convey, assign and deliver to BVI Pubco, and BVI Pubco shall purchase, acquire and accept from the ParagonEx Sellers, all of the issued and outstanding ParagonEx Securities (collectively, the “ParagonEx Purchased Securities”), free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws).

3.2 Exchange Consideration.

(a) Subject to and upon the terms and conditions of this Agreement, in full payment for the BI China Purchased Securities, BVI Pubco shall issue and deliver to the BI China Sellers an aggregate number of BVI Pubco Ordinary Shares (the “BI China Exchange Shares”) equal to the number of shares to be issued to the BI China Sellers (including BNN and the non-BNN BI China Sellers) in accordance with the Cap Table. Each BI China Seller shall receive its pro rata share of the BI China Exchange Shares based on the percentage of BI China Purchased Securities owned by such BI China Seller as compared to the total number of BI China Seller Purchased Securities owned by all BI China Sellers.

(b) Subject to and upon the terms and conditions of this Agreement, immediately after the payment in Section 3.2(a) above, in partial payment for the ParagonEx Purchased Securities, BVI Pubco shall:

(i) make the ParagonEx Cash Payment to the ParagonEx Sellers from the proceeds of the PIPE Investment and the funds received from BI China, if applicable;

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(ii) issue and deliver to the ParagonEx Sellers the ParagonEx Notes, in a form to be presented by ParagonEx as soon as practicable after signing of this Agreement and reasonably acceptable to BI China and MICT, entitling the ParagonEx Sellers (allocable among them in accordance their respective ParagonEx Pro Rata Shares in the ParagonEx Cash Payment) to receive either (a) the full principal amount of the ParagonEx Notes in a single lump-sum payment upon Closing, or (b) an aggregate amount of Twelve Million U.S. Dollars ($12,000,000) payable in eight (8) equal installments of One Million Five-Hundred Thousand U.S. Dollars ($1,500,000) each over a period of twenty-two (22) months following the Closing, with each of the first seven installments payable on the last Business Day of every three-month period within the first twenty one (21) months following the Closing and the eighth installment payable thirty (30) days after the seventh installment. The election between alternatives (a) and (b) in the immediately preceding sentences shall be at BVI Pubco’s sole discretion provided that the ParagonEx Seller Representative is notified of the election in writing no later than two (2) Business Days prior to the Closing Date. The ParagonEx Notes shall (i) rank senior to all other unsecured indebtedness of BVI Pubco of any kind including the BNN Convertible Note (regardless of whether they are assigned to another entity and regardless of any contradictory language therein, provided that any such contradictory language is subject to BNN’s and BVI Pubco’s covenants to amend the BNN Convertible Note, as set forth in Section 11.28 below), (ii) contain a negative pledge prohibiting the creation of any security interests on BVI Pubco’s assets in favor of third parties and prohibiting any distributions to shareholders while any portion of the principal of the notes remains outstanding, and (iii) contain customary provisions regarding acceleration of repayment in the event of default; and

(iii) issue and deliver to the ParagonEx Sellers an aggregate number of BVI Pubco Ordinary Shares (the “ParagonEx Exchange Shares”) equal to the number of shares to be issued to the ParagonEx Sellers in accordance with the Cap Table. Each ParagonEx Seller shall receive its pro rata share of the ParagonEx Exchange Shares based on the percentage of ParagonEx Purchased Securities owned by such ParagonEx Seller as compared to the total number of ParagonEx Purchased Securities owned by all ParagonEx Sellers (such ParagonEx Seller’s “ParagonEx Pro Rata Share”). All ParagonEx Exchange Shares issuable under this Agreement in respect of ParagonEx Purchased Securities that are 102 Securities shall be issued under the GFH Israeli Equity Plan and shall be subject to the Options Tax Ruling, if obtained, as set forth in Section 3.8 below.

(c) Subject to and upon the terms and conditions of this Agreement, in connection with the transactions referred to in Section 3.2(a) above, but as a separate transaction and not as consideration for the ParagonEx Purchased Securities, BVI Pubco shall issue and deliver to each of Saar Pilosof and Haim Toledano (in addition to the ParagonEx Exchange Shares issued to them in their capacity as ParagonEx Sellers) an aggregate number of 2,000,000 BVI Pubco Ordinary Shares (the “ParagonEx Founders’ Additional Shares”).

(d) A capitalization table showing the breakdown of the shareholdings of BVI Pubco on a fully diluted basis immediately before and after the issuance of the BI China Exchange Shares, the ParagonEx Exchange Shares and the ParagonEx Founders’ Additional Shares, which shall remain subject to any securities issued in connection with Section 11.4(b)(ii) is attached as Schedule 3.2(d) (the “Cap Table”). In the event of any conflict or discrepancy between the Cap Table and any provision of this Agreement or any other schedule or exhibit attached hereto regarding the number of shares, warrants, options or any other security or instrument convertible or exercisable into shares of BVI Pubco to be held beneficially or of record by any Person immediately following the consummation of all transactions contemplated by this Agreement, the figures appearing in the Cap Table shall govern. The Parties further acknowledge and agree that, following extensive negotiations carried out between them immediately prior to the signing of the Agreement, the manner of calculation of each Party’s holdings in the share capital of BVI Pubco immediately after the Closing may vary from the manner described elsewhere in this Agreement, including any calculations based on the division of the pre-Closing valuation of each of ParagonEx and BI China with the agreed BVI Pubco Share Price, and in the event of any contradiction or discrepancy between the Parties’ holdings as set out in the Cap Table, on the one hand, and the those resulting from calculations described in any other provision of this Agreement on the other hand, the Cap Table shall prevail. Notwithstanding the foregoing, the Parties acknowledge and agree that, as permitted by Section11.6, BVI Pubco may consummate a reverse stock split of the BVI Pubco Ordinary Shares if necessary to satisfy Nasdaq’s listing qualifications, and that the Cap Table shall automatically be deemed to be modified to reflect any such adjustment

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(e) BI China hereby agrees that in the event that upon the conclusion of the PIPE financing the actual proceeds raised from the sale of the PIPE Securities is less than Twenty Five Million U.S. Dollars ($25,000,000), the absolute value of the difference between Twenty Five Million U.S. Dollars ($25,000,000) and the amount of such actual proceeds (the “PIPE Shortfall”) shall promptly be contributed to ParagonEx by BI China. The PIPE Shortfall shall be paid by BI China by wire transfer of immediately available funds to an account or accounts designated in writing by ParagonEx. For avoidance of doubt, any equity fund raising that BNN or BI China undertake prior to Closing in order to cover the PIPE Shortfall or to enable BVI Pubco to meet its obligation under Section 12.3(d) to have net unrestricted cash (including any amounts advanced as a BNN Prepayment) of at least Twenty Million U.S. Dollars ($20,000,000) upon Closing, shall not dilute or otherwise adversely affect the ParagonEx Sellers or any other party to this Agreement, other than BNN or BI China, in any manner.

3.3 RESERVED.

3.4 Assumption of the BNN Convertible Note . At the Closing, and subject to and upon the terms and conditions of this Agreement, BVI Pubco shall assume, pay, perform, and discharge all the obligations of BNN under an unsecured convertible loan note with a currently outstanding principal balance of Six Million pounds (£6,000,000) originally issued by BNN in favor of SPH 2011 Limited and later assigned to Stadium Parkgate (Holdings) Limited (“Stadium”) (the “BNN Convertible Note”). Promptly, and in no event later than 30 days after the execution of this Agreement, each BNN Convertible Note shall be amended such that (i) BVI Pubco Ordinary Shares shall be substituted for any capital shares of BNN that otherwise would have been issuable pursuant to the terms and conditions of such BNN Convertible Note immediately prior to the Effective Time, (ii) the conversion price of the BNN Convertible Note shall be changed to the BVI Pubco Share Price per share, (iii) the term of the BNN Convertible Note shall be two (2) years from the Closing, and (iv) interest on the outstanding balance of the BNN Convertible Note shall accrue at a rate of 6% per annum and shall be payable semi-annually; provided that BNN shall use commercially reasonable efforts to negotiate with Stadium to amend the BNN Convertible Note to provide that interest on the Convertible Notes will be payble at maturity rather than semi-annually.

3.5 Surrender of Securities and Disbursement of Exchange Consideration.

(a) At the Closing, BNN and each of the other BI China Sellers (or BNN on behalf of such BI China Sellers) will deliver to BVI Pubco the BI China Securities and no later than five (5) Business Days prior to the Closing, each ParagonEx Seller (or the ParagonEx Seller Representative for and on behalf of the Non-Executing ParagonEx Shareholders) will deliver to the ParagonEx Seller Representative in escrow their ParagonEx Ordinary Shares, including any certificates representing such shares (“Share Certificates”), along with applicable share powers, transfer forms, instruments of transfer, executed signature pages or written authorizing resolutions of the shareholders and directors of ParagonEx and a register of members of ParagonEx updated to reflect the shareholding of ParagonEx immediately following Closing, each in a form reasonably acceptable to BVI Pubco. In the event that any Share Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Share Certificate to BVI Pubco, BNN or the ParagonEx Seller, as the case may be may instead deliver to BVI Pubco an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to BVI Pubco (a “Lost Certificate Affidavit”), which at the reasonable discretion of BVI Pubco may include a requirement that the owner of such lost, stolen or destroyed Share Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against BVI Pubco, BI China or ParagonEx with respect to the shares represented by the Share Certificates alleged to have been lost, stolen or destroyed.

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(b) Notwithstanding anything to the contrary contained herein, no fraction of a BVI Pubco Ordinary Share will be issued by BVI Pubco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a BVI Pubco Ordinary Share (after aggregating all fractional BVI Pubco Ordinary Shares that would otherwise be received by such Person) shall instead have the number of BVI Pubco Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole BVI Pubco Ordinary Share.

3.6 ParagonEx Shareholder Consent. Each ParagonEx Seller (or the ParagonEx Seller Representative for and on behalf of the Non-Executing ParagonEx Shareholders), as a shareholder or other security holder of ParagonEx, hereby approves, authorizes and consents to ParagonEx’s execution and delivery of this Agreement and the Ancillary Documents to which it is or is required to be a party or otherwise bound, the performance by ParagonEx of its obligations hereunder and thereunder and the consummation by ParagonEx of the transactions contemplated hereby and thereby. Each ParagonEx Seller (or the ParagonEx Seller Representative for and on behalf of the Non-Executing ParagonEx Shareholders) acknowledges and agrees that the consents set forth herein are intended and shall constitute such consent of the ParagonEx Sellers as may be required (and shall, if applicable, operate as a written shareholder resolution of ParagonEx) pursuant to the ParagonEx Organizational Documents, any other agreement in respect of ParagonEx to which any ParagonEx Seller is a party or bound and all applicable Laws.

3.7 Distribution of BI China Exchange Shares. BNN shall promptly, subject to applicable Laws and regulations, disburse all of the BI China Exchange Shares among its shareholders on a pro-rata basis (or on the basis of such preferences or order of priority as may be required by its organizational documents or agreements among its shareholders). Attached as Schedule 3.7 is a table listing the BNN shareholders who will subsequently hold three percent (3%) or more of BVI Pubco’s issued and outstanding shares assuming the issued and outstanding share capital at the time of disbursement of the BI China Exchange Shares remains the same as of the date of Closing.

3.8 ParagonEx Employee Options Tax Ruling . Promptly following the execution of this Agreement, ParagonEx or Toyga Media Ltd., ParagonEx’s wholly-owned Israeli subsidiary (“Toyga”), shall prepare and file with the Israeli Tax Authority (“ITA”) an application for a ruling in form and substance reasonably acceptable to BVI Pubco and BNN, which may initially take the form of a pre-ruling or interim ruling subject to further confirmation (the “Option Tax Ruling”), confirming that (a) the BVI Pubco shall be exempt from withholding tax in relation to payments and share issuances made under this Agreement to (i) the 102 Trustee in relation to 102 Securities and (ii) the Paying Agent with respect to 3(i) Options, (b) the deposit with the 102 Trustee of any cash consideration payable to holders of 102 Securities subject to the statutory holding period will not constitute a violation of requirements of Section 102 as long as such consideration is held by the 102 Trustee until the end of the holding period, (c) the ParagonEx Exchange Shares issued in consideration for 102 Securities shall not trigger an immediate taxable event and tax continuity shall apply to such share consideration provided the shares are issued under an employee incentive plan which has been filed for approval with the ITA pursuant to the trustee capital gains route, and (d) the Israeli taxation of the ParagonEx Seller Representative Fund, if any, will be deferred until the receipt of the applicable consideration, if any, by the 102 Trustee; provided, in each case, that the amounts paid to holders of 102 Securities are deposited with the 102 Trustee for the duration of the statutory holding period. In that respect:

(a) BVI Pubco and the ParagonEx Seller Representative shall promptly take or cause to be taken all action, and do or cause to be done all things necessary, proper or advisable under any applicable law to obtain the Option Tax Ruling as promptly as practicable after the date of this Agreement. The final form of the Option Tax Ruling shall in all circumstances be subject to the prior written consent of the ParagonEx Seller Representative, which consent shall not be unreasonably withheld.

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(b) If it becomes apparent that the Option Tax Ruling will not be received prior to Closing, ParagonEx shall apply (or shall instruct Toyga to apply) for an interim tax ruling which will confirm, among other things, that the ParagonEx Seller Representative and anyone acting on its behalf shall be exempt from Israeli withholding tax in relation to any payments made to the 102 Trustee with respect to 102 Securities, which ruling may be subject to customary conditions regularly associated with such Rulings (the “Interim Option Tax Ruling”).

3.9 Treatment of Employee 102 Options and 102 Shares.

(a) BVI Pubco shall, prior to Closing, take all actions necessary to implement the GFH Equity Plan under the trustee capital gains route of Section 102, including the adoption of an Israeli sub-plan (the “GFH Israeli Sub Plan”), and instruct Toyga to file the GFH Equity Plan and the GFH Israeli Sub Plan with Toyga’s withholding assessing office under the trustee capital gains route. All ParagonEx Exchange Shares issuable under this Agreement in respect of ParagonEx Purchased Securities that are 102 Securities shall be issued under the GFH Israeli Sub Plan and shall be subject to the Options Tax Ruling, if obtained. BVI Pubco shall retain the 102 Trustee currently serving the ParagonEx Equity Plan and appoint it as the trustee for the GFH Israeli Sub Plan. At Closing, each holder of 102 Securities and the 102 Trustee will surrender and deliver to the BVI Pubco a duly completed and validly executed instrument of transmittal relating to all 102 Securities in their possession, and the BVI Pubco, as exchange agent, will simultaneously transfer the ParagonEx Exchange Shares payable in respect of such 102 Securities to the 102 Trustee, in accordance with the terms of Section 3.12 below, to be held by the 102 Trustee.

(b) Each in the money vested ParagonEx Option (including each option that becomes vested by acceleration according to its terms or as determined by ParagonEx’s board of directors at its discretion), which had not previously been exercised into ParagonEx Purchased Securities, shall, at the election of each of the holders of the ParagonEx Option, be either (i) exercised at Closing against payment of the exercise price (if fully covered by such holder’s Pro Rata Share of the ParagonEx Cash Payment), or (ii) cancelled at Closing and converted automatically into the right to receive an amount of ParagonEx Exchange Shares as the holder of such option would have been entitled had he or she exercised such option immediately prior to Closing on a net-issuance (‘cashless’) basis in accordance with such option’s exercise price (if any), on the one hand, and the per-share value of each of the ParagonEx Purchased Securities, calculated on the basis of ParagonEx’s total equity valuation. Such conversion shall fully satisfy all rights pertaining to such vested ParagonEx Options, and such options shall thereupon be extinguished.

(c) ParagonEx shall take all actions required to cause each unvested ParagonEx Option and each out of the money ParagonEx Option to be cancelled in accordance with the terms of the ParagonEx Equity Plan as of immediately prior to the Closing without any consideration being payable in respect thereof, and ensure that as of Closing there shall be no outstanding ParagonEx Options, and no ParagonEx Options shall be assumed, continued or substituted by BVI Pubco.

3.10 Reserved.

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3.11 ParagonEx Sellers 104H Tax Ruling. At any time prior to Closing, those of the ParagonEx Sellers who elect to do so (each, a “104H Electing Seller”) may prepare and file with the ITA an application for a ruling permitting them to defer any applicable Israeli tax with respect to the ParagonEx Exchange Shares that they will receive pursuant to this Agreement until the date set forth in Section 104H of the Israeli Income Tax Ordinance (the “104H Tax Ruling”). BVI Pubco shall cooperate with the 104H Electing Sellers and their Israeli counsel with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the 104H Tax Ruling. Subject to the terms and conditions hereof, the parties shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain the 104H Tax Ruling, as promptly as practicable. If requested in writing, the 104H Electing Sellers shall grant BVI Pubco’s Israeli legal counsel the opportunity to review and comment on the draft application for the 104H Tax Ruling before submitting it to the ITA, and shall inform BVI Pubco’s counsel of the content of any material discussions and meetings relating thereto. If the 104H Tax Ruling is not likely to be obtained by Closing, the 104H Electing Sellers may opt to apply for an interim approval confirming that BVI Pubco and anyone acting on its behalf shall be exempt from Israeli withholding tax in relation to any payments made with respect to a 104H Electing Seller (“104H Interim Ruling”).

3.12 Disbursement to ParagonEx Sellers; Paying Agent; Withholding Tax.

(a) Prior to the Closing, the ParagonEx Seller Representative, BNN, BVI Pubco, IBI Trust Management Ltd., acting as paying agent or such other Person as ParagonEx may notify the parties in writing prior to the Closing (the “Paying Agent”), and, to the extent applicable, ESOP Management and Trust Services Ltd., acting as trustee pursuant to the 104H Tax Ruling (the “104H Trustee”), shall enter into an agreement whereby the Paying Agent (or the 104H Trustee, as applicable and pursuant to Section 3.12(h) below) shall undertake to process the payments and share issuances due to the ParagonEx Sellers pursuant to this Agreement (other than those due to ParagonEx Sellers who are holders of 102 Securities) and act as a tax withholding agent with regard to such payments and issuances. The above notwithstanding, the Paying Agent shall not process the exchange consideration due to the 104H Electing Sellers to the extent that the provisions of Section 3.12(h) below are applicable to them.

(b) At the Closing, BVI Pubco shall pay the Paying Agent the ParagonEx Cash Payment plus the principal amount of the ParagonEx Notes (if elected to be paid out at Closing), less the amount of the ParagonEx Seller Representative Fund (which amount shall be zero unless notified otherwise by ParagonEx to the other Parties prior to Closing), and issue to the Paying Agent the ParagonEx Exchange Shares, and ParagonEx Founders’ Additional Shares. The Paying Agent shall then disburse such cash and shares to the ParagonEx Sellers in consideration for their ParagonEx Purchased Securities, all as set out in the consideration spreadsheet attached hereto as Schedule 3.12(b) (the “Consideration Spreadsheet”) and subject to the terms below. The above notwithstanding, (a) the respective portion of the aggregate cash payment and shares due to the holders of the 102 Securities shall be deposited by BVI Pubco and ParagonEx, respectively, with the 102 Trustee, and (b) the ParagonEx Seller Representative Fund, if any, shall be deposited with the ParagonEx Seller Representative, in each case instead of the Paying Agent.

(c) The disbursements by BVI Pubco to the Paying Agent and by the Paying Agent to the ParagonEx Sellers shall be made, in the case of cash payments, by wire transfer in immediately available funds to one or more bank accounts, and in the case of shares, by deposit of such shares (free and clear of any security interests and third party rights of any kind) in one or more broker accounts, designated in writing and in advance by the Paying Agent or the relevant ParagonEx Seller, as the case may be.

(d) Each of the Paying Agent and the 102 Trustee (each, a “Payor”) shall be entitled to deduct and withhold from any cash payment payable pursuant to this Agreement to any ParagonEx Seller (including all ParagonEx Optionholders) such amounts as such Payor reasonably determines are required to be deducted and withheld under the Israeli Income Tax Ordinance. To the extent that amounts are so withheld, such withheld amounts shall be paid to the ITA and shall thereafter be treated as delivered to the applicable ParagonEx Seller. In the case of any withheld amounts, the relevant Payor shall promptly provide to the relevant ParagonEx Seller a written confirmation of the payment details and the amount so withheld.

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(e) Notwithstanding sub-clause (d) above, any amount paid to the Paying Agent on behalf of each of the ParagonEx Sellers under this Agreement (other than ParagonEx Sellers who are holders of 102 Securities, which consideration shall be transferred to the 102 Trustee), shall be retained by the Paying Agent for the benefit of such ParagonEx Seller for a period of up to 180 days from the date of such payment, or an earlier date required in writing by such ParagonEx Seller or by the ITA (the “Withholding Drop Date”), during which time no withheld amount shall be paid to the ITA except as provided below or as specifically requested in writing by the ITA.

(f) Until three (3) Business Days prior to the Withholding Drop Date, each ParagonEx Seller (other than ParagonEx Sellers who hold 102 Securities) may obtain (or, if one already exists, present to the relevant Payor) a certificate of exemption from withholding or a certificate setting a reduced withholding rate. If a ParagonEx Seller submits to the relevant Payor such a certificate within such time, the Payor shall act in accordance with the provisions of such certificate and the balance of the payment that is not required to be withheld shall promptly be paid to such ParagonEx Seller.

(g) In the event that the relevant Payor receives a written demand from the ITA to withhold any amount out of any consideration payable to such ParagonEx Seller and to transfer it to the ITA prior to the Withholding Drop Date, the Payor shall notify such ParagonEx Seller of such matter promptly after receipt of such demand, and provide such ParagonEx Seller at least 30 days (unless a shorter period is dictated by the ITA or under any applicable law) to attempt to delay such requirement or extend the period for complying with such requirement as evidenced by a written certificate, ruling or confirmation from the ITA.

(h) Notwithstanding anything to the contrary herein, if the 104H Tax Ruling or the 104H Interim Ruling shall be received prior to the applicable withholding date, then the provisions of the 104H Tax Ruling or the 104H Interim Ruling, as the case may be, shall apply and all tax withholding procedures with respect to any 104H Electing Sellers shall be made in accordance with Section 104H of the Israeli Income Tax Ordinance, the provisions of the 104H Tax Ruling or 104H Interim Ruling, as applicable.

3.13 ParagonEx Non-Executing Shareholders; Bring-Along.

(a) Any shareholder of ParagonEx that has not executed and delivered a counterpart signature page to this Agreement as of the Closing (a “ParagonEx Non-Executing Shareholder”) shall become a ParagonEx Seller by virtue of the provisions of Sections 3.13(b) through (f) below, and ParagonEx shall include any such ParagonEx Non-Executing Shareholder as a ParagonEx Seller in the Consideration Spreadsheet.

(b) By executing this Agreement, the ParagonEx Executing Shareholders, who collectively hold at least 75% of the issued and outstanding share capital and voting power of ParagonEx, are deemed, for purposes of articles 25.1 and 25.2 of ParagonEx’s articles of association and Section 4 of the ParagonEx Shareholders Agreement, dated as of January 29, 2009 (collectively, the “Bring-Along Provisions”), to have accepted an offer by BVI Pubco to purchase all of their securities in ParagonEx in accordance with the terms set forth and conditions in this Agreement, which offer is conditioned upon the sale of all of the outstanding shares of ParagonEx on a fully diluted basis.

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(c) Within five (5) Business Days following the date of this Agreement, the ParagonEx Executing Shareholders and BVI Pubco will, in accordance with the Bring Along Provisions, provide a written notice in the form attached hereto as Schedule 3.13(c) (the “Bring-Along Notice”) to each ParagonEx Non-Executing Shareholder, setting forth the information required by the Bring-Along Provisions and stating BVI Pubco’s requirement to purchase such ParagonEx Non-Executing Shareholder’s shares under the terms and conditions of this Agreement. The ParagonEx Executing Shareholders and BVI Pubco shall fully coordinate any correspondence to which each may be a party which concerns the Bring-Along Notice and shall reasonably cooperate in the preparation of the Bring-Along Notice (which BVI Pubco shall sign alongside the ParagonEx Executing Shareholders), and ParagonEx shall assist the ParagonEx Executing Shareholders and BVI Pubco to dispatch the Bring-Along Notice to each ParagonEx Non-Executing Shareholder. The Bring-Along Notice shall be sent to each ParagonEx Non-Executing Shareholder according to the contact details set forth in ParagonEx’s shareholder register. BVI Pubco shall further inform the ParagonEx Non-Executing Shareholders of the time, date and place of the Closing at least five (5) Business Days prior to the estimated Closing Date. In the event that any ParagonEx Non-Executing Shareholder fails to provide any Share Certificate, applicable share powers, transfer forms or instruments of transfer in form reasonably acceptable to BVI Pubco, then the ParagonEx Seller Representative shall execute such share powers, transfer forms or instruments of transfer as BVI Pubco shall require in respect of the shares in ParagonEx held by such ParagonEx Non-Executing Shareholder.

(d) After completion of the foregoing procedures under the Bring-Along Provisions and, provided that no injunction against the transaction contemplated under this Agreement was issued by a court of competent jurisdiction that was not subsequently removed, at the Closing, ParagonEx shall register BVI Pubco as the owner of all the shares of ParagonEx held by the ParagonEx Sellers against delivery by BVI Pubco to the Paying Agent and the ParagonEx Seller Representative of the aggregate amount of cash and shares due to such ParagonEx Non-Executing Shareholders in accordance with Section 3.2(b) above, and the Paying Agent shall withhold any applicable tax amounts due from such ParagonEx Non-Executing Shareholder and release to each of them its pro-rata portion of such cash amounts and shares in the same manner as with respect to the other ParagonEx Sellers.

(e) Subject to the terms and conditions of this Agreement, if following the execution of this Agreement and prior to the Closing, ParagonEx issues any shares pursuant to the exercise of any ParagonEx Options by ParagonEx Optionholders, then each such ParagonEx Optionholder to whom such shares were issued will be deemed for purposes of this Agreement (and until such ParagonEx Optionholder executes a counterpart signature page to this Agreement) a ParagonEx Non-Executing Shareholder and ParagonEx shall promptly (i) inform BVI Pubco of such issuance, (ii) act with respect to such new ParagonEx Non-Executing Shareholder in accordance with Section 3.13(b) through (d) above and (iii) if such a ParagonEx Optionholder does not execute this Agreement, dispatch a Bring-Along Notice to such new ParagonEx Non-Executing Shareholders with respect to all shares held by such ParagonEx Non-Executing Shareholder and the provisions of this Section 3.13 shall apply, mutatis mutandis.

(f) For purposes of this Agreement, the term “ParagonEx Seller” shall include all ParagonEx Non-Executing Shareholders and ParagonEx Optionholders, and each ParagonEx Non-Executing Shareholder and ParagonEx Optionholder shall be deemed to be subject to and bound by the terms and conditions of this Agreement as a ParagonEx Seller for all intents and purposes upon fulfillment of the procedures required by the Bring-Along Provisions with respect to such ParagonEx Non-Executing Shareholder, or the execution of the relevant optionholder instrument by the ParagonEx Optionholders, as applicable.

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3.14 ParagonEx Seller Representative Fund . If notified by ParagonEx to the other parties in writing at least two (2) Business Days prior to Closing, a certain amount, as will be specified in such notice (and which shall otherwise be zero) (the “ParagonEx Seller Representative Fund”) shall be withheld from the ParagonEx Cash Payment at Closing and shall be contributed by BVI Pubco to a segregated account maintained by the ParagonEx Seller Representative for covering the fees and expenses which the ParagonEx Seller Representative may incur in connection with this Agreement. All amounts deposited to the ParagonEx Seller Representative Fund, if any, shall be treated for all purposes as having been paid at Closing to the ParagonEx Sellers and received and set aside by such ParagonEx Sellers. The ParagonEx Sellers will not receive any interest or earnings on the ParagonEx Seller Representative Fund and hereby irrevocably transfer and assign to the ParagonEx Seller Representative any ownership right that they may otherwise have had in any such interest or earnings. The ParagonEx Seller Representative will not be liable for any loss of principal of the ParagonEx Seller Representative Fund, if any, other than as a result of its fraud, willful misconduct, gross negligence or bad faith. The ParagonEx Seller Representative will hold these funds separate from its personal funds, will not use these funds for his personal expenses or any other purposes and will not voluntarily make such funds available to its creditors in the event of bankruptcy. The amounts deposited in the ParagonEx Seller Representative Fund, if any, shall be available for the payment of all fees and expenses reasonably incurred by the ParagonEx Seller Representative in performing its duties under this Agreement, provided that any portion of the ParagonEx Seller Representative Fund not ultimately required for the payment of such fees and expenses shall be delivered by the ParagonEx Seller Representative to the Paying Agent and the 102 Trustee for further distribution to the ParagonEx Sellers, as applicable, based on the Consideration Spreadsheet, following the completion of the ParagonEx Seller Representative’s responsibilities.

Article IV
CLOSING

4.1 Closing. Unless this Agreement is earlier terminated pursuant to the provisions of Article XIII and subject to the satisfaction or waiver of the conditions set forth in Article XII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole, LLP (“EGS”), located at 1345 Avenue of the Americas, New York, NY 10105, 11th Floor on the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as MICT, BI China and ParagonEx may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Article V
REPRESENTATIONS AND WARRANTIES OF MICT

Except as set forth in (i) the disclosure schedules delivered by MICT to BVI Pubco, BNN, BI China and the ParagonEx Sellers on the date hereof (the “MICT Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, MICT represents and warrants to BVI Pubco, BNN, BI China, ParagonEx and the ParagonEx Sellers, as of the date hereof and as of the Closing Date, as follows:

5.1 Organization and Standing. MICT is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. MICT has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted. MICT is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except where the failure to be so qualified or in good standing, individually or in the aggregate with any such other failures, would not reasonably be expected to have a Material Adverse Effect with respect to MICT and its Subsidiaries taken as a whole. MICT has heretofore made available to BNN and ParagonEx accurate and complete copies of its Organizational Documents as currently in effect. As of the date hereof and as of the Effective Time MICT is not in violation of any provision of its Organizational Documents, except where any such violations, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to MICT and its Subsidiaries, taken as a whole. No representations and warranties in this Section 5.1 are being given as to the Subsidiaries to be spun-off in connection with the Spin-Off.

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5.2 Authorization; Binding Agreement. MICT has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of MICT and (b) other than the Required Stockholder Approval, no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of MICT are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which MICT is a party has been or shall be when delivered, duly and validly executed and delivered by MICT and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of MICT, enforceable against MICT in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

5.3 Governmental Approvals. Other than with respect to the Subsidiaries or business assets to be spun-off in connection with the Spin-Off, as to which no representations and warranties are being made in in this Section 5.3, no Consent of or with any Governmental Authority, on the part of MICT is required to be obtained or made in connection with the execution, delivery or performance by MICT of this Agreement and each Ancillary Document to which it is a party or the consummation by MICT of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any other Federal Securities Laws, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on MICT.

5.4 Non-Contravention. Except as otherwise described in Schedule 5.4, and other than with respect to the Subsidiaries or business assets to be spun-off in connection with the Spin-Off, as to which no representations and warranties are being made in this Section 5.4, the execution and delivery by MICT of this Agreement and each Ancillary Document to which it is a party, the consummation by MICT of the transactions contemplated hereby and thereby, and compliance by MICT with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of MICT’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to MICT or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by MICT under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of MICT under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any MICT Material Contract except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on MICT or materially impair the ability of MICT on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder.

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5.5 Capitalization.

(a) MICT is authorized to issue 25,000,000 shares of MICT Common Stock, and 5,000,000 shares of preferred Stock, par value $0.001 per share. The issued and outstanding MICT securities on a fully diluted basis as of the date of this Agreement (including all MICT Warrants, whether or not ‘in the money’) are set forth on Schedule 5.5(a) All outstanding MICT Securities are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Act, MICT’s Charter or any Contract to which MICT is a party. None of the outstanding MICT Securities has been issued in violation of any applicable securities Laws. Except as otherwise as set forth on Schedule 5.5(a), and other than with respect to the Subsidiaries or business assets to be spun-off in connection with the Spin-Off, MICT does not have any Subsidiaries or own any equity interests in any other Person.

(b) Except as set forth in Schedule 5.5(a), and/or Schedule 5.5(b) there are no options, warrants or other rights to subscribe for or purchase any shares or other equity interests of MICT or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any shares or other equity interests in or of MICT, or the right to share in the equity, profits, earnings, losses or gains of MICT, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which MICT or, to the Knowledge of MICT, any of its stockholders are a party or bound relating to any equity securities of MICT, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to MICT. Other than as expressly set forth in this Agreement, there are no outstanding obligations of MICT to repurchase, redeem or otherwise acquire any shares of MICT or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 5.5(b), and other than with respect to the Subsidiaries or business assets to be spun-off in connection with the Spin-Off, as to which no representations and warranties are being made in this Section 5.5(b), there are no shareholders agreements, voting trusts or other agreements or understandings to which MICT is a party with respect to the voting of any shares of MICT.

(c) Except as set forth on Schedule 5.5(c), and except related to MICT’s Subsidiaries to be spun-off in connection with the Spin-Off, MICT has no Indebtedness as of the date of this Agreement and shall not have any Indebtedness at the Closing.

(d) Since January 1, 2018 and except as contemplated by this Agreement, MICT has not declared or paid any distribution or dividend in respect of its shares and neither has repurchased, redeemed or otherwise acquired any of its shares, and MICT’s board of directors has not authorized any of the foregoing. Any distributions or dividend declared or paid prior to January 1, 2018 by MICT or any of its Subsidiaries were lawfully distributed. There is no Liability for dividends accrued and unpaid by the MICT or any of its Subsidiaries.

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5.6 SEC Filings and MICT Financials.

(a) Since the date of its formation, MICT, has filed all forms, pro formas, reports, schedules, statements, registration statements, prospectuses, proxies and other documents required to be filed or furnished by MICT with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, pro formas, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement, except where any such failures, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to MICT and its Subsidiaries, taken as a whole. Except to the extent available on the SEC’s web site through EDGAR and other than with respect to the Subsidiaries to be spun-off in connection with the Spin-Off (unless such information is required to be included in the SEC Reports, MICT has delivered to BNN and the ParagonEx Sellers copies in the form filed with the SEC of all of the following: (i) MICT’s annual reports on Form 10-K for each fiscal year of MICT beginning with the first year MICT was required to file such a form, (ii) MICT’s quarterly reports on Form 10-Q for each fiscal quarter that MICT filed such reports to disclose its quarterly financial results in each of the fiscal years of MICT referred to in clause (i) above, (iii) all other forms, pro formas, reports, registration statements, prospectuses, proxies and other documents (other than preliminary materials) filed by MICT with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) and, if amended prior to the date hereof, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 5.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) MICT’s Common Stock is listed on Nasdaq, (B) other than as set forth in Schedule 5.6, MICT has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such MICT Securities, (C) there are no Actions pending or, to the Knowledge of MICT, threatened against MICT by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such MICT Securities on Nasdaq and (D) such MICT Securities are in material compliance with all of the applicable listing and corporate governance rules of Nasdaq. No representations and warranties in this Section 5.6(a) are being given as to the subsidiaries to be spun-off in connection with the Spin-Off.

(b) The financial statements and notes of MICT contained or incorporated by reference in the SEC Reports (the “MICT Financials”), were complete and correct in all material respects as of their respective dates and fairly present in all material respects the consolidated financial position and the results of operations, changes in shareholders’ equity, and cash flows of MICT at the respective dates of and for the periods referred to in such financial statements, to the extent as may be permitted by the rules of the SEC and subject to normal year-end audit adjustments that will not be material in amount or effect, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

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(c) Except as set forth in Schedule 5.6 and except as and to the extent reflected or reserved against in MICT Financials, MICT has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in MICT Financials, other than (i) Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the date of the last audited balance sheet in the MICT Financials in the ordinary course of business and which are not material in amount, (ii) normal and recurring current Liabilities that have been incurred by MICT since the date of MICT’s audited consolidated balance sheet at December 31, 2017 in the ordinary course of business and that are not material in amount, (iii) Liabilities for performance of obligations of MICT under Contracts (other than for breach thereof) (and other than with respect to the Subsidiaries or business assets to be spun-off in connection with the Spin-Off)), (iv) Liabilities described in Schedule 5.6, and (v) Liabilities incurred in connection with the Transactions.

(d) The accounts receivable of MICT (collectively, the “MICT Accounts Receivable”) as reflected on the MICT Financials and as will be reflected in the MICT Pre-Closing Statement arose in the ordinary course of business consistent with past practice and represent bona fide claims against debtors for sales and other charges, and none of the Accounts Receivable is subject to any claim of offset, recoupment, set-off or counter-claim and, to the Knowledge of MICT, there are no facts or circumstances (whether asserted or unasserted) that could give rise to any such claim.

5.7 Absence of Certain Changes. Except as set forth on Schedule 5.7, or for actions expressly contemplated by this Agreement, since December 31, 2017, MICT has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been, subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 11.4(b) (without giving effect to Schedule 11.4) if such action were taken on or after the date hereof without the consent of BNN and ParagonEx. No representations and warranties in this Section 5.7 are being given as to the Subsidiaries or business assets to be spun-off in connection with the Spin-Off.

5.8 Compliance with Laws. MICT has since January 1, 2015, been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on MICT, and MICT has not received written notice alleging any violation of applicable Law in any material respect by which MICT or any of its properties, assets, employees, business or operation are or were bound or affected. No representations and warranties in this Section 5.8 are being given as to the Subsidiaries or business assets to be spun-off in connection with the Spin-Off. Without limiting the foregoing, MICT’s business does not involve the use or development of, or engagement in, encryption technology, or, to MICT’s Knowledge, other technology whose development, commercialization or export is restricted under applicable Law, and to MICT’s Knowledge their respective business does not require MICT or any of its Subsidiaries to obtain a license from any Governmental Authority in the United States or elsewhere.

5.9 Actions; Orders; Permits. In the past five years, there is no pending or, to the Knowledge of MICT, threatened Action to which MICT is subject which would reasonably be expected to have a Material Adverse Effect on MICT, nor, to the Knowledge of MICT, is there any reasonable basis for any such Action to be made. There is no Action that MICT has pending against any other Person. Neither MICT, nor, to the Knowledge of MICT, any of its directors or officers, are subject to any Orders of any Governmental Authority, nor are any such Orders pending. As of the date of this Agreement, none of the directors nor officers of MICT have in the past five (5) years been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud. MICT holds and has at all times held in all material respects all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permit or for such Permit to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on MICT. No representations and warranties in this Section 5.9 are being given as to the Subsidiaries or business assets to be spun-off in connection with the Spin-Off.

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5.10 Taxes and Returns.

(a) MICT has or will have timely filed, or caused to be timely filed, all Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has timely paid, collected or withheld, or caused to be timely paid, collected or withheld (whether or not shown on any Tax Return), all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in MICT Financials have been established in accordance with GAAP and has no Liability for Taxes in excess of the amounts so paid. The MICT Financials reflect all material Liabilities for unpaid Taxes of MICT for the periods (or portions of periods) covered by the MICT Financials. MICT has no material Liability for unpaid Taxes accruing after the MICT Financials date, except for Taxes arising in the ordinary course of business consistent with past practice. There are no audits, examinations, investigations or other proceedings pending against MICT in respect of any Tax, and MICT has not been notified in writing of any proposed Tax claims or assessments against MICT (other than, in each case, claims or assessments for which adequate reserves in MICT Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of MICT’s assets, other than Permitted Liens. MICT has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by MICT for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return. No representations and warranties in this Section 5.10(a) are being given as to the Subsidiaries or business assets to be spun-off in connection with the Spin-Off.

(b) Since January 1, 2018, MICT has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund. No representations and warranties in this Section 5.10(b) are being given as to the Subsidiaries or business assets to be spun-off in connection with the Spin-Off.

(c) To the Knowledge of MICT, and based on advice of counsel: (a) there are no jurisdictions in which MICT is legally required to file a Tax Return other than the jurisdictions in which MICT has filed Tax Returns; (b) MICT is not subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or any other place of business in such jurisdiction; and (c) MICT is and has always been a tax resident solely in the U.S.

(d) MICT does not participate nor has it ever participated in or engaged in any transaction involving Tax planning that requires reporting under applicable Tax Law, including with respect to U.S. federal, state or local value added Taxes or similar services or sales Taxes (“VAT”), if any.

(e) There are no applicable Tax holidays or incentives. MICT is in compliance in all material respects with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized in any material respect by the transactions contemplated by this Agreement and any Ancillary Document.

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(f) MICT is in compliance in all material respects with all applicable transfer pricing laws and regulations, including, if applicable, the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of MICT. The prices for any property or services (or for the use of any property) provided by or to MICT or any of its Subsidiaries are arm’s length prices for purposes of all applicable transfer pricing laws.

(g) Each of the MICT Subsidiaries is duly registered for the purposes of VAT and has complied in all material respects with all requirements concerning VAT.

5.11 Employees and Employee Benefit Plans. Other than as set forth in Schedule 5.11 and except with respect to the Subsidiaries to be spun-off in connection with the Spin-Off, MICT does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

5.12 Real Property. Schedule 5.12 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by MICT and its Subsidiaries (other than MICT’s Subsidiaries to be spun-off in connection with the Spin-Off) for the operation of the business of MICT and its Subsidiaries (other than MICT’s Subsidiaries to be spun-off in connection with the Spin-Off), and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “MICT Real Property Leases”), as well as the current annual rent and term under each MICT Real Property Lease. MICT has provided to BI China and ParagonEx a true and complete copy of each of the MICT Real Property Lease. The MICT Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of MICT, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of MICT or any of its Subsidiaries (other than MICT’s Subsidiaries to be spun-off in the Spin-Off) or any other party under any of MICT Real Property Leases, and neither MICT nor any of its Subsidiaries has received notice of any such condition or any intention of lessor to change any terms of the MICT Real Property Leases. With respect to each of the MICT Real Property Leases, MICT’s possession and quiet enjoyment of the MICT Real Property Lease has not been disturbed, and to the Knowledge of MICT, there are no disputes with respect to such MICT Real Property Lease.

5.13 Personal Property. Each item of Personal Property which is currently owned, used or leased by MICT (excluding any Personal Property that is owned, used or leased by the Subsidiaries to be spun-off in connection with the Spin-Off) with a book value or fair market value of greater than Seventy-Five Thousand U.S. Dollars ($75,000) is set forth on Schedule 5.13, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“MICT Personal Property Leases”). Except as set forth in Schedule 5.13, all such items of MICT Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of MICT. The operation of MICT’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a MICT Subsidiary, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a MICT Subsidiary, MICT has provided to BI China and ParagonEx a true and complete copy of each of MICT Personal Property Leases, and in the case of any oral MICT Personal Property Lease, a written summary of the material terms of such MICT Personal Property Lease. MICT Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of MICT, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a MICT or any other party under any of MICT Personal Property Leases, and MICT has not received notice of any such condition.

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5.14 Title to and Sufficiency of Assets. MICT has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets (real and personal) that are used in or necessary for the conduct of MICT’s business as it is now conducted or presently proposed to be conducted, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests and (iii) Liens specifically identified on the MICT Financials. The assets and properties (including Intellectual Property rights and contractual rights) currently owned, leased or licensed by MICT and its Subsidiaries constitute all of the assets, rights and properties that are necessary for the operation of the businesses of MICT as it is now conducted or that are used or held by MICT and its Subsidiaries for use in the operation of the businesses of MICT and its Subsidiaries (other than MICT’s Subsidiaries to be spun-off in the Spin-Off), and taken together, are adequate and sufficient for the operation of the businesses of MICT and its Subsidiaries (other than MICT’s Subsidiaries to be spun-off in the Spin-Off) as currently conducted. MICT does not own, license or otherwise have any right, title or interest in any material Intellectual Property. No representations and warranties in this Section 5.14 are being given as to the Subsidiaries or business assets to be spun-off in connection with the Spin-Off.

5.15 Material Contracts.

(a) Except as set forth on Schedule 5.15(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which MICT is a party or by which any of its properties or assets may be bound, subject or affected (excluding any Contracts by which any Subsidiary to be spun-off in connection with the Spin-Off is a party or may be bound, subject or affected), which (i) creates or imposes a Liability greater than One Hundred Thousand U.S. Dollars ($100,000), (ii) may not be cancelled by MICT on less than ninety (90) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of MICT as its business is currently conducted, any acquisition of material property by MICT, or restricts in any material respect the ability of MICT from engaging in business as currently conducted by it or from competing with any other Person (each, a “MICT Material Contract”). All MICT Material Contracts have been made available to BI China and ParagonEx other than those that are exhibits to the SEC Reports.

(b) With respect to each MICT Material Contract: (i) the MICT Material Contract is legal, valid, binding and enforceable in all material respects against MICT and, to the Knowledge of MICT, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) MICT is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by MICT, or permit termination or acceleration by the other party, under such MICT Material Contract; and (iii) to the Knowledge of MICT, no other party to any MICT Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by MICT under any MICT Material Contract.

5.16 Transactions with Affiliates. Schedule 5.16 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement (excluding any arrangements involving the Subsidiaries to be spun-off in connection with the Spin-Off) under which there are any existing or future Liabilities or obligations between MICT and any (a) present or former director, officer or employee or Affiliate of MICT, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of MICT’s outstanding capital stock as of the date hereof.

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5.17 Investment Company Act. MICT is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

5.18 Finders and Brokers. Except as set forth on Schedule 5.18, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from MICT, BVI Pubco, the BI China Target Companies, the ParagonEx Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of MICT.

5.19 Certain Business Practices.

(a) Neither MICT, its Subsidiaries nor any of their Representatives acting on their behalf, has since the inception of MICT or the applicable Subsidiary, directly or indirectly, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) unlawfully offered, made, promised or authorized the giving of any payment or anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act of 2010, (iii) made any other unlawful payment or (iv) in the past five years, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder MICT or assist it in connection with any actual or proposed transaction. No representations and warranties in this Section 5.19(a) are being given as to the Subsidiaries or business assets to be spun-off in connection with the Spin-Off.

(b) The operations of MICT are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving MICT with respect to the any of the foregoing is pending or, to the Knowledge of MICT, threatened. No representations and warranties in this Section 5.19(b) are being given as to the Subsidiaries or business assets to be spun-off in connection with the Spin-Off.

(c) None of MICT or any of their respective directors or officers, or, to the Knowledge of MICT, any other Representative acting on behalf of MICT is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and MICT has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years. No representations and warranties in this Section 5.19(c) are being given as to the Subsidiaries or business assets to be spun-off in connection with the Spin-Off.

(d) MICT (i) has maintained in all material respects complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and government officials, (ii) has not knowingly made any false or fictitious entries in its books and records relating to any unlawful offer, payment, promise to pay or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment and (iii) has not established or maintained a secret or unrecorded fund or account.

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5.20 Insurance. Schedule 5.20 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by MICT relating to MICT (excluding any insurance policies held by the Subsidiaries to be spun-off in connection with the Spin-Off) or its business, properties, assets, directors, officers and employees, copies of which have been provided to BI China and the ParagonEx. All premiums due and payable under all such insurance policies have been timely paid and MICT is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of MICT, since January 1, 2015, there is no threatened termination of, or material premium increase with respect to, any such insurance policies. Since January 1, 2015, there have been no insurance claims made by MICT. MICT has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on MICT.

5.21 Reserved .

5.22 Subsidiaries. MICT has no outstanding or anticipated obligations, guarantees or Liabilities with respect to any current or former direct or indirect subsidiary, including Micronet Ltd., other than with respect to the obligations set forth in that certain Share Purchase Agreement, dated as of December 31, 2017 by and among MICT, Enertec Management Ltd., Enertec Systems 2001 Ltd. and Coolisys Technologies Inc. (the “Enertec Share Purchase Agreement”) including certain indemnification obligations related thereto and that certain Escrow Agreement with I.B.I Trust Management (the “Enertec Escrow Agreement”) entered into in connection with the consummation of the transactions contemplated by the Enertec Share Purchase Agreement. In addition, all such indemnification obligations are limited to the amount set aside to satisfy indemnification claims pursuant to the Enertec Escrow Agreement. No representations and warranties in this Section 5.22 are being given as to the Subsidiaries or business assets to be spun-off in connection with the spin-off.

5.23 Information Supplied. The representations or warranties of MICT in this Article V are true, complete and correct as of the date hereof and as of the Closing Date. None of the information supplied or to be supplied by MICT, including without limitation the MICT Financials, expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to BNN or ParagonEx shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by MICT expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, MICT makes no representation, warranty or covenant with respect to any information supplied by or on behalf of BNN and BI China or their respective Affiliates. No representations and warranties in this Section 5.23 are being given as to the Subsidiaries or business assets to be spun-off in connection with the Spin-Off.

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5.24 Waiver of Section 203. The board of directors of MICT has heretofore taken all necessary action to approve, and has approved, for purposes of Section 203 of the DGCL (including any successor statute thereto “Section 203”) any purchaser in the Offer becoming, together with its affiliates and associates, an “interested stockholder” within the meaning of Section 203 by virtue of the execution, delivery and performance of this Agreement, such that, as of the date hereof and from and after the Closing, Section 203 will not be applicable to any such investor or any “business combination” within the meaning of Section 203 that may take place between such investor and/or its affiliates and associates, on the one hand, and MICT, on the other, as a result of the transactions contemplated by this Agreement. To MICT’s knowledge, no other takeover Statute is applicable to the transactions contemplated hereby.

5.25 Disclosure. No representations or warranties by MICT in this Agreement (as modified by MICT Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the MICT Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading. There is no fact that MICT has not disclosed to BNN and ParagonEx in writing and of which MICT or any of its Subsidiaries is aware that is likely to have a Material Adverse Effect. No due diligence, investigation or analysis made or carried out by or on behalf of BNN and/or ParagonEx shall in any manner affect, restrict the benefit of BNN and ParagonEx or limit any of MICT’s warranties and representations or any other obligations of MICT.

Article VI
REPRESENTATIONS AND WARRANTIES OF BNN AND BI CHINA

Except as set forth in the disclosure schedules delivered by BI China to BVI Pubco, MICT and PargonEx on the date hereof (the “BNN Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, BNN and BI China hereby jointly and severally represent and warrant to MICT and the ParagonEx Sellers, as of the date hereof and as of the Closing, as follows:

6.1 Organization and Standing.

(a) BNN is a private company duly formed, validly existing and in good standing under the Laws of the United Kingdom and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) BI China is a corporation duly incorporated, validly existing and in good standing under the Laws of Hong Kong and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(c) Each BI China Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted. Each BI China Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 6.1 lists all jurisdictions in which any BI China Target Company is qualified to conduct business and all names other than its legal name under which any BI China Target Company does business. BI China has provided to MICT and ParagonEx accurate and complete copies of the Organizational Documents of each BI China Target Company, each as amended to date and as currently in effect. No BI China Target Company is in violation of any provision of its Organizational Documents.

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6.2 Authorization; Binding Agreement.

(a) BNN has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform BNN’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which BNN is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the board of directors of BNN in accordance with BNN’s Organizational Documents, the UK Act, any other applicable Law and any Contract to which BNN or any of its shareholders are a party or bound and (b) no other corporate proceedings on the part of BNN are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. No approval or consent of, or action by, the holders of the outstanding securities of BNN is required in order for BNN to execute and deliver this Agreement and each Ancillary Document and to consummate the transactions contemplated hereby. This Agreement has been, and each Ancillary Document to which BNN is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by BNN and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of BNN, enforceable against BNN in accordance with its terms, subject to the Enforceability Exceptions.

(b) BI China has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform BI China’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which BI China is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the board of directors and shareholders of BI China in accordance with BI China’s Organizational Documents, the HK Act, any other applicable Law and any Contract to which BI China or any of its shareholders are party or bound and (b) no other corporate proceedings on the part of BI China are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which BI China is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by BNN and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of BI China, enforceable against BI China in accordance with its terms, subject to the Enforceability Exceptions.

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6.3 Capitalization.

(a) BI China is authorized to issue an unlimited number of BI China Ordinary Shares. The issued and outstanding share capital of BI China consists of 10,000 BI China Ordinary Shares. The authorized and issued share capital of BI China prior to giving effect to the transaction contemplated by this Agreement is set forth in Schedule 6.3(a). Prior to the signing of this Agreement, BNN is the legal (registered) and beneficial owner of all of the issued and outstanding BI China Ordinary Shares and other equity interests in or of BI China, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the BI China Charter and applicable securities Laws. The BI China Purchased Securities to be delivered to MICT at the Closing constitute all of the issued and outstanding shares and other equity interests of BI China. All of the outstanding shares and other equity interests in or of BI China have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the HK Act, any other applicable Law, BI China’s Charter or any Contract to which BI China or any of its Subsidiaries is a party or by which BI China or any of its Subsidiaries or their respective securities are bound. BI China does not directly or indirectly hold any of its shares or other equity interests in treasury. None of the outstanding shares or other equity interests in or of BI China were issued in violation of any applicable securities Laws.

(b) Except as set forth in Schedule 6.3(c), other than the BNN Convertible Note, there are no options, warrants or other rights to subscribe for or purchase any shares or other equity interests of BI China or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any shares or other equity interests in or of BI China, or the right to share in the equity, profits, earnings, losses or gains of BI China, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which BI China or, to the Knowledge of BNN, any of its shareholders are a party or bound relating to any equity securities of BI China, whether or not outstanding.

(c) Except as set forth in Schedule 6.3(c), there are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to BI China. Except as set forth on Schedule 6.3(c), there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of BI China’s equity interests. Except as set forth in the BI China Charter, there are no outstanding contractual obligations of BI China to repurchase, redeem or otherwise acquire any shares or other equity interests or securities in or of BI China, nor has BI China granted any registration rights to any Person with respect to its equity securities. All of BI China’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws and all requirements set forth in the Organizational Documents and any applicable Contracts to which BI China or any of its Subsidiaries is a party or by which BI China or any of its Subsidiaries or any of their respective assets are bound. Except as set forth on Schedule 6.3(c), as a result of the consummation of the transactions contemplated by this Agreement, no shares or other equity interests of BI China are issuable and no rights in connection with any interests, warrants, rights, options or other securities of BI China accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(d) BI China and its Subsidiaries are not under any obligation to register under the Securities Act or, to BI China’s Knowledge, any other applicable Law, any shares of BI China share capital, any equity interests or any other securities of BI China or any of its Subsidiaries, whether currently outstanding or that may subsequently be issued.

(e) Except as set forth on Schedule 6.3(e), since January 1, 2018, none of BI China or any of its Subsidiaries has declared or paid any distribution or dividend in respect of its shares or other equity interests and none has repurchased, redeemed or otherwise acquired any shares or other equity interests of BNN or any of its Subsidiaries, and neither the board of directors of BI China nor any of its Subsidiaries have authorized any of the foregoing. All distributions or dividend declared or paid prior to January 1, 2018 by BI China or any of its Subsidiaries were lawfully distributed. There is no Liability for dividends accrued and unpaid by BI China or any of its Subsidiaries.

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6.4 Subsidiaries. Schedule 6.4 sets forth the name of each Subsidiary of each of BNN and BI China, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity each interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of BI China are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable Laws, and the Organizational Documents of the issuing Subsidiary and are owned by BI China or one of the BI China Target Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which BI China or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of BI China other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of BI China is a party or which are binding upon any Subsidiary of BI China providing for the issuance or redemption of any shares or other equity interests of any Subsidiary of BI China. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of BI China. No Subsidiary of BI China has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law. Except for the equity interests of the Subsidiaries listed on Schedule 6.4, BI China does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, directly or indirectly, any Person (including such equity interests held in escrow for the benefit of BI China). No BI China Target Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of a BI China Target Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person (other than loans to customers in the ordinary course of business).

6.5 Approvals. Except as otherwise described in Schedule 6.5, no Consent of or with any Governmental Authority or any other Person on the part of BNN, BI China or any BI China Target Company is required to be obtained or made in connection with the execution, delivery or performance by BNN and BI China of this Agreement or any Ancillary Documents or the consummation by BNN and BI China of the transactions contemplated hereby or thereby other than such filings as expressly contemplated by this Agreement except, in the case of any Consent that may be required from any Person which is not a Governmental Authority, where failure to obtain such Consent would not have a Material Adverse Effect on any BI China Target Company.

6.6 Non-Contravention. Except as otherwise described in Schedule 6.6, the execution and delivery by BNN and BI China (or any other BI China Target Company, as applicable) of this Agreement and each Ancillary Document to which any BI China Target Company is a party or otherwise bound, and the consummation by any BI China Target Company of the transactions contemplated hereby and thereby and compliance by any BI China Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any BI China Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any BI China Target Company or any of its properties or assets, c) require the Consent of any Person (except where failure to obtain such Consent would not have a Material Adverse Effect on any BI China Target Company), or (d) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any BI China Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any BI China Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any BNN Material Contract.

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6.7 Financial Statements.

(a) As used herein, the term “BNN Financials” means the (i) audited consolidated financial statements of BNN and the BI China Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of BNN and the BI China Target Companies as of December 31, 2017 and December 31, 2016, and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the years then ended, and (ii) the unaudited financial statements, consisting of the consolidated balance sheet of BNN and the BI China Target Companies as of June 30, 2018 (the “BNN Interim Balance Sheet Date”), and the related unaudited consolidated income statement, changes in shareholder equity and statement of cash flows for the six (6) months then ended. True and correct copies of the BNN Financials have been provided to MICT and ParagonEx. The BNN Financials (i) accurately reflect the books and records of the BI China Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with IFRS, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for IFRS and exclude year-end adjustments which will not be material in amount), and (iii) fairly present in all material respects the consolidated financial position of the BI China Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the BI China Target Companies for the periods indicated. No BI China Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Each BI China Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such BI China Target Company does not maintain any off-the-book accounts and that such BI China Target Company’s assets are used only in accordance with such BI China Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such BI China Target Company and to maintain accountability for such BI China Target Company’s assets, (iv) access to such BI China Target Company’s assets is permitted only in accordance with management’s authorization, (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the BI China Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No BI China Target Company has been subject to or involved in any fraud, including fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any BI China Target Company. Since January 1, 2015, no BI China Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any BI China Target Company or its internal accounting controls, including any written complaint, allegation, assertion or claim that any BI China Target Company has engaged in questionable accounting or auditing practices.

(c) The BI China Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 6.7(c), and in such amounts (including principal and any accrued but unpaid interest or other obligations with respect to such Indebtedness), as set forth on Schedule 6.7(c). Except as disclosed on Schedule 6.7(c), no Indebtedness of any BI China Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any BI China Target Company, or (iii) the ability of the BI China Target Companies to grant any Lien on their respective properties or assets.

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(d) Except as set forth on Schedule 6.7(d), no BI China Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with IFRS or GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of BNN and its Subsidiaries as of the BNN Interim Balance Sheet Date contained in the BNN Financials or (ii) not material and that were incurred after the BNN Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e) Except as described in Schedule 6.7(e), the accounts receivable of BI China and its Subsidiaries (collectively, the “BI China Accounts Receivable”) as reflected on the BNN Financials and BNN Interim Balance Sheet and as will be reflected in the BNN Pre-Closing Statement arose in the ordinary course of business consistent with past practice and represent bona fide claims against debtors for sales and other charges.

(f) Except as described in Schedule 6.7(f), none of the BI China Accounts Receivable is subject to any claim of offset, recoupment, set-off or counter-claim and, to the Knowledge of BI China, there are no facts or circumstances (whether asserted or unasserted) that could give rise to any such claim.

(g) All financial projections with respect to the BI China Target Companies that were delivered by or on behalf of BNN to MICT or its Representatives were prepared in good faith using assumptions that BNN believes to be reasonable.

6.8 Absence of Certain Changes. Except as set forth on Schedule 6.8 or for actions expressly contemplated by this Agreement, since December 31, 2017, each BI China Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 11.2(b) (without giving effect to Schedule 11.2) if such action were taken on or after the date hereof without the consent of MICT.

6.9 Compliance with Laws.

(a) Except as set forth on Schedule 6.9, no BI China Target Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any BI China Target Company received, since January 1, 2015, any written or, to the Knowledge of BNN, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

(b) Without limiting the generality of Section 6.9(a) above, the BI China Target Companies’ business does not involve the use or development of, or engagement in, encryption technology, or, to BI China’s Knowledge, other technology whose development, commercialization or export is restricted under applicable Law, and to BI China’s Knowledge their respective business does not require BI China or any of its Subsidiaries to obtain a license from any Governmental Authority in China or elsewhere.

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6.10 Permits. Each BI China Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any BI China Target Company), holds and lawfully uses, and have at all times held, lawfully used and complied with, in all material respects, all Permits necessary to lawfully conduct its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “BNN Permits”). BNN has made available to MICT and ParagonEx true, correct and complete copies of all BNN Permits, all of which BNN Permits are listed on Schedule 6.10. All of the BNN Permits are in full force and effect, and no suspension, material and adverse modification, cancellation, non-renewal of, or significant fine with respect to any of the material BNN Permits is pending or, to BNN’s Knowledge, threatened. No BI China Target Company is in violation in any material respect of the terms of any Company Permit.

6.11 Litigation. Except as described on Schedule 6.11, there is no (a) Action of any nature currently pending or, to BI China’s Knowledge, threatened, nor, to the Knowledge of BNN is there any reasonable basis for any Action to be made (and no such Action has been brought or, to BNN’s Knowledge, threatened since January 1, 2013); or (b) Order pending now or rendered by a Governmental Authority since January 1, 2013, in either case of (a) or (b) by or against any BI China Target Company, its current or former directors, officers or equity holders (provided that any litigation involving the directors, officers or equity holders of a BI China Target Company must be related to the BI China Target Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 6.11, if finally determined adverse to the BI China Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any BI China Target Company. Since January 1, 2012, none of the current or former officers, senior management or directors of any BI China Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

6.12 Material Contracts.

(a) Schedule 6.12(a) sets forth a true, correct and complete list of, and BI China has made available to MICT and ParagonEx (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any BI China Target Company is a party or by which any BI China Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 6.12(a), a “BNN Material Contract”) that:

(i) contains covenants that limit the ability of any BI China Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

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(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any BI China Target Company having an outstanding principal amount in excess of One Hundred Thousand U.S. Dollars ($100,000);

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of One Hundred Thousand U.S. Dollars ($100,000) (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any BI China Target Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any BI China Target Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the BI China Target Companies under such Contract or Contracts of at least One Hundred Thousand U.S. Dollars ($100,000) per year or Two Hundred Fifty Thousand U.S. Dollars ($250,000) in the aggregate;

(viii) is with any BNN Top Customer or BNN Top Supplier;

(ix) obligates the BI China Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of One Hundred Thousand U.S. Dollars ($100,000);

(x) is between any BI China Target Company and any directors, officers or employees of a BI China Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi) obligates the BI China Target Companies to make any capital commitment or expenditure in excess of One Hundred Thousand U.S. Dollars ($100,000) (including pursuant to any joint venture);

(xii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any BI China Target Company has outstanding obligations (other than customary confidentiality obligations);

(xiii) provides another Person (other than another BI China Target Company or any manager, director or officer of any BI China Target Company) with a power of attorney other than in the ordinary course of business;

(xiv) is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which any BI China Target Company, after the Closing Date, will be required to pay consideration in excess of Twenty-Five Thousand Dollars ($25,000) or to satisfy any material non-monetary obligation;

(xv) any settlement agreement with respect to any Action;

(xvi) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any BI China Target Company, other than BNN Off-the-Shelf Software; or

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(xvii) is otherwise material to any BI China Target Company and not described in clauses (i) through (xvi) above.

(b) Except as disclosed in Schedule 6.12(b), with respect to each BNN Material Contract: (i) such BNN Material Contract is in written form (or if not a brief description of it has been included in Schedule 6.12(b)), is valid and binding and enforceable in all material respects against the BI China Target Company party thereto and, to the Knowledge of BNN, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any BNN Material Contract; (iii) no BI China Target Company is in breach or default in any material respect, and, to the Knowledge of BNN, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any BI China Target Company, or permit termination or acceleration by the other party thereto, under such BNN Material Contract; (iv) to the Knowledge of BNN, no other party to such BNN Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any BI China Target Company, under such BNN Material Contract; (v) no BI China Target Company has received written or, to the Knowledge of BNN, oral notice of an intention by any party to any such BNN Material Contract to terminate such BNN Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not materially and adversely affect any BI China Target Company; and (vi) no BI China Target Company has waived any rights under any such BNN Material Contract.

6.13 Intellectual Property.

(a) Schedule 6.13(a)(i) sets forth: (i) all Patents and Patent applications, Trademarks and service mark registrations and applications, copyright registrations and applications and registered Internet Assets and applications owned or licensed by a BI China Target Company or otherwise used or held for use by a BI China Target Company in which a BI China Target Company is the owner, applicant, registrant or assignee (“BNN Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a BI China Target Company. Each item of BNN Registered IP is valid (or in the case of applications, applied for) and, to BI China’s Knowledge, subsisting and enforceable, all registration, maintenance and renewal fees currently due in connection with such BNN Registered IP have been paid and all documents, recordations and certificates in connection with such BNN Registered IP currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the applicable jurisdictions, for the purposes of prosecuting, maintaining and perfecting such BNN Registered IP and recording the BI China Target Company’s ownership interests therein. Schedule 6.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“BNN IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than Fifty Thousand U.S. Dollars ($50,000) per year (collectively, “BNN Off-the-Shelf Software”), which are not required to be listed, although such licenses are “BNN IP Licenses” as that term is used herein), under which a BI China Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from a BI China Target Company, if any. Each BI China Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such BI China Target Company, and previously used or licensed by such BI China Target Company, except for the Intellectual Property that is the subject of BNN IP Licenses. No item of BNN Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in BNN Registered IP, the BI China Target Companies have obtained valid assignments of inventions from each inventor. Each BI China Target Company has full title and exclusive ownership of, or is duly licensed under or otherwise authorized to use, all Intellectual Property necessary to enable it to carry on its business as currently carried on and make available the applicable BI China Target Companies product or service, free and clear of any Liens, other than restrictions under the BNN IP Licenses, the BNN Off-the-Shelf Software or Open Source software. Except as set forth on Schedule 6.13(a)(iii), all BNN Registered IP is owned exclusively by the applicable BI China Target Company without, any obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such BNN Registered IP.

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(b) Each BI China Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of BNN IP Licenses applicable to such BI China Target Company. BNN IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the BI China Target Companies as presently conducted other than “shrink wrap”, “click wrap”, and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public. Each BI China Target Company has performed all material obligations imposed on it in BNN IP Licenses, has made all payments required to date, and such BI China Target Company is not, nor, to the Knowledge of BNN, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the BI China Target Companies of the Intellectual Property that is the subject of BNN IP Licenses in substantially the same manner that it is currently being used is not restricted by any applicable license of any BI China Target Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any BI China Target Company are valid and in force, and all applications by any BI China Target Company to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. No BI China Target Company is a party to any Contract that requires a BI China Target Company to assign to any Person all of its rights in any Intellectual Property developed by a BI China Target Company under such Contract.

(c) Schedule 6.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which a BI China Target Company is the licensor (each, a “BNN Outbound IP License”), and for each such BNN Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such BNN Outbound IP License, and (iii) any royalties, license fees or other compensation due to a BI China Target Company, if any. Each BI China Target Company has performed all material obligations imposed on it in the BNN Outbound IP Licenses, and such BI China Target Company is not, nor, to the Knowledge of BNN, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a material default thereunder.

(d) No Action is pending or, to BNN’s Knowledge, threatened against a BI China Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently owned, licensed, used or held for use by the BI China Target Companies in any material respect. No BI China Target Company has received any written or, to the Knowledge of BNN, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any BI China Target Company. There are no Orders to which any BI China Target Company is a party or its otherwise bound that (i) restrict the rights of a BI China Target Company to use, transfer, license or enforce any Intellectual Property owned by a BI China Target Company, (ii) restrict the conduct of the business of a BI China Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the BNN Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a BI China Target Company. To BNN’s Knowledge, no BI China Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a BI China Target Company or, to the Knowledge of BNN, otherwise in connection with the conduct of the respective businesses of the BI China Target Companies. To BNN’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any BI China Target Company (“BNN IP”) in any material respect.

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(e) No BI China-Owned Intellectual Property developed by or for BI China Target Company and none of the Intellectual Property under development by or of any BI China Target Company, directly or indirectly, was or is developed or derived from, in whole or in part, funding or resources provided by, or, to BI China’s Knowledge, that are subject to any Governmental Grant or any restriction, constraint, control, supervision, or limitations imposed by any Governmental Authority or regulatory authority. Neither the BNN nor any BI China Target Company has applied for a grant from any Governmental Authority. No BI China Target Company has any outstanding royalty or similar obligations to any Government Authority.

(f) All current and, to BI China’s Knowledge, former employees, officers and independent contractors of a BI China Target Company who materially contributed to the creation of Intellectual Property for a BI China Target Company have executed a valid and enforceable agreement containing (i) provisions that irrevocably assign to the applicable BI China Target Company all Intellectual Property arising from the employment or services performed for a BI China Target Company by such Persons, and (ii) confidentiality provisions protecting the BNN IP owned by such company. No current or former officers, employees or independent contractors of a BI China Target Company have claimed any ownership interest in any Intellectual Property owned by a BI China Target Company. To the Knowledge of BNN, there has been no violation of a BI China Target Company’s policies or practices related to protection of BNN IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a BI China Target Company. BNN has made available to MICT and ParagonEx true and complete copies of all written Contracts referenced in subsection 6.13(f) under which employees and independent contractors assigned their Intellectual Property to a BI China Target Company. Each BI China Target Company has taken reasonable steps as customary in the industry to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information pertaining to them.

(g) Each BI China Target Company employs measures as customary in the industry to detect viruses, worms and other known contaminants and, to BI China’s Knowledge, all Software sold or licensed by the BI China Target Company is free of any viruses, worms, other known contaminants and any bugs, errors or problems, of a nature that materially disrupt its operation or have an adverse impact on the operation of other Software programs or operating systems, except to the extent that all of the foregoing would not reasonably be expected to have a Material Adverse Effect.

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(h) Except as set forth in Schedule 6.13(h), (i) no Source Code constituting BI China-Owned Intellectual Property has been licensed, released, delivered, disclosed or made available (and no Person has agreed to license, release, deliver, disclose, or make available such Source Code under any circumstance) to any Person (including any escrow agent), except for (a) such disclosure, making available, or delivery to an employee, contractor, or consultant of any BI China Target Company, who were, at the time the applicable Source Code was disclosed, made available, or delivered to them, performing Software development services for any BI China Target Company under binding a written agreement that prohibited any use or disclosure of such Source Code by such employee, contractor, or consultant except to the extent necessary for the performance of such services for the BI China Target Company, or (b) such disclosure, making available or delivery that would not reasonably be expected to have a Material Adverse Effect on BI China, (ii) no Person other than the BI China in possession of any Source Code constituting BI China-Owned Intellectual Property (except for employees, independent contractors, or other third parties who are performing Software development services for BI China under binding written agreement that prohibits any use or disclosure by such employee, contractor, or consultant of such Source Code except to the extent necessary for the performance of such services for BI China), and (iii) no event has occurred, and, to BI China’s Knowledge, no circumstance or conditions exists, that (with or without notice or lapse of time, or both) will or would reasonably be expected to require the release, license, disclosure or making available of any such Source Code to any Person.

(i) BI China’s use of Open Source Software in its products and services does not have a Material Adverse Effect on BI China. No Third Party Component is governed by a Reciprocal License in a manner that would subject any of the BI China-Owned Intellectual Property to a Reciprocal License.

(j) Each BI China Target Company owns or has a valid right to access and use all IT Systems. To BI China’s Knowledge, the consummation of any of the transactions contemplated by this Agreement will not impair or interrupt in any material respect: (i) any BI China Target Company’s access to and use of, or its right to access and use, the IT Systems or any third party databases or third party data used in connection with the BI China Target Companies’ business; or (ii) to the extent applicable, the BI China Target Company’s customers’ access to and use of the IT Systems. Each BI China Target Company has taken commercially reasonable steps in accordance with applicable industry standards to secure and protect the confidentiality, integrity, and security of the IT Systems from unauthorized access, use, modification, or interruption by any Person and to ensure the continued, uninterrupted and error-free operation of the IT Systems.

(k) To the Knowledge of BNN, since January 1, 2015, no Person has obtained unauthorized access to third party confidential information and data in the possession of a BI China Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such confidential information or confidential data. At all times, each BI China Target Company (A) had the legal bases (including providing adequate notice and obtained any necessary consents from individuals) required for the Processing of Personal Information as conducted by or for the BI China Target Company, (B) has abided by any privacy choices (including opt-out preferences and data subject rights requests) of individuals relating to Personal Information, and (C) has complied in all material respects with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of Personal Information and its own privacy policies and guidelines (collectively, the “Privacy Laws”). Each BI China Target Company has established and maintains appropriate technical, physical and organizational measures and security systems and technologies in compliance with all data security requirements under Privacy Laws that are designed to protect all data collected, generated, or received by such BI China Target Company against accidental or unlawful Processing in a manner appropriate to the risks represented by the Processing of such data by each BI China Target Company and its data processors. Since January 1, 2012, the operation of the business of the BI China Target Companies has not violated and does not violate in any material respects any right to privacy or publicity of any third person, or constitutes material unfair competition or trade practices under applicable Law.

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(l) At no time during the conception of or reduction to practice of any of the BI China-Owned Intellectual Property was BI China or any BI China Target Company or, to BI China’s Knowledge, any developer, inventor or other contributor to such BI China-Owned Intellectual Property operating under any grants from any Governmental Authority or agency or any university, college or other educational institution, hospitals, medical institutions, military, multi-national, bi-national or international organization or research center (each an “R&D Sponsor”) performing (directly or indirectly) research sponsored by any R&D Sponsor subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect the BI China’s or any BI China Target Company’s rights in such BI China-Owned Intellectual Property . Without limiting the foregoing, to BI China’s Knowledge, no developer, inventor or other contributor was employed by or has performed services for any R&D Sponsor during the period of time during which such developer, inventor or other contributor was also performing services for any BI China Target Companies or during the twelve-month period immediately prior to his or her employment or engagement with the BI China Target Company. To BI China’s Knowledge, no R&D Sponsor has any claim of right to, ownership of or other encumbrance on any BI China-Owned Intellectual Property. To BI China’s Knowledge, no facilities of a university, college, other educational institution or research center, military, hospitals, medical centers, were used in the development of the BI China-Owned Intellectual Property.

(m) Except as set forth in Schedule 6.13(m), all employees and independent contractors of a BI China Target Company who have materially contributed to the creation of any BI China-Owned Intellectual Property have assigned to the applicable BI China Target Company all Intellectual Property arising from the services performed for the respective BI China Target Company by such Persons. No current or former officers, employees or independent contractors of a BI China Target Company have claimed any ownership interest in any Intellectual Property owned by a BI China Target Company. To the Knowledge of BI China, there has been no violation of a BI China Target Company’s policies or practices related to protection of BI China-Owned Intellectual Property or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a BI China Target Company.

(n) Other than with respect to BNN Off-the-Shelf Software, the consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a BI China Target Company, or (ii) any BNN IP License. Following the Closing, and other than with respect to BNN Off-the-Shelf Software, BI China shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the BI China Target Companies’ rights under such Contracts or BNN IP Licenses to the same extent that the BI China Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the BI China Target Companies would otherwise be required to pay in the absence of such transactions.

6.14 Taxes and Returns.

(a) Each BI China Target Company has or will have timely filed, or caused to be timely filed, all Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has timely paid, collected or withheld, or caused to be timely paid, collected or withheld (whether or not shown on any Tax Return), all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in BNN Financials have been established and has no Liability for Taxes in excess of the amounts so paid. Each BI China Target Company has complied in all material respects with all applicable Laws relating to Tax. The BNN Financials reflect all material Liabilities for unpaid Taxes of the BI China Target Companies for the periods (or portions of periods) covered by the BNN Financials. No BI China Target Company has any material Liability for unpaid Taxes accruing after the BNN Interim Balance Sheet Date except for Taxes arising in the ordinary course of business consistent with past practice.

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(b) There is no current pending or, to the Knowledge of BNN, threatened Action against a BI China Target Company by a Governmental Authority in a jurisdiction where the BI China Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No BI China Target Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of BNN, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a BI China Target Company in respect of any Tax, and no BI China Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in BNN Financials have been established).

(d) There are no Liens with respect to any Taxes upon any BI China Target Company’s assets, other than Permitted Liens.

(e) To the Knowledge of BI China, and based on advice of counsel: (a) there are no jurisdictions in which any BI China Target Company is legally required to file a Tax Return other than the jurisdictions in which such BI China Target Company has filed Tax Returns; (b) no BI China Target Company is subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or any other place of business in such jurisdiction; and (c) each BI China Target Company is and has always been a tax resident solely in its country of incorporation or formation.

(f) No BI China Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a BI China Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) No BI China Target Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) No BI China Target Company has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in Treasury Regulation section 1.6011-4.

(i) No BI China Target Company has any Liability for the Taxes of another Person (other than another BI China Target Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes). No BI China Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on such BI China Target Company with respect to any period following the Closing Date.

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(j) No BI China Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k) No BI China Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which BNN is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which BNN is or was the common parent corporation.

(l) No BI China Target Company is treated as a domestic corporation under Section 7874(b) of the Code.

(m) No BI China Target Company participates or has ever participated in or engaged in any transaction involving Tax planning that requires reporting under applicable Tax Law, including with respect to Chinese VAT or similar services or sales Taxes, if any.

(n) There are no applicable Tax holidays or incentives. Each BI China Target Company is in compliance in all material respects with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized in any material respect by the transactions contemplated by this Agreement and any Ancillary Document.

(o) Each BI China Target Company is in compliance in all material respects with all applicable transfer pricing laws and regulations, including, if applicable, the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the each BI China Target Companies. The prices for any property or services (or for the use of any property) provided by or to BI China or any of its Subsidiaries are arm’s length prices for purposes of all applicable transfer pricing laws.

(p) Each of the BI China Subsidiaries is duly registered for the purposes of VAT and has complied in all material respects with all requirements concerning VAT.

6.15 Real Property. Schedule 6.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a BI China Target Company for the operation of the business of a BI China Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “BNN Real Property Leases”), as well as the current annual rent and term under each BNN Real Property Lease. BNN has provided to MICT and ParagonEx a true and complete copy of each BNN Real Property Leases, and in the case of any oral BNN Real Property Lease, a written summary of the material terms of such BNN Real Property Lease. BNN Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of BNN, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a BI China Target Company or any other party under any of BNN Real Property Leases, and no BI China Target Company has received written notice of any such condition or any intention of lessor to change any terms of the BNN Real Property Leases. No BI China Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in BNN Real Property Leases). With respect to each BNN Real Property Lease, the applicable BI China Target Company’s possession and quiet enjoyment of the BNN Real Property Lease has not been disturbed, and to the Knowledge of BI China, there are no disputes with respect to such BNN Real Property Lease.

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6.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by a BI China Target Company with a book value or fair market value of greater than Seventy-Five Thousand U.S. Dollars ($75,000) is set forth on Schedule 6.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“BNN Personal Property Leases”). Except as set forth in Schedule 6.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the BI China Target Companies. The operation of each BI China Target Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a BI China Target Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a BI China Target Company. BI China has provided to MICT a true and complete copy of each of BNN Personal Property Leases, and in the case of any oral BNN Personal Property Lease, a written summary of the material terms of such BNN Personal Property Lease. BNN Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of BNN, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a BI China Target Company or any other party under any of BNN Personal Property Leases, and no BI China Target Company has received notice of any such condition.

6.17 Title to and Sufficiency of Assets.

(a) Each BI China Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of the assets (real and personal) that are used in or necessary for the conduct of each BI China Target Company’s business as it is now conducted or presently proposed to be conducted, free and clear of all Liens other than (i) Permitted Liens, (ii) the rights of lessors under leasehold interests, (iii) Liens specifically identified on the Interim Balance Sheet and (iv) Liens set forth on Schedule 6.17. The assets and properties (including Intellectual Property rights and contractual rights) currently owned, leased or licensed by the BI China Target Companies constitute all of the assets, rights and properties that are necessary for the operation of the businesses of the BI China Target Companies as it is now conducted and presently proposed to be conducted or that are used or held by the BI China Target Companies for use in the operation of the businesses of the BI China Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the BI China Target Companies as currently conducted and as presently proposed to be conducted.

(b) Except as set forth on Schedule 6.17(b), the shares of BI China constitute all or substantially all of the assets of BNN.

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6.18 Employee Matters.

(a) Except as set forth in Schedule 6.18(a), no BI China Target Company is a party to any collective bargaining agreement or other Contract covering a group of employees, labor organization or other representative of any of the employees of any BI China Target Company and BNN has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of BNN, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 6.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of BNN, threatened between any BI China Target Company and Persons employed by or providing services as independent contractors to a BI China Target Company. No current executive officer of a BI China Target Company has provided any BI China Target Company written or, to the Knowledge of BNN, oral notice of his or her plan to terminate his or her employment with any BI China Target Company, nor does the applicable BI China Target Company have a present intention to terminate the employment of any of the foregoing.

(b) Except as set forth in Schedule 6.18(b), each BI China Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, employee benefits, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of BNN, oral notice that there is any pending Action involving unfair labor practices against a BI China Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of BNN, threatened against a BI China Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 6.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the BI China Target Companies showing for each as of such date (i) the employee’s name, job title or description, employer, location, commencement date of employment, salary level (including any base salary, global payment, bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the BI China Target Companies)), (ii) any bonus, commission or other remuneration other than salary paid during the calendar year ending December 31, 2017, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the calendar year ending December 31, 2018. Except as set forth on Schedule 6.18(c), (A) no employee is a party to a written employment Contract with a BI China Target Company and each is employed “at will”, and (B) the BI China Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no BI China Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to BNN’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 6.18(c), each BI China Target Company employee has entered into BNN’s standard form of employment agreement and employee non-disclosure, inventions and restrictive covenants agreement with a BI China Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of the form of which has been made available to MICT and ParagonEx by BI China, and no such Person is engaged without a written contract.

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(d) Schedule 6.18(d) contains a list of all independent contractors (including consultants) currently engaged by any BI China Target Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 6.18(d), all of such independent contractors are a party to a written Contract with a BI China Target Company. Except as set forth on Schedule 6.18(d), each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with a BI China Target Company, a copy of which has been provided to MICT by BI China. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a BI China Target Company are bona fide independent contractors and not employees of a BI China Target Company. Each Person who has provided services to a BI China Target Company and was classified and treated as an independent contractor, consultant, leased employee, volunteer, or other non-employee service provider was properly classified and treated as such for all applicable purposes under applicable Law and would not reasonably be expected to be reclassified by any Governmental Authority as an employee of any BI China Target Company for any propose whatsoever, except misclassification or mistreatment which would not have, in the aggregate, a Material Adverse Effect on BI China. None of the BI China Target Companies has engaged any consultants, sub-contractors, sales agents or freelancers who, according to any Law applicable in the jurisdiction of residence or location of services of such contractors, would be entitled to the rights of an employee vis-à-vis any BI China Target Company, including any employee-related statutory and contractual benefits, except where such entitlements would not have, in the aggregate, a Material Adverse Effect on BI China. Each Contract with such Person contains provisions which state that no employer-employee relations exist between such consultant or contractor and the BI China Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any BI China Target Company to pay severance or a termination fee. No BI China Target Company engages any personnel through manpower agencies, or engages foreign employees that require work permits under applicable Law.

(e) Each BI China Target Company has timely withheld all amounts required by applicable Law to be withheld from the wages, salaries, and other payments to employees, and none of the BI China Target Companies is liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.

(f) None of the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, any termination of employment or service and any other event in connection therewith or subsequent thereto will (i) result in any material payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such material benefit or compensation, (iv) materially increase the amount of compensation due to any Person or (v) result in the forgiveness in whole or in part of any material outstanding loans made by any BI China Target Company to any Person.

6.19 Benefit Plans.

(a) Set forth on Schedule 6.19(a) is a true and complete list of each Foreign Plan of a BI China Target Company (each, a “BNN Benefit Plan”). No BI China Target Company has ever maintained or contributed to (or had an obligation to contribute to) any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

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(b) With respect to each BNN Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a BI China Target Company, BI China has made available to MICT and ParagonEx accurate and complete copies, if applicable, of: (i) all plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of any BNN Benefit Plans which are not in writing; (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all communications with any Governmental Authority concerning any matter that is still pending or for which a BI China Target Company has any outstanding Liability or obligation.

(c) With respect to each BNN Benefit Plan: (i) such BNN Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to BNN’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a BNN Benefit Plan have been timely made; (v) all benefits accrued under any unfunded BNN Benefit Plan has been paid, accrued, or otherwise adequately reserved in accordance with IFRS and are reflected on BNN Financials; and (vi) no BNN Benefit Plan provides for retroactive increases in contributions, premiums or other payments in relation thereto. No BI China Target Company has incurred any obligation in connection with the termination of, or withdrawal from, any BNN Benefit Plan.

(d) To the extent applicable, the present value of the accrued benefit liabilities (whether or not vested) under each BNN Benefit Plan, determined as of the end of the most recently ended fiscal year on the basis of reasonable actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such BNN Benefit Plan allocable to such benefit liabilities.

(e) The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any BNN Benefit Plan or under any applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, employee or independent contractor of a BI China Target Company.

(f) Except to the extent required by applicable Law, no BI China Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(g) All BNN Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any Liability to any BI China Target Company, MICT or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

6.20 Environmental Matters. Except as set forth in Schedule 6.20:

(a) Each BI China Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to BNN’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to BNN’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

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(b) No BI China Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No BI China Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to BNN’s Knowledge, threatened against any BI China Target Company or any assets of a BI China Target Company alleging either or both that a BI China Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No BI China Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any BI China Target Company or any property currently or formerly owned, operated, or leased by any BI China Target Company or any property to which a BI China Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a BI China Target Company incurring any material Environmental Liabilities.

(e) There is no investigation of the business, operations, or currently owned, operated, or leased property of a BI China Target Company or, to BNN’s Knowledge, previously owned, operated, or leased property of a BI China Target Company pending or, to BNN’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of BNN, there is not located at any of the properties of a BI China Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) BNN has provided to MICT all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any BI China Target Company.

6.21 Transactions with Related Persons. Except as set forth on Schedule 6.21, no BI China Target Company nor any of its Affiliates, nor any officer, director, manager, employee, or trustee of a BI China Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “BNN Related Person”) (A) is presently, or in the past five (5) years, has been, a party to any transaction with a BI China Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the BI China Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the BI China Target Company in the ordinary course of business consistent with past practice) any BNN Related Person or any Person in which any BNN Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any BNN Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company), and (B) has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, a BI China Target Company (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 6.21, no BI China Target Company has outstanding any Contract or other arrangement or commitment with any BNN Related Person, and no BNN Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any BI China Target Company. Schedule 6.21 specifically identifies all Contracts, arrangements or commitments set forth on such Schedule 6.21 that cannot be terminated upon sixty (60) days’ notice by the BI China Target Companies without cost or penalty.

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6.22 Insurance.

(a) Schedule 6.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a BI China Target Company relating to a BI China Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to MICT and ParagonEx. All premiums due and payable under all such insurance policies have been timely paid and the BI China Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No BI China Target Company has any self-insurance or co-insurance programs. Since January 1, 2015, no BI China Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 6.22(b) identifies each individual insurance claim in excess of Fifty Thousand U.S. Dollars ($50,000) made by a BI China Target Company since January 1, 2015. Each BI China Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the BI China Target Companies. To the Knowledge of BNN, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No BI China Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

6.23 Top Customers and Suppliers. Schedule 6.23 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2017 and (b) the period from January 1, 2018 through the BNN Interim Balance Sheet Date, the ten (10) largest customers of the BI China Target Companies (the “BNN Top Customers”) and the ten largest suppliers of goods or services to the BI China Target Companies (the “BNN Top Suppliers”), along with the amounts of such dollar volumes. The relationships of each BI China Target Company with such suppliers and customers are good commercial working relationships and (i) no BNN Top Supplier or BNN Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, has informed BNN or BI China in writing that it intends to cancel or otherwise terminate, any material relationships of such Person with a BI China Target Company, (ii) no BNN Top Supplier or BNN Top Customer has during the last twelve (12) months decreased materially or, to BNN’s Knowledge, threatened in writing to stop, decrease or limit materially, or intends to modify materially its material relationships with a BI China Target Company or intends to stop, decrease or limit materially its products or services to any BI China Target Company or its usage or purchase of the products or services of any BI China Target Company, (iii) to BNN’s Knowledge, no BNN Top Supplier or BNN Top Customer intends to refuse to pay any amount due to any BI China Target Company or seek to exercise any remedy against any BI China Target Company, (iv) no BI China Target Company has within the past two (2) years been engaged in any material dispute with any BNN Top Supplier or BNN Top Customer, and (v) to BNN’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not affect the relationship of any BI China Target Company with any BNN Top Supplier or BNN Top Customer.

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6.24 Certain Business Practices.

(a) No BI China Target Company, nor any of their respective Representatives acting on their behalf has, since the inception of BI China or the applicable Subsidiary, directly or indirectly, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) unlawfully offered, made, promised or authorized the giving of any payment or anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, or the U.K. Bribery Act of 2010 or (iii) made any other unlawful payment. No BI China Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any BI China Target Company or assist any BI China Target Company in connection with any actual or proposed transaction.

(b) The operations of each BI China Target Company are and have been conducted at all times in compliance in all material respects with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a BI China Target Company with respect to the any of the foregoing is pending or, to the Knowledge of BNN, threatened.

(c) No BI China Target Company or any of their respective directors or officers, or, to the Knowledge of BNN, any other Representative acting on behalf of a BI China Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no BI China Target Company has, directly or to the Knowledge of BNN indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

(d) Each BI China Target Company (i) has maintained in all material respects complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and government officials, (ii) has not knowingly made any false or fictitious entries in its books and records relating to any unlawful offer, payment, promise to pay or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment and (iii) has not established or maintained a secret or unrecorded fund or account.

6.25 Investment Company Act. No BI China Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

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6.26 Finders and Brokers. Except as set forth in Schedule 6.26, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from MICT, the BI China Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of BNN or BI China.

6.27 Ownership. BNN owns good, valid and marketable title to its BI China Purchased Securities, free and clear of any and all Liens. Except as set forth in Schedule 6.27 there are no proxies, voting rights, shareholders’ agreements or other agreements or understandings, to which BNN is a party or by which BNN is bound, with respect to the voting or transfer of any of the BI China Purchased Securities other than this Agreement. Upon delivery of its portion of BI China Purchased Securities to BVI Pubco on the Closing Date in accordance with this Agreement, the entire legal and beneficial interest of all of the BI China Purchased Securities (including those owned by the BI China Sellers) and good, valid and marketable title to the BI China Purchased Securities, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by BVI Pubco), will pass to BVI Pubco.

6.28 Information Supplied. None of the information supplied or to be supplied by BNN or BI China, including without limitation the BNN Financials, expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to MICT’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by BNN or BI China expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, BNN and BI China makes no representation, warranty or covenant with respect to any information supplied by or on behalf of MICT, ParagonEx or their respective Affiliates.

6.29 Disclosure. The representations or warranties of BI China in this Article VI are true, complete and correct as of the date hereof and as of the Closing Date. No representations or warranties by BNN in this Agreement (as modified by BNN Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, BNN Disclosure Schedules and the Ancillary Documents, any material fact necessary to make the statements or facts contained therein not misleading. There is no fact that BI China has not disclosed to MICT and ParagonEx in writing and of which BI China or any of BI China Target Company is aware that is likely to have a Material Adverse Effect. No due diligence, investigation or analysis made or carried out by or on behalf of MICT and/or ParagonEx shall in any manner affect, restrict the benefit of MICT and ParagonEx or limit any of the BI China’s warranties and representations or any other obligations of BI China.

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Article VII
REPRESENTATIONS AND WARRANTIES OF PARAGONEX

Except as set forth in the disclosure schedules delivered by ParagonEx to BVI Pubco, MICT and BNN on the date hereof (the “ParagonEx Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, ParagonEx hereby represents and warrants to BVI Pubco, MICT and BNN, as of the date hereof and as of the Closing, as follows:

7.1 Organization and Standing.

(a) ParagonEx is a company duly incorporated, validly existing and in good standing under the Laws of British Virgin Islands and F-registered in the Isle of Man and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) Except as set forth in Schedule 7.1, each other ParagonEx Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted. Each ParagonEx Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 7.1 lists all jurisdictions in which any ParagonEx Target Company is qualified to conduct business and all names other than its legal name under which any ParagonEx Target Company does business. ParagonEx has provided to MICT and BNN accurate and complete copies of the Organizational Documents of each ParagonEx Target Company, each as amended to date and as currently in effect. No ParagonEx Target Company is in violation of any provision of its Organizational Documents.

7.2 Authorization; Binding Agreement.

(a) ParagonEx has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform ParagonEx’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which ParagonEx is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the board of directors and shareholders of ParagonEx in accordance with ParagonEx’s Organizational Documents, the BVI Act, any other applicable Law and any Contract to which ParagonEx or any of its shareholders are party or bound and (b) no other corporate proceedings on the part of ParagonEx are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which ParagonEx is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by ParagonEx and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of ParagonEx, enforceable against ParagonEx in accordance with its terms, subject to the Enforceability Exceptions.

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7.3 Capitalization.

(a) ParagonEx is authorized to issue 50,000 ParagonEx Ordinary Shares. The issued and outstanding share capital of ParagonEx consists of 44,132 ParagonEx Ordinary Shares as of the date hereof. All of the issued and outstanding ParagonEx Ordinary Shares and ParagonEx Options as of the date hereof are set forth on, and held of record by (or if held by the 102 Trustee, for the benefit of) the Persons set forth on Schedule 7.3(a) of the ParagonEx Disclosure Schedule. Schedule 7.3(a), of the ParagonEx Disclosure Schedule sets forth all of the ParagonEx Securities that will be issued and outstanding as of the Closing Date. Prior to giving effect to the transactions contemplated by this Agreement, the ParagonEx Sellers are the legal (registered) and beneficial owners of all of the issued and outstanding ParagonEx Ordinary Shares, ParagonEx Options and other equity interests in or of ParagonEx, all of which shares, ParagonEx Options and other equity interests are owned free and clear of any Liens other than those imposed under ParagonEx Charter and applicable securities Laws. The ParagonEx Purchased Securities to be delivered by the ParagonEx Seller Representative (for and on behalf of the ParagonEx Sellers) to BVI Pubco at the Closing constitute all of the issued and outstanding shares, vested ParagonEx Options and other equity interests of ParagonEx. All of the outstanding shares, ParagonEx Options and other equity interests in or of ParagonEx have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BVI Act, any other applicable Law, ParagonEx’s Charter or any Contract to which ParagonEx or any of its Subsidiaries is a party or by which ParagonEx or any of its Subsidiaries or their respective securities or assets are bound. ParagonEx does not directly or indirectly hold any of its shares or other equity interests in treasury. None of the outstanding shares or other equity interests in or of ParagonEx were issued in violation of any applicable securities Laws.

(b) Other than as set forth on Schedule 7.3(b), there are no options, warrants or other rights to subscribe for or purchase any shares or other equity interests of ParagonEx or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any shares or other equity interests in or of ParagonEx or the right to share in the equity, profits, earnings, losses or gains of ParagonEx, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which ParagonEx or, to the Knowledge of ParagonEx, any of its shareholders are a party or bound relating to any equity securities of ParagonEx, whether or not outstanding.

(c) There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to ParagonEx. Except as set forth on Schedule 7.3(c), there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of ParagonEx’s equity interests. Except as set forth in the ParagonEx Charter, there are no outstanding contractual obligations of ParagonEx to repurchase, redeem or otherwise acquire any shares or other equity interests or securities in or of ParagonEx, nor has ParagonEx granted any registration rights to any Person with respect to its equity securities. All of ParagonEx’s securities (including ParagonEx Ordinary Shares and ParagonEx Options) have been granted, offered, sold and issued in compliance in material respects with all applicable Laws and all requirements set forth in the Organizational Documents and any applicable Contracts to which ParagonEx or any of its Subsidiaries is a party or by which ParagonEx or any of its Subsidiaries or any of their respective assets are bound. Except as set forth on Schedule 7.3(c) as a result of the consummation of the transactions contemplated by this Agreement, no shares or other equity interests of ParagonEx are issuable and no rights in connection with any interests, warrants, rights, options or other securities of ParagonEx accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise). The ParagonEx Options were granted under the ParagonEx Equity Plan pursuant to fully executed grant agreements signed with each recipient (true, correct and complete copies of which were provided to MICT and BNN. The ParagonEx Equity Plan (prior to any amendments thereto) and the appointment of the 102 Trustee were filed with the ITA prior to the date of this Agreement. All ParagonEx Options were granted, vest, and have been exercised or are exercisable in accordance in all material respects with all applicable Laws. All grants of ParagonEx Option were duly approved by the ParagonEx Board and, if required by Law, by the ParagonEx Shareholders. Other than with respect to waivers received from holders of ParagonEx Options which are and will be unvested as of Closing, the terms of the ParagonEx Equity permit the treatment of ParagonEx Options as provided herein, without notice to, or the consent or approval of, the ParagonEx Optionholders or otherwise. Upon the making of the payments contemplated by Section 3.9, the ParagonEx Options will be redeemed and cancelled, will no longer be outstanding and will have no further force or effect.

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(d) ParagonEx and its Subsidiaries are not under any obligation to register under the Securities Act or, to ParagonEx’s Knowledge, any other applicable Law, any shares of ParagonEx share capital, any equity interests or any other securities of ParagonEx or any of its Subsidiaries, whether currently outstanding or that may subsequently be issued.

(e) Except as set forth on Schedule 7.3(e), since January 1, 2018, none of ParagonEx or any of its Subsidiaries has declared or paid any distribution or dividend in respect of its shares or other equity interests and none has repurchased, redeemed or otherwise acquired any shares or other equity interests of ParagonEx or any of its Subsidiaries, and neither the board of directors of ParagonEx nor any of its Subsidiaries have authorized any of the foregoing. All distributions or dividend declared or paid prior to January 1, 2018 by ParagonEx or any of its Subsidiaries were lawfully distributed. There is no Liability for dividends accrued and unpaid by ParagonEx or any of its Subsidiaries.

7.4 Subsidiaries. Schedule 7.4(a) sets forth the name of each Subsidiary of ParagonEx which is intended to be included among the ParagonEx Target Companies as of Closing (the “Included ParagonEx Target Companies”), and with respect to each such Subsidiary, its jurisdiction of organization. Schedule 7.4(b) sets forth the name of each Subsidiary of ParagonEx which is not intended to be included among the ParagonEx Target Companies as of Closing (the “Excluded ParagonEx Target Companies”), and with respect to each such Subsidiary its jurisdiction of organization. All of the outstanding equity securities of each Subsidiary of ParagonEx are duly authorized and validly issued, fully paid and non-assessable (if applicable), were offered, sold and delivered in compliance with all applicable Laws and the Organizational Documents of the issuing Subsidiary, and are owned by ParagonEx or one or more ParagonEx Target Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which ParagonEx or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of ParagonEx other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of ParagonEx is a party or which are binding upon any Subsidiary of ParagonEx providing for the issuance or redemption of any shares or other equity interests of any Subsidiary of ParagonEx. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of ParagonEx. Except as set forth on Schedule 7.4(c), no Subsidiary of ParagonEx has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law. Except for the equity interests of the Subsidiaries listed on Schedule 7.4(a) and Schedule 7.4(b, ParagonEx does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, directly or indirectly, any Person (including such equity interests held in escrow for the benefit of ParagonEx). Except as set forth on Schedule 7.4(d), no ParagonEx Target Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of a ParagonEx Target Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person (other than loans to customers in the ordinary course of business).

7.5 Approvals. Except as otherwise described in Schedule 7.5, no Consent of or with any Governmental Authority or any other Person on the part of any ParagonEx Target Company is required to be obtained or made in connection with the execution, delivery or performance by ParagonEx of this Agreement or any Ancillary Documents or the consummation by ParagonEx of the transactions contemplated hereby or thereby other than such filings as expressly contemplated by this Agreement, except, in the case of any Consent that may be required from any Person which is not a Governmental Authority, where failure to obtain such Consent would not have a Material Adverse Effect on ParagonEx.

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7.6 Non-Contravention. Except as otherwise described in Schedule 7.6, the execution and delivery by ParagonEx (or any other ParagonEx Target Company, as applicable) of this Agreement and each Ancillary Document to which any ParagonEx Target Company is a party or otherwise bound, and the consummation by any ParagonEx Target Company of the transactions contemplated hereby and thereby and compliance by any ParagonEx Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any ParagonEx Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 7.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any ParagonEx Target Company or any of its properties or assets, (c) require the Consent of any Person (except where failure to obtain such Consent would not have a Material Adverse Effect on ParagonEx), or (d) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any ParagonEx Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any ParagonEx Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any ParagonEx Material Contract.

7.7 Financial Statements.

(a) As used herein, the term “ParagonEx Financials” means the (i) audited consolidated financial statements of the ParagonEx Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the ParagonEx Target Companies as of December 31, 2017 and December 31, 2016, and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the years then ended, and (ii)) the unaudited financial statements, consisting of the consolidated balance sheet of the ParagonEx Target Companies as of June 30, 2018 (the “ParagonEx Interim Balance Sheet Date”), and the related unaudited consolidated income statement, changes in shareholder equity and statement of cash flows for the six (6) months then ended. True and correct copies of the ParagonEx Financials are set forth in Schedule 7.7(a). The ParagonEx Financials (i) accurately reflect the books and records of the ParagonEx Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with IFRS, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for IFRS and exclude year-end adjustments which will not be material in amount), and (iii) fairly present in all material respects the consolidated financial position of the ParagonEx Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the ParagonEx Target Companies for the periods indicated. No ParagonEx Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

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(b) Each ParagonEx Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such ParagonEx Target Company does not maintain any off-the-book accounts and that such ParagonEx Target Company’s assets are used only in accordance with such ParagonEx Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such ParagonEx Target Company and to maintain accountability for such ParagonEx Target Company’s assets, (iv) access to such ParagonEx Target Company’s assets is permitted only in accordance with management’s authorization, (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the ParagonEx Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No ParagonEx Target Company is or has been subject to or involved in any fraud, including such that involves management or other employees. Except as set forth on Schedule 7.7(b), since January 1, 2015, no ParagonEx Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any ParagonEx Target Company or its internal accounting controls, including any written complaint, allegation, assertion or claim that any ParagonEx Target Company has engaged in questionable accounting or auditing practices.

(c) The ParagonEx Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 7.7(c), and in such amounts (including principal and any accrued but unpaid interest or other obligations with respect to such Indebtedness), as set forth on Schedule 7.7(c). Except as disclosed on Schedule 7.7(c), no Indebtedness of any ParagonEx Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any ParagonEx Target Company, or (iii) the ability of the ParagonEx Target Companies to grant any Lien on their respective properties or assets.

(d) Except as set forth on Schedule 7.7(d), no ParagonEx Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with IFRS), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of ParagonEx and its Subsidiaries as of the ParagonEx Interim Balance Sheet Date contained in ParagonEx Financials or (ii) not material and that were incurred after the ParagonEx Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e) Except as described in Schedule 7.7(e), the accounts receivable of ParagonEx and its Subsidiaries (collectively, the “ParagonEx Accounts Receivable”) as reflected on the ParagonEx Financials and ParagonEx Interim Balance Sheet and as will be reflected in the ParagonEx Pre-Closing Statement arose in the ordinary course of business consistent with past practice and represent bona fide claims against debtors for sales and other charges.

(f) Except as described in Schedule 7.7(e), none of the ParagonEx Accounts Receivable is subject to any claim of offset, recoupment, set-off or counter-claim and, to the Knowledge of ParagonEx, there are no facts or circumstances (whether asserted or unasserted) that could give rise to any such claim.

(g) All financial projections with respect to the ParagonEx Target Companies that were delivered by or on behalf of ParagonEx to MICT or its Representatives were prepared in good faith using assumptions that ParagonEx believes to be reasonable.

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7.8 Absence of Certain Changes. Except as set forth on Schedule 7.8 or for actions expressly contemplated by this Agreement, since December 31, 2017, each ParagonEx Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 11.3(b) (without giving effect to Schedule 11.3) if such action were taken on or after the date hereof without the consent of MICT.

7.9 Compliance with Laws.

(a) Except as set forth on Schedule 7.9(a), no ParagonEx Target Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any ParagonEx Target Company received, since January 1, 2013, any written or, to the Knowledge of ParagonEx, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

(b) Without limiting the generality of Section7.9(a) above, the Israeli ParagonEx Target Companies’ business does not involve the use or development of, or engagement in, encryption technology, or, to ParagonEx’s Knowledge, other technology whose development, commercialization or export is restricted under Israeli Law, and to ParagonEx’s Knowledge their respective business does not require ParagonEx or any of its Subsidiaries to obtain a license from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 5734-1974, or from the Israeli Ministry of Industry and Trade pursuant to the Law of Regulation of Security Exports, 5767-2007, or under any other legislation regulating the development, commercialization or export of technology under any applicable Law.

7.10 Permits. Each ParagonEx Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any ParagonEx Target Company), holds and lawfully uses, and have at all times held, lawfully used and complied with, in all material respects, all Permits necessary to lawfully conduct its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “ParagonEx Permits”). ParagonEx has made available to MICT and BNN true, correct and complete copies of all ParagonEx Permits, all of which ParagonEx Permits are listed on Schedule 7.10. All of the ParagonEx Permits are in full force and effect, and no suspension, material and adverse modification, cancellation, non-renewal of, or significant fine with respect to, any of the material ParagonEx Permits is pending or, to ParagonEx’s Knowledge, threatened. No ParagonEx Target Company is in violation in any material respect of the terms of any ParagonEx Permit.

7.11 Litigation. Except as described on Schedule 7.11, there is no (a) Action of any nature currently pending or, to ParagonEx’s Knowledge, threatened, nor, to the Knowledge of ParagonEx is there any reasonable basis for any Action to be made (and no such Action has been brought or, to ParagonEx’s Knowledge, threatened since January 1, 2013); or (b) Order pending now or rendered by a Governmental Authority since January 1, 2013, in either case of (a) or (b) by or against any ParagonEx Target Company, its current or former directors, officers or equity holders (provided that any litigation involving the directors, officers or equity holders of a ParagonEx Target Company must be related to the ParagonEx Target Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 7.11, if finally determined adverse to the ParagonEx Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any ParagonEx Target Company. Since January 1, 2012, none of the current or former officers, senior management or directors of any ParagonEx Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

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7.12 Material Contracts.

(a) Schedule 7.12(a) sets forth a true, correct and complete list of, and ParagonEx has made available to MICT and BNN (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any ParagonEx Target Company is a party or by which any ParagonEx Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 7.12(a), a “ParagonEx Material Contract”) that:

(i) contains covenants that limit the ability of any ParagonEx Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any ParagonEx Target Company having an outstanding principal amount in excess of One Hundred Thousand U.S. Dollars ($100,000);

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of One Hundred Thousand U.S. Dollars ($100,000) (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any ParagonEx Target Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any ParagonEx Target Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the ParagonEx Target Companies under such Contract or Contracts of at least One Hundred Thousand U.S. Dollars ($100,000) per year or Two Hundred Fifty Thousand U.S. Dollars ($250,000) in the aggregate;

(viii) is with any ParagonEx Top Customer or ParagonEx Top Supplier;

(ix) obligates the ParagonEx Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of One Hundred Thousand U.S. Dollars ($100,000);

(x) is between any ParagonEx Target Company and any directors, officers or employees of a ParagonEx Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

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(xi) obligates the ParagonEx Target Companies to make any capital commitment or expenditure in excess of One Hundred Thousand U.S. Dollars ($100,000) (including pursuant to any joint venture);

(xii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any ParagonEx Target Company has outstanding obligations (other than customary confidentiality obligations);

(xiii) provides another Person (other than another ParagonEx Target Company or any manager, director or officer of any ParagonEx Target Company) with a power of attorney other than in the ordinary course of business;

(xiv) is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which any ParagonEx Target Company, after the Closing Date, will be required to pay consideration in excess of Twenty-Five Thousand Dollars ($25,000) or to satisfy any material non-monetary obligation;

(xv) any settlement agreement with respect to any Action;

(xvi) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any ParagonEx Target Company, other than ParagonEx Off-the-Shelf Software; or

(xvii) is otherwise material to any ParagonEx Target Company and not described in clauses (i) through (xvi) above.

(b) Except as disclosed in Schedule 7.12(b) with respect to each ParagonEx Material Contract: (i) such ParagonEx Material Contract is in written form (or if not a brief description of it has been included in Schedule 7.12(b)), valid and binding and enforceable in all respects against the ParagonEx Target Company party thereto and, to the Knowledge of ParagonEx, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any ParagonEx Material Contract; (iii) no ParagonEx Target Company is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any ParagonEx Target Company, or permit termination or acceleration by the other party thereto, under such ParagonEx Material Contract; (iv) to the Knowledge of ParagonEx, no other party to such ParagonEx Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any ParagonEx Target Company, under such ParagonEx Material Contract; (v) no ParagonEx Target Company has received written or, to the Knowledge of ParagonEx, oral notice of an intention by any party to any such ParagonEx Material Contract to terminate such ParagonEx Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any ParagonEx Target Company; and (vi) no ParagonEx Target Company has waived any rights under any such ParagonEx Material Contract.

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(c) The Bring-Along Provisions of the articles of association of ParagonEx are valid and binding and are in full force and effect and are enforceable in all respects against the ParagonEx Sellers, including the ParagonEx Non-Executing Shareholders.

7.13 Intellectual Property.

(a) Schedule 7.13(a)(i) sets forth: (i) all Patents and Patent applications, Trademarks and service mark registrations and applications, copyright registrations and applications and registered Internet Assets and applications owned or licensed by a ParagonEx Target Company or otherwise used or held for use by a ParagonEx Target Company in which a ParagonEx Target Company is the owner, applicant, registratnt or assignee (“ParagonEx Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a ParagonEx Target Company. Each item of ParagonEx Registered IP is valid (or in the case of applications, applied for) and, to ParagonEx’s Knowledge, subsisting and enforceable, all registration, maintenance and renewal fees currently due in connection with such ParagonEx Registered IP have been paid and all documents, recordations and certificates in connection with such ParagonEx Registered IP currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the applicable jurisdictions, for the purposes of prosecuting, maintaining and perfecting such ParagonEx Registered IP and recording the ParagonEx Target Company’s ownership interests therein. Schedule 7.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“ParagonEx IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than Fifty Thousand U.S. Dollars ($50,000) per year (collectively, “ParagonEx Off-the-Shelf Software”), which are not required to be listed, although such licenses are “ParagonEx IP Licenses” as that term is used herein), under which a ParagonEx Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from a ParagonEx Target Company, if any. Each ParagonEx Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such ParagonEx Target Company, and previously used or licensed by such ParagonEx Target Company, except for the Intellectual Property that is the subject of ParagonEx IP Licenses. No item of ParagonEx Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in ParagonEx Registered IP, the ParagonEx Target Companies have obtained valid assignments of inventions from each inventor. Each ParagonEx Target Company has full title and exclusive ownership of, or is duly licensed under or otherwise authorized to use, all Intellectual Property necessary to enable it to carry on its business as currently carried on and make available the applicable ParagonEx Target Companies product or service, free and clear of any Liens, other than restrictions under the ParagonEx IP Licenses, the ParagonEx Off-the-Shelf Software or Open Source software. Except as set forth on Schedule 7.13(a)(iii), all ParagonEx Registered IP is owned exclusively by the applicable ParagonEx Target Company without, any obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such ParagonEx Registered IP.

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(b) Each ParagonEx Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of ParagonEx IP Licenses applicable to such ParagonEx Target Company. ParagonEx IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the ParagonEx Target Companies as presently conducted other than “shrink wrap”, “click wrap”, and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public. Each ParagonEx Target Company has performed all material obligations imposed on it in ParagonEx IP Licenses, has made all payments required to date, and such ParagonEx Target Company is not, nor, to the Knowledge of ParagonEx, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the ParagonEx Target Companies of the Intellectual Property that is the subject of ParagonEx IP Licenses in substantially the same manner that it is currently being used is not restricted by any applicable license of any ParagonEx Target Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any ParagonEx Target Company are valid and in force, and all applications by any ParagonEx Target Company to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. No ParagonEx Target Company is party to any Contract that requires a ParagonEx Target Company to assign to any Person all of its rights in any Intellectual Property developed by a ParagonEx Target Company under such Contract.

(c) Schedule 7.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which a ParagonEx Target Company is the licensor (each, a “ParagonEx Outbound IP License”), and for each such ParagonEx Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such ParagonEx Outbound IP License, and (iii) any royalties, license fees or other compensation due to a ParagonEx Target Company, if any. Each ParagonEx Target Company has performed all material obligations imposed on it in the ParagonEx Outbound IP Licenses, and such ParagonEx Target Company is not, nor, to the Knowledge of ParagonEx, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a material default thereunder.

(d) No Action is pending or, to ParagonEx’s Knowledge, threatened against a ParagonEx Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently owned, licensed, used or held for use by the ParagonEx Target Companies in any material respect. No ParagonEx Target Company has received any written or, to the Knowledge of ParagonEx, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any ParagonEx Target Company. There are no Orders to which any ParagonEx Target Company is a party or is otherwise bound that (i) restrict the rights of a ParagonEx Target Company to use, transfer, license or enforce any Intellectual Property owned by a ParagonEx Target Company, (ii) restrict the conduct of the business of a ParagonEx Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the ParagonEx Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a ParagonEx Target Company. To ParagonEx’s Knowledge, no ParagonEx Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a ParagonEx Target Company or, to the Knowledge of ParagonEx, otherwise in connection with the conduct of the respective businesses of the ParagonEx Target Companies. To ParagonEx’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any ParagonEx Target Company (“ParagonEx IP”) in any material respect.

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(e) No ParagonEx Owned Intellectual Property developed by or for ParagonEx Target Company and none of the Intellectual Property under development by or of any ParagonEx Target Company, directly or indirectly, was or is developed or derived from, in whole or in part, funding or resources provided by, or, to ParagonEx’s Knowledge, that are subject to any Governmental Grant or any restriction, constraint, control, supervision, or limitations imposed by any Governmental Authority or regulatory authority. Neither ParagonEx nor any ParagonEx Target Company has applied for a grant from any Governmental Authority. No ParagonEx Target Company has any outstanding royalty or similar obligations to the IIA or any similar Government Authority.

(f) Except as set forth in Schedule 7.13(f), all current and, to ParagonEx’s Knowledge, former employees, officers and independent contractors of a ParagonEx Target Company who materially contributed to the creation of Intellectual Property for a ParagonEx Target Company have executed a valid and enforceable agreement containing (i) provisions that irrevocably assign to the applicable ParagonEx Target Company all Intellectual Property arising from the employment or services performed for a ParagonEx Target Company by such Persons (including with respect to ParagonEx Target Companies Israeli employees’, an express and irrevocable waiver of the right to receive compensation in connection with “Service Inventions” under Section 134 of the Israeli Patent Law – 1967 and waiver of moral rights); and (ii) confidentiality provisions protecting the ParagonEx IP owned by the Company. No current or former officers, employees or independent contractors of a ParagonEx Target Company have claimed any ownership interest in any Intellectual Property owned by a ParagonEx Target Company. To the Knowledge of ParagonEx, there has been no violation of a ParagonEx Target Company’s policies or practices related to protection of ParagonEx IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a ParagonEx Target Company. ParagonEx has made available to MICT and BNN true and complete copies of all written Contracts referenced in Section 7.13(f) under which employees and independent contractors assigned their Intellectual Property to a ParagonEx Target Company. Each ParagonEx Target Company has taken reasonable steps as customary in the industry to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information pertaining to them.

(g) Each ParagonEx Target Company employs measures as customary in the industry to detect viruses, worms and other known contaminants and, to ParagonEx’s Knowledge, all Software sold or licensed by the ParagonEx Target Company is free of any viruses, worms, other known contaminants and any bugs, errors or problems, of a nature that materially disrupt its operation or have an adverse impact on the operation of other Software programs or operating systems, except to the extent that all of the foregoing would not reasonably be expected to have a Material Adverse Effect.

(h) Except as set forth in Schedule 7.13(h), (i) no Source Code constituting ParagonEx Owned Intellectual Property has been licensed, released, delivered, disclosed or made available (and no Person has agreed to license, release, deliver, disclose, or make available such Source Code under any circumstance) to any Person (including any escrow agent), except for (a) such disclosure, making available, or delivery to an employee, contractor, or consultant of any ParagonEx Target Company, who were, at the time the applicable Source Code was disclosed, made available, or delivered to them, performing Software development services for any ParagonEx Target Company under binding a written agreement that prohibited any use or disclosure of such Source Code by such employee, contractor, or consultant except to the extent necessary for the performance of such services for the ParagonEx Target Company, or (b) such disclosure, making available or delivery that would not reasonably be expected to have a Material Adverse Effect on ParagonEx, (ii) no Person other than the ParagonEx in possession of any Source Code constituting ParagonEx Owned Intellectual Property (except for employees, independent contractors, or other third parties who are performing Software development services for ParagonEx under binding written agreement that prohibits any use or disclosure by such employee, contractor, or consultant of such Source Code except to the extent necessary for the performance of such services for ParagonEx), and (iii) no event has occurred, and, to ParagonEx’s Knowledge, no circumstance or conditions exists, that (with or without notice or lapse of time, or both) will or would reasonably be expected to require the release, license, disclosure or making available of any such Source Code to any Person.

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(i) ParagonEx’s use of Open Source Software in its products and services does not have a Material Adverse Effect on ParagonEx. No Third Party Component is governed by a Reciprocal License in a manner that would subject any of the ParagonEx Owned Intellectual Property to a Reciprocal License.

(j) Each ParagonEx Target Company owns or has a valid right to access and use all IT Systems. To ParagonEx’s Knowledge, the consummation of any of the transactions contemplated by this Agreement will not impair or interrupt in any material respect: (i) any ParagonEx Target Company’s access to and use of, or its right to access and use, the IT Systems or any third party databases or third party data used in connection with the ParagonEx Target Companies’ business; or (ii) to the extent applicable, the ParagonEx Target Company’s customers’ access to and use of the IT Systems. Each ParagonEx Target Company has taken commercially reasonable steps in accordance with applicable industry standards to secure and protect the confidentiality, integrity, and security of the IT Systems from unauthorized access, use, modification, or interruption by any Person and to ensure the continued, uninterrupted and error-free operation of the IT Systems.

(k) To the Knowledge of ParagonEx, since January 1, 2015, no Person has obtained unauthorized access to third party information and data in the possession of a ParagonEx Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. At all times each ParagonEx Target Company (A) had the legal bases (including providing adequate notice and obtained any necessary consents from individuals) required for the Processing of Personal Information as conducted by or for the ParagonEx Target Company, (B) has abided by any privacy choices (including opt-out preferences and data subject rights requests) of individuals relating to Personal Information, and (C) has complied in all material respects with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of Personal Information and its own Privacy Laws. Each ParagonEx Target Company has established and maintains appropriate technical, physical and organizational measures and security systems and technologies in compliance with all data security requirements under Privacy Laws that are designed to protect all data collected, generated, or received by such ParagonEx Target Company against accidental or unlawful Processing in a manner appropriate to the risks represented by the Processing of such data by each ParagonEx Target Company and its data processors. Since January 1, 2012, the operation of the business of the ParagonEx Target Companies has not violated and does not violate in any material respects any right to privacy or publicity of any third person, or constitutes material unfair competition or trade practices under applicable Law.

(l) At no time during the conception of or reduction to practice of any of the ParagonEx Owned Intellectual Property was ParagonEx or any ParagonEx Target Company or, to ParagonEx’s Knowledge, any developer, inventor or other contributor to such ParagonEx Owned Intellectual Property operating under any grants from any Governmental Authority or agency or R&D Sponsor performing (directly or indirectly) research sponsored by any R&D Sponsor subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect the ParagonEx’s or any ParagonEx Target Company’s rights in such ParagonEx Owned Intellectual Property. Without limiting the foregoing, to ParagonEx’s Knowledge, no developer, inventor or other contributor was employed by or has performed services for any R&D Sponsor during the period of time during which such developer, inventor or other contributor was also performing services for any ParagonEx Target Companies or during the twelve-month period immediately prior to his or her employment or engagement with the ParagonEx Target Company. To ParagonEx’s Knowledge, no R&D Sponsor has any claim of right to, ownership of or other encumbrance on any ParagonEx Owned Intellectual Property. No ParagonEx Target Company has received any written notice from any Israeli Governmental Authority claiming any rights under Section 55, Chapter 6 or Chapter 8 of the Israeli Patent Law-1967. To ParagonEx’s Knowledge, no facilities of a university, college, other educational institution or research center, military, hospitals, medical centers, were used in the development of the ParagonEx Owned Intellectual Property.

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(m) Except as set forth in Schedule 7.13(m), all employees and independent contractors of a ParagonEx Target Company who have materially contributed to the creation of any ParagonEx Owned Intellectual Property have assigned to the applicable ParagonEx Target Company all Intellectual Property arising from the services performed for the respective ParagonEx Target Company by such Persons. No current or former officers, employees or independent contractors of a ParagonEx Target Company have claimed any ownership interest in any Intellectual Property owned by a ParagonEx Target Company. To the Knowledge of ParagonEx, there has been no violation of a ParagonEx Target Company’s policies or practices related to protection of ParagonEx IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a ParagonEx Target Company.

(n) Other than with respect to ParagonEx Off-the-Shelf Software, the consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a ParagonEx Target Company, or (ii) any ParagonEx IP License. Following the Closing, and other than with respect to ParagonEx Off-the-Shelf Software, ParagonEx shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the ParagonEx Target Companies’ rights under such Contracts or ParagonEx IP Licenses to the same extent that the ParagonEx Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the ParagonEx Target Companies would otherwise be required to pay in the absence of such transactions.

7.14 Taxes and Returns.

(a) Each ParagonEx Target Company has or will have timely filed, or caused to be timely filed, all Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has timely paid, collected or withheld, or caused to be timely paid, collected or withheld, all Taxes required to be paid, collected or withheld (whether or not shown on any Tax Return), other than such Taxes for which adequate reserves in ParagonEx Financials have been established and has no Liability for Taxes in excess of the amounts so paid. Each ParagonEx Target Company has complied in all material respects with all applicable Laws relating to Tax. The ParagonEx Financials reflect all material Liabilities for unpaid Taxes of the ParagonEx Target Companies for the periods (or portions of periods) covered by the ParagonEx Financials. No ParagonEx Target Company has any material Liability for unpaid Taxes accruing after the ParagonEx Interim Balance Sheet Date except for Taxes arising in the ordinary course of business consistent with past practice.

(b) Except as set forth on Schedule 7.14(c), there is no current pending or, to the Knowledge of ParagonEx, threatened Action against a ParagonEx Target Company by a Governmental Authority in a jurisdiction where the ParagonEx Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) Except as set forth on Schedule 7.14(c), no ParagonEx Target Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of ParagonEx, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a ParagonEx Target Company in respect of any Tax, and no ParagonEx Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in ParagonEx Financials have been established).

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(d) There are no Liens with respect to any Taxes upon any ParagonEx Target Company’s assets, other than Permitted Liens.

(e) To the Knowledge of ParagonEx, and based on advice of counsel: (a) there are no jurisdictions in which any ParagonEx Target Company is legally required to file a Tax Return other than the jurisdictions in which such ParagonEx Target Company has filed Tax Returns; (b) no ParagonEx Target Company is subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or any other place of business in such jurisdiction, except for the Isle of Man, where ParagonEx may be subject to Tax by virtue of its registration and place of business in such jurisdiction, despite being a company incorporated in the British Virgin Islands; and (c) each ParagonEx Target Company is and has always been a tax resident solely in its country of incorporation or formation, except for ParagonEx’s tax residency in the Isle of Man, as aforesaid.

(f) No ParagonEx Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a ParagonEx Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) No ParagonEx Target Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) No ParagonEx Target Company has any Liability for the Taxes of another Person (other than another ParagonEx Target Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes). No ParagonEx Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on such ParagonEx Target Company with respect to any period following the Closing Date.

(i) No ParagonEx Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(j) Neither ParagonEx nor any of its Subsidiaries has an interest in land in the British Virgin Islands and no such entity is a "land owning company" for the purposes of Section 242 of the BVI Act.

(k) No ParagonEx Target Company participates or has ever participated in or engaged in any transaction listed in Section 131(g) of the Israeli Income Tax Ordinance and the Income Tax Regulations (Reportable Tax Planning), 5767-2006 promulgated thereunder, or any similar provision under any other local or foreign Tax Law. No ParagonEx Target Company is subject to any reporting obligations under Sections 131D and 131E of the Israeli Income Tax Ordinance or any similar provision under any other local or foreign Tax Law, and including with respect to VAT.

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(l) There are no applicable Tax holidays or incentives. Each ParagonEx Target Company is in compliance in all material respects with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized in any material respect by the transactions contemplated by this Agreement and any Ancillary Document. No ParagonEx Target Company has ever made any election to be treated or claimed any benefits as an “Approved Enterprise” (Mifaal Meushar) or a “Benefited Enterprise” (Mifaal Mutav) nor taken any position of being a “Preferred Enterprise” (Mifaal Muadaf) or a “Technology Enterprise” (Mifaal Technology) under the Law for Encouragement of Capital Investments, 1959.

(m) Each ParagonEx Target Company is in compliance in all material respects with all applicable transfer pricing laws and regulations, including if applicable the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of each of the ParagonEx Target Companies. The prices for any property or services (or for the use of any property) provided by or to ParagonEx nor any of its Subsidiaries are arm’s length prices for purposes of all applicable transfer pricing laws, including Section 85A of the Israeli Income Tax Ordinance, as applicable.

(n) Each of the Israeli ParagonEx Subsidiaries is duly registered for the purposes of Israeli value added tax and has complied in all material respects with all requirements concerning Israeli VAT. Neither of the Israeli Subsidiaries (i) has made, other than as set forth in Schedule 7.14(n), any exempt transactions (as defined in the Israel Value Added Tax Law - 1975) and to ParagonEx’s Knowledge and except as disclosed in Schedule 7.14(c), there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) if and to the extent applicable, has collected and timely remitted to the relevant Taxing Authority all output VAT which it is required to collect and remit, to the extent required under any applicable Law and (iii) has not received a refund for input VAT for which they are not entitled under any applicable Law.

(o) Neither of the Israeli Subsidiaries is subject to any restrictions or limitations pursuant to Part E2 of the Israeli Income Tax Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2.

7.15 Real Property. Schedule 7.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a ParagonEx Target Company for the operation of the business of a ParagonEx Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “ParagonEx Real Property Leases”), as well as the current annual rent and term under each ParagonEx Real Property Lease. ParagonEx has provided to MICT and BNN a true and complete copy of each of the ParagonEx Real Property Leases, and in the case of any oral ParagonEx Real Property Lease, a written summary of the material terms of such ParagonEx Real Property Lease. ParagonEx Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of ParagonEx, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a ParagonEx Target Company or any other party under any of ParagonEx Real Property Leases, and no ParagonEx Target Company has received written notice of any such condition or any intention of lessor to change any terms of the ParagonEx Real Property Leases. No ParagonEx Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in ParagonEx Real Property Leases). With respect to each of the ParagonEx Real Property Lease, the applicable ParagonEx Target Company’s possession and quiet enjoyment of the ParagonEx Real Property Lease has not been disturbed, and to the Knowledge of ParagonEx, there are no disputes with respect to such ParagonEx Real Property Lease.

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7.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by a ParagonEx Target Company with a book value or fair market value of greater than Seventy-Five Thousand U.S. Dollars ($75,000) is set forth on Schedule 7.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“ParagonEx Personal Property Leases”). Except as set forth in Schedule 7.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the ParagonEx Target Companies. The operation of each ParagonEx Target Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a ParagonEx Target Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a ParagonEx Target Company, ParagonEx has provided to MICT a true and complete copy of each of ParagonEx Personal Property Leases, and in the case of any oral ParagonEx Personal Property Lease, a written summary of the material terms of such ParagonEx Personal Property Lease. ParagonEx Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of ParagonEx, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a ParagonEx Target Company or any other party under any of ParagonEx Personal Property Leases, and no ParagonEx Target Company has received notice of any such condition.

7.17 Title to and Sufficiency of Assets. Each ParagonEx Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of the assets (real and personal) that are used in or necessary for the conduct of each ParagonEx Target Company’s business as it is now conducted or presently proposed to be conducted, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (iii) Liens specifically identified on the ParagonEx Interim Balance Sheet and (d) Liens set forth on Schedule 7.17. The assets and properties (including Intellectual Property rights and contractual rights) currently owned, leased or licensed by the ParagonEx Target Companies constitute all of the assets, rights and properties that are necessary for the operation of the businesses of the ParagonEx Target Companies as it is now conducted and presently proposed to be conducted or that are used or held by the ParagonEx Target Companies for use in the operation of the businesses of the ParagonEx Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the ParagonEx Target Companies as currently conducted and as presently proposed to be conducted.

7.18 Employee Matters.

(a) Except as set forth in Schedule 7.18(a), no ParagonEx Target Company is a party to any collective bargaining agreement or other Contract covering a group of employees, labor organization or other representative of any of the employees of any ParagonEx Target Company and ParagonEx has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of ParagonEx, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Neither of the Israeli Subsidiaries of ParagonEx is subject to, and no employee of the Israeli Subsidiaries of ParagonEx benefits from, any extension order (tzavei harchava) except for extension orders that generally apply to all employees in Israel and in the Israeli Subsidiaries’ sector or industry. Neither of the Israeli Subsidiaries is and has never been a member of any employers’ association or organization. Neither of the Israeli Subsidiaries has ever paid nor been requested to pay any payment (including professional organizational handling charges) to any employers’ association or organization. Schedule 7.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of ParagonEx, threatened between any ParagonEx Target Company and Persons employed by or providing services as independent contractors to a ParagonEx Target Company. No current officer or key employee of a ParagonEx Target Company has provided any ParagonEx Target Company written or, to the Knowledge of ParagonEx, oral notice of his or her plan to terminate his or her employment with any ParagonEx Target Company nor does any ParagonEx Target Company have a present intention to terminate the employment of any of the foregoing.

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(b) Except as set forth in Schedule 7.18(b), each ParagonEx Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, employee benefits, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of ParagonEx, oral notice that there is any pending Action involving unfair labor practices against a ParagonEx Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as forth in Schedule 7.18(b), there are no Actions pending or, to the Knowledge of ParagonEx, threatened against a ParagonEx Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 7.18(c)(i) hereto sets forth a complete and accurate list as of the date hereof of all employees of the ParagonEx Target Companies showing for each as of such date (i) the employee’s name, job title or description, employer, location, commencement date of employment, salary level (including any base salary, global payment, bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the ParagonEx Target Companies) (ii) any bonus, commission or other remuneration other than salary paid during the calendar year ending December 31, 2017, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the calendar year ending December 31, 2018. Except as set forth on Schedule 7.18(c)(ii), (A) no employee is a party to a written employment Contract with a ParagonEx Target Company and each is employed “at will”, and (B) the ParagonEx Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no ParagonEx Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to ParagonEx’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 7.18(c)(iii), each current ParagonEx Target Company employee has entered into ParagonEx’s standard form of employment agreement and employee non-disclosure, inventions and restrictive covenants agreement with a ParagonEx Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of the form of which has been made available to MICT and BNN by ParagonEx and no such Person is engaged without a written contract.

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(d) Schedule 7.18(d) contains a list of all independent contractors (including consultants) currently engaged by any ParagonEx Target Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 7.18(d), all of such independent contractors are a party to a written Contract with a ParagonEx Target Company. Except as set forth on Schedule 7.18(d), each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with a ParagonEx Target Company, a copy of which has been provided to MICT by ParagonEx. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a ParagonEx Target Company are bona fide independent contractors and not employees of a ParagonEx Target Company. Each Person who has provided services to a ParagonEx Target Company and was classified and treated as an independent contractor, consultant, leased employee, volunteer, or other non-employee service provider was properly classified and treated as such for all applicable purposes under applicable Law and would not reasonably be expected to be reclassified by any Governmental Authority as an employee of any ParagonEx Target Company for any propose whatsoever, except misclassification or mistreatment which would not have, in the aggregate, a Material Adverse Effect on ParagonEx. None of the ParagonEx Target Companies has engaged any consultants, sub-contractors, sales agents or freelancers who, according to any Law applicable in the jurisdiction of residence or location of services of such contractors, would be entitled to the rights of an employee vis-à-vis any ParagonEx Target Company, including rights to severance pay, vacation, recuperation pay (dmei havraa) and other employee-related statutory and contractual benefits, except where such entitlements would not have, in the aggregate, a Material Adverse Effect on ParagonEx. Each Contract with such Person contains provisions which state that no employer-employee relations exist between such consultant or contractor and the ParagonEx Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any ParagonEx Target Company to pay severance or a termination fee. No ParagonEx Target Company engages any personnel through manpower agencies, other than personnel providing cleaning services at Toyga’s premises in Israel, who are employed by an independent contractor. Toyga does not employ or engage, whether directly or through a third party, with employees whom the Israeli Law for Employment of Foreign Employees, 1991, applies to, other than employees who have valid work permits under such law.

(e) Each ParagonEx Target Company has timely withheld all amounts required by applicable Law to be withheld from the wages, salaries, and other payments to employees, and none of the ParagonEx Target Companies is liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, in each case subject to certain assertions raised by the ITA with regard to such matters as part of the proceedings described in Schedule 7.14(c).

(f) None of the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, any termination of employment or service and any other event in connection therewith or subsequent thereto will (i) result in any material payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such material benefit or compensation, (iv) materially increase the amount of compensation due to any Person or (v) result in the forgiveness in whole or in part of any material outstanding loans made by any ParagonEx Target Company to any Person.

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7.19 Benefit Plans.

(a) Set forth on Schedule 7.19(a) is a true and complete list of each Foreign Plan of a ParagonEx Target Company (each, a “ParagonEx Benefit Plan”). No ParagonEx Target Company has ever maintained or contributed to (or had an obligation to contribute to) any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b) With respect to each ParagonEx Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a ParagonEx Target Company, ParagonEx has made available to MICT and BNN accurate and complete copies, if applicable, of: (i) all plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of any ParagonEx Benefit Plans which are not in writing; (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all communications with any Governmental Authority concerning any matter that is still pending or for which a ParagonEx Target Company has any outstanding Liability or obligation.

(c) With respect to each ParagonEx Benefit Plan: (i) such ParagonEx Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to ParagonEx’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit have been timely made; (v) all benefits accrued under any unfunded ParagonEx Benefit Plan has been paid, accrued, or otherwise adequately reserved in accordance with IFRS and are reflected on ParagonEx Financials; and (vi) no ParagonEx Benefit Plan provides for retroactive increases in contributions, premiums or other payments in relation thereto. No ParagonEx Target Company has incurred any obligation in connection with the termination of, or withdrawal from, any ParagonEx Benefit Plan.

(d) To the extent applicable, the present value of the accrued benefit liabilities (whether or not vested) under each ParagonEx Benefit Plan, determined as of the end of ParagonEx’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such ParagonEx Benefit Plan allocable to such benefit liabilities.

(e) The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any ParagonEx Benefit Plan or under any applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, employee or independent contractor of a ParagonEx Target Company.

(f) Except to the extent required by applicable Law, no ParagonEx Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(g) All ParagonEx Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any Liability to any ParagonEx Target Company, MICT, BNN or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

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7.20 Environmental Matters. Except as set forth in Schedule 7.20:

(a) Each ParagonEx Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Environmental Permits, no Action is pending or, to ParagonEx’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to ParagonEx’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) No ParagonEx Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No ParagonEx Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to ParagonEx’s Knowledge, threatened against any ParagonEx Target Company or any assets of a ParagonEx Target Company alleging either or both that a ParagonEx Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No ParagonEx Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any ParagonEx Target Company or any property currently or formerly owned, operated, or leased by any ParagonEx Target Company or any property to which a ParagonEx Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a ParagonEx Target Company incurring any material Environmental Liabilities.

(e) There is no investigation of the business, operations, or currently owned, operated, or leased property of a ParagonEx Target Company or, to ParagonEx’s Knowledge, previously owned, operated, or leased property of a ParagonEx Target Company pending or, to ParagonEx’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of ParagonEx, there is not located at any of the properties of a ParagonEx Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) ParagonEx has provided to MICT all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any ParagonEx Target Company.

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7.21 Transactions with Related Persons. Except as set forth on Schedule 7.21, no ParagonEx Target Company nor any of its Affiliates, nor any officer, director, manager, employee, or trustee of a ParagonEx Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “ParagonEx Related Person”) (A) is presently, or in the past five (5) years, has been, a party to any transaction with a ParagonEx Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the ParagonEx Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the ParagonEx Target Company in the ordinary course of business consistent with past practice), any ParagonEx Related Person or any Person in which any ParagonEx Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any ParagonEx Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company), and (B) has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, a ParagonEx Target Company (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 7.21, no ParagonEx Target Company has outstanding any Contract or other arrangement or commitment with any ParagonEx Related Person, and no ParagonEx Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any ParagonEx Target Company. Schedule 7.21 specifically identifies all Contracts, arrangements or commitments set forth on such Schedule 7.21 that cannot be terminated upon sixty (60) days’ notice by the ParagonEx Target Companies without cost or penalty.

7.22 Insurance.

(a) Schedule 7.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a ParagonEx Target Company relating to a ParagonEx Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to MICT and BNN. All premiums due and payable under all such insurance policies have been timely paid and the ParagonEx Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No ParagonEx Target Company has any self-insurance or co-insurance programs. Since January 1, 2015, no ParagonEx Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 7.22(b) identifies each individual insurance claim in excess of Fifty Thousand U.S. Dollars ($50,000) made by a ParagonEx Target Company since January 1, 2015. Each ParagonEx Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the ParagonEx Target Companies. To the Knowledge of ParagonEx, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No ParagonEx Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

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7.23 Top Customers and Suppliers. Schedule 7.23 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2017 and (b) the period from January 1, 2018 through the ParagonEx Interim Balance Sheet Date, the ten (10) largest customers of the ParagonEx Target Companies (the “ParagonEx Top Customers”) and the ten largest suppliers of goods or services to the ParagonEx Target Companies (the “ParagonEx Top Suppliers”), along with the amounts of such dollar volumes. The relationships of each ParagonEx Target Company with such suppliers and customers are good commercial working relationships and (i) no ParagonEx Top Supplier or ParagonEx Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, has informed ParagonEx in writing that it intends to cancel or otherwise terminate, any material relationships of such Person with a ParagonEx Target Company, (ii) no ParagonEx Top Supplier or ParagonEx Top Customer has during the last twelve (12) months decreased materially or, to ParagonEx’s Knowledge, threatened in writing to stop, decrease or limit materially, or intends to modify materially its material relationships with a ParagonEx Target Company or intends to stop, decrease or limit materially its products or services to any ParagonEx Target Company or its usage or purchase of the products or services of any ParagonEx Target Company, (iii) to ParagonEx’s Knowledge, no ParagonEx Top Supplier or ParagonEx Top Customer intends to refuse to pay any amount due to any ParagonEx Target Company or seek to exercise any remedy against any ParagonEx Target Company, (iv) no ParagonEx Target Company has within the past two (2) years been engaged in any material dispute with any ParagonEx Top Supplier or ParagonEx Top Customer, and (v) to ParagonEx’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not affect the relationship of any ParagonEx Target Company with any ParagonEx Top Supplier or ParagonEx Top Customer.

7.24 Certain Business Practices.

(a) No ParagonEx Target Company, nor any of their respective Representatives acting on their behalf has, since the inception of the ParagonEx or the applicable Subsidiary, directly or indirectly, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) unlawfully offered, made, promised or authorized the giving of any payment or anything of value to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, Sections 291 and 291A of the Israeli Penal Law 5737-1977, or any similar applicable Law. No ParagonEx Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any ParagonEx Target Company or assist any ParagonEx Target Company in connection with any actual or proposed transaction.

(b) The operations of each ParagonEx Target Company are and have been conducted at all times in compliance in all material respects with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a ParagonEx Target Company with respect to the any of the foregoing is pending or, to the Knowledge of ParagonEx, threatened.

(c) No ParagonEx Target Company or any of their respective directors or officers, or, to the Knowledge of ParagonEx, any other Representative acting on behalf of a ParagonEx Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no ParagonEx Target Company has, directly or to the Knowledge of ParagonEx indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

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(d) Each ParagonEx Target Company (i) has maintained in all material respects complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and government officials, (ii) has not knowingly made any false or fictitious entries in its books and records relating to any unlawful offer, payment, promise to pay or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment and (iii) has not established or maintained a secret or unrecorded fund or account.

7.25 Investment Company Act. No ParagonEx Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

7.26 Finders and Brokers. Except as set forth in Schedule 7.26, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from MICT, BVI Pubco, the ParagonEx Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of ParagonEx.

7.27 Information Supplied. None of the information supplied or to be supplied by ParagonEx, including without limitation the ParagonEx Financials, expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to MICT’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by ParagonEx expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, ParagonEx makes no representation, warranty or covenant with respect to any information supplied by or on behalf of MICT, BNN or their respective Affiliates.

7.28 Disclosure. The representations or warranties of ParagonEx in this Article VII are true, complete and correct as of the date hereof and as of the Closing Date. No representations or warranties by ParagonEx in this Agreement (as modified by ParagonEx Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, ParagonEx Disclosure Schedules and the Ancillary Documents, any material fact necessary to make the statements or facts contained therein not misleading. There is no fact that ParagonEx has not disclosed to MICT and BNN in writing and of which ParagonEx or any of ParagonEx Target Company is aware that is likely to have a Material Adverse Effect. No due diligence, investigation or analysis made or carried out by or on behalf of MICT and/or BNN shall in any manner affect, restrict the benefit of MICT and BNN or limit any of the ParagonEx’s warranties and representations or any other obligations of ParagonEx.

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Article VIII
REPRESENTATIONS AND WARRANTIES OF THE PARAGONEX SELLERS

Except as set forth in ParagonEx Disclosure Schedules, the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, each of the ParagonEx Sellers hereby severally and not jointly represents and warrants to BVI Pubco, MICT and BNN, as of the date hereof and as of the Closing, as follows:

8.1 Organization and Standing. Such ParagonEx Seller, if not an individual person, is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted

8.2 Authorization; Binding Agreement. Such ParagonEx Seller has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform such ParagonEx Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The ParagonEx Seller Representative has all requisite power, authority and legal right and capacity to execute and deliver each Ancillary Document which he is to sign for and on behalf of any Non-Executing ParagonEx Sellers, including, for the avoidance of doubt and without limitation, all applicable share powers, transfer forms or instruments of transfer in respect of the ParagonEx Ordinary Shares held by such Non-Executing ParagonEx Seller. This Agreement has been, and each Ancillary Document to which such ParagonEx Seller is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by such ParagonEx Seller and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such ParagonEx Seller, enforceable against such ParagonEx Seller in accordance with its terms, subject to the Enforceability Exceptions.

8.3 Ownership. Such ParagonEx Seller owns good, valid and marketable title to his, her or its ParagonEx Purchased Securities, free and clear of any and all Liens, with such ParagonEx Seller owning the ParagonEx Purchased Securities set forth opposite his, her or its name on Annex I. Except as set forth in Schedule 8.3, there are no proxies, voting rights, shareholders’ agreements or other agreements or understandings, to which such ParagonEx Seller is a party or by which such ParagonEx Seller is bound, with respect to the voting or transfer of any of such ParagonEx Seller’s Purchased Securities other than this Agreement. Upon delivery of such ParagonEx Seller’s ParagonEx Purchased Securities to BVI Pubco on the Closing Date in accordance with this Agreement, the entire legal and beneficial interest in such ParagonEx Purchased Securities and good, valid and marketable title to such ParagonEx Purchased Securities, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by BVI Pubco), will pass to BVI Pubco.

8.4 Government Approvals. Except as otherwise described in Schedule 8.4, no Consent of or with any Governmental Authority on the part of such ParagonEx Seller is required to be obtained or made in connection with the execution, delivery or performance by such ParagonEx Seller of this Agreement or any Ancillary Documents or the consummation by such ParagonEx Seller of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement and (b) pursuant to Antitrust Laws.

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8.5 Non-Contravention. Except as otherwise described in Schedule 8.5, the execution and delivery by such ParagonEx Seller of this Agreement and each Ancillary Document to which it is a party or otherwise bound and the consummation by such ParagonEx Seller of the transactions contemplated hereby and thereby, and compliance by such ParagonEx Seller with any of the provisions hereof and thereof, will not, (a) conflict with or violate any provision of such ParagonEx Seller’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 8.4 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such ParagonEx Seller or any of its properties or assets or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such ParagonEx Seller under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such ParagonEx Seller under, (viii) give rise to any obligation by such ParagoneEx Seller to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which such ParagonEx Seller is a party or such ParagonEx Seller or its properties or assets are otherwise bound, except for any deviations from any of the foregoing clauses (a), (b) or (c) that has not had and would not reasonably be expected to have a Material Adverse Effect on such ParagonEx Seller.

8.6 No Litigation. Except as set forth in Schedule 8.6, there is no Action pending or, to the Knowledge of such ParagonEx Seller, threatened, nor any Order is outstanding, against or involving any ParagonEx Seller or any of its officers, directors, managers, shareholders, properties, assets or businesses, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to adversely affect the ability of such ParagonEx Seller to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which such ParagonEx Seller is or is required to be a party.

8.7 Finders and Brokers. Except as set forth in Schedule 8.7, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from MICT, the ParagonEx Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any ParagonEx Seller.

8.8 Information Supplied. None of the information supplied any such ParagonEx Seller expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to MICT’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by any ParagonEx Seller expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, such ParagonEx Seller does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of ParagonEx, MICT, BVI Pubco, BNN, BI China or their respective Affiliates.

8.9 ParagonEx Executing Shareholders. The ParagonEx Executing Shareholders represent and constitute as of the date hereof, holders of at least seventy five percent (75%) of the issued share capital of all classes of ParagonEx capital stock.

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Article IX
REPRESENTATIONS AND WARRANTIES OF BVI PUBCO and merger sub

BVI Pubco hereby represents and warrants to MICT, BNN and ParagonEx, as of the date hereof and as of the Closing, as follows:

9.1 Organization and Standing. BVI Pubco is a British Virgin Islands business company duly formed, validly existing and in good standing under the Laws of the British Virgin Islands and Merger Sub is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. BVI Pubco has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of BVI Pubco and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Merger Sub was formed for the sole purpose of effecting the Merger and the other transactions contemplated by this Agreement and any Ancillary Document. Accordingly, prior to the Effective Time, Merger Sub had no material business, operations, property or assets. BVI Pubco has heretofore made available to MICT, BNN and ParagonEx accurate and complete copies of the Organizational Documents of BVI Pubco and Merger Sub as currently in effect. As of the date hereof and as of the Effective Time neither BVI Pubco nor Merger Sub is in violation of any provision of its Organizational Documents.

9.2 Authorization; Binding Agreement. Each of BVI Pubco and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of BVI Pubco and Merger Sub and (b) no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of BVI Pubco or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which BVI Pubco or Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by BVI Pubco and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered by such Party shall constitute, the valid and binding obligation of such Party , enforceable against such Party in accordance with its terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions.

9.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of BVI Pubco or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by BVI Pubco or Merger Sub of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, including the amended and restated BVI Pubco Charter, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Pubco.

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9.4 Non-Contravention. The execution and delivery by BVI Pubco and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of their respective properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Parety under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Material Contract of such Party, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would materially impair the ability of BVI Pubco on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder.

9.5 Capitalization.

(a) BVI Pubco is authorized to issue an unlimited number of shares, US$0.001 per share. As of the date of this Agreement, there are two (2) shares of BVI Pubco issued and outstanding, one (1) share of which is owned by Mark Hanson and one (1) share of which is owned by Darren Mercer. All outstanding shares of BVI Pubco are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BVI Act, BVI Pubco’s Charter or any Contract to which BVI Pubco is a party. None of the outstanding BVI Pubco shares have been issued in violation of any applicable securities Laws. Except for Merger Sub, prior to giving effect to the transactions contemplated by this Agreement, BVI Pubco does not have any Subsidiaries or own any equity interests in any other Person.

(b) There are no options, warrants or other rights to subscribe for or purchase any shares or other equity interests of BVI Pubco or Merger Sub or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any shares or other equity interests in or of BVI Pubco or Merger Sub, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which BVI Pubco or Merger Sub or, to the Knowledge of BVI Pubco, any of its shareholders are a party or bound relating to any equity securities of BVI Pubco or Merger Sub, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to BVI Pubco or Merger Sub. Other than as expressly set forth in this Agreement, there are no outstanding obligations of BVI Pubco or Merger Sub to repurchase, redeem or otherwise acquire any shares of BVI Pubco or Merger Sub or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which BVI Pubco or Merger Sub is a party with respect to the voting of any shares of BVI Pubco or Merger Sub, respectively.

(c) Since its formation and except as contemplated by this Agreement, neither BVI Pubco nor Merger Sub has declared or paid any distribution or dividend in respect of its shares and neither has repurchased, redeemed or otherwise acquired any of its shares, and neither BVI Pubco’s or Merger Sub’s board of directors has authorized any of the foregoing.

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9.6 Finders and Brokers. Except as set forth on Schedule 9.6, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from MICT, BVI Pubco, Merger Sub the BI China Target Companies, the ParagonEx Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of BVI Pubco or Merger Sub.

9.7 Ownership of Exchange Shares. All BI China Exchange Shares and ParagonEx Exchange Shares to be issued and delivered in accordance with Article III to BNN and the ParagonEx Sellers, respectively, shall be, upon issuance and delivery of such shares, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, the provisions of this Agreement and any Liens incurred by BNN or the ParagonEx Sellers, and the issuance and sale of such Exchange Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

9.8 BVI Pubco and Merger Sub Activities. Since their formation, BVI Pubco and Merger Sub have not engaged in any business activities other than with respect to BVI Pubco in connection with the PIPE Investment or as otherwise contemplated by this Agreement, do not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than BVI Pubco’s 100% ownership of Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Merger and the other transactions contemplated by this Agreement, and, other than this Agreement and the Ancillary Documents to which it is a party, BVI Pubco is not a party to or bound by any Contract.

Article X
REPRESENTATIONS AND WARRANTIES OF THE BI CHINA SELLERS

Except as set forth in the BNN Disclosure Schedules, the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, each of the BI China Sellers hereby severally and not jointly represents and warrants to BVI Pubco, MICT and ParagonEx, as of the date hereof and as of the Closing, as follows:

10.1 Organization and Standing. Such BI China Seller, if not an individual person, is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted

10.2 Authorization; Binding Agreement. Such BI China Seller has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform such BI China Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The BI China Seller has all requisite power, authority and legal right and capacity to execute and deliver each Ancillary Document to which it is a party. This Agreement has been, and each Ancillary Document to which such BI China Seller is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by such BI China Seller and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such BI China Seller, enforceable against such BI China Seller in accordance with its terms, subject to the Enforceability Exceptions.

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10.3 Ownership. Such BI China Seller owns good, valid and marketable title to his, her or its BI China Purchased Securities, free and clear of any and all Liens. Except as set forth in Schedule 10.3, there are no proxies, voting rights, shareholders’ agreements or other agreements or understandings, to which such BI China Seller is a party or by which such BI China Seller is bound, with respect to the voting or transfer of any of such BI China Seller’s Purchased Securities other than this Agreement. Upon delivery of such BI China Seller’s Purchased Securities to BVI Pubco on the Closing Date in accordance with this Agreement, the entire legal and beneficial interest in such BI China Seller’s Purchased Securities and good, valid and marketable title to such BI China Seller’s Purchased Securities, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by BVI Pubco), will pass to BVI Pubco.

10.4 Government Approvals. Except as otherwise described in Schedule10.4, no Consent of or with any Governmental Authority on the part of such BI China Seller is required to be obtained or made in connection with the execution, delivery or performance by such BI China Seller of this Agreement or any Ancillary Documents or the consummation by such BI China Seller of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement and (b) pursuant to Antitrust Laws.

10.5 Non-Contravention. Except as otherwise described in Schedule 8.5, the execution and delivery by such BI China Seller of this Agreement and each Ancillary Document to which it is a party or otherwise bound and the consummation by such BI China Seller of the transactions contemplated hereby and thereby, and compliance by such BI China Seller with any of the provisions hereof and thereof, will not, (a) conflict with or violate any provision of such BI China Seller’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 8.4 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such BI China Seller or any of its properties or assets or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such BI China Seller under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such BI China Seller under, (viii) give rise to any obligation by such ParagoneEx Seller to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which such BI China Seller is a party or such BI China Seller or its properties or assets are otherwise bound, except for any deviations from any of the foregoing clauses (a), (b) or (c) that has not had and would not reasonably be expected to have a Material Adverse Effect on such BI China Seller.

10.6 No Litigation. Except as set forth in Schedule 10.6, there is no Action pending or, to the Knowledge of such BI China Seller, threatened, nor any Order is outstanding, against or involving any BI China Seller or any of its officers, directors, managers, shareholders, properties, assets or businesses, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to adversely affect the ability of such BI China Seller to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which such BI China Seller is or is required to be a party.

10.7 Finders and Brokers. Except as set forth in Schedule 10.7, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from MICT, BVI Pubco, the ParagonEx Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any BI China Seller.

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10.8 Information Supplied. None of the information supplied by any such BI China Seller expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to MICT’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by any BI China Seller expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, such BI China Seller does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of ParagonEx or MICT or their respective Affiliates.

Article XI
COVENANTS

11.1 Access and Information.

(a) Subject to Section 11.4(a), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 13.1 or the Closing (the “Interim Period”), BI China and BVI Pubco, shall give, and shall cause its Representatives to give, MICT, ParagonEx and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the BI China Target Companies, as MICT, ParagonEx or their respective Representatives may reasonably request regarding the BI China Target Companies, BVI Pubco, and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of BI China’s Representatives to reasonably cooperate with MICT, ParagonEx and their respective Representatives in their investigation; provided, however, that MICT, ParagonEx and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the BI China Target Companies or BVI Pubco.

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(b) Subject to Section11.4(b), during the Interim Period, ParagonEx shall give, and shall cause its Representatives to give, MICT, BNN, BI China and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the ParagonEx Target Companies, as BVI Pubco, MICT, BNN, BI China or their respective Representatives may reasonably request regarding the ParagonEx Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of ParagonEx’s Representatives to reasonably cooperate with BVI Pubco, MICT, BNN, BI China and their respective Representatives in their investigation; provided, however, that BVI Pubco, MICT, BNN, BI China and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the ParagonEx Target Companies.

(c) Subject to Section11.14(c), during the Interim Period, MICT shall give, and shall cause its Representatives to give, BVI Pubco, BNN, BI China, ParagonEx and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to MICT or its Subsidiaries (other than Subsidiaries to be spun-off in connection with the Spin-Off), as BVI Pubco, BNN, BI China, ParagonEx or their respective Representatives may reasonably request regarding MICT, its Subsidiaries and their respective businesses (other than Subsidiaries to be spun-off in connection with the Spin-Off), assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of their respective Representatives to reasonably cooperate with BNN and its Representatives in their investigation; provided, however, that BVI Pubco, BNN, BI China, ParagonEx and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of MICT, any of its Subsidiaries.

11.2 Conduct of Business of BI China .

(a) Unless MICT and ParagonEx shall otherwise consent in writing, during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule11.2, each of BI China and BVI Pubco, shall, and shall cause their Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws, including those applicable to the BI China Target Companies and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

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(b) Without limiting the generality of Section 11.2(a) and except as contemplated by the terms of this Agreement or as set forth on Schedule 11.2, during the Interim Period, without the prior written consent of MICT and ParagonEx, BI China, BVI Pubco, shall not, and shall cause each of its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, except for securities issued upon the exercise or conversion of currently outstanding options, warrants or convertible securities in accordance with the terms on which they were granted or issued, or following the acceleration of their vesting according to such terms or the resolution of BI China’s board of directors;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of Fifty Thousand U.S. Dollars ($50,000) individually or One Hundred Thousand U.S. Dollars ($100,000) in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of Fifty Thousand U.S. Dollars ($50,000) individually or One Hundred Thousand U.S. Dollars ($100,000) in the aggregate;

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any BNN Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any BNN Benefit Plans or in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with IFRS;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material BNN Registered IP, BNN Licensed IP or other BNN IP, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

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(viii) terminate, or waive or assign any material right under, any BNN Material Contract or enter into any Contract that would be a BNN Material Contract outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xii) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with IFRS and after consulting with BNN’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, BNN or its Affiliates) not in excess of One Hundred Thousand U.S. Dollars ($100,000) (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in BNN Financials;

(xiv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities except as may be required by any regulatory authorities having jurisdiction over BI China or any of its Affiliates;

(xv) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi) make capital expenditures in excess of One Hundred Thousand U.S. Dollars ($100,000) (individually for any project (or set of related projects) or Two Hundred Fifty Thousand U.S. Dollars ($250,000) in the aggregate);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of One Hundred Thousand U.S. Dollars ($100,000) individually or Two Hundred Fifty Thousand U.S. Dollars ($250,000) in the aggregate other than pursuant to the terms of a BNN Material Contract or BNN Benefit Plan;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

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(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of BNN;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any BNN Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiii) authorize or agree to do any of the foregoing actions.

11.3 Conduct of Business of ParagonEx.

(a) Unless MICT shall otherwise consent in writing, during the Interim Period, except as expressly contemplated by this Agreement or as set forth on Schedule11.3, ParagonEx shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the ParagonEx Target Companies and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 11.3(a) and except as contemplated by the terms of this Agreement or as set forth on Schedule11.3, during the Interim Period, without the prior written consent of MICT, ParagonEx shall not, and shall cause each of its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities; except for securities issued upon the exercise of currently outstanding and vested ParagonEx Options in accordance with the terms on which they were granted, or following the acceleration of their vesting according to such terms or the resolution of ParagonEx’s board of directors;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities except the distribution of any cash lawfully available for distribution provided all Indebtedness of ParagonEx has been fully paid and the distribution would not result in ParagonEx having negative liquidity, negative working capital or negative net worth at Closing, or the pay out of such cash in any other manner;

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(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of Fifty Thousand U.S. Dollars ($50,000) individually or One Hundred Thousand U.S. Dollars ($100,000) in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of Fifty Thousand U.S. Dollars ($50,000) individually or One Hundred Thousand U.S. Dollars ($100,000) in the aggregate;

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any ParagonEx Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any ParagonEx Benefit Plans or in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with IFRS;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material ParagonEx Registered IP, Company Licensed IP or other ParagonEx IP, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under, any ParagonEx Material Contract or enter into any Contract that would be a ParagonEx Material Contract outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xii) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with ParagonEx’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, ParagonEx or its Affiliates) not in excess of One Hundred Thousand U.S. Dollars ($100,000) (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in ParagonEx Financials;

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(xiv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities, except as may be required by any regulatory authorities having jurisdiction over ParagonEx or any of its Affiliates;

(xv) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi) make capital expenditures in excess of One Hundred Thousand U.S. Dollars ($100,000) (individually for any project (or set of related projects) or Two Hundred Fifty Thousand U.S. Dollars ($250,000) in the aggregate);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of One Hundred Thousand U.S. Dollars ($100,000) individually or Two Hundred Fifty Thousand U.S. Dollars ($250,000) in the aggregate other than pursuant to the terms of a ParagonEx Material Contract or ParagonEx Benefit Plan;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of ParagonEx;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any ParagonEx Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiii) authorize or agree to do any of the foregoing actions.

11.4 Conduct of Business of MICT .

(a) Unless BNN and ParagonEx shall otherwise consent in writing, during the Interim Period, except as expressly contemplated by this Agreement, including, without limitation, the Spin-Off contemplated hereby, or as set forth on Schedule 11.4, MICT shall, and shall cause its Subsidiaries (other than the Subsidiaries to be spun-off in connection with the Spin-Off) to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to such Party and its Subsidiaries (other than the Subsidiaries to be spun-off in connection with the Spin-Off) and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

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(b) Without limiting the generality of Section 11.4(a) and except as contemplated by the terms of this Agreement (including as contemplated by any PIPE Investment or the Spin-Off) or as set forth on Schedule11.4, during the Interim Period, without the prior written consent of BNN and ParagonEx, MICT shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, except for (A) securities issued upon the exercise or conversion of currently outstanding 1,327,000 options in accordance with the terms on which they were granted, (B) new MICT Warrants issued upon the exchange of 1,187,500 MICT Warrants currently held by Yorkville, which new MICT Warrants shall be in substantially the form of the specimen MICT Warrant attached hereto as Exhibit D, (C) securities issued in connection with the payment of the Indebtedness owing to Yorkville, including but not limited to the amortization of such Indebtedness and the conversion of such Indebtedness into up to 1,000,000 shares of MICT Common Stock at a price of not less than $1.10 per share, and (D) up to an additional 1,200,000 options to purchase MICT Common Stock (and the shares issuable upon the exercise thereof) with an exercise price equal to the BVI Pubco Share Price per share, which may be granted as success bonuses under MICT’s 2012 and 2014 Stock Incentive Plans or under the GFH Equity Plan (including the GFH Israeli Sub-Plan) and which, in the event of options, shall be converted into MICT Replacement Options and treated as described in Section 2.6(b) (and which, for the avoidance of doubt, and notwithstanding the termination of the employment or directorship of the optionholder, shall expire on the 15 month anniversary of the Closing Date), and up to an additional 300,000 restricted shares of MICT Common Stock. Notwithstanding anything to the contrary in this Section 11.4(b)(ii) or elsewhere in this Agreement, immediately following the completion of all issuances, grants, conversions, exchanges, amortizations and other transactions described in sub-clauses (A) through (D) above, (a) MICT’s total Indebtedness shall not exceed the amount set out in Section 12.2(d)(v) below; and (b) the form of the new MICT Warrants contemplated to be issued upon the exchange of 1,187,500 MICT Warrant currently held by Yorkville shall have previously been provided to BNN and ParagonEx;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof (other than a reverse split in connection with satisfying Nasdaq’s initial listing standards) or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

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(iv) incur, create, assume, or otherwise become liable for any Indebtedness (directly, contingently or otherwise) such that its total Indebtedness would exceed Seven Hundred Sixty Thousand U.S. Dollars ($760,000) (individually or in the aggregate), make a loan or advance to or investment in any third party, (other than advancement of expenses to employees in the ordinary course of business) or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of Fifty Thousand U.S. Dollars ($50,000) individually or One Hundred Thousand U.S. Dollars ($100,000) in the aggregate;

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) terminate, waive or assign any material right under any material agreement to which it is a party;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting MICT’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Subsidiary) not in excess of One Hundred Thousand U.S. Dollars ($100,000) (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in MICT Financials;

(xiii) acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of One Hundred Thousand U.S. Dollars ($100,000) individually for any project (or set of related projects) or Two Hundred Fifty Thousand U.S. Dollars ($250,000) in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

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(xv) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of One Hundred Thousand U.S. Dollars ($100,000) individually or Two Hundred Fifty Thousand U.S. Dollars ($250,000) in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 11.4 during the Interim Period;

(xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

Notwithstanding anything herein to the contrary, and for the avoidance of doubt, this Section 11.4 shall not apply to any Subsidiary of MICT to be spun-off pursuant to the Spin-Off.

11.5 Audited Financial Statements.

(a) Each of MICT, BNN and PargonEx shall use commercially reasonable efforts to procure audited consolidated financial statements for the fiscal years ended December 31, 2017 and 2016, for their respective Subsidiaries for inclusion in the Registration Statement. Such audited financial statements shall be accompanied by a certificate of the Chief Financial Officer of the applicable entity to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the applicable entity and its Subsidiaries as of the date or for the periods indicated, in accordance with IFRS or GAAP, as applicable, subject to year-end audit adjustments and excluding footnotes.

11.6 MICT Public Filings. During the Interim Period, MICT will use reasonable best efforts to keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts to maintain the listing of the MICT Common Stock on Nasdaq; provided that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq the BVI Pubco Ordinary Shares. The parties acknowledge and agree that BVI Pubco may consummate a reverse stock split of the BVI Pubco Ordinary Shares if necessary to satisfy Nasdaq’s listing qualifications.

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11.7 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to MICT, BNN, BI China, ParagonEx and their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement, including, without limitation, the Offer or the Spin-Off) concerning the sale of (x) all or 15% or more of the business or assets of the BI China Target Companies or the ParagonEx Target Companies, as applicable (other than in the ordinary course of business consistent with past practice) or (y) 15% or more of the shares or other equity interests or profits of the BI China Target Companies or the ParagonEx Target Companies, as the case may be, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to MICT and BVI Pubco and its Affiliates, a transaction for the acquisition of 15% or more of any business, company, assets or 15% or more of the equity interests of the direct or indirect owners of such business, company, or assets (other than the transactions contemplated by this Agreement).

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives not to, without the prior written consent of BNN and ParagonEx, on the one hand and MICT on the other hand, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates (or with respect to any ParagonEx Seller, any ParagonEx Target Company) or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Notwithstanding the foregoing provisions of Section11.7(b), prior to obtaining the Required Stockholder Approval, MICT’s board of directors may, directly or indirectly, with respect to any third party (and its Representatives) that has made an Acquisition Proposal after the date of this Agreement that was not solicited in violation of Section 11.7(b) and that MICT’s board of directors determines in good faith (after consultation with its financial advisor and its outside legal counsel) either constitutes or is reasonably expected to lead to a Superior Proposal, (x) engage or participate in discussions or negotiations with such third party (and its Representatives), and/or (y) furnish any non-public information relating to MICT or any of its Subsidiaries to such third party (and its Representatives and actual and potential debt financing sources), provided that, in the case of any action taken pursuant to the foregoing (x) or (y): (i) MICT’s board of directors has determined in good faith (after consultation with its financial advisor and its outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties; (ii) either MICT is already a party to a confidentiality agreement with such third party or MICT enters into a confidentiality agreement with such third party; (iii) MICT notifies BI China and ParagonEx of the identity of such Person and provides BI China and ParagonEx with the material terms of such Acquisition Proposal; and (iv) contemporaneously with furnishing any non-public information to such third party (and/or its Representatives), MICT furnishes such non-public information to BI China and ParagonEx (and/or its Representatives) (to the extent such information has not been previously furnished).

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(d) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates (or with respect to any ParagonEx Seller, any BI China Target Company, any ParagonEx Target Company), specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

(e) Subject to the provisions of this Section11.7, (A) MICT’s board of directors shall (x) recommend that MICT’s stockholders adopt this Agreement and approve the Merger and the other transactions contemplated hereby requiring approval of MICT’s stockholders in accordance with the applicable provisions of the Delaware Act (the “MICT Board Recommendation”) and (y) include the MICT Board Recommendation in the Proxy Statement, and (B) neither MICT’s board of directors nor any committee thereof shall (i) fail to make, withdraw, amend, modify or qualify the MICT Board Recommendation, or publicly propose to withhold, withdraw, amend, modify or qualify the MICT Board Recommendation, (ii) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, an Acquisition Proposal, or (iii) fail to include the MICT Board Recommendation in the Proxy Statement (the actions or inactions referred to in the preceding clauses (i), (ii), and (iii) being referred to herein as a “MICT Board Recommendation Change”). For the avoidance of doubt, nothing in this Section 11.7(e) shall obligate MICT’s board of directors, in connection with the Offer Board Recommendation, to recommend that MICT’s stockholders tender their shares of MICT Common Stock.

(f) Notwithstanding anything to the contrary set forth in this Agreement, MICT’s board of directors may effect a MICT Board Recommendation Change at any time prior to obtaining the Required Stockholder Approval in the event that:

(i) MICT’s board of directors has received a bona fide written Acquisition Proposal after the date of this Agreement that was not solicited in violation of Section 11.7 and determines in good faith (after consultation with its financial advisor and its outside legal counsel) that such Acquisition Proposal is a Superior Proposal (which determination and any notice to BI China and ParagonEx thereof shall not constitute a MICT Board Recommendation Change) or an Intervening Event has occurred;

(ii) prior to effecting such MICT Board Recommendation Change, MICT’s board of directors shall have given BVI Pubco, BI China and ParagonEx at least five (5) Business Days’ notice of its intention to effect a MICT Board Recommendation Change pursuant to Section 11.7(f) (the “Change of Recommendation Notice Period”);

(iii) if requested by either BI China or ParagonEx, during the Change of Recommendation Notice Period, MICT shall have negotiated in good faith with BI China and ParagonEx, as the case may be, regarding modifications to the terms and conditions of this Agreement to obviate the need for a MICT Board Recommendation Change;

(iv) prior to the end of the Change of Recommendation Notice Period, including any extensions thereto, BI China and ParagonEx shall not have made a counter-offer or proposal in writing and in a manner that, if accepted by MICT, would form a binding contract, that MICT’s board of directors determines (after consultation with its financial advisor and its outside legal counsel) obviates the need for a MICT Board Recommendation Change; and

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(v) MICT’s board of directors determines (after consultation with its outside legal counsel and after considering any counter-offer or proposal made by BI China or ParagonEx pursuant to this Section 11.7(f) that, in light of such Superior Proposal or Intervening Event, the failure to effect a MICT Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties.

(g) Nothing contained in this Agreement shall prohibit MICT or MICT’s board of directors from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any disclosure made by MICT or MICT’s board of directors pursuant to Rules 14d-9 and 14e-2(a) with respect to the Offer shall be limited to a statement that MICT is unable to take a position with respect to the Offer unless MICT’s board of directors determines in good faith, after consultation with its outside legal counsel, that such statement would result in a breach of its fiduciary duties under applicable Law; provided, further, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a MICT Board Recommendation Change unless MICT’s board of directors expressly publicly reaffirms the original MICT Board Recommendation (i) in such communication or (ii) within five (5) Business Days after being requested in writing to do so by either BNN or ParagonEx.

11.8 No Trading. BNN, BI China, ParagonEx each acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of MICT, will be advised) of the restrictions imposed by Federal Securities Laws and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. BNN, BI China, ParagonEx each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of MICT (other than to engage in the BNN Acquisition or the ParagonEx Acquisition), communicate such information to any third party, take any other action with respect to MICT in violation of such Laws, or cause or encourage any third party to do any of the foregoing, including, without limitation, Regulation M of such Federal Securities Laws.

11.9 Notification of Certain Matters. During the Interim Period, each of the Parties shall give prompt notice to the other Parties if such Party or its Affiliates (or, with respect to ParagonEx, any ParagonEx Seller): (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates (or, with respect to ParagonEx, any ParagonEx Seller) hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates (or, with respect to ParagonEx, any ParagonEx Seller); (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article XII not being satisfied or the satisfaction of those conditions being materially delayed; (e) becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement; or (f) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates (or, with respect to ParagonEx, any ParagonEx Seller), or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates (or, with respect to ParagonEx, any ParagonEx Seller) with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. No notification given to a Party pursuant to this Section 11.9 shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of such Party providing such notification or any of such Party’s Subsidiaries contained in this Agreement, any accompanying schedules or exhibits, or any certificates contemplated by this Agreement.

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11.10 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section11.10(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority. BNN and ParagonEx, as applicable, shall request early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, with respect to the transactions contemplated in this Agreement.

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(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall cooperate in all respects with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or its Representatives (or, with respect to ParagonEx, any ParagonEx Seller) receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, cooperate in all respects with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

11.11 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including (a) preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings,(b) obtaining each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or any Contract, or otherwise) by such Party in connection with the transactions contemplated by this Agreement or for such Contract to remain in full force and effect; (c) lifting any injunction prohibiting, or any other legal bar to, the transactions contemplated by this Agreement; and (d) satisfying the conditions precedent to the consummation of this Agreement.

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11.12 The Registration Statement.

(a) As promptly as practicable after the date hereof, MICT and BVI Pubco, shall prepare with the reasonable assistance of BI China and ParagonEx, and file with the SEC a Registration Statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the BVI Pubco Ordinary Shares to be issued under this Agreement to the holders of MICT Securities, the BI China Purchased Securities, the ParagonEx Purchased Securities, the ParagonEx Founders’ Additional Shares and the shares issuable to the PIPE Investors, which Registration Statement will also contain a proxy statement of MICT (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from MICT stockholders for the matters to be acted upon at the Special Meeting. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from MICT stockholders to vote, at a special meeting of MICT stockholders to be called and held for such purpose (the “Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Transactions requiring such approval by the holders of MICT Common Stock in accordance with MICT’s Organizational Documents, the Delaware Act and the rules and regulations of the SEC and Nasdaq and presenting the Merger (ii) such other matters as BNN, ParagonEx, MICT and BVI Pubco shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) and (ii), collectively, the “MICT Stockholder Approval Matters”), and (iii) the adjournment of the Special Meeting, if necessary or desirable in the reasonable determination of MICT. MICT agrees to use commercially reasonable efforts to include the following items in the Proxy Statement: (i) the adoption and approval of a new Equity Incentive Plan for BVI Pubco, in the form to be mutually agreed by the Parties (collectively, the “GFH Equity Plan”), including the GFH Israeli Sub-Plan, which plan will provide that the aggregate awards under such plan shall be for a number of BVI Pubco Ordinary Shares equal to ten percent (10%) of the aggregate number of BVI Pubco Ordinary Shares issued and outstanding immediately after the Closing (which number of shares awarded for the avoidance of doubt shall not include the MICT Replacement Options), (ii) the appointment of the members of the Post-Closing BVI Pubco Board, and (iii) the amendment of the MICT Charter to effect a reverse stock split of the MICT Common Stock solely in order to comply with Section 12.1(i). For the avoidance of doubt, the proposals set forth in clauses (i), (ii) and (iii) of the preceding sentence shall not be deemed to be MICT Stockholder Approval Matters and such proposals shall not constitute conditions to the Closing. If as of the close of business on the Business Day prior to the date for which the Special Meeting is scheduled, MICT has not received proxies representing a sufficient number of shares to obtain the Required Stockholder Approval, whether or not a quorum is present, MICT may make one or more successive postponements or adjournments of the Special Meeting. In connection with the Registration Statement, MICT will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in MICT’s Organizational Documents, the Delaware Act and the rules and regulations of the SEC and Nasdaq. MICT shall cooperate and provide BVI Pubco, BI China and ParagonEx (and their respective counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. BI China shall provide MICT and BVI Pubco, with such information concerning the BI China Target Companies and their shareholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations and ParagonEx shall provide MICT and BVI Pubco, with such information concerning the ParagonEx Target Companies and their shareholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations, that MICT and BVI Pubco, reasonably requests for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by BI China and ParagonEx, as applicable, shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. Notwithstanding the foregoing, MICT makes no covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the BNN, BI China or ParagonEx or any of their Representatives for inclusion therein.

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(b) MICT and BVI Pubco, shall use commercially reasonable efforts to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement and the Special Meeting. Each of BVI Pubco, MICT, BI China and ParagonEx shall use commercially reasonable efforts to, and shall cause each of its Subsidiaries (excluding any Subsidiaries of MICT that are to be spun off in connection with the Spin Off) to, make their respective directors, officers and employees, upon reasonable advance notice, available to BVI Pubco, MICT, BI China, ParagonEx and, after the Closing, BVI Pubco, BNN and the ParagonEx Seller Representative, and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. BVI Pubco and MICT shall amend or supplement the Registration Statement and shall use commercially reasonable efforts to cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to MICT’s stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and MICT’s Organizational Documents.

(c) MICT and BVI Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. MICT and BVI Pubco shall provide BI China and ParagonEx with copies of any written comments, and shall inform BI China and ParagonEx of any material oral comments, that MICT, BVI Pubco, or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement and the Special Meeting promptly after the receipt of such comments and shall give BI China and ParagonEx a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(d) As soon as practicable following the Registration Statement becoming effective, MICT and BVI Pubco shall distribute the Registration Statement to MICT’s stockholders and, pursuant thereto, shall call the Special Meeting in accordance with the Delaware Act for a date no later than sixty (60) days following the effectiveness of the Registration Statement.

(e) MICT and BVI Pubco, shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, MICT’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder and the calling and holding of the Special Meeting.

11.13 Public Announcements.

(a) The Parties agree that no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of MICT, BVI Pubco, BI China and ParagonEx, and after the Closing, BVI Pubco, BNN and the ParagonEx Seller Representative, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

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(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, MICT shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which BNN and ParagonEx shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with BNN and ParagonEx reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, BVI Pubco shall file a Current Report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which BNN and the ParagonEx Seller Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Seller Representative and BNN each reviewing, commenting upon and approving such Closing Filing in any event no later than the third (3rd) Business Day after the Closing). In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

(c) For the avoidance of doubt, with respect to any information to be provided to, or participation or other rights of, the ParagonEx Sellers under this Section11.13, the ParagonEx Seller Representative shall act solely on behalf of the ParagonEx Sellers.

11.14 Confidential Information.

(a) Each of BVI Pubco, BNN, the BI China Sellers and BI China hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article XIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any MICT Confidential Information and ParagonEx Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of MICT Confidential Information or any ParagonEx Confidential Information without such Party’s prior written consent; and (ii) in the event that BVI Pubco, BNN, the BI China Sellers, BI China or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any MICT Confidential Information or ParagonEx Confidential Information, (A) provide MICT and ParagonEx to the extent legally permitted with prompt written notice of such requirement so that MICT, ParagonEx or an Affiliate thereof may seek, at such Party’s cost, a protective Order or other remedy or waive compliance with this Section11.14(a), and (B) in the event that such protective Order or other remedy is not obtained, or MICT or ParagonEx waives compliance with this Section11.14(a), furnish only that portion of such MICT Confidential Information or ParagonEx Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such MICT Confidential Information or ParagonEx Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, BVI Pubco, BNN, the BI China Sellers and BI China shall, and shall cause their respective Representatives to, promptly deliver to MICT or ParagonEx, as applicable, or destroy (at BNN’s election) any and all copies (in whatever form or medium) of MICT Confidential Information and ParagonEx Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

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(b) ParagonEx, and the ParagonEx Sellers hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article XIIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any MICT Confidential Information and BNN Confidential Information and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of MICT Confidential Information or BNN Confidential Information without such Party’s prior written consent; and (ii) in the event that ParagonEx, any ParagonEx Seller or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any MICT Confidential Information or BNN Confidential Information, (A) provide MICT or BNN to the extent legally permitted with prompt written notice of such requirement so that such Party or an Affiliate thereof may seek, at such Party’s cost, a protective Order or other remedy or waive compliance with this Section11.14(b), and (B) in the event that such protective Order or other remedy is not obtained, or MICT or BNN waives compliance with this Section11.14(b), furnish only that portion of such MICT Confidential Information or BNN Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such MICT Confidential Information or BNN Confidential Information In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, ParagonEx and the ParagonEx Sellers shall, and shall cause their respective Representatives to, promptly deliver to MICT or BNN, as applicable, or destroy (at ParagonEx’s election) any and all copies (in whatever form or medium) of MICT Confidential Information and BNN Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

(c) MICT hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article XIII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any BNN Confidential Information and any ParagonEx Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of BNN Confidential Information or ParagonEx Confidential Information without BNN’s prior written consent or ParagonEx’s prior written consent, as the case may be; and (ii) in the event that MICT or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any BNN Confidential Information or any ParagonEx Confidential Information, (A) provide BNN or ParagonEx, as applicable, to the extent legally permitted with prompt written notice of such requirement so that BNN or ParagonEx, as applicable may seek, at such Party’s sole expense, a protective Order or other remedy or waive compliance with this Section 11.14(c) and (B) in the event that such protective Order or other remedy is not obtained, or BNN or ParagonEx, as applicable, waives compliance with this Section 11.14(c), furnish only that portion of such BNN Confidential Information or such ParagonEx Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such BNN Confidential Information or such ParagonEx Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, MICT shall, and shall cause its Representatives to, promptly deliver to BNN or ParagonEx, as applicable, or destroy (at MICT’s election) any and all copies (in whatever form or medium) of BNN Confidential Information or ParagonEx Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, MICT and its Representatives shall be permitted to disclose any and all BNN Confidential Information or ParagonEx Confidential Information to the extent required by the Federal Securities Laws.

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11.15 Documents and Information. After the Closing Date, BVI Pubco, BI China and ParagonEx shall, and shall cause their respective Subsidiaries (including the BI China Target Companies and the ParagonEx Target Companies but excluding any Subsidiaries of MICT to be spun-off in connection with the Spin-Off) to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of MICT, the BI China Target Companies and the ParagonEx Target Companies in existence on the Closing Date.

11.16 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of BVI Pubco to resign, so that effective as of the Closing, BVI Pubco’s board of directors (the “Post-Closing BVI Pubco Board”) will consist of up to nine (9) individuals. Notwithstanding the foregoing sentence, two (2) individuals who serve as directors of MICT as of the date of this Agreement (the “Continuing Directors”), which Continuing Directors shall be selected by ParagonEx (subject to the agreement of such individuals to serve, and provided further that the selection shall be made prior to the mailing or distribution of the Proxy Statement to the stockholders of MICT), shall serve as members of the Post-Closing BVI Pubco Board until the earlier of the completion of the Spin-Off or 180 days after the Closing. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the initial Post-Closing BVI Pubco Board (i) up to seven (7) persons that are designated by BNN and ParagonEx prior to the Closing (three (3) of whom shall be appointed by BNN and four (4) by ParagonEx), and (ii) the Continuing Directors, provided that at least a majority of the Post-Closing BVI Pubco Board shall qualify as independent directors and shall comply with all applicable Nasdaq rules. The parties hereby agree to designate Darren Mercer as the Chairman of the Post-Closing BVI Pubco Board. In accordance with the BVI Pubco Charter as in effect at the Closing, no director on the Post-Closing Pubco Board may be removed without cause. At or prior to the Closing, BVI Pubco will provide each director designated by BNN and ParagonEx with a customary director indemnification agreement, in form and substance reasonable acceptable to such director. Each post-Closing director or officer of BVI Pubco who was a director or officer of MICT as of the Closing (including the Continuing Directors) shall enter into an indemnification agreement that is not less favorable than the most favorable indemnification agreement entered into by any director designated by BNN or ParagonEx.

(b) The Parties shall take all action necessary, including causing the executive officers of MICT to resign, so that the individuals designated by BNN and ParagonEx shall serve in such positions at the Surviving Corporation and BVI Pubco after the Merger.

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11.17 Indemnification of Directors and Officers; Tail Insurance.

(a) From the Closing Date through the sixth anniversary of the Closing Date, BVI Pubco shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Closing Date, a director or officer of MICT (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of MICT, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under the Delaware Act for directors or officers of Delaware corporations or, if the law of the British Virgin Islands permits greater indemnification rights than the Delaware Act in any particular instance, the fullest extent permitted under such British Virgin Islands’ provision. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Surviving Corporation upon receipt from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to BVI Pubco to the extent then required by the Delaware Act, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) Subject to applicable Laws of the British Virgin Islands, the Organizational Documents of BVI Pubco and the Memorandum and Articles of Association of BVI Pubco shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the Organizational Documents of MICT.

(c) From and after the Effective Time, BVI Pubco shall fulfill and honor in all respects the obligations of MICT to each D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under MICT’s Organizational Documents and pursuant to any indemnification agreements between MICT and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d) For the benefit of BVI Pubco’s and the Surviving Corporation’s directors and officers, MICT shall prior to the Effective Time obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than MICT’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, BVI Pubco shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and BVI Pubco shall timely pay all premiums with respect to the D&O Tail Insurance.

(e) From and after the Effective Time, BVI Pubco shall pay and be responsible for, all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 11.17 in connection with their enforcement of the rights provided to such persons in this Section11.17.

(f) The provisions of this Section 11.17 are intended to be in addition to the rights otherwise available to the current and former officers and directors of MICT by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(g) In the event BVI Pubco or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving Company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of BVI Pubco, shall succeed to the obligations set forth in this Section11.17.

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11.18 Spin-Off. The record date for the Spin-Off shall be declared prior to the Closing and shall be subject to the Closing of the Merger. Promptly after the Closing (and in any event within 60 days of the record date for such Spin-Off), MICT and BVI Pubco hereby agree to complete the Spin-Off.

11.19 JOE Award Plan. The Parties hereto acknowledge and agree that BNN and BI China have established a Jointly Owned Entity Award program (a “JOE Plan”), pursuant to which BNN shall grant participants in the plan contractual rights in the beneficial ownership of the BNN Exchange Securities representing ten percent (10%) of the BNN Exchange Securities in the aggregate.

11.20 Section 16 Matters. Prior to the Closing, BVI Pubco shall take all such steps as may be required to cause any acquisitions of BVI Pubco Ordinary Shares and any options to purchase BVI Pubco Ordinary Shares in connection with the Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to BVI Pubco, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

11.21 Legends. BVI Pubco shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any BVI Pubco Ordinary Shares to be received in the Merger by equityholders of MICT, BI China or ParagonEx who may be considered “affiliates” of BVI Pubco for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for BVI Pubco Ordinary Shares.

11.22 Pre-Closing Statements. Ten (10) Business Days prior to the designated Closing Date or such other date as the Parties shall mutually agree, each of BVI Pubco, BI China and ParagonEx shall prepare and deliver to the other Parties a statement (each a “Pre-Closing Statement”) setting forth, as of the end of the calendar month immediately preceding the month in which the Closing is designated to take place, such Party’s determination of its Net Working Capital (which Net Working Capital in the case of BI China shall include the amount of any BNN Prepayment). Each of the Pre-Closing Statements shall be prepared in accordance with the Accounting Principles, practices, policies and methodologies used by the relevant party in preparation of its most recent auditor reviewed financial statements for the six months ended June 30, 2018 and shall be accompanied by supporting financial statements, including a balance sheet and income statement. Each Pre-Closing Statement shall be certified by an executive officer of the applicable Party.

11.23 Termination of ParagonEx Shareholders’ Agreement; Waiver and Release.

(a) Effective as of the date hereof and subject to Closing, each ParagonEx Seller hereby (i) unconditionally and irrevocably terminates and waives any rights, powers and privileges such Seller may have under the shareholders agreement between ParagonEx’s shareholders and any other shareholder agreement, share purchase agreement, investors rights agreement or similar agreements entered into by such Seller with respect to ParagonEx, and (ii) on behalf of itself and each of its Affiliates, successors and assigns hereby releases and forever discharges ParagonEx and its existing Affiliates, shareholders, directors, officers, employees, representatives and agents (each, a “ParagonEx Released Party”) of and from, and hereby unconditionally and irrevocably waives, any and all ParagonEx Seller Claims (as defined below), existing or contingent, known or unknown, suspected or unsuspected, in contract or in tort, at law or in equity, that such ParagonEx Seller ever had, now has or ever may have or claim to have against or with respect to the ParagonEx Released Parties, in each case arising at any time at or prior to the Closing; provided, however, that this release does not extend to ParagonEx Seller Claims relating to ParagonEx’s failure to perform any of its obligations, undertakings or covenants towards such ParagonEx Seller as set forth in this Agreement. In this Section, a “ParagonEx Seller Claim” shall mean any claims, damages, actions and causes of action, obligations, debts and liabilities of any kind or character whatsoever of a ParagonEx Seller in his or its capacity as a shareholder of any of the ParagonEx Released Parties.

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(b) Each ParagonEx Seller acknowledges that (i) such Seller has received a copy of the ParagonEx capitalization table attached hereto as Schedule 7.3(b) to this Agreement, (ii) the number of ParagonEx Purchased Securities listed in such table as being beneficially owned or held by such Seller constitutes such Seller’s sole and total entitlement to shares or other securities of any kind or class in ParagonEx as of the date hereof, (iii) such Seller hereby irrevocably and unconditionally waives any right to any other shares or securities of any kind or class in ParagonEx, and (iv) any options, warrants or other securities of any kind or class held by such Seller that are convertible or exercisable into shares of ParagonEx and which will not be duly exercised in accordance with their terms prior to Closing shall irrevocably and unconditionally expire upon Closing.

(c) Anything to the contrary notwithstanding, should any provision of this waiver and release be found, held, declared, determined or deemed by any court of competent jurisdiction to be void, illegal, invalid or unenforceable under any applicable law, the legality, validity and enforceability of the remaining provisions will not be affected and the illegal, invalid, or unenforceable provision will be deemed not to be a part of this release.

11.24 Completion of ParagonEx’s Acquisition of PX Exchange Limited. Immediately following Closing, Paragonex will use its best efforts to complete the acquisition of the entire share capital of PX Exchange Limited, pursuant to the terms of the current call option agreement in effect between ParagonEx and Mr. Eric Peretz, provided that (a) the exercise price shall not exceed $1 or such other insignificant consideration, and (b) the closing of such acquisition shall be subject to the satisfaction of all applicable laws and regulations in all material respects.

11.25 BNN Capital Reduction. Immediately after the execution of this Agreement, BNN shall commence the procedure required to reduce the share capital of the following BNN Subsidiaries: (i) the WFOE, (ii) Xinhua Shicai, and (iii) Beijing Xinhua Lottery Technology Co. Ltd., to the amounts that have already been paid by their respective shareholders and to register such reduction with the applicable Governmental Authority.

11.26 BVI Pubco Corporate Governance. Immediately following Closing, BVI Pubco shall implement proper corporate governance mechanisms such as establish a committee of independent directors with respect to governance and internal procedures and controls which shall be in compliance with and designed to ensure that BVI Pubco shall meet the standards and requirements under applicable law and the listing requirements of Nasdaq.

11.27 BNN Drag-Along. Within fifteen (15) Business Days after the execution of this Agreement, BNN shall have taken and completed all necessary action under Section 63A of the Articles of Association of BI China to reduce the drag-along threshold to 55%; and thereafter, BNN shall utilized the drag-along provision to cause the owners of the equity interests in BI China other than BNN to transfer all of their shares in BI China to BVI Pubco pursuant to the terms and conditions of this Agreement on or prior to the Closing Date.

11.28 Amendment of the BNN Convertible Note. Within five (5) Business Days after the execution of this Agreement, BNN and BVI Pubco shall provide to ParagonEx a fully executed amendment to the BNN Convertible Note in a form reasonably satisfactory to ParagonEx, which shall provide that the ParagonEx Notes rank senior to the BNN Convertible Note, the ParagonEx Notes shall be repaid in full prior to any repayment of the BNN Convertible Note, and that the foregoing shall apply in all circumstances, including, without limitation in the event that any payment of the outstanding amounts of the BNN Convertible Note is accelerated due to any event of default.

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Article XII
CLOSING CONDITIONS

12.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by BVI Pubco, BNN, BI China, ParagonEx and MICT of the following conditions:

(a) Required Stockholder Approval. MICT Stockholder Approval Matters that are submitted to the vote of the stockholders of MICT at the Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the stockholders of MICT at the Special Meeting in accordance with MICT’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Stockholder Approval”).

(b) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(c) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(d) Requisite Consents. The Consents or notices required to be obtained from or provided to any third Person (other than a Governmental Authority) by any party to this Agreement in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 12.1(d) shall have each been obtained or made.

(e) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f) No Litigation. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction or other Governmental Authority and remain in effect, and there shall not be any Law which has the effect of making the consummation of the Merger or any of the other Transactions illegal.

(g) Appointment to the Board. The members of the Post-Closing BVI Pubco Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 11.16.

(h) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

(i) NASDAQ Listing. The BVI Pubco Ordinary Shares that shall constitute the Merger consideration, the BI China Exchange Shares and the ParagonEx Exchange Shares shall have been approved for listing on NASDAQ, subject to official notice of issuance.

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12.2 Conditions to Obligations of BVI Pubco, BNN, BI China and the BI China Sellers . In addition to the conditions specified in Section 12.1 the obligations of BVI Pubco, BNN, BI China and the BI China Sellers to consummate the Transactions are subject to the satisfaction or written waiver by BNN and BI China of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of MICT, ParagonEx and the ParagonEx Sellers set forth in this Agreement and in any certificate delivered by MICT, ParagonEx or any ParagonEx Seller pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, MICT or ParagonEx.

(b) Agreements and Covenants. Each of MICT and ParagonEx shall have performed in all material respects all of their obligations and complied in all material respects with all of their agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to MICT since the date of this Agreement which is continuing and uncured.

(d) Closing Deliveries.

(i) Officer Certificates. BVI Pubco and BI China shall have received a certificate, dated the Closing Date, from each of MICT and ParagonEx, signed by an executive officer of such Party in such capacity, certifying, with respect to such entity, as to the satisfaction of the conditions specified in Sections12.2(a), 12.2(b) and 12.2(c).

(ii) Secretary Certificates.

MICT shall have delivered to BVI Pubco and BI China a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of MICT’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of MICT’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Stockholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which MICT is or is required to be a party or otherwise bound.

(iii) Good Standing. MICT shall have delivered to BI China a good standing certificate (or similar documents applicable for such jurisdictions) of MICT certified as of a date no later than sixty (60) days prior to the Closing Date from the proper Governmental Authority of MICT’s jurisdiction of organization and from each other jurisdiction in which MICT is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

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(iv) Effectiveness of Certain Ancillary Documents. The Lock-Up Agreements and Voting Agreements shall be in full force and effect in accordance with the terms thereof as of the Closing.

(v) No indebtedness. MICT shall have no Indebtedness as reflected on MICT’s balance sheet and the SEC Filings (other than indebtedness of up to an aggregate of $760,000 (which amount shall include a $200,000 loan to Micronet Ltd., which loan and any accrued and unpaid interest thereon shall be repaid in full on or prior to the completion of the Spin-Off, thereby reducing MICT’s aggregate Indebtedness to no more than $560,000) or any other Indebtedness of MICT’s Subsidiaries to be spun-off in the Spin-Off).

(vi) Termination of Certain Contracts. BI China shall have received evidence reasonably acceptable to BI China that the Contracts set forth on Schedule 11.2(d)(vi) involving any of the ParagonEx Target Companies and/or other Related Persons shall have been terminated with no further obligation or Liability of the ParagonEx Target Companies thereunder.

(vii) Resignations. BI China shall have received written resignations, effective as of the Closing, of each of the directors and officers of MICT as reasonably requested by BI China and ParagonEx prior to the Closing, except that nothing in this Section 12.2(d)(vii) shall prevent the Continuing Directors from serving as members of the Post-Closing BVI Pubco Board as described in Section11.16(a).

(viii) ParagonEx Optionholder Instruments. ParagonEx shall have obtained from all ParagonEx Optionholders duly executed instruments of approval and transfer and shall have delivered copies of the same to BVI Pubco;

(ix) GFH Israeli Sub Plan. The GFH Equity Plan and the GFH Israeli Sub-Plan intended to qualify as a capital gains route plan under Section 102 of the Israeli Income Tax Ordinance shall have been filed for approval by the ITA, and, to the extent necessary, BVI Pubco had prepared for filing upon Closing (or as soon as possible thereafter) a registration statement on Form S-8, covering the registration of the requisite number of BVI Pubco Ordinary Shares to be reserved under the GFH Equity Plan for future grant of options, restricted share units or other securities to the employees, officers, directors and other service providers of BVI Pubco, BI China and ParagonEx. For avoidance of doubt, the ITA’s approval of the GFH Equity Plan and the GFH Israeli Sub-Plan or their qualification as capital gains route plans shall not be a condition to Closing, and such plans are only required to be filed with the ITA by the Closing Date.

(x) BVI Pubco shall have received from ParagonEx (or the ParagonEx Seller Representative in accordance with Section 3.5 of this Agreement), the Share Certificates in respect of the ParagonEx Ordinary Shares, along with applicable share powers, transfer forms, instruments of transfer, and authorizing resolutions of the shareholders and directors of ParagonEx approving a form of register of members of ParagonEx updated to reflect the shareholding of ParagonEx immediately following Closing and a transfer of registered agent of ParagonEx from Quijano & Associates (BVI) Limited to Maples Corporate Services (BVI) Limited.

(xi) BVI Pubco shall have received confirmation from Maples Corporate Services (BVI) Limited that Quijano & Associates (BVI) Limited, in its capacity as registered agent of ParagonEx has made a filing in the British Virgin Islands in order to transfer the registered agent and registered office of ParagonEx from Quijano & Associates (BVI) Limited to Maples Corporate Services (BVI) Limited.

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12.3 Conditions to Obligations of ParagonEx and ParagonEx Sellers . In addition to the conditions specified in Section 12.1, the obligations of ParagonEx to consummate the Transactions are subject to the satisfaction or written waiver (by ParagonEx) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of MICT, BVI Pubco, BNN and BI China set forth in this Agreement and in any certificate delivered by MICT, BVI Pubco, BNN and BI China pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, MICT, BVI Pubco, BNN or BI China.

(b) Agreements and Covenants. Each of MICT, BVI Pubco, BNN and BI China shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to MICT, BVI Pubco, BNN and BI China since the date of this Agreement which is continuing and uncured.

(d) Closing Deliveries.

(i) Officer Certificates. ParagonEx shall have received a certificate:

(A) from each of MICT, BVI Pubco, BNN and BI China, dated the Closing Date, signed by an executive officer of such Party in such capacity, certifying, with respect to such Party, as to the satisfaction of the conditions specified in Sections12.3(a), 12.3(b), and 12.3(c).

(B) from BNN dated as the Closing Date, signed by an executive officer of BNN, certifying that immediately following the Closing of the BNN Acquisition and the ParagonEx Acquisition and after giving effect to the payment of the consideration therefor and all costs and expenses of the Transactions, BVI Pubco shall have net unrestricted cash (including any amounts advanced as a BNN Prepayment) of at least Twenty Million Dollars ($20,000,000). The amount specified in the foregoing sentence shall be used solely for operating capital of BVI Pubco and its Subsidiaries after the Closing.

(ii) Secretary Certificates.

(A) MICT shall have delivered to ParagonEx a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of MICT’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of MICT’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Stockholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which MICT is or is required to be a party or otherwise bound.

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(B) BVI Pubco shall have delivered to ParagonEx a certificate from a director, its secretary or other executive officer certifying as to, and attaching, (A) copies of BVI Pubco’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of BVI Pubco’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, and (C) specimen signatures of the directors or officers authorized to execute this Agreement or any Ancillary Document to which BVI Pubco is or is required to be a party or otherwise bound.

(C) BI China shall have delivered to ParagonEx a certificate from its secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date, (B) the resolutions of its board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, the Securities Exchange and the other transactions contemplated hereby and thereby, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

(iii) Good Standing. Each of MICT, BVI Pubco and BI China shall have delivered to ParagonEx a good standing certificate (or similar documents applicable for such jurisdictions) for such party certified as of a date no later than sixty (60) days prior to the Closing Date from the proper Governmental Authority of MICT’s, BVI Pubco’s and BI China’s jurisdiction of organization and from each other jurisdiction in which MICT is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Effectiveness of Certain Ancillary Documents. The Lock-Up Agreements and Voting Agreements shall be in full force and effect in accordance with the terms thereof as of the Closing.

(v) No indebtedness. MICT shall have no Indebtedness as reflected on MICT’s balance sheet and the SEC Filings (other than Indebtedness of up to an aggregate of $760,000 (which amount shall include a $200,000 loan to Micronet Ltd., which loan and any accrued and unpaid interest thereon shall be repaid in full on or prior to the completion of the Spin-Off, thereby reducing MICT’s aggregate Indebtedness to no more than $560,000) or any Indebtedness of MICT’s other Subsidiaries to be spun-off in the Spin-Off).

(vi) Termination of Certain Contracts. ParagonEx shall have received evidence reasonably acceptable to ParagonEx that the Contracts set forth on Schedule 12.2(a)(vi) involving any of BVI Pubco, BI China Target Companies and/or other Related Persons shall have been terminated with no further obligation or Liability of BVI Pubco or the BI China Target Companies thereunder.

(vii) Resignations. ParagonEx shall have received written resignations, effective as of the Closing, of each of the directors and officers of MICT as reasonably requested by BI China and ParagonEx prior to the Closing, except that nothing in this Section 12.3(d)(vii) shall prevent the Continuing Directors from serving as members of the Post-Closing BVI Pubco Board as described in Section 11.16(a).

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12.4 Conditions to Obligations of MICT . In addition to the conditions specified in Section 12.1, the obligations of MICT to consummate the Transactions are subject to the satisfaction or written waiver (by MICT) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of BI China, BNN, ParagonEx and the ParagonEx Sellers set forth in this Agreement and in any certificate delivered by BNN, BI China, ParagonEx or any ParagonEx Seller pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, any BI China Target Company, or any ParagonEx Target Company.

(b) Agreements and Covenants. BNN, BI China, ParagonEx and each ParagonEx Seller shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to any BI China Target Company or any ParagonEx Target Company since the date of this Agreement which is continuing and uncured. Since the date of this Agreement, neither of BI China nor ParagonEx shall have closed or materially reduced their business activities or effected any material layoff or other material personnel reduction or change, even if such action(s) may be permitted by Section 11.2(b)(xiv) or Section 11.3(b)(xiv), as the case may be.

(d) Transfer of Excluded ParagonEx Target Companies Share Capital. All outstanding share capital and other equity interests in the Excluded ParagonEx Target Companies shall have been transferred to a third party pursuant to a transfer instrument which shall include non compete obligations, in a form reasonably satisfactory to MICT, such that following such transfer the Excluded ParagonEx Target Companies shall not held or controlled, directly or indirectly by ParagonEx or any of the Included ParagonEx Target Companies.

(e) Termination of UB2000 Contract. ParagonEx shall have delivered to MICT a duly executed termination agreement of the IP Option Agreement between ParagonEx and UB2000 Limited dated December 29, 2017, in a form reasonably satisfactory to MICT.

(f) UFX Agreement. ParagonEx and any of its major customers operating under the UFX brand (namely ReliantCo and UFX Global) shall have executed a definitive Agreement in a form reasonably satisfactory to BNN and MICT, which shall at minimum include a fixed term of at least 10 years (including any extension options to ParagonEx).

(g) WFOE Registration. The WFOE shall have completed the proper amendment of the registration forms related to certain loans registered by it (in the amount of £4,805,000 and in the amount of £3,540,625.50 (drawn by WOFE on 15 October 2015)) by means of adopting a SAFE foreign debt registration amendment in a form reasonably satisfactory to MICT and ParagonEx.

(h) BNN Pledge Registration. BNN shall have duly completed the registration of pledges on the equity interests of BNN Subsidiaries, Beijing Hulian Xincai Culture Development Co. Ltd., and Beijing NewNet Science & Technology Development Co. Ltd., for the benefit of WFOE.

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(i) ParagonEx Non-Compete. The controlling stockholders of ParagonEx shall have entered into three-year confidentiality, IP assignment and non-compete agreements with their respective employers within the ParagonEx group (including agreements not to solicit ParagonEx customers) in form customary to such transactions, and such agreements shall be in force and all agreements, engagements or arrangements between such individuals and any of the customers of ParagonEx or its Subsidiaries, including but not limited to the rendering of any services or alike shall be terminated.

(j) Closing Deliveries.

(i) Officer Certificate. MICT shall have received a certificate:

(A) from BI China, dated as the Closing Date, signed by an executive officer of BI China in such capacity, certifying as to the satisfaction of the conditions specified in Sections 12.4(a), 12.4(b) and 12.4(c), with respect to BNN and BI China.

(B) from ParagonEx, dated as the Closing Date, signed by an executive officer of ParagonEx in such capacity, certifying as to the satisfaction of the conditions specified in Sections 12.4(a) , 12.4(b) and 12.4(c), with respect to ParagonEx.

(C) from BNN dated as the Closing Date, signed by an executive officer of BNN, certifying that immediately following the Closing of the BNN Acquisition and the ParagonEx Acquisition and after giving effect to the payment of the consideration therefor and all costs and expenses of the Transactions, BVI Pubco shall have net cash and of at least Twenty Million Dollars ($20,000,000). The amount specified in the foregoing sentence shall be used solely for operating capital of BVI Pubco and its Subsidiaries after the Closing.

(ii) ParagonEx Seller Certificate. MICT shall have received a certificate from each ParagonEx Seller, dated as of the Closing Date, signed by such ParagonEx Seller (or the ParagonEx Seller Representative on behalf of any Non-Executing Shareholders), certifying as to the satisfaction of the conditions specified in Sections 12.4(a), and 12.4(b) with respect to such Seller.

(iii) Secretary Certificate.

(A) BI China shall have delivered to MICT a certificate from its secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date, (B) the resolutions of its board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, the Securities Exchange and the other transactions contemplated hereby and thereby, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

(B) BVI Pubco shall have delivered to MICT a certificate from a director, its secretary or other executive officer certifying as to, and attaching, (A) copies of BVI Pubco’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of BVI Pubco’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, and (C) specimen signatures of the directors or officers authorized to execute this Agreement or any Ancillary Document to which BVI Pubco is or is required to be a party or otherwise bound.

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(C) ParagonEx shall have delivered to MICT a certificate from a director, its secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date, (B) the resolutions of its board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, the Securities Exchange and the other transactions contemplated hereby and thereby, and (C) specimen signatures of the directors or officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound, (d) a certificate of incumbency issued by the registered agent of ParagonEx, appending the register of members and register of directors of ParagonEx immediately prior to the Closing Date.

(iv) Good Standing.

(A) BI China shall have delivered to MICT good standing certificates (or similar documents applicable for such jurisdictions) for each BI China Target Company certified as of a date no later than sixty (60) days prior to the Closing Date from the proper Governmental Authority of the BI China Target Company’s jurisdiction of organization and from each other jurisdiction in which the BI China Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(B) ParagonEx shall have delivered to MICT good standing certificates (or similar documents applicable for such jurisdictions) for each ParagonEx Target Company certified as of a date no later than sixty (60) days prior to the Closing Date from the proper Governmental Authority of the ParagonEx Target Company’s jurisdiction of organization and from each other jurisdiction in which the ParagonEx Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(v) Certified Charters.

(A) BI China shall have delivered to MICT a copy of the BI China Charter, as in effect as of the Closing, certified by the appropriate Governmental Authority of Hong Kong as of a date no more than ten (10) Business Days prior to the Closing Date.

(B) ParagonEx shall have delivered to MICT a copy of the ParagonEx Charter, as in effect as of the Closing, stamped by the Registrar of Corporate Affairs in the British Virgin Islands and certified by the registered agent of ParagonEx as of a date no more than ten (10) Business Days prior to the Closing Date.

(vi) Share Certificates and Transaction Instruments.

(A) MICT shall have received written confirmation from BVI Pubco that BVI Pubco shall have received from BNN, Certificates and other instruments or documents representing the BI China Purchased Securities (or Lost Certificate Affidavits), if applicable, together with executed instruments of transfer in respect of the BI China Purchased Securities in favor of BVI Pubco (or its nominee) and in form reasonably acceptable for transfer on the books of BI China.

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(B) MICT shall have received written confirmation from BVI Pubco that BVI Pubco shall have received from each ParagonEx Seller, Certificates and other instruments or documents representing the ParagonEx Purchased Securities (or Lost Certificate Affidavits), if applicable, together with executed instruments of transfer in respect of the Purchased Securities in favor of BVI Pubco (or its nominee) and in form reasonably acceptable for transfer on the books of ParagonEx.

12.5 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article XII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to BNN, any BI China Target Company or Seller) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article XIII
TERMINATION AND EXPENSES

13.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of MICT, BNN, BI China and ParagonEx;

(b) by written notice by MICT, BNN, BI China and ParagonEx if any of the conditions to the Closing set forth in Article XII have not been satisfied or waived by May 15, 2019 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 13.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to ParagonEx, the ParagonEx Sellers) of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; provided, further, that in the event that the Registration Statement and/or Proxy Statement is still being reviewed or commented on by the SEC, any Party shall be entitled to extend the date for termination of this Agreement pursuant to this Section 13.1(b) for an additional sixty (60) days.

(c) by written notice by any of MICT, BNN, BI China or ParagonEx if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 13.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (with respect to ParagonEx, the ParagonEx Sellers) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by BNN or BI China, if (i) there has been a material breach by MICT or its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of MICT shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 12.2(a) or Section 12.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by BI China or (B) the Outside Date; provided that neither BNN nor BI China shall have the right to terminate this Agreement pursuant to this Section (d) if at such time BI China or BNN is in material uncured breach of this Agreement;

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(e) by written notice by ParagonEx, if (i) there has been a material breach by MICT of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of MICT shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 12.3(a) or Section 12.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by ParagonEx or (B) the Outside Date; provided that ParagonEx shall not have the right to terminate this Agreement pursuant to this Section 13.1(e) if at such time ParagonEx or any one or more ParagonEx Sellers holding collectively 1% or more of the ParagonEx Purchased Securities (the “Major ParagonEx Sellers”) is in material uncured breach of this Agreement;

(f) by written notice by MICT, if (i) there has been a breach by BNN, BI China, ParagonEx or any Major ParagonEx Seller of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 12.4(a) or Section 12.4(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by MICT or (B) the Outside Date; provided that MICT shall not have the right to terminate this Agreement pursuant to this Section 13.1(f) if at such time MICT is in material uncured breach of this Agreement;

(g) by written notice by either BNN, BI China or ParagonEx, at any time in the event that (A) MICT’s board of directors (or any committee thereof) shall have effected a MICT Board Recommendation Change or (B) MICT has entered into binding agreement concerning a transaction that constitutes a Superior Proposal;

(h) by written notice by MICT, at any time in the event that any of BNN with respect to any BI China Target Company or any ParagonEx Target Company has entered into binding agreement concerning a transaction that constitutes a Superior Proposal;

(i) by written notice by either BNN and BI China, on the one hand and ParagonEx on the other hand, if either BNN or BI China, in the case of notice from ParagonEx or ParagonEx, in the case of notice from either BI China or BNN is in material breach of this agreement and such breach is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach by the other Party or (B) the Outside Date; provided that the Party providing the notice shall not have the right to terminate this Agreement pursuant to this Section 13.1(f) if at such time it is in material uncured breach of this Agreement;

(j) by written notice by MICT, if there shall have been a Material Adverse Effect with respect to the BI China Target Companies or the ParagonEx Target Companies, taken as a whole, following the date of this Agreement which is uncured and continuing;

(k) by written notice by BI China, if there shall have been a Material Adverse Effect with respect to MICT or the ParagonEx Target Companies, taken as a whole, following the date of this Agreement which is uncured and continuing;

(l) by written notice by ParagonEx, if there shall have been a Material Adverse Effect on MICT or the BI China Target Companies, taken as a whole, following the date of this Agreement which is uncured and continuing;

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(m) by written notice by either MICT or BNN if the Special Meeting is held (including any adjournment or postponement thereof) and has concluded, MICT’s stockholders have duly voted, and the Required Stockholder Approval was not obtained;

(n) by written notice by MICT in connection with MICT entering into a definitive agreement to effect a Superior Offer;

(o) by written notice by MICT in the event that BNN does not cause the holders of all of the equity interests in BI China to agree to transfer all of their ownership interests in BI China to BVI Pubco pursuant to this Agreement at least three (3) Business Days prior to the Outside Date;

(p) by written notice by any of BNN, BI China or ParagonEx, in the event that Sunrise Securities or any affiliate thereof seeks and obtains from a court of competent jurisdiction or other Governmental Authority a permanent injunction or other Order that has become final and non-appealable preventing the consummation of the transactions contemplated by this Agreement; or

(q) by written notice by MICT pursuant to Section 1.1(e).

13.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 13.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 13.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 13.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 11.13, 11.14, 13.4, Article XIV and this Section 13.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement. Without limiting the foregoing, and except as provided in Sections 13.4 and this Section 13.2 (but subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section14.7), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 13.1.

13.3 Termination Fee.

(a) In the event that this Agreement is terminated (i) by BI China or ParagonEx pursuant to Section 13.1(d), 13.1(e)or 13.1(g), as applicable or (ii) by MICT pursuant to Section 13.1(n), then within three (3) Business Days after such termination, MICT shall pay to BI China and ParagonEx an aggregate amount of cash equal to Nine Hundred Thousand U.S. Dollars ($900,000) (the “MICT Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by joint written instruction from BI China and ParagonEx, plus any amount payable to BI China and ParagonEx pursuant to Section13.3(e).

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(b) In the event that this Agreement is terminated by (i) any of MICT, BNN, BI China or ParagonEx pursuant to Section 13.1(a), 13.1(b) (unless the termination under Section 13.1(b) was by BNN, BI China or ParagonEx as a result of MICT’s actual breach of this Agreement) or 13.1(c) (ii) by MICT pursuant to 13.1(f), 13.1(h), 13.1(j), 13.1(m) or (iii) by any of BNN, BI China or ParagonEx, as applicable, pursuant to 13.1(i), 13.1(k), 13.1(l) (unless the termination under Sections 13.1(k) or 13.1(l) was by BNN or ParagonEx as a result of a Material Adverse Effect on MICT), 13.1(m), 13.1(o) or 13.1(q) then within three (3) Business Days after such termination, BI China and ParagonEx shall be jointly and severally responsible to pay to MICT an aggregate amount of cash equal to One Million Eight Hundred Thousand U.S. Dollars ($1,800,000) (the “Target Termination Fee”) by wire transfer of immediately available funds to an account or accounts designated in writing by MICT, plus any amount payable to MICT pursuant to Section 11.3(d). Notwithstanding the foregoing, the Target Termination Fee shall increase to Three Million U.S. Dollars ($3,000,000) in the event that the Agreement is terminated by either MICT or BNN pursuant to Section 13.1(m) as a result of the failure of MICT to obtain the Required Stockholder Approval and BNN did not vote in favor of the Transactions. Concurrently with the execution of this Agreement, BNN shall have caused to be deposited with Continental Stock Transfer & Trust Company, as escrow agent, or another escrow agent mutually and reasonably agreeable to the Parties (the “Escrow Agent”) for the Termination Fees (the “Escrow Agent”) (i) an amount in cash equal to Nine Hundred Thousand U.S. Dollars ($900,000) and (ii) the BNN Current Shares, as collateral and security for payment of the Target Termination Fee, which amount will be held in an escrow account by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement attached hereto as Exhibit E.

(c) In the event that this Agreement is terminated by BI China or ParagonEx pursuant to Section 13.1(i), then within three (3) Business Days after such termination, the breaching Party shall pay to the non-breaching Party an aggregate amount of cash equal to the amount of the costs and expenses, including legal and professional fees, incurred by the non-breaching party in connection with the negotiation and execution of this Agreement and the other Ancillary Documents incurred, which amount shall in no event exceed One Million U.S. Dollars ($1,000,000) (the “Cross Target Termination Fee” and together with the Target Termination Fee and the MICT Termination Fee, the “Termination Fees)”) by wire transfer of immediately available funds to an account or accounts designated in writing by the non-breaching Party.

(d) If any Party fails to pay when due any amount payable by it under this Section 13.3, and such failure is not cured within twenty (20) Business Days of written notice of the delinquency, then (i) such Party shall reimburse the other Parties for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Parties of their respective rights under this Section 13.3, and (ii) such Party shall pay to the other Parties interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Parties in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three (3%).

(e) The Termination Fees, if paid, shall constitute liquidated damages and upon acceptance of any such Termination Fee, none the applicable paying Parties, nor its directors, officers, agents, Affiliates, or stockholders shall have any further liability or obligation to the recipient, any of its Affiliates or any of its or their direct or indirect stockholders relating to or arising out of this Agreement, any of the Ancillary Agreements, or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and in such event, it shall not seek to, and shall cause its controlled Affiliates not to seek to, recover any money damages (including consequential, special, indirect or punitive damages) or obtain any equitable relief from any Party. For the avoidance of doubt, in no event shall any Termination Fee be paid more than once.

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13.4 Fees and Expenses. Subject to Sections 14.15 all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses; provided, however, that BNN shall pay ParagonEx’s legal fees in accordance with the terms of the engagement letters entered into between ParagonEx and its legal counsel in Israel and China and endorsed by BNN, and provided further that BNN shall also be solely responsible for all fees and expenses incurred in relation to the printing and filing with the SEC of the Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto and actually paid to a financial printer or the SEC. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement.

Article XIV
MISCELLANEOUS

14.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service, (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested or (v) on the date delivered in the place of delivery if sent by email prior to 6:00 p.m. New York City time, otherwise on the next succeeding Business Day, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to MICT at or prior to the Closing, to:

MICT, Inc.

28 West Grand Avenue, Suite 3

Montvale, New Jersey 07645

Attn: David Lucatz, Chief Executive Officer

Facsimile No.: [       ]

Telephone No.: (201) 225-0190

Email: david@micronet-enertec.com

with a copy (which will not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

666 Third Avenue

New York, New York 10017

Attn: Kenneth Koch, Esq.

Facsimile No.: (212)-983-3115

Telephone No.: (212)-692-6768

E-mail: KRKoch@mintz.com

If to BVI Pubco, BNN and Merger Sub prior to the Closing, to:

BNN Technology PLC

First Floor, Mallory House, Goostrey Way

Knutsford, Cheshire WA16 7GY

United Kingdom

Attn: Darren C. Mercer, Executive Director

Telephone No.: 44 (0) 1565 872990

Facsimile No.: +44 (0) 1565 889545

Email: Darren.Mercer@bnntechnology.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn: Richard I. Anslow, Esq.
          Jonathan H. Deblinger, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email:  ranslow@egsllp.com
            jdeblinger@egsllp.com

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If to ParagonEx prior to the Closing, to: ParagonEx Limited Willow House Main Road Onchan Isle of Man IM3 1AJ Attn: Simon Duggan Telephone No.: +44 1624 656778 Email: simond@paragonex.com with a copy (which will not constitute notice) to:

Herzog Fox & Neeman
Asia House

4 Weizmann Street

Tel Aviv

6423904

Attn: Ory Nacht
Facsimile No.: +972 3 696 6464
Telephone No.: +972 3 692 7437
Email: nachto@hfn.co.il

If to the ParaonEx Seller Representative or any ParagonEx Seller to:

Mark Gershinson
8 De Walden Court

85 New Cavendish Street

London W1W 6XD

United Kingdom

Facsimile No.: +44 20 7426 2787
Telephone No.: +44 7770 802866
Email: mhg@mintongroup.co

with a copy (which will not constitute notice) to:

Herzog Fox & Neeman
Asia House

4 Weizmann Street

Tel Aviv

6423904

Attn: Ory Nacht
Facsimile No.: +972 3 696 6464
Telephone No.: +972 3 692 7433
Email: nachto@hfn.co.il

If to BVI Pubco, MICT, BNN or ParagonEx after the Closing, to:

Global Fintech Holdings Ltd.
First Floor, Mallory House, Goostrey Way

Knutsford, Cheshire WA16 7GY

United Kingdom

Attn: Darren C. Mercer, Executive Director

Telephone No.: 44 (0) 1565 872990

Facsimile No.: +44 (0) 1565 889545

Email: Darren.Mercer@bnntechnology.com

with a copy (which will not constitute notice) to:

Herzog Fox & Neeman
Asia House

4 Weizmann Street

Tel Aviv

6423904

Attn: Ory Nacht
Facsimile No.: [+972 3 696 6464]
Telephone No.: [+972 3 692 7433]
Email: nachto@hfn.co.il

and

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn: Richard I. Anslow, Esq.
          Jonathan H. Deblinger, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email:  ranslow@egsllp.com
            jdeblinger@egsllp.com

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14.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of MICT, BVI Pubco, BNN, ParagonEx and the ParagonEx Seller Representative, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

14.3 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party; provided that the MICT Subsidiaries spun-off in connection with the Spin-Off shall be deemed to be successors of MICT for purposes of Section 14.3. Notwithstanding anything to the contrary, (a) each of the D&O Indemnified Persons and their respective heirs and representatives are intended to be third party beneficiaries with respect to the provisions of Section 11.17 of this Agreement and (b) each of MICT’s stockholders are intended to be third party beneficiaries with respect to the provisions of Section 11.18 Section 11.17 of this Agreement shall survive the Closing and shall be enforceable by David Lucatz on behalf of, and for the benefit of, each of the D&O Indemnified Persons and their respective heirs and representatives.

14.4 [Reserved].

14.5 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. Subject to Section 14.5, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 14.5, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 14.1. Nothing in this Section 14.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

14.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.6.

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14.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

14.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

14.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by MICT, BNN, ParagonEx and the ParagonEx Seller Representative.

14.10 Waiver. Each of MICT, BVI Pubco, BNN and ParagonEx on behalf of itself and its Affiliates, and the ParagonEx Seller Representative on behalf of itself and the ParagonEx Sellers, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by MICT or the ParagonEx Seller Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of MICT.

14.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

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14.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with the Applicable Accounting Principles or with respect to MICT, GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall including any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall including any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. .

14.13 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

14.14 Non-Survival of Representations, Warranties, Covenants and Agreements. Except as provided in this Section 14.14. None of the representations, warranties, covenants and agreements in this Agreement shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those covenants and agreements set forth in this Article XIV, and provided that notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that after the Closing a Party shall not be prevented from bringing a valid Fraud Claim against the other Parties hereto with respect to the negotiation and execution of this Agreement and the Ancillary Documents.

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14.15 ParagonEx Seller Representative.

(a) By the execution and delivery of this Agreement, each ParagonEx Seller, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Mark Gershinson, in his capacity as the ParagonEx Seller Representative, as the true and lawful agent and attorney-in-fact of such ParagonEx Seller with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such ParagonEx Seller under the terms and provisions of this Agreement and the Ancillary Documents to which the ParagonEx Seller Representative is a party, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the ParagonEx Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement or any of the Ancillary Documents to which the ParagonEx Seller Representative is a party, including: (i) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the ParagonEx Seller Representative is a party (provided that any such action, if material to the rights and obligations of the ParagonEx Sellers in the reasonable judgment of the ParagonEx Seller Representative, will be taken in the same manner with respect to all ParagonEx Sellers unless otherwise agreed by each ParagonEx Seller who is subject to any disparate treatment of a potentially material and adverse nature); (ii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Documents to which the ParagonEx Seller Representative is a party; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the ParagonEx Seller Representative, in its reasonable discretion deems necessary or advisable in the performance of its duties as the ParagonEx Seller Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction, whether incurred prior or subsequent to Closing; (v) instructing the Paying Agent and the 102 Trustee with regard to the receipt of all or any portion of the consideration provided to the ParagonEx Sellers under this Agreement and the distribution of the same to the ParagonEx Sellers in accordance with their ParagonEx Pro Rata Shares; and (vi) otherwise enforcing the rights and obligations of any such Persons under this Agreement and the Ancillary Documents to which the ParagonEx Seller Representative is a party, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the ParagonEx Seller Representative, shall be binding upon each ParagonEx Seller and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 14.15 are irrevocable and coupled with an interest. The ParagonEx Seller Representative hereby accepts its appointment and authorization as the ParagonEx Seller Representative under this Agreement.

(b) Any other Person, including MICT, BVI Pubco, BNN and BI China may conclusively and absolutely rely, without inquiry, upon any actions of the ParagonEx Seller Representative as the acts of the ParagonEx Sellers hereunder or any Ancillary Document to which the ParagonEx Seller Representative is a party. Each of MICT, BVI Pubco, BNN and BI China shall be entitled to rely conclusively on the written instructions and decisions of the ParagonEx Seller Representative as to (i) any payment instructions provided by the ParagonEx Seller Representative or (ii) any other actions required or permitted to be taken by the ParagonEx Seller Representative hereunder, and no ParagonEx Seller shall have any cause of action against MICT, BVI Pubco, BNN of BI China for any action taken by any of them in reliance upon the written instructions or decisions of the ParagonEx Seller Representative. None of MICT, BVI Pubco, BNN and BI China shall have any Liability to any ParagonEx Seller for any allocation or distribution among the ParagonEx Sellers by the ParagonEx Seller Representative of payments made to or at the written direction of the ParagonEx Seller Representative. All notices or other communications required to be made or delivered to a ParagonEx Seller under this Agreement or any Ancillary Document to which the ParagonEx Seller Representative is a party shall be made to the ParagonEx Seller Representative for the benefit of such ParagonEx Seller, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such ParagonEx Seller with respect thereto. All notices or other communications required to be made or delivered by a ParagonEx Seller shall be made by the ParagonEx Seller Representative (except for a notice under Section 14.15(d) of the replacement of the ParagonEx Seller Representative).

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(c) The ParagonEx Seller Representative will act for the ParagonEx Sellers on all of the matters set forth in this Agreement in the manner the ParagonEx Seller Representative believes to be in the best interest of the ParagonEx Sellers, but the ParagonEx Seller Representative will not be responsible to the ParagonEx Sellers for any Losses that any ParagonEx Seller or other Indemnitor may suffer by reason of the performance by the ParagonEx Seller Representative of the ParagonEx Seller Representative’s duties under this Agreement, other than Losses arising from the bad faith, gross negligence or willful misconduct by the ParagonEx Seller Representative in the performance of its duties under this Agreement. The ParagonEx Sellers do hereby jointly and severally agree to indemnify, defend and hold the ParagonEx Seller Representative harmless from and against any and all Losses reasonably incurred or suffered as a result of the performance of the ParagonEx Seller Representative’s duties under this Agreement, except for any such liability arising out of the bad faith, gross negligence or willful misconduct of the ParagonEx Seller Representative. The ParagonEx Seller Representative will not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but will be entitled to the payment from the ParagonEx Sellers of all its expenses incurred as the ParagonEx Seller Representative. All of the indemnities, immunities, releases and powers granted to the ParagonEx Seller Representative under this Section 14.15 shall survive the Closing and continue indefinitely.

(d) If the ParagonEx Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of ParagonEx Sellers, then the ParagonEx Sellers shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor ParagonEx Seller Representative (by vote or written consent of the ParagonEx Sellers holding in the aggregate a ParagonEx Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify BNN and MICT or, after the Merger, BVI Pubco in writing of the identity of such successor. Any such successor so appointed shall become the “ParagonEx Seller Representative” for purposes of this Agreement.

Article XV
DEFINITIONS

15.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“102 Options” means ParargonEx Options which were granted under the terms of the ParagonEx Equity Plan and are subject to tax under Section 102(b)(2) of the Israeli Income Tax Ordinance;

“102 Shares” means ParagonEx ordinary shares that were issued upon exercise of 102 Options or which were otherwise granted and are subject to tax under Section 102(b)(2) of the Israeli Income Tax Ordinance;

“102 Securities” means 102 Options and 102 Shares.

“102 Trustee” means ESOP Management and Trust Services Ltd.

“3(i) Options” means ParargonEx Options which were granted under the terms of the ParagonEx Equity Plan and are subject to tax under Section 3(i) of the Israeli Income Tax Ordinance.

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

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“Accounting Principles” means in accordance with IFRS as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the applicable company, in the preparation of its latest audited Financial Statements. In any event, the Accounting Principles (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (ii) shall be based on facts and circumstances as they exist at or prior to the Closing and shall exclude the effect of any act, decision or event occurring after the Closing and (iii) shall follow the defined terms contained in this Agreement.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person..

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the Voting Agreement, Lock-Up Agreements, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA or its equivalent in any foreign jurisdictions, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“BNN Charter” means the Certificate of Incorporation of BNN, as amended and in effect under the UK Act.

“BNN Confidential Information” means all confidential or proprietary documents and information concerning the BI China Target Companies, BNN or any other BI China Seller or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that BNN Confidential Information shall not include any information which, (i) at the time of disclosure by MICT or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by BNN, BI China or their respective Representatives to MICT or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such BNN Confidential Information.

“BNN Prepayment” means a cash advance by BNN to ParagonEx in the amount of Five Million U.S. Dollars ($5,000,000), to be used by ParagonEx for initiating the development of a commodities exchange platform for the Chinese market, pursuant to the terms of that certain Prepayment Agreement dated the date hereof, by and between BNN and ParagonEx.

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“BI China Ordinary Shares” means the ordinary shares, of BI China.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business.

“BVI Act” means the British Virgin Islands Business Companies Act (No 16 of 2004), as amended.

“BVI Pubco Charter” means the Memorandum and Articles of Association of BVI Pubco, as amended and in effect under the BVI Act

“BVI Pubco Ordinary Shares” means the ordinary shares, par value $0.001 per share, of BVI Pubco.

“BVI Pubco Share Price” means One U.S Dollar and Sixty Five Cents ($1.65) per share of BVI Pubco Ordinary Share.

“Cash” means all forms of cash, cash equivalents, marketable securities or deposits in bank or other financial institution accounts of any kind, excluding restricted cash or other restricted deposits which are pledged or otherwise serve as collateral to secure guarantees or other obligations.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or registration, declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

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“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Delaware Act” means the Delaware General Corporation Law, as amended.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by BNN, BI China, ParagonEx or any one or more of their respective Subsidiaries primarily for the benefit of employees of BNN, BI China, ParagonEx or such respective Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Governmental Grant” means any grant, loan, incentive, subsidy, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit (including Tax benefits), relief or privilege provided or made available by or on behalf of or under the authority of the State of Israel, including the Israeli National Authority for Technological Innovation (“IIA”) (formerly known as the office of the Chief Scientist), the BIRD Foundation and other bi- or multi-national grant programs for the financing of research and development or other similar funds, the European Union, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Entity.

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“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“HK Act” means the Hong Kong Companies Ordinance, as amended.

“HK Charter” means the Articles of Association of BI China, as amended and in effect under the HK Act.

“IFRS” means international financial reporting standards, as adopted by the International Accounting Standards Board.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP or IFRS, as applicable, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software, design rights (whether registered or unregistered) and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto.

“Intervening Event” shall mean any material event, circumstance, change, effect, development or condition occurring or arising after the date hereof with respect to a Party that was not reasonably foreseeable or known by such Party or its board directors as of or prior to the date hereof and does not relate, directly or indirectly, to any Acquisition Proposal or Acquisition Transaction or any of the events or occurrences of the nature described in clauses (i) through (iv) of the definition of Material Adverse Effect (solely as applied to such Party).

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“Israeli Income Tax Ordinance” the Israeli Income Tax Ordinance [New Version] 1961, as amended, and all the regulations, rules and orders promulgated thereunder.

“IT Systems” means all computer systems, programs, networks, hardware, Software, software engines, database, operating systems, websites, website content and links and equipment used to process, store, maintain and operate data, information and functions owned, used or provided by any ParagonEx Target Company.

“Knowledge” means, with respect to (i) BNN, the actual knowledge of the executive officers or directors of any BI China Target Company, after reasonable inquiry, (ii) ParagonEx, the actual knowledge of the executive officers or directors of any ParagonEx Target Company, after reasonable inquiry, (iii) MICT, the actual knowledge of the executive officers or directors of MICT, after reasonable inquiry or (iv)any other Party, the actual knowledge of its directors and executive officers, after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries (excluding, with respect to MICT, its Subsidiaries or assets to be spun-off in connection with the Spin-Off), taken as a whole, or (b) the ability of such Person or any of its Subsidiaries (excluding, with respect to MICT, its Subsidiaries to be spun-off in connection with the Spin-Off) on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in IFRS, GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; and (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) ; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses.

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“MICT Charter” means the certificate of incorporation of MICT, as amended and in effect under the Delaware Act; provided that references herein to the MICT Charter for periods after the Merger includes the certificate of incorporation of the Surviving Corporation.

“MICT Common Stock” means shares of common stock, par value $0.001 per share, of MICT; provided that references herein to MICT Common Stock for periods after the Merger includes the shares of common stock of the Surviving Corporation.

“MICT Warrant” or “MICT Warrants” means warrants entitling the holders thereof to purchase an aggregate of 1,187,500 shares of MICT’s Common Stock, consisting of (i) 158,000 shares at a purchase price of $1.5 per share, (ii) 717,000 shares at a purchase price of $2.00 per share, (iii) 200,000 shares a purchase price of $3.00 per share and (iv) 112,500 shares at a purchase price of $4.00 per share.

“MICT Confidential Information” means all confidential or proprietary documents and information concerning MICT, or any of its respective Representatives; provided, however, that MICT Confidential Information shall not include any information which, (i) at the time of disclosure by BNN, BI China, ParagonEx any ParagonEx Seller or their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by MICT or its Representatives to BNN, BI China, ParagonEx any ParagonEx Seller or their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such MICT Confidential Information. For the avoidance of doubt, from and after the Closing, MICT Confidential Information will include the confidential or proprietary information of the BI China Target Companies and the ParagonEx Target Companies.

“MICT Securities” means the MICT Common Stock, and shares of MICT preferred stock, collectively.

“Nasdaq” means the Nasdaq Capital Market.

“Net Working Capital” means, as of the time of determination, (i) all current assets of the BI China Target Companies or the ParagonEx Target Companies, as applicable, including cash and cash equivalents, on a consolidated basis, minus (ii) all current liabilities (excluding, without duplication, Closing Indebtedness), on a consolidated basis and as determined in accordance with the Accounting Principles; provided that, for purposes of this definition, whether or not the following is consistent with the Accounting Principles, “current assets” will exclude any receivable from any ParagonEx Seller.

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“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“ParagonEx Charter” means the Memorandum and Articles of Association of ParagonEx, as amended and in effect under the BVI Act.

“ParagonEx Confidential Information” means all confidential or proprietary documents and information concerning the ParagonEx Target Companies or ParagonEx or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that ParagonEx Confidential Information shall not include any information which, (i) at the time of disclosure by MICT or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by ParagonEx or its Representatives to MICT, BNN, BI China or their Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such ParagonEx Confidential Information.

“ParagonEx Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by a ParagonEx Target Company.

“ParagonEx Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of a ParagonEx Target Company and all products or services currently under development by ParagonEx or any of the ParagonEx Target Companies

“ParagonEx Equity Plan” means the ParagonEx 2008 Share Option Plan approved by the ITA under the capital gains route of Section 102.

“ParagonEx Ordinary Shares” means the ordinary shares, par value $0.01 per share, of ParagonEx.

“ParagonEx Options” means all issued, outstanding and unexercised options, warrants, purchase rights or other securities of ParagonEx (including convertible loans, notes or other debt securities) directly or indirectly convertible or exercisable into, or exchangeable for, or granting the right to subscribe for, purchase or otherwise directly acquire ordinary shares of ParagonEx, whether vested or unvested and any other right that would entitle any Person to share in the equity, profits, earnings, losses or gains of ParagonEx.

“ParagonEx Optionholders” means the holders of the ParagonEx Options.

“ParagonEx Target Company” means each of ParagonEx and its direct and indirect Subsidiaries.

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“ParagonEx Securities” means the ParagonEx Ordinary Shares and the vested ParagonEx 102 options and vested 3(i) Options.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means any information relating to an identified or identifiable natural person including a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person or any other piece of information that allows the identification of a natural person or is otherwise considered personally identifiable information or personal information under applicable Law.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Process” or “Processing” means, with respect to data, any operation or set of operations such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon: (a) the disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form); (b) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge; (c) a requirement that any other licensee of the Software be permitted to modify, make derivative works of, or reverse-engineer any such other Software; (d) a requirement that such other Software be redistributable by other licensees; or (e) the grant of any patent or other rights, including non-assertion or patent license obligations.

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“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Section 102” means Section 102 of the Israeli Income Tax Ordinance [New Version] 1961, as amended, and all the regulations, rules and orders promulgated thereunder (the “Israeli Income Tax Ordinance”).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, software implementations of algorithms, models and methodologies and documentation related thereto and all software modules, tools and databases.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Superior Proposal” means any Acquisition Proposal made by a third party after the date of this Agreement that (i) was not solicited in violation of Section 11.7 and (ii) the applicable party’s board of directors in good faith (after consultation with its financial advisor and its outside legal counsel, and after taking into account the terms and conditions of such Acquisition Proposal, including, the financial, legal, regulatory and other aspects of such Acquisition Proposal, is more favorable to MICT’s stockholders than the transactions contemplated by this Agreement (taking into consideration the requirement to pay the Termination Fee hereunder) and is reasonably expected to be consummated in accordance with its terms. For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “fifteen percent (15%)” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.

130

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Termination Fee Escrow Agreement” means that certain escrow agreement to be entered into by and among BNN, MICT and the Escrow Agent pursuant to which BNN shall deposit with the Escrow Agent (i) an amount in cash equal to Nine Hundred Thousand U.S. Dollars ($900,000) plus (ii) the BNN Current Shares, as collateral and security for the payment of the Target Termination Fee, in the form of Exhibit E attached hereto.

“Third Party Components” means, with respect to ParagonEx IP, Software that is (a) not exclusively owned by the ParagonEx Target Company, and (b) embedded in, used in, incorporated into, combined with, linked with, provided to any Person as a service with, or provided via a network as a service or application with, ParagonEx IP, including any Software that is referenced or required to be present or available in such ParagonEx IP for such ParagonEx IP to properly function in accordance with its specifications or from which any such ParagonEx IP links, or otherwise calls functionality (including libraries or other shared-source repositories).

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

UK Act” means the United Kingdom Companies Act of 2006, as amended.

131

15.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
104H Electing Seller	3.11	Bring-Along Provisions	3.13(b)
104H Interim Ruling	3.11	Cap Table	3.2(d)
104H Tax Ruling	3.11	Certificate of Merger	2.2
104H Trustee	3.12(a)	Change of Recommendation Notice Period	11.7(f)(ii)
Acceptance Time	1.1(c)	Conversion Ratio	2.6(a)
Acquisition Proposal	11.7(a)	Closing	4.1
Agreement	Preamble	Closing Date	4.1
Alternative Transaction	11.7(a)	Closing Filing	11.13(b)
Antitrust Laws	11.10(b)	Closing Press Release	11.13(b)
BI China	Preamble	Consideration Spreadsheet	3.12(b)
BI China Accounts Receivable	6.7(e)	Continuing Directors	11.16(a)
BI China Sellers	Preamble	Cross Target Termination Fee	13.3(c)
BI China Purchased Securities	3.1(a)	D&O Indemnified Parties	11.17(a)
BI China Target Companies	Recitals	D&O Tail Insurance	11.17(d)
BNN	Preamble	Effective Time	2.2
BNN Acquisition	Recitals	EGS	4.1
BNN Benefit Plan	6.19(a)	Enertec Escrow Agreement	5.22
BNN Convertible Note	3.4	Enertec Share Purchase Agreement	5.22
BNN Current Shares	Recitals	Enforceability Exceptions	5.2
BNN Disclosure Schedules	Article VI	Environmental Permits	6.20(a)
BI China Exchange Shares	3.2(a)	Escrow Agent	(b)
BNN Financials	6.7(a)	Expiration Time	1.1(a)
BNN IP	6.13(d)	Federal Securities Laws	1.1(d)
BNN IP Licenses	6.13(a)	GFH Equity Plan	11.12(a)
BNN Interim Balance Sheet Date	6.7(a)	GFH Israeli Sub Plan	3.9(a)
BNN Material Contract	6.12(a)	Interim Period	11.1(a)
BNN Off-the-Shelf Software	6.13(a)	Interim Option Tax Ruling	3.8(b)
BNN Outbound IP License	6.13(c)	ITA	3.8
BNN Permits	6.10	Lock-Up Agreement	Recitals
BNN Personal Property Leases	6.16	Lost Certificate Affidavit	3.5(a)
BNN Real Property Leases	6.15	Major ParagonEx Sellers	13.1(e)
BNN Related Person	6.21	Merger	Recitals
BNN Registered IP	6.13(a)	Merger Sub	Preamble
BNN Top Customers	6.23	MICT	Preamble
BNN Top Suppliers	6.23	MICT Accounts Receivable	5.6(d)
BVI Pubco	Preamble	MICT Board Recommendation	11.7(e)
Bring-Along Notice	3.13(c)

132

Term	Section	Term	Section
MICT Board Recommendation Change	11.7(e)	ParagonEx Top Customers	7.23
MICT Common Stock	Recitals	ParagonEx Top Suppliers	7.23
MICT Disclosure Schedules	Article V	ParagonEx Seller Representative Fund	Preamble
MICT Financials	5.6(b)	ParagonEx Sellers	Recitals
MICT Material Contract	5.15(a)	ParagonEx Seller Claim	11.23(a)
MICT Personal Property Leases	5.13	Party(ies)	Preamble
MICT Plans	2.6(b)(i)	Paying Agent	3.12(a)
MICT Replacement Options	2.6(b)(i)	Payor	3.12(d)
MICT Replacement Warrant	2.6(c)	PIPE Investors	Recitals
MICT Real Property Leases	5.12	PIPE Investment	Recitals
MICT Termination Fee	13.3(a)	PIPE Securities	Recitals
MICT Stockholder Approval Matters	11.12(a)	PIPE Shortfall	3.2(e)
OFAC	5.19(c)	Post-Closing BVI Pubco Board	11.16(a)
Offer	Recitals	Pre-Closing Statement	11.2211.16(a)
Offer Documents	1.1(d)	Privacy Laws	6.13(k)
Offer Price	Recitals	Proxy Statement	11.12(a)
Offer Board Recommendation	1.1(d)	Public Certifications	5.6(a)
Option Tax Ruling	3.8	R&D Sponsor	6.13(k)
Outside Date	13.1(b)	Recommendation Notice Period	11.7(f)(ii)
ParagonEx	Preamble	Registration Rights Agreement	Recitals
ParagonEx Acquisitions	Recitals	Registration Statement	11.12(a)
ParagonEx Accounts Receivable	7.7(e)	Required Stockholder Approval	12.1(a)
ParagonEx Benefit Plan	7.19(a)	Schedule 14D-9	1.2(a)
ParagonEx Cash Payment	Recitals	SEC	Recitals
ParagonEx Disclosure Schedules	Article VII	SEC Reports	5.6(a)
ParagonEx Exchange Shares	3.2(b)(iii)	Section 203	5.24
ParagonEx Executing Shareholders	Preamble	Share Certificates	3.5(a)
ParagonEx Financials	7.7(a)	Special Meeting	11.12(a)
ParagonEx Founders’ Additional Shares	3.2(c)	Signing Filing	11.13(b)
ParagonEx Interim Balance Sheet Date	7.7(a)	Signing Press Release	11.13(b)
ParagonEx IP	7.13(d)	Specified Courts	14.5
ParagonEx IP Licenses	7.13(a)	Spin-Off	Recitals
ParagonEx Material Contract	7.12(a)	Surviving Corporation	2.1
ParagonEx Non-Executing Shareholder	3.13(a)	Stadium	3.4
ParagonEx Notes	Recitals	Stockholder Approval Matters	11.2(a)
ParagonEx Off-the-Shelf Software	7.13(a)	Sunrise Securities	2.12
ParagonEx Outbound IP License	7.13(a)	Sunrise Securities	2.12
ParagonEx Permits	7.10	Surviving Corporation	2.1
ParagonEx Personal Property Leases	7.16	Target Termination Fee	13.3(b)
ParagonEx Pro Rata Share	3.2(b)(iii)	Tender Offer Conditions	1.1(a)
ParagonEx Purchased Securities	3.1(b)	Tender Termination	1.1(e)
ParagonEx Real Property Leases	7.15	Termination Fees	13.3(c)
ParagonEx Related Person	7.21	Toyga	3.8
ParagonEx Released Party	11.23(a)	Transactions	Recitals
ParagonEx Registered IP	7.13(a)	Trump Securities	2.12
		VAT	5.10(d)
		Voting Ag reements	Recitals
		Withholding Drop Date	3.12(e)
		WFOE	Recitals

133

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

MICT:

MICT, INC.

By:
Name:
Title:

BVI Pubco:

GLOBAL FINTECH HOLDINGS LTD.

By:
Name:
Title:

Merger Sub:

GFH MERGER SUB INC.

By:
Name:
Title:

BI China:

BROOKFIELD INTERACTIVE (HONG KONG) LTD

By:
Name:
Title:

[Signature Page to Acquisition Agreement]

The BI China Sellers:

Print Name
of Seller:

By:
[Signature]

If Entity, Print Name
and Title of Signatory:

Address:

Facsimile:
Telephone:
Email:

[Signature Page to Acquisition Agreement]

ParagonEx:

PARAGONEX LTD.

By:
Name:
Title:

ParagonEx Seller Representative:

Mark Gershinson, solely in his capacity as the ParagonEX Seller Representative hereunder

By:
Name:
Title:

[Signature Page to Acquisition Agreement]

The ParagonEx Sellers:

Print Name
of Seller:

By:
[Signature]

If Entity, Print Name
and Title of Signatory:

Address:

Facsimile:
Telephone:
Email:

[Signature Page to Acquisition Agreement]

ANNEX I
List of ParagonEx Executing Shareholders

Name of Shareholder	Number of Shares
Saar Pilosof	9,447
Eric Peretz	2,932
Haim Toledano	9,446
Anthony James Pell	420
Mark Gershinson	2,792
Nicholas Anthony Swabey	125
Paul Charles Lande	245
Robin Alvarez	4,366
Russel Ryan & Hayley Glynne	131
Stephen Lever	454
Robert J Bier	756
Haim Vaanunu	332
Ilya Bedaev	2,400
ESOP 102 (Ex. HT)	3,754

ANNEX II
List of Tender Offer Conditions

Conditions to the Tender Offer

●	The Acquisition Agreement has not been terminated prior to the expiration of the Tender Offer in accordance with its terms;

●	The representations and warranties with respect to MICT in the Acquisition Agreement are true and correct in all material respects as of the date of the Acquisition Agreement and the expiration date of the Tender Offer;

●	MICT shall have performed and complied in all material respects with all covenants, obligations and conditions of the Acquisition Agreement as of the expiration of the Tender Offer;

●	The consummation of the Offer and the purchase of the shares may (1) cause the shares to be held of record by fewer than 300 round lot holders, or (2) require, pursuant to one or more NASDAQ rules or regulations, that the Company obtain stockholder approval in connection therewith.

●	No required consent or approval applicable to the Tender Offer has not been obtained, except where the failure to obtain such consent or approval would not, individually or in the aggregate, have or would be reasonably expected to have a Material Adverse Effect;

●	No action or proceeding has been instituted by any government or governmental authority or agency before any court or governmental authority or agency, (a) challenging or seeking to make illegal, to delay or otherwise, directly or indirectly, to restrain or prohibit the making of the Tender Offer (or the acceptance for payment of some or all of the Shares sought by BNN) or the transactions contemplated by the Acquisition Agreement, (b) seeking to obtain material damages or otherwise directly or indirectly relating to the Tender Offer or the transactions contemplated by the Acquisition Agreement, (c) seeking to impose limitations on BNN’s ability or that of any of its subsidiaries or affiliates effectively to exercise any rights as record or beneficial owner of shares of Common Stock acquired or owned by BNN or any of its subsidiaries or affiliates, including, without limitation, the right to vote any shares of Common Stock acquired or owned by BNN or any of its subsidiaries or affiliates on all matters properly presented to MICT’s stockholders, or (d) that otherwise would reasonably be expected to result in a Material Adverse Effect;

●	No action has been taken, or any injunction, order or decree is enacted, enforced, or issued regarding the Tender Offer or the acceptance for payment of the Shares by any court, government or governmental authority or agency, to the Tender Offer or the transactions contemplated by the Acquisition Agreement, that, would reasonably be expected to result in any of the consequences referred to in clauses (a) through (d) of the prior paragraph;

●	No change has occurred in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of MICT or any of its subsidiaries (other than the Subsidiaries to be spun-off in connection with the Spin-Off) that has or would reasonably be expected to result in a Material Adverse Effect (other than the Subsidiaries to be spun-off in connection with the Spin-Off);

●	There has not occurred (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (c) any material adverse change in the U.S. currency exchange rates or a suspension of, or a limitation on, the markets therefor, or (d) the commencement of a war, armed hostilities or other international or national calamity directly involving the United States or any attack on, outbreak or act of terrorism in the United States;

●	Except as expressly permitted by Section 11.4 of the Agreement, neither MICT nor any of its subsidiaries (other than the Subsidiaries to be spun-off in connection with the Spin-Off) has (a) issued or sold, or authorized or proposed the issuance or sale of, any additional shares of Common Stock, shares of any other class or series of capital stock, or other voting securities, (b) permitted the issuance or sale of any shares of any class of capital stock of any subsidiary of MICT (other than the Subsidiaries to be spun-off in connection with the Spin-Off), (c) declared, paid or proposed to declare or pay any dividend or other distribution on any shares of capital stock of MICT, other than regular dividends on the Common Stock, (d) authorized, recommended, proposed, or announced its intent to enter into or entered into an agreement with respect to, or effected, any merger/acquisition, consolidation, liquidation, dissolution, business combination, acquisition of assets, disposition of assets or relinquishment of any material contract or other right of MICT or any of its subsidiaries (other than the Subsidiaries to be spun-off in connection with the Spin-Off) or any comparable event not in the ordinary course of business, or (e) authorized, recommended, proposed, announced its intent to enter into or entered into any agreement or arrangement with any person or group that would reasonably be expected to result in a Material Adverse Effect (other than the Subsidiaries to be spun-off in connection with the Spin-Off); and

●	MICT has not made any covenant, term or condition in any instrument or agreement of MICT or any of its subsidiaries (other than the Subsidiaries to be spun-off in connection with the Spin-Off) that would reasonably be expected to result in a Material Adverse Effect (other than the Subsidiaries to be spun-off in connection with the Spin-Off).

These conditions are for the sole benefit of BNN and its affiliates and may be waived (to the extent legally permissible) by BNN in its sole discretion in whole or in part at any time or from time to time before the Expiration Date (provided that all conditions to the Tender Offer must be satisfied or waived prior to the expiration of the Tender Offer). BNN expressly reserves the right to waive any of the conditions to the Tender Offer (to the extent legally permissible). The waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Each such right will be deemed an ongoing right which may be asserted at any time or from time to time, except that any such right may not be asserted after the Expiration Date. The foregoing conditions are in addition to, and not in limitation of the rights of, BNN to extend, terminate and/or modify the Tender Offer.

ANNEX D

CoView Capital, Inc.	780 Third Avenue - 31st Floor New York, New York 10017 212-750-0011, Fax: 212-750-7234

December 17, 2018

The Board of Directors

MICT, Inc.

28 West Grand Avenue, Suite 3

Montvale, New Jersey 07645

Members of the Board of Directors

MICT, Inc. (“MICT” or the “Company”) has agreed to enter into a series of transactions (together the “Transaction”), which shall include but not be limited to the following: (i) BNN Technology PLC (“BNN”) will make a tender offer for approximately 20% of the outstanding shares of MICT, (ii) effect a merger through a merger sub whereby MICT shall become a wholly-owned subsidiary of Global Fintech Holdings Ltd (hereafter “BVI Pubco”), a newly-formed holding company in a reverse merger (the “merger”), pursuant to which every issued and outstanding share of MICT common stock shall be converted into 0.93 ordinary shares of BVI Pubco, (iii) purchase from BNN, Brookfield Interactive (Hong Kong) Limited (hereafter, “Bl China”) which owns Beijing Brookfield Interactive Science &Technology, a Wholly Foreign-Owned Enterprise, for newly issued shares of BVI Pubco, (iv) purchase 100% of the stock of ParagonEX, Ltd. (“ParagonEX”) for cash, newly issued shares of BVI Pubco, and $10 million of senior unsecured promissory notes, (v) an aggregate of $25 million of equity in BVI Pubco for cash (a “PIPE offering”), which amount shall include, if necessary, the funds contributed by Bl China to cover any shortfall in the PIPE offering, the proceeds of which will be used for the acquisition of ParagonEX, and (vi) the spin off to the shareholders of MICT who had not tendered their shares to BNN, the shares of Tel-Aviv Stock Exchange-traded Micronet Ltd owned by MICT. This provision is not a comprehensive summary of the Transaction and remains subject in all respects to the descriptions of the Transaction provided in the Agreement (as defined below).

You have asked CoView Capital, Inc. (“CoView”) to render a written opinion (the “Opinion”) to the Board of Directors of MICT as to the fairness, from a financial point of view to the Company’s shareholders (other than BNN and its affiliates), of the Transaction, as a whole, as set forth in the Acquisition Agreement dated December 15, 2018 (the “Agreement”) to be entered into by and among MICT, Bl China, ParagonEX, and the other parties thereto. We have assumed for purposes of this Opinion that the Transaction will be consummated on the terms contemplated by the Agreement. This Opinion shall be solely for the benefit of MICT shareholders who have not tendered their shares to BNN and shall not be for the benefit of BNN or shareholders of BNN (unless such shareholders independently own shares of the Company and then only for those shares held independently of BNN).

The Agreement provides for MICT shareholders on a fully diluted basis to retain a minority interest in BVI Pubco, calculated post-closing of the Transaction, of 3.51%.

In arriving at CoView’s Opinion, we have, among other things, (i) reviewed the financial terms and conditions as stated in the draft of the Agreement dated December 15, 2018, the most recent draft made available to CoView; (ii) reviewed information provided in the Confidential Investor Information Package provided by Mirabaud & Cie, dated October 8, 2018; (iii) reviewed certain information related to the operations, financial condition and prospects, of MICT, ParagonEX and Bl China made available to CoView by each company, including, but not limited to, financial projections prepared by management of each company, and approved for use by CoView (the “Projections”); (iv) reviewed financial, operating and other information regarding the industries in which BNN and ParagonEX operate; (v) reviewed certain financial and stock market data of selected public companies that CoView deemed to be relevant; (vi) reviewed publicly available information concerning certain financial terms of selected transactions that CoView deemed to be relevant; (vii) performed a discounted cash flow analysis of BNN, ParagonEX and BVI Pubco (BVI Pubco projections included certain post-merger activities not independently included as part of BNN and ParagonEX) based upon Projections; (viii) reviewed current and recent market prices and trading volume for MICT’s common stock; (ix) conducted such other financial studies, analyses and inquiries, and considered such other information and factors, as CoView deemed appropriate; and (x) met and discussed with members of senior management of BNN, ParagonEX and MICT certain information relating to the aforementioned and other matters which CoView deemed relevant to its inquiry.

With MICT’s consent, CoView assumed and relied upon the accuracy and completeness of all information that was publicly available or supplied or otherwise made available by MICT, BNN and ParagonEX, or otherwise reviewed by or discussed with CoView, and CoView did not undertake any duty or responsibility to (nor did CoView) independently verify any of such information. CoView did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of MICT, BNN or ParagonEX, nor was CoView furnished with any such evaluations or appraisals. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with CoView, CoView, with MICT’s consent, assumed that the Projections and such other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgements of management of BNN and ParagonEX or the party preparing such other information or data, that the forecasts will be realized in the amounts and time periods estimated and that they formed a reasonable basis upon which CoView could form its opinion. CoView relied upon MICT to advise CoView promptly if any information previously provided became inaccurate or was required to be updated during the period of its review and has assumed that all such information was complete and accurate in all material respects. CoView expressed no opinion with respect to the Projections or the assumptions on which they were based and does not in any respect assume any responsibility for the accuracy thereof. Furthermore, at MICT’s request and with MICT’s consent, CoView conducted certain analysis utilizing financial forecasts of BNN and ParagonEX prepared by their respective management. All such projected financial information were based upon numerous variables and assumptions and actual results could vary significantly from those set forth in such projected financial information. CoView relied upon, without independent verification, the assessment of management of BNN and ParagonEX, as provided to CoView and approved by MICT, as to the existing products and services of BNN and ParagonEX and the viability of, and risks associated with, the future products and services of BNN and ParagonEX (including without limitation, the development, testing and marketing of such products and services, the receipt of all necessary governmental and other regulatory approvals for the developments, and the life and enforceability of all relevant patents, licenses and intellectual and other property rights associated with such products and services).

CoView has assumed that the final form of the Agreement will not differ in any material respect from the draft that CoView reviewed, and that the merger will be consummated in accordance with the terms of the Agreement without waiver, amendment or delay of any terms or conditions thereto. Furthermore, CoView assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Agreement were true and correct and that each party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. CoView relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be material to its analysis or opinion or to contemplated benefits expected to be derived in the proposed Merger. CoView has relied upon, without independent verification, the assessment by the managements of MICT, BNN and ParagonEX of: (i) the strategic, financial and other benefits expected to result from the Merger; and (ii) the timing and risks associated with the integration of the Company with the other entities involved in the Transaction following the consummation of the Merger.

2

CoView expressed no view, and its opinion does not address the underlying business decision of MICT to effect the merger or the structure or tax consequences of the merger. In addition, CoView’s opinion does not address the relevant merits of the merger as compared to any other alternative business transaction or other alternatives, or whether or not such alternatives could be achieved or are available. CoView did not recommend any specific amount of consideration for the merger or that any specific consideration constituted the only appropriate consideration for the merger. CoView’s opinion is limited to the fairness, from a financial point of view, as of this date, of the Transaction taken as a whole. Subsequent developments may affect the conclusions expressed in CoView’s opinion if such opinion had been rendered at a later date and CoView disclaims any obligation to advise any person of any change in any manner affecting its opinion that may come to its attention after the date of the opinion. CoView is not a legal, tax or regulatory advisor. CoView expressed no opinion with respect to any other reasons (legal, business, or otherwise) that may support the decision of the Board to approve or consummate the merger. Furthermore, no opinion, counsel or interpretation was intended by CoView on matters that require legal, accounting or tax advice. CoView assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, CoView relied, with the consent of MICT’s Board of Directors and without independent investigation, on the fact that MICT was assisted by legal, accounting, regulatory and tax advisors, and, with the consent of MICT’s Board of Directors relied upon and assumed the accuracy and completeness of the assessments by MICT and its advisors, as to all legal, accounting, regulatory and tax matters with respect to MICT and the merger.

In formulating its opinion, CoView considered only the Transaction as set forth in the draft Agreement that it reviewed, and CoView did not consider, and its opinion did not address, the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors of employees of any party to the merger, or such class of persons, in connection with the merger whether relative to the proposed consideration or otherwise. CoView expressed no opinion as to the prices at which MICT shares will trade at any time or as to the impact of the merger on the solvency or viability of MICT, or the ability of MICT, BNN or ParagonEX to pay their respective obligations when they come due. CoView’s opinion is necessarily based on financial, economic, market, tax and other conditions as in effect on, and the information made available to CoView as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and CoView does not assume any obligation to update, revise or reaffirm this opinion.

CoView is a FINRA investment banking and advisory firm focused on middle market companies. CoView Capital, as part of its investment banking business, is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes. CoView is acting as an independent contractor and not as an agent of, or in a fiduciary capacity with the Company or its shareholders, and CoView will receive a fee from the Company for rendering this Opinion. In addition, the Company has agreed to reimburse CoView’s expenses and indemnify CoView for certain liabilities that may arise out of rendering this Opinion.

3

The Opinion is for the benefit of the Board. We acknowledge and agree that (i) to the extent required by law or rules of the stock exchange relevant to the Transaction, the Company may disclose the Opinion and our name to governmental authority or regulatory body and (ii) the Company may include our name in, describe, and/or attach a copy of the Opinion to a proxy statement or similar document presented to the Company's Shareholders in connection with a proxy solicitation.

We express no opinion or recommendation as to how any shareholder of MICT should vote at the Company’s shareholder meeting or otherwise or what action any shareholder should take with respect to any matters relating to the Transaction.

Based upon and subject to the foregoing, CoView’s work as described above and such other factors as we deemed relevant, it is CoView’s opinion that, as of the date hereof, the Transaction, as a whole, is fair to the shareholders of MICT (other than BNN and its affiliates) from a financial point of view.

Very truly yours,

CoView Capital, Inc.

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ANNEX F

EXHIBIT A

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of December ___, 2018 by and among (i) Global Fintech Holdings, Ltd., a British Virgin Islands corporation (together with its successors, “BVI Pubco”), (ii) BNN Technology PLC., a United Kingdom private limited corporation (“BNN”), and (iii) the undersigned (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Acquisition Agreement.

WHEREAS, on or about the date hereof, (i) MICT, Inc., a Delaware corporation (“MICT”), (ii) BVI Pubco, (iii) GFH Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of BVI Pubco (“Merger Sub”), (iv) BNN, (v) Brookfield Interactive (Hong Kong) Limited, a Hong Kong Company and a wholly owned subsidiary of BNN (“BI China”), (vi) the shareholders of BI China party thereto (together with BNN, the “BI China Sellers”), (vii) ParagonEx Ltd., a British Virgin Islands company (“ParagonEx”), (viii) the holders of ParagonEx’s outstanding ordinary shares named on Annex I to the Acquisition Agreement (collectively, the “ParagonEx Executing Shareholders”) and the 102 Trustee on behalf of all ParagonEx Executing Shareholders who are holders of 102 Shares (as such terms are defined in the Acquisition Agreement) and (vii) Mark Gershinson, in the capacity as the representative of the ParagonEx Sellers (the “Paragonex Seller Representative”), are entering into that certain Acquisition Agreement (as amended from time to time in accordance with the terms thereof, the “Acquisition Agreement”), pursuant to which, subject to the terms and conditions thereof, among other matters, (a) BNN shall commence a tender offer for up to an additional 20% of the shares of MICT common stock (the “Offer”), (b) Merger Sub will merge with and into MICT, with MICT continuing as the surviving entity, and with the holders of MICT common stock receiving ordinary shares of BVI Pubco (the “Merger”), (c) BVI Pubco will (i) acquire all of the issued and outstanding BI China Securities from the BI China Sellers in exchange for newly issued ordinary shares of BVI Pubco (the “BNN Acquisition”), (ii) acquire all of the issued and outstanding ParagonEx ordinary shares from the ParagonEx Sellers who are shareholders in exchange for a combination of cash and newly issued ordinary shares of BVI Pubco (the “ParagonEx Acquisition”), and (iii) assume all of MICT’s outstanding options with the result that such assumed options shall be exercisable into ordinary shares of BVI Pubco and (d) MICT shall spin-off its current business assets, including MICT’s interest in Micronet Ltd., a partially owned subsidiary, to its stockholders who retain shares of MICT after the Offer (the “Spin-Off” and together with the Offer, the Merger, the BNN Acquisition, the ParagonEx Acquisition and the other transactions contemplated by the Acquisition Agreement, (the “Transactions”);

WHEREAS, as immediately prior to the Closing, Holder is a holder of capital shares of MICT in such amounts as set forth underneath Holder’s name on the signature page hereto; and

WHEREAS, pursuant to the Acquisition Agreement, and in view of the valuable consideration to be received by Holder thereunder, the parties desire to enter into this Agreement, pursuant to which the BVI Pubco Ordinary Shares to be received by Holder in the Merger (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

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1.	Lock-Up Provisions.

(a)          Holder hereby agrees not to, during the period commencing from the Closing and ending on the earlier of (x) one (1) year after the date of the Closing, and (y) the date Holder owns less than 3% of the issued and outstanding BVI Pubco Ordinary Shares solely as a result of dilution of Holder’s ownership (provided that if Holder is an officer and/or director of BVI Pubco or any of its Subsidiaries after the Closing, Holder is also no longer serving as an officer or director of BVI Pubco or any of its Subsidiaries at such time) (the “Lock-Up Period”): (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply to the transfer of any or all of the Restricted Securities owned by Holder (I) by gift, will or intestate succession upon the death of Holder, (II) to any Permitted Transferee or (III) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; provided, however, that in any of cases (I), (II) or (III) it shall be a condition to such transfer that the transferee executes and delivers to BVI Pubco and BNN an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and that there shall be no further transfer of such Restricted Securities except in accordance with this Agreement. As used in this Agreement, the term “Permitted Transferee” shall mean: (1) the members of Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings), (2) any trust for the direct or indirect benefit of Holder or the immediate family of Holder, (3) if Holder is a trust, to the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (4) if Holder is an entity, as a distribution to limited partners, shareholders, members of, or owners of similar equity interests in Holder upon the liquidation and dissolution of Holder or (5) to any affiliate of Holder. Holder further agrees to execute such agreements as may be reasonably requested by BVI Pubco that are consistent with the foregoing or that are necessary to give further effect thereto.

(b)          If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and BVI Pubco shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, BVI Pubco may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(c)          For the avoidance of any doubt, Holder shall retain all of its rights as a shareholder of BVI Pubco with respect to the Restricted Securities during the Lock-Up Period, including the right to vote any Restricted Securities, but subject to the obligations under the Acquisition Agreement.

2.	Miscellaneous.

(a)          Termination of Acquisition Agreement. This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. In the event that the Acquisition Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and become null and void, and the parties shall have no obligations hereunder.

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(b)          Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time. BVI Pubco may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder.

(c)          Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d)          Governing Law; Jurisdiction. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate courts thereof) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 2(g). Nothing in this Section 2(d) shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

(e)          WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2(e).

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(f)           Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g)          Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to BNN, or BVI Pubco to:

BNN Technology PLC

First Floor, Mallory House, Goostrey Way

Knutsford, Cheshire WA16 7GY

United Kingdom

Attn: Darren C. Mercer, Executive Director

Telephone No.: 44 (0) 1565 872990

Facsimile No.: +44 (0) 1565 889545

Email: Darren.Mercer@bnntechnology.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Richard I. Anslow, Esq.

Jonathan H. Deblinger, Esq
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: ranslow@egsllp.com

jdeblinger@egsllp.com

If to Holder, to: the address set forth below Holder’s name on the signature page to this Agreement.

(h)          Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of BVI Pubco, BNN and Holder. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(i)           Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

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(j)           Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and BVI Pubco and BNN will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, each of BVI Pubco and BNN shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k)          Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Acquisition Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of BVI Pubco and BNN or any of the obligations of Holder under any other agreement between Holder and BVI Pubco or BNN or any certificate or instrument executed by Holder in favor of BVI Pubco or BNN, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of BVI Pubco or BNN or any of the obligations of Holder under this Agreement.

(l)           Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m)         Counterparts; Facsimile.  This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

BVI Pubco:

GLOBAL FINTECH HOLDINGS, LTD.

By:

Name:
Title:

BNN:

BNN TECHNOLOGY PLC.

By:

Name:
Title:

{Additional Signature on the Following Page}

{Signature Page to Lock-Up Agreement}

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:

Name of Holder: [                                                                                       ]

By:
Name:
Title:

Number and Type of Shares:

Shares of MICT Common Stock:

Address for Notice:

Address:

Facsimile No.:

Telephone No.:

Email:

{Signature Page to Lock-Up Agreement}

ANNEX G

EXHIBIT B

FORM OF VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of December 18, 2018 by and among (i) MICT, Inc., a Delaware corporation (together with its successors, “MICT”), (ii) BNN Technology PLC., a United Kingdom private limited corporation (“BNN”), and (iii) the undersigned stockholder (“Holder”) of MICT. Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Acquisition Agreement (defined below).

WHEREAS, on the date hereof, (i) MICT, (ii) Global Fintech Holdings, Ltd., a British Virgin Islands corporation and a wholly owned subsidiary of MICT (“BVI Pubco”), (iii) GFH Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of BVI Pubco (“Merger Sub”), (iv) BNN, (v) Brookfield Interactive (Hong Kong) Limited, a Hong Kong company and a wholly owned subsidiary of BNN (“BI China”), (vi) the shareholders of BI China signatory thereto (together with BNN, the “BI China Sellers”), (vii) ParagonEx Ltd., a British Virgin Islands company (“ParagonEx”), (viii) the holders of ParagonEx’s outstanding ordinary shares named on Annex I to the Acquisition Agreement (collectively, the “ParagonEx Executing Shareholders”) and the 102 Trustee on behalf of all ParagonEx Executing Shareholders who are holders of 102 Shares (as such terms are defined in the Acquisition Agreement) and (ix) Mark Gershinson, in the capacity as the representative for the ParagonEx Sellers (the “Paragonex Seller Representative”) entered into that certain Acquisition Agreement (as amended from time to time in accordance with the terms thereof, the “Acquisition Agreement”), pursuant to which subject to the terms and conditions thereof, among other matters, (a) BNN shall commence a tender offer for up to an additional 20% of the shares of MICT common stock (the “Offer”), (b) Merger Sub will merge with and into MICT, with MICT continuing as the surviving entity, and with the holders of MICT common stock receiving ordinary shares of BVI Pubco (the “Merger”), (c) BVI Pubco will (i) acquire all of the issued and outstanding BI China Securities from BNN in exchange for newly issued ordinary shares of BVI Pubco (the “BNN Acquisition”), (ii) acquire all of the issued and outstanding ParagonEx ordinary shares from the ParagonEx Sellers who are shareholders in exchange for a combination of cash and newly issued ordinary shares of BVI Pubco (the “ParagonEx Acquisition”), (iii) assume MICT’s outstanding options with the result that such assumed options shall be exercisable into ordinary shares of BVI Pubco and (d) MICT shall spin-off its current business assets, including MICT’s interest in Micronet Ltd., a partially owned subsidiary, to its stockholders who retain shares of MICT after the Offer (the “Spin-Off” and together with the Offer, the Merger, the BNN Acquisition, the ParagonEx Acquisition and the other transactions contemplated by the Acquisition Agreement, (the “Transactions”);

WHEREAS, the Board of Directors of MICT has (a) approved and declared advisable the Acquisition Agreement, the Ancillary Documents, the Merger and the other transactions, (b) determined that the Transactions are fair to and in the best interests of MICT and its stockholders (the “MICT Stockholders”) and (c) except as set forth in the Acquisition Agreement, shall make the MICT Board Recommendation; and

WHEREAS, as a condition to the willingness of BNN to enter into the Acquisition Agreement, and as an inducement and in consideration therefor, and in view of the valuable consideration to be received by Holder thereunder, and the expenses and efforts to be undertaken by BNN and MICT to consummate the Transactions, BNN, MICT and Holder desire to enter into this Agreement in order for Holder, pursuant to the terms and conditions herein, to provide certain assurances to BNN regarding the manner in which Holder is bound hereunder to vote such number of shares of capital stock of MICT which Holder beneficially owns, holds or otherwise has voting power over (the “Shares”) during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms (the “Voting Period”).

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1.           Covenant to Vote in Favor of Transactions. Holder agrees, with respect to all of the Shares:

(a)          during the Voting Period, at each meeting of MICT Stockholders or any class or series thereof, and in each written consent or resolutions of any of MICT Stockholders in which Holder is entitled to vote or consent, Holder hereby unconditionally and irrevocably agrees to be present for such meeting and vote (in person or by proxy), or consent to any action by written consent or resolution with respect to, as applicable, the Shares (i) in favor of, and adopt, the Merger, the BNN Acquisition, the ParagonEx Acquisition, the Acquisition Agreement, the Ancillary Documents, any amendments to MICT’s Organizational Documents, all of the other Transactions and any actions required in furtherance thereof, (ii) in favor of the other matters set forth in the Acquisition Agreement, and (iii) to vote the Shares in opposition to: (A) any Acquisition Proposal and any and all other proposals for the acquisition of BNN and/or ParageonEx; or (B) any other action or proposal involving any BI China Target Company or ParageonEx Target Company that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay or adversely affect in any material respect the Transactions or would reasonably be expected to result in any of the conditions to the Closing under the Acquisition Agreement not being fulfilled;

(b)          to execute and deliver all related documentation and take such other action in support of the Merger, the BNN Acquisition, the ParagonEx Acquisition, the Acquisition Agreement, any Ancillary Documents and any of the Transactions as shall reasonably be requested by MICT or BNN in order to carry out the terms and provision of this Section 1, including, without limitation, (i) delivery of Holder’s Stock Certificate (or a Lost Certificate Affidavit in lieu of the MICT certificate), duly endorsed for transfer, to BVI Pubco and any similar or related documents, (ii) any actions by written consent of MICT Stockholders presented to Holder with respect to the matters in Section 1(a) and (iii) any applicable Ancillary Documents, customary instruments of conveyance and transfer, and any consent, waiver, governmental filing, and any similar or related documents;

(c)          not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any Shares in a voting trust or subject any Shares to any arrangement or agreement with respect to the voting of such Shares, unless specifically requested to do so by BNN and MICT in connection with the Acquisition Agreement, the Ancillary Documents and any of the Transactions;

(d)          except as contemplated by the Acquisition Agreement or the Ancillary Documents make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of MICT Common Stock in connection with any vote or other action with respect to the Transactions, other than to recommend that MICT Stockholders vote in favor of adoption of the Acquisition Agreement and the Transactions and any other proposal the approval of which is a condition to the obligations of the parties under the Acquisition Agreement (and any actions required in furtherance thereof and otherwise as expressly provided by Section 1 of this Agreement); and

(e)          to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to the Merger, BNN Acquisition, the ParagonEx Acquisition, the Acquisition Agreement, the Ancillary Documents and any of the other Transactions contemplated thereby, including pursuant to the DGCL.

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2.           Grant of Proxy. Holder, with respect to all of the Shares, hereby grants to, and appoints BNN and any designee of BNN (determined in BNN’s sole discretion) as Holder’s attorney-in-fact and proxy, with full power of substitution and resubstitution, for and in Holder’s name, to vote, or cause to be voted (including by proxy or written consent, if applicable) any Shares owned (whether beneficially or of record) by Holder. The proxy granted by Holder pursuant to this Section 2 is irrevocable and is granted in consideration of BNN entering into this Agreement and the Acquisition Agreement and incurring certain related fees and expenses. Holder hereby affirms that such irrevocable proxy is coupled with an interest by reason of the Acquisition Agreement and, except upon the termination of this Agreement in accordance with Section 7(a) (at which time this proxy shall automatically be revoked without any further action required by the Holder), is intended to be irrevocable. Holder agrees, until this Agreement is terminated in accordance with Section 7(a), to vote its Shares in accordance with Section 1 above. BNN agrees not to exercise the proxy granted in this Section 2 for any purpose other than the purposes expressly described in Section 1 of this Agreement.

3.           Other Covenants.

(a)          No Transfers. Holder agrees that during the Voting Period, except as expressly provided or required hereunder or under the Acquisition Agreement (including in connection with the Offer), it shall not, and shall cause its Affiliates not to, without BNN’s prior written consent, (A) offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Shares; (B) grant any proxies or powers of attorney with respect to any or all of the Shares; (C) permit to exist any lien of any nature whatsoever (other than those imposed by this Agreement, applicable securities Laws or MICT’s Organizational Documents, as in effect on the date hereof) with respect to any or all of the Shares; or (D) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting Holder’s ability to perform its obligations under this Agreement. Holder agrees with, and covenants to, BNN that Holder shall not request that MICT register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Shares during the term of this Agreement without the prior written consent of BNN, and MICT hereby agrees that it shall not register any such Transfer. For the avoidance of doubt, Holder shall be expressly permitted to tender, and nothing in this Agreement shall prevent Holder from tendering, any shares in connection with the Offer.

(b)          Permitted Transfers. Section 3(a) shall not prohibit a Transfer of Shares by Holder (i) to any family member or trust for the benefit of any family member, (ii) to any stockholder, member or partner of Holder, if an entity, (iii) to any Affiliate of Holder, or iv) to any person or entity if and to the extent required by any non-consensual Order, by divorce decree or by will, intestacy or other similar Applicable Law, so long as, in the case of the foregoing clauses (i), (ii) and (iii), the assignee or transferee agrees to be bound by the terms of this Agreement and executes and delivers to the parties hereto a written consent and joinder memorializing such agreement. During the term of this Agreement, MICT will not register or otherwise recognize the transfer (book-entry or otherwise) of any Shares or any certificate or uncertificated interest representing any of Holder’s Shares, except as permitted by, and in accordance with, this Section 3(b).

(c)          Changes to Shares. In the event of a stock dividend or distribution, or any change in the shares of capital stock of MICT by reason of any stock dividend or distribution, stock split, recapitalization, combination, conversion, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

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(d)          Registration Statement. During the Voting Period, Holder agrees to provide to MICT, BNN and their respective Representatives any information regarding Holder or the Shares that is reasonably requested by MICT, BNN or their respective Representatives for inclusion in the Registration Statement.

(e)          Publicity. Holder shall not issue any press release or otherwise make any public statements with respect to the Transactions or the transactions contemplated herein without the prior written approval of BNN and MICT. Holder hereby authorizes BNN and MICT to publish and disclose in any announcement or disclosure required by the SEC, Nasdaq or in the Registration Statement (including all documents and schedules filed with the SEC in connection with the foregoing), Holder’s identity and ownership of the Shares and the nature of Holder’s commitments and agreements under this Agreement, the Acquisition Agreement and any other Ancillary Documents.

4.           Representations and Warranties of Holder. Holder hereby represents and warrants to MICT and BNN as follows:

(a)          Binding Agreement. Holder (i) if a natural person, is of legal age to execute this Agreement and is legally competent to do so and (ii) if not a natural person, is (A) a corporation, limited liability company, company or partnership duly organized and validly existing under the laws of the jurisdiction of its organization and (B) has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. If Holder is not a natural person, the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby by Holder has been duly authorized by all necessary corporate, limited liability or partnership action on the part of Holder, as applicable. This Agreement, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of Holder, enforceable against Holder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). Holder understands and acknowledges that BNN is entering into the Acquisition Agreement in reliance upon the execution and delivery of this Agreement by Holder.

(b)          Ownership of Shares. As of the date hereof, Holder is the record or beneficial owner over the type and number of the Shares set forth under Holder’s name on the signature page hereto, has the full voting power or corporate power, as applicable, over such Shares, and has good and valid title to such Shares, free and clear of any and all pledges, mortgages, encumbrances, charges, proxies, voting agreements, liens, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those imposed by this Agreement, applicable securities Laws or MICT’s Organizational Documents, as in effect on the date hereof. There are no claims for finder’s fees or brokerage commission or other like payments in connection with this Agreement or the transactions contemplated hereby payable by Holder pursuant to arrangements made by Holder. Except for the Shares set forth under Holder’s name on the signature page hereto, as of the date of this Agreement, Holder is not a beneficial owner or record holder of any: (i) equity securities of MICT, (ii) securities of MICT having the right to vote on any matters on which the holders of equity securities of MICT may vote or which are convertible into or exchangeable for, at any time, equity securities of MICT or (iii) options, warrants or other rights to acquire from MICT any equity securities or securities convertible into or exchangeable for equity securities of MICT.

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(c)          No Conflicts. No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other person is necessary for the execution of this Agreement by Holder, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby. None of the execution and delivery of this Agreement by Holder, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby shall (i) conflict with or result in any breach of the certificate of incorporation, bylaws or other comparable organizational documents of Holder, if applicable, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any Contract or obligation to which Holder is a party or by which Holder or any of the Shares or its other assets may be bound, or (iii) violate any applicable Law or Order, except for any of the foregoing in clauses (i) through (iii) as would not reasonably be expected to impair Holder’s ability to perform its obligations under this Agreement in any material respect.

(d)          No Inconsistent Agreements. Holder hereby covenants and agrees that, except for this Agreement, Holder (i) has not entered into, nor will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares inconsistent with Holder’s obligations pursuant to this Agreement, (ii) has not granted, nor will grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Shares and (iii) has not entered into any agreement or knowingly taken any action (nor will enter into any agreement or knowingly take any action) that would make any representation or warranty of Holder contained herein untrue or incorrect in any material respect or have the effect of preventing Holder from performing any of its material obligations under this Agreement.

5.           Representations and Warranties of BNN.

(a)          Binding Agreement. BNN is a private limited corporation duly organized under the laws of the United Kingdom. The consummation of the transactions contemplated hereby are within the BNN’s powers and BNN has been duly authorized by all necessary corporate actions on the part of the BNN. BNN has full power and authority to execute, deliver and perform this Agreement. This Agreement, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of BNN, enforceable against BNN in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

6.           Representations and Warranties of MICT.

(a)          Binding Agreement. MICT is a corporation duly incorporated under the Laws of the State of Delaware. The consummation of the transactions contemplated hereby are within MICT’s powers and have been duly authorized by all necessary corporate actions on the part of the MICT. MICT has full power and authority to execute, deliver and perform this Agreement. This Agreement, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of MICT, enforceable against MICT in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

7.           Miscellaneous.

(a)          Termination. Notwithstanding anything to the contrary contained herein, this Agreement shall automatically terminate, and none of MICT, BNN or Holder shall have any rights or obligations hereunder, upon the earliest to occur of (i) the mutual written consent of MICT, BNN and Holder, (ii) the Effective Time (following the performance of the obligations of the parties hereunder required to be performed at or prior to the Effective Time), and (iii) the date of termination of the Acquisition Agreement in accordance with its terms and (iv) if the Offer (as such term is defined in the Acquisition Agreement) is terminated, withdrawn or otherwise not consummated. The termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against another party hereto or relieve such party from liability for such party’s breach of any terms of this Agreement. Notwithstanding anything to the contrary herein, the provisions of this Section 7(a) shall survive the termination of this Agreement.

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(b)          Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be assigned, transferred or delegated by Holder at any time without the prior written consent of MICT and BNN, and any purported assignment, transfer or delegation without such consent shall be null and void ab initio.

(c)          Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d)          Governing Law; Jurisdiction. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate courts thereof) (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth or referred to in Section 7(h). Nothing in this Section 7(d) shall affect the right of any party to serve legal process in any other manner permitted by applicable law.

(e)          WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(e).

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(f)          Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g)          Capacity as a MICT Stockholder. Holder signs this Agreement solely in Holder’s capacity as a stockholder of MICT, and not in Holder’s capacity as a director, officer or employee of MICT. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of MICT in the exercise of his or her fiduciary duties as a director or officer of MICT or prevent or be construed to create any obligation on the part of any director or officer of MICT from taking any action in his or her capacity as such director or officer.

(h)          Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

 If to MICT, to:

MICT, Inc.
28 West Grand Avenue, Suite 3
Montvale, New Jersey 07645
Attn: David Lucatz, Chief Executive Officer
Facsimile No.: [ ]
Telephone No.: (201) 225-0190
Email: David @micronet-enertec.com

with a copy (which will not constitute notice) to:

Mintz Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
666 Third Avenue
New York, New York 10017
Attn: Kenneth Koch, Esq.
Facsimile No.: (212) 983-3115
Telephone No.: [ ]
Email: KRKoch@mintz.com

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If to BNN, to:

BNN technology PLC
First Floor, Mallory House, Goostrey Way
Knutsford, Cheshire WA167GY

United Kingdom
Attn: Darren C. Mercer, Executive Director

Telephone No.: 44 (0) 1565 872990

Facsimile No.: +44 (0) 1565 889545
Email: Darren.Mercer@bnntechnology.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Richard I. Anslow, Esq.

Jonathan H. Deblinger, Esq
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: ranslow@egsllp.com

   jdeblinger@egsllp.com

If to Holder, to: the address set forth under Holder’s name on the signature page hereto, with a copy (which will not constitute notice) to, if not the party sending the notice, each of BNN and MICT (and each of their copies for notices hereunder).

(i)          Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of MICT, BNN and the Holder. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(j)          Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(k)          Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and BNN and MICT will have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, BNN and MICT shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(l)          Expenses. Each party shall be responsible for its own fees and expenses (including the fees and expenses of investment bankers, accountants and counsel) in connection with the entering into of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby; provided, that in the event of any Action arising out of or relating to this Agreement, the non-prevailing party in any such Action will pay its own expenses and the reasonable documented out-of-pocket expenses, including reasonable attorneys’ fees and costs, reasonably incurred by the prevailing party.

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(m)          No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship among Holder, BNN and MICT, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the parties hereto or among any other MICT Stockholders entering into voting agreements with BNN or MICT. Holder is not affiliated with any other holder of securities of MICT entering into a voting agreement with BNN or MICT in connection with the Acquisition Agreement and has acted independently regarding its decision to enter into this Agreement. Nothing contained in this Agreement shall be deemed to vest in BNN or MICT any direct or indirect ownership or incidence of ownership of or with respect to any Shares.

(n)            Further Assurances. From time to time, at another party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(o)            Entire Agreement. This Agreement (together with the Acquisition Agreement to the extent referred to herein) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Acquisition Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of MICT or BNN or any of the obligations of Holder under any other agreement between Holder and MICT or BNN or any certificate or instrument executed by Holder in favor of MICT or BNN, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of MICT or BNN or any of the obligations of Holder under this Agreement.

(p)          Counterparts; Facsimile. This Agreement may also be executed and delivered by facsimile or electronic signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

MICT :

MICT, INC.

By:

Name:
Title:

BNN:

BNN TECHNOLOGY PLC.

By:

Name:
Title:

Holder:

Name of Holder: D.L Capital Ltd

By:

Name: David Luctaz
Title: Director

Number and Type of Shares:

__________ shares of MICT Common Stock

Address for Notice:

Address:

Facsimile No.:
Telephone No.:
Email:

ANNEX H

MICT, INC.

28 West Grand Avenue, Suite 3

Montvale, NJ 07645

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to [          ].

VOTE BY E-MAIL

Mark, sign and date your proxy card and send it to [          ].

VOTE BY FAX

Mark, sign and date your proxy card and fax it to [ ].

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

1.	Approval of the Business Combination

For	Against	Abstain
☐	☐	☐

2.	Advisory Vote on the Golden Parachute Payment

For	Against	Abstain
☐	☐	☐

3.	Approval of Adjournment Proposal, if presented

For	Against	Abstain
☐	☐	☐

NOTE: The proxies are authorized to vote on all such matters as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature	Date

Signature (Joint Owners)	Date

305